Exhibit 4.8

Handbook Season 2019/ 20

The Football Association Premier League Limited Season 2019/20 Board of Directors Claudia Arney (Interim Chair) Richard Masters (Interim Chief Executive) Kevin Beeston (Non-Executive Director) Auditors Deloitte LLP 1 New Street Square London EC4A 3BZ Bankers Barclays Bank plc 27th Floor 1 Churchill Place London E14 5HP Registered Office 30 Gloucester Place London W1U 8PL Regd. No. 02719699 Telephone 020 7864 9000 Website www.premierleague.com Published by The Football Association Premier League Limited © The Football Association Premier League Limited 2019

Premier League Chairmen’s Charter Season 2019/20 Foreword The Chairmen’s Charter is a statement of our commitment and aim to run Premier League football to the highest possible standards in a professional manner and with the utmost integrity. With that aim we, the Chairmen of the Clubs in membership of the Premier League, are determined: • To conduct our respective Club’s dealings with the utmost good faith and honesty. • At all times to maintain a Rule book which is comprehensive, relevant and up-to-date. • To adopt disciplinary procedures which are professional, fair and objective. • To submit to penalties which are fair and realistic. • To secure the monitoring of and compliance with the Rules at all times. The Charter The Chairmen’s Charter sets out our commitment to run Premier League football to the highest possible standards and with integrity. We will ensure that our Clubs: • Behave with the utmost good faith and honesty to each other, do not unjustly criticise or disparage one another and maintain confidences. • Will comply with the laws of the game and take all reasonable steps to ensure that the Manager, his staff and Players accept and observe the authority and decisions of Match Officials at all times. • Follow Premier League and FA Rules not only to the letter but also to their spirit, and will ensure that our Clubs and Officials are fully aware of such rules and that we have effective procedures to implement the same. • Will respect the contractual obligations and responsibilities of each other’s employees and not seek to breach these or to make illegal approaches. • Will discharge their financial responsibilities and obligations to each other promptly and fully and not seek to avoid them. • Will seek to resolve differences between each other without recourse to law.

Club Directory Fixtures Rules Premier League Rules Premier League Forms Youth Development Rules Youth Development Forms Appendices to the Rules 77 255 349 443 481 Match Officials Memorandum & Articles of Association Miscellaneous Statistics 575 547 519 513 61 43 01

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Club Directory

AFC Bournemouth Vitality Stadium Dean Court Bournemouth BH7 7AF Main Switchboard: 0344 576 1910 Ticket Office: 0344 576 1910 www.afcb.co.uk Chairman Jeff Mostyn Head of Academy Coaching and Development Bruce Suraci Chief Executive Neill Blake Finance Director David Holiday 01202 726321 Club Secretary Neil Vacher Manager Eddie Howe Commercial Director Rob Mitchell 01202 726322 Head of Ticketing Dan Clarke 01202 726331 General Manager Elizabeth Finney Academy Manager Joe Roach Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Red and Black stripes / Shorts: Black / Socks: Black with red trim Colours: Shirts: Evening Blue with Pink trim / Shorts: Evening Blue with Colours: Shirts: Sharp Green / Shorts: Navy with Sharp Green trim / Pink trim / Socks: Evening blue Socks: Sharp Green 3

Head of Media and Communications Anthony Marshall 01202 726312 Shirt Sponsor M88 Kit Manufacturer Umbro Head of Safeguarding Steve Thorpe 01202 726329 Ground Capacity at start of the Season 11,364 Supporter Liaison Officer Elizabeth Finney 01202 726309 Safety Officer Alan Jones Disability Access Officer Alice Jeans 01202 726311 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Jeff Mostyn (Chairman) Neill Blake (Chief Executive) Nick Rothwell Rico Seitz Official Company Name and Number AFC Bournemouth Limited No. 6632170 Team Doctor Dr Craig Roberts MBChB (UCT) MPhil (Sports and Exercise Medicine) (UCT) Head Physiotherapist Steve Hard BSc (Hons) MSST, MCSP, SRP Head Groundsman Ian Lucas NVQ Level 3 Sports Turf Management Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Yellow / Shorts: Yellow / Socks: Yellow Colours: Shirts: Dark Orange / Shorts: Dark Orange / Socks: Dark Orange Colours: Shirts: Meadow Green / Shorts: Meadow Green / Socks: Meadow Green 4 Club Directory: AFC Bournemouth

Arsenal Highbury House 75 Drayton Park London N5 1BU Main Switchboard: 020 7619 5003 Contact Centre / Ticket Office: 020 7619 5000 Credit Card Bookings: 0844 277 3625 www.arsenal.com Chairman Sir Chips Keswick Chief Financial Officer Stuart Wisely Commercial Director Peter Silverstone Managing Director Vinai Venkatesham Head of Football Raúl Sanllehi Company Secretary David Miles Head Coach Unai Emery Communications Director and Community Affairs Mark Gonnella General Counsel Svenja Geissmar Operations Director Hywel Sloman Assistant Head Coaches Juan Carlos Carcedo Freddie Ljungberg Ticketing and Services Director Ivan Worsell Academy Manager Per Mertesacker Media, Marketing and CRM Director Michael Leavey Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Red and White / Shorts: White / Socks: White Colours: Shirts: Yellow / Shorts: Blue / Socks: Yellow Colours: Shirts: Blue / Shorts: Black / Socks: Blue 5

Director of Football Operations Huss Fahmy Shirt Sponsor Emirates Kit Manufacturer adidas People Director Karen Ann Josephides Stadium and Facilities Director John Beattie Supporter Liaison Officer Mark Brindle Disability Access Officer Alun Francis Ground Capacity at start of the Season 60,704 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Sir Chips Keswick (Chairman) Stanley Kroenke Ken Friar OBE Richard Carr Lord Harris of Peckham Josh Kroenke Event Safety and Security Manager Sharon Cicco Medical Director Dr Gary O’Driscoll MBBS, BSc, DipSEM, FFSEM(Ire) Grounds Manager, Stadium and Hale End Paul Ashcroft National Diploma in Turf, Science and Grounds Management Official Company Name and Number The Arsenal Football Club Plc No. 109244 Managing Editor (Publications) Andy Exley Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Dark Green / Shorts: Dark Green / Socks: Dark Green Colours: Shirts: Light Blue / Shorts: Light Blue / Socks: Light Blue Colours: Shirts: Lime Green / Shorts: Lime Green / Socks: Lime Green 6 Club Directory: Arsenal

Aston Villa Villa Park Birmingham B6 6HE Main Switchboard: 0121 327 2299 Ticket Office No: 0333 323 1874 postmaster@avfc.co.uk www.avfc.co.uk Executive Chairman Nassef Sawiris Finance Director Ian Hopson Chief Commercial Officer Nicola Ibbetson Co Chairman Wesley Edens Chief Executive Christian Purslow Club Secretary Sharon Barnhurst Manager Dean Smith Communications Director Tommy Jordan Managing Editor Paul Brown Marketing Manager Adam Lowe Academy Manager Mark Harrison Head of Ticketing Operations Lynne O’Reardon Home kit Alternative kit 1 Colours: Shirts: Claret body with Sky Blue sleeves / Shorts: White / Socks: Sky Blue Colours: Shirts: Sky Blue Shorts: Claret / Socks: Claret 7

Head of Facilities and Estates Troy Griffin Head Groundsman Karl Prescott NVQ Level 1,2,3 4 Sports Turf and NVQ level 4 in Sports Turf Management Shirt Sponsor W88 Head of Foundation and Community Partnerships Guy Rippon Head of Security and Crowd Safety Keith Wiseman Football Operations and Project Manager Lee Preece Disability Access Officer Sheila Maybury Kit Manufacturer Kappa Ground Capacity at start of the Season 42,095 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Nassef Sawiris Wesley Edens Christian Purslow Jian Tong Xia Head of Safeguarding and Welfare Maggie Martin Team Doctor Dr Ricky Shamji MBChB, MRCGP, FFSEM (UK), DipSEM (UK), DFSRH Physiotherapist Alan Smith BSc (Hons) Physiotherapy and AACP Acupuncture Association of Chartered Physiotherapy Official Company Name and Number Aston Villa FC Limited No. 2502822 Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Black / Shorts: Black / Socks: Black Colours: Shirts: Yellow / Shorts: Yellow / Socks: Yellow 8 Club Directory: Aston Villa

Brighton & Hove Albion The American Express Community Stadium Village Way, Falmer Brighton, East Sussex BN1 9BL Main Switchboard: 0344 324 6282 Ticket Office No: 0844 3271901 supporter.services@bhafc.co.uk www.brightonandhovealbion.com Chairman Tony Bloom Ticket Office Manager Joel Spicer 01273 647251 Head of Media and Communications Paul Camillin 07747 773692 Chief Executive and Deputy Chairman Paul Barber Club Secretary Mark Dennis 07523 870280 Manager Graham Potter Academy Manager John Morling Technical Director Dan Ashworth Head of Commercial Russell Wood 07879 428274 General Counsel Alex Henderson 07791 699920 Finance and Operations Director David Jones 01273 647252 Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Blue and White Stripes / Shorts: Navy / Socks: White Colours: Shirts: Black / Shorts: Black / Socks: Black Colours: Shirts: Green / Shorts: White / Socks: Black 9

Supporter Liaison Officer Sarah Gould 0344 324 6282 Head of Safety & Security Adrian Morris 01273 878234 Shirt Sponsor American Express Kit Manufacturers Nike Ground Capacity at start of the Season 30,750 Albion in the Community Chairman Martin Perry 01273 878248 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Tony Bloom (Chairman) Paul Barber (Chief Executive) Ray Bloom Derek Chapman Robert Comer Adam Franks Peter Godfrey David Jones (Finance Director) Martin Perry (Executive Director) Marc Sugarman Michelle Walder Disability Liaison Officer To be advised Head of Medical Services Adam Brett BSc (Hons) Sports Science, BSc (Hons) Physiotherapy, MSc Sports Physiotherapy, MCSP, MACPSEM (Gold Level) Team Doctor Dr. Stephen Lewis BSc (Hons), MBBS, AFRCSEd, MScSEM, MFSEM (UK), PGDipMedUS Official Company Name and Number The Brighton and Hove Albion Football Club Limited No. 81077 Groundsman Steve Winterburn IOG Diploma (Intermediate) Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Green Strike / Shorts: Green Strike / Socks: Green Strike Colours: Shirts: Tour Yellow / Shorts: Tour Yellow / Socks: Tour Yellow Colours: Shirts: Black / Shorts: Black / Socks: Black 10 Club Directory: Brighton & Hove Albion

Burnley Turf Moor Harry Potts Way Burnley Lancashire BB10 4BX General Enquiries: 01282 446800 Ticket Hotline: 0844 807 1882 info@burnleyfc.com www.burnleyfc.com Chairman Mike Garlick Academy Manager Jonathan Pepper Financial Controller Ian Hargreaves 01282 704714 Chief Executive David Baldwin Technical Director Mike Rigg Head of Football Operations / Club Secretary Matt Williams Manager Sean Dyche Director of Commercial Affairs Anthony Fairclough 01282 700007 Marketing and Operations Manager Nick Taylor 01282 704717 Ticket Office Manager Elaine Clare 01282 700020 Assistant Manager Ian Woan Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Claret / Shorts: White / Socks: White Colours: Shirts: Sky Blue / Shorts: Sky Blue / Socks: Sky Blue Colours: Shirts: Teal / Shorts: Black / Socks: Teal 11

Stadium and Operations Manager / Disability Access Officer Doug Metcalfe 01282 700021 Shirt Sponsor LoveBet Kit Manufacturer Umbro Ground Safety Officer Cliff Edens 01282 700019 Ground Capacity at start of the Season 21,944 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Mike Garlick (Chairman) John Banaszkiewicz Brendan Flood Barry Kilby Clive Holt Brian Nelson Terry Crabb Media and Publications Manager Darren Bentley 01282 704701 Supporter Liaison Officer To be advised Medical Officer Dr Simon Morris M.B., Ch.B., Dip SEM, AREA Course Head Physiotherapist Alasdair Beattie BSc Hons Physiotherapy, MCSP, SRP AREA Course Official Company Name and Number Burnley Football & Athletic Company Limited (The) No. 54222 Stadium Head Groundsman Paul Bradshaw NVQ3 Sports Turf Management Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Carbon Grey / Shorts: Carbon Grey / Socks: Carbon Grey Colours: Shirts: Blazing Yellow / Colours: Shirts: Cherry Red/ Shorts: Blazing Yellow / Socks: Blazing Yellow Shorts: Cherry Red / Socks: Cherry Red 12 Club Directory: Burnley

Chelsea Stamford Bridge Fulham Road London SW6 1HS Correspondence Address: 60 Stoke Road, Stoke D’Abernon, Cobham, Surrey, KT11 3PT Main Switchboard: 0371 811 1955 Call Centre / Ticket Sales: 0371 811 1905 enquiries@chelseafc.com www.chelseafc.com Chairman Bruce Buck Head of Youth Development Neil Bath Member of Board of Directors in Charge of Football Marina Granovskaia Director of Communications and Public Affairs Steve Atkins 01932 596 108 Chief Executive Officer Guy Laurence Director of Football Operations David Barnard Director of Finance Paul Ramos 020 7565 1472 First Team Doctor Dr Dimitris Kalogiannidis MBBS, MRCEM, FRCEM, MSc SEM Head Coach Frank Lampard Home kit Alternative kit 1 Colours: Shirts: Rush Blue and Loyal Blue / Shorts: Rush Blue / Socks: White Colours: Shirts: White with Rush Blue and Pimento Red Trim / Shorts: White / Socks: Rush Blue with White and Pimento Red Trim 13

Head Physiotherapist Jason Palmer BPHTY, BHMS (Ed) Hons, MCSP Head Groundsman Jason Griffin NVQ Levels 1 & 2 Shirt Sponsor Yokohama Tyres Kit Manufacturer Nike Ground Capacity at start of the Season 40,834 Safety Officer Chris Baker (acting) 020 7957 8267 Pitch Dimensions Length: 103 metres Width: 67.5 metres Directors Bruce Buck Marina Granovskaia Eugene Tenenbaum Guy Laurence David Barnard Head of Ticketing and Supporter Liaison Officer Graham Smith 020 7958 2166 Disability Access Officer Bob Flatau 020 7565 1474 Official Company Name and Number Chelsea Football Club Limited No. 01965149 Head of Ticket Operations Kelly Webster 020 7915 1941 Facilities Manager Jamie Gray 020 7386 3375 Publications Editor Richard Godden, Reach Sport 020 7958 2172 Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: University Gold / Shorts: University Gold / Socks: University Gold Colours: Shirts: Hyper Jade / Shorts: Hyper Jade / Socks: Hyper Jade 14 Club Directory: Chelsea

Crystal Palace Selhurst Park Stadium London SE25 6PU Main Switchboard: 020 8768 6000 Ticket Office: 0871 200 0071 info@cpfc.co.uk www.cpfc.co.uk Chairman Steve Parish Chief Financial Officer Sean O’Loughlin 020 8768 6030 Chief Executive Officer Phil Alexander Club Secretary Christine Dowdeswell Head of Content and Production James Woodroof 020 8768 6083 Head of Consumer Sales Mike Pink 07903 593836 Head of Ticketing Paul McGowan 0208 768 6084 Manager Roy Hodgson Assistant Manager Ray Lewington Academy Director Gary Issott Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Red and Blue Stripe / Shorts: Blue / Socks: Blue with Red Band Colours: Shirts: Black with Red Colours: Shirts: White with and Blue Vertical Stripe / Shorts: Black / Socks: Black Red and Blue Diagonal Stripe / Shorts: White / Socks: White with Blue band 15

Stadium Manager Kevin Corner 020 8634 5429 Production Manager Terry Byfield 020 8768 6020 Shirt Sponsor ManBetX Operations Director Sharon Lacey 020 8634 5416 Kit Manufacturer PUMA Supporter Liaison Officer Nicola Gibbons 020 8634 5114 Disability Access Officer Guy Wickett 020 8768 6000 Head of Sports Medicine Dr Zafar Iqbal MBBS, BSc, DCH, DRCOG, MRCGP, MSc (SEM), MFSEM (UK), DIP PCR Ground Capacity at start of the Season 25,486 Pitch Dimensions Length: 101 metres Width: 68 metres Directors Steve Parish David Blitzer Joshua Harris Official Company Name and Number CPFC Limited No. 7270793 Head of Grounds and Estates Bruce Elliot 020 8768 6000 Commercial Director Barry Webber 020 8634 6053 Press Officer Harriet Edkins 0208 634 5262 Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Green / Shorts: Green / Socks: Green Colours: Shirts: Pink / Shorts: Pink / Socks: Pink 16 Club Directory: Crystal Palace

Everton Goodison Park Goodison Road Liverpool L4 4EL Correspondence Address: 7th Floor, Royal Liver Building, Pier Head, Liverpool Waterfront, Liverpool, L3 1HU Main Switchboard: 0151 556 1878 Ticket Office: 0151 556 1878 Credit Card Bookings: 0151 556 1878 everton@evertonfc.com www.evertonfc.com Chairman Bill Kenwright CBE Academy Director Joel Waldron Chief Executive Dr Denise Barrett-Baxendale MBE BA (Hons) MBA, EdD, FRSA Club Secretary / Director of Football Operations David Harrison Finance Director Grant Ingles Director of Marketing, Communications and Community Richard Kenyon Head of Marketing and Ticketing Tom Rowell Manager Marco Silva Community Chief Executive Richard Kenyon Assistant Manager Luis Boa Morte Home kit Alternative kit 1 Colours: Shirts: Blue / Shorts: White / Socks: White Colours: Shirts: Coral / Shorts: Teal / Socks: Coral 17

Head of Stadium Safety and Security David Lewis Shirt Sponsor SportPesa Kit Manufacturer Umbro Operations Director Alan Bowen Head of Communications and Engagement Scott McLeod Supporter Liaison Officer Rachel Meikle Access Advisor Rachael Lomax Ground Capacity at start of the Season 39,414 Pitch Dimensions Length: 100.48 metres Width: 68 metres Directors Bill Kenwright CBE (Chairman) Keith Harris (Deputy Chairman) Jon Woods Alexander Ryazantsev Dr Denise Barrett-Baxendale (Chief Executive) Marcel Brands (Director of Football) Club Doctor John Hollingsworth Bsc MB ChB, FRCSEd (A&E) FRCEM, Dip SEM Head of Therapy Services Daniel Donachie BSc (Hons), CSP, HCPC Head Groundsman Bob Lennon OND, NDH, RHS Official Company Name and Number The Everton Football Club Company Limited No. 36624 Broadcast and Publications Manager Darren Griffiths Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Green / Shorts: Green / Socks: Green Colours: Shirts: Yellow / Shorts: Yellow / Socks: Yellow 18 Club Directory: Everton

Leicester City King Power Stadium Filbert Way Leicester LE2 7FL Main Switchboard: 0344 815 5000 Ticket Office No: 0344 815 5000 Option 1 Credit Card Bookings: 0344 815 5000 Options 1, 2 & 3 www.lcfc.com Vice Chairman Aiyawatt Srivaddhanaprabha Manager Brendan Rodgers Assistant Manager Chris Davies Chief Executive Susan Whelan 0116 229 4523 Academy Manager Ian Cawley 0116 222 8548 Director of Football Jon Rudkin 0116 222 8586 Football Operations Director Andrew Neville 0116 291 5154 Finance Director Simon Capper 0116 229 4737 Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Bold Blue and Dark Gold / Shorts: White / Socks: Bold Blue and Dark Gold Colours: Shirts: True Pink and Black / Shorts: Black and True Pink / Socks: True Pink Colours: Shirts: Dark Grey Heather, Solid Grey and White / Shorts: Dark Grey Heather, Solid Grey and White / Socks: Black and White 19

Operations Director Kevin Barclay 0116 229 4442 Shirt Sponsor King Power Kit Manufacturer adidas Safety Officer Ian Coulton 0116 229 4443 Ground Capacity at start of the Season 32,261 Ticketing Manager Vishal Dayal 0116 229 4400 Communications Director Anthony Herlihy 0116 229 4931 Supporter Liaison and Disability Access Officer Jim Donnelly 0116 229 4555 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Aiyawatt Srivaddhanaprabha (Vice Chairman) Shilai Liu (Vice Chairman) Susan Whelan (Chief Executive) Apichet Srivaddhanaprabha (Executive Director) Team Doctor Dr Ian Patchett MB Ch B Dip. Sport Med Official Company Name and Number Leicester City Football Club Limited No. 4593477 Head Physiotherapist Dave Rennie PhD, BSc (Hons), MCSP, HCPC Grounds Manager John Ledwidge NVQ Level 3 Sports Turf Management Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Black / Shorts: Black and White / Socks: Black and White Colours: Shirts: Clear Grey and Black / Shorts: Clear Grey and Black / Socks: Clear Grey and Black Colours: Shirts: Collegiate Gold and Black / Shorts: Collegiate Gold and Black / Socks: Collegiate Gold and Black 20 Club Directory: Leicester City

Liverpool Anfield Road Anfield Liverpool L4 0TH Correspondence Address: PO Box 1959, Liverpool L69 3JL Main Switchboard: 0151 263 2361 Ticket Office / Booking Line: 0843 170 5555 Customer Services / Memberships: 0843 170 5000 customerservices@liverpoolfc.com www.liverpoolfc.com Chairman Tom Werner Chief Operating Officer Andy Hughes 0151 264 2305 Chief Commercial Officer Billy Hogan 0203 713 4901 Chief Executive Officer Peter Moore Club Secretary Danny Stanway Manager Jurgen Klopp Assistant Manager Peter Krawietz Head of Ticketing and Hospitality Phil Dutton 0151 237 5963 Stadium Manager Stuart Baker Academy Director Alex Inglethorpe Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Red / Shorts: Red / Socks: Red Colours: Shirts: White / Shorts: Navy / Socks: White Colours: Shirts: Phantom / Shorts: Phantom / Socks: Phantom 21

Safety Officer Stuart Knowles 0151 264 2494 Head Groundsman Dave McCulloch NVQ level 3 in Sports Turf Management Programme Editor David Cottrell, Trinity Mirror Director of Communications Susan Black 0151 907 9307 Shirt Sponsor Standard Chartered Head of Press Matt McCann 0151 230 5760 Supporter Liaison Officer Yonit Sharabi 0151 9079354 Disability Access Officer Simon Thornton 0151 4325678 Kit Manufacturer New Balance Ground Capacity at start of the Season 53,394 Pitch Dimensions Length: 101 metres Width: 68 metres Directors John Henry Tom Werner Andy Hughes Peter Moore Michael Gordon Mike Egan Sir Kenny Dalglish Official Company Name and Number The Liverpool Football Club & Athletic Grounds Limited No. 35668 Team Doctor Dr Andrew Massey MB BCh BAO FFSEM (Ire) MFSEM(UK) MRCGP MSc (SEM) BSc (Hons) Physiotherapy MCSP HCPC Medical, Rehabilitation and Performance Manager Philipp Jacobsen HSPC Physiotherapist Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Black / Shorts: Black / Socks: Black Colours: Shirts: Irish Green / Shorts: Irish Green / Socks: Irish Green Colours: Shirts: Viper / Shorts: Viper / Socks: Viper 22 Club Directory: Liverpool

Manchester City Etihad Stadium Etihad Campus Manchester M11 3FF Correspondence Address: City Football Group, 400 Ashton New Road, City Football Academy, Etihad Campus, Manchester M11 4TQ Main Switchboard: 0161 444 1894 Ticket Office: 0161 444 1894 Credit Card Bookings: 0161 444 1894 mancity@mancity.com www.mancity.com Chairman H.E. Khaldoon Al Mubarak Director of Football Txiki Begiristain Chief Executive Officer Ferran Soriano Chief Operating Officer Omar Berrada Finance Director Martyn Hawkins Operations Director Danny Wilson 0161 444 1894 Facilities Director Clive Wilton 0161 444 1894 Head of Football Administration Andrew Hardman Manager Pep Guardiola Assistant Manager Mikel Arteta Head of Safety and Security Steve McGrath 0161 444 1894 Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: City Light Blue / Shorts: White / Socks: White Colours: Shirts: Midnight Black / Shorts: Midnight Black / Socks: Midnight Black Colours: Shirts: Fizzy Yellow Fade to Georgia Peach / Shorts: Georgia Peach / Socks: Fizzy Yellow 23

Head of Media Relations Simon Heggie 0161 444 1894 Programme Editor David Clayton 0161 438 7861 Shirt Sponsor Etihad Airways Supporter Liaison Officer Lisa Eaton 0161 444 1894 Kit Manufacturer PUMA Access Manager Jon Dyster 0161 444 1894 Club Doctor Dr Max Sala Doctor of Medicine & Surgery (University of Ferrara, Italy) with a specialisation in Sports Medicine (University of Pavia) Head of Physiotherapy James Baldwin BSc (Hons), MCSP Ground Capacity at start of the Season 55,017 Pitch Dimensions Length: 105 metres Width: 68 metres Directors H.E. Khaldoon Al Mubarak Simon Pearce Martin Lee Edelman John Macbeath Mohamed Al Mazrouei Alberto Galassi Abdulla Khouri Head Groundsman Lee Jackson NVQ Level 2, 3 & 4 Sportsturf, Foundation Degree in Sportsturf Science, Pa 1, 2 & 6 Chemical Application Licences Official Company Name and Number Manchester City Football Club Limited No. 40946 Programme Editor-in-Chief Chris Bailey Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Dark Green / Shorts: Dark Green / Socks: Dark Green Colours: Shirts: Pink / Shorts: Pink / Socks: Pink Colours: Shirts: Yellow / Shorts: Yellow / Socks: Yellow 24 Club Directory: Manchester City

Manchester United Sir Matt Busby Way Old Trafford Manchester M16 0RA Correspondence Address: Group Logistics, PO Box 548, Manchester M16 6FU Main Switchboard: 0161 868 8000 Ticket Office: 0161 868 8000 Option 1 Credit Card Bookings: 0161 868 8000 Option 1 enquiries@manutd.co.uk www.manutd.co.uk Co-Chairmen Joel Glazer Avram Glazer Group Managing Director Richard Arnold 0161 868 8211 Executive Vice Chairman Ed Woodward Secretary Rebecca Britain Chief Financial Officer Cliff Baty 0161 868 8320 Ticket Office Manager Sam Kelleher 0161 868 8000 Facilities Manager Craig Jepson 0161 868 8388 Manager Ole Gunnar Solskjaer Assistant Manager Michael Phelan Academy Manager Nicky Butt Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Red / Shorts: White / Socks: Black Colours: Shirts: Sand / Shorts: Black / Socks: Sand Colours: Shirts: Black / Shorts: Black / Socks: Black 25

Head of Stadium Safety and Security Craig Thompson 0161 868 8116 Manchester M16 0RA 0161 868 8551 Shirt Sponsor CHEVROLET Director of Communications Charlie Brooks 0161 868 8216 Kit Manufacturer adidas Supporter Liaison Officer Jennifer Smith 0161 868 8000 Disability Access Officer Rishi Jain 0161 868 8036 Club Doctor Dr Steve McNally B.Med Sci BM BS MRCGP DCH DRCOG DOccMed Dip.SEM.GB&I MFSEM (RCPI & RCSI) MFSEM(UK) Ground Capacity at start of Season To be advised Pitch Dimensions Length: 105 metres Width: 68 metres Directors Joel Glazer (Co-Chairman) Avram Glazer (Co-Chairman) Bryan Glazer Kevin Glazer Edward Glazer Darcie Glazer Kassewitz Ed Woodward Richard Arnold Sir Bobby Charlton CBE David Gill CBE Sir Alex Ferguson CBE Michael Edelson Head Physiotherapist Richard Merron BSC, MSC, CSP Grounds Manager Anthony Sinclair Intermediate Diploma in Sportsground Staff Programme Editor Paul Davies Sir Matt Busby Way, Old Trafford, Official Company Name and Number Manchester United Football Club Limited No. 95489 Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Purple / Shorts: Purple / Socks: Purple Colours: Shirts: Black / Shorts: Black / Socks: Black 26 Club Directory: Manchester United

Newcastle United St James’ Park Newcastle Upon Tyne NE1 4ST Main Switchboard: 0344 372 1892 Ticket Office: 0344 372 1892 (Option 1) admin@nufc.co.uk www.nufc.co.uk Managing Director Lee Charnley Head of Commercial Dale Aitchison 0344 372 1892 (Extn 8436) Box Office Manager Stephen Tickle 0344 372 1892 (Extn 8455) Head Coach Steve Bruce Football Secretary Richard Hines Academy Manager Joe Joyce Head of Finance Claire Alexander 0344 372 1892 (Extn 8464) Facilities Manager Eddie Rutherford 0344 372 1892 (Extn 8558) Safety Officer Steve Storey 0344 372 1892 (Extn 8528) Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Black and White Stripes/ Shorts: Black / Socks: Black Colours: Shirts: Dark Green / Shorts: Dark Green / Socks: Dark Green Colours: Shirts: Bright Orange / Shorts: Bright Orange / Socks: Bright Orange 27

Head of Media and Content Lee Marshall 0191 238 1021 Shirt Sponsor Fun88 Kit Manufacturer PUMA Supporter Liaison Officer Lee Marshall 0191 238 1021 Ground Capacity at start of the Season 52,305 Senior Physiotherapist Derek Wright Qualifications: MSCP DipRGRT PG Dip Sport Ex Med. Head Groundsman Michael Curran City & Guilds - Levels 1, 2, 3: Amenity Horticulture & Groundsmanship, IOG NPC, IOG NTC Foundation Manager Kate Bradley 0344 372 1892 (Extn 8477) Pitch Dimensions Length: 105 metres Width: 68 metres Directors Lee Charnley Official Company Name and Number Newcastle United Football Company Limited No. 31014 Club Doctor Dr Paul Catterson Qualifications: MBBS, MRCP, FCEM, Dip SEM, MFSEM, Dip MSK US Programme Editor Rory Mitchinson St James’ Park, Newcastle Upon Tyne NE1 4ST 0344 372 1892 (Extn 8407) Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Bright Green / Shorts: Bright Green / Socks: Bright Green Colours: Shirts: Fuschia Purple / Colours: Shirts: Black / Shorts: Fuschia Purple / Socks: Fuschia Purple Shorts: Black / Socks: Black 28 Club Directory: Newcastle United

Norwich City Carrow Road Norwich NR1 1JE Main Switchboard: 01603 721902 Ticket Office No: 01603 721902 (opt. 1) reception@canaries.co.uk www.canaries.co.uk Sporting Director Stuart Webber Chief Operating Officer Ben Kensell Chief Financial Officer Ben Dack Head of Communications To be advised Business and Project Director Zoe Ward Website and Systems Technician Sarah Cullum 01603 218721 (DDI) Club Secretary Andrew Blofeld 01603 810760 (ext. 2001) Head Coach Daniel Farke Head of Marketing Gavin Beard 01603 218 725 Head of Ticketing Danny Casey 01603 218703 (DDI) Academy Manager Steve Weaver Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Yellow and Green / Shorts: Yellow and Green / Socks: Yellow and Green Colours: Shirts: Red and Yellow / Shorts: Red and Yellow / Socks: Red and Yellow Colours: Shirts: Anthracite and Black / Shorts: Anthracite and Black / Socks: Anthracite and Black 29

Head of Operations To be advised Shirt Sponsor Dafabet Kit Manufacturer Errea Community Sports Foundation Chief Executive Officer Ian Thornton 01603 761122 (ext 1403) Ground Capacity at start of the Season 27,359 Stadium Events Operations Manager Andy Batley 01603 218204 (DDI) Supporter and Disability Liaison Officer Stephen Graham Inclusion and Anti-Discrimination Officer / Designated Safeguarding Officer Tony Hedges 01603 218722 / 07780 475005 Pitch Dimensions Length: 105.2 metres Width: 68 metres Directors Delia Smith Michael Wynn Jones Tom Cooper Smith Michael Foulger Stephan Phillips Official Company Name and Number Norwich City Football Club plc No. 154044 Team Doctor Nick Wilford MB BS BMedSci(Hons) MScSEM MFSEM Head Physiotherapist Chris Burton BSc (Hons) Physiotherapy. MCSP. HCPC Head of Performance Chris Domogalla Head Groundsperson Gary Kemp Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Sky Blue / Shorts: Sky Blue / Socks: Sky Blue Colours: Shirts: Light Grey / Shorts: Light Grey / Socks: Light Grey Colours: Shirts: Fluo Green / Shorts: Fluo Green / Socks: Fluo Green 30 Club Directory: Norwich City

Sheffield United Bramall Lane Sheffield S2 4SU Correspondence Address: Football Administration, Sheffield United Academy, Firshill Crescent, Sheffield, S4 7DJ. Main Switchboard: 0114 253 7200 Ticket Office No: 0114 253 7200 info@sufc.co.uk www.sufc.co.uk Co-Owners Kevin McCabe and HRH Prince Abdullah Bin Mosaad Abdulaziz Al Saud Head of Finance Debbie Andrew Head of Commercial Paul Reeves 0114 253 7200 Chief Executive Stephen Bettis Head of Football Administration Carl Shieber Club Secretary Donna Fletcher Manager Chris Wilder Press Officer Kevin Cookson 0114 253 7200 Head of Marketing Services Emma Kirk 0114 253 7200 Head of Ticketing Carrie Sampson 0114 253 7200 Academy Manager Travis Binnion Home kit Alternative kit 1 Colours: Shirts: Red and White / Shorts: Black / Socks: Red Colours: Shirts: White and Grey / Shorts: White / Socks: White and Grey 31

Facilities Manager Andrew Udall 0114 253 7200 Community Manager Chris Bailey 0114 253 7316 Head Groundsperson Glenn Nortcliffe City & Guilds – Level 1 & 2 Horticulture and Groundsmanship Shirt Sponsor Union Standard Group Safety Officer Jurgen Morten-Hall 0114 253 7200 Kit Manufacturer adidas Ground Capacity at start of the Season 32,125 Pitch Dimensions Length: 101 metres Width: 66.7 metres Supporter Liaison Officer John Garrett 0114 253 7200 Disability Liaison Officer Mel Jackson 0114 253 7200 Directors Kevin McCabe HRH Prince Abdullah Bin Mosaad--Abdulaziz Al Saud Scott McCabe Jeremy Tutton Yusuf Giansiracusa Jan Van Winckel H.H. Prince Musa’ad bin Khalid M. bin--Abdulrahman Al Sa’ud Tony Currie Inclusion and Anti-Discrimination Officer Dave McCarthy 0114 253 7200 Designated Safeguarding Officer Sue Beeley 0114 253 7200 Team Doctor Dr Alex Worthington PG Dip, MB, ChB, BSc Physiotherapy Official Company Name and Number Sheffield United Football Club Limited No. 61564 Head Physiotherapist Paul Watson BSc(Hons) Physiotherapy MCSP Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Green / Shorts: Green / Socks: Green Colours: Shirts: Gold / Shorts: Gold / Socks: Gold 32 Club Directory: Sheffield United

Southampton St Mary’s Stadium Britannia Road Southampton SO14 5FP Main Switchboard: 0845 688 9448 Ticket Office: 0845 688 9288 Credit Card Bookings: 02381 780780 www.southamptonfc.com Chairman Jisheng Gao Commercial Director David Thomas Managing Director Toby Steele Ticket Office Manager Matthew Silvester 02380 727796 Club Secretary Ros Wheeler 02380 711931 Manager Ralph Hasenhüttl Safety Officer Mark Hannibal MBE 0845 688 9448 Club Spokesman Jordan Sibley 0845 688 9448 Assistant Manager Danny Röhl Academy Manager Matt Hale Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Red and White Colours: Shirts: Grey with Colours: Shirts: White with Navy Shoulder Panel / Shorts: White / Socks: Navy Stripe with Black Shoulder Panel / Shorts: Black / Socks: Red and White Stripes Yellow Panel / Shorts: Yellow / Socks: Yellow 33

Supporter Liaison Officer / Disability Access Officer Khali Parsons 0845 688 9448 Shirt Sponsor LD Sports Kit Manufacturer Under Armour Team Doctor Dr Iñigo Sarriegui BM BSc DipSEM MRCGP MFSEM (UK) DipMSKUS Ground Capacity at start of the Season 32,384 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Mr Jisheng Gao Ms Nelly Gao Martin Semmens Toby Steele David Thomas Ross Wilson Tim Greenwell Physiotherapists Steve Wright BSc (Hons), KCMT MCSP, HCPC Kevin Mulholland MSc, BSc, BA (Hons), ACPSEM, MCSP, HCPC, ICSP Grounds Manager Andy Gray NVQL3 Sports Ground Management, NCH - PA1, PA2A & PA6A Official Company Name and Number Southampton Football Club Limited No. 53301 Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Sky Blue / Shorts: Sky Blue / Socks: Sky Blue Colours: Shirts: Pink / Shorts: Pink / Socks: Pink 34 Club Directory: Southampton

Tottenham Hotspur Lilywhite House 782 High Road Tottenham London N17 0BX Main Switchboard: 0344 499 5000 Ticket Office: 0344 844 0102 supporterservices@tottenhamhotspur.com www.tottenhamhotspur.com Chairman Daniel Levy Head of Academy Coaching and Player Development John McDermott Director of Football Operations Rebecca Caplehorn Football Secretary Jennifer Urquhart 020 3544 8667 Academy Manager Dean Rastrick Operations and Finance Director Matthew Collecott Manager Mauricio Pochettino Head of Marketing Emma Taylor 020 8365 5085 Assistant Manager Jesús Pérez Head of Ticketing and Membership Ian Murphy 020 8365 5095 Home kit Alternative kit 1 Colours: Shirts: White / Shorts: Binary Blue / Socks: White Colours: Shirts: Binary Blue / Shorts: Binary Blue / Socks: Binary Blue 35

Venue Director Andy O’Sullivan 020 8365 5080 Head of Playing Surfaces and Estates Darren Baldwin City & Guilds in Groundsmanship & Sports Turf Management Head of Publications Jon Rayner 020 3544 8538 Stadium Director Jon Babbs 020 8365 5039 Senior Safety Officer Eileen Williams MBE 020 3946 4016 Supporter Liaison Officer Levi Harris Disability Access Officer Oliver Riley Shirt Sponsor AIA Kit Manufacturer Nike Ground Capacity at start of the Season 62,062 Team Doctor Dr Chris Hughes BSc (Hons) MBBS FFSEM (UK) FFSEM (Eire) MRCGP MSc (SEM) PGCME PGDip (ETCP) FHEA Pitch Dimensions Length: 105 metres Width: 68 metres Directors Daniel Levy Matthew Collecott Donna-Maria Cullen Rebecca Caplehorn Official Company Name and Number Tottenham Hotspur Football & Athletic Co Ltd No. 00057186 Head Physiotherapist Geoff Scott MSc, MBA, MCSP Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Hyper Jade / Shorts: Hyper Jade / Socks: Hyper Jade Colours: Shirts: University Gold / Shorts: University Gold / Socks: University Gold 36 Club Directory: Tottenham Hotspur

Watford Vicarage Road Stadium Watford Hertfordshire WD18 0ER Main Switchboard: 01923 496000 Ticket Office: 01923 223023 www.watfordfc.com Chairman and Chief Executive Officer Scott Duxbury Commercial Director Paul O’Brien 01923 496233 Ticket Office Manager Dave Newman 01923 496254 Football Secretary Gayle Vowels Head Coach Javi Gracia Head of Academy Barry Quin Finance Director Emiliano Russo 01923 496241 Operations Director / Strategic Equality Lead Glyn Evans 01923 496374 Head of Communications and Media Relations Richard Walker 07881 658415 Global Strategy and Partnerships Director Spencer Field 01923 496367 Home kit Alternative kit 1 Colours: Shirts: Yellow and Black / Shorts: Black / Socks: Yellow Colours: Shirts: Dark Blue / Shorts: Dark Blue / Socks: Dark Blue 37

Supporter Liaison Officer / Disability Access Officer Dave Messenger 01923 496397 Shirt Sponsor Sportsbet.io Kit Manufacturer adidas Operations Manager (Event Safety) Andy Jenkins 01923 496355 Ground Capacity at start of the Season 22,200 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Scott Duxbury David Fransen (Non-executive director) Stuart Timperley (Non-executive director) Head of Safeguarding Kim Pearce 01923 496246 Team Doctor Dr Ian Hamilton MBBS, MRCGP, MSc (SEM), MFSEM Head of Injury Prevention and Rehabilitation Alberto Leon Official Company Name and Number The Watford Association Football Club Limited No. 104194 Head Groundsman Scott Tingley Publications Manager Steve Scott 01923 496279 Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Bold Aqua / Shorts: Bold Aqua / Socks: Bold Aqua Colours: Shirts: Semi Solar Red / Shorts: Semi Solar Red / Socks: Semi Solar Red 38 Club Directory: Watford

West Ham United London Stadium Queen Elizabeth Olympic Park London E20 2ST Main Switchboard: 020 8548 2748 Ticket Office: 0333 030 1966 supporterservices@westhamunited.co.uk www.whufc.com Joint Chairmen David Sullivan and David Gold Academy Manager Ricky Martin Vice Chairman Baroness Brady CBE Projects and Stadium Director Philippa Cartwright Chief Financial Officer Andy Mollett 020 8548 2768 Digital and Commercial Director Karim Virani Head of Matchday Operations Ben Illingworth Executive Director, Marketing and Communications Tara Warren 020 8586 8234 Club Secretary Andrew Pincher Manager Manuel Pellegrini Head of Ticketing Nicola Keye 020 8548 2736 Assistant Manager Ruben Cousillas Home kit Alternative kit 1 Alternative kit 2 Colours: Shirts: Claret and Sky Blue / Shorts: Claret / Socks: Claret and Sky Blue Colours: Shirts: White with Sky Blue detail / Shorts: White with Sky Blue detail / Socks: White Colours: Shirts: Dark Blue with Purple detail / Shorts: Dark Blue / Socks: Dark Blue 39

Director of Health, Safety and Compliance (London Stadium) Peter Swordy 07377 361925 Programme Editor Rob Pritchard 07595 821867 Shirt Sponsor Betway Kit Manufacturer Umbro Head of Football Media Relations Ben Campbell 07548 259926 Medical Officers Dr Richard Weiler MBChB, FFSEM (UK), MRCGP, MSc SEM, PGCME, FHEA Dr Tamim Khanbhai MBBS, MRCGP, FFSEM, BSc (Hons), MSc SEM, Pg Dip MSK US Ground Capacity at start of the Season 60,000 Pitch Dimensions Length: 105 metres Width: 68 metres Directors David Sullivan David Gold Baroness Brady CBE Andy Mollett Daniel Harris Tara Warren J. Albert Smith Head of Medical and Sports Science Richard Collinge MCSP, SRP, MSc Sports Physiotherapy, BSc (Hons) Physiotherapy Supporter Services Manager Jake Heath 020 8114 2309 Disability Access Officer Julie Pidgeon 0333 030 0174 Official Company Name and Number West Ham United Football Club Limited No. 66516 Head Groundsman Dougie Robertson HNC in Sports Turf Science Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Colours: Shirts: Green with Black detail / Shorts: Green with Black detail / Socks: Green Colours: Shirts: Yellow with Purple detail / Shorts: Yellow with Purple detail / Socks: Yellow Colours: Shirts: Dark Grey with Black detail / Shorts: Dark Grey with Black detail / Socks: Dark Grey 40 Club Directory: West Ham United

Wolverhampton Wanderers Molineux Stadium Waterloo Road Wolverhampton West Midlands WV1 4QR Main Switchboard: 0371 222 2220 Ticket Office No: 0371 222 1877 info@wolves.co.uk www.wolves.co.uk Executive Chairman Jeff Shi Chief Finance Officer Rita Purewal 01902 687008 Sporting Director Kevin Thelwell Head of Football Administration Matt Wild Head of Corporate Sales Steven Morton 01902 687049 Head of Ticketing James Davies 01902 687078 Head Coach Nuno Espírito Santo Head of Academy Scott Sellars Head of Media Max Fitzgerald Home kit Alternative kit 1 Colours: Shirts: Collegiate Gold and Black / Shorts: Black / Socks: Black and Collegiate Gold Colours: Shirts: Black and Collegiate Gold / Shorts: Black / Socks: Collegiate Gold and Black 41

Head of Marketing Russell Jones Shirt Sponsor ManBetX Supporter Liaison Officer Dave Wood Head of Operations Steve Sutton 01902 687067 Kit Manufacturer adidas Ground Capacity at start of the Season 32,050 Pitch Dimensions Length: 105 metres Width: 68 metres Head of Community Will Clowes 01902 687033 Directors Jeff Shi John Bowater John Gough Sky Sun Official Company Name and Number Wolverhampton Wanderers Football Club (1986) Ltd No. 01989823 Disability Liaison Laura Wright Head of Medical Services Phil Hayward MCSP, MMACP Team Doctor Dr Matthew Perry MB ChB, MRCGP, MSc, MFSEM Head Physiotherapist Oliver Leaper Head Groundsman Wayne Lumbard Home Goalkeeper Goalkeeper Alt kit 1 Colours: Shirts: Semi Solar Green / Shorts: Semi Solar Green / Socks: Semi Solar Green Colours: Shirts: Semi Solar Red / Shorts: Semi Solar Red / Socks: Semi Solar Red 42 Club Directory: Wolverhampton Wanderers

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Fixtures

Premier League Fixture List Season 2019/20 Please be aware that fixtures are always subject to change and these will appear in the national press and on premierleague.com. You are welcome to contact our Public Information Line (020 7864 9000) for up to date fixtures. Kick off times for Saturdays and Bank Holidays - 15:00 unless stated otherwise. Kick off times for evening games - 19:45 unless stated otherwise. Friday 9 August 2019 Liverpool v Norwich City 20:00 Sky Sports Saturday 10 August 2019 West Ham United A.F.C. Bournemouth Burnley Crystal Palace Watford Tottenham Hotspur v v v v v v Manchester City Sheffield United Southampton Everton Brighton & Hove Albion Aston Villa 12:30 BT Sport 17:30 Sky Sports Sunday 11 August 2019 Leicester City Newcastle United Manchester United v v v Wolverhampton Wanderers Arsenal Chelsea 14:00 14:00 16:30 Sky Sports Sky Sports Saturday 17 August 2019 Arsenal Aston Villa Brighton & Hove Albion Everton Norwich City Southampton Manchester City v v v v v v v Burnley A.F.C. Bournemouth West Ham United Watford Newcastle United Liverpool Tottenham Hotspur 12:30 BT Sport 17:30 Sky Sports Sunday 18 August 2019 Sheffield United Chelsea v v Crystal Palace Leicester City 14:00 16:30 Sky Sports Sky Sports Monday 19 August 2019 Wolverhampton Wanderers v Manchester United 20:00 Sky Sports 45

Premier League Fixture List Season 2019/20 Friday 23 August 2019 Aston Villa v Everton 20:00 Sky Sports Saturday 24 August 2019 Norwich City Brighton & Hove Albion Manchester United Sheffield United Watford Wolverhampton Wanderers Liverpool v v v v v v v Chelsea Southampton Crystal Palace Leicester City West Ham United Burnley Arsenal 12:30 BT Sport 17:30 Sky Sports Sunday 25 August 2019 A.F.C. Bournemouth Tottenham Hotspur v v Manchester City Newcastle United 14:00 16:30 Sky Sports Sky Sports Saturday 31 August 2019 Southampton Chelsea Crystal Palace Leicester City Manchester City Newcastle United West Ham United Burnley v v v v v v v v Manchester United Sheffield United Aston Villa A.F.C. Bournemouth Brighton & Hove Albion Watford Norwich City Liverpool 12:30 BT Sport 17:30 Sky Sports Sunday 1 September 2019 Everton Arsenal v v Wolverhampton Wanderers Tottenham Hotspur 14:00 16:30 Sky Sports Sky Sports Saturday 14 September 2019 Liverpool Brighton & Hove Albion Manchester United Sheffield United Tottenham Hotspur Wolverhampton Wanderers Norwich City v v v v v v v Newcastle United Burnley Leicester City Southampton Crystal Palace Chelsea Manchester City 12:30 BT Sport 17:30 Sky Sports 46 Fixtures

Premier League Fixture List Season 2019/20 Sunday 15 September 2019 A.F.C. Bournemouth Watford v v Everton Arsenal 14:00 16:30 Sky Sports Sky Sports Monday 16 September 2019 Aston Villa v West Ham United 20:00 Sky Sports Friday 20 September 2019 Southampton v A.F.C. Bournemouth 20:00 Sky Sports Saturday 21 September 2019 Leicester City Burnley Crystal Palace Everton Manchester City Newcastle United v v v v v v Tottenham Hotspur Norwich City Wolverhampton Wanderers Sheffield United Watford Brighton & Hove Albion 12:30 BT Sport 17:30 Sky Sports Sunday 22 September 2019 West Ham United Arsenal Chelsea v v v Manchester United Aston Villa Liverpool 14:00 16:30 16:30 Sky Sports Sky Sports Saturday 28 September 2019 Sheffield United A.F.C. Bournemouth Aston Villa Chelsea Crystal Palace Tottenham Hotspur Wolverhampton Wanderers Leicester City v v v v v v v v Liverpool West Ham United Burnley Brighton & Hove Albion Norwich City Southampton Watford Newcastle United 12:30 BT Sport 17:30 Sky Sports Sunday 29 September 2019 Everton v Manchester City 16:30 Sky Sports Monday 30 September 2019 Manchester United v Arsenal 20:00 Sky Sports 47

Premier League Fixture List Season 2019/20 Saturday 5 October 2019 Brighton & Hove Albion Burnley Liverpool Manchester City Norwich City Southampton Watford West Ham United v v v v v v v v Tottenham Hotspur Everton Leicester City Wolverhampton Wanderers Aston Villa Chelsea Sheffield United Crystal Palace Sunday 6 October 2019 Arsenal Newcastle United v v A.F.C. Bournemouth Manchester United Saturday 19 October 2019 A.F.C. Bournemouth Aston Villa Chelsea Crystal Palace Everton Leicester City Manchester United Sheffield United Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v v v Norwich City Brighton & Hove Albion Newcastle United Manchester City West Ham United Burnley Liverpool Arsenal Watford Southampton Saturday 26 October 2019 Arsenal Brighton & Hove Albion Burnley Liverpool Manchester City Newcastle United v v v v v v Crystal Palace Everton Chelsea Tottenham Hotspur Aston Villa Wolverhampton Wanderers Norwich City Southampton Watford West Ham United v v v v Manchester United Leicester City A.F.C. Bournemouth Sheffield United 48 Fixtures

Premier League Fixture List Season 2019/20 Saturday 2 November 2019 A.F.C. Bournemouth Arsenal Aston Villa Brighton & Hove Albion Crystal Palace Everton Manchester City Sheffield United Watford West Ham United v v v v v v v v v v Manchester United Wolverhampton Wanderers Liverpool Norwich City Leicester City Tottenham Hotspur Southampton Burnley Chelsea Newcastle United Saturday 9 November 2019 Burnley Chelsea Liverpool Newcastle United Norwich City Southampton Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v West Ham United Crystal Palace Manchester City A.F.C. Bournemouth Watford Everton Sheffield United Aston Villa Sunday 10 November 2019 Leicester City Manchester United v v Arsenal Brighton & Hove Albion Saturday 23 November 2019 A.F.C. Bournemouth Arsenal Aston Villa Brighton & Hove Albion Crystal Palace Everton Manchester City Sheffield United Watford West Ham United v v v v v v v v v v Wolverhampton Wanderers Southampton Newcastle United Leicester City Liverpool Norwich City Chelsea Manchester United Burnley Tottenham Hotspur 49

Premier League Fixture List Season 2019/20 Saturday 30 November 2019 Burnley Chelsea Leicester City Liverpool Newcastle United Southampton Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v Crystal Palace West Ham United Everton Brighton & Hove Albion Manchester City Watford A.F.C. Bournemouth Sheffield United Sunday 1 December 2019 Manchester United Norwich City v v Aston Villa Arsenal Tuesday 3 December 2019 Arsenal Burnley Leicester City Manchester United Sheffield United Wolverhampton Wanderers v v v v v v Brighton & Hove Albion Manchester City Watford Tottenham Hotspur Newcastle United West Ham United 20:00 Wednesday 4 December 2019 Chelsea Crystal Palace Liverpool Southampton v v Aston Villa A.F.C. Bournemouth Everton Norwich City 20:00 20:00 v v Saturday 7 December 2019 A.F.C. Bournemouth Aston Villa Brighton & Hove Albion Everton Manchester City Newcastle United Norwich City Tottenham Hotspur Watford West Ham United v v v v v v v v v v Liverpool Leicester City Wolverhampton Wanderers Chelsea Manchester United Southampton Sheffield United Burnley Crystal Palace Arsenal 50 Fixtures

Premier League Fixture List Season 2019/20 Saturday 14 December 2019 Arsenal Burnley Chelsea Crystal Palace Leicester City Liverpool Manchester United Sheffield United Southampton Wolverhampton Wanderers v v v v v v v v v v Manchester City Newcastle United A.F.C. Bournemouth Brighton & Hove Albion Norwich City Watford Everton Aston Villa West Ham United Tottenham Hotspur Saturday 21 December 2019 A.F.C. Bournemouth Aston Villa Brighton & Hove Albion Everton Manchester City Newcastle United Norwich City Tottenham Hotspur Watford West Ham United v v v v v v v v v v Burnley Southampton Sheffield United Arsenal Leicester City Crystal Palace Wolverhampton Wanderers Chelsea Manchester United Liverpool Thursday 26 December 2019 A.F.C. Bournemouth Aston Villa Chelsea Crystal Palace Everton Leicester City Manchester United Sheffield United Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v v v Arsenal Norwich City Southampton West Ham United Burnley Liverpool Newcastle United Watford Brighton & Hove Albion Manchester City 51

Premier League Fixture List Season 2019/20 Saturday 28 December 2019 Arsenal Brighton & Hove Albion Burnley Liverpool Manchester City Newcastle United Norwich City Southampton Watford West Ham United v v v v v v v v v v Chelsea A.F.C. Bournemouth Manchester United Wolverhampton Wanderers Sheffield United Everton Tottenham Hotspur Crystal Palace Aston Villa Leicester City Wednesday 1 January 2020 Arsenal Brighton & Hove Albion Burnley Liverpool Manchester City Newcastle United Norwich City Southampton Watford West Ham United v v v v v v v v v v Manchester United Chelsea Aston Villa Sheffield United Everton Leicester City Crystal Palace Tottenham Hotspur Wolverhampton Wanderers A.F.C. Bournemouth Saturday 11 January 2020 A.F.C. Bournemouth Aston Villa Chelsea Crystal Palace Everton Leicester City Manchester United Sheffield United Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v v v Watford Manchester City Burnley Arsenal Brighton & Hove Albion Southampton Norwich City West Ham United Liverpool Newcastle United Saturday 18 January 2020 Arsenal v Sheffield United 52 Fixtures

Premier League Fixture List Season 2019/20 Brighton & Hove Albion Burnley Liverpool Manchester City Newcastle United Norwich City Southampton Watford West Ham United v v v v v v v v v Aston Villa Leicester City Manchester United Crystal Palace Chelsea A.F.C. Bournemouth Wolverhampton Wanderers Tottenham Hotspur Everton Tuesday 21 January 2020 A.F.C. Bournemouth Aston Villa Everton Leicester City Manchester United Sheffield United Wolverhampton Wanderers v v v v v v v Brighton & Hove Albion Watford Newcastle United West Ham United Burnley Manchester City Liverpool 20:00 Wednesday 22 January 2020 Chelsea Crystal Palace Tottenham Hotspur v v v Arsenal Southampton Norwich City 20:00 Saturday 1 February 2020 A.F.C. Bournemouth Burnley Crystal Palace Leicester City Liverpool Manchester United Newcastle United Tottenham Hotspur Watford West Ham United v v v v v v v v v v Aston Villa Arsenal Sheffield United Chelsea Southampton Wolverhampton Wanderers Norwich City Manchester City Everton Brighton & Hove Albion Saturday 8 February 2020 (Five matches will be played on 15 February 2020) Arsenal v Newcastle United 53

Premier League Fixture List Season 2019/20 Aston Villa v v v v v v v v v Tottenham Hotspur Brighton & Hove Albion Chelsea Watford Manchester United Everton Manchester City Norwich City Crystal Palace West Ham United Liverpool Sheffield United Southampton A.F.C. Bournemouth Burnley Wolverhampton Wanderers Leicester City Saturday 22 February 2020 Arsenal Burnley v v Everton A.F.C. Bournemouth Chelsea Crystal Palace Leicester City Liverpool Manchester United Sheffield United Southampton Wolverhampton Wanderers v v v v v v v v Tottenham Hotspur Newcastle United Manchester City West Ham United Watford Brighton & Hove Albion Aston Villa Norwich City Saturday 29 February 2020 A.F.C. Bournemouth Aston Villa Brighton & Hove Albion Everton Manchester City Newcastle United Norwich City Tottenham Hotspur Watford West Ham United v v v v v v v v v v Chelsea Sheffield United Crystal Palace Manchester United Arsenal Burnley Leicester City Wolverhampton Wanderers Liverpool Southampton Saturday 7 March 2020 Arsenal Burnley Chelsea v v v West Ham United Tottenham Hotspur Everton 54 Fixtures

Premier League Fixture List Season 2019/20 Crystal Palace Leicester City Liverpool Manchester United Sheffield United Southampton Wolverhampton Wanderers v v v v v v v Watford Aston Villa A.F.C. Bournemouth Manchester City Norwich City Newcastle United Brighton & Hove Albion Saturday 14 March 2020 A.F.C. Bournemouth Aston Villa Brighton & Hove Albion Everton Manchester City Newcastle United Norwich City Tottenham Hotspur Watford West Ham United v v v v v v v v v v Crystal Palace Chelsea Arsenal Liverpool Burnley Sheffield United Southampton Manchester United Leicester City Wolverhampton Wanderers Saturday 21 March 2020 Burnley Chelsea Leicester City Liverpool Manchester United Newcastle United Norwich City Southampton Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v v v Watford Manchester City Brighton & Hove Albion Crystal Palace Sheffield United Aston Villa Everton Arsenal West Ham United A.F.C. Bournemouth Saturday 4 April 2020 A.F.C. Bournemouth Arsenal v v v v v Newcastle United Norwich City Wolverhampton Wanderers Manchester United Burnley Aston Villa Brighton & Hove Albion Crystal Palace 55

Premier League Fixture List Season 2019/20 Everton Manchester City Sheffield United v v v v v Leicester City Liverpool Tottenham Hotspur Southampton Chelsea Watford West Ham United Saturday 11 April 2020 Burnley Chelsea Leicester City Liverpool Manchester United Newcastle United Norwich City Southampton Tottenham Hotspur Wolverhampton Wanderers v v v v v v v v v v Sheffield United Watford Crystal Palace Aston Villa A.F.C. Bournemouth West Ham United Brighton & Hove Albion Manchester City Everton Arsenal Saturday 18 April 2020 A.F.C. Bournemouth Arsenal Aston Villa Brighton & Hove Albion Crystal Palace Everton Manchester City Sheffield United Watford West Ham United v v v v v v v v v v Tottenham Hotspur Leicester City Manchester United Liverpool Chelsea Southampton Newcastle United Wolverhampton Wanderers Norwich City Burnley Saturday 25 April 2020 A.F.C. Bournemouth Aston Villa Brighton & Hove Albion Liverpool Manchester United Norwich City Sheffield United v v v v v v v Leicester City Crystal Palace Manchester City Burnley Southampton West Ham United Chelsea 56 Fixtures

Premier League Fixture List Season 2019/20 Tottenham Hotspur Watford Wolverhampton Wanderers v v v Arsenal Newcastle United Everton Saturday 2 May 2020 Arsenal Burnley Chelsea Crystal Palace Everton Leicester City Manchester City Newcastle United Southampton West Ham United v v v v v v v v v v Liverpool Wolverhampton Wanderers Norwich City Manchester United Aston Villa Sheffield United A.F.C. Bournemouth Tottenham Hotspur Brighton & Hove Albion Watford Saturday 9 May 2020 A.F.C. Bournemouth Aston Villa Brighton & Hove Albion Liverpool Manchester United Norwich City Sheffield United Tottenham Hotspur Watford Wolverhampton Wanderers v v v v v v v v v v Southampton Arsenal Newcastle United Chelsea West Ham United Burnley Everton Leicester City Manchester City Crystal Palace Sunday 17 May 2020 Arsenal Burnley Chelsea Crystal Palace Everton Leicester City Manchester City Newcastle United Southampton West Ham United v v v v v v v v v v Watford Brighton & Hove Albion Wolverhampton Wanderers Tottenham Hotspur A.F.C. Bournemouth Manchester United Norwich City Liverpool Sheffield United Aston Villa 57

England’s International Fixture List 2019/20 (all dates subject to change) UEFA Euro 2020 Qualifier England England Czech Republic Bulgaria England Kosovo v v v v v v Bulgaria Kosovo England England Montenegro England Saturday 7 September 2019 Tuesday 10 September 2019 Friday 11 October 2019 Monday 14 October 2019 Thursday 14 November 2019 Sunday 17 November 2019 The Football Association Challenge Cup (all dates subject to change) Dates for Matches in Competition Proper - Season 2019/20 Round One Round Two Round Three Round Four Round Five Round Six Semi-finals Final Saturday* 9 November 2019 Saturday* 30 November 2019 Saturday* 4 January 2020 Saturday* 25 January 2020 Saturday* 4 March 2020 Saturday* 21 March 2020 Saturday 18 and Sunday 19 April 2020 Saturday 23 May 2020 * games played over a range of days The English Football League Cup (all dates subject to change) Season 2019/20 Round One Round Two Round Three Round Four Round Five Semi-finals (First Leg) Semi-finals (Second Leg) Final week commencing 12 August 2019 week commencing 26 August 2019 week commencing 23 September 2019 week commencing 28 October 2019 week commencing 16 December 2019 week commencing 6 January 2020 week commencing 27 January 2020 Sunday 1 March 2020 58 Fixtures

UEFA Club Competition Dates 2019/20 (all dates subject to change) English Representatives UEFA Champions League – Manchester City, Liverpool, Chelsea, Tottenham Hotspur UEFA Europa League – Arsenal, Manchester United, Wolverhampton Wanderers UEFA Super Cup Liverpool v Chelsea Wednesday 14 August 2019 UEFA Champions League First Qualifying Round (First Leg) First Qualifying Round (Second Leg) Second Qualifying Round (First Leg) Second Qualifying Round (Second Leg) Third Qualifying Round (First Leg) Third Qualifying Round (Second Leg) Play-Off (First Leg) Play-Off (Second Leg) Group Stage - Match 1 Group Stage - Match 2 Group Stage - Match 3 Group Stage - Match 4 Group Stage - Match 5 Group Stage - Match 6 Round of 16 (First Leg) Round of 16 (Second Leg) Quarter Finals (First Leg) Quarter Finals (Second Leg) Semi Finals (First Leg) Semi Finals (Second Leg) Final Tues/Wed 9/10 July 2019 Tues/Wed 16/17 July 2019 Tues/Wed 23/24 July 2019 Tues/Wed 30/31 July 2019 Tues/Weds 6/7 August 2019 Tues/Wed 13/14 August 2019 Tues/Wed 20/21 August 2019 Tues/Wed 27/28 August 2019 Tues/Wed 17/18 September 2019 Tues/Wed 1/2 October 2019 Tues/Wed 22/23 October 2019 Tues/Wed 5/6 November 2019 Tues/Wed 26/27 November 2019 Tues/Wed 10/11 December 2019 Tues/Wed 18/19 and 25/26 February 2020 Tues/Wed 10/11 and 17/18 March 2020 Tues/Wed 7/8 April 2020 Tues/Wed 14/15 April 2020 Tues/Wed 28/29 April 2020 Tues/Wed 5/6 May 2020 Saturday 30 May 2020 59

UEFA Europe League First Qualifying Round (First Leg) First Qualifying Round (Second Leg) Second Qualifying Round (First Leg) Second Qualifying Round (Second Leg) Third Qualifying Round (First Leg) Third Qualifying Round (Second Leg) Play-Off (First Leg) Play-Off (Second Leg) Group Stage – Match 1 Group Stage – Match 2 Group Stage – Match 3 Group Stage – Match 4 Group Stage – Match 5 Group Stage – Match 6 Round of 32 (First Leg) Round of 32 (Second Leg) Round of 16 (First Leg) Round of 16 (Second Leg) Quarter Finals (First Leg) Quarter Finals (Second Leg) Semi Finals (First Leg) Semi Finals (Second Leg) Final Thursday 11 July 2019 Thursday 18 July 2019 Thursday 25 July 2019 Thursday 1 August 2019 Thursday 8 July 2019 Thursday 15 August 2019 Thursday 22 August 2019 Thursday 29 August 2019 Thursday 19 September 2019 Thursday 3 October 2019 Thursday 24 October 2019 Thursday 7 November 2019 Thursday 28 November 2019 Thursday 12 December 2019 Thursday 20 February 2020 Thursday 27 February 2020 Thursday 12 March 2020 Thursday 19 March 2020 Thursday 9 April 2020 Thursday 16 April 2020 Thursday 30 April 2020 Thursday 7 May 2020 Wednesday 27 May 2020 60 Fixtures

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League Rules Premier

Rules of the Premier League Contents Premier League Rules Definitions and Interpretation 77 77 77 96 97 97 97 98 98 98 99 101 101 101 102 102 102 103 103 103 104 104 104 104 105 106 106 106 107 107 107 109 109 109 109 109 113 Section A: Definitions and Interpretation Definitions Interpretation The League: Governance, Operations and Finance Section B: The League – Governance Name and Membership Board Powers Procedure at General Meetings Relationship between Clubs and the League Football Association Representation The League Competition The League Competition Determination and Accreditation of Goals The League Championship Relegation League Position The League – Finance Obligations of the League Obligations of Clubs Accounting Practice Operating and Other Expenses Transmission of League Matches Distribution of UK Broadcast Revenue Distribution of International Broadcast Revenue Distribution of Commercial Contract Revenue Distribution of Radio Contract Revenue Relegated Clubs Value Added Tax Distribution Account Assignments of Central Funds Section C: Section D: Clubs: Finance and Governance Section E: Clubs – Finance Power to Inspect Club Bank Accounts Submission of Club Accounts Short Term Cost Control 63

Contents HMRC Power to Deduct Events of Insolvency Sporting Sanction General Profitability and Sustainability Owners’ and Directors’ Test Disqualifying Events Submission of Declaration Change of Director’s Circumstances Disqualification of a Director Disciplinary Provisions Suspension of the Club Appeal against Disqualification of a Director Persons Prohibited by Law from entering the United Kingdom etc Disclosure of Ownership and Other Interests Disclosure of Ownership and Other Interests Directors’ Reports Material Transactions Record of Material Transactions Transfer Policy Associations and Influence Associations between Clubs Club Officials Dual Interests Club Contracts Miscellaneous Employment of Officials Betting UEFA Club Licence Applicants Football Foundation 114 114 115 118 119 119 121 121 123 123 124 124 124 125 126 127 127 129 129 129 129 131 131 131 131 132 133 133 133 134 134 135 135 135 135 135 135 Section F: Section G: Section H: Section I: Section J: Clubs: Operations Section K: Stadium Criteria and Broadcasters’ Requirements Safety Certificate Ownership of Ground and Training Facilities Ground Sharing Ground Registration 64 Rules Index

Contents All Seater Grounds Ground Regulations Covered Stadia Dressing Rooms Drug-testing Room Security The Pitch Pitch Protection Artificial Surfaces Goal Line Technology and Video Assistant Refereeing Trainers’ Bench Facilities Technical Areas Sanitary Facilities Facilities for Disabled Supporters CCTV Giant Screens Media Facilities – General Television Gantry UK TV Commentary Positions International TV Commentary Positions Radio Commentary Positions TV Broadcasters’ Pitchside Presentation Positions Tunnel Interview Positions Camera Positions: Match Coverage Camera Positions: Team and Supporter Arrivals Television Studios TV Broadcasters: Observer Seats Reporter, Floor Manager and Match Manager Positions Visiting Club Analyst Positions Mixed Zone Access to Tunnel Interview Positions Hardwiring Transmission of Pre-Match Media Conference Power Supply Car Park Spaces Outside Broadcast Compound Official Club Team Sheets Media Working Area Media Conference Room Press Seats Facilities for Photographers 136 136 136 136 136 136 137 138 138 138 139 139 139 140 140 140 141 143 143 144 144 145 145 146 146 147 147 147 148 148 149 150 150 150 150 151 151 152 152 152 153 65

Contents Content Sessions UK Content Sessions International Content Sessions Additional League Content Sessions Pre-Match Media Conference Pre-Match Filming Interviews - General Matchday Pre-Match Interviews Dressing Room Filming Half-time Interviews Post-Match Interviews, Mixed Zone and Post-Match Media Conference League Champions Promotional Photographs and Footage Pre-Season Content Session Floodlights Fixtures Arranging Fixtures Arranging Other Matches Other Competitions Postponement of League Matches Failure to Play a League Match Replaying a League Match Match Delegate Full Strength Teams Minimum Age Team Sheet and Pre-Match Briefing Substitute Players Kick-Off Countdown to Kick-Off Use of Official Ball Occupation of the Technical Area Duration of League Matches Gate Statements Penalties Compensation for Postponed Matches Provision of Hospitality for Officials Players’ Identification and Strip Player Identification Home and Alternative Strips Strip Advertising 153 154 156 158 159 160 160 161 161 162 162 166 166 167 168 173 173 174 174 174 175 175 175 175 175 175 176 176 177 177 177 177 177 177 178 178 179 179 179 182 Section L: Section M: 66 Rules Index

Contents Section N: Match Officials Appointment of Match Officials Rules Binding on Match Officials Payments to Match Officials Pre-Match Procedures Compliance with Instructions Post-Match Procedures Medical Doctors - General Team Doctor and Medical Coordinator Crowd Doctor Physiotherapists Medical and Safety Action Plan Attendance of Medical Personnel and Provision of Medical Facilities Concussive Injuries Medical Records Medical Insurance Managers Codes of Conduct Coaching Qualifications Contracts of Employment and Submission to the Board Contents of Contracts of Employment Meetings Re Refereeing and Other Matters Broadcasters and Media Disputes Assistant Manager/Head Coach Scouts Registration of Scouts Identification of Scouts Code of Conduct Supporter Relations Supporter Liaison Officer Policies Disability Access Officer Reporting Ticketing Merchandise 183 183 183 183 183 184 184 185 185 185 186 186 187 187 188 188 189 191 191 191 191 191 191 192 192 192 193 193 193 193 195 195 195 195 195 195 198 Section O: Section P: Section Q: Section R: 67

Contents Section S: Safeguarding and Mental Health Clubs’ Policies and Procedures Roles and Responsibilities Staff Parental Consent Notification of Referrals to External Agencies and Football Authorities Monitoring Safer Recruitment Publicity Mental and Emotional Wellbeing 199 199 199 201 201 202 202 203 204 204 205 205 205 205 205 205 206 206 206 206 207 207 207 207 208 208 208 208 208 209 209 209 209 211 211 212 212 Players – Contracts, Registrations and Transfers Section T: Players – Contracts Approaches to Players Approaches by Players Public Statements Inducements Form of Contract Length of Contract Players’ Remuneration Signing-on Fees Lump Sum Payments Image Contracts Signing the Contract Reporting Fines etc. Submission to Board Mutual Termination Appeal against Termination Appeal against Disciplinary Decision Disputes between Clubs and Players Orders for Costs Appeal Effect of Termination Testimonial Matches Players – Registrations Requirement for Registration Types of Registration International Transfer Certificate Section U: 68 Rules Index

Contents Eligibility to Work in the United Kingdom Registration Procedure Multiplicity of Registrations Monthly Registrations Termination of Registrations New Registrations Requiring Consent List of Players Clubs Ceasing to be Members Prohibition of Third Party Investment Assignment of Entitlement to Compensation Fee or Loan Fee Players – Transfers of Registrations Transfer Windows Temporary Transfers Contract Players Retired Players Out of Contract Players The Player’s Options The Club’s Options The Compensation Fee Method of Payment Transfer Levy 212 212 213 213 213 214 214 215 216 217 219 219 219 221 222 222 222 223 223 224 226 227 227 227 227 227 227 228 228 229 230 233 235 236 237 237 237 Section V: Disciplinary and Dispute Resolution Section W: Disciplinary Power of Inquiry Board’s Disciplinary Powers Fixed Penalty Procedure Summary Jurisdiction Provision of Information The Panel Appointing a Commission Commission Procedures Commission’s Powers Appeals Appeal Board’s Powers Admissibility of Evidence Legal Representation Publication and Privilege 69

Contents Section X: Arbitration Definitions Agreement to Arbitrate Standing Commencement of the Arbitration Appointing the Arbitrators Appointing a Single Arbitrator Replacing an Arbitrator Communications Directions The Tribunal’s General Powers Duty of the Parties Default of the Parties The Hearing Remedies Majority Decision Provisional Awards The Award Costs Challenging the Award Representation Waiver Managers’ Arbitration Tribunal Managers’ Arbitration Tribunal Premier League Appeals Committee Jurisdiction Composition of the Committee Committee Procedures Fees and Expenses Committee’s Powers 239 239 239 240 240 240 241 241 241 241 242 243 243 243 243 244 244 244 244 244 245 245 247 247 251 251 251 251 253 253 Section Y: Section Z: 70 Rules Index

Contents Premier League Forms Form 1: Form 2: Form 3: List of Authorised Signatories (Rule A.1.15) Notification of Club Bank Account (Rule E.2) Return of Player Services Costs and Image Contract Payments (Rule E.21) Appeal Under Rule E.41 Calculation of Aggregated Adjusted Earnings Before Tax (Rule E.53.3) Owners’ and Directors’ Declaration (Rules A.1.53, F.2 and F.3) Dual Interest Notice (Rules G.1 and G.4) Directors’ Report (Rules H.6, H.7, H.8 and H.9) Registration of Pitch Dimensions (Rule K.17) Team Sheet (Rule L.21) Gate Statement (Rule L.38) Notification of Shirt Numbers Allocated (Rule M.6) Registration of Strips (Rule M.17) Scout Registration Form (Rule Q.2) Safeguarding Roles and Responsibilities (Rules S.3, S.4 and S.21) English Football League Contract Premier League Contract Player Ethnicity Monitoring Questionnaire (Rule T.24) Amateur Registration Form (Rule U.15) Offer of New Contract (Rule V.17.2) Application for Free Transfer (Rule V.20) Contingent Sum Notification (Rule V.36.2) Fixed Penalty Notice (Rule W.4) Summary Jurisdiction Notice (Rule W.9) Complaint (Rule W.26) Answer (Rule W.30) Appeal Against Fixed Penalty (Rule W.66) Appeal Against Commission Decision (Rule W.67) Request for Arbitration (Rules X.7 or Y.3) Appointment of Arbitrator (Rules X.10 or Y.6) Appointment of Single Arbitrator (Rule X.15.1) Notice of Preliminary Meeting (Rules X.20 or Y.13) 257 258 259 263 264 265 268 269 270 271 272 273 274 275 276 277 305 333 334 335 336 337 338 339 340 341 342 343 344 345 346 347 Form 4: Form 4A: Form 5: Form 6: Form 7: Form 8: Form 9: Form 10: Form 11: Form 12: Form 13: Form 14: Form 15: Form 16: Form 17: Form 18: Form 19: Form 20: Form 21: Form 22: Form 23: Form 24: Form 25: Form 26: Form 27: Form 28: Form 29: Form 30: Form 31: 71

Contents Youth Development Rules General Definitions General Applications to Operate Academies Strategy, Leadership and Management of the Academy Strategic Documents Academy Performance Plan Performance Management Application Technical Board Effective Measurement Monitoring Productivity Profile Performance Management, Player Development and Progression Performance Clock Individual Learning Plans and Multi-disciplinary Reviews Staff General Academy Management Team Academy Manager Academy Operations Manager Academy Secretary Head of Academy Coaching Coaches Goalkeeping Coaches Senior Professional Development Coach Coaches: Qualifications and Professional Development Head of Academy Sports Science and Medicine Academy Nutritionist Lead Sports Scientist Lead Strength and Conditioning Coaches Senior Academy Physiotherapist Physiotherapists and Sports Therapists Academy Doctor Performance Analysts Head of Education Head of Recruitment Interns Player Care Academy Psychologist 351 351 362 362 366 366 366 366 367 368 368 368 369 369 369 372 372 373 373 375 375 375 376 377 378 379 380 381 381 382 383 383 384 384 385 386 387 387 387 72 Rules Index

Contents Coaching 388 388 388 391 392 392 392 394 398 399 400 402 402 403 403 408 409 409 409 410 410 410 413 413 413 415 415 415 415 416 417 419 419 422 423 424 426 428 428 Coaching Curriculum Coaching Hours Development Centres Games Programme General Foundation Phase Games Programme Youth Development Phase Games Programme Professional Development Phase Games Programme Premier League 2 and Professional Development League Games Programme: Postponement etc. of Matches Duty of Care Education Reports on Educational Progression Delivery of the Education Programme Personal Development and Life Skills Plans Inductions and Transitions Academy Player and Parent Voice Safeguarding and Mental and Emotional Wellbeing Health and Safety Inclusion, Diversity and Equality Injury and Medical Sports Science and Medicine/Performance Support Sports Science and Medicine/Performance Support Programme Performance Analysis Talent Identification and Recruitment Scouts: Qualifications Scouts: Attendance at Matches Registrations and Provision of Information by the League Time/Distance Rules Trials Pre-Registration Agreements Registrations End of Season Procedure Termination of Registration Scholarships Approaches by and to Clubs and Inducements Facilities Facilities 73

Contents Finance and Expenses Finance Expenses Compensation Compensation 434 434 434 436 436 Youth Development Forms PLYD Form 1: Scholarship Agreement Schedule One, Scholarship Allowance Schedule Two, Disciplinary Procedure and Penalties Schedule Three, Declaration by Scholar and Parents Notification of Trialists’ Particulars (Youth Development Rule 235.2) Notice of Ending of Trial Period (Youth Development Rule 244) Pre-Registration Agreement (Youth Development Rule 248) Academy Player Registration Application (Youth Development Rule 257) Full Time Training Model (Youth Development Rule 187) Hybrid Training Model (Youth Development Rule 187) Academy Ethnicity Monitoring Questionnaire (Youth Development Rule 258) List of Academy Players (Youth Development Rule 266) Retention/Termination Notification for Academy Players Entering into Age Groups Under 10, Under 11 and Under 12 (Youth Development Rule 267.1) Retention/Termination Notification for Academy Players Entering into Age Groups Under 13 and Under 15 (Youth Development Rule 267.2) Academy Player’s Registration: Mutual Cancellation Notification (Youth Development Rule 271.2) Scholarship Offer (Youth Development Rule 281) Response to Scholarship Offer (Youth Development Rule 282) 445 454 455 458 460 462 463 465 469 471 473 474 475 PLYD Form 2: PLYD Form 3: PLYD Form 4: PLYD Form 5: PLYD Form 5A: PLYD Form 5B: PLYD Form 6: PLYD Form 7: PLYD Form 8: PLYD Form 9: 476 PLYD Form 10: 477 PLYD Form 11: PLYD Form 12: 478 479 Appendices to the Rules Appendix 1: Appendix 2: Appendix 3: Appendix 4: Schedule of Offences (Rule F.1.5.3) Inclusion and Anti-Discrimination Policy (Rule J.4) Camera Positions (Rule K.60) Medical Examinations and Information to be Conducted/Collected on all Contract Players and Academy Players Registered on Scholarship Agreements (Rule O.22) 483 484 485 491 74 Rules Index

Contents Appendix 4A: Appendix 5: Appendix 6: Appendix 7: Pocket Concussion Recognition Tool (Rule O.20) Code of Conduct for Managers (Rule P.1) Code of Conduct for Clubs (Rule P.2) Standard Clauses for Inclusion in Managers’ Contracts of Employment (Rule P.8.1) Code of Conduct for Scouts (Rule Q.7) Standard Clauses for inclusion in replica Strip manufacturers’ contracts (Rule R.16) Notice to Manufacturer Licensed to Manufacture and Distribute Club Replica Strip (Rule R.17) 493 495 498 499 Appendix 8: Appendix 9: 500 501 Appendix 10: 503 Appendix 11: Appendix 12: Regulations of the Professional Football Compensation Committee Code of Conduct for Academy Players of Compulsory School Age (Youth Development Rule 197) 504 509 75

Contents 76 Rules Index

Definitions and Interpretation Section A: Definitions and Interpretation 77 Definitions A.1. In these Rules: A.1.1. “Accounting Reference Period” means the period in respect of which Annual Accounts are prepared; A.1.2. “Activity” means any activity or series of activities, organised or arranged by or in the name of a Club, for Children and/or Adults at Risk (and/or to be attended by such individual(s)); A.1.3. “the Act” means the Companies Act 2006 (save for in Section X of these Rules, where it shall have the meaning set out in Rule X.1.1); A.1.4.“the 1986 Act” has the meaning set out in Rule E.30.1; A.1.5. “Adjusted Earnings Before Tax” means Earnings Before Tax adjusted to exclude costs (or estimated costs as the case may be) in respect of the following: (a) depreciation and/or impairment of tangible fixed assets, amortisation or impairment of goodwill and other intangible assets (but excluding amortisation of the costs of Players’ registrations); (b) Women’s Football Expenditure; (c) Youth Development Expenditure; and (d) Community Development Expenditure. Each of Youth Development Expenditure, Women’s Football Expenditure and Community Development Expenditure shall only be excluded from the calculation of Adjusted Earnings Before Tax if separately disclosed: (e) by way of notes to the Annual Accounts; or (f) by way of supplementary information which reconciles to the Annual Accounts and which has been subject to independent audit; A.1.6. “Adult at Risk” means an adult who has needs for care and support (whether or not the local authority is meeting any of those needs) and is experiencing, or is at risk of, abuse or neglect and as a result of those care and support needs is unable to protect himself from either the risk of or the experience of abuse or neglect. This may include (but is not limited to) people with learning disabilities, sensory impairments, mental health needs, elderly people and people with a physical disability or impairment. It may also include people who are affected by the circumstances that they are living in, for example, experiencing domestic violence; A.1.7. “Amateur Player” means any player (other than an Academy Player) who is registered to play or intends to be registered to play for a Club and who is registered with The Football Association as an amateur in accordance with the FIFA Regulations on the Status and Transfer of Players;

Section A: Definitions and Interpretation 78 Rules: Section A A.1.8. “Annual Accounts” means: (a) the accounts which each Club’s directors are required to prepare pursuant to section 394 of the Act; or (b) if the Club considers it appropriate or the Board so requests, the Group Accounts of the Group of which the Club is a member and which it is required to prepare pursuant to section 399 of the Act, or which it is required to deliver to the Registrar of Companies pursuant to section 400(2)(e) or section 401(2)(f) of the Act, provided that in either case the accounts are prepared to an accounting reference date (as defined in section 391 of the Act) which falls between 31 May and 31 July inclusive. If the accounting reference date falls at any other time, separate accounts for the Club or the Group (as appropriate) must be prepared for a period of twelve months ending on a date between 31 May and 31 July inclusive, and in such a case “Annual Accounts” means those accounts. Annual Accounts must be prepared and audited in accordance with all legal and regulatory requirements applicable to accounts prepared pursuant to section 394 of the Act; A.1.9. “Appeal Board” means the body having appellate jurisdiction under these Rules appointed by the Board under the provisions of Rule W.63; A.1.10. “Articles” means the Articles of Association of the League and reference to a number following the word ‘Article’ is a reference to an article so numbered in the Articles; A.1.11.“Artificial Surface” means any playing surface which is not or not intended to be predominantly natural grass; A.1.12.“Associate” means, in relation to an individual, any other individual who is: (a) the spouse or civil partner of that individual; (b) a relative of that individual or of his spouse or civil partner; or (c) the spouse or civil partner of a relative of that individual or of their spouse or civil partner; A.1.13.“Associated Person” has the meaning given to it in Rule S.14; A.1.14. “Associated Undertaking” means an undertaking in which another undertaking has a participating interest and over whose operating and financial policy it exercises a significant influence, and which is not a Parent Undertaking or Subsidiary Undertaking; A.1.15. “Authorised Signatory” means an Official of a Club duly authorised by a resolution of its board of directors to sign Forms either as required by these Rules or in connection with a Club’s application for a UEFA Club Licence, whose particulars shall have first been submitted to the Board in Form 1;

Section A: Definitions and Interpretation 79 A.1.16. “Averaged Three Year Player Trading Profit” means the average profit from player trading realised by the Club over the three Contract Years: T; T-1; and T-2, as disclosed in the Club’s Annual Accounts; A.1.17. “Bankruptcy Order” means an order adjudging an individual bankrupt; A.1.18.“Bankruptcy Restriction Order” and “Interim Bankruptcy Restriction Order” mean orders made under the provisions of Schedule 4A of the 1986 Act; A.1.19. “Basic Award Fund” means the fund established out of UK Broadcast Revenue and distributed in accordance with Rule D.17.1; A.1.20.“Board” means the board of directors for the time being of the League (or its designee); A.1.21.“Broadcaster” means a Radio Broadcaster, a UK Broadcaster or an International Broadcaster; A.1.22.“Cash Losses” means aggregate Adjusted Earnings Before Tax after: (a) write back of: (i) amortisation and/or impairment of Players’ registrations; and (ii) profit or loss on the transfer of Players’ registrations; and (b) inclusion of net cash flow in respect of transfers of Players’ registrations; A.1.23.“Central Funds” has the meaning set out in Rule E.26.1; A.1.24.“Chairman” means the Person appointed as the Chairman pursuant to Article 42 of the Articles or any acting Chairman appointed pursuant to Article 57.1; A.1.25.“Champions’ Features” has the meaning set out in Rule K.105; A.1.26.“Child” and “Children” mean any Person or Persons under the age of 18 years; A.1.27. “clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect; A.1.28. “Close Season” means the period between the end of one Season (ie, from the end of the relevant Club’s final League Match of the Season or, if the relevant Club qualifies for the FA Cup Final in that Season, the end of the FA Cup Final) and the commencement of the next Season (ie, midnight on the day before the first League Match in that Season); A.1.29.“Club” means an association football club in membership of the League and: (a) for the purposes of Rules E.40 to E.50 inclusive includes any club which is entitled to be promoted from The Football League to the League; (b) for the purposes of Rules A.1.48, A.1.54, A.1.186, and Sections F and H of these Rules (including any Forms prescribed therein) includes any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Parent Undertaking of such Club; and

Section A: Definitions and Interpretation 80 Rules: Section A (c) for the purposes of Section G of these Rules, Rules I.1 to I.7 and Rule J.3 (and including any Forms prescribed therein) includes any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking of such Club; A.1.30.“club” means an association football club not in membership of the League; A.1.31. “Club Own Revenue Uplift” means any increase in a Club’s revenue in a Contract Year when compared with its revenue in either: (1) the prior Contract Year; or (2) Contract Year 2012/13, as elected by the Club in accordance with Rule E.18 (in each case, excluding Central Funds fee payments from its revenue in both relevant Contract Years). The Board may if necessary adjust the calculation of a Club Own Revenue Uplift: (a) to ensure that it is calculated on a like-for-like basis; and/or (b) to restate to Fair Market Value any consideration which arises from a Related Party Transaction. The Board shall not make any such adjustment without first having given the Club reasonable opportunity to make submissions as to whether such adjustment is necessary and/or (where paragraph (b) above applies) what constitutes the Fair Market Value of the said consideration; A.1.32. “Club Radio Contract” means any contract upon terms complying in all respects with any directive issued by the League pursuant to Rule D.6 and made between any Club and the local or regional independent radio station or BBC local radio station within whose transmission area the Club’s Stadium is situated; A.1.33. “Club Shirt Sponsor Contract” means any contract between any Club and any Person (not being the manufacturer, producer or distributor of that Club’s Strip) providing for the exhibition upon that Club’s Strip of the agreed prime brand of that Person in accordance with Rule M.30; A.1.34. “Commercial Contract” means any contract entered into by the League relating to sponsorship or like transactions or other matters materially affecting the commercial interests of Clubs other than an International Broadcast Contract, a UK Broadcast Contract or a Radio Contract; A.1.35.“Commercial Contract Revenue” means revenue received by the League under any Commercial Contract; A.1.36.“Commission” means a commission appointed by the Board under the provisions of Rule W.21; A.1.37.“Community Development Expenditure” means: (a) net expenditure by a Club directly attributable to activities (whether in the United Kingdom or abroad) for the public benefit to promote participation in sport and advance social development; and (b) donations made by the Club:

Section A: Definitions and Interpretation 81 (i) to United Kingdom charities in a form recognised by such charities; and/or (ii) for foreign charitable purposes in a form which (had the donations been made to registered United Kingdom charities) would have been recognised as charitable; A.1.38. “Company Secretary” means the Person whose particulars are registered or registrable as the secretary of the League pursuant to section 276 of the Act, and shall include any joint, assistant or deputy secretary; A.1.39. “Compensation Fee” means any sum of money or other consideration (exclusive of value added tax) payable by a Transferee Club to a Transferor Club upon the permanent transfer of the registration of a Contract Player or in respect of an Out of Contract Player; A.1.40. “Compensation Fee Account” means the account bearing that name at Barclays Bank Plc into which Compensation Fees, Loan Fees (including, in both cases, instalments thereof) and Contingent Sums are payable as set out in Rule V.29; A.1.41. “Concert Party” means any Person with which any relevant Person is acting in concert within the meaning of paragraphs (2) to (5) (inclusive) of the definition of “acting in concert” in the City Code on Takeovers and Mergers, or would be so acting in concert if the City Code on Takeovers and Mergers applied in the relevant case; A.1.42.“Conditional Contract” means a playing contract between a Club and a Player which is determinable by the Player at any time; A.1.43.“Connected Person” means any Person who directly or indirectly possesses or is entitled to acquire more than 30 per cent of: (a) the issued ordinary share capital of the company; (b) the loan capital (save where loan capital was acquired in the ordinary course of the business of lending money) and issued share capital of the company; or (c) the assets of the company which would be available for distribution to equity holders in the event of winding up of the company; A.1.44.“Content Session” has the meaning set out in Rule K.90; A.1.45. “Contingent Sum” means any sum of money (exclusive of value added tax) additional to a Compensation Fee, payable upon the happening of a contingent event by a Transferee Club to a Transferor Club consequent upon the transfer of the registration of a player (whether that transfer is permanent or temporary); A.1.46.“Contract Player” means any player (other than an Academy Player) who has entered into a written contract of employment with a Club; A.1.47. “Contract Year” means the period beginning on 1 July in any year and ending on the following 30 June;

Section A: Definitions and Interpretation Guidance The Countdown to Kick-Off in respect of each League Match must be approved by the Premier League in advance. Where Clubs wish to engage in in-Stadium activity of any kind: (a) in the period between 15 minutes prior to kick-off and the kick-off itself; (b) during half-time and/or (c) in the period between the final whistle and 15 minutes following the conclusion of the League Match (whether by way of remembrance, tribute, celebration or otherwise), such activity must be notified to the League as far in advance of the League Match as reasonably practicable (and, in any event, no later than seven days prior to the League Match). Any such activity that is not notified to the League within that deadline will only be approved by the Board in exceptional circumstances. 82 Rules: Section A A.1.51.“Crowd Doctor” means the Official described in Rules O.9 to O.11; A.1.52. “DBS” means the Disclosure and Barring Service, being a non-departmental public body of the Home Office which, amongst other things, processes requests for criminal records checks and barred list information, or any successor body which carries out its functions; A.1.48. “Control” means the power of a Person to exercise, or to be able to exercise or acquire, direct or indirect control over the policies, affairs and/or management of a Club, whether that power is constituted by rights or contracts (either separately or in combination) and having regard to the considerations of fact or law involved, and, without prejudice to the generality of the foregoing, Control shall be deemed to include: (a) the power (whether directly or indirectly and whether by the ownership of share capital, by the possession of voting power, by contract or otherwise including without limitation by way of membership of any Concert Party) to appoint and/or remove all or such of the members of the board of directors of the Club as are able to cast a majority of the votes capable of being cast by the members of that board; and/or (b) the holding and/or possession of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club (whether directly, indirectly (by means of holding such interests in one or more other persons) or by contract including without limitation by way of membership of any Concert Party) which confer in aggregate on the holder(s) thereof 30 per cent or more of the total voting rights exercisable at general meetings of the Club. For the purposes of the above, any rights or powers of a Nominee for any Person or of an Associate of any Person or of a Connected Person to any Person shall be attributed to that Person; A.1.49. “Conviction” means a finding by a court anywhere in the world that a Person has committed an offence or carried out the act for which he was charged, and Convicted shall be construed accordingly; A.1.50. “Countdown to Kick-Off” means, in respect of each League Match, the document agreed between the Home Club and the Match Manager (and approved by the League) in advance, setting out the timings according to which (among other things) the participating Clubs should line up in the tunnel area and process onto the pitch;

Section A: Definitions and Interpretation 83 A.1.53.“Declaration” means a declaration in Form 5; A.1.54. Subject to Rule A.1.55, “Director” means any Person occupying the position of director of a Club whose particulars are registered or registrable under the provisions of section 162 of the Act and includes a shadow director, that is to say, a Person in accordance with whose directions or instructions the directors of the Club are accustomed to act, or a Person having Control over the Club, or a Person exercising the powers that are usually associated with the powers of a director of a company; A.1.55.For the purposes of Rules H.1 to H.9: (a) a Person shall be excluded from the definition of Director set out in Rule A.1.54 if (and only if): (i) he falls within the said definition of Director solely because Rule A.1.48(b) applies to him; (ii) his aggregate interest (of the kind set out in Rule A.1.48(b)) in the Shares conferring voting rights exercisable at general meetings of the Club is less than 50%; and (b) the Official referred to in Rule J.1.1 shall be included in that definition; A.1.56.“Disclosure” means the service provided by the DBS to Persons registered with it; A.1.57. “Earnings Before Tax” means profit or loss after depreciation and interest but before tax, as shown in the Annual Accounts; A.1.58. “Equal Share Distribution Method” means, in respect of the League’s distribution of any element of Central Funds, the distribution of such funds in equal shares, with one share distributed to each Club; A.1.59.“Events of Insolvency” means the events set out in Rule E.30; A.1.60.“Facility Fees Fund” means the fund established out of UK Broadcast Revenue and distributed in accordance with Rule D.17.3; A.1.61.“Faculty” has the meaning set out in Rule O.10; A.1.62.“F.A. Cup” means the Football Association Challenge Cup competition; A.1.63. “Fair Market Value” means the amount for which an asset could be sold, licensed or exchanged, a liability settled, or a service provided, between knowledgeable, willing parties in an arm’s length transaction; A.1.64.“Feature Session” has the meaning set out in Rule K.103; A.1.65.“Fellow Subsidiary Undertaking” has the meaning set out in section 1161(4) of the Act; A.1.66.“FIFA” means the Fédération Internationale de Football Association;

Section A: Definitions and Interpretation Guidance For the purposes of calculating the Fixed Central Funds Distribution Ratio, the ‘maximum’ referred to is the total that a Club would receive if it finished the Season as League Champions and received the highest possible number of facility fees. The ‘minimum’ is the total that a Club would receive if it finished in 20th position and received the lowest possible number of facility fees. 84 Rules: Section A A.1.69.“The Football Association” means The Football Association Limited; A.1.70.“The Football Association Rules” means the rules and regulations for the time being of The Football Association; A.1.71.“Football Creditor” has the meaning set out in Rule E.36; A.1.72.“The Football League” means The Football League Limited and/or the league competitions organised by it, as appropriate; A.1.73.“The Football League Cup” means the cup competition organised by the board of The Football League; A.1.74.“Form” means the appropriate form or substantially the same form as that prescribed in these Rules; A.1.75.“Future Financial Information” has the meaning set out in Rule E.11; A.1.76. “Gambling Related Agreement” means any agreement: (i) which concerns any advertising, marketing, promotion, supply or provision of betting, gaming, lottery or other gambling related products, services, brands or facilities (whether as part of a Club Shirt Sponsor Contract, the appointment of a gambling partner or otherwise); and/or (ii) where the business activities of any of the parties (or of an Associated Undertaking or Group Undertaking of any of the parties) to such agreement include the provision of betting, gaming, lottery or other gambling related products, services or facilities; A.1.67. “Financial Institution” means any entity which is incorporated in, or formed under the law of any part of the United Kingdom, and which has permission under Part 4a of the Financial Services and Markets Act 2000 to carry on the regulated activity of accepting deposits (within the meaning of section 22 of that statute, taken with Schedule 2 and any order under section 22) but such definition shall not include: (a) a building society (within the meaning of section 119 of the Building Societies Act 1986); or (b) a credit union (within the meaning of section 31 of the Credit Unions Act 1979); A.1.68. “Fixed Central Funds Distribution Ratio” means a ratio reflecting the fact that, in respect of any one Season, the maximum possible Central Funds distribution that one Club could receive is an amount equal to 180% of the minimum possible Central Funds distribution that one Club could receive;

Section A: Definitions and Interpretation 85 A.1.77. “General Meeting” means any meeting of the members of the League duly called in accordance with the provisions of Article 18; A.1.78.“Goal Line Technology” means all necessary equipment for the purpose of assisting the referee to determine whether, in a League Match, a goal has been scored; A.1.79. “Group Accounts” mean accounts that a Club is required to prepare pursuant to section 399 of the Act, or which its Parent Undertaking is required to deliver to the registrar of companies pursuant to section 400(2)(e) or section 401(2)(f) of the Act; A.1.80.“Group Undertaking” has the meaning set out in section 1161(5) of the Act; A.1.81. “Hardwiring” means the permanent installation of cabling, to the League’s specification, to enable the uninterrupted live Transmission of League Matches and “Hardwired” shall be construed accordingly; A.1.82.“Head of Safeguarding” means the member of Staff appointed to that role by each Club in accordance with Rule S.4; A.1.83.“HMRC” means Her Majesty’s Revenue and Customs or such other government department(s) that may replace the same; A.1.84. “Holding” means the holding and/or possession of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club (whether directly, indirectly (by means of holding such interests in one or more other Persons) or by contract including without limitation by way of membership of any Concert Party) which confer any voting rights exercisable at general meetings of the Club. For the purposes of the above, any rights or powers of a Nominee for any Person shall be attributed to that Person, that is to say any rights or powers which another Person possesses on his behalf or may be required to exercise at his direction or on his behalf and any rights or powers of any other Person which is a Connected Person to any Person shall be attributed to that Person; A.1.85. “Home Club” means the Club at whose Stadium a League Match is or was or should be or should have been played or, where the Clubs participating in that League Match share a Stadium, the Club whose name first appears in respect of that League Match on the League’s fixture list; A.1.86. “Home Grown Player” means a Player who, irrespective of his nationality or age, has been registered with any Club (or club) affiliated to The Football Association or the Football Association of Wales for a period, continuous or not, of three Seasons or 36 months prior to his 21st birthday (or the end of the Season during which he turns 21) and, for the purposes of this definition of “Home Grown Player”, a Season will be deemed to commence on the date on which the relevant Summer Transfer Window closes and expire on the date of the final League Match of the Season; A.1.87. “Host Broadcaster” has the meaning set out in Rule K.112.1; A.1.88. “Image Contract” means any contract whereby a Player transfers to any Person the right to exploit his image or reputation either in relation to football or non-footballing activities;

Section A: Definitions and Interpretation 86 Rules: Section A A.1.89.“Image Contract Payment” means any payment made or liability incurred by or on behalf of a Club to such a Person in order to acquire that right; A.1.90.“Individual Voluntary Arrangement” means an arrangement made under the provisions of Part VIII of the 1986 Act; A.1.91. “Intermediary” means any Person who qualifies as an Intermediary for the purposes of the FA Regulations on Working with Intermediaries (as amended from time to time); A.1.92. “International Broadcaster” means a Person with which the League has entered into an International Broadcast Contract and which is entitled to effect the Transmission of League Matches in accordance with the terms of that contract; A.1.93. “International Broadcast Contract” means any contract entered into by the League for the Transmission of League Matches outside the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Islands; A.1.94.“International Broadcast Revenue” means revenue received by the League under any International Broadcast Contract; A.1.95. “International Broadcast Revenue Excess” means, in respect of any one Season, the Net Distributable International Broadcast Revenue in excess of the International Broadcast Threshold Amount; A.1.96. “International Broadcast Threshold Amount” means the figure notified to Clubs each Season, calculated to reflect an increase from the Season three years prior in accordance with the Three-Year Compound CPI Formula; A.1.97. “International Content Session” has the meaning set out in Rule K.98; A.1.98. “International Transfer” means the transfer of the registration of a player to a Club in respect of which an international transfer certificate is required under the provisions of the FIFA Regulations on the Status and Transfer of Players; A.1.99.“International TV Commentary Positions” means the commentary positions more particularly described in Rules K.53 and K.54; A.1.100. “Interview Backdrops” means backdrops against which interviews must, where specified by these Rules, be conducted. The Interview Backdrops will be provided to Clubs from time to time by the League; A.1.101.“Lead Disclosure Officer” means the member of Staff appointed to that role by each Club in accordance with Rule S.21; A.1.102.“League” means The Football Association Premier League Limited; A.1.103.“League Champions” has the meaning set out in Rule C.11; A.1.104.“League Match” means a first team match played under the jurisdiction of the League; A.1.105.“League Office” means the registered office for the time being of the League;

Section A: Definitions and Interpretation Guidance The appointment of a Match Manager in relation to a League Match does not absolve Clubs from compliance with their responsibilities under Rules L.29 and L.30 (which provide for prompt kick-offs and re-starts of League Matches) or with any of the provisions of Section K concerning Broadcaster access requirements. 87 A.1.114.“Match Officials” means referees, assistant referees, video assistant referees and assistant video assistant referees and includes reserve officials and fourth officials; A.1.115.“Material Transactions” has the meaning set out in Rule H.1; A.1.116.“Medical Coordinator” means the Official described in Rule O.7; A.1.106. “Licensing Manual” means the manual in which are set out procedures agreed between The Football Association and the League relating to applications for and the granting of licences enabling Clubs (or clubs) to play in UEFA Club Competitions; A.1.107.“Loan Fee” means any sum of money (exclusive of value added tax) payable by a Transferee Club to a Transferor Club upon a Temporary Transfer; A.1.108.“Manager” means the Official of a Club responsible for selecting the Club’s first team; A.1.109.“Managers’ Arbitration Tribunal” has the meaning set out in Rule Y.1; A.1.110.“Mandatory Medical Equipment Form” means the document referred to Rule O.8, in such form as prescribed by the Board from time to time; A.1.111. “Match Day Information Sheet” means, in respect of each League Match, the administrative document produced by the League and distributed to the Home Club and Visiting Club in advance, containing relevant information for match day operations including (but not limited to) approved Strips, the identity of the relevant Match Officials, the Countdown to Kick-Off and the identities and contact details of the Match Manager and other League representatives; A.1.112.“Match Day Medical Requirements Form” means the document referred to Rule O.7, in such form as prescribed by the Board from time to time; A.1.113. “Match Manager” means a representative of the League who may be appointed to act in relation to a League Match and whose responsibilities include (without limitation): (a) liaising with Clubs, Match Officials, Broadcasters and any Person with whom the League has entered into a Commercial Contract to promote the delivery by the League of all match day requirements and entitlements of Broadcasters and such Persons pursuant to these Rules; (b) assisting Clubs to comply with their obligations pursuant to Rule D.3 insofar as those obligations must be fulfilled at League Matches; and (c) working with Clubs and Broadcasters to enable the referee to ensure that the kick-off, and re-start after half-time, of each League Match take place promptly;

Section A: Definitions and Interpretation 88 Rules: Section A A.1.117.“Memorandum” means the Memorandum of Association of the League; A.1.118. “Mental and Emotional Wellbeing Action Plan” means a document setting out internal roles and responsibilities regarding mental and emotional wellbeing, internal initiatives and processes for support, education and monitoring the mental and emotional wellbeing needs of employees (including Players) and such other matters as advised by the Board from time to time; A.1.119.“Mental and Emotional Wellbeing Lead” means the board-level Official designated that role in accordance with Rule S.23; A.1.120. “Merit Based Distribution Method” means, in respect of the League’s Distribution of UK Broadcast Revenue and (if applicable) International Broadcast Revenue, the distribution of such funds in shares in accordance with the following table: End of Season Number of shares League position 120 219 318 417 516 615 714 813 912 1011 1110 129 138 147 156 165 174 183 192 201 A.1.121.“Merit Payments Fund” means the fund established out of UK Broadcast Revenue and distributed in accordance with Rule D.17.2; A.1.122. “Mixed Zone” means the area in which media interviews with Players and Managers may be conducted after the conclusion of a League Match, as more particularly described in Rules K.69 and K.70;

Section A: Definitions and Interpretation 89 A.1.123.“Monthly Contract” has the meaning set out in Rule T.11.2; A.1.124. “Net Distributable International Broadcast Revenue” means, in respect of any one Season, the total sum that is distributed to Clubs and Relegated Clubs out of International Broadcast Revenue (ie, following the deductions referred to at Rules D.18.1 and D.18.2 and adjusted to take account of any foreign exchange and/or gain); A.1.125.“New Registration” has the meaning set out in Rule U.14; A.1.126. “Nominee” means, in connection to any Person, another Person who possesses rights or powers on his behalf, or which he may be required to exercise at his discretion; A.1.127.“Official” means any director, secretary, servant or representative of a Club, excluding any Player, Intermediary or auditor; A.1.128.“Out of Contract Player” means a Contract Player whose contract of employment with a Club has expired; A.1.129.“Outside Broadcast Compound” means the area for the exclusive use of TV Broadcasters’ vehicles more particularly described at Rules K.79 to K.81; A.1.130.“Panel” has the meaning set out in Rule W.14; A.1.131.“Parent” means a Person who has parental responsibility for a Child; A.1.132.“Parent Undertaking” has the meaning set out in section 1162 of the Act; A.1.133.“PAYE and NIC” means any and all payments required to be made by a Club in respect of income tax and national insurance contributions; A.1.134. “Person” includes any natural person, legal entity, firm or unincorporated association and in the case of a Person which is incorporated any of its Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking; A.1.135.“PGB” has the meaning set out in Rule B.23; A.1.136.“PGMOL” means the Professional Game Match Officials Limited; A.1.137.“Player” means any Contract Player, Out of Contract Player, Amateur Player or Academy Player who is registered to play for a Club; A.1.138.“Player Services Costs” means: (a) the total of all gross remuneration and benefits payable by a Club to or in respect of its Contract Players; (b) (where applicable) employer’s national insurance contributions thereon; and (c) any direct contributions made by a Club for a Player’s benefit to a pension scheme or to an employee benefit trust or an employer-financed retirement benefit scheme;

Section A: Definitions and Interpretation 90 Rules: Section A A.1.139. “Player’s Image” means the Player’s name, nickname, fame, image, signature, voice and film and photographic portrayal, virtual and/or electronic portrayal image or representation, reputation, replica and all other characteristics of the Player including his shirt number; A.1.140.“Post-Match Media Conference” has the meaning set out in Rules K.128 to K.131; A.1.141.“Pre-Match Media Conference” has the meaning set out in Rule K.106; A.1.142.“Pre-Match Positions” has the meaning set out in Rule K.108; A.1.143.“Premier League Appeals Committee” means the committee constituted in accordance with Rule Z.2; A.1.144. “Premier League Match Centre” means the facility, staffed by representatives of the League and PGMOL during each League Match, that provides support for all on-field football and the League’s match day operational matters; A.1.145.“Premier League Safeguarding Standards” means the document by that name published by the League from time to time; A.1.146.“Pre-Season Content Session” has the meaning set out in Rule K.139; A.1.147. “Professional Football Compensation Committee” means the committee constituted in accordance with the Regulations of the Professional Football Compensation Committee; A.1.148. “Professional Footballers’ Pension Scheme” means the pension scheme organised by the Professional Footballers’ Association which provides benefits for Players and their dependants during their playing career and after they retire; A.1.149. “Professional Game Youth Fund” means the fund of that name managed by the League which shall award grants from the fund’s resources to qualifying Clubs and Football League clubs; A.1.150.“Promoted Club” means a Club which became a member of the League at the end of the previous Season pursuant to Rule B.5; A.1.151.“Radio Commentary Positions” means the commentary positions more particularly described in Rule K.55; A.1.152. “Radio Contract” means any contract entered into by the League other than an International Broadcast Contract or a UK Broadcast Contract for the Radio Transmission of League Matches; A.1.153.“Radio Contract Revenue” means revenue received by the League under any Radio Contract; A.1.154. “Radio Broadcaster” means a Person with which the League has entered into a Radio Contract and which is entitled to effect the Radio Transmission of League Matches in accordance with the terms of that contract;

Section A: Definitions and Interpretation 91 A.1.155. “Radio Transmission” means any terrestrial or satellite broadcast or transmission by cable of sounds of and/or commentary upon any League Match or inclusion thereof in a cable programme service and/or on the Internet and/or any relay of sound of and/or commentary upon any League Match whether to an open or closed user group by any means now existing or hereafter invented not consisting solely of storage and distribution of recorded sounds in tangible form whether such radio transmission is on a live or recorded basis in whole or as excerpts; A.1.156. “Relegated Club” means a Football League club which was relegated under the provisions of Rule C.14 at the end of any of the three previous Seasons and which remains relegated; A.1.157. “Relegated Club Shares” means: (a) one share of the Basic Award Fund; and (b) one share of all Net Distributable International Broadcast Revenue distributed to Clubs by the League in accordance with the Equal Share Distribution Method for the relevant Season. For the avoidance of doubt, it does not include any element of any International Broadcast Revenue distributed to Clubs by the League in accordance with the Merit Based Distribution Method; A.1.158. “Related Party Transaction” means a transaction disclosed in a Club’s Annual Accounts as a related party transaction or which would have been disclosed as such except for an exemption under the accounting standards under which the Annual Accounts were prepared; A.1.159. “Representation Contract” means an agreement to which a Club and an Intermediary are party and pursuant to which the Intermediary acts for the Club or a Player in the context of either the registration or transfer of the registration of a Player or the employment of a Player by a Club; A.1.160.“Resolution” has the meaning set out in Article 1; A.1.161.“Respondent” has the meaning set out in Rule W.24.2; A.1.162.“Retired Player” means a Player who has stopped playing competitive football; A.1.163. “Rules” means the rules for the time being of the League and a letter and a number following a reference to a Rule identifies the Section in which it is comprised and its number within that Section; A.1.164.“Safeguarding Officer” means the member of Staff to whom safeguarding duties may be delegated by the Head of Safeguarding in accordance with Rule S.6; A.1.165. “Scout” means any Person employed or engaged by a Club (whether on a full-time or part-time basis and whether or not he is remunerated in any way for his services) whose duties include identifying to his Club players whose registration his Club may wish to secure; A.1.166. “Season” means the period commencing on the date of the first League Match on the fixture list of the League’s first team competition and ending on the date of the last;

Section A: Definitions and Interpretation 92 Rules: Section A A.1.167.“Section” means a Section of these Rules; A.1.168. “Secure Funding” means funds which have been or will be made available to the Club in an amount equal to or in excess of any Cash Losses which the Club has made in respect of the period from T-2 and is forecast to make up to the end of T+2. Secure Funding may not be a loan and shall consist of: (a) contributions that an equity participant has made by way of payments for shares through the Club’s share capital account or share premium reserve account; (b) an irrevocable commitment by an equity participant to make future payments for shares through the Club’s share capital account or share premium reserve account. This irrevocable commitment shall be evidenced by a legally binding agreement between the Club and the equity participant and may if the Board so requires be secured by one of the following: (i) a personal guarantee from the ultimate beneficial owner of the Club, provided that the Board is satisfied that (a) he is of sufficient standing and (b) the terms of the guarantee are satisfactory; (ii) a guarantee from the Club’s Parent Undertaking or another company in the Club’s Group, provided that the Board is satisfied that (a) the guaranteeing company is of sufficient standing and (b) the terms of the guarantee are satisfactory; (iii) a letter of credit from a Financial Institution of sufficient standing and an undertaking from the Club’s directors to the Premier League to call on the letter of credit in default of the payments from the equity participant being made; (iv) payments into an escrow account, to be paid to the Club on terms satisfactory to the Board; (v) such other form of security as the Board considers satisfactory; or (c) such other form of Secure Funding as the Board considers satisfactory; A.1.169.“Senior Safeguarding Lead” means the board-level representative appointed to that role by each Club in accordance with Rule S.3; A.1.170.“Shares” means shares or other equity securities; A.1.171. “Significant Interest” means the holding and/or possession of the legal or beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club which confer in aggregate on the holder(s) thereof 10 per cent or more of the total voting rights exercisable in respect of any class of Shares of the Club. All or part of any such interest may be held directly or indirectly or by contract including, but not limited to, by way of membership of any Concert Party, and any rights or powers held by an Associate, Nominee or Connected Person shall be included for the purposes of determining whether an interest or interests amounts to a “Significant Interest”;

Section A: Definitions and Interpretation Guidance The Technical Specification is the detailed working document showing how the requirements of the Rules will be translated into working facilities at each Club’s Stadium on match days. For example, it will show the location of each of the required facilities, such as: 93 A.1.172. “Signing-on Fee” means a lump sum payment payable under the terms of a contract between a Club and a Contract Player and which is expressed to be a signing-on fee; A.1.173. “Spent Conviction” means a conviction in respect of which the offender is treated as rehabilitated for the purposes of the Rehabilitation of Offenders Act 1974 or, where this statute does not apply for any reason, a conviction which would be so treated had the provisions of the statute applied; A.1.174. “Squad List” means the list of up to a maximum of 25 Players eligible to participate in League Matches during a Season of whom a maximum of 17 may not be Home Grown Players; A.1.175.“Stadium” means the Club’s ground registered with the Board pursuant to Rule K.5; A.1.176. “Staff” means any employee of a Club or volunteer involved in any Activity on behalf of or with the authorisation of the Club and/or who works directly with (and/or has influence over) Children or Adults at Risk (or acts on their behalf in any way); A.1.177.“Stakeholders” has the meaning set out in Rule R.2; A.1.178.“Strip” means Players’ shirts, shorts and stockings; A.1.179.“Subsidiary Undertaking” has the meaning set out in section 1162 of the Act; A.1.180.“Summer Transfer Window” has the meaning set out in Rule V.2; A.1.181.“T” means the Club’s Accounting Reference Period ending in the year in which assessment pursuant to Rules E.18 to E.22 and E.53 to E.60 takes place, and: (a) “T-1” means the Club’s Accounting Reference Period immediately preceding T; (b) “T-2” means the Club’s Accounting Reference Period immediately preceding T-1; (c) “T+1” means the Club’s Accounting Reference Period immediately following T; and (d) “T+2” means the Club’s Accounting Reference Period immediately following T+1; A.1.182.“Team Doctor” means the Official described in Rules O.4 to O.5; A.1.183. “Technical Specification” means a specification, unique to each Club, showing how that Club will deliver each of the facilities, infrastructure requirements and services required of it pursuant to Rules K.43 to K.89 and K.133 to K.155 on the occasion of League Matches played at its Stadium;

Section A: Definitions and Interpretation • • • • • the television cameras; the dedicated rooms for Broadcasters such as the Television Studios; the location of the Mixed Zone; the location of the dedicated car park spaces; and the location of the Outside Broadcast Compound. 94 Rules: Section A A.1.184.“Television Gantry” means the television gantry more particularly described in Rules K.48 to K.50; A.1.185.“Temporary Transfer” has the meaning set out in Rule V.5; A.1.186. “Third Party Payment” means any payment made or liability incurred (other than Compensation Fees, remuneration or payments to or for the benefit of Intermediaries referred to in Rule H.1) by or on behalf of a Club in respect of a Player, including an Image Contract Payment; A.1.187. “Three-Year Compound CPI Formula” means, in respect of a three-Season period, a calculation compounding the consumer price index figure published by the Office of National Statistics for that three-year period; A.1.188.“Transfer Agreement” means an agreement between a Transferor Club and a Transferee Club for the permanent transfer of the registration of a Contract Player; A.1.189.“Transfer Window” has the meaning set out in Rule V.1; A.1.190. “Transferee Club” means a Club (or club) to which the registration of a Contract Player is, or is to be or has been transferred (including on the basis of a Temporary Transfer) or which, in the case of an Out of Contract Player, effects his New Registration; A.1.191. “Transferor Club” means a Club (or club) from which the registration of a Contract Player is, or is to be or has been transferred (including on the basis of a Temporary Transfer) or which, in the case of an Out of Contract Player, holds his registration under the provisions of Rule U.29.2; A.1.192. “Transmission” means any terrestrial or satellite broadcast of television or other moving pictures with or without sound or transmission by cable of moving pictures with or without sound or inclusion of moving pictures with or without sound in a cable programme service and/or on the Internet and/or relay of moving pictures with or without sound whether to an open or closed user group by any means now existing or hereafter invented not consisting solely of the storage and distribution of recorded pictures with or without sound in tangible form whether the said transmission is on a live or recorded basis in whole or as excerpts. “Transmitted” shall be construed accordingly; A.1.193.“TV Broadcaster” means a UK Broadcaster or an International Broadcaster; A.1.194.“UEFA” means the Union des Associations Européennes de Football;

Section A: Definitions and Interpretation 95 A.1.195.“UEFA Club Competition” means the club competitions organised by UEFA; A.1.196. “UEFA Club Licence” means the licence granted by The Football Association in accordance with the procedures set out in the Licensing Manual enabling Clubs (or clubs) to play in UEFA Club Competitions; A.1.197. “UK Broadcast Contract” means any contract entered into by the League for the Transmission of League Matches within the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Islands; A.1.198. “UK Broadcaster” means a Person with which the League has entered into a UK Broadcast Contract and which is entitled to effect the Transmission of League Matches in accordance with the terms of that Contract; A.1.199.“UK Broadcast Revenue” means revenue received by the League under any UK Broadcast Contract; A.1.200.“UK Content Session” has the meaning set out in Rule K.94; A.1.201.“UK TV Commentary Positions” means the commentary positions more particularly described in Rule K.52; A.1.202.“Under 21 Player” means a Player under the age of 21 as at 1 January in the year in which the Season concerned commences (i.e. for Season 2019/2020 born on or after 1 January 1998); A.1.203.“VAR” has the meaning set out in Rule K.25; A.1.204. “Visiting Club” means the Club playing, which has played, which should play or which should have played a League Match at the Stadium of a Home Club or, where the Clubs participating in that League Match share a Stadium, the Club whose name last appears in respect of that League Match on the League’s fixture list; A.1.205.“Week by Week Contract” means a playing contract between a Club and a Player which is determinable by either party on seven days’ written notice; A.1.206.“Winter Transfer Window” has the meaning set out in Rule V.3; A.1.207. “Women’s Football Expenditure” means expenditure by a Club directly attributable to activities to train, educate and develop players involved in women’s football teams (including, for the avoidance of doubt such activities as they relate to female players under the age of 18); A.1.208. “Working Day” means any day on which the League Office is open for normal business but excluding, unless the Board determines otherwise, a Saturday, a Sunday or a Bank or Public Holiday; A.1.209.References to “written” or “in writing” shall be construed to include: (a) hard copy; (b) facsimile transmission; and (c) subject to any guidance issued by the Board, email (including any attachment to an email),

Section A: Definitions and Interpretation 96 Rules: Section A but shall not include any form of electronic communication other than those listed in Rules (b) to (c) above. Where a communication is sent by email, the burden of proof of receipt shall be on the sender; A.1.210. “Youth Development Expenditure” means expenditure by a Club directly attributable to activities to train, educate and develop Academy Players net of any portion of Central Funds paid to Clubs solely for the purpose of such activities; and A.1.211.“Youth Development Rules” means the Youth Development Rules which accompany and are incorporated into these Rules. Interpretation A.2.Terms defined in Youth Development Rule 1 shall have the meanings set out in that rule. A.3. Unless the context otherwise requires: A.3.1. words importing the singular number shall include the plural and vice versa; and A.3.2. words importing any particular gender shall include all other genders. A.4. References to statutory provisions shall be construed as references to those provisions as they may be amended or re-enacted. A.5.The headings in these Rules are for convenience only and shall not affect their interpretation. A.6.Unless otherwise stated, the provisions of the Articles shall prevail in the event of any conflict with these Rules. A.7. These Rules shall be governed by and shall be construed in accordance with English law. Strictly without prejudice to the arbitration and other dispute resolution provisions of these Rules, disputes relating to these Rules shall be subject to the exclusive jurisdiction of the English courts.

The League: Governance, Operations and Finance Section B: The League – Governance 97 Name and Membership B.1. The League’s first team competition shall be called the “Premier League”. B.2. The League’s first team competition shall consist of teams of those association football clubs playing in England and Wales not exceeding 20 in number which are from time to time members of the League. B.3. Each member Club shall on request give to the League the address of its registered office and shall provide to the League certified true copies of: B.3.1. its certificate of incorporation; B.3.2. its memorandum of association; B.3.3. its articles of association; and B.3.4. any amendments to the above documents. B.4. At the end of each Season the Board shall require each of the Clubs relegated in accordance with Rule C.14 to execute an instrument transferring its ordinary share in the League to such of the three clubs promoted to the League from The Football League as the Board directs. B.5.Upon such share transfers being registered in accordance with the Articles each of the Promoted Clubs will become a member of the League. B.6. A Club shall cease to be entitled to be a member of the League (and upon registration in accordance with the Articles of the transfer of its ordinary share in the League shall cease to be a member thereof) following: B.6.1. its relegation in accordance with Rule C.14; B.6.2. the receipt of a notice by the Board under the provisions of Article 10.1; B.6.3. its expulsion under the provisions of Rule B.7; or B.6.4. its resignation under the provisions of Rules B.8. B.7. Notwithstanding the provisions of Article 27, the League may expel a Club from membership upon a special Resolution to that effect being passed by a majority of not less than three-quarters of such members as (being entitled to do so) vote by their representatives or by proxy at a General Meeting of which notice specifying the intention to propose the Resolution has been duly given. B.8. Any Club intending to resign as a member of the League may do so only with effect from the end of the Season upon which it is intended that such resignation is to take effect provided that it shall give notice in writing to that effect to the Company Secretary on or before the 31 December preceding the end of such Season. B.9. Any Director of a Club giving notice under the provisions of Rule B.8 who represents the League on the Council of The Football Association shall vacate that office forthwith upon the giving of the notice.

Section B: The League - Governance 98 Rules: Section B B.10. Not earlier than the 1 March nor later than the 31 March following the giving of a notice under Rule B.8, the Club giving such notice shall notify the Company Secretary in writing whether such notice is confirmed or withdrawn. If no such notice is given, the notice under Rule B.8 shall be deemed to have been withdrawn. B.11. Without prejudice to the powers contained in Section W of these Rules (Disciplinary), any Club purporting to resign otherwise than in accordance with Rules B.8 and B.10 shall on demand indemnify the League on behalf of itself and the Clubs remaining in membership of the League against all losses, damages, liabilities, costs or expenses whatsoever suffered or incurred by the League or such Clubs resulting directly or indirectly from such purported resignation including without limitation loss of income or profits from any Commercial Contract, UK Broadcast Contract, International Broadcast Contract or Radio Contract. Board Powers B.12. Where a discretion, right or power is expressed in these Rules to be exercisable by the Board, such discretion, right or power shall, unless otherwise provided in these Rules or the Articles, be exercisable by the Board in its sole and absolute discretion or as a sole right or power of the Board and shall when exercised be final and binding and not subject to appeal. B.13. The Board may appoint any Person who is not an Official to deputise for either the Chairman or the chief executive when the Board is required to exercise its function under either Rules T.30, T.31, T.32, W.1 or Youth Development Rules 288, 289 and 291. Procedure at General Meetings B.14. Subject to the provisions of the Articles and the Act, the Chairman may regulate the procedure for General Meetings as he thinks fit. Unless otherwise determined by the Chairman: B.14.1Clubs must give to the League not less than 28 clear days’ notice of any item for inclusion on the agenda of a forthcoming General Meeting; and B.14.2two representatives from each Club may attend General Meetings, each of whom may speak but only one of whom shall be entitled to vote. Relationship between Clubs and the League B.15. Membership of the League shall constitute an agreement between the League and Club (both on its own behalf and on behalf of its Officials) and between each Club to be bound by and comply with: B.15.1.the Laws of the Game (and any protocols issued by the International Football Association Board); B.15.2.The Football Association Rules; B.15.3. the Articles; B.15.4.these Rules; B.15.5.the statutes and regulations of FIFA;

Section B: The League - Governance 99 B.15.6.the statutes and regulations of UEFA; and B.15.7. the Regulations of the Professional Football Compensation Committee, each as amended from time to time. B.16.In all matters and transactions relating to the League each Club shall behave towards each other Club and the League with the utmost good faith. B.17.No Person bound by these Rules, including any Club (either by itself, its registered Players, Officials, employees or agents), shall do any of the following: (a) conduct itself in an abusive, insulting, intimidating or offensive manner towards any (other) Club or the League or (where applicable in either case) any of its registered Players, Officials, employees or agents; (b) commit any act (or omission) or make any statement that is discriminatory by means of race, religion, gender, sexuality, colour or national or ethnic origin; or (c) commit any act (or omission) or make any statement that brings the League, its competition, a Club, a Broadcaster or a party to a Commercial Contract into disrepute. B.18. A Club shall not, without the Board’s prior written consent, either during its membership of the League or at any time after its membership has terminated, disclose or divulge, either directly or indirectly, to any Person whatsoever or otherwise make use of any confidential information as to the business or finances of the League or any other Club or any of their dealings, transactions or affairs or as to any other matters which may come to its knowledge by reason of its membership, save to statutory and regulatory authorities or as may be required by law or to such Officials and Auditors of that Club to whom such disclosure is strictly necessary for the purpose of their duties and then only to the extent so necessary. B.19. Without prejudice to the League’s powers of inquiry under Rule W.1, each Club shall comply promptly and in full with any request for information made by the League (including, for the avoidance of doubt, any such request made pursuant to a demand from a statutory or regulatory authority). Football Association Representation B.20. Under the articles of association of The Football Association, the League is entitled to appoint annually six representatives to the Council of The Football Association. Any Person who is an Official or a director or officer of the League shall be eligible for appointment. Five such representatives shall be elected by Clubs in General Meeting and one shall be appointed by the Board subject to ratification by Clubs in General Meeting.

Section B: The League - Governance 100 Rules: Section B B.21. Under the articles of association of The Football Association, the League is entitled to appoint annually one member of The Football Association board of directors. Any Person who is a Football Association council representative appointed in accordance with Rule B.20 or, if a representative of a regional division of The Football Association, a Person who is an Official, shall be eligible for appointment. The Board shall appoint the representative subject to ratification by Clubs in General Meeting. B.22. Under the articles of association of The Football Association, the League and The Football League are entitled to appoint annually a mutually agreed upon member of The Football Association board of directors. The identity of such individual shall be determined following consultation between the League and The Football League and appointed by the Board subject to ratification by Clubs in General Meeting. B.23. Under the articles of association of The Football Association, the League is entitled to appoint four members of the Professional Game Board (the “PGB”), a committee of the board of directors of The Football Association. The Board shall appoint the four members of the PGB (one of whom shall always be the member of the board of directors of The Football Association appointed in accordance with Rule B.21) subject to ratification by Clubs in General Meeting. Provided always that at least two of the appointed PGB members shall be Football Association Council representatives appointed in accordance with Rule B.20, the following shall be eligible for appointment: B.23.1. an Official; B.23.2. a Football Association council representative appointed in accordance with Rule B.20; and B.23.3. a director or officer of the League.

The League: Governance, Operations and Finance Section C: The League Competition 101 The League Competition C.1. Each Club shall play two League Matches against each other Club each Season, being the Home Club in respect of one such League Match and the Visiting Club in respect of the other. C.2. The winner of a League Match shall score three points. Each Club participating in a League Match which is drawn shall score one point. C.3. The results of League Matches shall be recorded by the Board in a table containing, in respect of each Club, the following information: C.3.1. the number of League Matches played in that Season; C.3.2. the number of League Matches won, drawn and lost as a Home Club in that Season; C.3.3. the number of League Matches won, drawn and lost as a Visiting Club in that Season; C.3.4. the number of goals scored in League Matches by and against that Club in that Season; and C.3.5. the number of points scored in that Season. C.4. The position of Clubs in the table shall be determined by the number of points scored in that Season, the Club having scored the highest number of points being at the top of the table and the Club having scored the lowest number of points being at the bottom. C.5. If any two or more Clubs have scored the same number of points their position in the table shall be determined on goal difference, that is to say, the difference between the total number of goals scored by and against a Club in League Matches in that Season, and the higher or highest placed Club shall be the Club with the higher or highest goal difference. C.6. If any two or more Clubs have scored the same number of points and have the same goal difference the higher or highest placed Club shall be the Club having scored the most goals in League Matches in that Season. C.7. Subject to Rule C.17, if any two or more Clubs have scored the same number of points, have the same goal difference and have scored the same number of goals in League Matches in that Season; they shall be deemed to occupy the same position in the table. Determination and Accreditation of Goals C.8. Goal Line Technology shall be utilised at League Matches (save that, for the avoidance of doubt, a League Match shall proceed even if Goal Line Technology is unavailable for part or all of it). The referee’s decision as to whether a goal has been scored shall be final. C.9. The League shall keep a record of the scorer of each goal in each League Match. C.10. The Board will review all goals scored in every League Match, and if there are any in respect of which the identity of the scoring Player is in doubt, then the issue shall be resolved by such means as the Board determines in advance of each Season.

Section C: The League Competition 102 Rules: Section C The League Championship C.11.The Club which is at the top of the table at the end of the Season shall be the League Champions. C.12. The League Champions shall receive a trophy which it shall return to the Board in good order and condition not later than three weeks before its final League Match of the next Season. C.13. The League Champions shall further receive 40 commemorative medals to be presented by the Club to its Manager and to such of its Players and Officials as it thinks fit provided that any Player who has entered the field of play in a minimum of five of its League Matches that Season shall receive from the Club a commemorative medal. Additional medals may only be presented with the consent of the Board which shall only be given if the total number of Players who have entered the field of play that Season in a minimum of five of the Club’s League Matches exceeds 39. Relegation C.14.Subject to Rule C.15, the bottom three Clubs in the table at the end of the Season shall be relegated to The Football League. C.15. If any Club ceases during the Season to be a member of the League, the record of the League Matches in which it has participated that Season shall be expunged from the table and the number of Clubs to be relegated at the end of that Season shall be reduced so as to maintain at 20 (or, if less, as near thereto as may be) the number of Clubs in membership of the League at the beginning of the next Season. C.16. If any Club ceases to be a member of the League other than by reason of relegation after the end of the Season but before the Board has fixed the dates of League Matches for the next Season, the Board may invite the relegated club which attained the highest position in the table referred to in Rule C.3 at the end of the previous Season to rejoin the League. League Position C.17. If at the end of the Season either the League Champions or the Clubs to be relegated or the question of qualification for other competitions cannot be determined because two or more Clubs are equal on points, goal difference and goals scored, the relative position in the table of the Clubs will be determined by the following means: C.17.1. the total points scored by the relevant Clubs in the League Matches in that Season contested by those Clubs (“Head-to-Head Matches”), with the Club having scored the highest number of points in Head-to-Head Matches occupying the highest position in the table and the Club having scored the lowest number of points in Head-to-Head Matches occupying the lowest position in the table; C.17.2. if the Clubs cannot be separated by operation of Rule C.17.1, the Club scoring the higher number of goals whilst the Visiting Club in Head-to-Head Matches occupying the higher position in the table; and C.17.3. if two Clubs cannot be separated by operation of Rule C.17.1 and C.17.2, a play-off on a neutral ground, the format, timing and venue of which shall be determined by the Board.

The League: Governance, Operations and Finance Section D: The League – Finance 103 Obligations of the League D.1. Subject to the provisions of Article 49, the League shall enter into Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts with the intention in the case of each UK Broadcast Contract for the live Transmission of League Matches that each Club shall participate in at least one live televised League Match each Season. D.2. Each Club and each Contract Player shall comply with any reasonable request made on behalf of the League to allow the Player’s Image to be used to enable the League to fulfil its Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts, provided that, where the size of the product permits, the League shall not use the images of less than four Contract Players, each from a different Club, on any one product. Obligations of Clubs D.3. Subject to Rule D.7, Clubs shall provide such rights, facilities and services as are required to enable the League to fulfil its Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts and shall not by any act or omission infringe any exclusive rights granted thereunder or otherwise cause any breach thereof to occur. For the avoidance of doubt only the League may enforce this Rule against a Club and no other Person shall have any right under the Contracts (Rights of Third Parties) Act 1999 to so enforce it. D.4. Each Club shall indemnify the League against any liability the League may incur in the event of a finding by a court of law or other body of competent jurisdiction that the League induced the Club to breach a contract with a third party as a result of requiring the Club to comply with Rule D.3. D.5. Each Club shall provide such reasonable rights, facilities and services at each League Match taking place at its Stadium as are reasonably required and as are authorised by any directive issued by the League pursuant to Rule D.6 to enable the Visiting Club in respect of the said League Match to comply with the terms of any Club Radio Contract to which it is party. D.6. The League shall issue from time to time directives to Clubs setting out those rights which may and may not be granted by any Club in any Club Radio Contract and each Club shall comply in all respects with any such directive. D.7.In the case of a Commercial Contract a Club shall not be bound to comply with Rule D.3 if: D.7.1. to do so would result in the Club being in breach of a contractual obligation entered into before the date of the Article 49 Resolution authorising or approving the Commercial Contract; or D.7.2. such Commercial Contract has not been entered into by the League within six months of the Article 49 Resolution relating to it.

Section D: The League – Finance 104 Rules: Section D Accounting Practice D.8. Subject to Rule D.9, all income of the League shall be allocated to its financial periods in accordance with generally accepted accounting practice. D.9. Notwithstanding the foregoing provisions of Rule D.8, advances received or early payment of other contracted accounts may be treated as income of the financial period in which they are received provided that in each case a Resolution is passed to that effect. Operating and Other Expenses D.10. The operating and other expenses of the League shall be paid, at the discretion of the Board, out of International Broadcast Revenue, Commercial Contract Revenue, Radio Contract Revenue or any other income of the League excluding UK Broadcast Revenue. D.11. Subject to the prior approval of Clubs in General Meeting, the Board shall be empowered to require Clubs to pay to the League from time to time any sum by which its income, excluding UK Broadcast Revenue, falls short of the operating and other expenses of the League. D.12. Each Club and Relegated Club shall contribute to the Professional Game Youth Fund and to the Premier League Charitable Fund and other community and charitable initiatives and obligations such sum as is approved by a General Meeting, such contributions to be deducted from the distributions for the Basic Award Fund made pursuant to Rule D.17.1. Transmission of League Matches D.13.No Transmission shall be made of any League Match except: D.13.1. in accordance with any UK Broadcast Contract or International Broadcast Contract; D.13.2. as permitted by Rules K.37 and K.38; or D.13.3. in accordance with the terms of any express license or permission issued in writing by the League. D.14.No Radio Transmission shall be made of any League Match except in accordance with: D.14.1.any Radio Contract; D.14.2. any Club Radio Contract; or D.14.3. the terms of any express licence or permission issued in writing by the League. Distribution of UK Broadcast Revenue D.15.The League shall pay out of UK Broadcast Revenue: D.15.1. such sums as may be agreed from time to time shall be payable to the Professional Footballers’ Association for Players’ educational, insurance and benevolent purposes; and D.15.2. any other sum approved by a Resolution.

Section D: The League – Finance 105 D.16.The balance of UK Broadcast Revenue shall be divided so that: D.16.1. one half shall comprise the Basic Award Fund; D.16.2. one quarter shall comprise the Merit Payments Fund; and D.16.3. one quarter shall comprise the Facility Fees Fund. Each of the Basic Award Fund and the Merit Payments Fund shall be divided into such number of shares as shall be required in either case to put into effect the provisions of Rules D.17.1, D.17.2 and D.25 and the Facility Fees Fund shall be distributed in accordance with the provisions of Rule D.17.3. D.17.In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any UK Broadcast Contract: D.17.1. subject to Rules E.26, E.35 and E.39, the Basic Award Fund shall be distributed by way of fees to Clubs in accordance with the Equal Share Distribution Method and distributed to each Relegated Club in accordance with Rule D.25; D.17.2. as soon as practicable after the end of each Season, subject to Rules E.26 and E.35, the Merit Payments Fund shall be distributed by way of fees to Clubs in accordance with the Merit Based Distribution Method; and D.17.3. the Board shall in respect of each Season determine the amounts to be paid to Clubs by way of facility fees for League Matches which are televised live or of which recorded excerpts are broadcast. During or after the end of each Season, subject to Rules E.26 and E.35, such facility fees shall be paid out of the Facility Fees Fund to those Clubs which have participated in each of such League Matches, whether as a Home Club or a Visiting Club. Distribution of International Broadcast Revenue D.18.The League shall pay out of International Broadcast Revenue: D.18.1. its operating and other expenses in accordance with Rule D.10; and D.18.2. any other sum approved by a Resolution. Thereafter, in consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any International Broadcast Contract, as soon as practicable during or after the end of each Season, subject to Rules E.26, E.35, E.39 and K.42, Net Distributable International Broadcast Revenue shall be distributed by way of fees so that each Club and each Relegated Club receives such number of shares as shall be required to put into effect the provisions of Rules D.19 and D.25. D.19.In respect of each Season: D.19.1. all Net Distributable International Broadcast Revenue up to the International Broadcast Threshold Amount will be distributed to Clubs by way of fees in accordance with the Equal Share Distribution Method; D.19.2.where the Net Distributable International Broadcast Revenue exceeds the International Broadcast Threshold Amount:

Section D: The League – Finance 106 Rules: Section D D.19.2.1. the International Broadcast Revenue Excess will be distributed to Clubs by way of fees in accordance with the Merit Based Distribution Method, subject to Rule D.19.2.2; and D.19.2.2. where, as a result of the methods of distribution of Central Funds referred to in Rules D.15 to D.25, the Board determines that the Fixed Central Funds Distribution Ratio is reached, any further International Broadcast Revenue Excess will be distributed by the League to Clubs in such shares (whether by the Equal Distribution Method or the Merit Based Distribution Method) so as to ensure that the Fixed Central Funds Distribution Ratio is maintained. Distribution of Commercial Contract Revenue D.20.The League shall pay out of Commercial Contract Revenue: D.20.1. its operating and other expenses in accordance with Rule D.10; and D.20.2. any other sum approved by a Resolution. D.21. In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Commercial Contract, as soon as practicable during or after the end of each Season, subject to Rules D.22, E.26 and E.35, the balance of Commercial Contract Revenue shall be distributed by way of fees equally between Clubs. D.22. Commercial Contract Revenue derived from a Commercial Contract relating to the provision of perimeter advertising boards at Stadia shall be distributed to those Clubs that provide such boards in proportion in each case to the amount of perimeter board inventory provided. Distribution of Radio Contract Revenue D.23.The League shall pay out of Radio Contract Revenue: D.23.1. its operating and other expenses in accordance with Rule D.10; and D.23.2. any other sum approved by a Resolution. D.24. In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Radio Contract, as soon as practicable during or after the end of each Season, subject to Rule E.26 and E.35, the balance of Radio Contract Revenue shall be distributed by way of fees equally between Clubs. Relegated Clubs D.25.Subject to Rules D.26, E.26, E.35, and E.39, each Relegated Club shall receive the following fees: D.25.1. in the first Season after being relegated, a sum equivalent to 55% of the Relegated Club Shares;

Guidance For the avoidance of doubt, Rules D.25 and D.26 will not apply to any Relegated Club that was relegated in Season 2014/15, Season 2013/14 or Season 2012/13. Instead, the relevant fees to be received by such Relegated Clubs will be calculated in accordance with the equivalent provisions of the 2014/15, 2013/14 or 2012/13 edition of the Rules, as applicable. 107 Value Added Tax D.27.Value added tax shall be added to each fee paid in accordance with Rules D.17, D.18, D.19, D.21, D.24 and D.25. Distribution Account D.28.Each distribution made under the provisions of Rules D.17, D.18, D.19, D.21, D.22 and D.25 shall be accompanied by an account showing how it has been computed. Assignments of Central Funds D.29.If a Club or a Relegated Club proposes to charge, assign or otherwise grant security over all or part of its entitlement to future distributions of Central Funds, it shall: D.29.1. disclose to the League the proposed documentation with the lender giving effect to such charge, assignment or other grant of security; D.29.2. not enter into the said proposed documentation without the prior written consent of the League (not to be unreasonably withheld); and D.29.3. procure that it and its lender enter into an agreement with the League whereby the lender will confirm that: D.29.3.1. it understands that the Club’s entitlement to future distributions of Central Funds is subject to the provisions of the Articles and these Rules and in particular (without prejudice to the generality of the foregoing) to Rules E.26, E.35 and E.29; D.29.3.2. it waives any and all claims of whatever nature against the League associated in any way with the League’s application and/or enforcement of the Rules referred to at Rule D.29.3.1; and D.29.3.3. the Club has disclosed to it the Club’s current and future liabilities to other Clubs (and clubs) and the League will confirm that such disclosure accords with its records of such liabilities. D.25.2. in the second Season after being relegated, a sum equivalent to 45% the Relegated Club Shares; and D.25.3. in the third Season after being relegated, a sum equivalent to 20% of the Relegated Club Shares. D.26.A Relegated Club that was in membership of the League for only one Season immediately prior to being relegated will not receive the fee set out in Rule D.25.3.

108 Rules: Section D D.30. Rule D.29 shall not apply to any assignment, charge or other grant of security by a Club of its future entitlement to Central Funds as part of a fixed and floating charge over the entirety of its assets and undertaking on usual commercial terms. D.31. Without the express, prior consent of the Board, no Club or Relegated Club may charge, assign or otherwise grant security over its entitlement to Central Funds in accordance with Rule D.29 to any Person other than a Financial Institution. D.32. Without prejudice to Rule D.31, above, the Board may still refuse to permit any proposed charge, assignment or grant of security under Rule D.29 by a Club or Relegated Club to a Financial Institution, where the ownership or structure of that Financial Institution conflicts with any of these Rules.

Clubs: Finance and Governance Section E: Clubs – Finance 109 Power to Inspect E.1. Without prejudice to its powers of inquiry under Rule W.1, the Board either by itself or by any Person appointed by it shall be empowered to inspect the financial records of any Club which it reasonably suspects has acted in breach of these Rules. Club Bank Accounts E.2. Each Club shall submit to the Board Form 2 signed by two Directors of the Club and specifying a bank account (which must be registered with a Financial Institution), to be in the name of and controlled by the Club, into which the League shall pay monies due to the Club from the League in accordance with and subject to these Rules save that if that Club has assigned its entitlement to such monies or any part of them, payment will be made by the League as directed in the assignment. Submission of Club Accounts E.3. Each Club shall by 1 March in each Season, submit to the Board a copy of its Annual Accounts in respect of its most recent financial year or if the Club considers it appropriate or the Board so requests the Group Accounts of the Group of which it is a member (in either case such accounts to be prepared and audited in accordance with applicable legal and regulatory requirements) together with a copy of the directors’ report for that year and a copy of the auditors’ report on those accounts. E.4. The accounts referred to in Rule E.3 shall: E.4.1. include separate disclosure within the balance sheet or notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of the total sums payable and receivable in respect of Compensation Fees, Contingent Sums and Loan Fees; and E.4.2. include a breakdown within the profit and loss account or the notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of revenue in appropriate categories such as gate receipts, sponsorship and advertising, broadcasting rights, commercial income and other income. E.5. If the auditors’ report on the accounts submitted pursuant to Rule E.3 contains anything other than an unqualified opinion without modification, the Club shall at the Board’s request submit such further documentary evidence as the Board shall require (including, but not limited to, Future Financial Information). E.6. If the Annual Accounts of a Club or Group Accounts submitted pursuant to Rule E.3 are prepared to a date prior to 30 November in the Season of submission, such Club or Group shall by the following 31 March submit to the Board interim accounts covering the period commencing from its accounting reference date and ending on a date between the following 30 November and 1 March. E.7. The interim accounts shall: E.7.1. comprise a balance sheet, a profit and loss account, a cash flow statement and relevant explanatory notes;

Section E: Clubs – Finance 110 Rules: Section E E.7.2. be prepared in accordance with the accounting principles adopted in the preparation of the Club’s Annual Accounts; E.7.3. be presented in a similar format to the Annual Accounts including as regards the matters set out in Rule E.4; E.7.4. include in the profit and loss account and cashflow statement comparative figures for the same period in the preceding year; E.7.5. include a balance sheet as of the end of the preceding financial year; E.7.6. be approved in writing by the board of directors of the company to which they relate; and E.7.7. be reviewed or audited in accordance with applicable regulatory requirements. E.8. Rule E.5 shall apply to the interim accounts (with appropriate modification) if the auditors have issued anything other than an unqualified opinion without modification on them. E.9. Each Club must by 7 April (or such later date as the Board shall specify) in each Season prove that, subject to Rule E.10: E.9.1. no Compensation Fee, Loan Fee or Contingent Sum payable pursuant to a Transfer Agreement entered into prior to the preceding 31 December; and E.9.2. no sum payable to or in respect of an employee in relation to services provided prior to the preceding 31 December (including PAYE and NIC), is or was overdue as at the preceding 31 March. E.10. For the purpose of Rule E.9: E.10.1. “employee” means a Player, a Manager, any Official referred to in Rule J.1, an Academy Manager, a Team Doctor and a senior physiotherapist referred to in Rule O.12, an assistant manager or head coach referred to in Rule P.13 and a safety officer; and E.10.2. an amount shall not be treated as overdue as at 31 March if by that date it has been paid or the date for payment has been extended by means of a written agreement with the creditor or it is the subject of current litigation or arbitration proceedings or has been submitted to a dispute resolution procedure of the League, The Football Association, UEFA or FIFA. E.11. By 31 March in each Season, each Club shall submit to the Board in respect of itself (or if the Club considers it appropriate or the Board so requests in respect of the Group of which it is a member) future financial information comprising projected profit and loss accounts, cash flow, balance sheets and relevant explanatory notes commencing from its accounting reference date or, if it has submitted interim accounts pursuant to Rule E.6, from the date to which those interim accounts were prepared and expiring on the next accounting reference date after the end of the following Season (“Future Financial Information”). The projected profit and loss accounts, cash flow and balance sheets shall be prepared at a maximum of quarterly intervals.

Section E: Clubs – Finance 111 E.12. The Future Financial Information shall: E.12.1. be prepared in accordance with the accounting principles adopted in the preparation of the Club’s Annual Accounts (except where the accounting principles and policies are to be changed in the subsequent Annual Accounts, in which case the new accounting principles and polices should be followed); E.12.2. be approved in writing by the board of directors of the company to which they relate; E.12.3. include in the explanatory notes thereto principal assumptions and risks; and E.12.4. include for comparison profit and loss accounts for the period covered by the Annual Accounts and interim accounts submitted pursuant to Rules E.3 and E.6, a forecast for the current financial year and a balance sheet as at the date of the interim accounts submitted pursuant to Rule E.6. E.13. Each Promoted Club shall by 30 June in the year of its promotion submit to the Board: E.13.1. copies of the documents and other information that it would have been required to submit to the Board pursuant to Rules E.3, E.6 and E.9 by 1 March of that year had it then been a member of the League; E.13.2. Future Financial Information commencing from 1 July in the year of its promotion and expiring on the Club’s next accounting reference date after the end of the following Season; and E.13.3. any further documentary evidence required pursuant to Rules E.5 and E.8. E.14. The Board shall have the powers set out in Rule E.15 if: E.14.1. the Club has failed to submit to the Board Annual Accounts as required by Rules E.3 and E.4 or Rule E.13; E.14.2. the Club has failed to submit to the Board interim accounts as required by Rule E.6 or Rule E.13; E.14.3. the Club has failed to submit to the Board the Future Financial Information as required by Rule E.11 or Rule E.13; E.14.4. the Board has asked the Club to submit further documentary evidence pursuant to Rule E.5, Rule E.8 or Rule E.13 and the Club has failed to do so within such reasonable deadline that is specified by the League; E.14.5. the Club has failed to satisfy the Board that no sums of the kind set out in Rule E.9 (and subject to Rule E.10) were overdue as at the preceding 31 March; E.14.6. the auditors’ report on the Annual Accounts or interim accounts of the Club or the Group submitted pursuant to Rule E.3 and Rule E.6 respectively or Rule E.13 contains anything other than an unqualified opinion without modification; or

Section E: Clubs – Finance 112 Rules: Section E E.14.7. as a result of its review of all the documents and information submitted by the Club pursuant to Rules E.3 to E.13, and having taken into account any failure of the Club to supply any such documents or information, in its reasonable opinion it determines that the Club will not over the course of the following Season be able to: E.14.7.1. pay its liabilities to the creditors listed in Rule E.28 (in so far as they are or will become creditors of the Club) and to its employees as they fall due; E.14.7.2. fulfil its obligation under Rule C.1 to play two League Matches against each other Club; or E.14.7.3. fulfil its obligations under Rule D.3 to provide such rights, facilities and services as are required to enable the League to fulfil its Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts. E.15. The powers referred to in Rule E.14 are: E.15.1. to require the Club to submit, agree and adhere to a budget which shall include, but not be limited to, the matters set out in Rule H.1.1 to H.1.3; E.15.2. to require the Club to provide such further information as the Board shall determine and for such period as it shall determine; and E.15.3. to refuse any application by that Club to register any Player or any new contract of an existing Player of that Club if the Board reasonably deems that this is necessary in order to ensure that the Club complies with its obligations listed in Rule E.14.7. E.16. If any Person proposes to acquire Control of a Club: E.16.1. the Club shall submit to the Board up-to-date Future Financial Information prepared to take into account the consequences of the change of Control on the Club’s future financial position as far in advance of the change of Control as reasonably possible or, if such submission is not reasonably practicable prior to the change of Control, no later than 10 Working Days thereafter; and E.16.2. the Board shall have power to require the Person who proposes to acquire or has acquired Control to appear before it and to provide evidence of the source and sufficiency of any funds which that Person proposes to invest in or otherwise make available to the Club. E.17. In relation to any proposed acquisition of Control of a Club by a Person, the Board shall have the powers set out in Rule E.15 and/or the ability to impose such other conditions as in each case it may determine in order to monitor and/or ensure compliance with Sections E, F, G and/or I of these Rules (and their successor or replacement provisions).

Section E: Clubs – Finance Guidance Pursuant to Rules E.18 to E.20, the Board may require further information from the Club including (but not limited to): a) b) confirmation that Club Own Revenue Uplift has been calculated on a like-for-like basis; and satisfactory evidence that revenue included within the calculation of Club Own Revenue Uplift has not been artificially inflated. In addition, the Board may adjust a Club Own Revenue Uplift by assessing any revenue within it from Related Party Transactions to Fair Market Value. As set out in the definition of Club Own Revenue Uplift (Rule A.1.31), the Board must give the Club the opportunity to make submissions before it does so. 113 E.21. On or before 1 March in each Season, each Club shall submit Form 3 to the Board. Short Term Cost Control E.18. If in any of Contract Years 2016/17, 2017/18 and 2018/19, the sum of a Club’s Player Services Costs and Image Contract Payments exceeds £67m, £74m or £81m, respectively, the relevant Club must elect to either: (a) be assessed by the Board on the ‘Prior Year Basis’ (in which case, Rule E.19 applies); or (b) be assessed by the Board on the ‘2012/13 Base Year Basis’ (in which case, Rule E.20 applies). E.19. Where the Club has elected to be assessed on the ‘Prior Year Basis’, the Club must satisfy the Board of any of the following: E.19.1. that the sum of the Club’s Player Services Costs and Image Contract Payments has not increased by more than £7m when compared to the previous Contract Year; E.19.2. that the excess increase, over and above the £7m referred to at Rule E.19.1, arises as a result of contractual commitments entered into on or before 31 January 2013, and/or has been funded only by Club Own Revenue Uplift as compared to the previous Contract Year and/or Averaged Three Year Player Trading Profit; or E.19.3. that the excess increase, over and above the figures set out in Rule E.18, as applicable, has been funded only by Club Own Revenue Uplift and/or Averaged Three Year Player Trading Profit. E.20. Where the Club has elected to be assessed on the ‘2012/13 Base Year Basis’, the Club must satisfy the Board of any of the following: E.20.1. that the sum of the Club’s Player Services Costs and Image Contract Payments has not increased by more than £19m (in Contract Year 2016/17), £26m (in Contract Year 2017/18) or £33m (in Contract Year 2018/19), as applicable, when compared with Contract Year 2012/13; or E.20.2. that the excess increase, over and above the figures referred to at Rule E.20.1, arises as a result of contractual commitments entered into on or before 31 January 2013, and/or has been funded only by Club Own Revenue Uplift as compared with the like figures in Contract Year 2012/13 and/or Averaged Three Year Player Trading Profit.

Section E: Clubs – Finance Guidance The first reporting via Form 3 under the revised Short Term Cost Control Rules, as adopted for Seasons 2016/17, 2017/18 and 2018/19, will take place in March 2018 in respect of Contract Year 2016/17. Clubs’ attention is drawn to Rule T.15 with regard to the failure to submit Form 3. 114 Rules: Section E E.22. When requested by the League, the information set out in Form 3 shall be reported upon by the Club’s auditors and/or its board of directors, in accordance with procedures specified by the League from time to time. HMRC E.23. Each Club shall provide quarterly certification in such form as the Board may request from time to time to confirm that its liabilities to HMRC in respect of PAYE and NIC are no more than 28 days in arrears. E.24. Each Club shall promptly on request from the Board: E.24.1. provide confirmation (to be signed by two Directors) as to whether it has any outstanding liabilities to HMRC, and if it has it shall provide the Board with full details thereof (including details of any agreements which are in place with HMRC as regards such liabilities); and E.24.2. provide HMRC with written permission in such form as HMRC may require for HMRC to share information about the Club’s liabilities to HMRC with the League. E.25. Where the Board reasonably believes that a Club’s liabilities in respect of PAYE & NIC are more than 28 days in arrears it may exercise the powers set out in Rule E.15. Power to Deduct E.26. If the Board is reasonably satisfied that a Club or Relegated Club (“the debtor Club”) has failed to make any payment due to any creditor of the description set out in Rule E.28, the Board shall be empowered to: E.26.1. deduct the amount of any such payment from any distribution of UK Broadcast Revenue, International Broadcast Revenue, Commercial Contract Revenue or Radio Contract Revenue (“Central Funds”) payable to the debtor Club, paying the same to the creditor to which it is due; and E.26.2. withhold any distribution of Central Funds otherwise due to the debtor Club to the extent of any liabilities falling due from the debtor Club to any creditor of the description set out in Rule E.28 within the period of 60 days after the due date of the distribution of the Central Funds to the debtor Club, and pay the same to the creditor on the date when it is due to that creditor should the debtor Club fail to do so. E.27. The Board shall only have the powers set out in Rule E.26.2 if the debtor Club has failed to make any payment when due (whether or not paid thereafter) to a creditor of the description set out in Rule E.28 within the period of 120 days immediately prior to the due date of distribution of the Central Funds to the debtor Club.

Section E: Clubs – Finance 115 E.28. The creditors to which Rule E.26 applies are: E.28.1.another Club (or club); E.28.2. the League; E.28.3. any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Subsidiary Undertaking of the League; E.28.4. any pension or life assurance scheme administered by or on behalf of the League; E.28.5.The Football League; E.28.6.any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Subsidiary Undertaking of The Football League; or E.28.7. the Football Foundation. E.29. If any Transferee Club acts in breach of Rules V.29 or V.32 to V.36 inclusive: E.29.1. Rule V.37 shall apply; and E.29.2. out of any monies held by the Board for or on behalf of or to the order of that Transferee Club (whether in the Compensation Fee Account or otherwise), the Board shall have power to pay to its Transferor Club any amount not exceeding the sum due to it from the Transferee Club under the provisions of this Section of these Rules. Events of Insolvency E.30. Subject to Rule E.38, the Board shall have power to suspend a Club by giving to it notice in writing to that effect if it or its Parent Undertaking suffers an Event of Insolvency, that is to say: E.30.1. it enters into a ‘Company Voluntary Arrangement’ pursuant to Part 1 of the Insolvency Act 1986 (“the 1986 Act”) or a compromise or arrangement with its creditors under Part 26 of the 1986 Act or enters into any compromise agreement with its creditors as a whole; E.30.2. it or its shareholders or Directors lodge a ‘Notice of Intention to Appoint an Administrator’ or ‘Notice of Appointment of an Administrator at the Court’ in accordance with paragraph 26 or paragraph 29 of Schedule B1 to the 1986 Act or where it or its shareholders or Directors make an application to the court for an ‘Administration Order’ under paragraph 12 of Schedule B1 to the 1986 Act or where an Administrator is appointed or an ‘Administration Order’ is made in respect of it (‘Administrator’ and ‘Administration Order’ having the meanings attributed to them respectively by paragraphs 1 and 10 of Schedule B1 to the 1986 Act); E.30.3. an ‘Administrative Receiver’ (as defined by section 251 of the 1986 Act), a ‘Law of Property Act Receiver’ (appointed under section 109 of the Law of Property Act 1925) or any ‘Receiver’ appointed by the court under the Supreme Court Act 1981 or any other ‘Receiver’ is appointed over any of its assets which, in the opinion of the Board, are material to the Club’s ability to fulfil its obligations as a member of the League;

Section E: Clubs – Finance 116 Rules: Section E E.30.4. its shareholders pass a resolution pursuant to section 84(1) of the 1986 Act to voluntarily wind it up; E.30.5. a meeting of its creditors is convened pursuant to section 95 or section 98 of the 1986 Act; E.30.6. a winding up order is made against it by the court under section 122 of the 1986 Act or a provisional liquidator is appointed over it under section 135 of the 1986 Act; E.30.7. it ceases or forms an intention to cease wholly or substantially to carry on its business save for the purpose of reconstruction or amalgamation or otherwise in accordance with a scheme of proposals which have previously been submitted to and approved in writing by the Board; or E.30.8. it enters into or is placed into any insolvency regime in any jurisdiction outside England and Wales which is analogous with the insolvency regimes detailed in Rules E.30.1 to E.30.6 hereof. E.31. A Club shall forthwith give written notice to the Board upon the happening of any of the events referred to in Rule E.30. E.32. At the discretion of the Board exercised in accordance with Rule E.38, a suspension may take effect from the giving of the notice or it may be postponed subject to: E.32.1. a condition that while the suspension is postponed the Club may not apply to register or have transferred to it the registration of any Player; and E.32.2. such other conditions as the Board may from time to time during the postponement of the suspension think fit to impose. E.33.Unless a suspension is postponed, a suspended Club shall not play in: E.33.1.any League Match; E.33.2. any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); E.33.3. any of the competitions set out in Rules L.9; or E.33.4.any other match. E.34. For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated.

Section E: Clubs – Finance 117 E.35. While pursuant to this Section of these Rules a Club is suspended or its suspension is postponed, the Board shall have power, subject to Rule E.38, to make such payments as it may think fit to the Club’s Football Creditors out of: E.35.1. any UK Broadcast Revenue payable to the suspended Club under the provisions of Rule D.17; E.35.2.any International Broadcast Revenue payable to the suspended Club under the provisions of Rules D.18 and D.19; E.35.3.any Commercial Contract Revenue payable to the suspended Club under the provisions of Rule D.21; and E.35.4. any Radio Contract Revenue payable to the suspended Club under the provisions of Rule D.24. E.36.For the purposes of this Section of these Rules, Football Creditors shall comprise: E.36.1.The Football Association and clubs in full or associate membership thereof; E.36.2. Affiliated Associations (as defined by the articles of association of The Football Association); E.36.3. the League and any subsidiary of it; E.36.4. The Football League, the National League, the Northern Premier League, the Southern Premier League and the Isthmian Football League; E.36.5. the Professional Footballers’ Association; E.36.6. the Football Foundation; E.36.7. any employee or former employee of the suspended Club to whom arrears of wages or salary are due, to the extent of such arrears; and E.36.8. any pension provider to which a pension contribution payable by the suspended Club in respect of its employees or former employees is due, to the extent of such contribution. E.37. Upon being reasonably satisfied that a suspended Club’s liabilities to its Football Creditors have been settled, the Board shall have power, subject to Rule E.38, to withdraw the suspension of that Club by giving to it notice in writing to that effect. E.38. In exercising its powers under Rules E.30, E.35, E.37 and E.40 and its discretion under Rule E.32, the Board shall have regard to all the circumstances of the case and to: E.38.1.such of the provisions of the 1986 Act, the Competition Act 1998 and the Enterprise Act 2002 as are relevant and then in force; E.38.2. the consideration (if any) given by the insolvent Club under the provisions of Rules D.17, D.18, D.19, D.21 and D.24; E.38.3. the interests of the insolvent Club’s Officials, Players, supporters, shareholders and sponsors; E.38.4.the interests of the insolvent Club’s other Football Creditors;

Section E: Clubs – Finance 118 Rules: Section E E.38.5. the need to protect the integrity and continuity of the League competition; E.38.6. the reputation of the League and the need to promote the game of association football generally; and E.38.7. the relationship between the Club and its Parent Undertaking, in the event that the Parent Undertaking suffers the Event of Insolvency. E.39. Any distribution to a Relegated Club under the provisions of Rules D.17 or D.18 may be deferred if, on or before the date of the distribution, the Relegated Club has been given notice under article 4.5 of the articles of association of The Football League which has been suspended. Upon such notice being withdrawn the deferred distribution shall be paid but if in consequence of the notice the club to which it was due ceases to be a member of The Football League its amount shall be added to the next distribution made in accordance with these Rules. Sporting Sanction E.40. Upon a Club or its Parent Undertaking suffering an Event of Insolvency the Board shall have the power to impose upon the Club a deduction of nine points scored or to be scored in the League competition. If the Board exercises this power it shall forthwith give written notice to the Club to that effect. E.41. Subject to Rule E.42, the Club may appeal against the deduction of points by sending or delivering to the Board Form 4 so that it receives the same together with a deposit of £1,000 within seven days of the date of the notice given under the provisions of Rule E.40. E.42. The only ground upon which a Club may appeal in accordance with Rule E.41 is that: E.42.1. the Event of Insolvency was caused by and resulted directly from circumstances, other than normal business risks, over which it could not reasonably be expected to have had control; and E.42.2. its Officials had used all due diligence to avoid the happening of such circumstances. E.43. An appeal under the provisions of Rule E.41 shall lie to an appeal tribunal which shall hear the appeal as soon as reasonably practicable. The appeal tribunal shall be appointed by the Board and shall comprise three members of the Panel including: E.43.1. an authorised insolvency practitioner; and E.43.2. a legally qualified member who shall sit as chairman of the tribunal. E.44. The chairman of the appeal tribunal shall have regard to the procedures governing the proceedings of Commissions and Appeal Boards set out in Section W of these Rules (Disciplinary) but, subject as aforesaid, shall have an overriding discretion as to the manner in which the appeal is conducted. E.45. The Club shall have the burden of proving the matters set out in the appeal. The standard of proof shall be the balance of probabilities.

Section E: Clubs – Finance 119 E.46. The appeal tribunal shall make its decision unanimously or by majority. No member of the appeal tribunal may abstain. E.47. The appeal tribunal shall give written reasons for its decision. E.48. Members of the appeal tribunal shall be entitled to receive from the League a reasonable sum by way of fees and expenses. E.49. The appeal tribunal shall have the following powers: E.49.1. to allow or dismiss the appeal; E.49.2. to order the deposit to be forfeited to the League or repaid to the appellant Club; and E.49.3. to order the appellant Club to pay or contribute to the costs of the appeal including the fees and expenses of members of the appeal tribunal paid or payable under Rule E.48. E.50. The decision of the appeal tribunal shall be final and binding on the appellant Club. General E.51. Each Club shall notify the League forthwith of any circumstances which may materially and adversely affect any of the information or representations submitted to the League pursuant to this Section E, and on consideration of those circumstances the Board may, if it considers it appropriate, amend any decision or determination that it made based on such information or representations. E.52. The information and representations referred to in Rule E.51 include, without limitation: E.52.1. Future Financial Information; E.52.2. the estimated profit and loss account submitted pursuant to Rule E.53.2; and E.52.3. information and undertakings provided to the League in connection with Secure Funding. Profitability and Sustainability E.53. Each Club shall by 1 March in each Season submit to the Board: E.53.1. copies of its Annual Accounts for T-1 (and T-2 if these have not previously been submitted to the Board) together with copies of the directors’ report(s) and auditors’ report(s) on those accounts; E.53.2.its estimated profit and loss account and balance sheet for T which shall: E.53.2.1. be prepared in all material respects in a format similar to the Club’s Annual Accounts; and E.53.2.2. be based on the latest information available to the Club and be, to the best of the Club’s knowledge and belief, an accurate estimate as at the time of preparation of future financial performance; and E.53.3. if Rule E.56 applies to the Club, the calculation of its aggregated Adjusted Earnings Before Tax for T, T-1 and T-2 in Form 4A.

Section E: Clubs – Finance Guidance The Board will in due course consider the Annual Accounts for the Accounting Reference Period in respect of which information pursuant to Rule E.53.2 is submitted and in particular examine whether any material variances indicate that the estimated financial information was not prepared in accordance with Rule E.53.2.2. 120 Rules: Section E E.54. The Board shall determine whether consideration included in the Club’s Earnings Before Tax arising from a Related Party Transaction is recorded in the Club’s Annual Accounts at a Fair Market Value. If it is not, the Board shall restate it to Fair Market Value. E.55. The Board shall not exercise its power set out in Rule E.54 without first having given the Club reasonable opportunity to make submissions as to: E.55.1. whether the said consideration should be restated; and/or E.55.2.what constitutes its Fair Market Value. E.56. If the aggregation of a Club’s Earnings Before Tax for T-1 and T-2 results in a loss, any consideration from Related Party Transactions having been adjusted (if appropriate) pursuant to Rule E.54, then the Club must submit to the Board the calculation of its Adjusted Earnings Before Tax for each of T, T-1 and T-2. E.57. If the aggregation of a Club’s Adjusted Earnings Before Tax for T, T-1 and T-2 results in a loss of up to £15m, then the Board shall determine whether the Club will, until the end of T+1, be able to pay its liabilities described in Rule E.14.7.1 and fulfil the obligations set out in Rules E.14.7.2 and E.14.7.3. E.58.If the aggregation of a Club’s Adjusted Earnings Before Tax for T, T-1 and T-2 results in a loss of in excess of £15m then the following shall apply: E.58.1. the Club shall provide, by 31 March in the relevant Season, Future Financial Information to cover the period commencing from its last accounting reference date (as defined in section 391 of the Act) until the end of T+2 and a calculation of estimated aggregated Adjusted Earnings Before Tax until the end of T+2 based on that Future Financial Information; E.58.2. the Club shall provide such evidence of Secure Funding as the Board considers sufficient; and E.58.3. if the Club is unable to provide evidence of Secure Funding as set out in Rule E.58.2, the Board may exercise its powers set out in Rule E.15. E.59. If the aggregation of a Club’s Adjusted Earnings Before Tax for T, T-1 and T-2 results in losses of in excess of £105m: E.59.1. the Board may exercise its powers set out in Rule E.15; and E.59.2. the Club shall be treated as being in breach of these Rules and accordingly the Board shall refer the breach to a Commission constituted pursuant to Section W of these Rules. E.60.The sum set out in Rule E.59 shall be reduced by £22m for each Season covered by T-1 and T-2 in which the Club was in membership of The Football League.

Clubs: Finance and Governance Section F: Owners’ and Directors’ Test 121 Disqualifying Events F.1. A Person shall be disqualified from acting as a Director and no Club shall be permitted to have any Person acting as a Director of that Club if: F.1.1. in relation to the assessment of his compliance with Rule F.1 (and/or any similar or equivalent rules of The Football League or The Football Association) at any time, he has: F.1.1.1. failed to provide all relevant information (including, without limitation, information relating to any other individual who would qualify as a Director but has not been disclosed, including where he or they are acting as a proxy, agent or nominee for another Person); or F.1.1.2. provided false, misleading or inaccurate information; F.1.2. either directly or indirectly he is involved in or has any power to determine or influence the management or administration of another Club or Football League club; F.1.3. either directly or indirectly he holds or acquires any Significant Interest in a Club while he either directly or indirectly holds any interest in any class of Shares of another Club; F.1.4. he becomes prohibited by law from being a director (including without limitation as a result of being subject to a disqualification order as a director under the Company Directors Disqualification Act 1986 (as amended or any equivalent provisions in any jurisdiction which has a substantially similar effect) (“the CDDA”), or being subject to the terms of an undertaking given to the Secretary of State under the CDDA unless a court of competent jurisdiction makes an order under the CDDA permitting an appointment as a Director); F.1.5. he has a Conviction (which is not a Spent Conviction) imposed by a court of the United Kingdom or a competent court of foreign jurisdiction: F.1.5.1. in respect of which an unsuspended sentence of at least 12 months’ imprisonment was imposed; F.1.5.2. in respect of any offence involving any act which could reasonably be considered to be dishonest (and, for the avoidance of doubt, irrespective of the actual sentence imposed); or F.1.5.3. in respect of an offence set out in Appendix 1 (Schedule of Offences) or a directly analogous offence in a foreign jurisdiction (and, for the avoidance of doubt, irrespective of the actual sentence imposed); F.1.6. in the reasonable opinion of the Board, he has engaged in conduct outside the United Kingdom that would constitute an offence of the sort described in Rules F.1.5.2 or F.1.5.3, if such conduct had taken place in the United Kingdom, whether or not such conduct resulted in a Conviction;

Section F: Owners’ and Directors’ Test 122 Rules: Section F F.1.7. he becomes the subject of: F.1.7.1. an Individual Voluntary Arrangement (including any fast track voluntary arrangement); F.1.7.2. a debt relief order (in accordance with the provisions of Part 7A of the 1986 Act); F.1.7.3. an administration order (in accordance with Part 6 of the County Courts Act 1984); F.1.7.4. an enforcement restriction order (in accordance with the provisions of Part 6A of the County Courts Act 1984); F.1.7.5. a debt management scheme or debt repayment plan (in accordance with provisions of Chapter 4 of Part 5 of the Tribunals, Courts and Enforcement Act 2007), or any equivalent provision in any other jurisdiction which has a substantially similar effect, and in each case as may be amended from time to time; F.1.8. he becomes the subject of an Interim Bankruptcy Restriction Order, a Bankruptcy Restriction Order or a Bankruptcy Order (or any equivalent provisions in any jurisdiction which has a substantially similar effect); F.1.9. he is or has been a Director of a Club which, while he has been a Director of it, has suffered two or more unconnected Events of Insolvency in respect of each of which a deduction of points was imposed (and for the purposes of this Rule F.1.9 and Rule F.1.10 a Person shall be deemed to have been a Director of a Club which has suffered an Event of Insolvency if such Event of Insolvency occurred in the 30 days immediately following his having resigned as a Director of that Club); F.1.10. he has been a Director of two or more Clubs (or clubs) each of which, while he has been a Director of them, has suffered an Event of Insolvency in respect of each of which a deduction of points was imposed; F.1.11. he is subject to a suspension or ban from involvement in the administration of a sport by any ruling body of a sport that is recognised by the International Olympic Committee, UK Sport, or Sport England, another of the home country sports councils, or any other national or international sporting association or governing body, whether such suspension or ban is direct or indirect (for example a direction to Persons subject to the jurisdiction of the ruling body that they should not employ, contract with or otherwise engage or retain the services of an individual); F.1.12. he is subject to any form of suspension, disqualification or striking-off by a professional body including, without limitation, the Law Society, the Solicitors’ Regulation Authority, the Bar Council or the Institute of Chartered Accountants of England and Wales or any equivalent body in any jurisdiction outside England and Wales, whether such suspension, disqualification or striking-off is direct or indirect (for example a direction to Persons subject to the jurisdiction of the professional body that they should not employ, contract with or otherwise engage or retain the services of an individual);

Section F: Owners’ and Directors’ Test 123 F.1.13.he is required to notify personal information pursuant to Part 2 of the Sexual Offences Act 2003; or F.1.14. he is found to have breached (irrespective of any sanction actually imposed), or has admitted breaching (irrespective of whether disciplinary proceedings were brought or not): F.1.14.1. Rule J.6; or F.1.14.2. any other rules in force from time to time in relation to the prohibition on betting on football (whether in England or Wales or elsewhere); F.1.15. he is an Intermediary and/or is registered as an intermediary or agent pursuant to the regulations of any national member association of FIFA. Submission of Declaration F.2. Not later than 14 days before the commencement of each Season each Club shall submit to the Board a duly completed Declaration in respect of each of its Directors signed by the Director to which it refers and by an Authorised Signatory, who shall not be the same Person. F.3. Within 21 days of becoming a member of the League each Club promoted from The Football League shall likewise submit to the Board a duly completed Declaration in respect of each of its Directors signed as aforesaid. F.4. If any Person proposes to become a Director of a Club (including for the avoidance of doubt by virtue of being a shadow director or acquiring Control of the Club): F.4.1. the Club shall, no later than 10 Working Days prior to the date on which it is anticipated that such Person shall become a Director, submit to the Board a duly completed Declaration in respect of that Person signed by him and by an Authorised Signatory, at which point that Person shall be bound by and subject to the Rules; F.4.2. within five Working Days of receipt thereof the Board shall confirm to the Club whether or not he is liable to be disqualified as a Director under the provisions in Rule F.1, and if he is so liable the Board will take the steps set out in Rule F.6; and F.4.3. he shall not become a Director until the Club has received confirmation from the Board pursuant to Rule F.4.2 above that he is not liable to be disqualified as a Director under the provisions of Rule F.1. Change of Director’s Circumstances F.5. Upon the happening of an event which affects any statement contained in a submitted Declaration: F.5.1. the Director in respect of whom the Declaration has been made shall forthwith give full written particulars thereof to his Club; and F.5.2. the Club shall thereupon give such particulars in writing to the Board.

Section F: Owners’ and Directors’ Test 124 Rules: Section F Disqualification of a Director F.6. Upon the Board becoming aware by virtue of the submission of a Declaration or in the circumstances referred to in Rule F.5 or by any other means that a Person is liable to be disqualified as a Director under the provisions of Rule F.1, the Board will: F.6.1. give written notice to the Person that he is disqualified, giving reasons therefore, and (in the case of a Person who is a Director) require him forthwith to resign as a Director; and F.6.2. give written notice to the relevant Club that the Person is disqualified, giving reasons therefore, and (in the case of a Person who is a Director) in default of the Director’s resignation, it shall procure that within 28 days of receipt of such notice the Director is removed from his office as such. Disciplinary Provisions F.7. Any Club which fails to comply with its obligations under the foregoing provisions of this Section of these Rules or which submits a Declaration which is false in any particular shall be in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary). F.8. Any Director who fails to comply with his obligations under the foregoing provisions of this Section of these Rules or who fails to complete and sign a Declaration and any Director or Authorised Signatory who signs a Declaration which is false in any particular shall likewise be in breach of these Rules and liable to be dealt with as aforesaid. Suspension of the Club F.9. If a Director who receives a notice under the provisions of Rule F.6.1 fails to resign and his Club fails to procure his removal from office as required, or if a Club proceeds with the appointment as a Director of a Person to whom Rule F.4 applies despite having received a notice under the provisions of Rule F.6.2, the Board shall have power to suspend the Club by giving to it notice in writing to that effect. F.10. A suspended Club shall not play in: F.10.1.any League Match; F.10.2. any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); F.10.3. any of the competitions set out in Rule L.9; or F.10.4.any other match. F.11. For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated.

Section F: Owners’ and Directors’ Test 125 F.12. Upon being reasonably satisfied that the Director of the suspended Club has resigned or has been removed from office, the Board shall have power to withdraw the suspension by giving to it notice in writing to that effect. Appeal against Disqualification of a Director F.13. Any Person or Club who receives notice under Rule F.6 has a right to appeal the disqualification notice(s) in accordance with the following Rules. However, for the avoidance of doubt, unless and until any such appeal is upheld, the disqualification notice(s) will remain in full effect. F.14. Any Person or Club wishing to appeal a disqualification notice must, within 21 days of the date of that notice, send or deliver to the Board a notice of appeal, setting out full details of the grounds of appeal of that Person or Club, together with a deposit of £1,000. F.15.The only grounds upon which a Person or Club may appeal a disqualification notice are: F.15.1.none of the Disqualifying Events set out in Rule F.1 apply; F.15.2. in respect of a Conviction of a court of foreign jurisdiction under Rule F.1.5, or a finding of the conduct referred to in Rule F.1.6, or a suspension or ban by a sport ruling body under Rule F.1.11, or a suspension, disqualification or striking-off by a professional body under Rule F.1.12, or a finding of a breach of rule by a ruling body of football pursuant to Rule F.1.14.2, there are compelling reasons why that particular Conviction, suspension, ban, finding, disqualification or striking-off, should not lead to disqualification; F.15.3. it can be proven that the Disqualifying Event has, or will within 21 days of the notice of appeal, cease to exist; F.15.4. the Disqualifying Event is a Conviction imposed between 19th August 2004 and 5 June 2009 for an offence which would not have led to disqualification as a Director under the Rules of the League as they applied during that period; or F.15.5. the Disqualifying Event is a Conviction which is the subject of an appeal which has not yet been determined and in all the circumstances it would be unreasonable for the individual to be disqualified as a Director pending the determination of that appeal. F.16. An appeal under the provisions of Rule F.13 shall lie to an appeal tribunal which shall hear the appeal as soon as reasonably practicable. The appeal tribunal shall be appointed by the Board and shall comprise three members of the Panel including a legally qualified member who shall sit as chairman of the tribunal. F.17. The chairman of the appeal tribunal shall have regard to the procedures governing the proceedings of Commissions and Appeal Boards set out in Section W of these Rules (Disciplinary) but, subject as aforesaid, shall have an overriding discretion as to the manner in which the appeal is conducted.

Section F: Owners’ and Directors’ Test 126 Rules: Section F F.18.The Person or Club advancing the appeal shall have the burden of proving the complaint. The standard of proof shall be the balance of probabilities. F.19. The appeal tribunal shall make its decision unanimously or by majority. No member of the appeal tribunal may abstain. F.20. The appeal tribunal shall give written reasons for its decision. F.21. Members of the appeal tribunal shall be entitled to receive from the League a reasonable sum by way of fees and expenses. F.22. The appeal tribunal shall have the following powers: F.22.1. to allow the appeal in full; F.22.2. to reject the appeal; F.22.3. if it determines that a Disqualifying Event exists, to determine that the individual concerned should not be banned for that period during which they will remain subject to it and substitute such period as it shall reasonably determine, having regard to all of the circumstances of the case; F.22.4. to declare that no Disqualifying Event ever existed or that any Disqualifying Event has ceased to exist; F.22.5. to order the deposit to be forfeited to the League or to be repaid to the appellant person or Club; and F.22.6. to order the appellant Person or Club to pay or contribute to the costs of the appeal including the fees and expenses of members of the appeal tribunal paid or payable under Rule F.21. F.23. The decision of the appeal tribunal shall be final and binding on the appellant Person and Club. Persons Prohibited by Law from entering the United Kingdom etc F.24.No Person may acquire any Holding in a Club if, pursuant to the law of the United Kingdom or the European Union: F.24.1. he is prohibited from entering the United Kingdom; or F.24.2. no funds or economic resources may be made available, directly or indirectly, to or for his benefit.

Clubs: Finance and Governance Section G: Disclosure of Ownership and Other Interests 127 Disclosure of Ownership and Other Interests G.1.A Club shall forthwith give notice in Form 6 to the Board if any Person either directly or indirectly: G.1.1.holds; G.1.2.acquires; or G.1.3.having held or acquired, ceases to hold, any Significant Interest in the Club. G.2.A Club shall forthwith give notice to the Board if it either directly or indirectly: G.2.1.holds; G.2.2.acquires; or G.2.3.having held or acquired, ceases to hold, any Significant Interest in any other Club (or club) and in this Rule G.2, the definition of Significant Interest shall be deemed to apply to clubs in the same way as to Clubs. G.3.A Club shall forthwith give notice to the Board if it is aware or if it becomes aware that any holder of a Significant Interest in it either directly or indirectly: G.3.1.holds; G.3.2.acquires; or G.3.3.having held or acquired, ceases to hold, any Significant Interest in any other Club (or club) and in this Rule G.3, the definition of Significant Interest shall be deemed to apply to clubs in the same way as to Clubs. G.4.A notice given pursuant to the provisions of Rule G.1, G.2 and G.3 shall: G.4.1.identify the Person holding, acquiring or ceasing to hold the Significant Interest in question; G.4.2. set out all relevant details of the Significant Interest including without limitation the number of Shares, their description and the nature of the interest; and G.4.3. set out where appropriate the proportion (expressed in percentage terms) which the relevant Shares in respect of which the Significant Interest exists bear to the total number of Shares of that class in issue and of the total issued Shares. G.5.Each Club shall publish the identities of the ultimate owner of each Significant Interest in the Club. G.6. The Board shall maintain a register which shall include the particulars set out in Rule G.4 and the said register shall be available for inspection by any Club by prior appointment. G.7. Each Club shall forthwith give notice in writing to the Board if any Person identified in a notice given in accordance with Rule G.1.1 or Rule G.1.2 either directly or indirectly holds acquires or ceases to hold any Holding in the Club.

Section G: Disclosure of Ownership and Other Interests 128 Rules: Section G G.8. The Board shall have power to suspend a Club if either directly or indirectly a Person acquires a Significant Interest in that Club while such Person either directly or indirectly holds any Holding in any class of Shares of another Club. G.9.At the discretion of the Board, a suspension may take effect forthwith or it may be postponed subject to such conditions as the Board may think fit to impose. G.10.Unless a suspension is postponed, a suspended Club shall not play in: G.10.1. any League Match; G.10.2. any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); G.10.3. any of the competitions set out in Rules L.9; or G.10.4. any other match. G.11. For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated. G.12.The Board shall have power to remove a Club’s suspension imposed under Rule G.8 upon being satisfied that the circumstances giving rise to it are no longer extant.

Clubs: Finance and Governance Section H: Directors’ Reports 129 Material Transactions H.1. For the purposes of these Rules, Material Transactions shall comprise any payment or financial obligation (or any series of connected payments or financial obligations relating to the same transaction) made or undertaken by or to or in favour of a Club and recorded in its accounting and administration records which relates to any of the following: H.1.1. Compensation Fees, Contingent Sums or Loan Fees; H.1.2.remuneration of Players (including, for this purpose, any benefits they are entitled to receive); H.1.3. payments to or for the benefit of Intermediaries; or H.1.4. Third Party Payments, and remuneration of and payments to or for the benefit of Players or Intermediaries shall in each case include payments made by or on behalf of a Club to or for the benefit of a Player or Intermediary (as the case may be) including, for this purpose, to any company or trust in which the Player or Intermediary (as the case may be) has an interest. Record of Material Transactions H.2. Brief particulars of each Material Transaction sufficient to identify its date(s), its amount(s), the payer, the payee and the nature of it shall be recorded by a Club and the record shall be made available on demand to its Directors, its auditors and the League. H.3. Directors of a Club (including non-executive Directors) shall take such steps as are reasonably necessary to satisfy themselves that their Club’s record of Material Transactions is complete and correct. Transfer Policy H.4. Each Club shall formally adopt, and make available to the League at its request, a written transfer policy identifying who on its behalf has authority to negotiate and approve Material Transactions. H.5.Each Club shall ensure that all its Material Transactions are: H.5.1.negotiated and approved in accordance with its written transfer policy; and H.5.2.documented and recorded as required by relevant provisions of these Rules and The Football Association Rules.

Section H: Directors’ Reports 130 Rules: Section H H.6.Each Club shall, if requested to do so by the League, submit to the League Form 7 signed and dated by each of the Directors of the Club. H.7.Any Director who for any reason is unwilling to sign Form 7 shall nevertheless submit Form 7 to the League, noting his unwillingness to sign and giving full reasons. H.8. Any Director signing a Form 7 who knows or ought reasonably to know that it or any part of it is false or misleading in any way and any Director noting his unwillingness to sign a Form 7 knowing that such note or the reasons given by him are false or misleading in any way will, in either case, be in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary). H.9.Managers, Players and Officials shall cooperate fully with the Directors of their Club in the preparation of Form 7.

Clubs: Finance and Governance Section I: Associations and Influence 131 Associations between Clubs I.1.A Club shall not either directly or indirectly: I.1.1. apply to hold or hold any Holding in another Club or Football League club; I.1.2. issue any of its Shares or grant any Holding to another Club or Football League club; I.1.3. lend money to or guarantee the debts or obligations of another Club or Football League club; I.1.4. borrow money from another Club or Football League club or permit another Club or Football League club to guarantee its debts or obligations; I.1.5. be involved in or have any power to determine or influence the management or administration of another Club or Football League club; or I.1.6. permit any other Club or Football League club to be involved in or have any power to determine or influence its management or administration. Club Officials I.2. An Official of a Club shall not: I.2.1. be an Official of another Club or Football League club; or I.2.2. either directly or indirectly be involved in or have any power to determine or influence the management or administration of another Club or Football League club. I.3. A Club shall not appoint as an Official anybody who: I.3.1. is an Official of another Club or Football League club; or I.3.2. either directly or indirectly is involved in or has any power to determine or influence the management or administration of another Club or Football League club. Dual Interests I.4.No Person may either directly or indirectly be involved in or have any power to determine or influence the management or administration of more than one Club. I.5. No Person may either directly or indirectly hold or acquire any Significant Interest in a Club while such Person either directly or indirectly holds any Holding in another Club.

Section I: Associations and Influence 132 Rules: Section I I.6. A Club shall not either directly or indirectly issue Shares of any description or grant any Holding to any Person that either directly or indirectly already holds a Significant Interest in another Club. Club Contracts I.7. No Club shall enter into a contract which enables any other party to that contract to acquire the ability materially to influence its policies or the performance of its teams in League Matches, any matches in the Professional Development Phase Games Programme or the Professional Development Leagues (as those terms are defined in the Youth Development Rules) or in any of the competitions set out in Rule L.9.

Clubs: Finance and Governance Section J: Miscellaneous 133 Employment of Officials J.1. Without limitation to the requirements to employ specific members of staff found elsewhere in these Rules, each Club shall employ and provide written terms of reference to: J.1.1. an Official who shall be responsible for running the daily business of the Club with the support of a sufficient number of administrative staff in suitable and appropriately equipped offices, who can be contacted during normal office hours; J.1.2. an Official who holds a nationally recognised qualification as an accountant or auditor, or who has sufficient experience to demonstrate his competence as such, who shall be responsible for the Club’s finances; J.1.3. a press or media officer who holds a nationally recognised qualification in journalism or who has sufficient experience to demonstrate his competence as a press or media officer; J.1.4. one or more supporter liaison officer(s), whose roles and responsibilities are set out in Rule R.1; and J.1.5. one or more disability access officer(s), whose roles and responsibilities are set out in Rule R.4. J.2. Each Club shall bind each of its Officials: J.2.1. to comply with these Rules during the period of their appointment or employment and in the case of Rule B.18 at all times thereafter; and J.2.2. to seek its permission before contributing to the media (whether on television, radio, online or otherwise). J.3. Save as otherwise permitted by these Rules, no Club shall directly or indirectly induce or attempt to induce any Player, Manager, assistant manager, head coach or other senior first team football coach of another Club (or Football League club) to terminate a contract of employment with that other Club (or Football League club) (whether or not by breach of that contract) or directly or indirectly approach any such employee with a view to offering employment without the consent of that other Club (or Football League club). J.4. Each Club shall adopt and each Club, Manager, Official, Player and Academy Player shall observe, comply with and act in accordance with the Inclusion and Anti-Discrimination Policy set out in Appendix 2 to these Rules. Betting J.5. Prior to entering into (or performing any aspect of) a Gambling Related Agreement, the Club shall procure that the other party (or parties) to the Gambling Related Agreement shall enter into an agreement with the League pursuant to which it shall agree with the League in the terms set out in Rules J.5.1 to J.5.2: J.5.1. it will provide accurate and complete information forthwith to the League in the event that the League is exercising its powers to enquire into any suspected or alleged breach of these Rules; and

Section J: Miscellaneous 134 Rules: Section J J.5.2. it will not permit any form of gambling on any game referred to in Youth Development Rules 1.15(b)(ii), 1.15(b)(iii), and 1.15(c) to (e) or on any match including a Club in the UEFA Youth League. J.6. No Club, Official or Player may, in connection with betting on an event in, or on the result of, a League Match or a match in a competition which forms part of the Games Programmes or Professional Development Leagues (as those terms are defined in the Youth Development Rules): J.6.1. offer or receive a payment or any form of inducement to or from any Club or the Official or Player of any Club; or J.6.2. receive or seek to receive any payment or other form of inducement from any Person. UEFA Club Licence Applicants J.7. Any Club, Authorised Signatory or other Official making a false statement (whether made verbally or in writing) in or in connection with an application for a UEFA Club Licence or falsifying a document produced in support of or in connection with such an application shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary). Football Foundation J.8. Each Club must make available one half page of advertising or editorial material in match programmes for the benefit of The Football Foundation.

Clubs: Operations Section K: Stadium Criteria and Broadcasters’ Requirements 135 Safety Certificate K.1. Subject to Rule K.2, each Club shall hold a current safety certificate for its Stadium issued in accordance with the provisions of the Safety of Sports Grounds Act 1975. K.2. If a Club has a ground-sharing agreement in respect of its Stadium it shall be a term thereof that either the Club or the other party to the agreement shall hold a current safety certificate for that Stadium. Ownership of Ground and Training Facilities K.3. Each Club shall either own its Stadium and training facilities or have a legally enforceable agreement with its owner for its use by the Club, expiring not earlier than the end of the current Season. Ground Sharing K.4. No Club shall have or enter into a ground-sharing agreement in respect of its Stadium unless the agreement contains legally enforceable provisions to the effect that: K.4.1. the playing of the Club’s League Matches at the Stadium shall always take precedence over the activities of the other party to the agreement; and K.4.2. the Club shall have the ability to postpone other activities scheduled to take place on the pitch in the 48 hours immediately preceding the kick-off of a League Match where, in the reasonable opinion of the Club, there is a risk that such activity might result in the subsequent postponement or abandonment of the League Match. Ground Registration K.5. Each Club shall register its Stadium with the Board and must play all matches in the competitions listed in Rule L.9 for which it is the Home Club at the Stadium. No Club shall remove to another Stadium (either on a permanent or temporary basis) without first obtaining the written consent of the Board, in accordance with Rule K.6, below. K.6. In considering whether to give any such consent, the Board shall have regard to all the circumstances of the case (including, but not limited to, the factors set out in this Rule K.6) and shall not consent unless reasonably satisfied that such consent: K.6.1. would be consistent with the objects of the League as set out in the Memorandum; K.6.2. would be appropriate having in mind the relationship (if any) between the locality with which by its name or otherwise the applicant Club is traditionally associated and that in which such Club proposes to establish its Stadium; K.6.3. would not to any material extent adversely affect such Club’s Officials, Players, supporters, shareholders, sponsors and others having an interest in its activities; K.6.4. would not have a material adverse effect on Visiting Clubs;

Section K: Stadium Criteria and Broadcasters’ Requirements 136 Rules: Section K K.6.5. would not to any material extent adversely affect Clubs (or Football League clubs) having their registered grounds in the immediate vicinity of the proposed location; and K.6.6. would enhance the reputation of the League and promote the game of association football generally. All Seater Grounds K.7. Spectators admitted to a Stadium shall be offered only seated accommodation, the majority of which shall be covered, and there shall be no standing terraces. Ground Regulations K.8.Each Club shall ensure that sufficient copies of the official notice entitled “Ground Regulations” published by the League are displayed prominently at its Stadium. Covered Stadia K.9. Any Club applying for planning permission to cover or partially cover the playing area of its Stadium with a fixed or moveable roof shall provide to the Board a copy of its application together with copies of all submitted plans. K.10. No League Match shall take place at any Stadium where during the playing of the League Match the playing area is covered or partially covered by a fixed or moveable roof without the prior written approval of the Board. Before giving or refusing to give any such approval the Board shall consult with all Clubs and shall take into account their representations. Dressing Rooms K.11. Each Club shall provide two dressing rooms for Players (one for the Home Club and one for the Visiting Club) the minimum area of which in each case (excluding showers, baths and toilets) shall be 30 square metres. In addition, each Club shall provide one or more additional dressing room(s) for Match Officials, ensuring suitable separate accommodation for any female Match Official appointed. Drug-testing Room K.12. Each Club shall provide accommodation capable of being used as a drug-testing room which shall be near the Players’ and Match Officials’ dressing rooms and inaccessible to the public and media. Security K.13. In order to safeguard the Players, Directors and Officials of each Club and Match Officials upon their arrival at and departure from a League Match, each Home Club shall procure that: K.13.1. the Visiting Club’s team coach is able to park adjacent to the Players’ entrance; K.13.2. barriers are placed so as to prevent members of the public gaining access to the area between the team coach and the Players’ entrance;

Section K: Stadium Criteria and Broadcasters’ Requirements 137 K.13.3. a parking area is provided for Officials of the Visiting Club and Match Officials close to their respective points of entry to the Stadium; K.13.4. the Players’ entrance as well as the parking area and the points of entry referred to are adequately policed or stewarded; and K.13.5. access to the Match Officials dressing room is controlled in compliance with guidance as issued by PGMOL and approved by the Board. K.14.Each Home Club shall further procure that Players and Match Officials are provided with a safe and secure: K.14.1. means of access to and egress from the Stadium prior to and after the League Match; K.14.2. environment in which to play the League Match; and K.14.3. means of access to and egress from the pitch prior to the kick-off of a League Match, at the beginning and end of the half-time interval and upon the conclusion of the League Match. The Pitch K.15. Unless otherwise permitted by the Board, in League Matches the length of the pitch shall be 105 metres and its breadth 68 metres. K.16. The Board shall only give permission to a Club for the dimensions of its pitch to be other than as set out in Rule K.15 if it is impossible for it to comply with Rule K.15 due to the nature of the construction of its Stadium. K.17. A Club shall register the dimensions of its pitch before the commencement of each Season by giving written notice thereof in Form 8 to the Board. K.18. The Board may at any time require a Club to obtain and submit to the Board a report by an independent expert certifying its pitch dimensions. K.19. No Club shall alter the dimensions of its pitch during the Season without the prior written consent of the Board. K.20. The height of the pitch grass shall not exceed 30mm and the entire playing surface must be cut to the same height. The grass shall be cut so as to display straight, parallel lines across the entire width of the pitch, perpendicular to the touchlines. No other form of pitch presentation (such as circular or diagonal patterns) is permitted. K.21. Each Club shall take all reasonable steps to maintain its pitch in good condition throughout the Season and the Board may require a Club to take such steps as the Board shall specify if it is not satisfied that the pitch is being maintained to an adequate standard. K.22. Each Club shall provide and maintain at its Stadium an undersoil heating system for its pitch and shall ensure, so far as is reasonably possible, that the pitch is playable on the occasion of each home League Match.

Section K: Stadium Criteria and Broadcasters’ Requirements 138 Rules: Section K Pitch Protection K.23. In order to protect the pitch, unless otherwise mutually agreed between both participating Clubs, the following procedures shall be adopted by Players and Officials in the periods immediately before and after a League Match and at half time: K.23.1. the pitch shall only be used for warming up or warming down by Players named on Form 9 plus an additional goalkeeper; K.23.2. pre-match warming up by either team shall not commence until 45 minutes before the kick-off time at the earliest, shall not last for more than 30 minutes, and shall end no later than 10 minutes before the kick-off time; K.23.3. if portable goals are provided they shall be used for all goalkeeping drills other than crossing practice; K.23.4. the goalmouth area shall be used by goalkeepers only if portable goals are not provided or for crossing practice and then only for not more than 20 minutes; K.23.5. for the purposes of warming up and warming down each team shall use only part of the pitch between the edge of a penalty area and the half way line or as otherwise directed by the groundsman; K.23.6. all speed and stamina work shall be undertaken off the pitch parallel to the touchline opposite the side to be patrolled by the assistant referee or, in the absence of sufficient space, in that part of the pitch described in Rule K.23.5 above or as otherwise directed by the groundsman; K.23.7. Players using the pitch at half time shall give due consideration to any other activity or entertainment taking place on the pitch at the same time; K.23.8. the Home Club may water the pitch and/or carry out any remedial or repair work to the pitch at half time provided that it gives reasonable notice to the referee and the other Club that it intends to do so and that any such watering and/or remedial or repair work is carried out evenly over the entire length and width of the pitch; and K.23.9. any warming down after the conclusion of the League Match shall last for no longer than 15 minutes and for that purpose neither penalty area shall be used. Artificial Surfaces K.24. No League Match shall be played on an Artificial Surface. Goal Line Technology and Video Assistant Refereeing K.25. Each Club’s Stadium must have installed such Goal Line Technology as the Board shall specify from time to time and, in respect of each League Match, facilitate the installation of such equipment so as to enable the use of video assistant refereeing in accordance with any protocol issued by the International Football Association Board and/or the Board from time to time (“VAR”).

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Prior to the start of Season 2019/20, a Club may apply to the Board for dispensation from Rule K.29, which will be granted where it can demonstrate that its pre-sale of tickets to supporters in the area surrounding the trainers’ benches renders compliance impracticable. Such dispensation will (if granted) last only for the duration of Season 2019/20. 139 K.30. The individuals occupying the trainers’ benches shall display throughout the League Match such identification as is required and provided by the Premier League. Technical Areas K.31. The technical areas shall include the trainers’ benches required by Rule K.28 and shall extend one metre either side of each and to within one metre of the touchline. K.32. The boundaries of each of the technical areas shall be clearly marked. Sanitary Facilities K.33. Each Club shall provide sufficient, bright, clean and hygienic toilet and washing facilities for male and female spectators in accordance with any local authority requirements and having regard to guidance issued by the Sports Ground Safety Authority. K.26. Each Club shall: K.26.1. ensure that the Goal Line Technology and VAR installed at its Stadium is properly maintained in accordance with all applicable requirements insofar as such maintenance is the responsibility of the Club and not the responsibility of any Person appointed by the League pursuant to Rule K.26.2; K.26.2. give all necessary cooperation to such Person appointed by the League to supply, install, maintain and operate such Goal Line Technology and VAR and to any Person properly authorised by the League or FIFA to test or certify the Club’s Goal Line Technology or VAR; and K.26.3. use Goal Line Technology and VAR only as specified by the Board from time to time.. K.27. For the avoidance of doubt, ownership of the Goal Line Technology installed and operated at each Club, and of all rights arising therefrom or in connection therewith, shall not belong to the Club. Trainers’ Bench Facilities K.28. Each Club shall provide separate trainers’ benches adjacent to the pitch for the sole use of team officials, medical staff and substitute Players of each of the Home Club and the Visiting Club. Such trainers’ benches shall be clearly marked ‘Home’ and ‘Away’, shall have direct access onto the pitch, shall be located equidistant from the halfway line, shall be under cover and shall each contain 14 seats. K.29. In addition to the 14 positions situated in the Visiting Club’s trainers’ bench, each Club shall provide at each League Match played at its Stadium eight positions for the sole use of coaching and medical staff of the Visiting Club. These positions must be in one self-contained area with access to the Visiting Club’s trainers’ bench.

Section K: Stadium Criteria and Broadcasters’ Requirements 140 Rules: Section K Facilities for Disabled Supporters K.34. Each Club shall provide sufficient and adequate facilities for disabled supporters. CCTV K.35. A Home Club may arrange for any League Match in which its team participates to be relayed by closed circuit television to other locations within its Stadium. K.36. Except at any time when any live Transmission of any League Match pursuant to a UK Broadcast Contract is in progress, a Visiting Club may arrange by agreement with the Home Club for the closed circuit television signal of a League Match in which it participates to be relayed to its Stadium only. In all such circumstances, the Visiting Club shall ensure that any such relay of any such signal shall be encrypted. Giant Screens K.37. Except with the prior written consent of the Board, giant screens or the like at a Club’s Stadium shall not be used to relay to spectators closed circuit pictures of the League Match at which they are present. K.38. Any consent given under the provisions of the above Rule shall be subject to the following conditions: K.38.1. the screen shall be located so that it does not interfere with the League Match at which it is used or distract the Players and Match Officials; K.38.2. it shall be operated by a responsible Person who is fully aware of the conditions governing its use; K.38.3. the Club has installed (to the League’s specification) such equipment as necessary to ensure that the ‘VAR information’ feed can be used on the giant screen; K.38.4. the screen may be used to show: K.38.4.1. live action; K.38.4.2. when the ball is not in play, action replays of positive incidents; or K.38.4.3. replays or still images of incidents determined by the video assistant referee, in accordance with any guidance issued by the Board, K.38.5. subject to Rule K.38.4.3 the screen shall not be used to show: K.38.5.1. action replays of negative or controversial incidents; K.38.5.2. any incident which may bring into question the judgment of a Match Official; K.38.5.3. the area of the trainers’ bench; K.38.5.4. until substitute boards have been displayed, pictures of any substitute Player warming up or preparing to enter the field of play; or K.38.5.5. any pictures which may tend to criticise, disparage, belittle or discredit the League, any Club or any Official, Player or Match Official or to bring the game into disrepute.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Assessment of compliance will be undertaken via self-assessment, inspections by the League or its appointees, and, if there is disagreement as to whether a Club complies with a particular requirement, by an independent audit. Guidance If the existing nature of a Club’s Stadium is such that it necessitates a longer lead time to put in place a facility required by these Rules, then it may apply to the Board for temporary dispensation from the relevant Rule. In extreme cases, it is recognised that it may be physically impossible to comply with a particular requirement. In such a case, the Board may waive compliance without the Club attracting sanction pursuant to Rule K.42 subject to whatever further action the Board considers appropriate to comply as much as reasonably practicable with the intent of the Rules. Any application for dispensation from any of the requirements in Rules K.43 to K.89 or Rules K.133 to K.155 will be judged on its own facts. 141 K.41. The details of how each Club will, subject to Rule K.42, comply with Rules K.43 to K.89 and Rules K.133 to K.155 shall be recorded in its Technical Specification. K.42. If a Club fails to comply with any of Rules K.43 to K.89 and Rules K.133 to K.155, the Board may: K.42.1. withhold from that Club part or all of its share of International Broadcast Revenue to which it would otherwise be entitled pursuant to Rule D.18 until such time as it has demonstrated compliance; and/or K.42.2. require the Club to undertake such works as the Board considers necessary by such date as the Board may specify; and K.42.3. in the event of any continuing breach or failure to implement works as required by the Board pursuant to Rule K.42.2, deal with the matter under the provisions of Section W of these Rules. K.40. Where a Club demonstrates to the League that it is unable to comply with one or more of the requirements of Rules K.43 to K.89 or Rules K.133 to K.155, despite its best endeavours, due to the nature of the construction and configuration of its Stadium, the League may suspend action for breach of such Rules for such period of time and subject to such further order as the League considers appropriate. Media Facilities – General K.39. Each Club shall provide to the League such information and access to its Stadium as the League may reasonably require in order to assess whether the Club complies, or will in due course comply, with the requirements of Rules K.43 to K.89 and Rules K.133 to K.155.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The League shall notify Clubs of the connectivity specifications for the forthcoming Season by no later than the preceding 30 June. 142 Rules: Section K K.46. Each Club shall give the Match Manager all such assistance, and access to such facilities, areas and rooms, as may be reasonably required. K.47. Each Club shall: K.47.1. provide at its Stadium for the use of the League in relation to this Section K a network access facility within its Outside Broadcast Compound and provide such rights and access as is needed for its installation and maintenance; and K.47.2. ensure that for at least three hours before kick-off and two hours after the final whistle of each League Match at its Stadium, an appropriately competent Official is available to ensure as far as reasonably practicable uninterrupted use of the services set out at Rule K.45. K.43. The League will inform each Club no later than 14 days before the date of each League Match to be played at its Stadium of the Match Manager appointed to act at that League Match and whether, and if so to what extent, the Club is required to comply with the following Rules: K.43.1. Rules K.53 and K.54 (International TV Commentary Positions); K.43.2. Rule K.64 (Television Studios); K.43.3. Rule K.65 (seats for TV Broadcasters: Observer Seats); and K.43.4. Rule K.78 (car park spaces for the use of Broadcasters). K.44. Access to the facilities, areas and rooms described in this Section of the Rules shall, on the date of each League Match, be restricted to such personnel as are accredited by the League or Home Club and each Home Club shall ensure that such facilities, areas and rooms are stewarded in such a manner as to enforce this restriction. K.45. Each Club shall ensure that for each League Match played at its Stadium: K.45.1. the Stadium is supplied with internet connectivity with a total bandwidth capacity of 750 megabits per second, for the exclusive use of Broadcasters, accredited representatives of the media, data partners and representatives of the League; and K.45.2. within that total bandwidth, the Club provides connections to the internet and permits the installation and maintenance by the League of connectivity in accordance with the specification notified to the Club in advance of each Season.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance When considering the location of the television gantry, Clubs should be aware of the need to position the gantry so as to ensure that the cameras positioned on it do not face directly into the sun. 143 K.49. Each UK TV Commentary Position and each camera position on the Television Gantry shall be Hardwired. K.50. A Club may fulfil the requirements set out in Rule K.48 across two gantries in close proximity to each other provided that: K.50.1. one is at least 12 metres wide and two metres deep and able to accommodate at least two UK Commentary Positions and three cameras (allowing at least two metres by two metres per camera), in which case Rule K.48.1 shall apply to this gantry; and K.50.2. the other is at least seven metres wide and two metres deep and able to accommodate at least one UK Commentary Position and two cameras (allowing at least two metres by two metres per camera). UK TV Commentary Positions K.51. Each Club shall provide at each League Match played at its Stadium at least three UK TV Commentary Positions on the Television Gantry, for use by UK Broadcasters’ commentators. K.52. Each UK TV Commentary Position shall: K.52.1. consist of three seats; K.52.2. be no less than three metres wide and one metre deep; K.52.3. have internet connectivity as set out in Rule K.45 and mains power; K.52.4. have a full and clear view of the whole pitch; and K.52.5. have a desk large enough to hold a monitor, two laptop computers and such commentary equipment as UK Broadcasters may reasonably require. Television Gantry K.48. Subject to Rule K.50, each Club shall ensure that its Stadium has a television gantry which: K.48.1. is situated so that cameras can be positioned on the half-way line; K.48.2. (where the gantry is constructed after 5 June 2019) is, subject to any dispensation granted by the Board, no higher than 18 metres from pitch level and no further than 30 metres behind the relevant touchline; K.48.3. is at least 19 metres wide and at least two metres deep; K.48.4. is able to accommodate at least three UK TV Commentary Positions and five cameras, allowing at least two metres by two metres per camera (in accordance with Rule K.60 and Appendix 3); K.48.5. permits the cameras to have a full and clear view of the whole pitch; and K.48.6. permits each camera position and UK Commentary Position to be easily accessible by technical personnel during the League Match without disturbing the cameramen or commentators.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance A Club will not be penalised for a failure to provide a full and clear view of the whole pitch under these Rules if the permanent infrastructure of its Stadium is such that this is not possible (for example due to the presence of stanchions supporting the roof of a stand), provided that its inability to provide such a full and clear view is communicated to the Board in the Technical Specification. Notwithstanding this, there must be no temporary or movable installations restricting the view. Guidance The mini-cameras referred to in Rule K.53.1 will be used to film commentators and not Match footage. Guidance Where the Rules specify that different Persons are entitled to each be placed as near to the half-way line as reasonably practicable, the Match Manager shall allocate actual positions. 144 Rules: Section K Radio Commentary Positions K.55. Each Club shall provide at each League Match played at its Stadium at least 15 Radio Commentary Positions for use by Radio Broadcasters and (subject to the priority over such seats of the Radio Broadcasters) by any radio broadcasters with whom the Home Club or the Visiting Club has entered into a Club Radio Contract, and each such position shall: K.54. Each International TV Commentary Position shall: K.54.1. be situated as close to the half-way line as reasonably practicable; K.54.2. consist of two seats for the use of commentators; K.54.3. be at least two metres wide and one metre deep; K.54.4. be Hardwired; K.54.5. have internet connectivity as set out in Rule K.45 and mains power; K.54.6. have a full and clear view of the whole pitch; and K.54.7. have a desk large enough to hold a monitor, two laptop computers and such commentary equipment as International Broadcasters may reasonably require. International TV Commentary Positions K.53. Subject to Rule K.43, each Club shall provide at each League Match played at its Stadium: K.53.1. at least 15 International TV Commentary Positions (which need not be on the Television Gantry, provided that they are situated on the same side of the pitch as the Television Gantry and are sufficiently Hardwired for the receipt of the Broadcasters’ feeds to monitors), of which five must have capacity for video and audio to be transmitted via a mini-camera to the Outside Broadcast Compound; and K.53.2. no fewer than five additional seats for the use of International Broadcasters’ technical staff.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Where a Club is regularly required to provide additional tunnel interview positions, in accordance with Rules K.57.1 and K.57.2, it is recommended that it installs permanent Hardwiring to those positions, to be used as necessary. 145 K.58. The tunnel interview positions shall be: K.58.1. located in the same stand as, and in close proximity to, the tunnel and the Players’ dressing rooms; K.58.2. designed so that television interviews within them can be conducted against the Interview Backdrops; and K.55.1. comprise one seat; K.55.2. be situated as close to the half-way line as reasonably practicable and in any event no further than 25m either side of it; K.55.3. have a clear view of a television monitor; and K.55.4. have mains power and a desk large enough to hold such commentary equipment as Radio Broadcasters may reasonably require. TV Broadcasters’ Pitchside Presentation Positions K.56. Each Club shall provide at each League Match played at its Stadium at least seven pitchside presentation positions (two for UK Broadcasters and five for International Broadcasters), each of which shall be: K.56.1. Hardwired; K.56.2. as close to the touchline as reasonably practicable; K.56.3. at least three metres wide; and K.56.4. available from at least four hours before kick-off until five minutes before kick-off, during half-time until at least five minutes before the re-start, and for at least one hour after the final whistle. Tunnel Interview Positions K.57. Each Club shall provide at each League Match played at its Stadium at least five Hardwired tunnel interview positions, two of which shall be for the use of UK Broadcasters, and three of which shall be for the use of International Broadcasters, save that: K.57.1. where the League confirms to the Home Club no later than seven days prior to a League Match to be played at its Stadium that more than 12 International Broadcasters will be in attendance, the Club must provide at least six tunnel interview positions for the use of TV Broadcasters (five of which must be Hardwired); and K.57.2. where the League confirms to the Home Club no later than seven days prior to a League Match to be played at its Stadium that more than 15 International Broadcasters will be in attendance, the Club must provide at least seven tunnel interview positions for the use of TV Broadcasters (five of which must be Hardwired).

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Tunnel interview positions should be configured in such a way that the largest position is the one that Players and Managers arrive at first, where reasonably practicable. Clubs should use such sound proofing and/or partitions as is/are necessary to satisfy the requirement set out at Rule K.58.3. The size requirements of the additional tunnel interview positions required by Rules K.57.1 and K.57.2 will be agreed by the League and the relevant Club in each case. Guidance A pod is a pair of scaffolding tubes fixed (at an equal distance apart) to the front of the camera position to support a camera mount. A hoist is a rope and pulley system for lifting equipment from floor level to working height. When fitting pods, Clubs should consult the League who will offer guidance on the dimensions required. Guidance With respect to Rule K.62, ordinarily a ‘sufficient number’ of camera positions will be achieved by the provision of two separate camera positions per entry point to the Stadium (so if the Home Club and the Visiting Club arrive at the same point, two positions will be required, and if they arrive at different points, four positions will be required). 146 Rules: Section K Camera Positions: Team and Supporter Arrivals K.62. Each Club shall provide at its Stadium a sufficient number of separate and static Hardwired camera positions to enable the filming of the arrivals of each team before each League Match. Camera Positions: Match Coverage K.60. Each Club shall provide at each League Match played at its Stadium positions for television cameras in accordance with the requirements of Appendix 3, and each such position shall be Hardwired. K.61. Each Club shall: K.61.1. provide such pods and hoists as are necessary in order to ensure that all camera equipment can be installed in the required camera positions; and K.61.2. ensure there is safe access to and egress from (including in case of emergency) the required camera positions for all persons and equipment. K.58.3. configured and designed in such way so as to ensure that each position can be used simultaneously and without causing noise disturbance of any kind to the other positions. K.59. The following additional requirements apply in respect of any tunnel interview positions created by Clubs after 30 June 2016: K.59.1. one tunnel interview position must measure at least 2.5 metres by 2.5 metres; and K.59.2. with the exception of those interview positions required by Rules K.57.1 and K.57.2, all additional tunnel interview positions must measure at least 2 metres by 1.6 metres.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance With regard to the studio window, ideally the bottom of the window should be 50cm from the floor and the top of the window should be two metres from the floor. Guidance These seats will be for the use of working personnel of TV Broadcasters. The tickets for these seats will be distributed by the League who will also monitor their use. Where necessary, Clubs shall take appropriate steps to ensure that any television monitors installed for accredited representatives of TV Broadcasters cannot be observed during the League Match by supporters of either participating Club. 147 Reporter, Floor Manager and Match Manager Positions K.66. Each Club shall provide at least eight seats (the positions of which shall be Hardwired) at each League Match played at its Stadium for the use of accredited representatives of UK Broadcasters, International Broadcasters and the League. Such seats shall be situated as near to the trainers’ benches as practicable and must provide a full, clear view of the whole pitch. K.67. Each Club shall provide one position at each League Match played at its Stadium for the use of the Match Manager, which must be situated: K.67.1. sufficiently close to the position of the fourth official to enable the Match Manager to easily communicate with the fourth official during the League Match without needing to enter either technical area to do so; and TV Broadcasters: Observer Seats K.65. Subject to Rule K.43, each Club shall make available at each League Match played at its Stadium at least 25 seats for the use of accredited representatives of TV Broadcasters, to be situated in close proximity to the half-way line, with easy access to the tunnel area and Mixed Zone and a clear view of a television monitor throughout the League Match. K.63. Each Club shall permit TV Broadcasters to film coverage of supporters outside its Stadium before each League Match. Television Studios K.64. Subject to Rules K.40 and K.43, each Club shall provide at each League Match played at its Stadium at least two Hardwired studios for the use of Broadcasters and each such studio shall: K.64.1. measure at least five metres by five metres; K.64.2. be at least three metres high; and K.64.3. have a window which is at least three metres wide (or, if constructed after 1 August 2014, 4.5 metres wide) by 1.5 metres high and which gives a full and clear view of the majority of the pitch and the crowd, unobstructed by any permanent Stadium structure, such as the giant screen.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Where reasonably possible, Clubs should provide additional positions for the floor managers of the host broadcaster (where applicable) and the League, located in close proximity to the Match Manager’s position and so as to enable easy communication with the fourth official. It is envisaged that Broadcasters may use some of the seats allocated for reporters for technical equipment. References to “the League” in Rules K.66 and K.67 mean Premier League Productions, the League’s appointed production partner, which undertakes the broadcast of all League Matches on behalf of the League. Guidance Where, due to the configuration of the Stadium, a Club is unable to provide three positions for the use of analysts of the Visiting Club, it may seek dispensation from the League to provide two such positions. 148 Rules: Section K Mixed Zone K.69. Each Club shall provide at each League Match played at its Stadium a Mixed Zone in which media interviews with Players and Managers may be conducted. K.70. The Mixed Zone shall: K.70.1. be located between the Players’ dressing rooms and the Players’ point of exit from the Stadium; K.70.2. be accessible to Players, Managers, coaching staff and accredited representatives of Broadcasters; Visiting Club Analyst Positions K.68. Each Club shall provide at each League Match played at its Stadium three dedicated positions for the use of analysts of the Visiting Club, each of which shall: K.68.1. consist of one seat situated as near to the half-way line, the tunnel and the Visiting Club’s dressing room as reasonably practicable and provide a clear view of the whole pitch; K.68.2. be sufficiently Hardwired for the receipt of three separate Broadcaster feeds (the ‘world feed’, the ‘tactical feed’ and one ‘high behind’ feed) by monitors in place at the relevant position; K.68.3. have internet connectivity in accordance with Rule K.45 and mains power; and K.68.4. have a desk large enough to hold a monitor and a laptop computer (and such other equipment as the analyst(s) may reasonably require). K.67.2. so as to enable the Match Manager to easily communicate with the floor manager(s) of the League and the host broadcaster (where applicable) during a League Match. If the Club is unable to fulfil this requirement at its Stadium, it must permit the League to install a system to facilitate such communication.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Further discussions will be undertaken with Clubs about the branding of the Mixed Zone. The League’s preference is that Interview Backdrops should be used in Mixed Zones. Accreditation of representatives of the media will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. Guidance TV Broadcasters’ representatives are only permitted access to the tunnel interview positions for the filming of the exchange of team sheets, interviews, team arrivals, match reports, and to conduct unfilmed, informal discussions with coaching staff where the latter choose to speak to Broadcasters (and for the avoidance of doubt they are not obliged to engage in such informal discussions although they are encouraged to do so), and all other activities required by these Rules. 149 Access to Tunnel Interview Positions K.72. Each Club shall at each League Match played at its Stadium permit accredited representatives of TV Broadcasters access to the tunnel interview positions referred to in Rule K.57 to K.59 to prepare for, set up and carry out all activity permitted by these Rules. The Match Manager will manage all such access to ensure that, as far as reasonably practicable, the Persons referred to in this Rule only have access to the tunnel interview positions when needed. K.70.3. be large enough to accommodate at least 20 representatives of Broadcasters; and K.70.4. have lighting of a sufficient level to provide suitable conditions for the Transmission of interviews. K.71. Each Home Club: K.71.1. shall permit into the Mixed Zone: K.71.1.1. accredited representatives of Broadcasters who wish to conduct interviews in the Mixed Zone (up to a maximum of 20), who shall have priority entry into the Mixed Zone over those listed in Rules K.71.1.2 and K.71.1.3; K.71.1.2. accredited representatives of radio broadcasters with whom it or the Visiting Club has entered into a Club Radio Contract; and K.71.1.3. such authorised representatives of it or the Visiting Club as either may reasonably require in order to provide commentary or reports on media services such as its website, social media accounts or television channel; and K.71.2. may, at its discretion, permit into the Mixed Zone such other accredited representatives of the media as it considers appropriate.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Car park spaces that are not required by Broadcasters will be released back to the League no later than fourteen days before the date of the League Match pursuant to Rule K.43. 150 Rules: Section K Hardwiring K.73. Each Club shall: K.73.1. ensure that, where required to do so by these Rules, it installs Hardwiring to the League’s specification; K.73.2. ensure that all Hardwiring at its Stadium is properly maintained and in good working order at all times when its use is required; and K.73.3. provide to the League a certificate in writing in advance of each Season confirming that the Hardwiring at its Stadium is in compliance with Rule K.73.1, such certificate to be provided by an independent Person experienced in the design and installation of permanent outside broadcast cable infrastructure. K.74. Each Club shall permit the installation of temporary cabling by Broadcasters sufficient to ensure the continuous Transmission of League Matches played at its Stadium in the event of the failure of any Hardwiring required by these Rules (in addition to any other measures that the League may specify in order to ensure such continuous Transmission). Transmission of Pre-Match Media Conference K.75. Each Club shall permit the League to install such facilities as are required to allow Broadcasters to enable the Transmission of the Club’s Pre-Match Media Conference, where such facilities are not already in place (subject to any embargo implemented in accordance with Rule K.107). Power Supply K.76. Each Club shall provide at its Stadium and make available to Broadcasters, at their request, access to electricity supply on the day of each League Match sufficient to power the Broadcasters’ match day operations. K.77. At each League Match, the Home Club shall provide such facilities and access as is required by a Broadcaster to establish its own power supply for an Outside Broadcast Compound. Car Park Spaces K.78. Subject to Rule K.43, each Club shall make available to the League a minimum of 20 car park spaces as close to the Outside Broadcast Compound as reasonably practicable for each League Match played at its Stadium for the use by TV Broadcasters.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The identity of the suppliers of the relevant “network access facility” for the purpose of Rule K.80 will be notified to Clubs by the League in advance of each Season. With regard to Rule K.81, if an additional area is needed because satellite uplinking is not reasonably practicable from the Outside Broadcast Compound, then the additional area must be sufficiently large (approximately 120 m2) to accommodate six satellite news gathering trucks. Clubs should be aware of the additional provisions regarding the Outside Broadcast Compound at Rule K.47. Guidance Rule L.21 provides that at least 75 minutes before the kick-off, a representative of each Club must submit to the referee and their opponents a team sheet. The Match Manager will give copies of the team sheets to Broadcasters and to the League’s data providers. Clubs will remain responsible for distributing it to others (e.g. representatives of the written media). 151 K.83. A Club playing in a League Match shall not publish the teams until 60 minutes before kick-off. Official Club Team Sheets K.82. Each Home Club shall provide to the Match Manager the official team sheets of both the Home Club and the Visiting Club as soon as reasonably practicable after they have been submitted to the referee pursuant to Rule L.21. Outside Broadcast Compound K.79. At each League Match, the Home Club shall provide a secure, level area (with a hard surface suitable for the parking of TV Broadcasters’ vehicles) outside and adjacent to the Stadium of at least 1500m2 for the exclusive use of the League’s and TV Broadcasters’ vehicles. K.80. The Outside Broadcast Compound shall: K.80.1. have sufficient drainage, toilets and waste disposal facilities; and K.80.2. include sufficient working lights to enable complete illumination of the area above the League’s and TV Broadcasters’ vehicles, and each Club shall ensure that Broadcasters are given all requested access to the network access facility within the Outside Broadcast Compound located at its Stadium. K.81. The Outside Broadcast Compound shall have an unobstructed view of the southern horizon such as to allow satellite uplinking or if the Outside Broadcast Compound does not have such unobstructed view, the Club must provide an additional area as close as reasonably practicable to the Outside Broadcast Compound to enable satellite uplinking.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Publication of team sheets is strictly embargoed until 60 minutes before kick-off. The League will ensure that Broadcasters comply with this embargo. Guidance This can be the same room as the media working area described in Rule K.84. With regard to Rule K.86.4, ideally the camera platform should be able to accommodate up to 10 cameras. Guidance Accreditation of representatives of the media will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. 152 Rules: Section K Press Seats K.87. Each Club shall provide at each League Match played at its Stadium a minimum of 50 seats for the use of accredited representatives of the media and the League’s data providers. Such seats must be located: (a) near the media working room; and (b) in a position enabling a clear view of the whole pitch. Media Working Area K.84. Each Club shall provide at each League Match played at its Stadium a working area for the use of accredited representatives of the media and Broadcasters, such area to be located in the same stand as the Players’ dressing rooms and comprising a room of minimum 50m2 and supplied with 25 individual or linked work stations, each of which shall have its own desk, chair, electricity supply and internet connectivity as set out in Rule K.45. K.85. Refreshment facilities of a standard to be determined by the Home Club shall be made available to accredited representatives of the media and Broadcasters for a reasonable period before and after the League Match and during the half-time interval. Media Conference Room K.86. Each Club shall provide at each League Match at its Stadium a media conference room with the following minimum facilities: K.86.1. seating for 70 persons; K.86.2. lighting of a sufficient level for the filming and live Transmission of the Post-Match Media Conference; K.86.3. a podium at the front of the room and in clear view of the cameras, with table and chairs to seat three people; and K.86.4. a Hardwired camera platform at the rear of the room of sufficient size to accommodate at least two cameras and with an unobstructed view of the podium.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Accreditation of photographers will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. 153 Content Sessions K.90. Unless otherwise agreed by the League, each Club shall ensure that, during the six days preceding the day of each League Match, there is a period of two hours during which TV Broadcasters (including such number of International Broadcasters as the League may determine) may conduct the discussions and/or record the content and/or conduct the interviews with Players and the Manager required by Rules K.94 to K.103 (“Content Session”). K.91. Each Club must ensure that its training ground includes a suitable, dedicated room in which (subject to Rules K.96 and K.102, below) the recording and interviews required by Rules K.94 to K.103 can be carried out. This room must measure no less than 2.5 metres by 2.5 metres and must be equipped with suitable facilities to enable the recording of interviews by TV Broadcasters, including, for example, mains power, sound proofing, black-out blinds and curtains on all windows and isolated air conditioning. K.92. At least once per calendar month (with the exception of June and July), each Club must permit TV Broadcasters to film and Transmit live at the TV Broadcasters’ request (through the presence of one or more on-site reporters, technicians and/or producers, if required) one uninterrupted period of no less than 15 minutes of a Club training session involving the first team squad. Clubs must give no less than 48 hours’ notice to the League of each such session and may limit the proximity of TV Broadcasters to a maximum of 30m from the pitch on which the training session is to take place. K.93. Each Club shall ensure that, in each case, its Content Session takes place on a date when its subsequent first team match is a League Match. K.88. Each such seat shall have a desktop, electricity supply, a clear view of a television monitor, telephone point, and internet connectivity as set out in Rule K.45. Facilities for Photographers K.89. Each Club shall provide at each League Match played at its Stadium facilities for photographers to the following minimum standards: K.89.1. pitch side access for 20 accredited photographers and messengers and appropriate pitch side wiring and wireless internet connectivity; K.89.2. bibs bearing the word “Photographer” on the rear, numbered consecutively, the numbers appearing on both the front and rear of the bib; K.89.3. bibs of a different colour bearing the word “Messenger” on the rear and similarly numbered; and K.89.4. a working area or wire room of 20 square metres, internet connectivity as set out in Rule K.45, 16 power points, a television monitor, shelves to support laptop computers and refreshment facilities.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The League may waive or vary the requirements set out in Rule K.93 (at its absolute discretion) in exceptional circumstances and upon request from a Club if, for example, the proximity in time between a match in the UEFA Europa League competition and the subsequent League Match and/or the location of the relevant UEFA Europa League Match makes it impracticable for the Club to arrange its Content Session at a time when its subsequent first team match is a League Match. A Club seeking a waiver or variation of these requirements from the League in respect of a particular Content Session must notify the League of that fact in good time and abide by the League’s decision as to whether or not to grant the Club’s request. In lieu of a conventional interview, any Broadcaster entitled to attend a Content Session may apply to the League for permission to use its allotted time in that Content Session for a background briefing with the Players(s) and/or the Manager who will be made available. Such an application will only be granted by the League with the permission of the Club concerned. 154 Rules: Section K UK Content Sessions K.94. In respect of a League Match to be Transmitted live by a UK Broadcaster, each participating Club shall be required to make its Players and/or its Manager available for a Content Session with that UK Broadcaster (a “UK Content Session”), in accordance with the following requirements: K.94.1. in advance of the League Match to which the UK Content Session relates, the relevant UK Broadcaster will provide each participating Club (with a copy to the League) with a shortlist of two Players that it wishes to be made available for the UK Content Session; K.94.2. subject to Rule K.95, each participating Club must make (at least) one of the two Players included on the shortlist referred to at Rule K.94.1, above, available for the UK Content Session and must inform the relevant UK Broadcaster (with a copy to the League) which of the two Players it has selected when providing the notice referred to at Rule K.94.3; K.94.3. unless otherwise agreed by the League (and subject to Rules K.96 and K.97), each Club shall give the League and the relevant UK Broadcaster at least: (a) six days’ notice of the name(s) of the Player(s) who will be made available for the UK Content Session to which the League Match relates, selected in accordance with this Rule K.94; and (b) seven days’ notice of the date, time, and location of the UK Content Session; K.94.4. in the event that the Player selected by the Club becomes unable to participate in that UK Content Session due to illness, injury or other exceptional circumstance, the Club must (a) inform the relevant UK Broadcaster (with a copy to the League) as soon as reasonably possible, and (b) ensure that the second Player included on the shortlist referred to at Rule K.94.1, above, is made available as a replacement, or another suitable alternative is provided who is acceptable to the Broadcaster; and K.94.5. each participating Club must make its Manager available for each UK Content Session; and K.94.6. each participating Club must ensure that its Player(s) or Manager who is selected to participate in a UK Content Session is made available for a continuous period of no less than 15 minutes for filming and/or interview by the relevant UK Broadcaster.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Broadcasters will be encouraged to provide the shortlist referred to at Rule K.94.1 as far in advance of the League Match in question as possible to allow Clubs sufficient time to meet their obligations under Rule K.94.3 (and, in any event, such shortlists should be sent to Clubs no later than 24 hours before the deadline set out in Rule K.94.3). Any delay in the submission of such shortlists by Broadcasters will be taken into account by the League when considering Clubs’ compliance with Rule K.94.3. The League recognises that there may be weeks in which Clubs play two (or indeed in exceptional cases more than two) League Matches, e.g. over the Christmas period, and the League will take account of this fact when monitoring compliance with these Rules. The League will monitor Broadcaster access during such times to ensure that unreasonable demands are not being placed on Clubs. Guidance By way of example, should a Player be shortlisted for UK Content Sessions on five occasions throughout the Season, he must be made available by the Club on four of those occasions. If it is determined at the end of the Season that a Player has been made available by his Club for fewer than 75% of the UK Content Sessions for which he has been shortlisted, that Club will be in breach of Rule K.95. Clubs are free to exceed the minimum requirements referred to at Rule K.95 (by, for example, making a Player available for more than six UK Content Sessions and/or more than 75% of the UK Content Sessions for which he has been shortlisted), should they wish to do so. 155 K.96. Each Club shall ensure that, on no fewer than six occasions per Season, its UK Content Session takes place at a location other than the dedicated room referred to at Rule K.91, above. The date of such UK Content Session and their location in each case shall be subject to the agreement of the Club and the relevant UK Broadcaster. K.95.The selection of Players to be made available by Clubs for UK Content Sessions throughout the Season is subject to the following: K.95.1. subject to Rules K.95.2 and K.95.3, below, each Player listed on a Club’s Squad List must be made available by the Club, in accordance with Rule K.94, for no fewer than 75% of the UK Content Sessions for which he is selected (by his inclusion on the shortlists referred to at Rule K.94.1); K.95.2. no Club will be required to make any Player available for two consecutive UK Content Sessions; K.95.3. no Club will be required to make any Player available for UK Content Sessions on more than six occasions per Season; and K.95.4. each Club is entitled to apply to the Board for special dispensation for a Player to be granted an exemption from the requirements of Rule K.94 for a period of up to four weeks. The Board will only grant such special dispensation in exceptional circumstances and only once per Season in respect of each Player. Should a Club wish to make an application for special dispensation in accordance with this Rule, it must do so in writing to the Board, citing reasons (and, where appropriate, supporting evidence) for its application. The Board’s decision as to whether or not to grant such special dispensation in each case is final and not subject to challenge. Where such dispensation is granted, the Board will confirm to the Club how that dispensation affects the Player’s remaining obligations under Rules K.94 to K.100 for the remainder of the Season.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance There may be occasions in which a Club wishes to make a Player available for an International Content Session who does not meet the criteria specified in Rule K.98.3, but who is nevertheless editorially relevant (for example, a Player who has recently recovered from injury and/or who has been recently signed). In such circumstances, Clubs should consult with the League, which may provide dispensation from the requirements of Rule K.98.3, where it agrees with the editorial relevance of the Player. 156 Rules: Section K K.97. Each Club shall ensure that, on no fewer than five occasions per Season, it makes two or more of its Players available together for a UK Content Session. The date of such Content Session in each case shall be subject to the agreement of the Club and the relevant UK Broadcaster. Where it is agreed between the Club and the relevant UK Broadcaster that two or more Players will be made available together for a Content Session, the identity of the Players to be made available will be determined as follows: K.97.1. the relevant UK Broadcaster will provide the Club (with a copy to the League) with a shortlist of two Players, from which the Club will select one Player to be made available for the Content Session; K.97.2. subject to Rule K.95, once the identity of the first Player to be made available is confirmed by the Club to the relevant UK Broadcaster, the UK Broadcaster will then provide a further shortlist of two Players, which may include a Player included on the shortlist referred to at Rule K.97.1 above (with a copy to the League), from which the Club will select one Player to be made available for the Content Session; and K.97.3. in the event that the relevant UK Broadcaster and the Club agree that one or more further Player(s) will be made available for the Content Session, their identity in each case will be determined by means of the process referred to in Rule K.97.2, above. International Content Sessions K.98. Subject to Rules K.101 and K.102 below, in respect of each League Match: K.98.1. both participating Clubs shall ensure the attendance of (at least) one Player and/or the Manager during the Content Session for discussion and/ or recording and/or interview by International Broadcasters, non-live UK Broadcasters and the League, for a period of no less than 45 minutes (an “International Content Session”); K.98.2. both participating Clubs shall give the League at least one weeks’ notice of the date, time and location of their respective International Content Session (subject to Rules K.101 and K.102) and the name(s) of the individual(s) who will be made available for the International Content Session, which may be amended in each case, subject to the agreement of the League, in exceptional circumstances and provided that no such amendment is made within 72 hours of the League Match to which the International Content Session relates; and K.98.3. any Player(s) to be made available by the Club for an International Content Session must have featured prominently in any of the Club’s previous three League Matches (assessed as at the date when the notice referred to in Rule K.98.2 is provided to the League).

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The League may grant dispensation to Clubs from the deadlines set out in Rule K.99 where training schedules and/or fixtures in other competitions make adhering to such deadline impracticable. In such circumstances, Clubs should seek such dispensation as far in advance of the relevant deadline as reasonably possible to allow the League to consider the request and its effect on Broadcasters. 157 K.100.Over the course of each Season, each Club shall ensure that: K.100.1.its Manager is made available for International Content Sessions on no fewer than three occasions; K.100.2.each of its Players is made available for International Content Sessions as follows: K.100.2.1. if the Player has been included in his Club’s starting line-up in respect of 30 or more League Matches throughout the Season, that Player must have been made available by his Club for no fewer than three International Content Sessions; K.100.2.2. if the Player has been included in his Club’s starting line-up in respect of 20 or more League Matches throughout the Season, that Player must have been made available by his Club for no fewer than two International Content Sessions; K.100.2.3. if the Player has been included in his Club’s starting line-up in respect of 10 or more League Matches throughout the Season, that Player must have been made available by his Club for at least one International Content Session; and K.99. In respect of each League Match, each International Content Session must take place by the following deadlines: Day of League Match Deadline for International Content Session Saturday, Sunday or Monday Within six days of the League Match, to start no later than 1.30pm on the immediately preceding Friday. Tuesday Within six days of the League Match, to start no later than 1.30pm on the immediately preceding Monday. Wednesday Within six days of the League Match, to start no later than 1.30pm on the immediately preceding Tuesday. Thursday Within six days of the League Match, to start no later than 1.30pm on the immediately preceding Wednesday. Friday Within six days of the League Match, to start no later than 1.30pm on the immediately preceding Thursday.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Regardless of the number of International Broadcasters present, Clubs are only required to provide (at least) one Player and the Manager for the 45 minutes specified in Rule K.98. However, Clubs should be aware that the requirement that the Player and/or Manager be made available for a 45 minute period during the International Content Session remains even in the event that no International Broadcasters are in attendance. In those circumstances, the League may use the full 45 minute entitlement, if necessary. Guidance The International Content Sessions referred to at Rules K.101 and K.102 may be carried out in parallel, meaning that (subject to the agreement of the League) a Club may make more than one of its Players available for an International Content Session to take place away from the dedicated room referred to in Rule K.91. 158 Rules: Section K Additional League Content Sessions K.103. On no fewer than two occasions during each Season, in each case in lieu of its requirement to participate in an International Content Session in accordance with Rule K.98, above, each Club shall instead make available one Player or its Manager for a continuous period of no less than 60 minutes for the recording of additional ‘in-depth’ feature content by the League (the “Feature Session”), subject to the following: K.103.1. the Feature Session shall take place on either a Monday or a Tuesday at a date and time mutually agreed by the Club and the League; K.103.2. in advance of the Season, the League shall provide the relevant Club with a shortlist of four individuals (either Players and/or the Manager) from which the Club will select two who will be made available for the two Feature Sessions; and K.103.3. an individual’s participation in a Feature Session (whether a Player or the Manager) shall count towards the League’s assessment of compliance with Rule K.100. K.101. On no fewer than three occasions during each Season (the dates of which are subject to the agreement of the Club and the League), a Club must make two or more of its Players available together for an International Content Session. In such cases, the League will provide the relevant Club with a shortlist of at least three Players (by no later than seven days prior to the date on which the relevant International Content Session is to take place) from which the Club will select the two or more Players who will be made available for the International Content Session. K.102. At least once per calendar month (with the exception of June and July), each Club must conduct an International Content Session at a location other than the dedicated room referred to at Rule K.91, above (an “International Content Session Plus”). The date and location of each such International Content Session Plus shall be subject to the agreement of the Club and the League in each case. K.100.3. subject to Rules K.98 and K.100.1, every International Broadcaster that wishes to attend one of the Club’s Broadcaster Preview Periods is permitted to do so and is given no less than 10 minutes of access to interview either: (a) one of the Club’s Players; or (b) its Manager.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Whilst not bound to comply with Rule K.104, Clubs that become members of the League in Seasons 2020/21 and 2021/22 are encouraged nevertheless to participate in a similar content session during their membership of the League. Guidance In the event that the League Champions are required to participate in any other competitions during the week following the final League Match of the Season, making compliance with Rule K.105 impractical, the League and the Club will agree revised dates outside the deadline in Rule K.105 but as soon as possible thereafter. 159 Pre-Match Media Conference K.106. In addition to the requirements of Rules K.94 to K.100, each Club shall ensure that its Manager attends a media conference with Broadcasters and, at its discretion, such other accredited representatives of the media as the Club considers appropriate, to be scheduled as follows: Day of League Match Day of Pre-Match Media Conference Saturday, Sunday or Monday Thursday or Friday to start no later than 1.30pm (save for exceptional circumstances, to be managed and monitored by the League, e.g. in the case of late return from a fixture in the UEFA Europa League). Tuesday Monday to start no later than 1.30pm. Wednesday Monday or Tuesday to start no later than 1.30pm. Thursday Wednesday to start no later than 1.30pm. Friday Thursday to start no later than 1.30pm. K.105. Within a week of the final League Match of each Season, the League Champions for that Season must participate in five additional features with the League and the UK Broadcaster designated by the League (the “Champions’ Features”) in accordance with the following conditions: K.105.1. of the five Champions’ Features, no fewer than three must include interviews with one or more Players who have played a significant role in the Club’s performance throughout the Season; and K.105.2. the content of each of the Champions’ Features must be agreed the Club, the League and the UK Broadcaster designated by the League. K.104. During the period covering Seasons 2019/20, 2020/21 and 2021/22, each Club that remains in membership of the League for that entire period shall use its best endeavours to deliver an additional extended content session to the League, the precise details of which (including the number and identity of the Players to be made available and the time, date and location of the session) shall be subject to the agreement of the Club and the League in each case.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Examples of suitable Pre-Match Positions include the dugout(s), the Manager’s office, the Directors’ Box and/or the tunnel area. The League will ensure that only one Broadcaster at a time is permitted to film at the designated Pre-Match Position. Guidance Where by reason of adverse weather conditions (or other exceptional circumstances), the filming referred to in Rule K.110 poses a risk to the condition of the pitch, the requirements of Rule K.110 may be waived with the agreement of the League. The League will monitor requests by UK Broadcasters to conduct the filming referred to in Rule K.110 to ensure: (a) that requests to do so are made sufficiently in advance of the League Match to enable the Club to properly plan and to ensure that the timing and location of the filming can be recorded in the documents circulated by the relevant Match Manager in the week leading up to the League Match; and (b) that the filming does not in any way impact upon pre-Match warm-ups by either team or negatively affect the quality of the pitch. 160 Rules: Section K Interviews - General K.111. If interpretation into English is required for any interview taking place pursuant to Rules K.94 to K.100 (Content Sessions) or K.112 (Matchday Pre-Match Interviews), then it must be provided by the Club. K.110. Prior to each League Match to be Transmitted live in the UK, the Home Club must agree with the UK Broadcaster the details of a continuous period of 30 minutes, within the period between 120 minutes and 15 minutes prior to kick-off, when it can film and present for a continuous period of no less than 15 minutes from a location on the pitch (the exact pitch position(s) to be mutually agreed between the UK Broadcaster and the Club). K.107. Each Club must allow UK Broadcasters and the League access to the Pre-Match Media Conference for the Transmission of that conference. Clubs must not delay or otherwise restrict the Transmission of the Pre-Match Media Conference for any longer than 30 minutes after the commencement of that conference. Pre-Match Filming K.108. In addition to the requirements of Rule K.113, by no later than two weeks prior to each Club’s first League Match of the Season, the Club and the League shall agree three positions within the Stadium that may be utilised by Broadcasters for pre-match filming prior to each League Match to be Transmitted live in the UK (“Pre-Match Positions”), one of which shall be the Home Club’s dressing room. K.109.By no later than two weeks prior to each League Match to be Transmitted live in the UK, the Home Club must notify the League: K.109.1. which of the Pre-Match Positions will be available to Broadcasters in advance of the League Match; and K.109.2. a continuous period of 60 minutes, within the period between five hours and two hours prior to kick-off (precise details to be agreed between the League and the Club), when filming can take place by Broadcasters at the designated Pre-Match Position.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance With regard to Rule K.112.1, it is appreciated that if the pre-match interview takes place before the announcement of the teams, the Club Official nominating a Player to take part may not be aware of the starting line-up due to timing issues. Clubs may accordingly prefer to ensure that such interviews take place after the announcement of the teams. The League reserves the right to investigate a breach of this provision if the nominated Player is one who could reasonably have been anticipated would not start the League Match, and/or if a Club persistently nominates Players none of whom go on to start the League Matches in question. If the Manager wishes to be interviewed before the announcement of the teams, this will be acceptable provided that the relevant TV Broadcaster (or the League) agrees, and provided that the Manager discloses his team selection to the relevant TV Broadcaster (or the League), who will keep this information strictly confidential until after the teams have been publicly announced which, as noted in Rule K.83, will not occur until 60 minutes before kick-off. Either of the interviews referred to at Rule K.112, above, may take place in the Club’s dressing room or any area proposed by the Host Broadcaster, subject to the agreement of the Club. Guidance Access to the dressing rooms will be for no longer than five minutes and will be monitored by the Match Manager, who will ensure that only the necessary TV Broadcaster and/or League personnel are present. Any footage will not be Transmitted until after the official team sheets have been published. 161 Dressing Room Filming K.113. In respect of each League Match to be Transmitted live by a UK Broadcaster, each participating Club shall permit the UK Broadcaster or the League to gain access to and film footage of its dressing room between the time that the Club’s Strip has been laid out for the Players and the time that the Players arrive at the Stadium. Matchday Pre-Match Interviews K.112. Each Club shall ensure that the following are made available for an interview with one TV Broadcaster (or the League) within the period between 45 minutes and 120 minutes before the kick-off of the League Match: K.112.1. one of its Players (whose identity shall be confirmed by the Club to the Match Manager and UK Broadcaster filming the League Match (the “Host Broadcaster”) at least 15 minutes before the interview) who is to be in the starting line-up of the League Match (but who must not be the Player who was made available for interview prior to the previous League Match) who will be asked no more than three questions, all of which shall be related to that League Match; and K.112.2. its Manager, such interview to take place after the team sheets have been publicly announced, the exact time to be agreed with the TV Broadcaster and Match Manager (and to be adhered to by the Club and Manager once so agreed).

Section K: Stadium Criteria and Broadcasters’ Requirements ‘Super-Flash’ interviews UK Broadcasters 162 Rules: Section K K.120. In respect of each UK Broadcaster that has the right to the Transmission of a League Match, that UK Broadcaster is entitled to interview two Players and the Manager from each participating Club (save where that Club has provided a Super-Flash Interview to that UK Broadcaster in accordance with Rule K.117) following each League Match, in accordance with the following requirements: K.117. Prior to the conclusion of each League Match, the Host Broadcaster may notify a participating Club of a shortlist of three Players who participated in the League Match and who the Host Broadcaster wishes to interview immediately after the conclusion of the League Match (the “Super-Flash Interview”). K.118. When in receipt of that shortlist, the relevant Club must select at least one of the shortlisted Players to be made available for the Super-Flash Interview, together with one further Player (who may or may not be one of the other Players shortlisted by the Host Broadcaster but must have featured prominently in the League Match) who must also be made available for the Super-Flash Interview. K.119. In the event that the Host Broadcaster does not wish to carry out the Super-Flash Interview to which it is entitled, any other UK Broadcaster present at the League Match may exercise that right (and in the event that no UK Broadcaster wishes to do so, the League may do so). Half-time Interviews K.114. In respect of each League Match to be Transmitted live by a UK Broadcaster, the UK Broadcaster may request that the Manager (or a senior member of the coaching staff) of either or each participating Club provides an interview at the end of the half-time interval, before the re-start of the League Match. The Manager may elect to provide the interview requested or decline to do so, at his absolute discretion. Post-Match Interviews, Mixed Zone and Post-Match Media Conference K.115. After the conclusion of each League Match, each participating Club must ensure that it makes its Player(s) and/or Manager available for interview strictly in accordance with the provisions of Rules K.117 to K.125, below. (For the avoidance of doubt the relevant interviewees must remain so available until the interviews are concluded, even if this is after the times stated below). K.116. No Player or Manager who has been sent-off in a League Match or is suspended for a League Match will be required to be made available for interview during or after that League Match. In such circumstances, the media obligations relating to a Club’s Manager shall be fulfilled by the Club’s assistant manager or another senior member of its coaching staff.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance In assessing compliance with the requirements of Rule K.120.3, the League will take account of whether the relevant UK Broadcaster submitted its shortlist to the Club prior to the conclusion of the League Match, as required. International Broadcasters and the League 163 K.121. In respect of each League Match, each participating Club must ensure that at least one of its Players who featured prominently in the League Match and/or its Manager is made available for interview by International Broadcasters in attendance at the League Match and the League (subject to Rule K.123 below), in accordance with the requirements set out in Rule K.124, below. K.122. Each participating Club is required to ensure that each International Broadcaster in attendance at the League Match and the League receive an interview by either a Player or its Manager in accordance with the deadlines set out in Rule K.124, below, save that a Club that has lost the League Match shall be required to provide such interviews to 15 International Broadcasters and the League (or more International Broadcasters, should they wish to do so). K.123. The identity/ies of the individual(s) to be made available for interview in accordance with Rule K.121, above, may be determined by the Club concerned, however, where it receives one or more requests from International Broadcasters that its Manager be made available for an interview, it must ensure that it makes its Manager available in accordance with the following requirements: K.120.1 prior to the conclusion of the League Match, the UK Broadcaster may notify a participating Club of a shortlist of three Players who participated in the League Match and who the UK Broadcaster wishes to interview following the League Match; K.120.2. when in receipt of that shortlist, the relevant Club must select at least one of the shortlisted Players to be made available for interview with the UK Broadcaster, together with one further Player (who may or may not be one of the other Players shortlisted by the UK Broadcaster but must have featured prominently in the League Match) and the Club’s Manager; and K.120.3. the relevant Players and the Manager must be made available for interview: (a) within 20 minutes of the conclusion of the League Match for interviews with a UK Broadcaster that has Transmitted the League Match live; and (b) within 45 minutes of the conclusion of the League Match for all other UK Broadcasters.

Section K: Stadium Criteria and Broadcasters’ Requirements Radio Broadcasters 164 Rules: Section K K.125. Each Club participating in a League Match must ensure that each Radio Broadcaster that has the right to the Radio Transmission of that League Match is permitted to interview: (a) at least one Player who featured prominently in the League Match; and (b) the Manager, following the League Match. K.124. Each participating Club must make its Players and/or its Manager available for interviews with International Broadcasters and the League by the following deadlines: K.124.1.for each League Match, that is broadcast live by a UK Broadcaster, within 20 minutes of the conclusion of the League Match for the League save that where a Player has provided a Super-Flash Interview to the League, he is not required to provide a further post-match interview to the League, and save that this deadline is extended to 30 minutes for Players/ the Manager from a Club that has lost the relevant League Match; K.124.2. within 30 minutes of the conclusion of the League Match for each International Broadcaster Transmitting the League Match live (save that this deadline is extended to 45 minutes for Players/the Manager from a Club that lost the relevant League Match); and K.124.3.within 45 minutes for each other International Broadcaster that has Transmitted the League Match. No. of requests by International Broadcasters Minimum no. of interviews for which Manager must be made available 1 1 2 1 3 2 4 2 5 3 6 3 7 or more 3

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance For the avoidance of doubt, all Players selected for doping control following a League Match are still expected to comply with their obligations regarding Broadcaster access (save where the doping control officer refuses to allow the Player to depart from the doping control station as a result of, for example, a lack of available chaperones). However, where selection for doping control affects a Player’s ability to make himself available for interview within the deadlines stipulated by these Rules, that will be taken into account by the Board when determining whether a breach has occurred. With regard to Rule K.121, the League in this context means Premier League Productions, the League’s appointed production partner which undertakes the broadcast of all League Matches on behalf of the League. The League then distributes content to International Broadcasters. The League considers it extremely important that, wherever possible, International Broadcasters receive interviews from Players with relevant language skills. Rule K.121 requires Clubs to ensure that either a Player or the Manager is available after the League Match for interviews with the League and all International Broadcasters present. The League will monitor Broadcaster access to ensure a balance between appropriate language content for International Broadcasters and that unreasonable demands are not being placed on Clubs. Furthermore, Clubs should ensure that they make a sufficient number of Players available for interview by International Broadcasters and the League to ensure compliance with the deadlines set out at Rule K.124. For example, if a Club makes only one Player available for interview by International Broadcasters and the League, it is unlikely that all such Broadcasters will receive interviews within the relevant deadlines. In such circumstances, where the deadlines are missed as a result of too few Players being made available by a Club, that Club will be in breach of these Rules. “Radio Broadcasters” means for the purposes of this Rule UK and/or Irish radio broadcasters only. Interviews with TV Broadcasters which take place pursuant to Rules K.117 to K.121 may take place in any location agreed between the relevant Broadcaster and the relevant Club. Guidance Clubs may withdraw a Player from walking through the Mixed Zone in exceptional circumstances, e.g. where the Player has suffered injury and needs medical treatment or is subject to doping control. 165 K.128.Each Home Club shall facilitate a media conference following each League Match (the “Post-Match Media Conference”). K.126.Before 31 July each year, each Club must confirm to the League whether, in respect of each League Match throughout the Season: K.126.1.each of the Players listed on its team sheet will walk through the Mixed Zone when exiting the Stadium following the League Match; or K.126.2. a minimum of six of the Players listed on the team sheet will walk through the Mixed Zone when exiting the Stadium following the League Match and the Club will ensure that each Broadcaster in attendance in the Mixed Zone is able to interview at least one such Player. K.127. Having made the election referred to at Rule K.126, above, each Club must ensure that it complies with its chosen approach at each League Match.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The Club’s own media channel may also conduct filming during the period referred to in Rule K.132. Where it chooses to do so, the Club and Host Broadcaster shall engage in good faith discussions in advance to ensure that both are able to carry out their media requirements in co-operation with each other. Guidance Club media and broadcast channels are permitted to attend the session referred to in Rule K.133, above, provided that any additional filming or photography by such channels in no way interrupts or inhibits that session. 166 Rules: Section K Promotional Photographs and Footage K.133.Each Club shall: K.133.1. select (and notify the League of) one half day period, no later than 48 hours before the start of each Season, during which its Contract Players and Manager may be photographed and/or filmed by the League or its appointee; and K.133.2. ensure that each of its Contract Players and its Manager is available for a continuous period of no less than 60 minutes during such half day period for the photography and filming referred to at Rule K.133.1. K.134.For the purposes of the photography and filming referred to in Rule K.133: K.134.1.each Contract Player shall wear each of the Strips registered by the Club pursuant to Rule M.17; and K.134.2.the Manager shall wear match day attire (such as the Club’s official training kit or blazer or suit). K.129.The Post-Match Media Conference shall take place in the media conference room referred to in Rule K.86. K.130. Each Home Club shall ensure that Broadcasters that wish to do so have access to the Post-Match Media Conference and may at its discretion give such access to accredited representatives of other media. K.131.Each Club shall ensure that its Manager attends the Post-Match Media Conference. League Champions K.132. Each Season, following the conclusion of each of the League Matches at which: (a) a Club’s result in that League Match guarantees that it will become League Champions; and (b) the trophy is awarded to that Club for becoming League Champions, the Club concerned shall grant access to the Host Broadcaster to its dressing room from the period between the conclusion of the League Match and 60 minutes after the conclusion of the League Match.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The purpose of this requirement is primarily to provide footage of players to be used in dynamic line-ups by TV Broadcasters. In addition, photographs of players will be used by the League’s trading cards partner. The League will hold the copyright in these photographs and licence it to Clubs. In the event that the League or its appointee is unable to carry out the filming or photography of a Contract Player pursuant to Rule K.133 then the Club should provide to the League a front-on head and body photograph of the Contract Player wearing the Club’s home Strip. As squads change over the Season, the League will ask Clubs to give access to new Players pursuant to Rule K.133.2. While the League will work with Clubs to schedule these further sessions, they will need to be undertaken before any new Player plays in a League Match. Guidance The League will manage the requests for access made by Broadcasters under Rule K.138 to ensure that the demands made of Clubs or of individual Players and Managers are not too onerous. 167 Pre-Season Content Session K.139. Each Club shall make no fewer than four Players and its Manager available for a Content Session, lasting for a continuous period of no less than 60 minutes, prior to the start of each Season (“Pre-Season Content Session”). The time, date and location of such Pre-Season Content Session, together with the identities of the Players in attendance shall be determined in accordance with Rules K.140 and K.141, below. K.140. Each Club must ensure the participation of its captain at its Pre-Season Content Session and must ensure that the remaining Players participating in the Pre-Season Content Session include only Players who were listed in the Club’s starting line-up in no fewer than 20 League Matches during the preceding Season (save that the League may grant dispensation from this requirement at its discretion, for example, where the Club registers one or more new Players). K.137. By no later than its first League Match of the Season, each Club shall submit to the League the results of a questionnaire (the form and content of which shall be determined by the League) completed by each of its Contract Players and its Manager, indicating his hobbies and interests in each case, together with details of each language in which he is able to carry out any media duties required by these Rules. K.138. Each Club shall ensure that, when reasonably requested to do so by the League, Players and Managers will take part in recordings for the promotional purposes of Broadcasters and the League. K.135. Each Club shall make available at its Stadium or training ground suitable facilities, the details of which shall be agreed between the Club and the League in advance, with the benefit of mains electric power, for the purposes of the filming and photography referred to in Rule K.133. K.136.Each Club shall provide to the League by no later than 30 September each year a group photograph of all of the Players included on its Squad List and any Under 21 Players who in the Club’s reasonable opinion will play in a significant number of League Matches in the forthcoming Season.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance Participation by a Player or Manager in a Pre-Season Content Session will be taken into account by the League in its assessment of Club compliance with Rules K.95 and K.100, as appropriate. Guidance The average lux value referred to in Rule K.143.1 is calculated by adding together the readings in each direction taken from each of the 96 measurement points referred to in Rule K.145 and dividing them by 96. The average lux value referred to in Rule K.143.2 is calculated by adding together the readings taken in the same direction at each of the 96 measurement points referred to in Rule K.145 and dividing the total by 96. The average lux value referred to in Rule K.143.3 is calculated by adding together the readings taken in the same direction at each of the 96 measurement points referred to in Rule K.145 and dividing the total by 96. Clubs should also take measurements on the horizontal plane at all 96 measurements as referred to in Rule K.145 for reference. These measurements should be reported in the certificate required by Rule K.154. All measurements should be taken at 1m above the pitch surface. 168 Rules: Section K K.144. The floodlighting must provide uniformity of maintained vertical illuminance at all locations on the pitch such that the minimum illuminance is no less than half of the maximum illuminance and no less than 60% of the average illuminance. Floodlights K.142. On the day of each League Match, each Club shall ensure that its floodlights are operational and comply with the requirements of these Rules for such period as the Board may from time to time specify. K.143.A Club’s Stadium must have floodlights giving a maintained vertical illuminance of: K.143.1.an average of at least 1650 lux and a minimum of at least 1000 lux when measured towards the principal camera on the Television Gantry; and K.143.2. an average of at least 1000 lux and a minimum of at least 650 lux at any one location on the pitch when measured towards the four vertical planes at 0°, 90°, 180° and 270° as shown in the pitch lighting grid set out below; and K.143.3. an average of at least 1650 lux and a minimum of at least 1000 lux on the horizontal reference plane. K.141.By no later than the 10 July preceding each Season, each Club must: K.141.1. notify the League of the identities of the Players (in addition to its Manager) who will be made available for the Pre-Season Content Session; and K.141.2. agree with the League the time, date and location of the Pre-Season Content Session (which may run immediately prior to or following or concurrently with the period referred to in Rule K.133, above, provided that it in no way inhibits the ability of the League and/or any Broadcaster to carry out the photography or filming required under that Rule.

Section K: Stadium Criteria and Broadcasters’ Requirements Guidance The requirements of Rule K.144 are often expressed by technical experts as “U1 values” and “U2 values” in the following manner: “Uniformity (U1 [min/max]) > 0.50 Uniformity (U2 [min/ave]) > 0.60” Guidance – Pitch Lighting Grid To illustrate what is meant by this, Clubs are requested to measure and report lux values using a grid as shown below demonstrating each point on the pitch at which a measurement must be taken and recorded: 169 K.145. Calculation, measurement and reporting of the lux values shall be undertaken on the pitch using 96 measurement points in a grid format and at an equal distance from each other on each axis. K.146.At each of the 96 measurement points referred to in Rule K.145, five measurements shall be taken at one metre above the pitch and in the following five directions: K.146.1. one measurement shall on the horizontal plane at each reference point as shown in the pitch lighting grid set out below; K.146.2. when necessary, one measurement shall be taken towards the main camera on the Television Gantry (represented at position no. 1 on Plan A of Appendix 3); and K.146.3. four measurements shall be taken in four directions. The measurements shall be taken at 0°, 90°, 180° and 270° planes as shown in the pitch lighting grid set out below.

Section K: Stadium Criteria and Broadcasters’ Requirements The certificate to be provided to the League pursuant to Rule K.154 must contain the outcome of the measurement of the lux values at each point and in each direction on the pitch in this format. As five measurements must be taken at each of the 96 points, a total of 480 measurements must be taken (or 576 if including an assessment of illuminance towards the main camera). Guidance This is especially important in the goalmouth area where it is recommended by the International Commission on Illumination that no floodlights are installed in the horizontal zone of 5º of either side of the goal line. 170 Rules: Section K K.150.Each Club’s floodlighting shall have: K.150.1.colour rendering index Re of greater than 80; K.150.2. an average colour temperature of between 5200kelvin and 6000kelvin, being the average of three measurements taken in the middle of each goal-line and on the centre spot; and K.150.3. flicker (as measured by flicker factor) of no more than 6% at any one or more of the 96 measurement points referred to in Rule K.145 when measured towards the principal camera on the Television Gantry. K.151. Each Club must have installed at or adjacent to its Stadium an alternative power source for the floodlights such that the floodlighting shall continue with a minimum average illuminance of greater than 800 lux on the horizontal plane in the event of the failure of the primary power source. K.152. Details of the alternative power source referred to in Rule K.151, the estimated time before floodlights are available again in the event of failure of the primary power source, and the lux value of the floodlights when powered by the alternative power source must be set out in the annual floodlighting report referred to in Rule K.154 and the procedure referred to in Rule K.156. K.153.Each Club shall ensure that the floodlighting installation and supporting services at its Stadium are properly designed and maintained. K.147. The 12 rows of seating nearest to the pitch (save for such rows in the stand where the Television Gantry is situated) shall be illuminated such that they have a minimum vertical illuminance perpendicular to the pitch of at least 200 lux and provide a comfortable, glare-free environment for spectators. K.148. The illuminance referred to in Rule K.147 shall be measured by measurements taken at illuminance test reference points located at 10m intervals on the tenth row of seating around the pitch. The illuminance test reference points are required in all seating areas around the perimeter of the pitch save for areas adjacent to the Television Gantry. K.149.Floodlighting shall be installed and arranged so as not to cause undue glare to Players.

Section K: Stadium Criteria and Broadcasters’ Requirements 171 K.154. In advance of each Season, the League will notify each Club whether it is required to undergo an independent assessment of its compliance with the illuminance requirements of Rules K.143 and K.146 by a Person appointed by the League or, alternatively, whether it is required to provide a certificate signed by a Chartered Electrical Engineer, a member of the Institute of Lighting Professionals or a member of the Society of Light and Lighting (in this Rule “the Signatory”) certifying: K.154.1. the floodlights have been inspected by the Signatory and in his opinion comply with Rules K.143 to K.153; K.154.2. the illuminance meter used to measure compliance with Rule K.143 was: K.154.2.1. cosine corrected; K.154.2.2. suitable for use for measuring the illuminance of floodlighting; K.154.2.3.fitted with a wide-angle receptive light sensor; and K.154.2.4. calibrated at least once in the previous 12 months (and a copy of the most recent certificate of calibration shall be attached to the certificate required to be provided in accordance with this Rule); and K.154.3. the floodlighting installation and its supporting services have been designed to an appropriate standard in compliance with these Rules and have been properly maintained. K.155. If works are undertaken at a Club’s floodlighting installation and support services after the submission of the certificate referred to in Rule K.154 then the Club must provide a further such certificate to the League within four weeks of those works being concluded. K.156. Each Club must devise, implement and make available to the League on request, an operation procedure to ensure the minimum possible level of disruption in the event of a power failure at the Stadium (as referred to in Rule K.151) or a failure in any Stadium electrical system, which complies with such guidance as issued by the League from time to time.

Section K: Stadium Criteria and Broadcasters’ Requirements 172 Rules: Section K

Clubs: Operations Section L: Fixtures 173 Arranging Fixtures L.1. The Board shall: L.1.1. determine the dates and kick-off times of all League Matches as soon as practicable prior to the commencement of each Season; and L.1.2. have the power at any time thereafter to change the date and kick-off time of a League Match, and before exercising such power the Board will consult with and take into account any representations made by the Clubs participating in the League Match in question and any other Club or Clubs which may be affected thereby. L.2.Each Club shall use its best endeavours to ensure that each League Match takes place on the date and at the time fixed for it. L.3. No fixtures shall be arranged on or on any of the six days preceding the four dates agreed between the League and The Football Association prior to each Season upon which international matches will be played. L.4. League Matches will be played on New Year’s Day unless it falls on a Thursday or Friday and F.A. Cup matches are scheduled to be played on the immediately following Saturday. L.5.All intellectual property and other rights in the League’s fixture list shall belong to the League. L.6. A Club engaged in any match played in a UEFA Club Competition on a Thursday evening and a League Match on the following Saturday may rearrange the League Match to the following Sunday, provided that: L.6.1. it gives notice to that effect to the Board and to the relevant opposing Club within 72 hours of the date of the UEFA Club Competition match being fixed (or, if the period of 72 hours expires on a day which is not a Working Day, by close of business on the first Working Day thereafter); L.6.2.there is no police objection; L.6.3. the rearrangement of the League Match does not result in the opposing Club having to play another League Match, F.A. Cup match or UEFA Club Competition match within two days of the rearranged League Match being played; and L.6.4. the kick-off time of the re-arranged League Match is the same as that of one of the League Matches (if any) which have been selected for live Transmission in the United Kingdom on that Sunday, or such other kick-off time as the Board may approve. L.7. A Club may apply to the Board for permission to rearrange any fixture so that it is played on a different date or at a different kick-off time.

Section L: Fixtures 174 Rules: Section L Arranging Other Matches L.8. A Club shall not arrange to play a friendly match during the Season: L.8.1.until the dates of League Matches for that Season have been fixed and published in accordance with Rule L.1; or L.8.2. so that it adversely affects a League Match. Other Competitions L.9. Except with the prior written approval of the Board, during the Season a Club shall not enter or play its senior men’s first team in any competition other than: L.9.1. the UEFA Champions League; L.9.2. the UEFA Europa League; L.9.3.the F.A. Cup; L.9.4. the F.A. Community Shield; L.9.5. the Football League Cup; or L.9.6. competitions sanctioned by the County Association of which it is a member. L.10. Each Club shall enter the F.A. Cup. L.11. Qualification for UEFA Club Competitions shall be on sporting merit through domestic competitions controlled or sanctioned by The Football Association. Clubs qualifying for a UEFA Club Competition must apply for a UEFA Club Licence in accordance with the Licensing Manual. Postponement of League Matches L.12. A League Match shall not be postponed or abandoned except: L.12.1. when on the date fixed for it to be played either the Home Club or the Visiting Club is competing in a competition permitted by Rules L.9.1, L.9.2, and L.9.3; L.12.2. with the approval of or on the instructions of the officiating referee; L.12.3. by order of the police; L.12.4. by order of any other authority exercising its statutory powers to that effect; or L.12.5. on the instructions of or with the prior written consent of the Board. L.13. Where it is proposed to postpone a League Match pursuant to Rule L.12.4 on the grounds of safety, the appropriate Official of the Home Club shall: L.13.1. complete and make available on request to the League all relevant risk assessment documentation; and L.13.2. time permitting, consult with the officiating referee, the police and the chairman of the Club’s safety advisory group and ensure that the match delegate appointed to attend the League Match pursuant to Rule L.17 is fully briefed as to the reasons for the postponement.

Section L: Fixtures Guıdance Clubs are reminded of their obligation pursuant to Rule L.2 to use their best endeavours to ensure that all League Matches take place on the date and at the kick-off time fixed for them. Pursuant to this, Clubs are expected to do all they can to address any concerns raised by a statutory authority. 175 Failure to Play a League Match L.15. Except in the case of a League Match which, without either of the participating Clubs being at fault, is postponed or abandoned under the provisions of Rule L.12, any Club which causes the postponement or abandonment of a League Match on the date fixed under Rule L.1 or to which it is rearranged under Rules L.1.2, L.6 or L.7 will be in breach of these Rules. Replaying a League Match L.16. The Board shall have power to order that a League Match be replayed provided that a recommendation to that effect has been made by a Commission in exercise of its powers under Rule W.55. Match Delegate L.17. The League will appoint a match delegate to attend each League Match and the Home Club shall ensure that he is allocated a prime seat and allowed access to all areas of the Stadium. L.18. The match delegate will act as an official representative of the League at the League Match to which he is appointed and he will report thereon to the League. Full Strength Teams L.19. In every League Match each participating Club shall field a full strength team. Minimum Age L.20. A Player who for the purpose of Youth Development Rule 2 is placed in an age group below Under 16 shall not be named in a Club’s team sheet for or participate in a League Match. Team Sheet and Pre-Match Briefing L.21. At least 75 minutes before the time fixed for the kick-off of a League Match, a representative of each participating Club shall submit a team sheet by such method as approved by the Board containing the following particulars: L.14. Upon a League Match being postponed or abandoned in accordance with Rules L.12.1, L.12.2, L.12.3, or L.12.4 the Home Club shall forthwith inform the Board, and the Board will thereupon exercise its power under Rule L.1.2 and fix a date and kick-off time of the re-arranged League Match.

Section L: Fixtures 176 Rules: Section L L.21.1. the shirt numbers and names of its Players (including substitute Players) who are to take part in that League Match; L.21.2. the colour of the Strip to be worn by its Players, including the goalkeeper; and L.21.3. the names and job titles of up to seven Officials who will occupy the trainer’s bench during that League Match. L.22. At least 60 minutes before the time fixed for the kick-off of a League Match, a senior member of the coaching staff and the first team captain of each participating Club shall attend a briefing with the referee. L.23. Any Club acting in breach of either Rule L.21 or Rule L.22 will pay a fixed penalty of £2,500 in respect of a first such breach, £5,000 in respect of a second such breach during a Season and £10,000 in respect of a third such breach during a Season. Any subsequent breach shall be dealt with under the provisions of Section W of these Rules (Disciplinary). L.24. If any Player (or substitute Player) named on a team sheet is injured or otherwise incapacitated after the submission of the team sheet but before kick-off, upon his Team Doctor or, if he is unavailable, another doctor certifying that the injury or incapacitation is such that the Player in question cannot reasonably be expected to play, the Club may add the name of another Player to the team sheet as a Player or substitute Player. L.25. Any amendment to the team sheet pursuant to Rule L.24 shall be communicated forthwith to the referee, the opposing Club and the Match Manager. L.26. No Player whose name does not appear on his Club’s team sheet shall take the field of play in that League Match. Substitute Players L.27. In any League Match a Club may include in its team sheet up to seven substitute Players of whom not more than three may take part in the League Match subject to the conditions set out in Law 3 of the Laws of the Game. L.28. Not more than three substitute Players of each Club shall warm up at the same time on the perimeter of a pitch upon which a League Match is being played. Kick-Off L.29. Each Club participating in a League Match shall adhere to the kick-off time and the Home Club shall report any delay to the Board together with any explanation therefor.

Section L: Fixtures 177 L.30. Any Club which without good reason causes to be delayed either the kick-off of a League Match from the time fixed or the re-start after the half-time interval: L.30.1. shall in respect of its first breach pay a fixed penalty of £5,000 if the delay does not exceed 15 minutes; and L.30.2. where its breach is the second or subsequent such breach in the preceding two years, or if in any case the delay exceeds 15 minutes, be dealt with under the provisions of Section W of these Rules (Disciplinary). Countdown to Kick-Off L.31. Each Club participating in a League Match must comply with the terms of the relevant Countdown to Kick-Off. Use of Official Ball L.32. In all League Matches the Home Club shall provide and the participating Clubs shall use only the official ball approved from time to time by the League. Occupation of the Technical Area L.33. The technical area shall be occupied during a League Match only by substitute Players and Officials whose names appear on the team sheet. Only Officials whose names appear on the team sheet and who are situated in the technical area may communicate instructions to Players during a League Match. L.34. Any Player who is dismissed from the field of play shall proceed immediately to the dressing room and shall not occupy the technical area. Duration of League Matches L.35. Subject to the provisions of Law 7 of the Laws of the Game and Rule L.36, the duration of a League Match shall be 90 minutes. L.36. The Board may order a League Match which for whatever reason lasts for less than 90 minutes to count as a completed fixture or to be replayed either partially or in its entirety. L.37. The half-time interval in League Matches shall be 15 minutes. Gate Statements L.38. Within 10 Working Days of a League Match the Home Club shall submit Form 10 to the Board duly completed. Penalties L.39. Any Club acting in breach of Rule L.31 will pay a fixed penalty of £2,500 in respect of a first such breach, £5,000 in respect of a second such breach during a Season and £10,000 in respect of a third such breach during a Season. Any subsequent breach shall be dealt with under the provisions of Section W of these Rules (Disciplinary).

Section L: Fixtures 178 Rules: Section L Compensation for Postponed Matches L.40. Compensation shall be payable to a Home Club if a League Match in which it should participate is postponed, provided that: L.40.1. the postponement is caused by the Visiting Club on the date fixed for the League Match or on a date reasonably proximate thereto being engaged in an F.A. Cup match or a Football League Cup match; and L.40.2. on the date fixed for the League Match the Home Club is no longer engaged in the relevant competition. L.41. In the case of a postponement caused by an F.A. Cup match compensation shall be paid out of the F.A. Cup pool and in the case of a Football League Cup match out of the Football League Cup pool or in either case as the Board shall determine. L.42. In either case the amount of compensation shall be the sum (if any) by which the Home Club’s net revenue from the postponed League Match falls short of the Home Club’s average net revenue for League Matches played in that Season. Provision of Hospitality for Officials L.43. Each Home Club shall provide hospitality arrangements for the Directors and other Officials of the Visiting Club.

Clubs: Operations Section M: Players’ Identification and Strip 179 Player Identification M.1.Before the commencement of each Season each Club shall allocate a different shirt number to each member of its first team squad. M.2.A Club shall likewise allocate a shirt number to any Player joining its first team squad during the Season. M.3.Save with the prior written consent of the Board shirt numbers shall commence with the number one and shall be allocated consecutively. M.4.While he remains with the Club a Player will retain his shirt number throughout the Season for which it was allocated. M.5.Upon a Player leaving a Club the shirt number allocated to him may be re-allocated. M.6. Each Club shall forthwith provide to the Board on Form 11 full details in writing of shirt numbers allocated so that throughout each Season the Board is aware of the names of members of the first team squad of each Club and the shirt numbers allocated to them. M.7. When playing in League Matches each Player shall wear a shirt on the back of which shall be prominently displayed his shirt number so as to be clearly visible in accordance with guidelines laid down by the Board from time to time, and above that his surname or such other name as may be approved in writing by the Board. M.8.The Player’s shirt number shall also appear on the front of the left leg of his shorts. M.9. The size, style, colour and design of shirt numbers, lettering and the logo of the League appearing on a Player’s shirt or shorts and the material from which such numbers, lettering and logo are made shall be determined by the Board from time to time. M.10. The colour and design of the shirt and stockings worn by the goalkeeper when playing in League Matches shall be such as to distinguish him from the other Players and from Match Officials. M.11.The captain of each team appearing in a League Match shall wear an armband provided by the League indicating his status as such. M.12. Any Club acting in breach of any of Rules M.1 to M.11 inclusive will be liable to pay to the League a fixed penalty of £2,500 for a first breach, £5,000 for a second breach during a Season and £10,000 for a third breach during a Season. Any subsequent breach may be dealt under the provisions of Section W of these Rules (Disciplinary). Home and Alternative Strips M.13. Each Club shall have a home Strip and up to a maximum of two alternative Strips which shall be registered with the Board and worn by its Players in League Matches in accordance with the provisions of these Rules. M.14.Each Strip registered with the Board by a Club must differ visibly from and contrast with each other Strip registered by the Club in that Season.

Section M: Players’ Identification and Strip 180 Rules: Section M M.15. The logo of the League shall appear on the right sleeve of both home Strip and alternative Strip shirts. Where the relevant Strip does not bear a sponsor’s logo on the left sleeve of its shirt, a logo of the League shall appear on that sleeve as well. M.16.Neither the home Strip shirt nor the shirt of either of the alternative Strips shall be of a colour or design alike or similar to the outfits of Match Officials. M.17. Not later than eight weeks before the commencement of each Season, each Club shall register its Strips (each of which must be available for the Club to wear in each League Match during the Season) by submitting to the Board Form 12 together with samples of its home Strip, alternative Strip(s) and goalkeeper’s Strip complying with these Rules and a brief written description of each. The Board having entered the descriptions in a register will cause the same to be printed in the handbook of the League and on the League’s website. M.18.Each Strip submitted for registration in accordance with Rule M.17 shall have on it: M.18.1. the shirt number and name of any Player in the Club’s first team squad, displayed as required by Rule M.7; and M.18.2. any advertisement for which the approval of the Board is either sought or has already been given under the provisions of Rule M.30.1. M.19.If pursuant to Rule M.17 a Club seeks to register a Strip which does not comply with these Rules: M.19.1. the Board shall give to that Club notice in writing to that effect giving full details of the changes required to achieve compliance; and M.19.2. the Strip in question shall not be worn by that Club’s Players in a League Match until a further sample has been submitted to and approved in writing by the Board. M.20. Subject to Rule M.21, Strips of the description thus registered shall be worn throughout the Season immediately following and no changes to it shall be made except with the prior written permission of the Board. Any request for such permission must be made to the Board no less than 14 days before the League Match in which the Club concerned intends to wear the changed Strip. M.21. On the occasion of a Club’s last home or away League Match in any Season a further Strip (i.e. not one registered by the Club in accordance with Rule M.17) may be worn provided that: M.21.1. at least seven days’ prior written notice of intention to do so is given to the Board (such notice to be accompanied by a sample of the Strip intended to be worn) and the opposing Club (such notice to be accompanied by a CAD drawing of the Strip intended to be worn); and M.21.2. the alternative Strip shall be subsequently registered as the Club’s home or alternative Strip for the following Season.

Section M: Players’ Identification and Strip Guidance In respect of each League Match, the League will notify Clubs of the confirmed Strips to be worn by the Home Club and the Visiting Club (together with the uniform to be worn by the Match Officials) in the form of the Match Day Information Sheet. For the avoidance of doubt, pursuant to the League’s power to resolve disputes arising between Clubs regarding Strips, the League may (if necessary) require one or both Clubs to wear different shirts and/or shorts and/or socks from more than one of their respective registered Strips to ensure sufficient contrast, as required by Rule M.22. Further, Clubs should be aware that, pursuant to Rule N.6.10, the Match referee is empowered, where there is a clash between the Strip(s) or one or more Clubs participating in a League Match and the ballboys and/or stewards on duty at the League Match, to require that the ballboys and/or stewards change their uniform(s) to remove the clash. Clubs are required to bear this in mind when selecting Strips. 181 M.26.In the event of a dispute arising on the day of a League Match in relation to the Strip to be worn then the referee’s decision shall be final. M.27. Subject to Rule M.21, no Club shall participate in a League Match wearing a Strip other than its registered home Strip or alternative Strip or a combination of the same (in either case as instructed under Rule M.25 or Rule M.26) except with the prior written consent of the Board. M.22. Subject to Rules M.21 and M.23, when playing in League Matches the Players of each participating Club shall wear a Strip which is of a sufficient contrast that Match Officials, spectators and television viewers will be able to distinguish clearly between the two teams. In selecting the choice of Strip the following order of precedence shall apply unless authorised by the Board: M.22.1. 1st priority: the outfield players of the Home Club who shall wear their home Strip; M.22.2. 2nd priority: the outfield players of the Visiting Club; M.22.3. 3rd priority: the Home Club goalkeeper; and M.22.4. 4th priority: the Visiting Club goalkeeper. M.23. The Match Officials shall wear colours that distinguish them from the Strip worn by the two Clubs. In the event of the Match Officials not having distinguishing colours then the Visiting Club goalkeeper must change and if this is not possible the Home Club goalkeeper must do so. M.24. At least 10 days prior to each League Match the Visiting Club shall notify the Home Club and the League (by such means as advised by the Board from time to time) of the Strip it intends its Players (including for the avoidance of doubt its goalkeeper) to wear. M.25. The League, in consultation with PGMOL acting on behalf of the referee, will determine any disputes arising between Clubs and no later than three working days prior to each League Match notify both Clubs and the Match Officials of the colours to be worn.

Section M: Players’ Identification and Strip 182 Rules: Section M M.28. Each Club shall ensure that it has available at each League Match a replacement Strip for each Player named on the team sheet which can be used in the event of a Player requiring to change any part of his Strip. Each Player’s replacement Strip shall comply with Rules M.7 and M.8. M.29. When participating in a League Match no Player shall reveal undergarments that show political, religious or personal slogans, statements or images, or advertising other than a manufacturer’s logo. The Board may proceed under Section W against either the Player or his Club or both for any breach of this Rule. Strip Advertising M.30.Provided that: M.30.1. the content, design and area of the advertisement is approved by the Board; and M.30.2. it complies with The Football Association Rules for the time being in force, advertising on Strips shall be permitted.

Clubs: Operations Section N: Match Officials 183 Appointment of Match Officials N.1. Prior to the commencement of each Season, PGMOL will compile and publish a list of Match Officials eligible to be appointed to officiate at League Matches during that Season. N.2.PGMOL shall be empowered to remove the name of any Match Official from its list at any time. N.3. PGMOL will appoint the Match Officials to officiate at each League Match. PGMOL will give notice of such appointment to the participating Clubs and to the Match Officials so appointed who shall each forthwith acknowledge their appointment to PGMOL. Rules Binding on Match Officials N.4. Acknowledgement by a Match Official of an appointment made under Rule N.3 shall constitute an agreement with the League by such Match Official to be bound by and to comply with: N.4.1.the Laws of the Game (and any protocols issued by the International Football Association Board); N.4.2.The Football Association Rules; and N.4.3.these Rules. Payments to Match Officials N.5.No Club or Official shall either directly or indirectly make or offer to make any payment to or confer or offer to confer any benefit upon any Match Official. Pre-Match Procedures N.6.Prior to the commencement of a League Match at which he has been appointed to officiate, the referee shall: N.6.1.together with the other appointed Match Officials, arrive at the Stadium not less than two hours before the advertised time of kick-off; N.6.2.decide on the fitness of the pitch for the playing of the League Match and: N.6.2.1. if the referee considers it to be unfit, instruct that the League Match be postponed or that the kick-off be delayed; and N.6.2.2. if the referee considers it to be necessary, instruct that the pitch be re-marked; N.6.3.receive the team sheets of the participating Clubs in accordance with Rule L.21; N.6.4.permit the amendment of a team sheet if a Player is injured or otherwise incapacitated as provided in Rule L.24; N.6.5.attend the briefing referred to at Rule L.22; N.6.6.check and approve any football to be used in the League Match; N.6.7.ensure that, if appropriate, the Home Club has made a coloured ball available;

Section N: Match Officials 184 Rules: Section N N.6.8. wear one of the match uniforms provided by PGMOL ensuring that it does not clash with the Strip worn by either of the participating teams; N.6.9. ensure that the Players’ Strip complies with the provisions of Section M of these Rules; N.6.10. ensure that the uniform worn by any ballboy or steward does not clash with the Strip worn by either of the participating teams and if in his opinion there is such a clash, he shall be authorised to request such ballboy or steward to change his uniform or to leave the vicinity of the field of play; N.6.11. with the assistant referees, lead the participating teams onto the field of play in accordance with the provisions set out in the Countdown to Kick-Off; and N.6.12. take such other steps as may be agreed between the League and PGMOL from time to time. Compliance with Instructions N.7.Players and Officials shall comply with any lawful instruction given to them by a Match Official officiating at a League Match Post-Match Procedures N.8.The referee shall send the team sheets to and make the following reports in writing to the Board as soon as practicable after officiating at a League Match: N.8.1.on the standard of facilities for Match Officials provided by the Home Club; N.8.2.on the late arrival at the Stadium of any of the Match Officials, giving reasons therefore; N.8.3.on the condition of the pitch; N.8.4.on the circumstances surrounding the kick-off or re-start being delayed; N.8.5.on either team commencing the League Match with less than a full complement of Players; N.8.6.on any change of Strip ordered; N.8.7.on the failure of a team to process together onto the field of play in accordance with the provisions set out in the Countdown to Kick-Off; N.8.8.on any breach of Rule L.33 by either Club; N.8.9.on any Player being cautioned or sent-off; N.8.10. on either assistant referee taking over as referee and stating the reason therefore; N.8.11. on any breach of these Rules by Clubs, Players, Officials, Managers and other Match Officials; and N.8.12. any other matter which the referee considers appropriate to bring to the Board’s attention. N.9.A referee shall likewise report to The Football Association any breach of The Football Association Rules.

Clubs: Operations Section O: Medical Guidance The FA has developed a number of new courses to replace the previously required qualifications: • • • • Advanced Trauma Medical Management in Football (“ATMMiF”) replaces the AREA; Introduction to First Aid in Football (“IFAiF”) replaces EA; Emergency First Aid in Football (“EFAiF”) replaces BFAS; and Intermediate Trauma Medical Management in Football (“ITMMiF”) replaces IFAS. Where an individual is required by these Rules to hold one of the new qualifications referred to above, it will be acceptable to hold the previous qualification referred to until that qualification has expired, at which point the new qualification will be required. 185 Team Doctor and Medical Coordinator O.4.Each Club shall appoint at least one Team Doctor and at least one Medical Coordinator (who must be a doctor). O.5.Each doctor appointed by a Club whose responsibilities include giving medical treatment to Players must: O.5.1.hold a current ATMMiF; O.5.2.comply with any guidance issued by the Board in respect of the identification and notification of concussive injuries; and O.5.3.comply with the General Medical Council’s requirements concerning annual appraisal, scope of practice, indemnity and revalidation of doctors. O.6.The Team Doctor must hold a diploma in sports medicine or an equivalent or higher professional qualification. Doctors – General O.1. Nothing in this Section O or elsewhere in these Rules replaces, reduces or affects in any way the obligations imposed on Clubs by statute and/or common law in the fields of medicine, occupational health and/or health and safety. O.2. Each Club’s Team Doctor, Crowd Doctor and Medical Coordinator, and any other doctor appointed by the Club, shall be a registered medical practitioner licensed to practice by the General Medical Council. O.3. References in these Rules to a requirement to hold a current Football Association Advanced Trauma Medical Management in Football qualification (“ATMMiF”) shall mean that the individual concerned shall: O.3.1. have successfully undertaken the full ATMMiF course (or an equivalent course that is recognised and approved by: (a) the Faculty of Pre-Hospital Care as equivalent to the AREA Certificate; and (b) the Board) in the preceding 36 months; and O.3.2. have successfully undertaken the ATMMiF refresher course (or an equivalent course recognised and approved by the Board) in the preceding 16 months (unless he successfully undertook the full ATMMiF course or an equivalent course recognised and approved by the Board within that period).

Section O: Medical 186 Rules: Section O O.7.In respect of each League Match, the Medical Coordinator of the Home Club shall: O.7.1.complete and sign the Match Day Medical Requirements Form and provide it to the Match Manager in advance of each League Match; O.7.2. liaise with the Visiting Club’s Team Doctor prior to each League Match in order to explain to him the Home Club’s arrangements for emergency care; O.7.3. on the day of the League Match, be available to deal with any queries of the Visiting Club’s Team Doctor and ensure that the latter is given the opportunity to familiarise himself with the Home Club’s medical facilities and to meet the paramedics present at the League Match pursuant to Rule O.19.4; O.7.4.at the request of either Team Doctor: O.7.4.1. assist with the treatment of injuries; O.7.4.2. care for and monitor any Player or Match Official who has left the field of play; O.7.4.3. assist with the identification and assessment of concussive injuries, whether through the use of pitch-side video technology or otherwise; and O.7.4.4. act as the lead point of liaison and co-ordination for all Players or Match Officials referred to hospital, including by liaising with the hospital and establishing contact with local ambulances and hospital emergency departments. O.8.In advance of each League Match, the Team Doctor of the Home Club shall complete and sign the Mandatory Medical Equipment Form and retain it for his records. Crowd Doctor O.9.Each Club shall appoint at least one Crowd Doctor. O.10.A Crowd Doctor shall either: O.10.1. hold the Diploma in Immediate Medical Care issued by the Royal College of Surgeons (Edinburgh) Faculty of Pre-Hospital Care (“Faculty”) or its equivalent; or O.10.2. have successfully undertaken the Faculty’s ‘Generic Crowd Doctor Training’ course or its equivalent. O.11.Each Crowd Doctor shall successfully undertake the Faculty’s ‘Generic Refresher and Skills Update Course’ at least once every five years. Physiotherapists O.12.Each Club shall employ a full time senior physiotherapist. O.13.The senior physiotherapist shall: O.13.1. be a registered physiotherapist member of the Health and Care Professions Council; and O.13.2. hold a current ATMMiF.

Section O: Medical 187 O.14.Any other physiotherapist employed by a Club shall: O.14.1. be a registered physiotherapist member of the Health and Care Professions Council; and O.14.2. (where the duties of the physiotherapist concerned include being present in the technical area during League Matches in accordance with Rule L.33) hold a current ATMMiF. O.15. Any other sports therapist employed by a Club (where the duties of the therapist concerned include being present in the technical area during League Matches in accordance with Rule L.33) shall hold a current ATMMiF. Medical and Safety Action Plan O.16.Each Club shall prepare and make available to the League on request a Medical and Safety Action Plan, which shall: O.16.1. set out protocols for the assessment of risk and management of injuries to its employees in all areas of its business; O.16.2. set out protocols detailing the management of injuries to Players and Match Officials sustained during League Matches, other matches in which the Club participates and training (including a dedicated protocol for the emergency treatment of Players and Match Officials during League Matches played at its Stadium); and O.16.3. detail all first aid facilities and medical equipment maintained by the Club in the event that treatment of such injuries is necessary. O.17.The Medical and Safety Action Plan shall be: O.17.1. drawn up under the guidance of, and be regularly reviewed and if necessary amended by, the Team Doctor in consultation with the Medical Coordinator, senior physiotherapist, the Club’s safety officer and such other Persons as the Club may consider appropriate; and O.17.2. annually reported to and approved by the Club’s board. O.18.Each Club shall ensure that: O.18.1. it manages effectively all medical issues that may arise at a League Match; and O.18.2. its first aid facilities and medical equipment are properly maintained and are in full working order. Attendance of Medical Personnel and Provision of Medical Facilities O.19.At every League Match: O.19.1. each participating Club shall procure the attendance of its Team Doctor and the Home Club shall procure the attendance of its Crowd Doctor and Medical Coordinator. The Home Club’s Team Doctor, Crowd Doctor and Medical Coordinator shall be available throughout and for a reasonable time before and after the League Match; O.19.2. each participating Club shall procure the attendance of a physiotherapist or therapist who is qualified as required by these Rules;

Section O: Medical 188 Rules: Section O O.19.3. each participating Club’s Team Doctor and physiotherapist or therapist (who shall be qualified as required by these Rules) shall occupy that Club’s trainers’ bench during the League Match; O.19.4. the Home Club shall procure the attendance of at least two fully qualified and appropriately insured paramedics who shall be available to assist with on-field medical incidents; O.19.5. no Person other than a participating Club’s Team Doctor, Medical Coordinator, physiotherapist or therapist (who shall be qualified as required by these Rules) or the paramedics referred to in Rule O.19.4 shall be permitted to treat Players or Match Officials on the field of play; O.19.6. the Home Club shall ensure that all equipment and facilities listed in the Mandatory Medical Equipment Form are available and present at the Stadium; O.19.7. the Home Club shall ensure that throughout each League Match a fully equipped, dedicated and appropriately insured ambulance suitable to carry an emergency casualty and staffed by a Person or Persons qualified to perform essential emergency care en route is available at the Stadium to transport any Player or Match Official requiring emergency treatment to hospital; and O.19.8. the Home Club shall before each League Match make available to the Visiting Club the emergency treatment protocol referred to in Rule O.16.2 and obtain the Visiting Club’s Team Doctor’s confirmation that he has received it. Concussive Injuries O.20. Each Team Doctor, physiotherapist, therapist and Medical Coordinator shall, when present at a League Match or at any other match or at training, carry the pocket concussion tool (which is set out at Appendix 4A). O.21. Any Player, whether engaged in a League Match, any other match or in training, who has sustained, or is suspected of having sustained, a concussive injury, shall not be allowed to resume playing or training (as the case may be) that same day. Furthermore, he shall not be allowed to return to playing in matches or participating in training thereafter unless he has been examined and declared fit to do so by his Team Doctor or, if he is unavailable, by another medical practitioner. In such circumstances, the welfare of the Player is paramount and the decision of the Team Doctor or other medical practitioner as to whether the Player is fit to resume playing or training shall be final. Medical Records O.22. Each Club shall carry out medical examinations on all its Contract Players and Academy Players registered on Scholarship Agreements (as defined in the Youth Development Rules) in accordance with the requirements laid down in Appendix 4 and keep medical records that comply with General Medical Council requirements.

Section O: Medical 189 O.23. Where the transfer (including the Temporary Transfer) of the registration of a Contract Player is being negotiated between Clubs, the Club holding the registration shall, at the request of the other Club, and provided that the consent of the Contract Player has been obtained, provide to it the medical records of the Contract Player in question (including for the avoidance of doubt any records which the Club holds of the cardiac screening and/or concussion history of the Player). Medical Insurance O.24. During such time as there shall remain in force an agreement between the League and the Professional Footballers’ Association for the subsidising of Player insurance schemes, each Club shall cause each of its Contract Players and those of its Academy Players with whom it has entered into a Scholarship Agreement (as defined in the Youth Development Rules) to be insured under and in accordance with the terms of any private medical insurance scheme approved by the Board. In the case of such Academy Players such insurance may be limited to football related injuries.

Section O: Medical 190 Rules: Section O

Clubs: Operations Section P: Managers 191 Codes of Conduct P.1. Managers shall conduct themselves in accordance with the Code of Conduct for Managers set out in Appendix 5. P.2. Clubs shall conduct themselves in relation to Managers in accordance with the Code of Conduct for Clubs set out in Appendix 6. P.3. Any failure by Managers or Clubs to conduct themselves in accordance with their respective Codes of Conduct will constitute a breach of this Rule. Coaching Qualifications P.4. Each Manager shall either: P.4.1. hold, or have commenced and be actively engaged on the requisite course to obtain, a valid UEFA Pro Licence; or P.4.2. hold the Football Association Coaching Diploma; or P.4.3. hold, or have commenced and be actively engaged on the requisite course to obtain, a valid diploma of a similar standard issued by another national association. P.5. No Club shall employ any Person as a Manager who does not hold a qualification listed in Rule P.4. P.6. Rules P.4. and P.5. shall not apply to Managers until the expiry of 12 weeks from the date of their appointment as such. The Board shall have power to grant an extension of the 12 weeks period only if reasonably satisfied that a Manager is acting as a temporary replacement for another who is medically unfit to resume his duties. Contracts of Employment and Submission to the Board P.7. The terms of a Manager’s employment must be evidenced in a written contract, a copy of which must be submitted to the Board within seven days of its coming into full force and effect. Contents of Contracts of Employment P.8. Contracts of employment between a Club and a Manager shall: P.8.1. include the standard clauses set out in Appendix 7; and P.8.2. clearly set out the circumstances in which the contract of employment may be determined by either party. Meetings Re Refereeing and Other Matters P.9. All Managers are required to attend in person an annual pre-Season meeting organised by the League or PGMOL and failure to do so (save in exceptional circumstances) shall be a breach of these Rules.

Section P: Managers 192 Rules: Section P P.10. By no later than 25 June in advance of each Season, each Club must notify the League of two dates (each of which shall be before the Club’s first League Match of the Season) on which each of its Contract Players will be available for a meeting to be attended by the League and/or PGMOL. The League will then notify the Club as soon as possible thereafter on which of the two dates provided the meeting will take place. Failure to attend this meeting (in the case of a Contract Player) or to take reasonable steps to ensure the attendance of each of its Contract Players at this meeting (in the case of a Club), save in exceptional circumstances, shall be a breach of these Rules. Broadcasters and Media P.11. Each Manager shall when requested to do so attend in person and participate in the interviews, press conferences and other activity required of Managers pursuant to Section K of these Rules and failure to do so (save in exceptional circumstances) shall be a breach of these Rules. Such interviews shall not be arranged in such a manner as to interfere with the Manager’s primary matchday responsibilities as regards team matters. Disputes P.12. Any dispute arising between the parties to a Manager’s contract with a Club shall be dealt with under the procedures set out in Section Y of these Rules (Managers’ Arbitration Tribunal). Assistant Manager/Head Coach P.13. A Club which applies for a UEFA Club Licence must, in addition to employing a Manager, employ an individual (such as an assistant manager or head coach) to assist the Manager in all football matters relating to the first team.

Clubs: Operations Section Q: Scouts 193 Registration of Scouts Q.1.The Board shall keep a register of Scouts. Q.2. Each Club upon employing or engaging a Scout shall within five days thereof apply to register him by duly completing Form 13 and submitting to the Board a copy of the document by which, in accordance with Rule J.2, the Club binds the Scout to comply with these Rules. Q.3.The Board shall register a Scout and shall notify the applicant Club to that effect upon being satisfied that: Q.3.1.the Club has complied with Rule Q.2. above; and Q.3.2.the Scout who is the subject of the application is not currently registered as the Scout of another Club. Q.4. Except during the period of five days mentioned in Rule Q.2. above, no Club shall employ a Scout who is not registered under the provisions of this Section of these Rules unless it has made an application to register him which has yet to be determined. Q.5. Upon a Club ceasing to employ or engage a registered Scout it shall within five days thereof give notice to that effect to the Board who shall thereupon remove the name of such Scout from the register. Identification of Scouts Q.6.Each Club shall issue to each of its registered Scouts a formal means of identification which shall include: Q.6.1.the name of the Club by which it is issued; Q.6.2.the signature of an Authorised Signatory of the issuing Club; Q.6.3.a photograph of the Scout; and Q.6.4.the Scout’s signature. Code of Conduct Q.7. Scouts shall conduct themselves in accordance with the Code of Conduct for Scouts set out in Appendix 8 and any failure to do so shall constitute a breach of this Rule. Each Club must ensure that its Scouts comply with the provisions of these Rules (and, where applicable, the Youth Development Rules) and Appendix 8.

Section Q: Scouts 194 Rules: Section Q

Clubs: Operations Section R: Supporter Relations 195 Supporter Liaison Officer R.1. Each Club shall employ one or more appropriately senior Official(s) whose responsibilities shall include: R.1.1. the delivery of the Club’s policies regarding its supporters; R.1.2. ensuring that there is a regular point of contact within the Club for the Club’s supporters; and R.1.3. liaising regularly with the Club’s management (including on safety and security related issues as they affect supporters). Policies R.2. Each Club shall devise, document and publish: (a) a policy (or policies) with regard to ticketing, merchandise and relations with its supporters, season ticket holders and others having an interest in the activities of the Club (together in this Section of these Rules referred to as “Stakeholders”); and (b) a disability access statement. A copy of all such documents must be provided to the League before the start of the Season. R.3.A Club’s policy with regard to its Stakeholders should: R.3.1. provide for consultation with them on a structured and regular basis through forums, questionnaires and focus groups and by the publication of current policies on major issues in an easily digested format; and R.3.2. promote supporter and community liaison and provide for the establishment of liaison structures where none exist. Disability Access Officer R.4. Each Club shall employ one or more appropriately senior Official(s) whose responsibilities shall include: R.4.1. ensuring the provision by the Club of safe, inclusive, accessible facilities and services for disabled supporters; and R.4.2. liaising regularly with the Club’s management (including on issues related to disability access). Reporting R.5. Each Club shall notify the League on request of how each of its said policies has been implemented and the extent to which each has been achieved. Ticketing R.6.A Club’s ticketing policy should: R.6.1. provide general information to the public about ticket availability and pricing, giving the earliest possible notice of any changes and the reasons therefore; R.6.2. aim to promote greater accessibility by the adoption of flexible and imaginative ticketing schemes;

Section R: Supporter Relations Guidance It is recognised that Clubs may categorise disabled spectator accommodation in different ways. However, to ensure compliance with Rule R.9.2, it is expected that, at a minimum, the 10 per cent. allocation referred to should include 10 per cent. of the Home Club’s wheelchair accommodation and 10 per cent. of the Home Club’s ambulant disabled seating. 196 Rules: Section R R.6.3. facilitate wider access to League Matches by the public by allowing for a broad range of ticket prices, the more expensive effectively subsidising the cheapest; R.6.4. allow for a reasonable reduction in the price of tickets for seats with a restricted view of the goalmouth; R.6.5. adopt a system of concessionary ticket prices tailored to the needs of the local community; R.6.6. give details in an online format and/or other appropriate means of the availability of seating for disabled spectators and their personal assistants and the pricing policy in relation thereto; R.6.7. set out particulars of any membership, loyalty, bond, debenture or similar scheme; R.6.8. make available a method of payment for season tickets by instalments at competitive rates of interest; R.6.9. promote the availability of tickets by reserving a reasonable proportion (at least five per cent.) of them for sale to non-season ticket holders; R.6.10. deal with the return and distribution of unwanted tickets; R.6.11. include the following provisions in respect of abandoned League Matches: R.6.11.1. abandonment after spectators admitted to the Stadium but before kick-off - free admission to the rearranged League Match; R.6.11.2. abandonment after kick-off - half price admission to the rearranged League Match; and R.6.12. refer to the obligations set out in Rules R.7 to R.12, below. R.7. Each Club shall provide an area of its Stadium for the exclusive use of family groups and junior supporters. R.8. Concessionary ticket prices must be made available by each Club for: R.8.1. senior citizens; and R.8.2. junior supporters. R.9.Unless otherwise agreed by the Board or between the Clubs, and subject to Rule R.10, at each League Match, the Home Club shall make available to the Visiting Club: R.9.1. 3,000 tickets or, if the capacity of the Home Club’s Stadium is less than 30,000, such number of tickets as is equal to 10 per cent. of its Stadium capacity; and (whether or not that allocation is taken up) R.9.2.tickets for a minimum of 10 per cent. of the Home Club’s disabled spectator accommodation.

Section R: Supporter Relations 197 R.10. The tickets referred to in Rule R.9 must: R.10.1. be made available to the Visiting Club in blocks corresponding to the blocks of seating (“Seating Blocks”) in the area of the Home Club’s Stadium for supporters of the Visiting Club, such Seating Blocks to be designated by reference to the points at which segregation of supporters of the Home and Visiting Clubs can occur (and, for the avoidance of doubt, there shall be no maximum or minimum number of seats in a Seating Block and any question as to the size of a Seating Block or the location of a segregation point shall be determined by the Board); R.10.2. be allocated so as to ensure that supporters of the Visiting Club are located in one or more segregated, self-contained area(s) of the Stadium; and R.10.3. (subject to the approval of the relevant local authority) be allocated so as to ensure that, at a minimum, one Seating Block in which supporters of the Visiting Club will be located is situated ‘pitch-side’ (ie, the front row of such Seating Block is the row closest to the pitch in the relevant stand that is available for general admission). R.11. The Visiting Club: R.11.1. may order and sell tickets on a sequential Seating Block by Seating Block basis (the sequence of release of Seating Blocks to the Visiting Club to be determined by the Home Club); R.11.2. must confirm its final order of tickets (subject to the conditions set out in Rule R.12) at least four weeks before the League Match to which they relate; and R.11.3. shall pay for the entirety of the tickets so ordered save that it may return (and not pay for) any unsold tickets in the final Seating Block for which it ordered tickets if it has sold 50% of the tickets in that Seating Block. R.12.Unless otherwise agreed, the provision by a Home Club of tickets for sale by a Visiting Club shall be conditional upon: R.12.1. the Visiting Club making the tickets available for purchase by the later of either three working days after receipt from the Home Club or the date that is four weeks before the date of the fixture; R.12.2. any unsold tickets being returned by the Visiting Club to the Home Club not later than 10 days before the date fixed for the League Match to which they relate; R.12.3. the proceeds of tickets sold and the value (to be pro-rated to the number of adult and concessionary tickets actually sold by the Visiting Club) of any unsold tickets not returned as aforesaid being paid by the Visiting Club to the Home Club within four days of the League Match taking place; and R.12.4. the Visiting Club paying to the Home Club daily interest at the rate of five per cent. per annum over the base rate for the time being of Barclays Bank Plc on any amount not paid in accordance with Rule R.12.3.

Section R: Supporter Relations 198 Rules: Section R R.13. Each Club shall submit to the League details of its season ticket prices and ticket prices for individual League Matches no later than 48 hours before announcing the same publicly (and, in any event, before the start of each Season). Merchandise R.14. A Club’s merchandising policy should: R.14.1. allow for market research to be undertaken with regard to the frequency of Strip changes and to their design; R.14.2. identify the intervals at which Strip changes are intended to take place and the date of the next intended change; R.14.3.provide for swing tickets attached to replica Strip to state its launch date; and R.14.4. refer to the effect on the consumer of the obligations set out in Rules R.16 to R.19 below. R.15. Any numbers, lettering, badges and logos appearing on replica Strip shall be of the same style, colour and design as those appearing on Players’ Strip currently registered as required by Rule M.17. R.16. In any future contract to license a manufacturer to produce for retail sale replica Strip, each Club shall include the standard clauses set out in Appendix 9. R.17. Upon a Promoted Club becoming a member of the League in accordance with the provisions of Rule B.5, it shall give notice to any manufacturer licensed to manufacture and distribute its replica Strip in the terms set out in Appendix 10 and request such manufacturer to convey the substance of the notice to its dealers forthwith and advise them that: R.17.1. they are free to sell, advertise and display for sale replica Strip supplied by such manufacturer at whatever price they may choose; and R.17.2. they should inform the Competition and Markets Authority if they are concerned that a minimum resale price is being imposed. R.18. No Club shall cause or procure any manufacturer with which it has a licensing agreement for the manufacture of replica Strip to do any act or cause to be done anything which would constitute a breach of the standard clauses referred to in Rule R.16. R.19. Each Club shall provide the Competition and Markets Authority with such information as it may need in order to satisfy itself that Rules R.16 to R.18 above have been complied with.

Clubs: Operations Section S: Safeguarding and Mental Health 199 Clubs’ Policies and Procedures S.1. Each Club shall prepare, implement, review regularly and have reviewed by its local authority (where the local authority is prepared to do so) written policies and procedures for the safeguarding of Children and Adults at Risk. S.2. Each Club’s policies and procedures for the safeguarding of Children and Adults at Risk shall: S.2.1. be in accordance with this Section of these Rules and shall have regard to any guidance issued by the League in respect of safe event management; S.2.2. meet the Premier League Safeguarding Standards; and S.2.3. comply with any other policy or guidance published by the League from time to time. Roles and Responsibilities S.3. Each Club shall designate a Senior Safeguarding Lead, who shall take leadership responsibility for the Club’s safeguarding provision (in consultation with the Club’s Head of Safeguarding) and actively champion safeguarding at board level. The name of the Club’s Senior Safeguarding Lead shall be notified by the Club to the League in Form 14. S.4. Each Club shall designate at least one full-time member of Staff with the necessary skills and expertise as its Head of Safeguarding. The name of the Club’s Head of Safeguarding shall be notified by the Club to the League in Form 14. S.5. The Head of Safeguarding shall: S.5.1. be dedicated full-time to that role as their sole responsibility; S.5.2. where possible, report directly to (and be managed by) the Senior Safeguarding Lead; S.5.3. provide strategic leadership on safeguarding provision and issues within the Club; S.5.4. review and approve the safeguarding provision for all Activities; S.5.5. act as the first point of contact for any report or suspicion of abuse or concern relating to the welfare of a Child or Adult at Risk engaged in an Activity; S.5.6. liaise regularly with and be guided by the advice of the relevant local and statutory authorities and the League with regard to issues concerning the safeguarding of Children and Adults at Risk; S.5.7. ensure strict compliance with the Club’s policies and procedures for the safeguarding of Children and Adults at Risk; S.5.8. promote awareness within the Club of safeguarding of Children and Adults at Risk and encourage and monitor the adoption of best practice procedures in that regard;

Section S: Safeguarding And Mental Health Guidance Clubs’ attention is drawn to Youth Development Rule 204 which requires that an Academy Safeguarding Officer must be appointed to undertake the functions set out in Rule S.5.8 with regard to the Academy. 200 Rules: Section S S.5.9. report on a regular basis on the effectiveness of, and the Club’s compliance with, its policies and procedures for the safeguarding of Children and Adults at Risk to the Senior Safeguarding Lead; S.5.10. act as the lead Club Official in any investigation of an allegation of abuse of a Child or Adult at Risk; S.5.11. maintain the safeguarding of Children and Adults at Risk Staff register for each Activity in such format as approved by the League; S.5.12. be made known to all Staff, and (in any handbook or the like which the Club produces to accompany any Activity) to Children and Adults at Risk (and their Parents or carers) engaged in each Activity and be available in person or by telephone to Staff and to such Children and Adults at Risk, their Parents and carers at all reasonable times; S.5.13. provide written instructions to Staff engaged in each Activity in respect of good practice and what they are required to do if they detect any sign of abuse of Children and Adults at Risk, if they suspect such abuse is taking place or if they otherwise have concerns as to the welfare of a Child or Adult at Risk; S.5.14. provide guidance to and support for any member of Staff engaged in each Activity who reports suspected abuse of a Child or Adult at Risk or concerns as to their welfare; and S.5.15. be responsible for maintaining clear, comprehensive and up-to-date records of all allegations of abuse or poor practice (including, but not limited to, those subject to referral under S.13 and S.14), details of how such allegations are resolved and any decisions reached. S.6. The Head of Safeguarding may, in relation to a specific Activity, if appropriate, delegate any of the responsibilities listed in S.5.11 to S.5.14 to one or more other members of Staff (“Safeguarding Officer(s)”). In such circumstances, the Head of Safeguarding must supervise the work of Safeguarding Officer(s) and ensure that he/they are properly trained, and supported including, without limitation, by way of regular, minuted meetings with each Safeguarding Officer. S.7. Each Head of Safeguarding and Safeguarding Officer shall: S.7.1. be trained in all issues affecting the safeguarding of Children and Adults at Risk; S.7.2. be given a job description that properly records their responsibilities; and S.7.3. undertake in each calendar year continuing professional development training in the safeguarding of Children and Adults at Risk, approved by the League, and maintain a record thereof.

Section S: Safeguarding And Mental Health Guidance While the consent of a Parent (or carer) is not required where images or footage are taken of an Adult at Risk, as a matter of good practice, Clubs should ensure that where such images or footage are to be taken, the Adult at Risk understands the implications of the images or footage being taken, especially if the images or footage are to be used by the Club (or anyone else) for promotional purposes, or otherwise made publicly available. 201 Staff S.8. Staff shall in all dealings with and on behalf of Children and Adults at Risk do what is reasonable in the circumstances of the case for the purpose of safeguarding or promoting the safety and welfare of the relevant individual(s). S.9. Each member of Staff shall be given regular training (in a form approved by the Head of Safeguarding) in the Club’s policies and procedures for the safeguarding of Children and Adults at Risk. S.10. S.11. Each member of Staff shall be given in writing: S.10.1. the name of the Club’s Head of Safeguarding; S.10.2. descriptions of what constitutes poor safeguarding practice, abuse or unsuitable behaviour towards a Child or Adult at Risk; S.10.3. details of what he is required to do if there is any sign of poor safeguarding practice, abuse or unsuitable behaviour towards a Child or Adult at Risk or if there is a suspicion that such conduct is taking place ; and S.10.4. the League’s ‘Guidance for Safer Working Practice’. No Person shall be appointed as a member of Staff unless: S.11.1. he has completed and submitted to the Club a written application; S.11.2. a written reference has been obtained by the Club from at least two referees named in the application; S.11.3. he has applied to the DBS for Disclosure; S.11.4. his Disclosure information has been received and the Club is satisfied that he is not unsuitable to work with Children and Adults at Risk; and S.11.5. his particulars have been entered in the Staff register referred to at Rule S.5.11. Parental Consent S.12. The written consent of a Child’s Parent shall be obtained: S.12.1. before the Child participates in an Activity (by the Parent completing and returning to the Head of Safeguarding a written parental consent form); and S.12.2. if the Child is under the age of 16, before any images or footage of him are taken or used for any purpose whatsoever.

Section S: Safeguarding And Mental Health 202 Rules: Section S Notification of Referrals to External Agencies and Football Authorities S.13. On making any referral of an allegation or incident of suspected abuse of or unsuitable behaviour towards a Child or Adult at Risk to any external agency (including, without limitation, the police, the local authority, the Charity Commission, the Care Quality Commission, Ofsted or the DBS), the Head of Safeguarding or other Official making the referral shall notify the Senior Safeguarding Lead in writing and ensure that the Senior Safeguarding Lead is kept fully appraised of the progress of the referral and any subsequent investigation or action. S.14. The Club shall notify the League and The Football Association (through the submission of the Affiliated Football Safeguarding Referral Form) of, and give the League and The Football Association such further information as they may require in respect of: S.14.1. any allegation received by the Club regarding the abuse of, or unsuitable behaviour towards, a Child or Adult at Risk by any current, prospective or former employee, volunteer or consultant of the Club or any affiliated community organisation or foundation (an “Associated Person”), whether or not the evidence relates to: (a) conduct by a member of Staff in the performance of his duties as a member of Staff; or (b) a non-recent or recent allegation; S.14.2. a third (or subsequent) incident or allegation of ‘poor practice’ (as defined in Affiliated Football’s Safeguarding Procedures), whether similar in nature or otherwise, in relation to a Child or Adult at Risk involving the same Associated Person; S.14.3. any referral it has made to any external agency (as described in Rule S.13); and S.14.4. any allegation of abuse of a Child or Adult at Risk committed by an Academy Player (as defined in the Youth Development Rules) or a participant in any activity organised by a Club’s affiliated community organisation or foundation; and S.14.5. any investigation by such an external agency into suspected abuse of or ‘unsuitable behaviour’ towards a Child or Adult at Risk involved in an Activity of which the Club becomes aware, whether such investigation results from a referral made pursuant to Rule S.14.1 or otherwise, in each case, as soon as reasonably practicable, and in any event within 24 hours of the relevant evidence, incident or investigation being referred to the external agency (where such a referral is made). Monitoring S.15. Each Club will permit the League to conduct at least three monitoring visits each Season to ensure compliance with this Section of these Rules, which will be attended by a Person appointed for this purpose by the League. Each Club shall ensure that each such Person is given access to all records kept in accordance with the requirements of this Section of these Rules and is able to meet Staff, Parents, Children, Academy Players, Adults at Risk and their carers.

Section S: Safeguarding And Mental Health 203 S.16. Such Person shall: S.16.1. give written feedback to the Club concerned on each monitoring visit made and, if appropriate, agree with the Club an action plan setting out actions to be taken by the Club to ensure compliance with this Section of these Rules; S.16.2. report on each visit in writing to the League; and S.16.3. at the end of each Season or as soon as practicable thereafter, present to the League and the Club a written annual report on the Club’s compliance with this Section of these Rules. S.17. Where, as a result of its monitoring of Clubs in accordance with Rule S.15, receipt of a referral or notification in accordance with Rules S.13 and S.14, or otherwise, the League becomes aware of abuse of or unsuitable behaviour towards a Child or Adult at Risk by a member of Staff or otherwise holds concerns regarding a Club’s handling of a matter relating to safeguarding, it may (in its absolute discretion) conduct a case review, either on its own or in conjunction with The Football Association. Where such a case review is undertaken, the League shall be entitled to have access to all records kept in accordance with the requirements of this Section of these Rules and shall be entitled to meet Staff, Parents, Children, Adults at Risk and their carers. Following such a case review, the League may make such directions to the Club concerned and/or propose such measures be put in place by the Club as it considers necessary, which must be adopted by the Club concerned in full. Safer Recruitment S.18. The League will undertake all matters connected with the use of the Disclosure service for those Clubs not registered with the DBS. S.19. Clubs not registered with the DBS agree to be bound by any guidance or policy on the issue of safer recruitment published by the League from time to time. S.20. Each Club shall prepare, implement and review regularly a safer recruitment policy, which shall: S.20.1. be in accordance with this Section of these Rules; and S.20.2.comply in full with any guidance or policy published by the League from time to time. S.21. Each Club shall designate a member of Staff as its Lead Disclosure Officer whose name shall be notified to the League in Form 14. The Lead Disclosure Officer shall: S.21.1. act as the Club’s principal point of contact with the League on all matters connected with safer recruitment and the use of the Disclosure service; S.21.2. liaise regularly with and be guided by the advice of the League on all matters concerning safer recruitment procedures and the use of the Disclosure service; and S.21.3.ensure strict compliance by the Club with its safer recruitment policies.

Section S: Safeguarding And Mental Health 204 Rules: Section S Publicity S.22. Each Club shall publish in an easily accessible section of its website: S.22.1. a clear statement of the Club’s commitment to safeguarding; S.22.2.the name and contact details of the Club’s Head of Safeguarding; and S.22.3.a copy of the Club’s policies and procedures referred to at Rule S.1. Mental and Emotional Wellbeing S.23.Each Club shall ensure that: S.23.1. each Season, it makes each of its Contract Players available for a session of between 45 and 90 minutes in duration, to receive information regarding the support and resources available to promote mental and emotional wellbeing; S.23.2.it devises, implements and makes available to the League on request, a Mental and Emotional Wellbeing Action Plan; and S.23.3. designates an individual as its Mental and Emotional Wellbeing Lead, with responsibility for the Club’s mental emotional wellbeing provision and who actively champions mental and emotional wellbeing initiatives at board level.

Players – Contracts, Registrations and Transfers Section T: Players – Contracts 205 Approaches to Players T.1. A Club shall be at liberty at any time to make an approach to a Player with a view to negotiating a contract with him: T.1.1. if he is an Out of Contract Player; or T.1.2. in the case of a Contract Player, with the prior written consent of the Club (or club) to which he is contracted. T.2. A Club shall be at liberty after the third Saturday in May in any year and before the 1 July following to make such an approach to a Contract Player: T.2.1. who will become an Out of Contract Player on that 1 July; and T.2.2. who has received no offer from his Club under Rule V.17.2; or T.2.3. who has received but has declined such offer. T.3. Any Club which by itself, by any of its Officials, by any of its Players, by its Intermediary, by any other Person on its behalf or by any other means whatsoever makes an approach either directly or indirectly to a Contract Player except as permitted by either Rule T.1.2 or Rule T.2 shall be in breach of these Rules and may be dealt with under the provisions of Section W of these Rules (Disciplinary). T.4. For the purposes of Rules T.2 and T.3, “Contract Player” shall include a player who has entered into a written contract of employment with a Football League club. Approaches by Players T.5. An Out of Contract Player, or any Person on his behalf, shall be at liberty at any time to make an approach to a Club (or club) with a view to negotiating a contract with such Club (or club). T.6. Subject to Rule T.7, a Contract Player, either by himself or by any Person on his behalf, shall not either directly or indirectly make any such approach as is referred to in Rule T.5 without having obtained the prior written consent of his Club. T.7. After the third Saturday in May in any year and before the 1 July following a Contract Player to whom Rule T.2 applies or any Person on his behalf may make such an approach as is referred to in Rule T.5. Public Statements T.8. A statement made publicly by or on behalf of a Club expressing interest in acquiring the registration of a Contract Player or by a Contract Player expressing interest in transferring his registration to another Club (or club) shall in either case be treated as an indirect approach for the purposes of Rules T.3 and T.6. Inducements T.9.Except as may be provided in a Player’s contract: T.9.1. no Club shall induce or attempt to induce a Player to sign a contract by directly or indirectly offering him or any Person connected with him or his Intermediary a benefit or payment of any description whether in cash or in kind; and

Section T: Players – Contracts 206 Rules: Section T T.9.2. no Player shall either directly or indirectly accept or cause or permit his Intermediary to accept any such offer as is described in this Rule. Form of Contract T.10. Save for any contracts entered into by a Promoted Club before it became a member of the League which are in Form 15, contracts between Clubs and Players shall be in Form 16. Length of Contract T.11. Subject to the exceptions set out below, a contract between a Club and a Player may be for any period provided that its expiry date is 30 June. The exceptions to this Rule are: T.11.1.contracts with Contract Players under the age of 18 years which must not be capable of lasting for more than three years; T.11.2.contracts no greater than one month in duration (a “Monthly Contract”); and T.11.3.Week by Week Contracts. T.12. A Player under the age of 17 years may not enter into a contract of employment with a Club and may only be registered as an Academy Player. Players’ Remuneration T.13.Full details of a Player’s remuneration including all benefits to which he is entitled whether in cash or in kind shall be set out in his contract. T.14.The terms of a contract between a Club and a Player shall be strictly adhered to. T.15. If any Club acts in breach of Rule E.21, in addition to any penalty imposed under the provisions of Section W of these Rules (Disciplinary), the Board shall have power to refuse any application by that Club to register any Player until the breach has been remedied. Signing-on Fees T.16.A Signing-on Fee may be paid only to a Contract Player whose contract: T.16.1. is for a period of not less than three months; and T.16.2.is not a Monthly Contract or a Conditional Contract or a Week by Week Contract. T.17. In the case of a contract between a Club and a Player lasting for more than one year, any Signing-on Fee shall be paid in equal annual instalments. T.18. If the registration of a Contract Player is transferred when any part of his Signing-on Fee remains unpaid, a sum equal to the unpaid balance thereof shall be paid to him forthwith by the Transferor Club unless: T.18.1. the transfer is consequent upon the Contract Player’s contract having been terminated by the Transferor Club by reason of the Contract Player’s breach of its terms and conditions;

Section T: Players – Contracts Guidance For the avoidance of doubt, a sum payable in equal weekly or monthly instalments over the duration of the first year of a Contract Player’s employment will not constitute a ‘lump sum’ for the purposes of Rule T.19. 207 Image Contracts T.20.Particulars of any Image Contract Payment in respect of the Player shall be set out in the contract with his Club. T.21. No Image Contract or other agreement entered into by a Club may vary or affect the rights and obligations set out in clause 4 of Form 16 (Standard Player’s Contract) to the extent that such rights and obligations relate to rights granted to the Premier League. Signing the Contract T.22.A contract between a Club and a Player shall be signed in each case in the presence of a witness by: T.22.1.the Player; T.22.2.the Player’s Parent if the Player is under the age of 18 years; and T.22.3.an Authorised Signatory on behalf of the Club. Reporting Fines etc. T.23. A copy of any notice terminating a Player’s contract, whether given by the Club or the Player, and any notice given by a Club imposing a fine on a Player or suspending him shall be sent forthwith by the Club to the League and to The Football Association. T.18.2. the transfer is consequent upon the Contract Player’s written request to that effect; or T.18.3. the Board, on the application of either the Transferor Club or the Contract Player, otherwise decides and either party may appeal to the Premier League Appeals Committee against the decision of the Board in this respect in accordance with the provisions of Section Z of these Rules. Lump Sum Payments T.19. Unless otherwise agreed by the Board, no lump sum payment shall be paid or payable by a Club to a Player during the first year of his employment as a Contract Player with that Club save for: T.19.1. a Signing-on Fee (which must be paid in accordance with Rules T.16 to T.18); or T.19.2. a sum paid in respect of the Player’s relocation expenses not exceeding the amount from time to time permitted by HMRC to be paid for this purpose without income tax and national insurance liability.

Section T: Players – Contracts 208 Rules: Section T Submission to Board T.24. A Club shall request each Contract Player (or if he is a minor his Parent) to complete Form 17 at the same time that he signs his first contract with the Club. If he does, the Club shall submit the completed Form 17 to the Board when it submits a copy of the contract pursuant to Rule T.25. T.25.Subject to the provisions of Rules U.17, U.19, U.21 and V.11.3, Clubs shall submit to the Board copies of all contracts with Players within five days of their execution. Mutual Termination T.26. If the parties thereto agree to terminate a Player’s contract before its expiry date they shall forthwith notify The Football Association and the Board to that effect and shall provide the Board with a copy of any compromise or other agreement recording that termination within five days of its coming into full force and effect. T.27. A Club shall be at liberty at any time to reach agreement with a Contract Player to amend the terms of his contract. If such an agreement increases the Contract Player’s remuneration then, unless the agreement is made in the Close Season, it shall be a term thereof that the Contract Player’s current contract is extended by a minimum of one year. Appeal against Termination T.28. An appeal by a Player under the provisions of clause 10.3 of Form 15 or Form 16 or by a Club under the provisions of clause 11.2 of Form 15 or Form 16 shall be commenced by notice in writing addressed to the other party to the contract and to the Board. Appeal against Disciplinary Decision T.29. An appeal by a Player under the provisions of paragraph 3.3.2 of Schedule 1, Part 1, of Form 15 or Form 16 shall be commenced by notice in writing addressed to the Club and to the Board. T.30.Appeals pursuant to Rule T.28 or Rule T.29 shall be conducted in such manner as the Board may determine. T.31.The Board may allow or dismiss any such appeal and make such other order as it thinks fit. Disputes between Clubs and Players T.32. Any dispute or difference between a Club and a Player not otherwise expressly provided for in these Rules may be referred in writing by either party to the Board for consideration and adjudication in such manner as the Board may think fit. For the purpose of this Rule only, “Player” shall include one who was formerly employed by the Club with which the dispute or difference has arisen, whether or not he has been registered to play for another Club.

Section T: Players – Contracts 209 Orders for Costs T.33.The Board shall have power to make an order for costs: T.33.1.in determining appeals under Rule T.28 or Rule T.29; T.33.2.in making an adjudication under Rule T.32; and T.33.3.if any proceedings under Rule T.28 or Rule T.29 or Rule T.32, having been commenced, are withdrawn. T.34. The Board shall have power to determine the amount of any such costs which may include, without limitation, those incurred by the League in the conduct of the proceedings. T.35.The Board shall have the power, at any time during the proceedings, to order one or several interim or final payments on account of the costs of the League. T.36.Costs ordered to be paid as aforesaid shall be recoverable: T.36.1.in the case of a Club, under the provisions of Rule E.26; or T.36.2.in any other case, as a civil debt. Appeal T.37. Within 14 days of a decision of the Board given under the provisions of either Rule T.31 or Rule T.32 either party may by notice in writing appeal against such decision to the Premier League Appeals Committee whose decision shall be final. Effect of Termination T.38.Upon the termination of a Player’s contract by a Club under the provisions of clause 10.1 of Form 15 or Form 16 becoming operative or upon the termination by a Player of his contract with his Club under the provisions of clause 11.1 of Form 15 or Form 16 becoming operative, the Club shall forthwith release the Player’s registration. T.39. Except in the case of a Retired Player to whom the provisions of Rule U.29.5 apply, upon a Player’s contract being terminated by mutual consent, his Club shall retain the Player’s registration for such period (if any) and on such terms (if any) as the parties may in writing agree. Should the Player sign for another Club (or Football League club) during that period, that Club (or Football League club) shall pay to the Club retaining the registration a Compensation Fee determined, in default of agreement, by the Professional Football Compensation Committee. Testimonial Matches T.40. Notwithstanding that it has no contractual obligation to do so, a Club in its absolute discretion and with the prior written consent of the Board may, in the case of a Player who has completed 10 or more years in its service as such, permit its Stadium to be used without charge for the purposes of a testimonial match.

Section T: Players – Contracts 210 Rules: Section T

Players – Contracts, Registrations and Transfers Section U: Players – Registrations 211 Requirement for Registration U.1. A Player shall not play for a Club in a League Match unless that Club holds his registration (which shall include, in the circumstances set out in Rules U.3 and U.12, confirmation that he is eligible to play for it) with effect from at least 75 minutes before kick-off and for League Matches to be played between the close of the Summer Transfer Window and the end of the Season either: U.1.1. his name is included on the Squad List; or U.1.2. he is an Under 21 Player. U.2.A Club shall be deemed to hold the registration of a Player upon receipt of the League’s confirmation by email to that effect. U.3. If a loan of a Player (whether by Temporary Transfer or otherwise) is cancelled by mutual consent, the Player shall not play for the Club to which he is returning unless the League has confirmed to that Club that the Player is eligible to play for it. U.4. A Club shall apply to: U.4.1. include a Player on its Squad List by submitting to the Board the requisite Form; and U.4.2. remove a Player from its Squad List by submitting to the Board the requisite Form. U.5.A Player shall be deemed to have been included or removed from a Club’s Squad List on receipt of the Board’s written confirmation. U.6.Changes to a Squad List may be made: U.6.1. during the period of a Transfer Window; or U.6.2. at other times only with the permission of the Board. U.7.Each application to register a Player shall be subject to the approval of the Board. U.8.In addition to the forms and documents specifically required by these Rules, a Club shall submit to the Board: U.8.1. any contract it proposes to enter into which gives the Club or any other party to the proposed contract any rights relating to the transfer of the registration of a player at a date in the future from or to the Club or any rights relating to the employment of the player by the Club; or U.8.2. any contract it proposes to enter into, save for a Representation Contract or an Image Contract, which gives the Club or any other party to the proposed contract the right to receive payments in respect of a Player. Any such proposed contract shall be subject to the approval of the Board. In deciding whether to give such approval the Board shall have regard to (without limitation) Rules I.4 and I.7 (regarding dual interests).

Section U: Players – Registrations 212 Rules: Section U Types of Registration U.9.There shall be four types of registration governed by this Section of these Rules, namely: U.9.1. amateur; U.9.2. contract; U.9.3. Monthly Contract; and U.9.4. temporary. U.10.The registration of Academy Players shall be governed by the Youth Development Rules. International Transfer Certificate U.11. A Player who last played (or was last registered to play) for a club affiliated to a national association other than that to which the Club which is applying to register him is affiliated shall not be registered unless the League has received written confirmation from the Club’s national association that an international transfer certificate has been issued in respect of the Player. U.12. A Player who is the subject of a loan to a Club or club affiliated to a national association other than that to which the loaning Club is affiliated may not play for the loaning Club following the termination of the loan until the League has received written confirmation from the Club’s national association that an international transfer certificate has been issued in respect of his return to his Club, and the League has confirmed to the Club in writing receipt thereof and that he is eligible to play for that Club. Eligibility to Work in the United Kingdom U.13. An application to register a Player shall be accompanied by such evidence as the League may require to demonstrate that the Player may take up employment in the United Kingdom, and the League shall not confirm that he is eligible to play for the Club applying to register him until the League has received such evidence. Registration Procedure U.14. For the purpose of this Section of these Rules the New Registration of a Player shall mean his registration at a time when no other Club (or club) holds his registration either because no previous application to register the Player has been made or because a previous registration has been cancelled or has terminated or has expired. U.15. The New Registration of an Amateur Player shall be effected by completion of and submission to the Board of Form 18 signed on behalf of the Club by an Authorised Signatory. U.16.The registration of an Amateur Player is not transferable.

Section U: Players – Registrations 213 U.17.The New Registration of a Contract Player shall be effected by completion and submission to the Board of a copy of the Player’s contract. U.18.The transfer of the registration of a Contract Player shall be effected in accordance with the provisions of Rule V.11. U.19. The New Registration of a Contract Player on a Monthly Contract basis shall be effected by completion of and submission to the Board of Football Association Form G(1), signed on behalf of the Club by an Authorised Signatory, together with a copy of the Player’s contract. U.20.The transfer of the registration of a Contract Player on a Monthly Contract basis shall be effected in accordance with the provisions of Rule V.11. U.21. A Monthly Contract registration may be extended by one month by completion of and submission to the Board of Football Association Form G(1) (Extension), signed on behalf of the Club by an Authorised Signatory, and, if any changes to it have been made, a copy of the Player’s contract. U.22.The Temporary Transfer of the registration of a Contract Player and any extension thereof shall be effected in accordance with the provisions of Rules V.6 to V.10. U.23. Subject to the provisions of Rule V.1, the deadline for receipt by the Board of all duly completed documents required by these Rules to effect the registration of a Player shall be 12 noon on the last Working Day before the date of the first League Match in which the Club making the application intends him to play, save that the international transfer certificate and evidence of eligibility to take up employment in the United Kingdom (in both cases if applicable) may be provided thereafter (but must be provided before the Player is registered by the League). U.24.A Club which transfers or cancels the registration of a Player may not apply to register that Player within a year except with the prior written consent of the Board. Multiplicity of Registrations U.25.A Player shall not apply to be registered by more than one Club (or club) at any one time and the Board shall refuse any application made in breach of this Rule. Monthly Registrations U.26. There shall be no limit to the number of times a Monthly Contract registration may be extended under Rule U.21 provided that a Club intending to apply to extend the Monthly Contract registration of a Player for a third or subsequent time shall give to the Player not less than seven days’ notice of its intention to do so. U.27.Notwithstanding the provisions of Rule V.1, a Club may apply at any time to extend a Monthly Contract registration provided it has not been allowed to expire. Termination of Registrations U.28.The registration of an Amateur Player: U.28.1. shall expire at the end of the Season in which it commenced;

Section U: Players – Registrations 214 Rules: Section U U.28.2. may be terminated before its expiry by agreement to that effect between the Club and the Player, such agreement to be notified in writing forthwith by the Club to the Board; and U.28.3. may likewise be terminated by order of the Board on the application of either the Club or the Player. U.29.Subject to the provisions of Rules T.38 and T.39, a contract registration shall terminate: U.29.1. in the case of a Contract Player, upon it being transferred in accordance with Rule V.11; U.29.2. in the case of an Out of Contract Player in respect of whom the conditions set out in Rule V.17 have been satisfied, upon a Transferee Club effecting his New Registration; U.29.3. in the case of an Out of Contract Player in respect of whom the said conditions have not been satisfied, upon the expiry of his contract; U.29.4. in the case of a Contract Player, upon his contract being terminated on the ground of his permanent incapacity; and U.29.5. in the case of a Retired Player, on the expiry of a period of 30 months commencing at the end of the Season in which he stops playing competitive football. New Registrations Requiring Consent U.30. An application for the New Registration of a Contract Player whose contract has been terminated by a Club (or club) on the ground of his permanent incapacity shall be refused unless that Club (or club) consents. U.31. An application for the New Registration of a Contract Player who has received a lump sum disability benefit under the terms of the League’s personal accident insurance scheme shall be refused unless, upon being satisfied that the circumstances of such application are exceptional, the Board consents. List of Players U.32. Except as provided in Rules U.33 and U.34, after the Winter Transfer Window in each year and on or before the following third Saturday in May each Club shall confirm to the Board: U.32.1. whether the list of Players provided to it for these purposes is complete and accurate in all material particulars; U.32.2. details of any Players who are not included in the list referred to in Rule U.32.1 but who should be so included; U.32.3. in the case of each Contract Player whose registration it holds and whose contract expires on the 30 June in that year, whether or not the Club has: U.32.3.1.offered him a new contract under the provisions of Rule V.17.2; or U.32.3.2.implemented any option provision in respect of him; and

Section U: Players – Registrations 215 U.32.4. in the case of each Academy Player whose registration it holds and with whom it has entered into a Scholarship Agreement (as defined in the Youth Development Rules), whether or not the Club has: U.32.4.1. (if the Academy Player is in the second year of his Scholarship Agreement), given him written notice, pursuant to clause 4.2 of the Scholarship Agreement, of the extension of the duration thereof by one year; and U.32.4.2. (if the Academy Player is in the second or third year of his Scholarship Agreement) given him written notice, pursuant to clause 6.7 of the Scholarship Agreement, of its intention to offer him a professional contract as a Contract Player. U.33. The date by which each Club is required by Rule U.32 to give confirmation to the Board shall be extended in the case of a Club which on the third Saturday in May in any year is still participating in the F.A. Cup, the UEFA Champions League or the UEFA Europa League or has yet to play a League Match the outcome of which could affect: U.33.1. identification of the League Champions in accordance with Rule C.11; U.33.2. identification of the Clubs to be relegated in accordance with Rule C.14; or U.33.3. qualification for a UEFA Club Competition. U.34. In the circumstances mentioned in Rule U.33, the Club shall give the Board the information required by Rule U.32 within four days of the last relevant F.A. Cup match, UEFA Champions League match, UEFA Europe League match or League Match having been played. U.35.The particulars contained in Clubs’ lists of Players shall be published by the Board by the second Saturday in June in each year. Clubs Ceasing to be Members U.36. Upon a Club (in this Rule and Rule U.37 called “the Former Member”) ceasing to be a member of the League under the provisions of Rule B.6 (other than by reason of its relegation from the League in accordance with Rule C.14), the registrations of its Players (except those held in consequence of a Temporary Transfer) shall vest in the League and thereupon the League shall be at liberty to transfer those registrations as it shall think fit and shall receive any Compensation Fees to which the Former Member would otherwise have been entitled under the provisions of Section V of these Rules (Players – Transfers of Registrations). U.37. Any Compensation Fees obtained in accordance with Rule U.36 shall belong to the League and out of them the Board shall have power to make a grant to either or both of: U.37.1.any Club to which Compensation Fees are owed by the Former Member; and U.37.2.the Former Member.

Section U: Players – Registrations 216 Rules: Section U Prohibition of Third Party Investment U.38. Unless otherwise agreed by the Board and subject to Rule U.39, a Club may only make or receive a payment or incur any liability as a result of or in connection with the proposed or actual registration (whether permanent or temporary), transfer of registration or employment by it of a Player in the following circumstances: U.38.1. by payment to a Transferor Club or receipt from a Transferee Club of a Compensation Fee, Contingent Sum, Loan Fee or sell-on fee; U.38.2. by payment of levy pursuant to Rules V.38, V.39 and V.40; U.38.3. by receipt of all or part of a Compensation Fee, Contingent Sum, Loan Fee or sell-on fee, in default of payment of it by the Transferee Club from which it is due, from: U.38.3.1. a financial institution or other guarantor; U.38.3.2. the League in accordance with the provisions of these Rules; or U.38.3.3. The Football League in accordance with the provisions of the Regulations of The Football League; U.38.4. by way of remuneration (including benefits in cash or kind and Image Contract Payments) to or for the benefit of a Contract Player whose registration it holds; U.38.5. by way of an allowance permitted by Youth Development Rule 285, to an Academy Player with whom it has entered into a Scholarship Agreement (as defined in the Youth Development Rules); U.38.6. by way of payment to an Intermediary strictly in accordance with the terms of the The FA Regulations on Working with Intermediaries; U.38.7.by payment of incidental expenses arising in respect thereof; U.38.8. by payment or receipt of training compensation or solidarity payment pursuant to the FIFA Regulations for the Status and Transfer of Players and any other levies or payments payable to or by a Club pursuant to the statutes or regulations of FIFA or any other football governing body from time to time, or otherwise properly due to or from such a governing body; U.38.9. by payment of value added tax payable in respect of any of the above payments or liabilities; and U.38.10. in the case of a Transferor Club, by assignment of its entitlement to a Compensation Fee or Loan Fee to a Financial Institution. U.39. In respect of a player whom it applies to register as a Contract Player, a Club is permitted to make a payment to buy out the interest of a Person who, not being a Club or club, nevertheless has an agreement either with the club with which the player is registered, or with the player, granting it the right to receive money from a new Club or club for which that player becomes registered. Any such payment which is not dependent on the happening of a contingent event may be made either in one lump sum or in instalments provided that all such instalments are paid on or before the expiry date of the initial contract between the Club and the player. Any such payment which is payable upon the happening of a contingent event shall be payable within seven days of the happening of that event.

Section U: Players – Registrations 217 Assignment of Entitlement to Compensation Fee or Loan Fee U.40. A Club may only assign its entitlement to a Compensation Fee or Loan Fee to a Financial Institution in accordance with Rule U.38.10 where, as a condition of such assignment, the relevant Financial Institution confirms in a written agreement with the Club that it will not further assign the entitlement to a third party without the express prior written consent of the League.

Section U: Players – Registrations 218 Rules: Section U

Players – Contracts, Registrations and Transfers Section V: Players – Transfers of Registrations Guidance The Board will confirm the two issues of: (a) the date/time on which the Summer Transfer Window will open; and (b) whether or not the Summer Transfer Window will close at a date/time other than at 17:00 on the Thursday before the commencement of the relevant Season, at the first General Meeting of the preceding Season (for example, the opening and closing time and date of the 2020 Summer Transfer Window will be determined at the first General Meeting of Season 2019/20). 219 V.3. The Winter Transfer Window in any year shall commence at midnight on 31 December or at such other date and time as the Board shall determine and shall end on 31 January next if a Working Day or, if not, on the first Working Day thereafter, at a time to be determined by the Board. V.4. Outside a Transfer Window, the Board in its absolute discretion may: V.4.1. refuse an application to register a player; or V.4.2. grant an application to register a player and, if thought fit, impose conditions by which the Club making the application and the player shall be bound. Temporary Transfers V.5. A “Temporary Transfer” shall mean the transfer of a contract registration effected in accordance with Rules V.6 to V.10. V.6. Subject to the conditions set out below, a Temporary Transfer shall be permitted: V.6.1. between Clubs; and V.6.2. between a Club and a club in membership of The Football League, the National League, the Northern Premier League, the Isthmian League and the Southern League; and V.6.3. between a Club that has its registered address in Wales and a club in membership of the Welsh Premier League. Transfer Windows V.1. “Transfer Windows” means the two periods in a year during which, subject to Rule V.4, a Club may apply for: V.1.1. the New Registration of a player; V.1.2. the registration of a player transferred to it; and V.1.3. the registration of a Temporary Transfer. V.2. The Summer Transfer Window in any year shall: V.2.1. conclude at 17:00 on the Thursday before the commencement of the relevant Season or at such other date and at such other time as the Board may determine in its discretion (which will only be exercised in the event of agreement by a simple majority of Clubs on an alternative date and time); and V.2.2. commence either: (1) at midnight on the last day of the Season; or (2) at midnight on the date 12 weeks prior to the date on which it is to conclude (in accordance with Rule V.2.1, above), whichever is the later.

Section V: Players – Transfers of Registrations Guidance For the avoidance of doubt, no Club that already has two Temporary Transfers registered at the same time may be permitted to register a further player whose permanent registration is held by a Club on a ‘sub-loan’. That is to say, if a player is loaned by a club based overseas (or to which Rules V.5 to V.7 do not otherwise apply), that player cannot then be ‘sub-loaned’ by the overseas club to another Club where that Club already has two Temporary Transfers registered at that time. 220 Rules: Section V V.7. The conditions referred to in Rule V.6 are: V.7.1. a Temporary Transfer to a Club may not take place in the Transfer Window in which the Transferor Club acquired the Player’s registration; V.7.2. during the period of the Temporary Transfer of his contract registration a Player shall not play against the Transferor Club; V.7.3. if during the period of a Temporary Transfer the Player’s registration is transferred permanently from the Transferor Club to the Transferee Club, the two Clubs may agree in writing (with such agreement copied to the League) that the Player shall not play against the Transferor Club for the remainder of the Season; V.7.4. subject to any conditions imposed by the Board in the exercise of its discretion under Rule V.4.2, the minimum period of a Temporary Transfer shall be the period between two consecutive Transfer Windows and the period of a Temporary Transfer shall not extend beyond 30 June next after it was entered into, save that the Board may, in its absolute discretion, permit a Temporary Transfer to be terminated before the commencement of the second Transfer Window (subject to such conditions as the Board deems appropriate); V.7.5. the maximum number of Temporary Transfers to any one Club registrable in the same Season shall be four and in no circumstances shall more than one be from the same Transferor Club at any one time save there shall be excluded from these numbers any Temporary Transfer of the kind described in V.7.6.1 or V.7.6.2; V.7.6. not more than two Temporary Transfers shall be registered by a Club at the same time except that there shall be excluded from that number: V.7.6.1. any Temporary Transfer which become permanent; and V.7.6.2. the Temporary Transfer of a goalkeeper which in its absolute discretion the Board may allow in circumstances it considers to be exceptional; V.7.7. a Club may transfer the registration of no more than one of its goalkeepers by way of temporary Transfer to another Club each Season, subject to any further Temporary Transfer of one of its goalkeepers pursuant to Rule V.7.6.2; and V.7.8. any other conditions agreed between the Transferor Club and the Transferee Club or, in the exercise of its discretion, imposed by the Board.

Section V: Players – Transfers of Registrations An example of the circumstances in which the Board might exercise its discretion in Rule V.7.4 is where a Player subject to a Temporary Transfer is unable to represent the Club temporarily holding his registration, due to a long-term injury. In such circumstances, the Board might approve the termination of the Temporary Transfer on the condition that the Player is prohibited from making any first team appearances at the Club with which he re-registers, during the remaining period of the original Temporary Transfer. 221 V.8. The Loan Fee payable on a Temporary Transfer shall be such sum (if any) as shall have been agreed between the Transferee Club and the Transferor Club and set out in Football Association Form H.2 or H.3 (as appropriate) or in a supplementary agreement. V.9. Any Loan Fee (including any instalments thereof) shall be paid on or before the date or dates agreed between the parties, the latest of which must be no later than 30 June immediately following the conclusion of the Season in which the Temporary Transfer expired. V.10. A Temporary Transfer shall be effected by submitting to the Board Football Association Form H.2 or Form H.3 duly completed and signed on behalf of the Club by an Authorised Signatory. Contract Players V.11.The transfer of the registration of a Contract Player shall be effected in the following manner: V.11.1. the Transferor Club and the Transferee Club shall enter into a Transfer Agreement signed on behalf of each Club by an Authorised Signatory in which shall be set out full particulars of all financial and other arrangements agreed between the Transferor Club and the Transferee Club and, except as provided below, between the Transferor Club and the Contract Player in relation to the transfer of the Contract Player’s registration whether the same are to take effect upon completion of the transfer or at any time thereafter; V.11.2. any such arrangements agreed between the Transferor Club and the Contract Player to which the Transferee Club is not privy may be omitted from the Transfer Agreement provided that they are forthwith notified in writing to the Board by the Transferor Club; V.11.3. the Transfer Agreement shall be sent by the Transferee Club to the Board together with a copy of the contract entered into between the Transferee Club and the Contract Player together with (if applicable) the evidence required by Rules U.12 and U.13; and V.11.4. the Transferee Club shall pay any Compensation Fee due to the Transferor Club under the terms of the Transfer Agreement in accordance with Rule V.29 and any levy payable under Rule V.38. V.12.All transfer arrangements in respect of Contract Players are subject to the approval of the Board.

Section V: Players – Transfers of Registrations 222 Rules: Section V V.13.The Transferee Club will hold the registration of the Contract Player upon receipt of the League’s confirmation by email to that effect. Retired Players V.14. A Club that, pursuant to Rule U.29.5, holds the registration of a Retired Player who is under the age of 24 years, shall be entitled if his registration is transferred to be paid a Compensation Fee by the Transferee Club. Out of Contract Players V.15.An Out of Contract Player may seek to be registered by any Transferee Club. V.16. Upon receiving a formal written offer to effect the New Registration of an Out of Contract Player whose registration it holds, a Club shall forthwith notify the Player and the Board in writing to that effect. V.17. Provided that the following conditions are satisfied, a Compensation Fee shall be paid to a Transferor Club by a Transferee Club upon effecting the New Registration of an Out of Contract Player: V.17.1. the Out of Contract Player in question must be under the age of 24 years as at the 30 June in the year his contract of employment with a Club has expired; V.17.2. on or before the third Saturday in May in the year in which the Player’s contract is to expire or, in the circumstances mentioned in Rule U.33, within four Working Days of the last relevant F.A. Cup match, UEFA Champions League match, UEFA Europa League match or League Match in that year having been played, the Transferor Club must send to the Player Form 19 offering him a new contract on the terms therein set out, which must be no less favourable than those in his current contract; V.17.3. any offer made on Form 19 by a Club to a Player under the provisions of Rule V.17.2 shall remain open and capable of acceptance by the Player for a period of one month from the date upon which it was sent by the Club by ordinary first class post to his usual or last known address; and V.17.4. a copy of Form 19 must be sent forthwith to the Board. V.18. Contract terms shall be deemed to be no less favourable if, disregarding any provision for a Signing-on Fee in the Player’s current contract which is stated to be a once only payment, they are at least equal in value to the most favourable terms to which the Player was or is entitled in any year of his current contract. The Player’s Options V.19.Upon receiving an offer on Form 19 a Player may either: V.19.1. accept the same within one month of its date and enter into a new contract with his Club in the terms offered; or V.19.2. decline it in writing.

Section V: Players – Transfers of Registrations 223 V.20. If the Player considers that the terms offered by his Club and set out in Form 19 are less favourable than those in his current contract, he may give notice to that effect to his Club and the Board in Form 20 and apply for a free transfer. V.21.Such application shall be determined by the Board and if it succeeds: V.21.1.the Player’s Club will not be entitled to a Compensation Fee upon a Transferee Club effecting his New Registration; and V.21.2.the Player will receive severance pay in accordance with his contract. The Club’s Options V.22.If a Club makes an offer to a Player on Form 21 and the Player declines it, upon the expiry of the Player’s contract the Club may either: V.22.1. enter into a Conditional Contract with the Player in such financial terms as may be agreed; V.22.2. enter into a Week by Week Contract with the Player; or V.22.3. if neither a Conditional Contract nor a Week by Week Contract has been entered into or a Week by Week Contract has been determined by the Club, continue to pay the Player the amount of the basic wage under his expired contract, and in any such case the Club shall be entitled to a Compensation Fee upon a Transferee Club effecting the Player’s New Registration provided he then remains under the age of 24 years and the other conditions set out in Rule V.17 have been satisfied. V.23. The financial terms of a Week by Week Contract shall be those contained in the Player’s expired contract, excluding any Signing-on Fee, except that the Player shall be entitled to receive such incentives (if any) as are payable by the Club to its Contract Players with effect from the date of his new contract. V.24. An Out of Contract Player who continues to receive from his Club the amount of his basic wage under the provisions of Rule V.22.3 shall not be entitled to play for that Club. If such Out of Contract Player unreasonably refuses an offer of employment by another Club (or club), his Club may make application to the Premier League Appeals Committee for an order that payments to the Out of Contract Player may cease without affecting his Club’s entitlement to a Compensation Fee. V.25. A Club which having continued to pay the Player the amount of his basic wage under Rule V.22.3 intends to cease making such payments shall give to the Player two weeks’ notice to that effect and upon a Transferee Club effecting the Player’s New Registration the Club shall not be entitled to a Compensation Fee. The Compensation Fee V.26. The Compensation Fee payable by a Transferee Club to a Transferor Club upon the transfer of the registration of a Contract Player to the Transferee Club shall be such sum as shall have been agreed between the Transferee Club and the Transferor Club and set out in the Transfer Agreement.

Section V: Players – Transfers of Registrations 224 Rules: Section V V.27. The Compensation Fee likewise payable in respect of an Out of Contract Player under the provisions of Rule V.17 shall be: V.27.1. such sum as shall have been agreed between the Transferee Club and the Transferor Club or in default of agreement; or V.27.2. such sum as the Professional Football Compensation Committee on the application of either Club shall determine. V.28. A Club which is a Transferor Club shall provide to any previous Club or Football League club with which a Player was registered, and which has a right to sell-on fee in respect of any transfer of that Player, full details of any Compensation Fee and Contingent Sum(s) to which it becomes entitled. The Club receiving the information shall not disclose or divulge it directly or indirectly to any third party without the prior written consent of the Transferor Club save to statutory and regulatory authorities or as may be required by law or to its auditors. Method of Payment V.29. Subject to Rules V.30 and V.35, all Compensation Fees, Loan Fees (including in both cases instalments thereof) and Contingent Sums payable to a Club or to a Football League club shall be paid (together in each case with value added tax at the then current rate) by the Transferee Club into the Compensation Fee Account by telegraphic transfer or by such other means as the Board may from time to time direct. V.30.If a Club assigns its entitlement to a Compensation Fee or Loan Fee instalment pursuant to Rule U.38.10: V.30.1. it shall procure by means of a legally enforceable agreement that monies payable by virtue of the assignment are paid into the Compensation Fee Account by the assignee; and V.30.2. it shall irrevocably and unconditionally instruct the Transferee Club to pay such monies to the assignee upon their becoming due. V.31. Subject to Rule V.37.2, forthwith upon receiving monies into the Compensation Fee Account the Board shall pay the same to the Transferor Club entitled to receive them. V.32. A Transfer Agreement shall provide that the agreed Compensation Fee together with value added tax at the then current rate shall be paid on or before the expiry date of the initial contract between the Transferee Club and the Contract Player. Compensation Fee instalments shall be paid on or before the dates set out in the Transfer Agreement (and if any such date is not a Working Day then the instalment shall be paid on the Working Day which immediately precedes that date). V.33. Where any Compensation Fee payable under the provisions of Rule V.17 is not agreed between the Transferee Club and the Transferor Club, the Transferee Club shall upon applying to register the Out of Contract Player pay into the Compensation Fee Account at least half the Compensation Fee offered to the Transferor Club and the balance shall likewise be paid as determined by the Professional Football Compensation Committee under Rule V.27.2.

Section V: Players – Transfers of Registrations 225 V.34. If the registration of a Player is further transferred before the Compensation Fee in respect of an earlier transfer is paid in full, the Transferee Club in that earlier transfer shall forthwith pay the balance of such Compensation Fee into the Compensation Fee Account, save: V.34.1. where it has received an instruction in accordance with Rule V.30.2, in which case it shall pay such balance to the assignee named in the instruction on the date or dates when it becomes due under the Transfer Agreement pursuant to which it acquired the registration of the Player; or V.34.2. where the Board expressly approves an alternative arrangement for the payment of the balance of the Compensation Fee into the Compensation Fee Account. V.35. An agreement for an International Transfer and a Transfer Agreement with a Transferor Club which is not in membership of the League or The Football League shall provide that the Compensation Fee, any instalments thereof and any Contingent Sums payable by the Transferee Club shall be paid (together with any value added tax payable in respect thereof) to The Football Association by telegraphic transfer or by such other means as the Board may from time to time direct for payment to the Transferor Club in accordance with The Football Association Rules. V.36. Upon the happening of a contingent event resulting in a Contingent Sum (including for the avoidance of doubt, contingent compensation payable pursuant to the Youth Development Rules) becoming payable: V.36.1. in the case of an International Transfer, the Transferee Club shall forthwith inform the Transferor Club in writing to that effect and shall pay such Contingent Sum by the date stipulated in the transfer agreement (which must be no later than the following 31 July) in accordance with Rule V.35; and V.36.2. in every other case, the Transferee Club shall forthwith inform the Transferor Club to that effect on Form 21 and shall pay such Contingent Sum by the date stipulated in the transfer agreement (which must be no later than the following 31 July) in accordance with Rule V.29. V.37. If any Transferee Club acts in breach of Rules V.29 or V.32 to V.36 inclusive: V.37.1. the Board shall have power to refuse any application by that Transferee Club to register any Player until any sums then payable to its Transferor Club are paid; V.37.2. the Board shall have the power set out at Rule E.29; V.37.3. the Board shall have power to impose a penalty in accordance with the tariff of applicable penalties which it shall from time to time notify to Clubs; and V.37.4. that Transferee Club shall pay to its Transferor Club interest on any part of a Compensation Fee or Contingent Sum not paid on its due date at the rate of five per cent over the base rate from time to time of Barclays Bank Plc from that date until the date of payment together with such other penalty as the Board in its discretion may decide.

Section V: Players – Transfers of Registrations Guidance Where in the case of a proposed transfer of the type referred to in Rule V.40, above, the Board is of the view that the financial value attributed to either of the Players is materially below that Player’s true transfer value (with the effect that a reduced sum is payable by way of levy), the Board will request that the Transferor Club(s) restate(s) the declared transfer value and may exercise its power under Rule V.12 if necessary. 226 Rules: Section V V.41. The sums received by the League by way of levy shall be used to pay premiums due under the Professional Footballers’ Pension Scheme and any surplus shall be added to the Professional Game Youth Fund. Transfer Levy V.38. Subject to Rule V.39, upon payment of a Compensation Fee, a Contingent Sum or a payment made pursuant to Rule U.39, a Club shall forthwith pay to the League a levy equal to four per cent of the sum paid (net of any value added tax) and in the case of a Compensation Fee payable by instalments, the levy upon the whole of it shall be paid as aforesaid upon the Transferee Club applying to register the Player to which it relates. V.39. Levy shall not be payable on a Loan Fee unless the registration of the Contract Player who is the subject of the Temporary Transfer is transferred on a permanent basis from the Transferor Club to the Transferee Club during, or within four months of the expiry of, the Temporary Transfer, in which case a levy equal to four per cent of the aggregate of any Loan Fee and Compensation Fee shall be paid to the League. V.40. Where a Transferee Club registers a Player and the relevant consideration tendered by the Transferor Club includes the registration of another Player or some other form of non-financial consideration or value-in-kind, the Transferee Club and Transferor Club shall attribute a financial value to the Player(s) transferred, which shall be noted in the Transfer Agreement(s), and upon which a levy equal to four per cent of such value shall be paid in each case.

Disciplinary and Dispute Resolution Section W: Disciplinary 227 Power of Inquiry W.1.The Board shall have power to inquire into any suspected or alleged breach of these Rules and for that purpose may require: W.1.1.any Manager, Match Official, Official or Player to appear before it to answer questions and/or provide information; and W.1.2.any such Person or any Club to produce documents. W.2. Any Manager, Match Official, Official or Player who fails to appear before or to produce documents to the Board when required to do so under Rule W.1 shall be in breach of these Rules. Board’s Disciplinary Powers W.3.The Board shall have power to deal with any suspected or alleged breach of these Rules by either: W.3.1.issuing a reprimand; W.3.2. imposing a fixed penalty or other sanction where such provision is made in these Rules; W.3.3.exercising its summary jurisdiction; W.3.4.referring the matter to a Commission appointed under Rule W.21; W.3.5.referring the matter to The Football Association for determination under The Football Association Rules; or W.3.6. concluding an agreement in writing with that Person in which it accepts a sanction (which may include any of the sanctions referred to at Rule W.55) proposed by the Board. Fixed Penalty Procedure W.4. Upon being satisfied that a fixed penalty is payable under the provisions of these Rules, the Board shall give notice in Form 22 to the Club or Person by whom it is payable. W.5.Within 14 days of the date of a notice in Form 22 the Club or Person to whom it is addressed must either: W.5.1.pay the fixed penalty; or W.5.2.appeal under the provisions of Rule W.62.1 against the imposition of the same. W.6. Failure to pay a fixed penalty as provided in Rule W.5.1 or within seven days, upon an appeal against the same being dismissed, shall in either case constitute a breach of these Rules. Summary Jurisdiction W.7. The Board’s summary jurisdiction shall extend to any suspected or alleged breach of these Rules (other than a breach for which a fixed penalty is prescribed) which in its absolute discretion the Board considers should not be referred to a Commission under Rule W.3.4 or to The Football Association under Rule W.3.5.

Section W: Disciplinary 228 Rules: Section W W.8. In exercising its summary jurisdiction the Board shall be entitled to impose a fine not exceeding £25,000 or, in the case of a breach of these Rules by a Manager, such sum as may be set out in any tariff of fines, or other penalty, agreed in writing between the Board and the League Managers Association. The Board shall also be entitled to suspend any portion of any fine imposed in accordance with this Rule W.8. W.9.The Board shall exercise its summary jurisdiction by giving notice in Form 23 to the Club or Person allegedly in breach. W.10.Within 14 days of the date of a notice in Form 23, the Club or Person to whom it is addressed must either: W.10.1. submit to the Board’s jurisdiction and pay the fine imposed; or W.10.2. elect to be dealt with by a Commission. W.11.Failure to comply with the requirement contained in a notice in Form 23 shall constitute a breach of these Rules. Provision of Information W.12. It shall be no answer to a request from the Board to disclose documents or information pursuant to Rule W.1 that such documents or information requested are confidential. All Clubs and Persons subject to these Rules must ensure that any other obligations of confidentiality assumed are made expressly subject to the League’s right of inquiry under these Rules. No Club or Person shall be under an obligation to disclose any documents rendered confidential by either the order of a court of competent jurisdiction or by statute or statutory instrument. W.13.All Persons who are requested to assist pursuant to Rule W.1 shall provide full, complete and prompt assistance to the Board in its exercise of its power of inquiry. The Panel W.14. Subject in each case to the approval of Clubs in General Meeting, the Board shall establish a panel of such number of Persons as it shall think fit (the “Panel”), each of whom shall be eligible to sit as either: W.14.1. a member of an appeal tribunal appointed under the provisions of Rule E.43 or Rule F.16; W.14.2. a member of a Commission; W.14.3. in the case of an arbitration under Rule P.12 and Section Y of these Rules, as a member of a Managers’ Arbitration Tribunal; or W.14.4. in the case of an arbitration under Section X of these Rules (Arbitration), as a member of an arbitral tribunal. W.15.The Panel shall include: W.15.1. authorised insolvency practitioners eligible under Rule E.43 to sit as a member of an appeal tribunal appointed thereunder; W.15.2. legally qualified persons eligible: W.15.2.1. under Rule E.43 or Rule F.16 to sit as chairmen of appeal tribunals appointed thereunder;

Section W: Disciplinary 229 W.15.2.2. under Rule Y.7 to sit as chairmen of Managers’ Arbitration Tribunals; W.15.2.3. under Rule W.21 to sit as chairmen of Commissions; W.15.2.4. under Rule X.11 as chairmen of arbitral tribunals other than Managers’ Arbitration Tribunals; or W.15.2.5. under Rule X.15 as a single arbitrator; and persons who have held judicial office eligible under Rule W.63 to sit as chairmen of Appeals Boards; and W.15.3. Persons who hold nationally recognised qualifications as accountants or auditors, who shall be eligible to be members of Commissions appointed to determine suspected or alleged breaches of Rules E.53 to E.59. W.16.The Panel shall not include members of the Board or Officials but may include members of The Football Association council who are not Officials. W.17. Subject to Rules W.18 and W.19, the term of office of each member of the Panel shall be three years (and for the avoidance of doubt at the end of that term a member of the Panel may be re-appointed as such pursuant to Rule W.14). W.18. A member of the Panel appointed for any purpose provided by these Rules may continue to act on the matter for which he was so appointed notwithstanding that his term of office has expired pursuant to Rule W.17 since his appointment. W.19.Subject to Rule W.20, the term of office of a member of the Panel shall be terminated by the Board forthwith if: W.19.1. he is or becomes subject to any of the matters set out in Rule F.1; W.19.2. circumstances exist that give rise to justifiable doubts as to whether he can discharge the duties of a member of the Panel impartially; W.19.3. he is physically or mentally incapable of discharging the duties of a member of the Panel; and/or W.19.4. he has refused or failed: W.19.4.1. properly to conduct proceedings pursuant to these Rules; or W.19.4.2. to use all reasonable dispatch in conducting such proceedings, and in either case substantial injustice has as a result been caused to a party to such proceedings. W.20. If a member of the Panel whose term of office is terminated by the Board pursuant to Rule W.19 wishes to challenge that termination, he may do so solely by way of commencing arbitration proceedings pursuant to Rule X.6. Appointing a Commission W.21. A Commission shall be appointed by the Board and shall comprise three members of the Panel of whom one, who shall be legally qualified, shall sit as chairman of the Commission.

Section W: Disciplinary 230 Rules: Section W W.22. A Commission appointed to deal with a suspected or alleged breach of Rules E.53 to E.59 shall include at least one member of the Panel qualified as set out in Rule W.15.3 (but who shall not sit as the chairman of the Commission, who shall be legally qualified as set out in Rule W.21). W.23. Without prejudice to Rule W.21, where both parties are in agreement that the proceedings should be determined by a single member (rather than three members) of the Panel, the Board shall appoint a one-person Commission for that purpose. In such circumstances, this Section of the Rules shall be interpreted on the basis that the Commission comprises a single individual, who shall undertake the duties of chairman of the Commission. Commission Procedures W.24.The parties to proceedings before a Commission shall be: W.24.1. the Board; and W.24.2. the Club, Manager, Match Official, Official or Player allegedly in breach of these Rules (the “Respondent”). W.25.Proceedings before a Commission shall be commenced by a written complaint which shall be drafted by or on behalf of the Board. W.26. The complaint shall be in Form 24 and shall identify the Rule(s) allegedly breached, it shall contain a summary of the facts alleged and it shall have annexed to it copies of any documents relied upon by the Board in support of the complaint. W.27. The complaint shall be sent by recorded delivery post by the Board to the Respondent. In the case of a Respondent who is a Manager, an Official or a Player it shall be sent to him care of his Club. A complaint shall be deemed to have been received by a Respondent on the third day after the date of posting. No defect in the service of a complaint shall invalidate all or any part of the proceedings if it can be shown that it is likely that the complaint has come to the attention of the Respondent. W.28. At any stage the Commission may indicate (either of its own accord or as a result of representations from a Person, Club (or club) and in any event in its sole discretion), that if the complaint is upheld, it may wish to exercise its power under Rule W.55.5 to award compensation to any Person or to any Club (or club). If the Commission so indicates, it shall notify the parties to the proceedings and the relevant Person, Club (or club) of this fact. The Commission may then make appropriate directions as to the receipt of evidence of loss from the relevant Person, Club (or club) as well as directions on the receipt of evidence in response from the parties to the proceedings.

Section W: Disciplinary 231 W.29. Where (in proceedings in which the Respondent is a Club or Relegated Club) the Commission makes the indication referred to at Rule W.28, above, and after having heard evidence from both parties subsequently determines that no compensation is to be awarded in accordance with Rule W.55.5, the Club (or Relegated Club) claiming compensation in such circumstances may appeal that determination to an Appeal Board. If it fails to do so (or if the Appeal Board dismisses any such appeal) the Club (or Relegated Club) will not be able to bring any further claim of any kind (whether for compensation, in damages or otherwise) against the Respondent Club arising out of the breach of these Rules in respect of which the Commission was appointed. W.30. Within 14 days of receipt of the complaint (or such shorter time as a Commission may order pursuant to Rule W.32) the Respondent shall send to the Board by recorded delivery post a written answer in Form 25 in which the Respondent: W.30.1. shall either admit or deny the complaint; and W.30.2. may request that the complaint shall be determined by written representations in which case, if the complaint is denied, the written representations shall be contained in the answer. W.31. The Board shall respond in writing to any request that the matter be determined by written representations within 14 days of receipt of the answer (or such shorter time as a Commission may order pursuant to Rule W.32), and if the request is denied the complaint shall be determined at a hearing. W.32. The Commission shall have the power to amend the time periods set out in Rules W.30 and W.31 if there is a compelling reason why the proceedings before the Commission need to be concluded expeditiously and/or the parties are in agreement in respect of such amendment. W.33. If the complaint is admitted, the Respondent may include in the answer details of any mitigating factors (together with any supporting evidence) that it wishes to be taken into account by the Commission. W.34.If the complaint is denied, the Respondent’s reasons shall be set out in the answer and copies of any documents on which the Respondent relies shall be annexed. W.35.Documentary evidence shall be admissible whether or not copies are attached to the complaint or the answer as long as such documents are: W.35.1. relevant; and W.35.2. submitted by a party to the Commission in sufficient time before the hearing, such that neither party will be prejudiced by their submission. W.36. The Board shall provide a copy of the answer to the chairman of the Commission together with a copy of its response to any request for determination by written representations. W.37. If the Respondent fails to send an answer in accordance with Rule W.30, the Respondent shall be deemed to have denied the complaint which shall be determined at a hearing.

Section W: Disciplinary 232 Rules: Section W W.38. If the complaint is to be determined by written representations, forthwith upon receipt of the answer the chairman of the Commission shall convene a meeting of its members for that purpose. W.39. If the complaint is to be determined at a hearing, the chairman of the Commission may give directions for the future conduct of the complaint addressed in writing to the parties or require the parties to attend a directions hearing. W.40.A directions hearing shall be conducted by the chairman of the Commission sitting alone. He may give such directions as he thinks fit including directions for: W.40.1. the Board to give further particulars of the complaint; W.40.2. the Respondent to give further particulars of the answer; W.40.3. either or both parties to produce and exchange documents; W.40.4. the submission of expert evidence; W.40.5. lists of witnesses and lodging and exchange of witness statements; W.40.6. witnesses to be summoned to attend the hearing; W.40.7. prior notice to be given of any authorities relied on by the parties; W.40.8. the parties to lodge and exchange an outline of their submissions; and/or W.40.9. the assessment of the entitlement to and amount of compensation that may be ordered pursuant to Rule W.55.5. W.41.Notice of the date, time and place of the hearing shall be given in writing to the parties by the chairman of the Commission. W.42.If the Board or its representative fails to attend the hearing, the chairman of the Commission may either adjourn it or proceed in the Board’s absence. W.43.If the Respondent fails to attend the hearing, it shall proceed in the absence of the Respondent. W.44.Any witness who is bound by these Rules, and who having been summoned by a Commission to attend a hearing fails to do so, shall be in breach of these Rules. W.45.The chairman of the Commission shall have an overriding discretion as to the manner in which a hearing is conducted but, subject thereto: W.45.1. where the complaint has been admitted, he shall invite the Board or its representative to outline the facts of the complaint and shall give the Respondent the opportunity to provide further details of any mitigating factors contained in the answer; W.45.2. where the complaint has been denied, witnesses shall be taken through their evidence in chief by the party tendering such evidence and may be subject to cross-examination by the opposing party (at its option) and re-examination if required. Witnesses may also be examined by the chairman of the Commission and its members;

Section W: Disciplinary 233 W.45.3. the parties shall be permitted to put questions to witnesses; W.45.4. witnesses may be examined on oath; and W.45.5. at the conclusion of the evidence the parties shall each be invited to address the Commission. W.46.The chairman of a Commission may order that a transcript of the proceedings be taken. W.47.The proceedings of a Commission shall be conducted in private. W.48.The Board shall have the burden of proving the complaint. The standard of proof shall be on a balance of probabilities. W.49.The Commission shall make its decision unanimously or by majority. No member of the Commission may abstain. W.50. In the case of a determination by written representations the Commission’s decision shall forthwith be communicated in writing by the chairman of the Commission to the parties. W.51. In the case of a determination at a hearing the Commission’s decision shall be announced as soon as practicable thereafter and if possible at the end of the hearing and shall be confirmed in writing by the chairman of the Commission to the parties. W.52. In either case, unless the parties otherwise agree, the Commission shall give its reasons for its decision. In the event of a majority decision no minority or dissenting opinion shall be produced or published. W.53.Members of a Commission shall be entitled to receive from the League a reasonable sum by way of fees and expenses. Commission’s Powers W.54.Upon finding a complaint to have been proved the Commission shall invite the Respondent to place any mitigating factors before the Commission. W.55.Having heard and considered such mitigating factors (if any) the Commission may: W.55.1. reprimand the Respondent; W.55.2. impose upon the Respondent a fine unlimited in amount and suspend any part thereof; W.55.3. in the case of a Respondent who is a Manager, Match Official, Official or Player, suspend him from operating as such for such period as it shall think fit; W.55.4. in the case of a Respondent which is a Club: W.55.4.1. suspend it from playing in League Matches or any matches in competitions which form part of the Games Programmes or Professional Development Leagues (as those terms are defined in the Youth Development Rules) for such period as it thinks fit;

Section W: Disciplinary 234 Rules: Section W W.55.4.2. deduct points scored or to be scored in League Matches or such other matches as are referred to in Rule W.55.4.1; W.55.4.3. recommend that the Board orders that a League Match or such other match as is referred to in Rule W.55.4.1 be replayed; W.55.4.4. recommend that the League expels the Respondent from membership in accordance with the provisions of Rule B.7; W.55.5. order the Respondent to pay compensation unlimited in amount to any Person or to any Club (or club); W.55.6. cancel or refuse the registration of a Player registered or attempted to be registered in contravention of these Rules; W.55.7. impose upon the Respondent any combination of the foregoing or such other penalty as it shall think fit; W.55.8. order the Respondent to pay such sum by way of costs as it shall think fit which may include the fees and expenses of members of the Commission paid or payable under Rule W.53; and W.55.9. make such other order as it thinks fit. W.56. Where a Person, Club (or club) has been invited to address the Commission on compensation, in accordance with Rules W.28 and W.29, the Commission may adjourn the hearing to allow all relevant parties to make submissions, or if it considers that it is in the interest of justice that the determination of the complaint be resolved before the issue of compensation is addressed, direct that a further hearing take place on the issue of compensation after the complaint has been determined. W.57. A Person, Club (or club) invited to make submissions on compensation shall be entitled to be present at the hearing, but may only make submissions or advance evidence or question witnesses if and to the extent that the chairman of the Commission gives it leave. W.58.If the Board fails to prove a complaint a Commission may order the League to pay to the Respondent such sum by way of costs as it shall think fit. W.59. Where a Respondent Club is suspended from playing in League Matches or any matches in competitions which form part of the Games Programme or Professional Development Leagues (as those terms are defined in the Youth Development Rules) under the provisions of Rule W.55.4.1, its opponents in such matches which should have been played during the period of suspension, unless a Commission otherwise orders, shall be deemed to have won them. W.60.Fines and costs shall be recoverable by the Board as a civil debt; compensation shall likewise be recoverable by the Person or Club entitled to receive it. W.61. Fines recovered by the Board shall be used towards the operating expenses of the League or, at the discretion of the Board, towards charitable purposes. Costs recovered by the Board shall be used to defray the costs of the Commission.

Section W: Disciplinary 235 Appeals W.62.A Club (or club) or Person aggrieved by: W.62.1. the decision of the Board to impose a fixed penalty; or W.62.2. the decision of a Commission before which such Club or Person appeared as Respondent; or W.62.3. the amount of compensation (if any) which a Commission has, pursuant to Rule W.55.5, ordered either that it shall pay or that shall be paid in its favour, may appeal in accordance with the provisions of these Rules against the decision, the penalty or the amount of compensation (as appropriate). W.63. An appeal shall lie to an Appeal Board which shall be appointed by the Board and, subject to Rule W.64, shall comprise three members of the Panel of whom one, who shall have held judicial office, shall sit as chairman of the Appeal Board. W.64.No member of the Panel shall be appointed to an Appeal Board to hear an appeal against the decision of a Commission of which he was a member. W.65.The parties to an appeal shall be: W.65.1. a Respondent to a complaint; and/or W.65.2. a Person, Club or club pursuant to Rule W.62.3; and/or W.65.3. the Board. W.66.An appeal against the decision of the Board to impose a fixed penalty shall be in Form 26. W.67.An appeal against the decision of a Commission shall be in Form 27. W.68. An appeal shall be commenced by the appellant sending or delivering to the Board Form 26 or Form 27, as the case may be, so that it receives the same together with a deposit of £1,000 within 14 days of the date of the decision appealed against (time being of the essence) unless the Appeal Board orders a lesser period pursuant to Rule W.69. W.69. The Appeal Board shall have the power to abridge the time period set out in Rule W.68 if there is a compelling reason why the proceedings before the Appeal Board need to be concluded expeditiously. W.70. The Appeal Board may give directions as it thinks fit for the future conduct of the appeal, addressed in writing to the parties, or require the parties to attend a directions hearing. W.71. Any party to an appeal may apply for permission to adduce evidence that was not adduced before the Commission that heard the complaint. Such permission shall only be granted if it can be shown that the evidence was not available to the party and could not have been obtained by such party with reasonable diligence, at the time at which the Commission heard the complaint.

Section W: Disciplinary 236 Rules: Section W W.72.Notice of the date, time and place of the appeal hearing shall be given in writing to the parties by the chairman of the Appeal Board. W.73.If a party fails, refuses or is unable to attend the hearing the Appeal Board may either adjourn it or proceed in the party’s absence. W.74. Except in cases in which the Appeal Board gives leave to adduce fresh evidence pursuant to Rule W.71, an appeal shall be by way of a review of the evidence adduced before the Commission and the parties shall be entitled to make oral representations. Subject to the foregoing provisions of this Rule, the Appeal Board shall have an overriding discretion as to the manner in which the hearing is conducted. W.75. The Appeal Board may permit the appellant (whether a Person, Club or club pursuant to Rule W.62.3) at any time to withdraw the appeal on such terms as to costs and otherwise as the Appeal Board shall determine. W.76.The Appeal Board shall make its decision unanimously or by majority. No member of the Appeal Board may abstain. W.77. The Appeal Board’s decision shall be announced as soon as practicable after the appeal hearing and if possible at the end thereof and shall be confirmed in writing by the chairman of the Appeal Board to the parties, giving reasons. If the decision reached by the Appeal Board was by a majority, no minority or dissenting opinion shall be produced or published. W.78.Members of an Appeal Board shall be entitled to receive from the League a reasonable sum by way of fees and expenses. Appeal Board’s Powers W.79.Upon the hearing of an appeal, an Appeal Board may: W.79.1. allow the appeal; W.79.2. dismiss the appeal; W.79.3. except in the case of a fixed penalty, vary any penalty imposed or order made at first instance; W.79.4. vary or discharge any order for compensation made by the Commission; W.79.5. order the deposit to be forfeited to the League or repaid to the appellant; W.79.6. order a party to pay or contribute to the costs of the appeal including the fees and expenses of members of the Appeal Board paid or payable under Rule W.78; W.79.7. remit the matter back to the Commission with directions as to its future disposal; or W.79.8. make such other order as it thinks fit. W.80.Subject to the provisions of Section X of these Rules (Arbitration), the decision of an Appeal Board shall be final.

Section W: Disciplinary 237 Admissibility of Evidence W.81. In the exercise of their powers under this Section of these Rules, a Commission or an Appeal Board shall not be bound by judicial rules governing the admissibility of evidence. Instead, facts relating to a breach of these Rules may be established by any reliable means. Legal Representation W.82. The parties to proceedings before a Commission or an Appeal Board shall be entitled to be represented by a solicitor or counsel provided that they shall have given to the other party and to the chairman of the Commission or of the Appeal Board as the case may be 14 days’ prior written notice to that effect identifying the solicitor or counsel instructed. Publication and Privilege W.83. Without prejudice in any event to any form of privilege available in respect of any such publication, whether pursuant to the Defamation Act 2013 or otherwise, the Board, a Commission and an Appeal Board shall be entitled to publish reports of their proceedings (including details of any submissions, oral or written statements or other evidence adduced in those proceedings), whether or not they reflect adversely on the character or conduct of any Club, Manager, Match Official, Official or Player. All Clubs and Persons bound by these Rules (and any Person required to observe these Rules as a result of any obligation whether to the League or to any third party) shall be deemed to have provided their full and irrevocable consent to such publication.

Section W: Disciplinary 238 Rules: Section W

Disciplinary and Dispute Resolution Section X : Arbitration 239 Definitions X.1. In this Section of these Rules: X.1.1.“the Act” means the Arbitration Act 1996 or any re-enactment or amendment thereof for the time being in force; X.1.2. “party” means a party to the arbitration; X.1.3. “the tribunal” means the arbitral tribunal; and X.1.4. “the chairman” means the chairman of the tribunal. Agreement to Arbitrate X.2. Membership of the League shall constitute an agreement in writing between the League and Clubs and between each Club for the purposes of section 5 of the Act in the following terms: X.2.1. to submit all disputes which arise between them (including in the case of a Relegated Club any dispute between it and a Club or the League, the cause of action of which arose while the Relegated Club was a member of the League), whether arising out of these Rules or otherwise, to final and binding arbitration in accordance with the provisions of the Act and this Section of these Rules; X.2.2. that the seat of each such arbitration shall be in England and Wales; X.2.3. that the issues in each such arbitration shall be decided in accordance with English law; and X.2.4. that no other system or mode of arbitration will be invoked to resolve any such dispute. X.3. Disputes under these Rules will be deemed to fall into one of three categories, being: X.3.1. disputes arising from decisions of Commissions or Appeal Boards made pursuant to Rules W.1 to W.83 (Disciplinary) of these Rules (“Disciplinary Disputes”); X.3.2. disputes arising from the exercise of the Board’s discretion (“Board Disputes”); and X.3.3. other disputes arising from these Rules or otherwise. X.4. In the case of a Disciplinary Dispute, the only grounds for review of a decision of a Commission or Appeal Board by way of arbitration under this Section X shall be that the decision was: X.4.1. reached outside of the jurisdiction of the body that made the decision; X.4.2. reached as a result of fraud, malice or bad faith; X.4.3. reached as a result of procedural errors so great that the rights of the applicant have been clearly and substantially prejudiced; X.4.4. reached as a result of a perverse interpretation of the law; or X.4.5. one which could not reasonably have been reached by any Commission or Appeal Board which had applied its mind properly to the facts of the case.

Section X: Arbitration 240 Rules: Section X X.5. In the case of a Board Dispute, the only grounds for review shall be that the decision: X.5.1. was reached outside the jurisdiction of the Board; X.5.2. could not have been reached by any reasonable Board which had applied its mind properly to the issues to be decided; X.5.3. was reached as a result of fraud, malice or bad faith; or X.5.4. was contrary to English law; and directly and foreseeably prejudices the interests of a Person or Persons who were in the contemplation of the Board at the time that the decision was made as being directly affected by it and who suffer loss as a result of that decision. Standing X.6. A Person who is not a party to a Disciplinary Dispute or a Board Dispute may not invoke these arbitration provisions in respect of such a dispute, unless that party can show that they are sufficiently affected by the outcome of the dispute that it is right and proper for them to have standing before the tribunal. Commencement of the Arbitration X.7. An arbitration shall be deemed to have commenced (and for the purpose of Rule X.2 a dispute shall be deemed to have arisen) upon the party requesting an arbitration serving upon the other party a request in Form 28. X.8. The party requesting an arbitration shall send a copy of Form 28 to the Board who shall forthwith send to each party particulars of those individuals who are members of the Panel. Appointing the Arbitrators X.9. Subject to Rule X.15, the tribunal shall comprise three members of the Panel and there shall be no umpire. X.10. Within 14 days of the Board sending particulars of the Panel pursuant to Rule X.8 each party shall by notice in Form 29 addressed to the Board appoint one Panel member to act as an arbitrator in the arbitration requested. X.11. Within 14 days of their appointment the two arbitrators so appointed shall appoint the third arbitrator who shall be a legally qualified member of the Panel and who shall sit as chairman. If the two arbitrators so appointed fail to agree on the appointment of the third arbitrator the Board (or The Football Association if the League is a party) shall make the appointment giving notice in writing to that effect to each party.

Section X: Arbitration 241 X.12. If a party, other than the League or a Club, does not wish to appoint a member of the Panel as their nominated arbitrator, they may nominate some other Person provided that: X.12.1. the Person they nominate is a solicitor of no less than 10 years’ admission or a barrister of no less than 10 years’ call; and X.12.2. such Person is independent of the party appointing him and able to render an impartial decision. X.13. If a party refuses or fails to appoint an arbitrator when it is obliged to do so in accordance with these Rules the Board (or The Football Association if the League is a party) shall make the appointment giving notice in writing to that effect to each party. X.14. Upon appointment all arbitrators must sign a statement of impartiality. Any arbitrator not signing such a statement within seven days of appointment may not act and the party appointing him must nominate another arbitrator within seven days. Appointing a Single Arbitrator X.15.Notwithstanding the provisions of Rule X.9, the parties shall be at liberty to appoint a legally qualified member of the Panel to be a single arbitrator in which case: X.15.1. Form 30 shall be substituted for Form 29; and X.15.2. this Section of these Rules shall be interpreted on the basis that the tribunal comprises a single arbitrator who shall undertake the duties of the chairman. Replacing an Arbitrator X.16. If following his appointment an arbitrator refuses to act, becomes incapable of acting, is removed by order of a competent court or dies, or if his membership of the Panel is terminated pursuant to Rule W.19, the Board (or The Football Association if the League is a party) shall appoint a member of the Panel to replace him. Communications X.17. All communications sent in the course of the arbitration by the arbitrators shall be signed on their behalf by the chairman. X.18.Such communications addressed by the arbitrators to one party shall be copied to the other and to the Board. X.19. Any communication sent by either party to the arbitrators shall be addressed to the chairman and shall be copied to the other party and the Board. Directions X.20. The chairman of the tribunal shall decide all procedural and evidential matters and for that purpose within 14 days of his appointment he shall either give directions for the conduct of the arbitration addressed in writing to each party or serve on each

Section X: Arbitration 242 Rules: Section X party Form 31 requiring their attendance at a preliminary meeting at which he will give directions. In either case the directions shall address without limitation: X.20.1. where appropriate, whether the proceedings should be stayed to permit the parties to explore whether the dispute may be resolved by way of mediation; X.20.2. whether and if so in what form and when statements of claim and defence are to be served; X.20.3. whether and if so to what extent discovery of documents between the parties is necessary; X.20.4. whether strict rules of evidence will apply and how the admissibility, relevance or weight of any material submitted by the parties on matters of fact or opinion shall be determined; X.20.5. whether and if so to what extent there shall be oral or written evidence or submissions; X.20.6. whether expert evidence is required; and X.20.7. whether and if so to what extent the tribunal shall itself take the initiative in ascertaining the facts and the law. The Tribunal’s General Powers X.21.The chairman of the tribunal shall have power to: X.21.1. allow either party upon such terms (as to costs and otherwise) as it shall think fit to amend any statement of claim and defence; X.21.2. give directions in relation to the preservation, custody, detention, inspection or photographing of property owned by or in the possession of a party to the proceedings; X.21.3. give directions as to the preservation of evidence in the custody or control of a party; X.21.4. direct that a witness be examined on oath; X.21.5. require each party to give notice of the identity of witnesses it intends to call; X.21.6. require exchange of witness statements and any expert’s reports; X.21.7. appoint one or more experts to report to it on specific issues; X.21.8. require a party to give any such expert any relevant information or to produce or provide access to any relevant documents or property; X.21.9. order that a transcript be taken of the proceedings; X.21.10. extend or abbreviate any time limits provided by this Section of these Rules or by its directions; X.21.11. require the parties to attend such procedural meetings as it deems necessary to identify or clarify the issues to be decided and the procedures to be adopted; and X.21.12. give such other lawful directions as it shall deem necessary to ensure the just, expeditious, economical and final determination of the dispute.

Section X: Arbitration 243 Duty of the Parties X.22. The parties shall do all things necessary for the proper and expeditious conduct of the arbitration and shall comply without delay with any direction of the chairman of the tribunal as to procedural or evidential matters. Default of the Parties X.23.If either party is in breach of Rule X.22 the tribunal shall have power to: X.23.1. make peremptory orders prescribing a time for compliance; X.23.2. make orders against a party which fails to comply with a peremptory order; X.23.3. dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party; and X.23.4. debar that party from further participation and proceed with the arbitration and make an award but only after giving that party written notice of its intention to do so. The Hearing X.24. The chairman shall fix the date, time and place of the arbitration hearing and shall give the parties reasonable notice thereof. A representative of the Board shall be entitled to attend the hearing as an observer. X.25.At or before the hearing the chairman shall determine the order in which the parties shall present their cases. X.26.Any witness who gives oral evidence may be questioned by the representative of each party and by each of the arbitrators. Remedies X.27. The tribunal shall have power to: X.27.1. determine any question of law or fact arising in the course of the arbitration; X.27.2. determine any question as to its own jurisdiction; X.27.3. make a declaration as to any matter to be determined in the proceedings; X.27.4. order the payment of a sum of money; X.27.5. award simple or compound interest; X.27.6. order a party to do or refrain from doing anything; X.27.7. order specific performance of a contract (other than a contract relating to land); and X.27.8. order the rectification, setting aside or cancellation of a deed or other document.

Section X: Arbitration 244 Rules: Section X Majority Decision X.28. If the arbitrators fail to agree on any issue they shall decide by a majority and a majority decision shall be binding on all of them. No dissenting judgment shall be produced. Provisional Awards X.29. The tribunal shall have power to make provisional awards during the proceedings including, without limitation, requiring a party to make an interim payment on account of the claim or the costs of the arbitration. Any such provisional award shall be taken into account when the final award is made. The Award X.30. If before the award is made the parties agree on a settlement of the dispute the tribunal shall record the settlement in the form of a consent award. X.31.The tribunal may make more than one award at different times on different aspects of the matters in dispute. X.32.The award shall be in writing and shall contain reasons for the tribunal’s decision. Costs X.33. Until they are paid in full, the parties shall be jointly and severally liable to meet the arbitrators’ fees and expenses, the total amount of which shall be specified in the award. X.34. The tribunal shall award costs on the general principle that costs should follow the event except where it appears to the tribunal that in the circumstances this is not appropriate in relation to the whole or part of the costs. X.35. The party in favour of which an order for costs is made shall be allowed, subject to Rule X.36, a reasonable amount in respect of all costs reasonably incurred, any doubt as to reasonableness being resolved in favour of the paying party. X.36.In appropriate cases the tribunal may award costs on an indemnity basis. X.37. The chairman shall have power to tax, assess or determine the costs if requested to do so by either party. Challenging the Award X.38. Subject to the provisions of Sections 67 to 71 of the Act, the award shall be final and binding on the parties and there shall be no right of appeal. There shall be no right of appeal on a point of law under Section 69 of the Act. In the event that a party to arbitration under this Section X challenges the award, whether in the English High Court or any other forum, it shall ensure that the League is provided with a copy of any written pleadings filed and/or evidence adduced as soon as reasonably practicable after their/its filing.

Section X: Arbitration 245 Representation X.39. A party may be represented before a tribunal by a solicitor or counsel provided that 14 days’ prior written notice to that effect identifying the solicitor or counsel instructed is given to the other party and to the chairman. X.40. A Club which is a party may be represented before a tribunal by one of its Officials. An Official shall not be prevented from representing his Club because he is or may be a witness in the proceedings. Waiver X.41. A party which is aware of non-compliance with this Section of these Rules and yet proceeds with the arbitration without promptly stating its objection to such non-compliance to the chairman shall be deemed to have waived its right to object.

Section X: Arbitration 246 Rules: Section X

Disciplinary and Dispute Resolution Section Y: Managers’ Arbitration Tribunal Guidance Parties to such disputes are encouraged to seek resolution without recourse to arbitration through, for example, a pre-action meeting to discuss the matter, prior to issuing a Form 28. 247 Y.4. The party requesting such an arbitration shall send a copy of Form 28 together with a deposit of £5,000 to the Board who shall forthwith send to each party particulars of those individuals who are members of the Panel. Y.5. The Tribunal shall ordinarily comprise three members of the Panel and there shall be no umpire. However, the parties are at liberty to agree that the matter be resolved by a single member of the Panel, in which case this Section of the Rules shall be interpreted on the basis that the Tribunal consists of a single arbitrator who shall undertake the duties of the chairman. Y.6. Within 14 days of service of the Board sending particulars of the Panel pursuant to Rule Y.4, each party shall by notice in Form 29 addressed to the Board appoint one Panel member to act as an arbitrator in the arbitration requested, save where a single arbitrator is agreed pursuant to Rule Y.5, in which case the parties shall jointly confirm his identity to the Board in writing. Y.7. If a party refuses or fails to appoint an arbitrator in accordance with Rule Y.6 the Board shall make the appointment giving notice in writing to that effect to each party. Y.8. Within 14 days of their appointment the two arbitrators so appointed shall appoint a third arbitrator who shall be a legally qualified member of the Panel and who shall sit as chairman of the Tribunal. If the two arbitrators so appointed fail to agree on the appointment of the third arbitrator the Board shall make the appointment giving notice in writing to that effect to each party. Y.9. If following his appointment an arbitrator refuses to act, becomes incapable of acting, is removed by order of a competent court or dies, the Board shall appoint a member of the Panel to replace him. Y.10. All communications sent in the course of the arbitration by the Tribunal shall be signed on its behalf by its chairman. Y.11. Such communications addressed by the Tribunal to one party shall be copied to the other and to the Board. Managers’ Arbitration Tribunal Y.1. Any dispute arising between the parties to a Manager’s contract of employment shall be determined by the Managers’ Arbitration Tribunal (in this Section of these Rules referred to as ”the Tribunal”). Y.2. The seat of each arbitration conducted by the Tribunal shall be in England and Wales. Each such arbitration shall be decided in accordance with English law. Y.3. Such an arbitration shall be deemed to have commenced upon the party requesting it serving on the other party a request in Form 28.

Section Y: Managers’ Arbitration Tribunal Guidance Where the parties engage in mediation, each party should ensure that he/it is represented in person at such mediation by an individual with sufficient authority to reach a resolution of the dispute. 248 Rules: Section Y Y.18. At or before the hearing the chairman of the Tribunal shall determine the order in which the parties shall present their cases. Y.19. Any witness who gives oral evidence may be questioned by the representative of each party and by each of the arbitrators. Y.12. Any communications sent by either party to the Tribunal shall be addressed to its chairman and shall be copied to the other party and to the Board. Y.13. The chairman of the Tribunal shall decide all procedural and evidential matters and for that purpose within 14 days of his appointment he shall serve on each party Form 31 requiring their attendance at a preliminary meeting at which he will give directions including, but not limited to, those set out in Rule X.20. Y.14. The chairman of the Tribunal shall have the powers set out in Rule X.21. Y.15. The parties shall do all things necessary for the proper and expeditious conduct of the arbitration and shall comply without delay with any direction of the chairman of the Tribunal as to procedural or evidential matters. Y.16. If either party is in breach of Rule Y.15 the Tribunal shall have power to: Y.16.1. make peremptory orders prescribing a time for compliance; Y.16.2. make orders against a party which fails to comply with a peremptory order; Y.16.3. dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party; and Y.16.4. debar that party from further participation and proceed with the arbitration and make an award but only after giving that party written notice of its intention to do so. Y.17. The chairman of the Tribunal shall fix the date, time and place of the arbitration hearing and shall give the parties reasonable notice thereof. A representative of the Board shall be permitted to attend the hearing as an observer. In order to allow the parties time in which to fulfil their obligation to attempt to reach a settlement of the dispute by mediation, the hearing shall not take place before the expiry of 42 days from the deemed commencement of the arbitration.

Section Y: Managers’ Arbitration Tribunal 249 Y.20. Except for the power to order specific performance of a contract, the Tribunal shall have the powers set out in Rule X.27 together with the following additional powers: Y.20.1. to order the cancellation of the registration of the Manager’s contract of employment; Y.20.2. to order that the deposit be forfeited by or returned to the party paying it; and Y.20.3. to make such other order as it thinks fit. Y.21. The provisions of Rules X.28 to X.41 inclusive, substituting “Tribunal” for “tribunal” and “chairman of the Tribunal” for “chairman”, shall apply to proceedings of the Tribunal. In exercising its power to award costs the Tribunal shall have regard to the extent to which each of the parties fulfilled their obligation to attempt to reach a settlement of the dispute by mediation.

Section Y: Managers’ Arbitration Tribunal 250 Rules: Section Y

Disciplinary and Dispute Resolution Section Z: Premier League Appeals Committee 251 Jurisdiction Z.1.The Premier League Appeals Committee (hereafter in this Section of these Rules called “the Committee”) shall determine the following matters: Z.1.1.an appeal by a Club or an Academy Player under the provisions of Youth Development Rule 295; Z.1.2. an appeal by a Club or a Contract Player under the provisions of Rule T.18.3 against a decision of the Board regarding payment of the balance of a Signing-on Fee to the Contract Player; Z.1.3. an appeal by a Club or a Contract Player under the provisions of Rule T.37 against a decision of the Board given under either Rule T.31 or Rule T.32; and Z.1.4. an application by a Club under the provisions of Rule V.24 that payments to an Out of Contract Player may cease without affecting the Club’s entitlement to a Compensation Fee. Composition of the Committee Z.2.The Committee shall be composed of: Z.2.1. an independent chairman who holds or has held judicial office and who, with the prior approval of the Professional Footballers’ Association, shall be appointed by the Board in such terms as it thinks fit; Z.2.2.a member of the Panel appointed by the League; and Z.2.3. an appointee of the Professional Footballers’ Association provided that in cases where an officer or employee of that body is appearing before the Committee representing a party to the proceedings then the appointee shall not be an officer or employee of that body. Z.3. If the chairman of the Committee is unable to act or to continue acting as such in the determination of any matter, the Board shall appoint in his stead a member of the Panel who holds or has held judicial office. Z.4. If following his appointment any other member of the Committee is unable to act or to continue acting, his appointer may appoint a replacement so that the composition of the Committee is maintained as provided in Rule Z.2. Z.5.If the members of the Committee fail to agree on any issue, they shall decide by a majority. Committee Procedures Z.6.The parties to proceedings before the Committee shall be: Z.6.1.in an appeal under Rule Z.1.1, Z.1.2 or Z.1.3: Z.6.1.1. the appellant Club or Contract Player; and Z.6.1.2. the respondent Contract Player or Club;

Section Z: Premier League Appeals Committee 252 Rules: Section Z Z.6.2.in the determination of a dispute under Rule Z.1.3: Z.6.2.1. the applicant Club or Player; and Z.6.2.2. the respondent Player or Club; Z.6.3.in an application under Rule Z.1.4: Z.6.3.1. the applicant Club; and Z.6.3.2. the respondent Out of Contract Player. Z.7.Proceedings shall be commenced by an application in writing to the Board identifying: Z.7.1.the respondent; Z.7.2.the Rule under the provisions of which the appeal or application is made; Z.7.3.the nature of the appeal or application and the facts surrounding it; Z.7.4.the remedy or relief sought; and Z.7.5.any documents relied upon, copies of which shall be annexed. Z.8.Except in the case of an application made by an Academy Player, an application made under the provisions of Rule Z.7 shall be accompanied by a deposit of £1,000. Z.9.Upon receipt of an application the Board shall: Z.9.1.procure that for the purpose of determining the application the Committee is composed in accordance with Rule Z.2; Z.9.2.send a copy of the application and any documents annexed to it to the chairman and members of the Committee; and Z.9.3.send a copy of the same by recorded delivery post to the respondent. Z.10. Within 14 days of receipt of the copy application the respondent shall send to the Board by recorded delivery post a written response to the application, annexing thereto copies of any documents relied upon. Z.11.Upon receipt of the response the Board shall send a copy thereof together with a copy of any document annexed to: Z.11.1.the chairman and members of the Committee; and Z.11.2.the party making the application. Z.12. The chairman of the Committee may give directions as he thinks fit for the future conduct of the proceedings addressed in writing to the parties with which the parties shall comply without delay. Z.13. The Committee by its chairman shall have power to summon any Person to attend the hearing of the proceedings to give evidence and to produce documents and any Person who is bound by these Rules and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of these Rules.

Section Z: Premier League Appeals Committee 253 Z.14.The Board shall make all necessary arrangements for the hearing of the proceedings and shall give written notice of the date, time and place thereof to the parties. Z.15.If a party to the proceedings fails to attend the hearing the Committee may either adjourn it or proceed in their absence. Z.16.The chairman of the Committee shall have an overriding discretion as to the manner in which the hearing of the proceedings shall be conducted. Z.17.The Committee shall not be bound by any enactment or rule of law relating to the admissibility of evidence in proceedings before a court of law. Z.18.The hearing shall be conducted in private. Z.19. Each party shall be entitled to be represented at the hearing by a solicitor or counsel provided that they shall have given to the other party and to the chairman of the Committee 14 days’ prior written notice to that effect. Z.20. The Committee’s decision shall be announced as soon as practicable and if possible at the end of the hearing and shall be confirmed in writing by the Board to the parties. Z.21.The Committee shall give reasons for its decision. Z.22.The decision of the Committee shall be final and binding. Fees and Expenses Z.23.The chairman and members of the Committee shall be entitled to receive from the League a reasonable sum by way of fees and expenses. Committee’s Powers Z.24.Upon determining an application made in accordance with the provisions of this Section of these Rules, the Committee may: Z.24.1. order the deposit required by Rule Z.8 to be forfeited to the League or repaid to the applicant; Z.24.2. order either party to pay to the other such sum by way of costs as it shall think fit which may include the fees and expenses of the chairman and members of the Committee paid or payable under Rule Z.23; and Z.24.3.make such other order as it shall think fit.

Section Z: Premier League Appeals Committee 254 Rules: Section Z

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League Forms Premier

Premier League Form 1 List of Authorised Signatories of ............................................. Football Club (Rule A.1.15) To:The Board The Premier League The following Officials of the Club are Authorised Signatories: Print Name Position Signature Limit of Authority* (if any) * In particular, please indicate if the individual is an Authorised Signatory for the purposes of an application for a UEFA Club Licence. Signed ……………………………................. Position …………………………… Date ………………………...................... 257

Premier League Form 2 Notification of Club Bank Account (Rule E.2) To:The Board The Premier League We confirm on behalf of the board of …………………………....................................... Football Club that the following bank account is the Club’s bank account for the purposes of Rule E.2: Name of bank ……………………………………………………………......................... Name of account holder …………………………………………………………….... Title of account ……………………………………………………………...................... Sort code …………………………………………………………….................................. Account number …………………………………………………………….................... Signed by a Director of the Club …………………………………………………. Date …………………………………………………. Signed by a Director of the Club …………………………………………………. Date …………………………………………………. 258 Premier League Forms

Premier League Form 3 Return of Player Services Costs and Image Contract Payments by …………………………………....................................…….. Football Club (Rule E.21) To:The Premier League Full particulars of all payments made to and all benefits provided to each of our Contract Players and all Image Contract Payments in the Contract Year ended 30 June …………...... are as follows: Summary I certify on behalf of ……………………………………….............................................................. Football Club that the information given on this form is correct. Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... [Note: The following terms which are used in this Form 3 are defined in the Premier League Rules: Accounting Reference Period, Annual Accounts, Contract Player, Contract Year, Image Contract Payment, Player Services Costs and Signing-on Fee.] 259 Name Salary Other Total Total

Premier League Forms Salary Signed …………………………….......................................... Position ……………………………………………....….............. Date ……………………….................................................... Return of Player Services Costs and Image Contract Payments by Football Club Form 3 260 Name Contracted Salary Adjustments to contracted salary Actual Salary Signing-on Fees Loyalty Bonuses Other Bonus Appearance Fees Total Salary and Bonuses (£) Total Employers NIC Total Salary and bonuses - inc Employers NIC

Return of Player Services Costs and Image Contract Payments by Football Club Form 3 Other Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... 261 Name Pension Arrangements P11d benefits (based on latest tax year) Image Contract Payments Total other costs Total Other Costs

Return of Player Services Costs and Image Contract Payments by Football Club Form 3 Reconciliation Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... 262 Premier League Forms £ Total Staff costs as per Annual Accounts Less: Non playing staff Player Services Costs and Image Contract Payments per Annual Accounts for the Accounting Reference Period ending ……..... Add: Applicable post-Contract Year Less: Applicable pre-Contract Year Total Costs per Form 3

Premier League Form 4 Appeal Under Rule E.41 To:The Board The Premier League Date: ......................................... We, [insert name of Club] ......................................................... (the “Club”) hereby appeal against the deduction of nine points notified to us by the Board on [date] .............................. on the ground that the Event of Insolvency was caused by and resulted directly from circumstances, other than normal business risks, over which the Club could not reasonably be expected to have had control and its Officials had used all due diligence to avoid the happening of such circumstances. Brief details of the circumstances that led to the Event of Insolvency are set out on the attached sheet(s). A deposit of £1,000 is enclosed. Signed …………………………………………………………………………………….. Position …………………………………………………………………………………... 263

Premier League Form 4A Calculation of Aggregated Adjusted Earnings Before Tax (Rule E.53.3) Statement on behalf of the Board of Directors of the Club On behalf of the board of directors of …………………………………….. Football Club, I confirm in respect of the [Club’s] OR [the Group’s (of which the Club is a member)] accounting period of 36 months ended on ……………………… 20…......... that [with the exception(s) noted below]: 1. The above calculation of Adjusted Earnings Before Tax has been prepared in accordance with the Rules of the Premier League; 2. Without prejudice to the generality of paragraph 1 above, the estimated figures for T in the above calculation have been prepared: 2.1 2.2 in all material respects in a format similar to the Club’s Annual Accounts; and are based on the latest information available to the Club and are, to the best of the Club’s knowledge and belief, an accurate estimate as at the time of preparation of future financial performance. [The exception(s) referred to above is/are as follows: …………………………………………......................] For and on behalf of the board of directors of ……….……………………………………….. Football Club Signed ……………………………............... Name ……………………….......... Position ………………………................ To be signed by a director of the Club whose particulars are registered under the provisions section 162 of the Companies Act 2006. Date ..........................…....................... 264 Premier League Forms Reporting Period: 36 months ending on ………………………... 20……... T-2 T-1 T Total £ £ £ £ Actual / forecast profit / loss before tax Add back: Depreciation / impairment of tangible fixed assets Amortisation or impairment of goodwill and other intangible assets (excluding amortisation of the costs of players’ registrations) Youth Development Expenditure Women’s Football Expenditure Community Development Expenditure Adjusted Earnings Before Tax

Premier League Form 5 Owners’ and Directors’ Declaration (Rules A.1.53, F.2 and F.3) To:The Board The Premier League I, (full name)......................................................................................................................................................of ..........................................................................................................................(post code) ................................ hereby declare that: 1. By signing and dating this declaration, I acknowledge and agree to be bound by the Premier League Rules (“Rules”). I further acknowledge and agree that, as a Director, I am/will* become a “Participant” as that term is defined in The Football Association Rules and, as such, will be bound by them; 2. I am/propose to become* a Director of ...............................................................(“the Club”); 3. I am/am not* a person having Control over the Club; 4. I am/am not* either directly or indirectly involved in or have power to determine or influence the management or administration of another Club or Football League club; 5. I hold/do not hold* either directly or indirectly a Significant Interest in a Club while either directly or indirectly holding an interest in any class of Shares of another Club; 6. I hold/do not hold* either directly or indirectly a Significant Interest in a club (and in this Declaration 6, Significant Interest shall be construed as if references to ‘the Club’ in that definition at Rule A.1.171, were references to ‘the club’). 7. I am/am not* prohibited by law from being a director as set out in Rule F.1.4; 8. I have/have not* been Convicted of an offence as set out in Premier League Rule F.1.5 (nor have I otherwise engaged in conduct outside the United Kingdom that would constitute such an offence in the United Kingdom whether or not such conduct resulted in a Conviction); 9. I have/have not* been the subject of any of the arrangements, orders, plans or provisions set out in Rule F.1.7 or F.1.8; 265

Owners’ and Directors’ Declaration Form 5 10. I have/have not* 10.1been a Director of a Club which, while I have been a Director of it, suffered two or more unconnected Events of Insolvency; or 10.2been a Director of a Club which, while I have been a Director of it, suffered two or more unconnected Events of Insolvency (and in this Declaration 10.2 the definitions of Director at Rule A.1.54. and Events of Insolvency at Rule A.1.59. shall be construed as if references to ‘the Club’ in those definitions were references to ‘the club’); 11. I have/have not* been a Director of two or more Clubs or clubs each of which, while I have been a Director of them, has suffered an Event of Insolvency (and in this Declaration 11 the definitions of Director at Rule A.1.54. and Events of Insolvency at Rule A.1.59. shall be deemed to apply to clubs in the same way as to Clubs); 12. I am/am not* subject to a suspension or ban from involvement in the administration of a sport as set out in Rule F.1.11; 13. I am/am not* subject to any form of suspension, disqualification or striking-off by a professional body as set out in Rule F.1.12; 14. I am/am not* required to notify personal information pursuant to Part 2 of the Sexual Offences Act 2003; 15. I have/have not*been found to have breached any of the rules set out in Rule F.1.14; 16. I am/am not* an Intermediary and/or registered as an intermediary or agent pursuant to the regulations of any national member association of FIFA; 17. I have provided to the Board of the Premier League all information relevant to its assessment of my compliance with Rule F.1; 18. I have not provided any false, misleading or inaccurate information to the Board of the Premier League relating to my compliance with Rule F.1; 266 Premier League Forms

Owners’ and Directors’ Declaration Form 5 19.This Declaration is true in every particular. I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy. I understand that the words “Convicted”, “Club”, “club”, “Control”, “Declaration”, “Director”, “Event of Insolvency”, “Intermediary”, “Shares” and “Significant Interest” (together with any other defined terms comprising any part of these definitions) have the meanings set out in the Rules of the Premier League. Signed by the Director/proposed Director ....................................................... Date ........................................................ Signed by an Authorised Signatory ….................................................................. Date ........................................................ * delete as appropriate 267

Premier League Form 6 Dual Interest Notice (Rules G.1 and G.4) To:The Board The Premier League Date: ................................................. Pursuant to Rule G.1 we hereby give notice that a Person *holds *has acquired *has ceased to hold a Significant Interest in ...................................................................................................... Football Club. The particulars required by Rule G.4 are as follows: 1. The Person holding/acquiring/ceasing to hold* a Significant Interest in the Club is (name) ............................................................................................................................... of (address) ...................................................................................................................... 2. The details of the Significant Interest are as follows ........................................................................................................................................................................ ........................................................................................................................................................................ 3. The proportion (expressed in percentage terms) which the Shares bear to the total number of Shares of that class in issue is ..............................% 4. The proportion (expressed in percentage terms) which the Shares bear to the total number of issued Shares of the Club is ..............................% This notice is given on the basis that the words “Club” “Holding” “Person” “Shares” “Significant Interest” (together with any other defined terms comprising any part of the definitions set out therein) have the meanings set out in the Rules of the Premier League. Signed .................................................................... Position ................................................................. *delete as appropriate 268 Premier League Forms

Premier League Form 7 Directors’ Report (Rules H.6, H.7, H.8 and H.9) To:The Football Association Premier League Limited (“the League”) In accordance with the requirements of Section H of the Rules of the League, we, the Directors of ..................................................... Football Club Limited (“the Club”), hereby report in respect of the Club’s accounting period of ................... months ended on ...........................20 ......... (“the Period of Review”) that [with the exception(s) noted below] all Material Transactions entered into by the Club during the Period of Review: (1) were negotiated and approved in accordance with the Club’s written transfer policy; and (2) have been documented and recorded as required by relevant provisions of these Rules and the Football Association Rules. [The exception(s) referred to above is/are as follows ................................] [Signature of each Director and date of signing] 269

Premier League Form 8 Registration of Pitch Dimensions by ................................................ Football Club (Rule K.17) To: The Board The Premier League The dimensions of our pitch at [address of ground] ............................................................... for Season 20.......... /20.......... are as follows: Length: .................................. yards (............... metres) Width: .................................... yards (............... metres) Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... 270 Premier League Forms

Premier League Form 9 Team Sheet of .............................................................. Football Club (Rule L.21) Date .................................................................................................. Kick-off time .................................... Opponents .............................................................................. F.C. Referee ............................................... Team Substitutes Officials occupyi the trainer’s bench Colour of strip Signed ……………………………................................... Position ……………………………………………....…...... 271 Shirt No. Name Shirt No. Name Replaced Time ng Name Job Title Shirt Shorts Stockings Goalkeeper’s Shirt Goalkeeper’s Stockings

Premier League Form 10 Gate Statement (Rule L.38) Season 20...... 20...... Date of Match ........................................................ Home Club ....................................................... F.C. Visiting Club ....................................................... F.C. Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... * including hospitality ** net of VAT 272 Premier League Forms RECEIPTS** Value of ticket sales £ £0 Tickets Issued and Attendance Home Club Visiting Club Total Total No. of tickets issued 0 No. of spectators attending* 0

Premier League Form 11 Notification of Shirt Numbers Allocated by .................................................................. Football Club (Rule M.6) To:The Board The Premier League The shirt numbers allocated to members of our first team squad in Season 20........./20......... are as follows: Shirt No. 1 Name 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 I undertake to give your prompt notice of any deletions from or additions to the above list occurring during the Season. Signed …………………………….................................... Position ……………………………………………....…................. Date ……………………….............................................. 273 Name Shirt No. 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46

Premier League Form 12 Registration of Strips by ...................................................... Football Club (Rule M.17) To: The Board The Premier League I submit herewith samples of our home Strip, alternative Strip(s) and goalkeeper’s Strip for Season 20...... /20...... A brief description of each is as follows: Home Strip Shirts Shorts Stockings Goalkeeper : : : : ................................................................................................................................... ................................................................................................................................... ................................................................................................................................... ................................................................................................................................... Alternative Strip 1 Shirts Shorts Stockings Goalkeeper : : : : ................................................................................................................................... ................................................................................................................................... ................................................................................................................................... ................................................................................................................................... Alternative Strip 2* Shirts Shorts Stockings Goalkeeper : : : : ................................................................................................................................... ................................................................................................................................... ................................................................................................................................... ................................................................................................................................... Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... * delete if inapplicable 274 Premier League Forms

Premier League Form 13 Scout Registration Form (Rule Q.2) Scout’s Particulars Surname ........................................................ Other name(s) ........................................................................ Address.................................................................................................................................................................. ....................................................................................................................... Post Code ..................................... Date of birth ................................................. Application to Register We hereby apply for the above-named to be registered as a Scout whose registration is held by ........................................................ Football Club Signed ................................................................... Authorised Signatory Date ....................................................................... Endorsement by Scout I hereby consent to the above application. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League. Signed ................................................................... Date ....................................................................... 275

Premier League Form 14 Safeguarding Roles and Responsibilities (Rules S.3, S.4 and S.21) To:The Board The Premier League From: ............................................................. Football Club The following member of Staff has been designated as the Senior Safeguarding Lead: Name ....................................................................... The following member of Staff has been designated as the Head of Safeguarding: Name ....................................................................... The following member of Staff has been designated as Lead Disclosure Officer: Name ....................................................................... Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... 276 Premier League Forms

Premier League Form 15 English Football League Contract *The Player’s birth certificate must be provided to the League in the case of his first registration. AN AGREEMENT made the (day) ......................... day of (month and year) ........................... Between ............................................... Football Club/Company Limited/Plc whose registered office is at (address) ........................................................................................................................................ .................................................................................................................................................................................... Registered Company No ...................................................... (hereinafter referred to as “the Club”) of the one part and the above-named Player (hereinafter referred to as “the Player”) of the other part WHEREBY it is agreed as follows: 1. Definitions and Interpretation 1.1 The words and phrases below shall have the following meaning. “Associated Company” shall mean any company which is a holding company or subsidiary (each as defined in Section 736 of the Companies Act 1985) of the Club or of any holding company of the Club. “the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors. 277 Player’s surname Player’s forename(s) Present Postal Address FA Copy League Copy Club Copy Player Copy No.

English Football League Contract Form 15 “Club Context” shall mean in relation to any representation of the Player and/or the Player’s Image a representation in connection or combination with the name colours Strip trade marks logos or other identifying characteristics of the Club (including trade marks and logos relating to the Club and its activities which trade marks and logos are registered in the name of and/or exploited by any Associated Company) or in any manner referring to or taking advantage of any of the same. “Club Rules” shall mean the rules or regulations affecting the Player from time to time in force and published by the Club. “Code of Practice” shall mean the Code of Practice from time to time in force and produced jointly by the Football Association Premier League Limited and the PFA in conjunction with the FA. “the FA Rules” shall mean the rules and regulations from time to time in force of the FA and including those of FIFA and UEFA to the extent they relate or apply to the Player or the Club. “the FA” shall mean the Football Association Limited. “FIFA” shall mean the Fédération Internationale de Football Association. “Gross Misconduct” shall mean serious or persistent conduct behaviour activity or omission by the Player involving one or more of the following: (a) (b) (c) (d) theft or fraud; deliberate and serious damage to the Club’s property; use or possession of or trafficking in a Prohibited Substance; incapacity through alcohol affecting the Player’s performance as a player; breach of or failure to comply with of any of the terms of this contract (e) or such other similar or equivalent serious or persistent conduct behaviour activity or omission by the Player which the Board reasonably considers to amount to gross misconduct. “Holiday Year” shall mean a period of twelve months from 1st July in one year to 30th June in the next year. “Intermediary” means any person who qualifies as an Intermediary for the purposes of the FA Regulations on Working with Intermediaries as they may be amended from time to time. 278 Premier League Forms

English Football League Contract Form 15 “International Club” shall mean any association football club that does not participate in a league competition sanctioned by or otherwise affiliated to the FA. “International Loan Agreement” shall mean a loan agreement signed between a Transferor Club and an International Club. “Internet” shall mean the global network of computer systems using TCP/IP protocols including (without limitation) the World Wide Web. “the Laws of the Game” shall mean the laws from time to time in force governing the game of association football as laid down by the International Football Association Board (as defined in the statutes of FIFA). “the League” shall mean the football league of which the Club is a member from time to time. “the League Rules” shall mean the rules or regulations from time to time in force of the League. “Manager” shall mean the official of the Club responsible for selecting the Club’s first team. “Media” shall mean any and all media whether now existing or hereafter invented including but not limited to any print and/or paper medium broadcast satellite or cable transmission and any visual and/or audio medium and including but not limited to the Internet any television or radio channel Website webcast and/or any transmission made by any mobile or mobile telephony standard or technology or other media or broadcasting service. “PFA” shall mean the Professional Footballers Association. “Permanent Incapacity” shall mean either (a) “Permanent Total Disablement” as defined in the League’s personal accident insurance scheme or (b) incapacity of the Player by reason of or resulting from any injury or illness (including mental illness or disorder) where in the written opinion of an appropriately qualified medical consultant instructed by the Club (“the Initial Opinion”) and (if requested in writing either by the Club at any time or by the Player at any time but not later than twenty one days after receipt from the Club of notice in writing terminating this contract pursuant to clause 8.1) of a further such consultant approved or proposed by the Player (and in the absence of either an approval or proposal within 28 days of the request nominated on the application of either party by 279

English Football League Contract Form 15 the President (“the President”) for the time being of the Royal College of Surgeons) (“the Further Opinion”) the Player will be unlikely by reason of such incapacity to play football to the same standard at which the Player would have played if not for such incapacity for a consecutive period of not less than twenty months commencing on the date of commencement of the incapacity PROVIDED that if the Initial Opinion and the Further Opinion disagree with one another then if the Further Opinion was given by a consultant nominated by the President it shall prevail but if not then a third opinion (“the Third Opinion”) from a consultant nominated by the President may be obtained on the application of either party and that opinion shall be final and binding for the purposes of this definition. “Player’s Image” shall mean the Player’s name nickname fame image signature voice and film and photographic portrayal virtual and/or electronic representation reputation replica and all other characteristics of the Player including his shirt number. “Player Injury” shall mean any injury or illness (including mental illness or disorder) other than any injury or illness which is directly caused by or results directly from a breach by the Player of his obligations under clause 3.2.1 of this contract or of any other of his obligations hereunder amounting to Gross Misconduct. “Prohibited Substance” shall have the meaning set out in the FA Rules. “the Rules” shall mean the statutes and regulations of FIFA and UEFA the FA Rules the League Rules the Code of Practice and the Club Rules. “Strip” shall mean all versions from time to time of the Club’s official football clothing including shirts shorts socks and/or training kit track suits headwear and/or any other clothing displaying the Club’s name and/or official logo. “UEFA” shall mean the Union des Associations Européennes de Football. “Website” shall mean a site forming part of the Internet with a unique URL/ domain name. 1.2 For the purposes of this contract and provided the context so permits: 1.2.1 the singular shall include the plural and vice versa and any gender includes any other gender; 280 Premier League Forms

English Football League Contract Form 15 1.2.2 references to person shall include any entity business firm or unincorporated association; and 1.2.3 references to statutory enactments or to the Rules shall include re-enactments and amendments of substantially the same intent as the original referenced enactment or Rule. 1.3 The headings of this contract are for convenience only and not interpretation. 1.4 In the event of any dispute as to the interpretation of any of the provisions of this contract reference shall be made (where appropriate) for clarification to the Code of Practice but so that in the event of any conflict the provisions of this contract shall prevail. Subject thereto wherever specific reference to the Code of Practice is made in this contract the relevant terms and provisions thereof are deemed incorporated herein as if set out in full. 2. Appointment and duration 2 .1 The Club engages the Player as a professional footballer on the terms and conditions of this contract and subject to the Rules. 2.2 This contract shall remain in force until the date specified in clause 2 of Schedule 2 hereto subject to any earlier determination pursuant to the terms of this contract. 3. Duties and Obligations of the Player 3.1 The Player agrees: 3.1.1 when directed by an authorised official of the Club: 3.1.1.1 to attend matches in which the Club is engaged; 3.1.1.2 to participate in any matches in which he is selected to play for the Club; and 3.1.1.3 to attend at any reasonable place for the purposes of and to participate in training and match preparation; 3.1.2 to play to the best of his skill and ability at all times; 3.1.3 except to the extent prevented by injury or illness to maintain a high standard of physical fitness at all times and not to indulge in any activity sport or practice which might endanger such fitness or inhibit his mental or physical ability to play practise or train; 281

English Football League Contract Form 15 3.1.4 to undertake such other duties and to participate in such other activities as are consistent with the performance of his duties under clauses 3.1.1 to 3.1.3 and as are reasonably required of the Player; 3.1.5 that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this contract; 3.1.6 to comply with and act in accordance with all lawful instructions of any authorised official of the Club; 3.1.7 to play football solely for the Club or as authorised by the Club or as required by the Rules; 3.1.8 to observe the Laws of the Game when playing football; 3.1.9 to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this contract; 3.1.10 to submit promptly to such medical and dental examinations as the Club may reasonably require and to undergo at no expense to himself such treatment as may be prescribed by the medical or dental advisers of the Club or the Club’s insurers; 3.1.11 on the termination of this contract for any cause to return to the Club in a reasonable and proper condition any property (including any car) which has been provided or made available by the Club to the Player in connection with his employment. 3.2 The Player agrees that he shall not: 3.2.1 undertake or be involved in any activity or practice which will knowingly cause to be void or voidable or which will invoke any exclusion of the Player’s cover pursuant to any policy of insurance maintained for the benefit of the Club on the life of the Player or covering his physical well-being (including injury and incapacity and treatment thereof); 3.2.2 when playing or training wear anything (including jewellery) which is or could be dangerous to him or any other person; 3.2.3 except to the extent specifically agreed in writing between the Club and the Player prior to the signing of this contract use as his regular 282 Premier League Forms

English Football League Contract Form 15 place of residence any place which the Club reasonably deems unsuitable for the performance by the Player of his duties other than temporarily pending relocation; 3.2.4 undertake or be engaged in any other employment or be engaged or involved in any trade business or occupation or participate professionally in any other sporting or athletic activity without the prior written consent of the Club PROVIDED THAT this shall not: 3.2.4.1 prevent the Player from making any investment in any business so long as it does not conflict or interfere with his obligations hereunder; or 3.2.4.2 limit the Player’s rights under clauses 4 and 6.1.8; 3.2.5 knowingly or recklessly do write or say anything or omit to do anything which is likely to bring the Club or the game of football into disrepute cause the Player or the Club to be in breach of the Rules or cause damage to the Club or its officers or employees or any match official. Whenever circumstances permit the Player shall give to the Club reasonable notice of his intention to make any contributions to the public media in order to allow representations to be made to him on behalf of the Club if it so desires; 3.2.6 except in the case of emergency arrange or undergo any medical treatment without first giving the Club proper details of the proposed treatment and physician/surgeon and requesting the Club’s consent which the Club will not unreasonably withhold having due regard to the provisions of the Code of Practice. 4. Community public relations and marketing 4.1 For the purposes of the promotional community and public relations activities of the Club and/or (at the request of the Club) of any sponsors or commercial partners of the Club and/or of the League and/or of any main sponsors of the League the Player shall attend at and participate in such events as may reasonably be required by the Club including but not limited to appearances and the granting of interviews and photographic opportunities as authorised by the Club. The Club shall give reasonable notice to the Player of the Club’s requirements and the Player shall make himself available for up to six hours per week of which approximately half shall be devoted to the community and public relations activities of the 283

English Football League Contract Form 15 Club. No photograph of the Player taken pursuant to the provisions of this clause 4.1 shall be used by the Club or any other person to imply any brand or product endorsement by the Player. 4.2 Whilst he is providing or performing the services set out in this contract (including travelling on Club business) the Player shall: 4.2.1 wear only such clothing as is approved by an authorised official of the Club; and 4.2.2 not display any badge mark logo trading name or message on any item of clothing without the written consent of an authorised official of the Club provided that nothing in this clause shall prevent the Player wearing and/or promoting football boots and in the case of a goalkeeper gloves of his choice. 4.3 Subject in any event to clause 4.4 and except to the extent of any commitments already entered into by the Player as at the date hereof or when on international duty in relation to the Players’ national football association UEFA or FIFA he shall not (without the written consent of the Club) at any time during the term of this contract do anything to promote endorse or provide promotional marketing or advertising services or exploit the Player’s Image either (a) in relation to any person in respect of such person’s products brand or services which conflict or compete with any of the Club’s club branded or football related products (including the Strip) or any products brand or services of the Club’s two main sponsors/commercial partners or of the League’s one principal sponsor or (b) for the League 4.4 The Player agrees that he will not either on his own behalf or with or through any third party undertake promotional activities in a Club Context nor exploit the Player’s Image in a Club Context in any manner and/or in any Media nor grant the right to do so to any third party. 4.5 Except to the extent specifically herein provided or otherwise specifically agreed with the Player nothing in this contract shall prevent the Player from undertaking promotional activities or from exploiting the Player’s Image so long as: 4.5.1 the said promotional activities or exploitation do not interfere or conflict with the Player’s obligations under this contract; and 4.5.2 the Player gives reasonable advance notice to the Club of any 284 Premier League Forms

English Football League Contract Form 15 intended promotional activities or exploitation. 4.6 The Player hereby grants to the Club the right to photograph the Player both individually and as a member of a squad and to use such photographs and the Player’s Image in a Club Context in connection with the promotion of the Club and its playing activities and the promotion of the League and the manufacture sale distribution licensing advertising marketing and promotion of the Club’s club branded and football related products (including the Strip) or services (including such products or services which are endorsed by or produced under licence from the Club) and in relation to the League’s licensed products services and sponsors in such manner as the Club may reasonably think fit so long as: 4.6.1 the use of the Player’s photograph and/or Player’s Image either alone or with not more than two other players at the Club shall be limited to no greater usage than the average for all players regularly in the Club’s first team; 4.6.2 the Player’s photograph and/or Player’s Image shall not be used to imply any brand or product endorsement by the Player; and 4.6.3 PROVIDED that all rights shall cease on termination of this contract save for the use and/or sale of any promotional materials or products as aforesaid as shall then already be manufactured or in the process of manufacture or required to satisfy any outstanding orders. 4.7 In its dealings with any person permitted by the Club to take photographs of the Player the Club shall use reasonable endeavours to ensure that the copyright of the photographs so taken is vested in the Club and/or that no use is made of the said photographs without the Club’s consent and in accordance with the provisions of this contract. 4.8 The Player shall be entitled to make a responsible and reasonable reply or response to any media comment or published statements likely to adversely affect the Player’s standing or reputation and subject as provided for in clause 3.2.5 to make contributions to the public media in a responsible manner. 4.9 In this clause 4 where the context so admits the expression “the Club” includes any Associated Company of the Club but only to the extent and in the context that such company directly or indirectly provides facilities to 285

English Football League Contract Form 15 or undertakes commercial marketing or public relations activities for the Club and not so as to require the consent of any Associated Company when consent of the Club is required. 4.10For the purposes of the Contracts (Rights of Third Parties) Act 1999 nothing in this clause 4 is intended to nor does it give to the League any right to enforce any of its provisions against the Club or the Player. 4.11Nothing in this clause 4 shall prevent the Club from entering into other arrangements additional or supplemental hereto or in variance hereof in relation to advertising marketing and/or promotional services with the Player or with or for all or some of the Club’s players (including the Player) from time to time. Any other such arrangements which have been agreed as at the date of the signing of this contract and any image contract or similar contract required to be set out in this contract by the League Rules are set out in Schedule 2 paragraph 13. 5. Remuneration and expenses 5.1 Throughout his engagement the Club shall pay to the Player the remuneration and shall provide the benefits (if any) as are set out in Schedule 2. 5.2 The Club shall reimburse the Player all reasonable hotel and other expenses wholly and exclusively incurred by him in or about the performance of his duties under this contract PROVIDED that the Player has obtained the prior authorisation of a director the Manager or the secretary of the Club and the Player furnishes the Club with receipts or other evidence of such expenses. 5.3 The Club may deduct from any remuneration payable to the Player: 5.3.1 any monies disbursed and/or liabilities incurred by the Club on behalf of the Player with the Players prior consent; 5.3.2 any other monies (but not claims for damages or compensation) which can be clearly established to be properly due from the Player to the Club. 5.4 If at a Disciplinary hearing conducted under Part 1 of Schedule 1 hereto a fine is imposed on a player calculated by reference to the Player’s weekly wage, the fine shall take the form of a forfeiture of wages of a corresponding amount so that the amount forfeit shall not become payable to the Player. The forfeiture shall take effect in relation to the monthly instalment of the Player’s remuneration falling due next after the date on which the notice 286 Premier League Forms

English Football League Contract Form 15 of the decision is given to him (“Pay Day”). But see clause 5.5 dealing with appeals. For the avoidance of doubt, the amount forfeit is the gross amount of the weekly wage. 5.5 If on Pay Day the time for appealing has not expired or if notice of appeal has been given, the reference to Pay Day shall be to the day on which the monthly instalment of remuneration becomes payable next after (i) the expiry of the time for appealing without any appeal having been made or (ii) if an appeal is made, the date on which the outcome of the appeal is notified to the Player. In the case of an appeal, the amount that is forfeit shall be the amount (if any) determined on appeal. 6. Obligations of the Club 6.1 The Club shall: 6.1.1 observe the Rules all of which (other than the Club Rules) shall take precedence over the Club Rules; 6.1.2 provide the Player each year with copies of all the Rules which affect the Player and of the terms and conditions of any policy of insurance in respect of or in relation to the Player with which the Player is expected to comply; 6.1.3 promptly arrange appropriate medical and dental examinations and treatment for the Player at the Club’s expense in respect of any injury to or illness (including mental illness or disorder) of the Player save where such injury or illness is caused by an activity or practice on the part of the Player which breaches clause 3.2.1 hereof in which case the Club shall only be obliged to arrange and pay for treatment to the extent that the cost thereof remains covered by the Club’s policy of medical insurance or (if the Club does not maintain such a policy) then to the extent that it would remain covered by such a policy were one maintained upon normal industry terms commonly available within professional football and so that save as aforesaid this obligation shall continue in respect of any examinations and/ or treatment the necessity for which arose during the currency of this contract notwithstanding its subsequent expiry or termination until the earlier of completion of the necessary examinations and/ or prescribed treatment and a period of eighteen months from the date of expiry or termination hereof; 6.1.4 The Club shall use all reasonable endeavours to ensure that any 287

English Football League Contract Form 15 policy of insurance maintained by the Club for the benefit of the Player continues to provide cover for any examinations and/or treatment as are referred to in clause 6.1.3 until completion of any such examinations and/or treatment; 6.1.5 comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; 6.1.6 at all times maintain and observe a proper health and safety policy for the security safety and physical well being of the Player when carrying out his duties under this contract; 6.1.7 in any case where the Club would otherwise be liable as employer for any acts or omissions of the Player in the lawful and proper performance of his playing practising or training duties under this contract defend the Player against any proceedings threatened or brought against him at any time arising out of the carrying out by him of any such acts or omissions and indemnify him from any damages awarded and this obligation and indemnity shall continue in relation to any such acts or omissions during the currency of this contract notwithstanding its expiry or termination before such proceedings are threatened and/or brought; 6.1.8 give the Player every opportunity compatible with his obligations under this contract to follow any course of further education or vocational training which he wishes to undertake and give positive support to the Player in undertaking such education and training. The Player shall supply the Footballer’s Further Education and Vocational Training Society with particulars of any courses undertaken by him; and 6.1.9 release the Player as required for the purposes of fulfilling the obligations in respect of representative matches to his national association pursuant to the statutes and regulations of FIFA. 6.2 The Club shall not without the consent in writing of the Player: 6.2.1 take or use or permit to be used photographs of the Player for any purposes save as permitted by clause 4; or 6.2.2 use or reveal the contents of any medical reports or other medical information regarding the Player obtained by the Club save for the purpose of assessing the Player’s health and fitness obtaining 288 Premier League Forms

English Football League Contract Form 15 medical and insurance cover and complying with the Club’s obligations under the Rules. 7. Injury and Illness 7.1 Any injury to or illness of the Player shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such injury or illness. 7.2 In the event that the Player shall become incapacitated from playing by reason of any injury or illness (including mental illness or disorder) the Club shall pay to the Player during such period of incapacity or the period of this contract (whichever is the shorter) the following amounts of remuneration for the following periods: 7.2.1 in the case of a Player Injury his basic wage over the first eighteen months and one half of his basic wage for the remainder of his period of incapacity; 7.2.2 in the case of any other injury or illness his basic wage over the first twelve months and one half of his basic wage for the remainder of his period of incapacity. 7.3 In each case specified in clause 7.2 above there shall be paid to the Player in addition to his basic wage all or the appropriate share of any bonus payments if and to the extent that payment or provision for continuation of the same is specifically provided for in Schedule 2 or in the Club’s Bonus Scheme. 7.4 The payments made by the Club pursuant to clause 7.2 shall be deemed to include all and any statutory sick pay and/or any other state benefits payable by reference to sickness to which the Player may be entitled. 7.5 Nothing in this clause 7 shall reduce or vary the entitlement of the Player to signing on fees and/or loyalty payments or any other payments of a similar nature due to him under this Contract. 8. Permanent or Prolonged Incapacity 8.1 In the event that: 8.1.1 the Player shall suffer Permanent Incapacity; or 8.1.2 the Player has been incapacitated from playing by reason of or resulting from the same injury or illness (including mental illness or 289

English Football League Contract Form 15 disorder) for a period (consecutive or in the aggregate) amounting to eighteen months in any consecutive period of twenty months; the Club shall be entitled to serve a notice upon the Player terminating this contract. 8.2 The length of such notice shall be twelve months in the case of an incapacity by reason of a Player Injury and six months in every other case. 8.3 The notice referred to in clause 8.1 may be served at any time after: 8.3.1 the date on which the Player is declared to be suffering Permanent Total Disablement under the terms of the League’s personal accident insurance scheme; or 8.3.2 the date on which such Permanent Incapacity is established by the Initial Opinion; or 8.3.3 in the case of any incapacity as is referred to in 8.1.2 the date on which the period of incapacity shall exceed eighteen months as aforesaid but so that the right to terminate pursuant to clause 8.1.2 shall only apply while such incapacity shall continue thereafter. 8.4 In the event that after the service of any notice pursuant to clause 8.1.1 Permanent Incapacity is not confirmed by the Further Opinion (if requested) or (where relevant) by the Third Opinion then such notice shall lapse and cease to be of effect. 8.5 In the case of any notice of termination given under this clause 8 the Club shall be entitled by further notice on or after serving notice of termination to terminate this contract forthwith on paying to the Player at the time of such termination the remainder of his remuneration and any other sums properly due to him under this contract and the value of any other benefits which would be payable or available to the Player during the remainder of the period of his notice of termination provided always that the Club’s obligations pursuant to clause 6.1.3 shall continue to apply during the remainder of the said notice period and for any further relevant period as provided therein. 8.6 Where the Club has made payment to the Player during any period of incapacity owing to illness or injury and the Player’s absence is due to the action of a third party other than of another club player or match official in relation to any damage or injury sustained on or about the field of play 290 Premier League Forms

English Football League Contract Form 15 or during training or practising giving the Player a right of recovery against that third party then if the Player makes any claim against such third party the Player must where he is reasonably able to do so include as part of such claim from such third party a claim for recovery of any such payment and upon successful recovery repay to the Club the lesser of the total of the remuneration paid by the Club to the Player during the period of incapacity and the amount of any damages payable to or recovered by the Player in respect of such claim or otherwise by reference to loss of earnings under this contract under any compromise settlement or judgment. Any amounts paid by the Club to the Player in such circumstances shall constitute loans from the Club to be repaid to the Club to the extent aforesaid upon successful recovery as aforesaid. 9. Disciplinary Procedure Except in any case where the Club terminates the Player’s employment pursuant to the provisions of clause 10 hereof (when the procedure set out therein shall apply) the Club shall operate the disciplinary procedure set out in Part 1 of Schedule 1 hereto in relation to any breach or failure to observe the terms of this contract or of the Rules. 10. Termination by the Club 10.1 The Club shall be entitled to terminate the employment of the Player by fourteen days’ notice in writing to the Player if the Player: 10.1.1 shall be guilty of Gross Misconduct; 10.1.2 shall fail to heed any final written warning given under the provisions of Part 1 of Schedule 1 hereto; or 10.1.3 is convicted of any criminal offence where the punishment consists of a sentence of imprisonment of three months or more (which is not suspended). 10.2 If the Club terminates the Player’s employment for any reason under clause 10.1 the Club shall within seven days thereafter notify the Player in writing of the full reasons for the action taken. 10.3 The Player may by notice in writing served on the Club and the League at any time from the date of termination up to fourteen days after receipt by the Player of written notification under clause 10.2 give notice of appeal against the decision of the Club to the League and such appeal shall be determined in accordance with the procedures applicable pursuant to the League Rules. 291

English Football League Contract Form 15 10.4 If the Player exercises his right of appeal the termination of this contract by the Club shall not become effective unless and until it shall have been determined that the Club was entitled to terminate this contract pursuant to clause 10.1 but so that if it is so determined then subject only to clause 10.5.3 the Player shall cease to be entitled to any remuneration or benefits with effect from the expiration of the period of notice referred to in clause 10.3 and any payment made by the Club in respect thereof shall forthwith become due from the Player to the Club. 10.5 Pending the hearing and determination of such appeal the Club may suspend the Player for up to a maximum of six weeks from the date of notice of termination and if the Board so determine such suspension shall be without pay provided that: 10.5.1 the payment due to the Player in respect of the fourteen days’ notice period under clause 10.1 is made to the Player forthwith; 10.5.2 pending the determination of the appeal an amount equal to the remuneration which would otherwise have been due to the Player but for the suspension without pay is paid to an escrow account held by the PFA as and when it would otherwise have become due for payment to the Player and following the determination of the appeal the PFA will either pay the money (including interest earned on the said account) to the Player or return it to the Club according to the appeal decision; 10.5.3 all other benefits for the Player under the provisions of clauses 6.1.3 and 6.1.4 of this contract shall be maintained and remain in force while the appeal is pending; and 10.5.4 during any such period of suspension the Club shall be under no obligation to assign to the Player any playing training or other duties and shall be entitled to exclude the Player from the Club’s premises including its ground and training ground. 10.6 Upon any termination of this contract by the Club becoming operative the Club shall forthwith release the Player’s registration. 11.Termination by the Player 11.1The Player shall be entitled to terminate this contract by fourteen days’ notice in writing to the Club if the Club: 292 Premier League Forms

English Football League Contract Form 15 11.1.1shall be guilty of serious or persistent breach of the terms and conditions of this contract; or 11.1.2fails to pay any remuneration or other payments or bonuses due to the Player or make available any benefits due to him as it or they fall due or within fourteen days thereafter and has still failed to make payment in full or make the benefits available by the expiry of the said fourteen days’ notice. 11.2 The Club may within fourteen days of receipt of any notice of termination of this contract by the Player in accordance with clause 11.1 give written notice of appeal against such termination to the Player and to the League which shall hear such appeal in accordance with procedures applicable pursuant to the League Rules. 11.3 If the Club exercises its right of appeal pursuant to clause 11.2 the termination of this contract shall not become operative unless and until it shall have been determined that the Player was entitled to terminate this contract pursuant to clause 11.1. 11.4 Upon any termination of this contract by the Player becoming operative the Club shall forthwith release the Player’s registration. 12.Grievance Procedure In the event that the Player has any grievance in connection with his employment under this contract the grievance procedures set out in Part 2 of the Schedule 1 hereto shall be available to the Player. 13.Representation of Player In any disciplinary or grievance procedure the Player shall be entitled to be accompanied by or represented by his Club captain or a PFA delegate and/or any officer of the PFA. 14.Holidays For each Holiday Year the Player shall be entitled to take in the aggregate the equivalent of five weeks paid holiday to be taken at a time or times and for such days during the Holiday Year as shall be determined by the Club but so that (subject to the Club’s first team and any international commitments) the Club shall not unreasonably refuse to permit the Player to take three of such weeks consecutively. Holidays not taken during any Holiday Year (or subject to agreement by the Club within one month of the end of such Holiday Year) may not be carried forward into any subsequent Holiday Year. 293

English Football League Contract Form 15 15.Survival The provisions of this contract shall remain in full force and effect in respect of any act or omission of either party during the period of this contract notwithstanding the termination of this contract. 16.Confidentiality This contract is to be treated as being private and confidential and its contents shall not be disclosed or divulged either directly or indirectly to any person firm or company whatsoever either by the Club the Player or any Intermediary of the Club or the Player except: 16.1 with the prior written agreement of both the Club and the Player; or 16.2 as may be required by any statutory regulatory governmental or quasi governmental authorities or as otherwise required by law or pursuant to the Rules including (where appropriate) any recognised stock exchange; or 16.3 in the case of the Player to his duly appointed Intermediary and professional advisers including the PFA; or 16.4 in the case of the Club to its duly appointed Intermediary and its professional advisers or to such of its directors secretary servants or representatives or auditors to whom such disclosure is strictly necessary for the purposes of their duties and then only to the extent so necessary. 17.Arbitration Any dispute between the Club and the Player not provided for in clauses 9, 10, 11,12 and Schedule 1 hereof shall be referred to arbitration in accordance with the League Rules or (but only if mutually agreed by the Club and the Player) in accordance with the FA Rules. 18.Specificity of Football The parties hereto confirm and acknowledge that this contract the rights and obligations undertaken by the parties hereto and the fixed term period thereof reflect the special relationship and characteristics involved in the employment of football players and the participation by the parties in the game of football pursuant to the Rules and the parties accordingly agree that all matters of dispute in relation to the rights and obligations of the parties hereto and otherwise pursuant to the Rules including as to termination of this contract and any compensation payable in respect of termination or breach thereof shall be submitted to and the parties hereto accept the jurisdiction and all appropriate determinations of such tribunal panel or other body (including pursuant to any appeal therefrom) pursuant to the provisions of and in accordance with the procedures and practices under this contract and the Rules. 294 Premier League Forms

English Football League Contract Form 15 19. Severance 19.1 If the Player shall not make an application to an Employment Tribunal for compensation in respect of unfair dismissal or redundancy as a result of not being offered a new contract either on terms at least as favourable as under this contract or at all then the following provisions of this clause 19 shall take effect. 19.2 If by the expiry of this contract the Club has not made to the Player an offer of re-engagement on terms at least as favourable to the Player as those applicable over the last twelve months of this contract (or the length of this contract if shorter) then subject to clauses 19.1 and 19.3 the Player shall continue to receive from his Club (as a separate payment representing compensation as more particularly referred to in the Code of Practice) a payment equal to his weekly basic wage (at the average amount of his weekly wage over the preceding 12 months of this contract or the whole of this contract if shorter) for a period of one month from the expiry of this contract or until the Player signs for another club whichever period is the shorter provided that where the Player signs for another club within that period of one month at a lower basic wage than such average then such payment shall in addition include a sum equal to the shortfall in such basic wage for the remainder of such period; 19.3 The maximum amount payable to the Player under sub-clause 19.2 is double the maximum sum which an Employment Tribunal can award from time to time as a compensatory award for unfair dismissal. 20. Miscellaneous 20.1 This contract and the documents referred to herein constitute the entire agreement between the Club and the Player and supersede any and all preceding agreements between the Club and the Player. 20.2 The further particulars of terms of employment not contained in the body of this contract which must be given to the Player in compliance with Part 1 of the Employment Rights Act 1996 are given in Schedule 2. 20.3 This contract is signed by the parties hereto in duplicate so that for this purpose each signed agreement shall constitute an original but taken together they shall constitute one agreement. 20.4 For the purposes of the Data Protection Act 1998 the Player consents to the 295

English Football League Contract Form 15 Club the League PFA and FA collecting Personal Data including Sensitive Personal Data (both as defined in the said Act) about the Player. The Club’s Data Protection Policy can be found in the Club’s employee handbook. 21.Jurisdiction and Law This contract shall be governed by and construed in accordance with English law and the parties submit to the non exclusive jurisdiction of the English Courts. 296 Premier League Forms

English Football League Contract Form 15 Schedule 1 Part 1 Disciplinary Procedure and Penalties 1. Introduction The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all employees of the Club to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Player’s resulting treatment is no less fair. 2. Records All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Player will be supplied to the Player at his request. 3. The Procedure The following steps will be taken as appropriate in all cases of disciplinary action: 3.1 Investigation No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Player for up to fourteen days while the investigation takes place. If the Player is so suspended this contract will continue together with all the Player’s rights under it including the payment of the Player’s remuneration and benefits but during the period of suspension the Player will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Player will be notified in writing to the Player by the Club. 297

English Football League Contract Form 15 3.2 Disciplinary Hearing 3.2.1 If the Club decides to hold a disciplinary hearing about the matter complained of the Player will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Player will be given an opportunity to state his case either personally or through his representative as provided for in clause 13 of this contract. 3.2.2 Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Player the opportunity to state his case to the Manager or if the Player so requests to a director of the Club and where the Club considers it appropriate or where the Player requests the same without a disciplinary hearing. 3.2.3 A disciplinary hearing may proceed in the Player’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof. 3.3 Appeals 3.3.1 The Player shall have a right of appeal to the Board against any disciplinary decision. The Player should inform the Board in writing of his wish to appeal within fourteen days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Player will be given a further opportunity to state his case. The decision of the Board will be notified to the Player in writing within seven days and subject to paragraph 3.3.2 will be final and binding under this procedure. 3.3.2 In the event of any sanction being imposed or confirmed in excess of an oral warning the Player may by notice in writing served on the Club and the League within fourteen days of receipt by the Player of written notification of the decision of the Board give notice of appeal against it to the League who will determine the matter in accordance with the League Rules. 3.3.3 If the Player exercises any right of appeal as aforesaid any sanction imposed by the Club upon the Player shall not take effect until the appropriate appeal has been determined and the sanction confirmed varied or revoked as the case may be. 298 Premier League Forms

English Football League Contract Form 15 4. Disciplinary Penalties 4.1 At a disciplinary hearing or on an appeal against a disciplinary decision the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may: 4.1.1 give an oral warning a formal written warning or after a previous warning or warnings a final written warning to the Player; 4.1.2 impose a fine not exceeding the amount of the Player’s basic wage for a period of up to two weeks for a first offence (unless otherwise approved by the PFA in accordance with the Code of Practice) and up to four weeks for subsequent offences in any consecutive period of twelve months but only in accordance with the provisions of the Code of Practice; 4.1.3 order the Player not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding four weeks; 4.1.4 in any circumstances which would entitle the Club to dismiss the Player pursuant to any of the provisions of clause 10 of this contract dismiss the Player or impose such other disciplinary action (including suspension of the Player and/or a fine of all or part of the amount of the Player’s basic wage for a period not exceeding six weeks). 4.2 Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after twelve months. Part 2 Grievance Procedures 1. The Player shall bring any grievance informally to the notice of the Manager in the first instance. The Player may be required by the Manager to put any such grievance in writing. Having enquired into such grievance the Manager will then notify the Player of his decision. 2. If the grievance is not determined by the Manager to the Player’s satisfaction the Player may within fourteen days thereafter serve formal notice of the grievance in writing on the secretary of the Club and the matter shall thereupon be determined by the chairman of the Club or by the Board as soon as possible and in any event within four weeks of the receipt of the notice. 299

English Football League Contract Form 15 Schedule 2 – Insert Player’s Name…........................................... Supplemental Provisions and Employment Rights Act 1996 The following provisions shall apply to supplement the provisions of this contract and the information as set out herein in order to comply with the requirements of Part 1 of the Employment Rights Act 1996. 1. The Player’s employment with the Club began on 2. The date of termination of this contract is 30 June 20 3. No employment with a previous employer shall count as part of the Player’s continuous period of employment hereunder. 4. The Player’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Player shall not be entitled to any additional remuneration for work done outside normal working hours. 5. The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Player to play and to undertake his duties hereunder at any other place throughout the world. 6. No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Player’s employment under this contract. 7. The Professional Footballers’ Pension Scheme 7.1 Immediately on signing this contract, the Player shall: 7.1.1 be automatically enrolled as; or 7.1.2 or continue to be; a member of the 2011 Section of the Professional Footballers’ Pension Scheme (the “Scheme”) and shall remain so during the continuance of his employment hereunder unless he: 7.1.3 notifies the Scheme Administrator in writing that he wishes to opt out of the Scheme; 7.1.4 has previously registered with HM Revenue & Customs for Fixed or Enhanced Protection; or 300 Premier League Forms

English Football League Contract Form 15 7.1.5 joins an International Club on a temporary basis by way of International Loan Agreement (in which case his entitlement to membership of the Scheme shall be suspended for the duration of that International Loan Agreement); or 7.1.6 is otherwise ineligible for membership of the Scheme in accordance with the terms of the Scheme’s definitive trust deed and rules as amended from time to time. 7.2 For as long as the Player remains a member of the 2011 Section, an annual contribution (funded by the levy on transfer fees) will be paid into the Scheme for the benefit of the Player. The annual contribution shall be £5,208 or such other amount as determined by the Trustees of the Scheme from time to time. 7.3 The Player shall not be required to contribute to the 2011 Section but may elect to contribute such amount as he notifies to the Scheme Administrator in writing. Where a Player decides to contribute to the 2011 Section he can agree with his Club and the Scheme Administrator for the contribution to be made through a salary sacrifice arrangement. 7.4 Where, by virtue of previous membership of the Scheme, the Player has built up benefits under its Cash Section and/or Income Section, those benefits are frozen and will be revalued until his retirement from the Scheme. The Player shall be entitled to such benefits (including death benefits) from each section of the Scheme in which he has participated on such conditions as are set out in the Scheme’s definitive trust deed and rules as amended from time to time. 7.5 The Player further agrees that the Club may disclose his name, address, gender, date of birth, National Insurance number, salary information and dates of commencement and termination of employment to the League and the administrators of the Scheme for the purposes of facilitating the administration of the Scheme. 301

English Football League Contract Form 15 8. Remuneration The Player’s remuneration shall be: 8.1 Basic Wage: £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... 8.2 Such of the bonuses and incentives as the Player shall be entitled to receive under the terms of the Club’s bonus and incentive scheme as are set out below/a copy of which is annexed hereto. .......................................................................................................................................................... 8.3 Any other payments as follows: .......................................................................................................................................................... 9. Insurances (if any) maintained for the benefit of the Player subject to the terms and conditions thereof during currency of this contract the premiums of which are paid by the Club. Nature of Policy Amount ....................................................................... ....................................................................... 302 Premier League Forms

English Football League Contract Form 15 10. Benefits (if any) to be provided to the Player during the currency of this contract ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... 11. The Player’s normal retirement age is 35 years. 12. The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Player (through the PFA) affecting the Player’s employment and full details thereof are set out in the Code of Practice. 13 (If applicable) The following provisions which are additional or supplemental to those set out in clause 4 have been agreed between the Club and the Player as referred to in clause 4.11. ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... 14. Any other provisions: ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... 303

English Football League Contract Form 15 SIGNED by the Player ………………………………………………………............................ in the presence of: ............................................................................................................... (Witness signature) ………………………………………………………………………………. (Address) ............................................................................................................................... Occupation ............................................................................................................................ SIGNED by the Player’s parent or guardian (if the player is under 18) ………………………………………………………..……………………………………………. in the presence of: ............................................................................................................... (Witness signature) ……………………………………………………………… (Address) ............................................................................................................................... Occupation ............................................................................................................................ SIGNED by (name)................................................................................................................ for and on behalf of the Club in the presence of: ......................................................................................................................... (Witness signature) ………………………………………………………………………………. (Address) ............................................................................................................................... Occupation ............................................................................................................................ Did Player use the services of an Intermediary yes/no If yes, name of Intermediary............................................................................................................... Signature of Intermediary ……………………………………………………………….………………… Did the Club use the services of an Intermediary yes/no If yes, name of Intermediary ............................................................................................................... Signature of Intermediary………………………………………………………………. ………………… 304 Premier League Forms

Premier League Form 16 Premier League Contract *The Player’s birth certificate must be provided to the League in the case of his first registration. AN AGREEMENT made the (day) ......................... day of (month and year) ........................... Between ............................................... Football Club/Company Limited/Plc whose registered office is at (address) ........................................................................................................................................ .................................................................................................................................................................................... Registered Company No ...................................................... (hereinafter referred to as “the Club”) of the one part and the above-named Player (hereinafter referred to as “the Player”) of the other part 305 Player’s surname Player’s forename(s) Present Postal Address Date of Birth Place of Birth* Nationality National Insurance Number Club for which Player was last registered Club for which Player last played (excluding domestic trial) FA Copy League Copy Club Copy Player Copy No.

Premier League Contract Form 16 WHEREBY it is agreed as follows: 1. Definitions and Interpretation 1.1 The words and phrases below shall have the following meaning. “Associated Company” shall mean any company which is a holding company or subsidiary (each as defined in Section 736 of the Companies Act 1985) of the Club or of any holding company of the Club. “the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors. “Club Context” shall mean in relation to any representation of the Player and/or the Player’s Image a representation in connection or combination with the name colours Strip trade marks logos or other identifying characteristics of the Club (including trade marks and logos relating to the Club and its activities which trade marks and logos are registered in the name of and/or exploited by any Associated Company) or in any manner referring to or taking advantage of any of the same. “Club Rules” shall mean the rules or regulations affecting the Player from time to time in force and published by the Club. “Code of Practice” shall mean the Code of Practice from time to time in force and produced jointly by the Football Association Premier League Limited and the PFA in conjunction with the FA. “the FA Rules” shall mean the rules and regulations from time to time in force of the FA and including those of FIFA and UEFA to the extent they relate or apply to the Player or the Club. “the FA” shall mean the Football Association Limited. “FIFA” shall mean the Fédération Internationale de Football Association. “Gross Misconduct” shall mean serious or persistent conduct behaviour activity or omission by the Player involving one or more of the following: (a) (b) theft or fraud; deliberate and serious damage to the Club’s property; 306 Premier League Forms

Premier League Contract Form 16 (c) (d) use or possession of or trafficking in a Prohibited Substance; incapacity through alcohol affecting the Player’s performance as a player; breach of or failure to comply with of any of the terms of this contract (e) or such other similar or equivalent serious or persistent conduct behaviour activity or omission by the Player which the Board reasonably considers to amount to gross misconduct. “Holiday Year” shall mean a period of twelve months from 1st July in one year to 30th June in the next year. “Intermediary” means any Person who qualifies as an Intermediary for the purposes of the FA Regulations on Working with Intermediaries as they may be amended from time to time. “International Club” shall mean any association football club that does not participate in a league competition sanctioned by or otherwise affiliated to the FA. “International Loan Agreement” shall mean a loan agreement signed between a Transferor Club and an International Club. “Internet” shall mean the global network of computer systems using TCP/IP protocols including (without limitation) the World Wide Web. “the Laws of the Game” shall mean the laws from time to time in force governing the game of association football as laid down by the International Football Association Board (as defined in the statutes of FIFA). “the League” shall mean the football league of which the Club is a member from time to time. “the League Rules” shall mean the rules or regulations from time to time in force of the League. “Manager” shall mean the official of the Club responsible for selecting the Club’s first team. 307

Premier League Contract Form 16 “Media” shall mean any and all media whether now existing or hereafter invented including but not limited to any print and/or paper medium broadcast satellite or cable transmission and any visual and/or audio medium and including but not limited to the Internet any television or radio channel Website webcast and/or any transmission made by any mobile or mobile telephony standard or technology or other media or broadcasting service. “PFA” shall mean the Professional Footballers Association. “Permanent Incapacity” shall mean either (a) “Permanent Total Disablement” as defined in the League’s personal accident insurance scheme or (b) incapacity of the Player by reason of or resulting from any injury or illness (including mental illness or disorder) where in the written opinion of an appropriately qualified medical consultant instructed by the Club (“the Initial Opinion”) and (if requested in writing either by the Club at any time or by the Player at any time but not later than twenty one days after receipt from the Club of notice in writing terminating this contract pursuant to clause 8.1) of a further such consultant approved or proposed by the Player (and in the absence of either an approval or proposal within 28 days of the request nominated on the application of either party by the President (“the President”) for the time being of the Royal College of Surgeons) (“the Further Opinion”) the Player will be unlikely by reason of such incapacity to play football to the same standard at which the Player would have played if not for such incapacity for a consecutive period of not less than twenty months commencing on the date of commencement of the incapacity PROVIDED that if the Initial Opinion and the Further Opinion disagree with one another then if the Further Opinion was given by a consultant nominated by the President it shall prevail but if not then a third opinion (“the Third Opinion”) from a consultant nominated by the President may be obtained on the application of either party and that opinion shall be final and binding for the purposes of this definition. “Player’s Image” shall mean the Player’s name, nickname, fame, image, signature, voice and film and photographic portrayal, virtual and/or electronic representation, reputation, replica and all other characteristics of the Player including his shirt number. 308 Premier League Forms

Premier League Contract Form 16 “Player Injury” shall mean any injury or illness (including mental illness or disorder) other than any injury or illness which is directly caused by or results directly from a breach by the Player of his obligations under clause 3.2.1 of this contract or of any other of his obligations hereunder amounting to Gross Misconduct. “Prohibited Substance” shall have the meaning set out in the FA Rules. “the Rules” shall mean the statutes and regulations of FIFA and UEFA the FA Rules the League Rules the Code of Practice and the Club Rules. “Strip” shall mean all versions from time to time of the Club’s official football clothing including shirts shorts socks and/or training kit track suits headwear and/or any other clothing displaying the Club’s name and/or official logo. “UEFA” shall mean the Union des Associations Européennes de Football. “Website” shall mean a site forming part of the Internet with a unique URL/ domain name. 1.2 For the purposes of this contract and provided the context so permits: 1.2.1 the singular shall include the plural and vice versa and any gender includes any other gender; 1.2.2 references to person shall include any entity business firm or unincorporated association; and 1.2.3 references to statutory enactments or to the Rules shall include re-enactments and amendments of substantially the same intent as the original referenced enactment or Rule. 1.3 The headings of this contract are for convenience only and not interpretation. 1.4 In the event of any dispute as to the interpretation of any of the provisions of this contract reference shall be made (where appropriate) for clarification to the Code of Practice but so that in the event of any conflict the provisions of this contract shall prevail. Subject thereto wherever specific reference to the Code of Practice is made in this contract the relevant terms and provisions thereof are deemed incorporated herein as if set out in full. 309

Premier League Contract Form 16 2. Appointment and duration 2.1 The Club engages the Player as a professional footballer on the terms and conditions of this contract and subject to the Rules. 2.2 This contract shall remain in force until the date specified in clause 2 of Schedule 2 hereto subject to any earlier determination pursuant to the terms of this contract. 3. Duties and Obligations of the Player 3.1 The Player agrees: 3.1.1 when directed by an authorised official of the Club: 3.1.1.1 to attend matches in which the Club is engaged; 3.1.1.2 to participate in any matches in which he is selected to play for the Club; and 3.1.1.3 to attend at any reasonable place for the purposes of and to participate in training and match preparation; 3.1.2 to play to the best of his skill and ability at all times; 3.1.3 except to the extent prevented by injury or illness to maintain a high standard of physical fitness at all times and not to indulge in any activity sport or practice which might endanger such fitness or inhibit his mental or physical ability to play practise or train; 3.1.4 to undertake such other duties and to participate in such other activities as are consistent with the performance of his duties under clauses 3.1.1 to 3.1.3 and as are reasonably required of the Player; 3.1.5 that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this contract; 3.1.6 to comply with and act in accordance with all lawful instructions of any authorised official of the Club; 3.1.7 to play football solely for the Club or as authorised by the Club or as required by the Rules; 3.1.8 to observe the Laws of the Game when playing football; 310 Premier League Forms

Premier League Contract Form 16 3.1.9 to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this contract; 3.1.10 to submit promptly to such medical and dental examinations as the Club may reasonably require and to undergo at no expense to himself such treatment as may be prescribed by the medical or dental advisers of the Club or the Club’s insurers; 3.1.11 on the termination of this contract for any cause to return to the Club in a reasonable and proper condition any property (including any car) which has been provided or made available by the Club to the Player in connection with his employment. 3.2 The Player agrees that he shall not: 3.2.1 undertake or be involved in any activity or practice which will knowingly cause to be void or voidable or which will invoke any exclusion of the Player’s cover pursuant to any policy of insurance maintained for the benefit of the Club on the life of the Player or covering his physical well-being (including injury and incapacity and treatment thereof); 3.2.2 when playing or training wear anything (including jewellery) which is or could be dangerous to him or any other person; 3.2.3 except to the extent specifically agreed in writing between the Club and the Player prior to the signing of this contract use as his regular place of residence any place which the Club reasonably deems unsuitable for the performance by the Player of his duties other than temporarily pending relocation; 3.2.4 undertake or be engaged in any other employment or be engaged or involved in any trade business or occupation or participate professionally in any other sporting or athletic activity without the prior written consent of the Club PROVIDED THAT this shall not: 3.2.4.1 prevent the Player from making any investment in any business so long as it does not conflict or interfere with his obligations hereunder; or 3.2.4.2 limit the Player’s rights under clauses 4 and 6.1.8; 311

Premier League Contract Form 16 3.2.5 knowingly or recklessly do, write or say anything or omit to do anything which is likely to bring the Club or the game of football into disrepute, cause the Player or the Club to be in breach of the Rules or cause damage to the Club or its officers or employees or any match official. Whenever circumstances permit the Player shall give to the Club reasonable notice of his intention to make any contributions to the public media in order to allow representations to be made to him on behalf of the Club if it so desires; 3.2.6 except in the case of emergency arrange or undergo any medical treatment without first giving the Club proper details of the proposed treatment and physician/surgeon and requesting the Club’s consent which the Club will not unreasonably withhold having due regard to the provisions of the Code of Practice. 4. Community, public relations and marketing 4.1 For the purposes of the promotional, community and public relations activities of the Club and/or (at the request of the Club) of any sponsors or commercial partners of the Club and/or of the League and/or of any main sponsors of the League the Player shall attend at and participate in such events as may reasonably be required by the Club, including but not limited to, appearances and the granting of interviews and photographic opportunities as authorised by the Club. The Club shall give reasonable notice to the Player of the Club’s requirements and the Player shall make himself available for up to six hours per week of which approximately half shall be devoted to the community and public relations activities of the Club. No photograph of the Player taken pursuant to the provisions of this clause 4.1 shall be used by the Club or any other person to imply any brand or product endorsement by the Player. 4.2 Whilst he is providing or performing the services set out in this contract (including travelling on Club business), the Player shall: 4.2.1 wear only such clothing as is approved by an authorised official of the Club; and 4.2.2 not display any badge, mark, logo, trading name or message on any item of clothing without the written consent of an authorised official of the Club provided that nothing in this clause shall prevent the Player wearing and/or promoting football boots and, in the case of a goalkeeper, gloves of his choice. 312 Premier League Forms

Premier League Contract Form 16 4.3 Subject in any event to clause 4.4 and except to the extent of any commitments already entered into by the Player as at the date hereof or when on international duty in relation to the Players’ national football association UEFA or FIFA, he shall not (without the written consent of the Club) at any time during the term of this contract do anything to promote, endorse or provide promotional marketing or advertising services or exploit the Player’s Image either (a) in relation to any person in respect of such person’s products brand or services which conflict or compete with any of the Club’s club branded or football related products (including the Strip) or any products, brand or services of the Club’s two main sponsors/commercial partners or of the League’s one principal sponsor or (b) for the League. 4.4 The Player agrees that he will not either on his own behalf or with or through any third party, undertake promotional activities in a Club Context nor exploit the Player’s Image in a Club Context in any manner and/or in any Media nor grant the right to do so to any third party. 4.5 Except to the extent specifically herein provided or otherwise specifically agreed with the Player, nothing in this contract shall prevent the Player from undertaking promotional activities or from exploiting the Player’s Image so long as: 4.5.1 the said promotional activities or exploitation do not interfere or conflict with the Player’s obligations under this contract; and 4.5.2 the Player gives reasonable advance notice to the Club of any intended promotional activities or exploitation. 4.6 The Player hereby grants to the Club the right to photograph the Player both individually and as a member of a squad and to use such photographs and the Player’s Image in a Club Context in connection with the promotion of the Club and its playing activities and the promotion of the League and the manufacture sale distribution licensing advertising marketing and promotion of the Club’s club branded and football related products (including the Strip) or services (including such products or services which are endorsed by or produced under licence from the Club) and in relation to the League’s licensed products, services and sponsors in such manner as the Club may reasonably think fit so long as: 4.6.1 the use of the Player’s photograph and/or Player’s Image either alone or with not more than two other players at the Club shall be limited to no greater usage than the average for all players regularly in the Club’s first team; 313

Premier League Contract Form 16 4.6.2 the Player’s photograph and/or Player’s Image shall not be used to imply any brand or product endorsement by the Player; and 4.6.3 PROVIDED that all rights shall cease on termination of this contract save for the use and/or sale of any promotional materials or products as aforesaid as shall then already be manufactured or in the process of manufacture or required to satisfy any outstanding orders. 4.7 In its dealings with any person permitted by the Club to take photographs of the Player the Club shall use reasonable endeavours to ensure that the copyright of the photographs so taken is vested in the Club and/or that no use is made of the said photographs without the Club’s consent and in accordance with the provisions of this contract. 4.8 The Player shall be entitled to make a responsible and reasonable reply or response to any media comment or published statements likely to adversely affect the Player’s standing or reputation and subject as provided for in clause 3.2.5, to make contributions to the public media in a responsible manner. 4.9 In this clause 4, where the context so admits the expression “the Club” includes any Associated Company of the Club but only to the extent and in the context that such company directly or indirectly provides facilities to or undertakes commercial marketing or public relations activities for the Club and not so as to require the consent of any Associated Company when consent of the Club is required. 4.10 For the purposes of the Contracts (Rights of Third Parties) Act 1999 nothing in this clause 4 is intended to nor does it give to the League any right to enforce any of its provisions against the Club or the Player. 4.11 Nothing in this clause 4 shall prevent the Club from entering into other arrangements additional or supplemental hereto or in variance hereof in relation to advertising, marketing and/or promotional services with the Player or with or for all or some of the Club’s players (including the Player) from time to time. Any other such arrangements which have been agreed as at the date of the signing of this contract and any image contract or similar contract required to be set out in this contract by the League Rules are set out in Schedule 2 paragraph 13. 5. Remuneration and expenses 5.1 Throughout his engagement the Club shall pay to the Player the remuneration and shall provide the benefits (if any) as are set out in Schedule 2. 314 Premier League Forms

Premier League Contract Form 16 5.2 The Club shall reimburse the Player all reasonable hotel and other expenses wholly and exclusively incurred by him in or about the performance of his duties under this contract PROVIDED that the Player has obtained the prior authorisation of a director the Manager or the secretary of the Club and the Player furnishes the Club with receipts or other evidence of such expenses. 5.3 The Club may deduct from any remuneration payable to the Player: 5.3.1 any monies disbursed and/or liabilities incurred by the Club on behalf of the Player with the Players prior consent; 5.3.2 any other monies (but not claims for damages or compensation) which can be clearly established to be properly due from the Player to the Club. 5.4 If at a Disciplinary hearing conducted under Part 1 of Schedule 1 hereto a fine is imposed on a player calculated by reference to the Player’s weekly wage, the fine shall take the form of a forfeiture of wages of a corresponding amount so that the amount forfeit shall not become payable to the Player. The forfeiture shall take effect in relation to the monthly instalment of the Player’s remuneration falling due next after the date on which the notice of the decision is given to him (“Pay Day”). But see clause 5.5 dealing with appeals. For the avoidance of doubt, the amount forfeit is the gross amount of the weekly wage. 5.5 If on Pay Day the time for appealing has not expired or if notice of appeal has been given, the reference to Pay Day shall be to the day on which the monthly instalment of remuneration becomes payable next after (i) the expiry of the time for appealing without any appeal having been made or (ii) if an appeal is made, the date on which the outcome of the appeal is notified to the Player. In the case of an appeal, the amount that is forfeit shall be the amount (if any) determined on appeal. 6. Obligations of the Club 6.1 The Club shall: 6.1.1 observe the Rules, all of which (other than the Club Rules) shall take precedence over the Club Rules; 6.1.2 provide the Player each year with copies of all the Rules which affect the Player and of the terms and conditions of any policy of insurance in respect of or in relation to the Player with which the Player is expected to comply; 315

Premier League Contract Form 16 6.1.3 promptly arrange appropriate medical and dental examinations and treatment for the Player at the Club’s expense in respect of any injury to or illness (including mental illness or disorder) of the Player, save where such injury or illness is caused by an activity or practice on the part of the Player which breaches clause 3.2.1 hereof, in which case the Club shall only be obliged to arrange and pay for treatment to the extent that the cost thereof remains covered by the Club’s policy of medical insurance or (if the Club does not maintain such a policy), then to the extent that it would remain covered by such a policy were one maintained upon normal industry terms commonly available within professional football and so that save as aforesaid this obligation shall continue in respect of any examinations and/ or treatment the necessity for which arose during the currency of this contract notwithstanding its subsequent expiry or termination until the earlier of completion of the necessary examinations and/ or prescribed treatment and a period of eighteen months from the date of expiry or termination hereof; 6.1.4 The Club shall use all reasonable endeavours to ensure that any policy of insurance maintained by the Club for the benefit of the Player continues to provide cover for any examinations and/or treatment as are referred to in clause 6.1.3 until completion of any such examinations and/or treatment; 6.1.5 comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; 6.1.6 at all times maintain and observe a proper health and safety policy for the security safety and physical well being of the Player when carrying out his duties under this contract; 6.1.7 in any case where the Club would otherwise be liable as employer for any acts or omissions of the Player in the lawful and proper performance of his playing, practising or training duties under this contract, defend the Player against any proceedings threatened or brought against him at any time arising out of the carrying out by him of any such acts or omissions and indemnify him from any damages awarded and this obligation and indemnity shall continue in relation to any such acts or omissions during the currency of this contract notwithstanding its expiry or termination before such proceedings are threatened and/or brought; 316 Premier League Forms

Premier League Contract Form 16 6.1.8 give the Player every opportunity compatible with his obligations under this contract to follow any course of further education or vocational training which he wishes to undertake and give positive support to the Player in undertaking such education and training. The Player shall supply the Footballer’s Further Education and Vocational Training Society with particulars of any courses undertaken by him; and 6.1.9 release the Player as required for the purposes of fulfilling the obligations in respect of representative matches to his national association pursuant to the statutes and regulations of FIFA. 6.2 The Club shall not, without the consent in writing of the Player: 6.2.1 take or use or permit to be used photographs of the Player for any purposes save as permitted by clause 4; or 6.2.2 use or reveal the contents of any medical reports or other medical information regarding the Player obtained by the Club save for the purpose of assessing the Player’s health and fitness obtaining medical and insurance cover and complying with the Club’s obligations under the Rules. 7. Injury and Illness 7.1 Any injury to or illness of the Player shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such injury or illness. 7.2 In the event that the Player shall become incapacitated from playing by reason of any injury or illness (including mental illness or disorder), the Club shall pay to the Player during such period of incapacity or the period of this contract (whichever is the shorter) the following amounts of remuneration for the following periods: 7.2.1 in the case of a Player Injury, his basic wage over the first eighteen months and one half of his basic wage for the remainder of his period of incapacity; 7.2.2 in the case of any other injury or illness, his basic wage over the first twelve months and one half of his basic wage for the remainder of his period of incapacity. 7.3 In each case specified in clause 7.2, above there shall be paid to the Player in addition to his basic wage all or the appropriate share of any bonus payments 317

Premier League Contract Form 16 if and to the extent that payment or provision for continuation of the same is specifically provided for in Schedule 2 or in the Club’s Bonus Scheme. 7.4 The payments made by the Club pursuant to clause 7.2 shall be deemed to include all and any statutory sick pay and/or any other state benefits payable by reference to sickness to which the Player may be entitled. 7.5 Nothing in this clause 7 shall reduce or vary the entitlement of the Player to signing on fees and/or loyalty payments or any other payments of a similar nature due to him under this contract. 8. Permanent or Prolonged Incapacity 8.1 In the event that: 8.1.1 the Player shall suffer Permanent Incapacity; or 8.1.2 the Player has been incapacitated from playing by reason of or resulting from the same injury or illness (including mental illness or disorder) for a period (consecutive or in the aggregate) amounting to eighteen months in any consecutive period of twenty months, the Club shall be entitled to serve a notice upon the Player terminating this contract. 8.2 The length of such notice shall be twelve months in the case of an incapacity by reason of a Player Injury and six months in every other case. 8.3 The notice referred to in clause 8.1 may be served at any time after: 8.3.1 the date on which the Player is declared to be suffering Permanent Total Disablement under the terms of the League’s personal accident insurance scheme; or 8.3.2 the date on which such Permanent Incapacity is established by the Initial Opinion; or 8.3.3 in the case of any incapacity as is referred to in 8.1.2, the date on which the period of incapacity shall exceed eighteen months as aforesaid but so that the right to terminate pursuant to clause 8.1.2 shall only apply while such incapacity shall continue thereafter. 8.4 In the event that after the service of any notice pursuant to clause 8.1.1, Permanent Incapacity is not confirmed by the Further Opinion (if requested) or (where relevant) by the Third Opinion, then such notice shall lapse and cease to be of effect. 318 Premier League Forms

Premier League Contract Form 16 8.5 In the case of any notice of termination given under this clause 8 the Club shall be entitled by further notice on or after serving notice of termination to terminate this contract forthwith on paying to the Player at the time of such termination the remainder of his remuneration and any other sums properly due to him under this contract and the value of any other benefits which would be payable or available to the Player during the remainder of the period of his notice of termination, provided always that the Club’s obligations pursuant to clause 6.1.3 shall continue to apply during the remainder of the said notice period and for any further relevant period as provided therein. 8.6 Where the Club has made payment to the Player during any period of incapacity owing to illness or injury and the Player’s absence is due to the action of a third party other than of another club, player or match official in relation to any damage or injury sustained on or about the field of play or during training or practising giving the Player a right of recovery against that third party, then if the Player makes any claim against such third party the Player must where he is reasonably able to do so include as part of such claim from such third party a claim for recovery of any such payment and upon successful recovery repay to the Club the lesser of the total of the remuneration paid by the Club to the Player during the period of incapacity and the amount of any damages payable to or recovered by the Player in respect of such claim or otherwise by reference to loss of earnings under this contract under any compromise settlement or judgment. Any amounts paid by the Club to the Player in such circumstances shall constitute loans from the Club to be repaid to the Club to the extent aforesaid upon successful recovery as aforesaid. 9.Disciplinary Procedure Except in any case where the Club terminates the Player’s employment pursuant to the provisions of clause 10 hereof (when the procedure set out therein shall apply) the Club shall operate the disciplinary procedure set out in Part 1 of Schedule 1 hereto in relation to any breach or failure to observe the terms of this contract or of the Rules. 10.Termination by the Club 10.1The Club shall be entitled to terminate the employment of the Player by fourteen days’ notice in writing to the Player if the Player: 10.1.1shall be guilty of Gross Misconduct; 10.1.2shall fail to heed any final written warning given under the provisions of Part 1 of Schedule 1 hereto; or 319

Premier League Contract Form 16 10.1.3is convicted of any criminal offence where the punishment consists of a sentence of imprisonment of three months or more (which is not suspended). 10.2 If the Club terminates the Player’s employment for any reason under clause 10.1, the Club shall within seven days thereafter notify the Player in writing of the full reasons for the action taken. 10.3 The Player may by notice in writing served on the Club and the League at any time from the date of termination up to fourteen days after receipt by the Player of written notification under clause 10.2, give notice of appeal against the decision of the Club to the League and such appeal shall be determined in accordance with the procedures applicable pursuant to the League Rules. 10.4 If the Player exercises his right of appeal the termination of this contract by the Club shall not become effective unless and until it shall have been determined that the Club was entitled to terminate this contract pursuant to clause 10.1 but so that if it is so determined then subject only to clause 10.5.3 the Player shall cease to be entitled to any remuneration or benefits with effect from the expiration of the period of notice referred to in clause 10.3 and any payment made by the Club in respect thereof shall forthwith become due from the Player to the Club. 10.5 Pending the hearing and determination of such appeal the Club may suspend the Player for up to a maximum of six weeks from the date of notice of termination and, if the Board so determine, such suspension shall be without pay provided that: 10.5.1 the payment due to the Player in respect of the fourteen days’ notice period under clause 10.1 is made to the Player forthwith; 10.5.2 pending the determination of the appeal an amount equal to the remuneration which would otherwise have been due to the Player but for the suspension without pay is paid to an escrow account held by the PFA as and when it would otherwise have become due for payment to the Player and following the determination of the appeal the PFA will either pay the money (including interest earned on the said account) to the Player or return it to the Club according to the appeal decision; 10.5.3 all other benefits for the Player under the provisions of clauses 6.1.3 and 6.1.4 of this contract shall be maintained and remain in force while the appeal is pending; and 320 Premier League Forms

Premier League Contract Form 16 10.5.4during any such period of suspension the Club shall be under no obligation to assign to the Player any playing training or other duties and shall be entitled to exclude the Player from the Club’s premises including its ground and training ground. 10.6Upon any termination of this contract by the Club becoming operative, the Club shall forthwith release the Player’s registration. 11. Termination by the Player 11.1 The Player shall be entitled to terminate this contract by fourteen days’ notice in writing to the Club if the Club: 11.1.1shall be guilty of serious or persistent breach of the terms and conditions of this contract; or 11.1.2fails to pay any remuneration or other payments or bonuses due to the Player or make available any benefits due to him as it or they fall due or within fourteen days thereafter and has still failed to make payment in full or make the benefits available by the expiry of the said fourteen days’ notice. 11.2 The Club may, within fourteen days of receipt of any notice of termination of this contract by the Player in accordance with clause 11.1 give written notice of appeal against such termination to the Player and to the League which shall hear such appeal in accordance with procedures applicable pursuant to the League Rules. 11.3 If the Club exercises its right of appeal pursuant to clause 11.2, the termination of this contract shall not become operative unless and until it shall have been determined that the Player was entitled to terminate this contract pursuant to clause 11.1. 11.4 Upon any termination of this contract by the Player becoming operative the Club shall forthwith release the Player’s registration. 12. Grievance Procedure In the event that the Player has any grievance in connection with his employment under this contract the grievance procedures set out in Part 2 of the Schedule 1 hereto shall be available to the Player. 321

Premier League Contract Form 16 13. Representation of Player In any disciplinary or grievance procedure the Player shall be entitled to be accompanied by or represented by his Club captain or a PFA delegate and/or any officer of the PFA. 14. Holidays For each Holiday Year the Player shall be entitled to take in the aggregate the equivalent of five weeks paid holiday to be taken at a time or times and for such days during the Holiday Year as shall be determined by the Club but so that (subject to the Club’s first team and any international commitments) the Club shall not unreasonably refuse to permit the Player to take three of such weeks consecutively. Holidays not taken during any Holiday Year (or subject to agreement by the Club within one month of the end of such Holiday Year) may not be carried forward into any subsequent Holiday Year. 15. Survival The provisions of this contract shall remain in full force and effect in respect of any act or omission of either party during the period of this contract notwithstanding the termination of this contract. 16. Confidentiality This contract is to be treated as being private and confidential and its contents shall not be disclosed or divulged either directly or indirectly to any person firm or company whatsoever either by the Club the Player or any Intermediary of the Club or the Player except: 16.1 with the prior written agreement of both the Club and the Player; or 16.2 as may be required by any statutory, regulatory, governmental or quasi governmental authorities or as otherwise required by law or pursuant to the Rules including (where appropriate) any recognised stock exchange; or 16.3 in the case of the Player to his duly appointed Intermediary and professional advisers including the PFA; or 16.4 in the case of the Club to its duly appointed Intermediary and its professional advisers or to such of its directors secretary servants or representatives or auditors to whom such disclosure is strictly necessary for the purposes of their duties and then only to the extent so necessary. 322 Premier League Forms

Premier League Contract Form 16 17. Arbitration Any dispute between the Club and the Player not provided for in clauses 9, 10, 11,12 and Schedule 1 hereof shall be referred to arbitration in accordance with the League Rules or (but only if mutually agreed by the Club and the Player) in accordance with the FA Rules. 18. Specificity of Football The parties hereto confirm and acknowledge that this contract the rights and obligations undertaken by the parties hereto and the fixed term period thereof reflect the special relationship and characteristics involved in the employment of football players and the participation by the parties in the game of football pursuant to the Rules, and the parties accordingly agree that all matters of dispute in relation to the rights and obligations of the parties hereto and otherwise pursuant to the Rules, including as to termination of this contract and any compensation payable in respect of termination or breach thereof, shall be submitted to and the parties hereto accept the jurisdiction and all appropriate determinations of such tribunal panel or other body (including pursuant to any appeal therefrom) pursuant to the provisions of and in accordance with the procedures and practices under this contract and the Rules. 19. Severance 19.1 If the Player shall not make an application to an Employment Tribunal for compensation in respect of unfair dismissal or redundancy as a result of not being offered a new contract either on terms at least as favourable as under this contract or at all, then the following provisions of this clause 19 shall take effect. 19.2 If by the expiry of this contract the Club has not made to the Player an offer of re-engagement on terms at least as favourable to the Player as those applicable over the last twelve months of this contract (or the length of this contract if shorter) then subject to clauses 19.1 and 19.3 the Player shall continue to receive from his Club (as a separate payment representing compensation as more particularly referred to in the Code of Practice) a payment equal to his weekly basic wage (at the average amount of his weekly wage over the preceding 12 months of this contract or the whole of this contract if shorter) for a period of one month from the expiry of this contract or until the Player signs for another club, whichever period is the shorter, provided that where the Player signs for another club within that 323

Premier League Contract Form 16 period of one month at a lower basic wage than such average then such payment shall in addition include a sum equal to the shortfall in such basic wage for the remainder of such period; 19.3The maximum amount payable to the Player under sub-clause 19.2 is double the maximum sum which an Employment Tribunal can award from time to time as a compensatory award for unfair dismissal. 20. Miscellaneous 20.1 This contract and the documents referred to herein constitute the entire agreement between the Club and the Player and supersede any and all preceding agreements between the Club and the Player. 20.2 The further particulars of terms of employment not contained in the body of this contract which must be given to the Player in compliance with Part 1 of the Employment Rights Act 1996 are given in Schedule 2. 20.3 This contract is signed by the parties hereto in duplicate so that for this purpose each signed agreement shall constitute an original but taken together they shall constitute one agreement. 21. Privacy Notice For the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Player acknowledges that the Club, the League, the PFA and The FA are collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Player including such data in this contract. The League’s, the PFA’s and The FA’s Player Privacy Notice will be provided to you directly during the registration process and/or will be available on their respective websites. The Club’s Data Protection Policy can be found in the Club’s employee handbook. 22. Jurisdiction and Law This contract shall be governed by and construed in accordance with English law and the parties submit to the non exclusive jurisdiction of the English Courts. 324 Premier League Forms

Premier League Contract Form 16 Schedule 1 Part 1 Disciplinary Procedure and Penalties 1. Introduction The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all employees of the Club to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Player’s resulting treatment is no less fair. 2. Records All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Player will be supplied to the Player at his request. 3. The Procedure The following steps will be taken as appropriate in all cases of disciplinary action: 3.1 Investigation No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Player for up to fourteen days while the investigation takes place. If the Player is so suspended this contract will continue together with all the Player’s rights under it including the payment of the Player’s remuneration and benefits but during the period of suspension the Player will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Player will be notified in writing to the Player by the Club. 325

Premier League Contract Form 16 3.2 Disciplinary Hearing 3.2.1 If the Club decides to hold a disciplinary hearing about the matter complained of, the Player will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Player will be given an opportunity to state his case either personally or through his representative as provided for in clause 13 of this contract. 3.2.2 Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Player the opportunity to state his case to the Manager or if the Player so requests to a director of the Club and where the Club considers it appropriate or where the Player requests the same without a disciplinary hearing. 3.2.3 A disciplinary hearing may proceed in the Player’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof. 3.3 Appeals 3.3.1 The Player shall have a right of appeal to the Board against any disciplinary decision. The Player should inform the Board in writing of his wish to appeal within fourteen days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Player will be given a further opportunity to state his case. The decision of the Board will be notified to the Player in writing within seven days and subject to paragraph 3.3.2 will be final and binding unwder this procedure. 3.3.2 In the event of any sanction being imposed or confirmed in excess of an oral warning, the Player may by notice in writing served on the Club and the League within fourteen days of receipt by the Player of written notification of the decision of the Board give notice of appeal against it to the League who will determine the matter in accordance with the League Rules. 3.3.3 If the Player exercises any right of appeal as aforesaid, any sanction imposed by the Club upon the Player shall not take effect until the appropriate appeal has been determined and the sanction confirmed varied or revoked as the case may be. 326 Premier League Forms

Premier League Contract Form 16 4. Disciplinary Penalties 4.1 At a disciplinary hearing or on an appeal against a disciplinary decision, the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may: 4.1.1 give an oral warning a formal written warning or after a previous warning or warnings a final written warning to the Player; 4.1.2 impose a fine not exceeding the amount of the Player’s basic wage for a period of up to two weeks for a first offence (unless otherwise approved by the PFA in accordance with the Code of Practice) and up to four weeks for subsequent offences in any consecutive period of twelve months but only in accordance with the provisions of the Code of Practice; 4.1.3 order the Player not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding four weeks; 4.1.4 in any circumstances which would entitle the Club to dismiss the Player pursuant to any of the provisions of clause 10 of this contract dismiss the Player or impose such other disciplinary action (including suspension of the Player and/or a fine of all or part of the amount of the Player’s basic wage for a period not exceeding six weeks). 4.2 Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after twelve months. Part 2 Grievance Procedures 1. The Player shall bring any grievance informally to the notice of the Manager in the first instance. The Player may be required by the Manager to put any such grievance in writing. Having enquired into such grievance the Manager will then notify the Player of his decision. 2. If the grievance is not determined by the Manager to the Player’s satisfaction the Player may within fourteen days thereafter serve formal notice of the grievance in writing on the secretary of the Club and the matter shall thereupon be determined by the chairman of the Club or by the Board as soon as possible and in any event within four weeks of the receipt of the notice. 327

Premier League Contract Form 16 Schedule 2 – Insert Player’s Name ….......................................... Supplemental Provisions and Employment Rights Act 1996 The following provisions shall apply to supplement the provisions of this contract and the information as set out herein in order to comply with the requirements of Part 1 of the Employment Rights Act 1996. 1. The Player’s employment with the Club began on ................................. 2. The date of termination of this contract is 30 June 20........... 3. No employment with a previous employer shall count as part of the Player’s continuous period of employment hereunder. 4. The Player’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Player shall not be entitled to any additional remuneration for work done outside normal working hours. 5. The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Player to play and to undertake his duties hereunder at any other place throughout the world. 6. No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Player’s employment under this contract. 7. The Professional Footballers’ Pension Scheme 7.1 Immediately on signing this contract, the Player shall: 7.1.1 be automatically enrolled as; or 7.1.2 or continue to be; a member of the 2011 Section of the Professional Footballers’ Pension Scheme (the “Scheme”) and shall remain so during the continuance of his employment hereunder unless he: 7.1.3 notifies the Scheme Administrator in writing that he wishes to opt out of the Scheme; 328 Premier League Forms

Premier League Contract Form 16 7.1.4 has previously registered with HM Revenue & Customs for Fixed or Enhanced Protection; 7.1.5 joins an International Club on a temporary basis by way of International Loan Agreement (in which case his entitlement to membership of the Scheme shall be suspended for the duration of that International Loan Agreement); or 7.1.6 is otherwise ineligible for membership of the Scheme in accordance with the terms of the Scheme’s definitive trust deed and rules as amended from time to time. 7.2 For as long as the Player remains a member of the 2011 Section, an annual contribution (funded by the levy on transfer fees) will be paid into the Scheme for the benefit of the Player. The annual contribution shall be £5,208 or such other amount as determined by the Trustees of the Scheme from time to time. 7.3 The Player shall not be required to contribute to the 2011 Section but may elect to contribute such amount as he notifies to the Scheme Administrator in writing. Where a Player decides to contribute to the 2011 Section he can agree with his Club and the Scheme Administrator for the contribution to be made through a salary sacrifice arrangement. 7.4 Where, by virtue of previous membership of the Scheme, the Player has built up benefits under its Cash Section and/or Income Section, those benefits are frozen and will be revalued until his retirement from the Scheme. The Player shall be entitled to such benefits (including death benefits) from each section of the Scheme in which he has participated on such conditions as are set out in the Scheme’s definitive trust deed and rules as amended from time to time. 7.5 The Player further agrees that the Club may disclose his name, address, gender, date of birth, National Insurance number, salary information and dates of commencement and termination of employment to the League and the administrators of the Scheme for the purposes of facilitating the administration of the Scheme. 329

Premier League Contract Form 16 8. Remuneration The Player’s remuneration shall be: 8.1 Basic Wage: £ per week/per annum payable by monthly instalments in arrear from ......................... to ......................... £ per week/per annum payable by monthly instalments in arrear from ......................... to ......................... £ per week/per annum payable by monthly instalments in arrear from ......................... to ......................... 8.2 Such of the bonuses and incentives as the Player shall be entitled to receive under the terms of the Club’s bonus and incentive scheme as are set out below/a copy of which is annexed hereto. SEE ATTACHED 8.3 Any other payments as follows: SEE ATTACHED 9. Insurances (if any) maintained for the benefit of the Player subject to the terms and conditions thereof during currency of this contract the premiums of which are paid by the Club. Nature of Policy Amount N/A 10. Benefits (if any) to be provided to the Player during the currency of this contract SEE ATTACHED 11. The Player’s normal retirement age is 35 years. 330 Premier League Forms

Premier League Contract Form 16 12. The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Player (through the PFA) affecting the Player’s employment and full details thereof are set out in the Code of Practice. 13. (If applicable) The following provisions which are additional or supplemental to those set out in clause 4 have been agreed between the Club and the Player as referred to in clause 4.11. SEE ATTACHED 14. Any other provisions: SEE ATTACHED 331

Premier League Contract Form 16 SIGNED BY THE PLAYER Player signature: ........................................................................................................................ in the presence of: Witness signature:..................................................................................................................... Witness name: ............................................................................................................................ Witness address: ........................................................................................................................ Witness occupation: ................................................................................................................. SIGNED BY THE PLAYER’S PARENT OR GUARDIAN (if the player is under 18) Parent / Guardian signature: ............................................................................................... Parent / Guardian name: ....................................................................................................... in the presence of: Witness signature:..................................................................................................................... Witness name: ............................................................................................................................ Witness address: ........................................................................................................................ Witness occupation: ................................................................................................................. SIGNED FOR AND ON BEHALF OF THE CLUB BY: Authorised signatory signature: .......................................................................................... Authorised signatory name:.................................................................................................. in the presence of: Witness signature:..................................................................................................................... Witness name: ............................................................................................................................ Witness address: ........................................................................................................................ Witness occupation: ................................................................................................................. Did Player use the services of an Intermediary yes/no If yes, name of Intermediary ................................................................................................ Did the Club use the services of an Intermediary yes/no If yes, name of Intermediary ................................................................................................ 332 Premier League Forms

Premier League Form 17 Player Ethnicity Monitoring Questionnaire (Rule T.24) What is your ethnic group? (Choose ONE section from A to E, then tick the appropriate box to indicate the ethnicity that you identify with from the list below) A White  British  English  Scottish  Welsh  Irish  Gypsy or Irish Traveller  Any other White Background, please write in ………………………………........... C Asian or Asian British  Indian  British-Indian  Pakistani  British-Pakistani  Bangladeshi  British-Bangladeshi  Chinese  British-Chinese  Any other Asian background, please write in E Other Background  Arab  Other  Prefer not to say ………………………………........... F Undeclared  Prefer not to disclose my ethnic origin ………………………………........... B Mixed  White and Black Caribbean  White and Black African  White and Asian  Any other Mixed Background, please write in ………………………………........... D Black or Black British  Caribbean  British-Caribbean  African  British-African  Any other Black background, please write in ………………………………........... 333 Name of Academy Player ..................................................... Signed ..................................................... Date ..................................................... (Parent / Guardian to sign if Player is a minor) USE OF INFORMATION Completion of this questionnaire is voluntary. If you provide the information it will be used as set out below and will not be used for selection or any other purposes. The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (“Premier League”) (and The Football League Limited should the Player ever compete in the Football League) against the Player’s record and will be used: • To help the Premier League gain insight as to who is playing the game at this level • to help ensure compliance with the Premier League’s Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 2 of the Premier League’s Rules) • to compile aggregate statistics and reports - on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited. - on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Equality and Human Rights Commission.

Premier League Form 18 Amateur Registration Form (Rule U.15) Player’s Particulars Surname ........................................................ Other name(s) ........................................................................ Address.................................................................................................................................................................. ....................................................................................................................... Post Code ..................................... Date of birth ....................................................................... Nationality* ......................................................................... Application to Register We hereby apply for the above-named Player to be registered as an Amateur Player for ............................................................................................... Football Club Signed ................................................................... Authorised Signatory Date ....................................................................... Endorsement by Scout I consent to the above application and acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that The Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Amateur Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League. [Having been registered as a Contract Player, I confirm that at least 30 days has elapsed since my contract registration terminated.**] Signed ................................................................... Date ....................................................................... * if the player last played for a club affiliated to a national association other than The Football Association, this Form must be accompanied by written confirmation from The Football Association that an international registration transfer certificate has been issued in respect of the player. ** delete words in brackets if inapplicable I hereby certify that I have this day registered (name of Player) ................................................... ................................…………………….................... as an Amateur Player whose registration is held by ................................…………………….................... Football Club. Signed ................................................................... Date ....................................................................... For and on behalf of the Board of The Premier League 334 Premier League Forms

Premier League Form 19 Offer Of New Contract (Rule V.17.2) To: [name and address of Out of Contract Player] ................................................................. ................................................................................................................................................................ Copy to: The Board The Premier League Under the provisions of Rule V.17.2 of the Rules of the Premier League .................................................................................................. Football Club hereby offers you a new contract to commence on the 1st July ............................................................ in the following terms: ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. This offer remains open and capable of acceptance for a period of one month within which time you may either accept it and enter into a new contract in the terms offered or decline it in writing. If you consider that the terms offered are less favourable than those in your current contract you may give notice to that effect in Form 20. Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... 335

Premier League Form 20 Application for Free Transfer (Rule V.20) To: [name of Club] ...................................................................... Football Club And to: The Board The Premier League I acknowledge having received your offer of a new contract in Form 19 dated I consider that the terms offered are less favourable than those in my current contract dated ........................................................... and I hereby give notice to that effect and apply for a free transfer. Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... 336 Premier League Forms

Premier League Form 21 Contingent Sum Notification (Rule V.36.2) To: [name of Transferor Club] ................................................................. Football Club Copy to: The Board The Premier League A Contingent Sum became payable to you on [date] by virtue of the Transfer Agreement between us relating to [name of Contract Player] ............................................................................. The contingent event resulting in the Contingent Sum becoming payable was ............................................................................................................................................................................... and the Contingent Sum which will be paid into the Compensation Fee Account within seven days of it becoming due amounts to £ ................................................... Signed on behalf of the Transferee Club .......................................................................... Position .............................……………………………………… Date ..............................…………………………………….. 337

Premier League Form 22 Fixed Penalty Notice (Rule W.4) To: Date: ......................................... ......................................... You are in breach of Rule .................................. in that on [date] .......................you [description of breach, indicating in appropriate cases whether it is a first, second or third breach of that Rule] ................................................................................ .......................................................................................................................................................... .......................................................................................................................................................... You are required within 14 days of the date of this notice to pay a fixed penalty of £ ...................... Alternatively, you are entitled within that period to appeal under the provisions of Rule W.62.1. If you appeal and your appeal is dismissed the fixed penalty becomes payable forthwith. Failure to pay the fixed penalty as required by this notice or forthwith upon any appeal being dismissed will constitute a breach of the Rules of the League in respect of which you will be liable to be dealt with under the provisions of Section W. Signed …………………………….................................. For and on behalf of the Board 338 Premier League Forms

Premier League Form 23 Summary Jurisdiction Notice (Rule W.9) To: ............................................................. Date: ............................................................. You are in breach of Rule .......................................................... in that on [date] you ............................................................................................................................................... The Board intends to exercise its summary jurisdiction and to impose on you a fine of £ ........................................ You are required within 14 days of the date of this notice to either: (1) (2) submit to the Board’s jurisdiction and pay the fine imposed; or elect to be dealt with by a Commission. Any such election should be in writing addressed to me at the League Office. Failure to comply with this requirement within the time limit will constitute a breach of the Rules of the League in respect of which you will be liable to be dealt with under the provisions of Section W. Signed …………………………….................................. For and on behalf of the Board 339

Premier League Form 24 Complaint (Rule W.26) To: ............................................................. Date: ............................................................. The Board’s complaint is that you are in breach of Rule ........................................ in that on [date] ............................................................. you [description of breach] .......................................................................................................................................................... .......................................................................................................................................................... .......................................................................................................................................................... A summary of the facts alleged is as follows: ............................................................... .......................................................................................................................................................... .......................................................................................................................................................... .......................................................................................................................................................... .......................................................................................................................................................... *Annexed hereto are copies of the following documents upon which the Board relies: ................................................................................................................................ .......................................................................................................................................................... .......................................................................................................................................................... .......................................................................................................................................................... .......................................................................................................................................................... In accordance with Rule W.30, within 14 days of receipt of this complaint you are required to send to me by recorded delivery post a written answer in Form 25. Signed …………………………….................................. For and on behalf of the Board * delete if inapplicable 340 Premier League Forms

Premier League Form 25 Answer (Rule W.30) To:The Board The Premier League Date: .................................................. I/We* acknowledge having received the complaint dated .............................................................. The complaint is admitted/denied*. I/We* request that the complaint be determined by written representations.* *[If the complaint is admitted] I/We*ask the Commission to take into account the following mitigation: ....................................................................................................................................... .................................................................................................................................................................................... ................................................................................................................................................................................ § *[If the complaint is denied and is to be determined at a hearing] My/Our* reasons for denying the complaint are: ........................................................................................................................... ................................................................................................................................................................................... ................................................................................................................................................................................. § *[If the complaint is denied and is to be determined by written representations] My/ Our*representations are as follows: ......................................................................................................... ................................................................................................................................................................................... ................................................................................................................................................................................. § Annexed hereto are copies of the following documents upon which I/We*rely: ................. .................................................................................................................................................................................... .................................................................................................................................................................................... ................................................................................................................................................................................. § Signed ...................................................................... Position ................................................................. [for and on behalf of*] the Respondent * delete as appropriate § continue on separate sheet if necessary 341

Premier League Form 26 Appeal Against Fixed Penalty (Rule W.66) To: The Board The Premier League Date: .................................................. I/We* hereby appeal against the fixed penalty imposed by the notice in Form 22 dated ............................................................ My/our* appeal is * against the decision of the Board to impose the fixed penalty. * against the amount of the fixed penalty. * against the decision of the Board to impose the fixed penalty and its amount. The grounds of my/our* appeal are: ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... ....................................................................................................................................................................... .................................................................................................................................................................... § A deposit of £1,000 is enclosed. Signed # ................................................................................... Position .................................................................................... [for and on behalf of*] the Respondent *delete as appropriate § continue on separate sheet if necessary # state position if signed on behalf of a Club 342 Premier League Forms

Premier League Form 27 Appeal Against Commission Decision (Rule W.67) To: The Board The Premier League Date: .................................................. I/We* hereby appeal against the decision of the Commission before which I/We* appeared dated ....................................................................... My/our* appeal is * against the decision of the Commission * against the amount of the penalty * against the decision of the Commission and the penalty. * against the amount of compensation ordered by the Commission The grounds of My/our* appeal are: .............................................................................................. ....................................................................................................................................................................... .................................................................................................................................................................... § *I/We intend to apply at the appeal hearing for leave to adduce the following fresh evidence .................................................................................................................................................... ....................................................................................................................................................................... .................................................................................................................................................................... § The reasons for such application are ............................................................................................ ....................................................................................................................................................................... .................................................................................................................................................................... § A deposit of £1,000 is enclosed. Signed # ................................................................................... * delete whichever are inapplicable § continue on separate sheet if necessary # state position if signed on behalf of a Club 343

Premier League Form 28 Request for Arbitration (Rules X.7 or Y.3) To: ................................................................................. ......................................................................................... ......................................................................................... ......................................................................................... From: .................................................................. ............................................................................... ............................................................................... ............................................................................... A dispute has arisen between us concerning (brief description of matters in dispute) ................................................................................................................................................................................ ................................................................................................................................................................................ ................................................................................................................................................................................ ................................................................................................................................................................................ ................................................................................................................................................................................ ................................................................................................................................................................................ ................................................................................................................................................................................ I/We wish to have the dispute settled by arbitration in accordance with the provisions of Section [ ]§ of the Rules of the Premier League and you are hereby required to appoint an arbitrator pursuant thereto. Signed ....................................................................... Position* ................................................................. Date ........................................................................... § insert “Y” if the arbitration is to be determined by the Managers’ Arbitration Tribunal; insert “X” in any other case. * to be completed if the Form is signed on behalf of the League or a Club. Copy to: The Board The Premier League 344 Premier League Forms

Premier League Form 29 Appointment of Arbitrator (Rules X.10 or Y.6) To: The Board The Premier League From: ............................................................... ............................................................... ............................................................... Pursuant to the request for arbitration made by ............................................................ and dated ...................................................................................................., I/we hereby appoint (name of appointee) .................................................................................... as an arbitrator in the arbitration requested. Signed ...................................................................... Position* ................................................................. Date .......................................................................... Copy to: (the other party) .......................................................................................................... ............................................................................................................................................. ............................................................................................................................................. ............................................................................................................................................. * to be completed if the Form is signed on behalf of the League or a Club. 345

Premier League Form 30 Appointment of Single Arbitrator (Rule X.15.1) To: The Board The Premier League Pursuant to the request for arbitration made by .............................................................. and dated ....................................................... we, the parties to the arbitration, hereby jointly appoint (name of appointee) ........................................................................................... as the single arbitrator in the arbitration requested. Signed ................................................................. Signed ................................................................. on behalf of ...................................................... on behalf of ...................................................... Position* ............................................................ Position* ............................................................ Date .................................................................... Date .................................................................... * to be completed if the Form is signed on behalf of the League or a Club 346 Premier League Forms

Premier League Form 31 Notice of Preliminary Meeting (Rules X.20 or Y.13) To: ............................................................................... ....................................................................................... ....................................................................................... ....................................................................................... From: ...................................................................... ................................................................................... ................................................................................... ................................................................................... You are hereby required to attend a preliminary meeting at (place) ....................................... .................................................. on (date) .................................................. at (time) ..................................... when the tribunal will give directions for the conduct of the arbitration to which each of you is a party. Signed ………………………………………………………………….. Chairman Dated ............................................................................... 347

Premier League Forms 348

[LOGO]

Youth Development Rules

Youth Development Rules General Note: throughout this document binding Premier League Rules are shaded in light grey. Guidance and other notes are also included for the assistance of Clubs. Such guidance and notes do not, however, form part of the Rules. Rule 1 sets out definitions used in the Youth Development Rules. All other capitalised terms used in this section of the Rules are defined in Premier League Rule A.1. 351 1.In this section of the Rules the following terms shall have the following meanings: 1.1. “Academy” means an establishment for the coaching and education of Academy Players operated by a Club in accordance with the requirements of this Section of the Rules and licensed by the PGB pursuant to Rule 14; 1.2. “Academy Doctor” means the Official referred to in Rule 99; 1.3. “Academy Financial Information” means a budget for the following season, together with a comparison of the budgeted and actual figures for the previous season, all of which information shall be set out in the format to be prescribed by the League; 1.4. “Academy Management Team” has the meaning set out in Rule 50; 1.5. “Academy Manager” means the Official responsible for the strategic leadership and operation of a Club’s Academy, whose role and responsibilities are more particularly defined at Rules 52 to 58; 1.6. “Academy Nutritionist” means the Official referred to in Rule 88; 1.7. “Academy Operations Manager” means the Official referred to in Rule 60; 1.8. “Academy Performance Plan” means a document which sets out the goals, strategy and measurable short-term and long-term performance targets for all aspects of the work of the Club’s Academy, such strategy and performance targets to be consistent with the Club’s Vision Statement, Coaching Philosophy and Playing Philosophy and, where appropriate, details how the Academy will deliver and integrate its coaching, Education, Games and Sports Science and Medicine/ Performance Support Programmes; 1.9. “Academy Player” means a male player (other than an Amateur Player, Non-Contract Player (in The Football League) or a Trialist) who is in an age group between Under 9 to Under 21 and who is registered for and who is coached by, or plays football for or at a Club which operates an Academy pursuant to these Rules, save for any player who: (a) the Board is satisfied has developed technical, tactical, physical, psychological and social skills of such a level that he would not benefit from continued coaching in the Academy or participating or continuing to participate in its Games Programme (which includes, for the purpose of this definition, the league competition referred to in Rules 161 to 168); and (b) has entered into a written contract of employment in Form 16 with that Club; Definitions

General Guidance It is emphasised that Academy Players aged 17 or older may no longer be classified as such only where the Board approves an application by the Club in light of all the circumstances relevant to the particular Academy Player and on such terms as the Board considers appropriate. The responsibilities of a Club in relation to Duty of Care continue. Clubs’ attention is drawn to Rule 73 which requires Clubs to develop and implement a procedure to enable the transition of Academy Players to the senior squad, and also to Rule 118.1 which provides that each Academy Player has access to coaching tailored to his individual needs. Any decision by a Club to cease treating an Academy Player as such where it is not reasonable to do so in light of his overall development and skill level may be treated at being a breach of this Rule. Guidance The term “employ” is used in the Rules with reference to Academy Staff, but it is accepted that the relationship need not necessarily be one of employment. For example, a Club may enter into a contract for services with Part Time youth coaches whereby no employment relationship will arise. Any references to “employ” or “employment” in this section of the Rules shall be interpreted accordingly. Guidance To achieve and maintain the ‘FIFA Quality’ rating under the FIFA Quality Programme for Football Turf, the Artificial Surface pitch needs to be certified on an annual basis by a FIFA accredited agent. Existing Artificial Surface pitches have a natural life span. Accordingly, as they reach the end of their natural life span, they should be replaced with pitches that achieve the necessary star rating under the FIFA Quality Programme for Football Turf. 352 Youth Development Rules 1.13.“Academy Standards Application” means the online system: (a) through which Clubs are required to complete the self-assessment referred to in Rule 7, as part of the ISO process for the auditing of Academies; (b) through which the ISO provides feedback to Clubs as part of the multi-disciplinary assessment referred to in Rule 9.2; and (c) through which quantitative data can be provided to Clubs; 1.14. “Artificial Surface” means a playing surface which in the reasonable opinion of the League meets the requirements of the FIFA Quality Programme for Football Turf and any new outdoor or indoor Artificial Surface pitch installed by a Club which operates or applies to operate a Category 1 Academy must achieve the ‘FIFA Quality’ rating under the FIFA Quality Programme for Football Turf; 1.10.“Academy Psychologist" means the Official referred to in Rule 110; 1.11.“Academy Secretary” means the Official referred to in Rule 61; 1.12.“Academy Staff” means those Officials of a Club employed or otherwise engaged to work in the Club’s Academy;

General Guidance The BFAS will need to be renewed every three years (it is hoped as part of the renewal of the main Academy coaching qualifications). 353 1.17. “Category” means one of the four categories into which each Academy shall be assigned in accordance with the criteria and procedures set out in this section of the Rules, and “Category 1”, “Category 2”, “Category 3” and “Category 4” shall be construed accordingly; 1.18. “Charter for Academy Players and Parents” means the information to be provided by the League to the Parent of each Academy Player upon each occasion of his registration for a Club and which will contain: (a) information about the consequences of the Academy Player becoming registered with a Club; and 1.15.“Authorised Games” means: (a) international matches arranged by a national association including preparation and trials therefor; (b) matches in which the Academy Player plays for the Club holding his registration: (i) in its first teams; (ii) which are comprised in a Games Programme; or (iii) which are comprised in Festivals or Tournaments, participation in which is limited to Academy teams or which are sanctioned by The Football Association or by a foreign national association; (c) friendly matches organised by the Club holding the Academy Player’s registration and played at an Academy, participation in which is limited to Academy Players registered at an Academy or Trialists but excluding matches between two teams consisting of one Club’s Academy Players; (d) friendly matches against any opposition played outside the season dates set out in the Games Programme Schedule in which the Academy Player plays for the Club holding his registration; (e) matches organised by the English Schools Football Association or Independent Schools Football Association or an association affiliated to either of such Associations in which the Academy Player plays with the prior agreement of his Parents (in the case of an Academy Player under the age of 18 years), all participation in such matches to be notified by the Academy Player to the Club holding his registration; (f) trial matches for other Clubs or Football League clubs in which the Academy Player plays with the prior written permission of the Club holding his registration; or (g) any other match authorised by the Board; 1.16.“Basic First Aid for Sport Qualification” means the qualification of that name issued by or on behalf of The Football Association;

General Guidance See further Rules 77 to 80. 354 Youth Development Rules 1.27. “Development Centre” means an establishment operated by a Club in England or Wales for the coaching of Children which is not an Academy and includes any such establishment by whatever name or title it is known; 1.28. “Development Phase” means the Foundation Phase, the Youth Development Phase or the Professional Development Phase as the context requires, and “Development Phases” means all of the former; (b) a summary of the Club’s obligations to the Academy Player, and the Academy Player’s obligations to the Club; 1.19.“Chief Executive” means the Official referred to in Premier League Rule J.1.1; 1.20.“Club Board” means those Directors of the Club whose particulars are registered under section 162 of the Act; 1.21. “Coach Competency Framework” means a document which sets out the key competencies and behaviours which the Club expects its Academy coaches to possess and demonstrate; 1.22. “Coaching Curriculum” means a Club’s coaching curriculum which must be set out in writing and include: (a) the technical, tactical, physical, psychological and social skills that the Club wishes its Academy Players to develop; (b) the appropriate means of coaching Academy Players in order that they develop those skills (having due regard to their age); and (c) specific coaching curricula for each Development Phase; 1.23. “Coaching Philosophy” means a written statement which sets out in detail (including by describing the content of individual coaching sessions for each Academy Player) the means by which the Club will coach its Academy Players in each age group so that they have the best opportunity to develop the technical, tactical, physical, psychological and social skills that the Club wishes players in each position on the pitch to acquire, as set out in the Club’s Playing Philosophy; 1.24. “Continued Professional Development” means ongoing training for Academy Staff, relevant to their discipline, of such quality, content and frequency as is necessary to ensure that each member of Academy Staff has the necessary knowledge and expertise in order to fulfil his role; 1.25. “Core Coaching Time” means between 8.30am and 5.30pm on Mondays to Fridays, save that in the Foundation Phase and Youth Development Phase it also includes between 9am and 5pm on Saturdays; 1.26. “Development Action Plan” means an individualised plan, developed and implemented in accordance with these Rules, for the professional development of an Academy coach;

General Guidance The FA Advanced Youth Award contains a specialist element relevant to each Development Phase. Coaches will be required to hold the specialism relevant to the age group that they coach. 355 1.38.“FA Youth Award” means the non-age specific qualification for Academy coaches awarded by The Football Association; 1.29. “Duty of Care” means the responsibility of each Club to promote, protect and support the individual wellbeing of each Academy Player and member of Academy Staff, within the Academy, in accordance with the following pillars: (a) Education (see Rules 173 to 189); (b) Personal development and life skills (see Rules 190 to 193); (c) Inductions and transitions (see Rules 194 to 198); (d) Academy Player and Parent voice (see Rules 199 to 200); (e) Safeguarding and mental and emotional wellbeing (see Rules 201 to 204); (f) Health and safety (see Rules 205 to 206); (g) Inclusion, diversity and equality (see Rules 207 to 208); and (h) Injury and medical (see Rules 209 to 216); 1.30. “Education Advisor” means, in respect of any Club in membership of the Premier League, experts appointed by the Premier League to support the delivery of education to Academy Players, and, in respect of any Club in membership of the Football League, means the charity, League Football Education; 1.31.“Education Programme” has the meaning set out in Rule 173; 1.32. “EHOC” means the ‘Elite Heads of Coaching’ programme provided by the League for Heads of Coaching at Category 1, Category 2 and Category 3 Academies and in respect of which additional funding is available from the League in the event of Club participation; 1.33.“Elite Academy Managers Development Programme” or “EAM” means the development programme provided by the League for Academy Managers; 1.34.“Elite Player Performance Plan” means the document of that name dated May 2011 and presented to the General Meeting held on Thursday 2 June 2011; 1.35. “Emergency Action Plan” means a plan detailing the medical facilities and personnel who shall be available at each Club’s home matches in the Games Programmes, and the contingency plan for how any medical emergencies at such matches shall be dealt with; 1.36.“Emergency First Aid in Football” or “EFAiF” means the qualification of that name issued by or on behalf of The Football Association; 1.37.“FA Advanced Youth Award” means the advanced qualification for Academy coaches to be developed and awarded by The Football Association;

General Guidance A Club will not be penalised should a member of its Academy Staff fulfilling one of the roles required by these Rules to be Full Time if working slightly less than 35 hours per week provided that the required outputs of that role are being satisfactorily delivered. thereunder. See further, by way of comparison, Rule 45 and the guidance 356 Youth Development Rules 1.43. “Full Time Education” means the education provided for registered pupils at primary or secondary schools or full-time equivalent students at colleges of further education; 1.44.“Full Time Training Model” means: (a) in the Professional Development Phase, a programme of coaching and education whereby the Academy Player’s academic education shall be scheduled to enable four hours of coaching per day (which may be split into two sessions of two hours each) to take place within the Core Coaching Time; and (b) in the Youth Development Phase, a programme which complies with the following: (i) the Academy Player shall receive within the Core Coaching Time a minimum of twenty hours of education; (ii) the Academy Player shall receive a significant amount of coaching within the Core Coaching Time. The exact amount of such coaching to take place within the Core Coaching Time is to be determined by the Club for each individual Academy Player. The Club shall demonstrate the amount of coaching is significantly more than the amount of coaching in the Core Coaching Time which the Club gives to its Academy Players engaged on the Hybrid Training Model. Full details must be set out in the Academy Player’s individual coaching plan referred to in Rule 118; 1.39. “Festival” means an event, which may be spread over more than one day, at which teams from three or more Clubs (or clubs) play a series of matches in an environment in which the matches are competitive but the results are not given any particular significance; 1.40.“Foundation Phase” means the Under 9 to Under 11 age groups inclusive; 1.41. “Foundation Phase Games Programme” means the games programmes organised by the League and the Football League for teams in each of the Under 9 to Under 11 age groups as set out in Rules 134 to 138; 1.42. “Full Time” means, when applied to a role specified under these Rules, one where the working hours are at least 35 hours per week (subject to such additional hours as the Club may require). A Full Time role may be fulfilled by more than one Official (e.g. on a job-share basis) provided that the minimum hours stated above are undertaken;

General Guidance The Games Programme Schedule incorporates two periods of “downtime” for matches in the Foundation Phase and Youth Development Phase Games Programmes. The first such period generally encompasses the last two weeks of July and the first two weeks of August, and the second encompasses two weeks over Christmas. The exact dates for each season’s period of downtime will be set out in the Games Programme Schedule when it is published by the League in the preceding season. A provisional date of 31 January in each season has been set for the publication of the Games Programme Schedule (although it may be subject to amendment thereafter but before the start of the following season to accommodate, for example, newly-classified or re-classified Academies). The League will conduct regular consultation meetings with Clubs to consider the Games Programme Schedule for the following season. 357 1.48.“Head of Academy Coaching” means the Official referred to in Rule 63; 1.49.“Head of Education” means the Official referred to in Rule 104; 1.50.“Head of Recruitment” means the Official referred to in Rule 106; 1.51. “Hybrid Training Model” means a programme of coaching and education whereby the coaching of an Academy Player primarily takes place outside the Core Coaching Time save that, subject to the provisions of these Rules, he may be released from attendance at school during the School Day for a maximum of half a day a week (if he is in the Foundation Phase) or two days a week (if he is in the Youth Development Phase); (iii) no single coaching session shall endure for more than 90 minutes, and if there are two or more coaching sessions on a single day, there shall be a period of rest between each session sufficient to ensure that the Academy Player is fully rested, and of at least 90 minutes’ duration, unless the Academy Player’s individual coaching plan recognises that he may have shorter rest periods; and (iv) the Club’s delivery of the Full Time Training Model must comply with these Rules; 1.45. “Futsal” means the variant of association football that is played in accordance with the Futsal Laws of the Game as published from time to time by FIFA (with any such variation thereto as the League may from time to time determine), the current such Laws being available at: http://resources.fifa.com/mm/document/footballdevelopment/refereeing/51/44/50/ lawsofthegamefutsal2014_15_eneu_neutral.pdf 1.46. “Games Programme” means the Foundation Phase Games Programme, the Youth Development Phase Games Programme, or the Professional Development Phase Games Programme; 1.47.“Games Programme Schedule” means the period during which matches in the Games Programmes shall take place;

General Guidance Clubs’ attention is drawn to Rule 181.2, pursuant to which they must provide all necessary additional educational support so that the Academy Player’s education is not prejudiced as a result of being released from school to undertake coaching during the Core Coaching Time. 358 Youth Development Rules 1.52. “Individual Learning Plan” means an individual plan for each Academy Player setting out measurable objectives for the development that he needs to undertake and the means by which he will obtain those objectives; 1.53. “Induction and Transition Strategy” means the documented plan in place at each Club, agreed by the Technical Board, designed and implemented to support Academy Players in their arrival to and departure from the Club, for whatever reason and whatever age group; 1.54. “Intermediate Trauma Medical Management in Football” or “ITMMiF” means the qualification of that name issued by or on behalf of The Football Association; 1.55. “ISO” means Professional Game Academy Audit Company or such other independent standards organisation appointed from time to time by the PGB for the purposes of undertaking the ISO Audits; 1.56. “ISO Audit” means the process of independent auditing of Clubs’ Academies in accordance with Rule 6 to Rule 12, including a process of self-assessment by each Club, and a multi-disciplinary assessment by the ISO; 1.57. “Learning Management System” or “LMS” means the online system provided by the League for the upload and storage of educational data and information regarding Academy Players; 1.58. “Multi-disciplinary Review” means a review of all aspects of an Academy Player’s football, athletic and educational performance and development and which shall include: (a) reports from all relevant Academy Staff (including from the coaching, education and sports science and medicine/performance support disciplines); (b) for Academy Players on the Full Time Training Model or the Hybrid Training Model, reports and educational data from the Academy Player’s school (and where the League requests, all Academy Players on the Part Time Training Model); (c) self-assessment by the Academy Player; and (d) short, medium and long-term targets for the Academy Player’s football, athletic and personal development; 1.59. “Part Time” means, when applied to a role specified under these Rules, one where the working hours are less than 35 hours per week. A Part Time role may be fulfilled by two or more Officials (e.g. on a job-share basis);

General Guidance No minimum number of hours is specified for Part Time roles required under these Rules. This is left to Clubs’ discretion. However, the League and the ISO will require to be satisfied that the required outputs and results are achieved by a Club’s staffing structure. See further, by way of comparison, Rule 45 and the Guidance thereunder. 359 1.60.“Part Time Training Model” means a coaching curriculum whereby the coaching of an Academy Player does not require him to miss any part of the School Day; 1.61. “Performance Analysis” means the analysis of the physiological, technical and tactical performance of each individual Player and, in a game, of the team as a whole. Performance Analysis shall be undertaken by means of such video and/or IT technology as the League shall from time to time determine; 1.62.“Performance Analysts” means the Officials referred to in Rules 100 and 101; 1.63. “Performance Clock” means the application utilised for recording, measuring, monitoring and evidencing all aspects of an Academy Player’s progression, development and education in accordance with the format and procedures to be set by the League; 1.64. “Performance Management Application” means the online support service to be developed and maintained by the League and utilised by each Club for the purposes of assisting the management of the Academy and recording and analysing data. Such data shall include (without limitation): (a) each Academy Player’s Performance Clock; (b) key data on Academy Staff such as records of qualification and Continued Professional Development; (c) such information as the League may from time to time require for the purposes of national or Category-wide benchmarking; and (d) data received from The Football Association in respect of an Academy Player who plays for, or who is coached by The Football Association with a view to playing for, an England representative side; 1.65. “Personal Development and Life Skills Plan” means the individual development plan for each Academy Player delivered by his Club on an ongoing basis throughout the period of his registration and which will also include (without limitation) life skills training or coaching in the following areas: (a) mental and emotional wellbeing; (b) health and nutrition; (c) careers and further education advice; (d) transition support; (e) financial management; (f) use of social media; (g) dealing with the media; (h) anti-doping;

General Guidance In addition to the above, Rule 208 requires all Clubs to deliver training to Academy Players and Academy Staff on equality, diversity and inclusion. 360 Youth Development Rules 1.66. “Player Care” means the adoption of a holistic approach to personal and sporting development, supporting Academy Players to achieve their potential in and out of football; 1.67. “Playing Philosophy” means a written statement which sets out: (a) the principles, values, playing style and tactical approach of all of the Club’s teams (including its first team); and (b) profiles detailing, for each age group and the first team, the Club’s desired technical, tactical, physical, psychological and social skills of players in each position on the pitch; 1.68. “Premier League 2” means the League of that name managed, organised and controlled by the League; 1.69. “Productivity Methodology” means the methodology developed by the League for analysing the registration and playing history of Players and, as a consequence thereof, for producing each Club’s Productivity Profile; 1.70. “Productivity Profile” means an analysis, provided by the League using the Productivity Methodology, of each Club’s track record in developing Academy Players, that is to say: (a) the extent to which Academy Players coached by or at its Academy have progressed to become established professional Players; and accordingly (b) the extent to which the Club is successful in contributing to the development of established professional Players; 1.71. “Professional Development Leagues” means the leagues of that name managed, organised and controlled by the League (in the case of Clubs operating Category 1 and Category 2 Academies) or by The Football League (in the case of Clubs operating Category 3 and Category 4 Academies) and “Professional Development League 1”, “Professional Development League 2” and “Professional Development League 3” shall be construed accordingly; 1.72. “Professional Development Phase” means the Under 17 to Under 21 age groups inclusive; 1.73. “Professional Development Phase Games Programme” means the games programmes organised by the League and Football League for teams in the Professional Development Phase as set out in Rules 154 to 160; (i) gambling, anti-corruption and sporting integrity; ( j) personal integrity; and (k) social skills.

General 361 1.74.“Qualified Teacher Status” means the accreditation which an individual must obtain in order to teach in state-maintained schools in England and Wales; 1.75.“Scholarship Agreement” means an agreement made between a Club and an Academy Player in PLYD Form 1; 1.76.“School Day” means the times when the pupils of a school are required to attend that school as determined by its governors; 1.77.“Senior Academy Physiotherapist” means the Official referred to in Rule 95; 1.78.“Senior Professional Development Coach” means the Official referred to in Rule 71; 1.79. “Sports Science and Medicine/Performance Support Programme” means an integrated, interdisciplinary programme for the provision of sports science, medical services, performance support and analysis as more particularly described in Rules 217 to 220; 1.80.“Sports Therapist” means a Person who holds at least an undergraduate degree in sports therapy; 1.81.“Technical Board” has the meaning set out in Rules 28 to 30; 1.82. “Tournament” means a grouping of competitive matches between three or more Clubs (or clubs) whose results are given significance (e.g. there may be a winner of the Tournament) and which are typically played together at one venue and over a short period of time (e.g. one day or a few days); 1.83. “Training Camp” means an event for the Academy Players of one Club and which lasts for one or more days and at which a variety of coaching and other on-pitch and off-pitch activities takes place; 1.84.“Training Model” means the Full Time Training Model, the Hybrid Training Model or the Part Time Training Model; 1.85.“Trialist” means a player playing in age groups Under 9 to Under 21 who is attending an Academy on trial under the provisions of Rules 235 or 236; 1.86. “Vision Statement” means a written statement of the Club’s desired culture, values, ambitions and strategic aims, and the behaviours and activities which the Club has adopted and will adopt (including within its Academy) in order to achieve the same; 1.87.“Youth Development Phase” means the Under 12 to Under 16 age groups inclusive; and 1.88. “Youth Development Phase Games Programme” means the games programmes organised by the League and Football League for teams in each of the Under 12 to Under 16 age groups, full details of which are set out in Rules 139 to 153.

General 362 Youth Development Rules 2. For the purposes of this section of these Rules: 2.1. Academy Players shall be placed in one of 13 age groups commencing with age group Under 9 and ending with age group Under 21; and 2.2. the age group into which each Academy Player shall be placed shall be determined by his age on 31 August in the year in question, save in the case of players in the Under 21 age group, who must be under the age of 21 as at 1 January in the year in which the Season concerned commences (i.e. for Season 2019/20 born on or after 1 January 1998). General 3. If a Club engages in the training and development of young players then it must: 3.1.obtain a licence to operate an Academy; and 3.2. operate its Academy in accordance with this section of the Rules. 4. The maximum term of a licence to operate an Academy shall be three years, unless revoked earlier in accordance with these Rules or extended by the PGB at its sole discretion. 5. There shall be four Categories of Academy. Applications to Operate Academies 6. Each Club which operates or applies to operate an Academy shall give the League and the ISO access to such facilities, personnel, documents and records as they reasonably require in order to undertake their responsibilities under these Rules. 7. In accordance with such timetable as issued by the League from time to time, a Club which wishes to operate (or continue to operate) an Academy must (a) submit its written application (signed on behalf of the Club by an Authorised Signatory) to do so to the ISO, and (b) submit a self-assessment via the Academy Standards Application to demonstrate adherence with: 7.1. the ‘safe to operate’ conditions implemented by the ISO from time to time; 7.2. the Rules; and 7.3. the standards issued by the ISO from time to time in respect of the areas set out in Rule 9.2, below (the "Standards"). 8. The PGB, taking into account the advice of the ISO (which shall be provided following a review by the ISO of the submission referred to in Rule 7), shall determine whether each applicant Club adheres to the ISO’s ‘safe to operate’ conditions, the Rules and the Standards and notify each such Club of its determination by the deadline stipulated by the League. 9. The PGB shall determine that a Club either: 9.1. does not comply with the ISO’s ‘safe to operate’ conditions, the Rules and the Standards, in which case the PGB will issue an action plan to the Club for it to address any breaches of the conditions, Rules or Standards, failure to comply with which may (at the PGB’s absolute discretion) result in the

General Guidance It is expected that the Club Officials who will attend the meeting with the ISO and the League referred to in Rule 13.2 will include the Academy Manager and the Chief Executive. 363 refusal to grant a licence to operate an Academy, the removal of an existing licence to operate an Academy or the downgrading of the Category status of an Academy; or 9.2. does comply with the ISO’s ‘safe to operate’ conditions, the Rules and the Standards in full, in which case the Club shall maintain the Category status of its Academy and the ISO shall conduct a further multi-disciplinary assessment of the Club’s Academy over a three-year period across the following areas (utilising such assessment criteria as devised by the ISO from time to time): (a) leadership and management; (b) coaching; (c) medicine/performance support; (d) education and player care; and (e) pathway and productivity. 10. Where during or following the completion of the multi-disciplinary assessment referred to at Rule 9, above, the ISO determines that the Club is failing to or has failed to adequately fulfil any element of the assessment criteria, it may recommend to the PGB that it issues an action plan to the Club for it to address any such failure(s), failure to comply with which may (at the PGB’s absolute discretion) result in the downgrading of the Category status of the Club’s Academy. 11. Where a Club wishes to apply for its Academy to obtain a higher Category status: (a) it must indicate the same in the submission referred to at Rule 7, above; and (b) the assessment processes referred to in Rules 7 and 9 will take place over the course of one year, rather than three. Where a Club can demonstrate at the time of submission that it is compliant with all requirements of the higher Category status, the ISO may consider awarding such higher Category status to the Club on a provisional basis whilst the one-year assessment referred to in point (b) is undertaken. 12. Each Club shall be given no less than one weeks’ notice of the dates of any element of an ISO Audit and may not change those dates save with the permission of the PGB, which shall only be granted if the PGB is satisfied there are exceptional circumstances which justify such a change. 13.Prior to any element of an ISO Audit being presented to the PGB, the ISO shall: 13.1.give to the Club a copy of it and of the ISO’s recommendation; 13.2.thereafter, if requested by the Club, hold a meeting with Officials of the Club and representatives of the League to discuss it; and 13.3. consider any representations made by the Club or the League about the Club’s ISO Audit and make all appropriate amendments to the ISO Audit consequent upon those representations.

General Guidance The circumstances referred to above include a change in ownership or strategic priority within the Club leading to a significantly high level of commitment to and investment in the Academy. The Club would need to demonstrate an improvement in performance against targets, not simply plans to improve performance. 364 Youth Development Rules 19.Any Club or Official making a false statement (whether made verbally or in writing) or falsifying a document in connection with: 19.1.an application for a licence to operate an Academy; 19.2.the League’s annual evaluation undertaken pursuant to Rule 31.2; 19.3.an ISO Audit; or 19.4.any other provision of these Rules, shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W of the Premier League Rules. 14. The PGB, having given due consideration to a Club’s ISO Audit and recommendation and to the advice of the League, shall (where appropriate) issue all licences to operate Academies and shall determine the Category of each Academy in respect of which it grants a licence. 15. For the avoidance of doubt, a Club shall only have the right to make representations to the PGB in connection with its application for a licence to operate an Academy if it believes that the ISO Audit contains manifest error. 16. A Club may only appeal against the decision of the PGB not to issue it a licence to operate an Academy, or against the PGB’s determination of the Category of its Academy, if that decision was: 16.1.reached as a result of fraud, malice or bad faith; 16.2.reached as a result of procedural errors so great that the rights of the Club have been clearly and substantially prejudiced; 16.3.reached as a result of a perverse interpretation of the law; or 16.4.one which could not reasonably have been reached by any tribunal which had applied its mind properly to the facts of the case. 17.Any appeal by a Club pursuant to Rule 16 shall be dealt with in accordance with Rule K (Arbitration) of the Rules of The Football Association. 18.A Club that has had a licence removed may not re-apply for a licence to operate an Academy within three years of the PGB’s determination unless: 18.1. the PGB is satisfied that there are exceptional circumstances which justify a further application; and 18.2. the Club bears any costs of the League, ISO and PGB reasonably incurred by any of those bodies in assessing and determining the Club’s further application.

General Guidance Failure to comply with any of the Rules in this section, other than those specified in Rule 21 above, will not ordinarily lead to liability to disciplinary action under Section W. However, such failure to comply may be dealt with pursuant to the terms and conditions of the Club’s Academy licence and may lead to the revocation, suspension or downgrading of that licence, or the withdrawal or suspension of central funding, pursuant to Rule 20. The League considers that the Rules specified in Rule 21 are of such a nature that breach should open the possibility of disciplinary action under Section W because they impact upon other people or entities, and in particular, Academy Players and/or other Clubs. 365 20. If, in breach of Rule 3.2, a Club fails to comply with any Rule in this section, or if a Club or Official makes a false statement or falsifies a document as set out in Rule 19, then the PGB may: 20.1.revoke the Club’s licence to operate an Academy; or 20.2. suspend the Club’s licence to operate an Academy for such time as it shall determine during which the Club shall have the opportunity to ensure it becomes compliant with the relevant Rule; or 20.3. determine that the Club’s Academy shall have a lower Category than its current Category; or 20.4. withdraw or suspend the Club’s entitlement to any central funding provided for the purposes of youth development; and 20.5.in any of the above cases require the ISO to undertake an ISO Audit of the Club’s Academy as soon as reasonably practicable. 21.Without prejudice to Rule 20, any breach of Rules 3.2, 6, 19, 26.2, 35 to 43, 47, 48, 49, 116 to 120, 123.2, 127 to 129, 131, 132, 137, 138, 151 to 153, 160 to 162, 170, 171, 173 to 189, 197, 215 to 228, 242, 244, 245, 248 to 251, 257, 263, 266, 267, 278, 281, 284 to 286, 296 to 299, 317, 320 or 324 shall be liable to be dealt with under the provisions of Section W of the Premier League Rules.

Youth Development Rules Strategy, Leadership and Management of the Academy 366 Youth Development Rules Strategic Documents 22. Each Club which operates an Academy shall document and make available to the League and to the ISO its Vision Statement, Playing Philosophy and Coaching Philosophy each of which shall be: 22.1.drawn up by the Technical Board; and 22.2.annually reviewed and approved by the Club Board. Academy Performance Plan 23. Each Club which operates an Academy shall prepare and make available to the League and to the ISO, as part of the self-assessment process referred to at Rule 7, its Academy Performance Plan. 24. The Academy Performance Plan shall be drawn up under the guidance of the Academy Manager in consultation with such Officials as the Club may consider appropriate (including, by way of example only, the Manager, the Chief Executive, the Academy Management Team and the technical director if the Club has appointed one and the Technical Board) and shall be reviewed annually by the Academy Manager. 25.The Club Board shall: 25.1.annually review and approve the Academy Performance Plan; 25.2.ensure that the Academy Performance Plan is communicated to all relevant Officials; and 25.3. measure the performance of the Academy each year against the objectives, strategy and specific performance targets set out in the Academy Performance Plan and ensure that appropriate action is taken if the performance targets have not been met. Performance Management Application 26.Each Club which operates an Academy shall: 26.1. utilise the Performance Management Application from the date of its implementation by the League and record on it the data listed in Rule 1.64; 26.2. ensure that the data held on the Performance Management Application which is within the Club’s control is held securely and is only released to, or accessed by, those Persons who require access to it pursuant to any of these Rules; and 26.3. provide the League with such information as it may from time to time require for the purposes of analysing and benchmarking on a national or Category-wide basis any aspect of the performance of Academy Players or Clubs.

Strategy, Leadership and Management of the Academy 367 27.Each Club which operates an Academy shall ensure that the Performance Management Application is available for access by the following individuals: 27.1.relevant Academy Staff; and 27.2. Parents of its Academy Players aged 17 and younger, and the Academy Players themselves, in relation to information contained on the Performance Management Application which relates to that Academy Player (but excluding information which in the Club’s reasonable opinion ought not to be so disclosed). Technical Board 28.Each Club which operates an Academy shall establish a Technical Board. 29. The membership of the Technical Board shall consist of such Officials as the Club Board deems necessary in order for the Technical Board to properly perform the functions with which it is tasked by these Rules, and accordingly may include: 29.1.the Chief Executive; 29.2.the Manager; 29.3.the Academy Manager; 29.4.any technical, football or sporting director employed by the Club; 29.5.such Officials as can give input from the following functional areas: 29.5.1. recruitment; 29.5.2. coaching; and 29.5.3. Professional Development Phase coaching; and 29.6.any other Official that the Club deems appropriate. 30. The Technical Board shall provide technical advice and support in the development of the Club’s Playing Philosophy, Coaching Philosophy and Coach Competency Framework, and in the development, implementation and monitoring of the Academy Performance Plan.

Youth Development Rules Effective Measurement 368 Youth Development Rules Monitoring 31.The League shall conduct: 31.1.on-going monitoring of each Academy; and 31.2.an annual evaluation of each Academy which shall be made available to the Club, the ISO and, if required, the PGB. 32.A Club shall be entitled to publish the results of its ISO Audit and the Category of its Academy. Productivity Profile 33. Each year the League will provide each Club which operates an Academy with an up to date Productivity Profile, benchmarked (on an anonymised basis) against other Clubs (and, if appropriate, Football League clubs).

Youth Development Rules Performance Management, Player Development and Progression Guidance 1. The Performance Clock records the the Academy Player's progress throughout his development. The Performance Clock is an embedded application in the Performance Management Application. Information is carried forward year on year (and from club to club) to build into a comprehensive record of the Academy Player's development. The Performance Clock should provide a breakdown of the time spent in individual and team technical and practical development, matches played, sports science and medicine (including psychological and social development) and educational progression. The Performance Clock logs qualitative information and evidence documented by both coach and Academy Player relating to an Academy Player's successful progression in the above areas. The Performance Clock also evidences the Academy Player’s Multi-disciplinary Reviews. It should be noted that while there is scope within the Performance Clock for the Academy Player to give feedback and comments, the primary responsibility to maintain Performance Clocks lies with the Club. Any Club which fails to maintain its Academy Players’ Performance Clocks, and make them available in accordance with Rule 34, may jeopardise its categorisation. 2. Guidance Neither the Academy Player nor his Parent need be present at the Multi-disciplinary Review. See however the Club’s obligations under Rules 37, 38 and 40 to 42. 369 36. Each Multi-disciplinary Review shall assess the performance and development of the Academy Player against his performance targets set at previous Multi-disciplinary Reviews. At the end of each Multi-disciplinary Review the Club shall update the Academy Player’s Individual Learning Plan to take account of conclusions reached at the Multi-disciplinary Review. Individual Learning Plans and Multi-disciplinary Reviews 35.Each Club which operates an Academy shall ensure that it undertakes a Multi-disciplinary Review in respect of each Academy Player: 35.1.every 12 weeks (if he is in one of the Under 9 to Under 11 age groups); 35.2.every six weeks (if he is in one of the Under 12 to Under 18 age groups); and 35.3.with such frequency as is necessary according to his developmental needs (if he is one of the Under 19 to Under 21 age groups). Performance Clock 34.Each Club which operates an Academy shall maintain a Performance Clock for each of its Academy Players and ensure that it is made available to: 34.1.the Academy Player; 34.2. his Parent (and without prejudice to the generality of the foregoing the Club shall provide to the Academy Player and his Parent a copy of his Performance Clock if he ceases to be registered with the Club); 34.3.the League; and 34.4.the ISO.

Performance Management, Player Development and Progression Guidance It is recommended that one of the meetings referred to in Rule 40 is held at around the mid-season point and the other at the end of the season. The annual written report referred to in Rule 42 should form the basis of the end of season meeting. Regular reviews of all aspects of an Academy Player’s development are a key part of the Elite Player Performance Plan. Each periodic Multi-disciplinary Review will have input from each discipline within the Academy (coaching, education and welfare, and sports science and medicine/performance support). The following best practice recommendations are made, which supplement the above minimum requirements. 370 Youth Development Rules 37.Each Club which operates an Academy shall ensure that it conducts a meeting with each of its Academy Players: 37.1.no fewer than four times per Season (if he is in one of the Under 9 to Under 18 age groups); and 37.2.with such frequency as is necessary according to his development needs (if he is one of the Under 19 to Under 21 age groups). 38.At the meetings referred to in Rule 37, the Club shall: 38.1.discuss with the Academy Player his Individual Learning Plan; and 38.2. take all appropriate action (for example by way of amending his Individual Learning Plan to set mutually agreed performance targets and/or such individual coaching, athletic development or educational support as may be necessary). 39.Each Multi-disciplinary Review shall be recorded on the Academy Player’s Performance Clock. 40. Each Club which operates an Academy shall meet with the Parent of each Academy Player under the age of 18 at least twice a year and provide to and discuss with the Parent a detailed review of all aspects of the Academy Player’s performance and development based on his most recent Multi-disciplinary Reviews. 41.A written record of the discussion referred to in Rule 40 shall be given to the Parent and noted on the Academy Player’s Performance Clock. 42. Each Club which operates an Academy shall, between 1 May and 30 June in each year, provide to the Parent of each Academy Player under the age of 18 an annual written report on all aspects of the Academy Player’s performance and development over the preceding season. 43.Each Club shall permit a representative of the League to attend Multi-disciplinary Reviews if so requested by the League.

Performance Management, Player Development and Progression 1. Multi-disciplinary Reviews should not only measure the Academy Player’s progression against his own performance targets, but also benchmark his development against that of his peers. The procedure for undertaking Multi-disciplinary Reviews with Academy Players should follow a standard protocol. The meeting should involve the head coach for the Academy Player’s Development Phase and the Head of Education (particularly if the Club is providing education to the Academy Player), plus any other relevant Academy Staff (e.g. sports scientists) as required. Similar protocols may be adopted for the meetings with Parents. Thus, it is recommended that the meeting is attended by the head coach for the Academy Player’s Development Phase, the Head of Education and any other relevant Academy Staff. 2. 3. 371

Youth Development Rules Staff Guidance The functions covered by the mandatory posts must be delivered by all Clubs operating an Academy. However, the League acknowledges that Clubs should have flexibility in the organisation of their staffing structure provided that the structure that is adopted delivers the same outputs and results as if the mandatory posts were filled. The exceptions to this are the post of Academy Manager and the coaches set out in Rules 65 and 66: a Club must employ a Full Time Academy Manager in accordance with Rules 52 to 58 and coaches in accordance with Rules 65 and 66. 372 Youth Development Rules 46.The Club shall document its staffing structure in an organisational chart which shall: 46.1.show the reporting lines of each member of Academy Staff; and 46.2.be made available to Academy Staff, the League and the ISO. 47.The relationship between a Club and each member of its Academy Staff shall be appropriately documented by way of: 47.1.an employment contract; 47.2.a statement of terms of employment pursuant to Section 1 of the Employment Rights Act 1996; or 47.3.in the case of a non-employee, a contract for services. 48.Each member of Academy Staff shall be given: 48.1.a written job description (which may be contained in the document referred to in Rule 47); and 48.2.an annual performance appraisal. General 44.Each Club which operates an Academy shall establish a staffing structure for its Academy which shall: 44.1.subject to Rule 45, include the mandatory posts required by this section of the Rules for the Category applicable to its Academy; and 44.2.have regard to the guidelines and best practice set out in the Elite Player Performance Plan. 45. Save for the Academy Manager and the coaches described in Rules 65 and 66, a Club need not employ those Academy Staff whose employment is mandatory for the Category of its Academy pursuant to these Rules provided that the Club is able to demonstrate to the reasonable satisfaction of the League, the ISO or the PGB (whichever body is appropriate), that its staffing structure includes the same expertise and achieves the same results as if all the mandatory posts required by this section of the Rules were filled.

Staff Guidance It is envisaged that CPD will be delivered partly by Clubs and partly externally (e.g. by The Football Association). Guidance This section of the Rules should be read subject to Rule 45. If a Club does not employ one of the Officials described in Rule 50.2, Clubs should consider including representation from the relevant functional area on the Academy Management Team. 373 Academy Manager 52.Each Club which operates an Academy shall employ a Full Time Academy Manager. 53.The Academy Manager’s appointment shall be approved by the Club Board. 54.The Academy Manager shall report to the Chief Executive or to such other senior administrative Official of the Club as the Club Board shall approve. Academy Management Team 50.Each Club which operates an Academy shall establish an Academy Management Team which shall: 50.1.be led by the Academy Manager; and 50.2. in addition to the Academy Manager, consist of such other Officials as the Club Board deems necessary in order for the Academy Management Team to properly perform the functions with which it is tasked by these Rules and otherwise, and which may accordingly include the Head of Education, the Head of Sports Science and Medicine, the Head of Recruitment, the Head of Academy Coaching, the individual referred to at Rule 108, the Head of Safeguarding, the Academy Operations Manager and the Academy Secretary. 51. The Academy Management Team shall assist the Academy Manager in running the operations of the Academy in accordance with the Club’s Academy Performance Plan. 49.Each Club which operates an Academy shall: 49.1.provide Continued Professional Development to members of Academy Staff where required to do so pursuant to these Rules; and 49.2. take all reasonable steps to ensure that each member of Academy Staff who is required by these Rules to undertake Continued Professional Development does so.

Staff Guidance It is acknowledged that some Academy Managers may also have important roles as coaches and that the above responsibilities may limit the time they have for coaching. As a consequence, the Academy Manager will be entitled to delegate some of his functions to other staff at the Academy to enable him to continue to undertake coaching. 374 Youth Development Rules 56.Subject to Rule 57, each Academy Manager must hold: 56.1.an up to date UEFA A Licence; 56.2.an FA Youth Award; and 56.3.an FA Advanced Youth Award. 57.A Club may appoint as Academy Manager a Person who does not hold the qualifications set out in Rule 56 provided that the Head of Academy Coaching: 57.1.holds these qualifications; 57.2.is tasked with overseeing the Coaching Curriculum; and 57.3.is a member of the Academy Management Team and sits on the Technical Board. 55.The responsibilities of the Academy Manager shall include (unless otherwise approved by the Board): 55.1.guiding the development of the Club’s Playing Philosophy, Coaching Philosophy and Coaching Curriculum; 55.2. drawing up the Academy Performance Plan as set out in, and subject to the provisions of, Rule 24; 55.3.implementing the Academy Performance Plan; 55.4.advising the Club Board on: 55.4.1. whether the Academy has met the performance targets set out in the Academy Performance Plan; and 55.4.2. the action to be taken by the Club if the Academy has not met those performance targets; 55.5. ensuring the effective use by all appropriate Academy Staff of the Performance Management Application and Performance Clocks, including ensuring that all relevant data is recorded thereon; 55.6.the design, implementation and management of the Academy’s Coaching Curriculum; 55.7.ensuring that all Academy Staff undertake the Continued Professional Development required of them by this section of the Rules; 55.8.being the line manager of the Head of Education, Head of Coaching and Head of Recruitment; and 55.9.liaising with the Club’s Manager as appropriate.

Staff Guidance Any Academy Manager holding the BFAS qualification will be required to attain the Emergency First Aid in Football (EFAiF) qualification with effect from the date of expiry of the BFAS qualification. Any new Academy Manager appointed after 1st July 2018 not already holding BFAS must hold the EFAiF on appointment. Guidance This section of the Rules should be read subject to Rule 45. 375 Head of Academy Coaching 63.Each Club which operates an Academy shall employ a Head of Academy Coaching who shall: 63.1.report to the Academy Manager; 63.2.subject to Rule 55.6, have responsibility for delivery of the Academy’s Coaching Curriculum; 59. Each Club which operates an Academy must ensure that its Academy Manager enrols and participates fully in the Elite Academy Managers Development Programme. Academy Operations Manager 60. Each Club which operates a Category 1 Academy shall appoint an Academy Operations Manager, who shall be employed Full Time and shall have day-to-day responsibility for executive and operational issues within the Academy. Academy Secretary 61. Each Club which operates an Academy shall appoint an Academy Secretary who shall be employed Full Time in the case of a Club which operates a Category 1 or Category 2 Academy or at least Part Time in the case of a Club which operates a Category 3 or Category 4 Academy. 62.The Academy Secretary shall: 62.1.provide administrative support to the Academy Manager and the Academy Management Team; 62.2. act as the point of contact between the Academy and the League for all administrative matters, including the submission of required information; and 62.3. be familiar with all relevant provisions of these Youth Development Rules, as amended from time to time. 58. The Academy Manager must undertake Continued Professional Development organised by the Club. In addition, where the Academy Manager holds a qualification set out in Rule 56, he must attend such training provided by The Football Association as is necessary to maintain the validity of that qualification and at least five hours of in-service training to be provided by the League every year and hold a current BFAS, current EFAiF or an equivalent or higher qualification approved by the Board.

Staff Guidance The League has devised EHOC to provide a funded, elite development programme for Full Time Heads of Academy Coaching. Guidance It is recommended (and mandatory in the circumstances set out in Rule 57) that the Head of Academy Coaching will be a senior appointment in the Academy and a member of the Academy Management Team and sit on the Technical Board. This section of the Rules should be read subject to Rule 45. 376 Youth Development Rules Coaches 65.Each Club which operates an Academy shall employ as a minimum the number of Full Time coaches for each Development Phase in accordance with the Category of its Academy as set out in the following table: 64. In addition to the in-service training referred to in Rule 63.9, the Head of Academy Coaching must undertake Continued Professional Development organised by the Club. 63.3. be responsible for designing and delivering the Club’s Continued Professional Development programme, which shall reflect the Club’s Playing Philosophy and Coaching Philosophy and each coach’s Coach Competency Framework for all the Club’s Academy coaches; 63.4. discharge the responsibilities with regard to Development Action Plans set out at Rules 78 to 80; 63.5. hold at least an up to date UEFA A Licence, an FA Youth Award, and an FA Advanced Youth Award; 63.6. hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board; 63.7.have recent and relevant experience of coaching Academy Players in an Academy (or of a comparable environment); 63.8. be employed Full Time in the case of a Head of Academy Coaching employed in a Category 1, Category 2 or Category 3 Academy and at least Part Time in the case of a Category 4 Academy; 63.9.attend at least five hours of in-service training to be provided by the League each year; 63.10. attend such training to be provided by The Football Association as is necessary to maintain the validity of the qualifications set out in Rule 63.5; and 63.11. in conjunction with each of the Club’s coaches, plan, deliver and monitor the delivery of individual development plans for each such coach.

Staff Guidance For those Clubs which operate a Category 3 or Category 4 Academy, the Academy Manager and Head of Academy Coaching may count towards the minimum numbers required under Rule 65. Further consideration will be given to this in due course as it is however best practice that they are not included in the count of coaches under Rule 65. 377 66. In addition to the coaches set out in Rule 65 each Club shall employ sufficient additional coaching staff (Full Time or Part Time) to ensure that the coach to Academy Players ratios set out in Rule 119 are maintained. 67. Each Club shall appoint one Full Time coach in each Development Phase who shall be the lead coach for that phase and be responsible for managing the delivery of coaching within it, and who shall: 67.1.in respect of the Youth Development and Professional Development Phase, hold at least an up to date UEFA A Licence; and 67.2.in respect of the Foundation Phase, hold at least an up to date UEFA B Licence and the relevant age specific FA Advanced Youth Award. Goalkeeping Coaches 68. Each Club which operates an Academy shall employ, either on a Full Time or Part Time basis, such goalkeeping coaches as are necessary to ensure that each Academy Player who is a goalkeeper receives the required hours of coaching set out in Rule 116, subject to the following minimum requirements: 68.1.a Club operating a Category 1 Academy shall employ at least two Full Time goalkeeping coaches; and 68.2.a Club operating a Category 2 Academy shall employ at least one Full Time goalkeeping coach. Foundation Phase Youth Development Phase Professional Development Phase Category 1 2 3 3 Category 2 1 2 2 Category 3 1 1 2 Category 4 N/A N/A 2

Staff Guidance This section of the Rules should be read subject to Rule 45. Guidance This section of the Rules should be read subject to Rule 45. 378 Youth Development Rules Senior Professional Development Coach 71. Each Club which operates a Category 1 or Category 2 Academy shall (and a Club which operates a Category 3 or Category 4 Academy may) appoint a Senior Professional Development Coach who shall: 71.1. report to the Academy Manager; 71.2. liaise with the Manager; 71.3.hold a UEFA A Licence and the FA Advanced Youth Award with the age specific specialist element relevant to the Professional Development Phase; 71.4. oversee on a day-to-day basis the Coaching Curriculum for the Under 19 to Under 21 age groups; 71.5.manage the transition of Academy Players to the Club’s senior squad in accordance with the Club’s procedure for the same described in Rule 73; 71.6. contribute to the Multi-disciplinary Reviews of all Academy Players in the Professional Development Phase; and 71.7. manage the Club’s team which competes in the Professional Development League. 72. Each Club which operates a Category 3 or Category 4 Academy that does not appoint a Senior Professional Development Coach in accordance with Rule 71 shall assign a member of the coaching staff responsible for the coaching of the Club’s professional players to act as a liaison coach who shall: 72.1. liaise with the Academy Manager; 72.2. liaise with the Manager; and 72.3.manage the transition of Academy Players to the Club’s senior squad in accordance with the Club’s procedure for the same described in Rule 73. 73. Each Club which operates an Academy shall develop, implement and provide evidence of a procedure to enable the transition of Academy Players to its senior squad. 69. Each goalkeeping coach must: 69.1.attend at least five hours of in-service training to be provided by The Football Association each year; 69.2.attend the first aid training for Academy coaches provided by The Football Association at least once every three years; and 69.3.undertake Continued Professional Development organised by the Club. 70. Each goalkeeping coach must hold an up to date UEFA B Licence and an FA Goalkeeping Coaching B Licence.

Staff Guidance These Rules require the following Academy Staff to hold an up to date UEFA A Licence: • • Head of Academy Coaching (Rule 63.5); and Senior Professional Development Coach (Rule 71.3). Guidance The League, The Football League and The Football Association will establish and maintain a national database of qualifications of coaches, and the in-service training they have undertaken. 379 77.Each Club which operates an Academy shall prepare a Coach Competency Framework, which must be approved by its Technical Board. 78. Each Club shall ensure that the Head of Academy Coaching provides to each of its Academy coaches (including goalkeeping coaches and the Senior Professional Development Coach) a Development Action Plan, that is to say the Head of Academy Coaching shall undertake an assessment of the competencies of each Academy coach and discuss this with him, and agree with him the competencies and behaviours which he needs to develop, and the activities which he will undertake in order to develop them, and the timeframe within which he will undertake them, and record the same in writing and give a copy to the coach. 79. The Club must record evidence that the actions referred to in the Development Action Plan have been undertaken, and review those actions within an appropriate period with the coach, and amend the Development Action Plan if necessary. 80.The Club shall ensure that the Head of Academy Coaching reviews, and if necessary amends, each coach’s Development Action Plan with such frequency as is necessary. 75. Each coach (including goalkeeping coaches) must attend at least five hours of in-service training to be provided by the Football Association or League each year and hold a current BFAS, current EFAiF or an equivalent or higher qualification approved by the Board. 76.In addition to the in-service training referred to in Rule 75, each coach must undertake Continued Professional Development organised by the Club. Coaches: Qualifications and Professional Development 74.Each coach (excluding goalkeeping coaches to whom Rule 69 applies) must from the commencement of and throughout their employment hold: 74.1.an up to date UEFA B Licence (save where these Rules require a coach to hold an up to date UEFA A Licence); 74.2.an FA Youth Award; and 74.3.an up to date FA Advanced Youth Award with the age-specific specialist element relevant to the Development Phase which they coach.

Staff Guidance A Club which operates a Category 3 or Category 4 Academy may choose to buy in support for this function on a Part Time basis. Clubs may elect to alternatively title this role ‘Head of Academy Performance’ or ‘Head of Academy Performance Support’. Guidance Under Rule 84.1.2, where the Academy Doctor is not head of department the further qualification is still necessary if the doctor is providing independent unsupervised management in the area of Sport and Exercise Medicine. 380 Youth Development Rules 83. The Head of Academy Sports Science and Medicine shall be responsible for managing and delivering the Sports Science and Medicine/Performance Support Programme for all Academy Players registered with the Club. 84.The Head of Academy Sports Science and Medicine: 84.1.shall be either: 84.1.1. a registered physiotherapist member of the Health and Care Professions Council; 84.1.2. a registered medical practitioner licensed to practise by the General Medical Council (and shall comply with the General Medical Council’s requirements concerning annual appraisal, scope of practice, indemnity and revalidation of doctors) with a diploma in Sport and Exercise Medicine or equivalent or higher qualification; or 84.1.3. the holder of at least a master’s degree in sports science (or other relevant discipline) from a recognised university and have or be working towards British Association of Sport and Exercise Sciences and/or British Psychological Society accreditation, and 84.2.shall have recent and relevant professional experience in a sports performance environment. Head of Academy Sports Science and Medicine 81. Each Club which operates a Category 1 and Category 2 Academy shall appoint a Full Time Head of Academy Sports Science and Medicine who shall report to either the Academy Manager or the Official who is responsible for Sports Science and Medicine/Performance Support for the entire Club (and whichever he reports to, he shall liaise closely with the other). 82. Each Club which operates a Category 3 or Category 4 Academy shall demonstrate to the reasonable satisfaction of the League, the ISO or PGB (whichever body is appropriate) that its Sports Science and Medicine/Performance Support Programme for Academy Players is appropriately managed and delivered.

Staff Guidance It is envisaged that the Person who is appointed to this role shall have had recent relevant experience (which will be assessed by the League and/or the ISO), including managerial experience in a sports science environment. This section of the Rules should be read subject to Rule 45. 381 Academy Nutritionist 88.Each Club which operates a Category 1 Academy shall appoint or designate an existing member of Academy Staff to the role of Academy Nutritionist who: 88.1.shall be Part Time; 88.2. shall be responsible for devising and implementing plans to promote nutrition and a healthy diet amongst Academy Players; 88.3. shall provide advice to Academy Players and Staff on all aspects of nutrition; and 88.4. shall be on the Sport and Exercise Nutrition Register (“SENr”) or work under the direct management and supervision of an individual listed on the SENr. Lead Sports Scientist 89.Each Club which operates a Category 1 or Category 2 Academy shall appoint a Full Time Lead Sports Scientist who shall: 89.1.hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university; 89.2.have recent and relevant professional experience in a sports performance environment; 89.3.co-ordinate and lead the sports science services for the Academy; 85.The Head of Academy Sports Science and Medicine shall hold either: 85.1. if he is a registered physiotherapist member of the Health and Care Professions Council or a registered medical practitioner, a current AREA certificate, ATMMiF or an equivalent or higher qualification approved by the Board; or 85.2. if he is neither of the above, a current EFAiF or an equivalent or higher qualification approved by the Board. 86. For the avoidance of doubt, if the Head of Academy Sports Science and Medicine is not a registered physiotherapist member of the Health and Care Professions Council or a registered medical practitioner (as set out in Rule 85.1 and 85.2 respectively) then the primacy of decisions regarding the clinical treatment of Academy Players shall rest with a physiotherapist or registered medical practitioner. 87.The Head of Academy Sports Science and Medicine must undertake Continued Professional Development organised by the Club or the League.

Staff Guidance For Clubs’ obligations generally regarding the provision of the Sports Science and Medicine/Performance Support, see Rules 217 to 220. It is envisaged that the person appointed to this role will have recent, relevant experience (which will be assessed by the League and/or the ISO). A Club which operates a Category 3 or Category 4 Academy may choose to buy in support for this function on a part time basis. This section of the Rules should be read subject to Rule 45. Guidance It is recommended that Category 2 Academies employ the Lead Strength and Conditioning Coach on a Full Time basis, but the League acknowledges that this may not always be possible, therefore, the minimum role is stated to be Part Time. This section of the Rules should be read subject to Rule 45. 382 Youth Development Rules Lead Strength and Conditioning Coaches 92.Each Club which operates a Category 1 or 2 Academy shall employ a Lead Strength and Conditioning Coach who shall: 92.1. in the case of a Category 1 Academy, be employed Full Time, and in the case of a Category 2 Academy, be employed at least Part Time; 92.2. be responsible for providing to the Club’s Academy Players appropriate strength and conditioning training and monitoring as part of the Sports Science and Medicine/Performance Support Programme; 92.3. hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university and have or be working towards British Association of Sport and Exercise Sciences accreditation; 92.4. hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board; and 92.5. hold or be working towards accreditation by the UK Strength and Conditioning Association (or equivalent workshops run by any equivalent body). 93.The Lead Strength and Conditioning Coach must undertake Continued Professional Development organised by the Club. 89.4.hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board; and 89.5.hold or be working towards holding British Association of Sport and Exercise Sciences accreditation. 90. Each Club which operates a Category 3 or Category 4 Academy shall demonstrate to the reasonable satisfaction of the League, the ISO or the PGB (whichever body is appropriate) that it delivers sufficient and appropriate sports science services to its Academy Players. 91.The Lead Sports Scientist must undertake Continued Professional Development organised by the Club.

Staff Guidance This section of the Rules should be read subject to Rule 45. 383 Physiotherapists and Sports Therapists 96. In addition to the Senior Academy Physiotherapist referred to at Rule 95, each Club which operates a Category 1 Academy shall employ at least two Full Time physiotherapists who shall each be a registered physiotherapist member of the Health and Care Professions Council and (where their duties include clinical leadership at matches) hold a current ATTMiF or Football Association Advanced Resuscitation and Emergency Aid certificate. Each Club which operates a Category 2 Academy shall employ at least one such Full Time physiotherapist who meets these requirements. 97. Any Sports Therapist employed by a Club must be subject to the management and supervision of a registered physiotherapist member of the Health and Care Professions Council. 94. In addition to the Lead Sports Scientist and the Lead Strength and Conditioning Coach, each Club which operates a Category 1 Academy shall employ a minimum of one additional Full-Time sports scientist or strength and conditioning coach. Senior Academy Physiotherapist 95.Each Club which operates an Academy shall appoint a Senior Academy Physiotherapist who shall: 95.1.be Full Time; 95.2. be a registered physiotherapist member of the Health and Care Professions Council (save that a Club which operates a Category 3 or 4 Academy may continue to employ as its Senior Academy Physiotherapist any Person so employed at the time of these Rules coming into force who does not hold the qualifications specified in this Rule provided that he has successfully completed the Football Association’s Diploma in the Treatment and Management of Injuries course or an equivalent or higher qualification. Any Person appointed thereafter must hold the qualifications specified by this Rule); 95.3. have recent and relevant professional experience in a sports performance environment; 95.4. if employed by a Club which operates a Category 1 or Category 2 Academy hold a current Football Association Advanced Resuscitation and Emergency Aid certificate or Advanced Trauma Medical Management in Football or if employed by a Club which operates a Category 3 or Category 4 Academy hold a current ITMMiF (or in either case an equivalent or higher qualification approved by the Board); 95.5.co-ordinate and lead the physiotherapy service within the Academy; 95.6.ensure that Rules 215.1 and 216 are complied with; and 95.7.undertake Continued Professional Development organised by the Club.

Staff Guidance All Sports Therapists must have a doctor or paramedic registered with the Health and Care Professions Council working alongside them on match day in the Professional Development Phase. At Category 3 and Category 4 the foregoing shall apply unless a Sports Therapist holds a current ITMMiF Qualification. For younger age groups, Rule 216 applies. Sports Therapists are not currently eligible to be registered with the Health and Care Professions Council. It is likely that this may change in a year or two and that if and when it does, an amendment to the Rules will be proposed to require all Sports Therapists working within Clubs to be so registered. Clubs should also note that IFAS / ITMMiF is only a minimum requirement, and Clubs may wish to ensure medical staff undertake additional qualifications, e.g. ATTMiF. This section of the Rules should be read subject to Rule 45. Guidance 1. Whether the Academy Doctor should be Full Time or Part Time has not been specified, it being recognised that the role may be fulfilled by a doctor who also has responsibilities for the professional squad, or who has other professional responsibilities outside the Club. See also Rules 215 and 216 concerning the medical cover at coaching and matches. The League will gather and share best practice in relation to Emergency Action Plans. This section of the Rules should be read subject to Rule 45. 2. 3. 4. 384 Youth Development Rules Performance Analysts 100.Each Club which operates a Category 1 Academy shall employ a minimum of three Full Time Performance Analysts. 101.Each Club which operates a Category 2 Academy shall employ a minimum of two Performance Analysts, one on a Full Time basis, and the other at least Part Time. Academy Doctor 99.Each Club which operates an Academy shall appoint an Academy Doctor who shall: 99.1. be a registered medical practitioner licensed to practise by the General Medical Council (and shall comply with the General Medical Council’s requirements concerning annual appraisal, scope of practice, indemnity and revalidation of doctors); 99.2. be available to assess and, if appropriate, undertake the treatment of any playing injuries suffered by an Academy Player; 99.3.undertake Continued Professional Development; 99.4. be available for consultation at the Academy on at least one occasion per week (in addition to any attendance at matches); and 99.5.be responsible for the preparation of each Club’s Emergency Action Plan. 98. Each physiotherapist and Sports Therapist employed pursuant to Rules 96 and 97 must undertake Continued Professional Development organised by the Club and each such physiotherapist shall hold a current ITMMiF or an equivalent or higher qualification approved by the Board.

Staff Guidance For Category 2 Academies, the Performance Analysts could be, for example, a student undertaking a Masters degree in a sports science related field who is on a placement as part of their Masters course. Guidance This section of the Rules should be read subject to Rule 45. 385 Head of Education 104.Each Club which operates an Academy shall appoint a Head of Education who shall: 104.1.report to the Academy Manager; 104.2.have responsibility for: 104.2.1.the organisation, management and delivery of the Club’s Education Programme; 104.2.2. the educational progression of all Academy Players registered with the Club (subject to the duties of any educational establishment at which an Academy Player’s education is taking place); 104.2.3. ensuring that the education of an Academy Player engaged on the Hybrid or Full Time Training Model is not prejudiced as a result of his being so engaged; and 104.2.4. ensuring all documents and records relating to the education of Academy Players required by these Rules are in place and up-to-date; 104.3. undertake benchmarking of the educational progression of each year group of Academy Players engaged on the Hybrid and Full Time Training Models against national data, and make the result of that benchmarking available to the League; 104.4. ensure that the Academy’s educational provision reflects the strategy and performance targets set out in the Club’s Academy Performance Plan; 104.5. hold Qualified Teacher Status and have relevant experience (in the case of Category 1 and 2 Academies) or, as a minimum, possess a teaching qualification or further education teaching qualification (in the case of Category 3 and Category 4 Academies); 104.6.be Full Time (in the case of Category 1 and Category 2 Academies); and 104.7.undertake Continued Professional Development organised by the Club. 102.The Performance Analysts shall undertake Performance Analysis of Academy Players registered with the Club. 103.The Performance Analysts must undertake Continued Professional Development organised by the Club.

Staff Guidance 1. Ideally a Club’s strategy for talent identification and recruitment should flow from its Vision Statement and Playing Philosophy and be fully integrated into its Academy Performance Plan and the multi-disciplinary approach to youth development envisaged by the Elite Player Performance Plan. Clubs may wish to document a recruitment strategy which sets out: • the profile of the players it seeks to recruit in each age group, having regard to the desired technical, tactical, maturation, social and psychological characteristics required at each age; its target groups (e.g. local v national recruitment, players attending Development Centres or local schools/boys’ clubs etc); synchronisation between coaches and recruiters to ensure that, for example, assessment procedures match those by which the Academy’s existing Academy Players are assessed, and that new recruits transit easily into the Academy environment; a strategy for late developers (including the Academy’s own Academy Players whose maturation rates are slow but who eventually catch up with their peers); and ensuring accurate scouting records are maintained. • • • • Clubs may then wish to develop an activity plan to implement the recruitment strategy. With regard to Rule 106.4 above, it is envisaged that a new qualification for Scouts will be developed in due course. This section of the Rules should be read subject to Rule 45. 2. 3. 386 Youth Development Rules 105. Each Club which operates a Category 1 Academy shall, in addition to the Head of Education, employ one Person Full Time to support the delivery of the Academy’s education programme. Head of Recruitment 106.Each Club which operates an Academy shall employ a Head of Recruitment who shall: 106.1.report to the Academy Manager; 106.2.have responsibility for the organisation, management and delivery of the Club’s policies and procedures for the recruitment of Academy Players; 106.3. have responsibility for the recruitment and training of the Club’s Scouts (including taking all reasonable steps to ensure that they comply with the requirements regarding qualifications, registration and Continued Professional Development set out at Rule 224); 106.4.be in possession of (or be actively working towards): 106.4.1. the FA Talent ID Level 4 for a Club operating a Category 1 Academy; 106.4.2. the FA Talent ID Level 3 for a Club operating a Category 2 Academy; and 106.4.3. the FA Talent ID Level 2 for a Club operating a Category 3 or a Category 4 Academy, 106.5.undertake at least five hours of in-service training each year; 106.6.undertake Continued Professional Development organised by the Club; and 106.7. be Full Time in the case of Category 1 and Category 2 Academies, and at least Part Time in the case of Category 3 and 4 Academies.

Staff Guidance Clubs’ attention is also drawn to Section S of the Premier League Rules: Safeguarding and Mental Health. Clubs must ensure that these Rules are complied with in respect of any intern to whom they are applicable. Clubs must also ensure that they comply with all applicable legislation, including that concerning the national minimum wage. 387 Player Care 108.Each Club which operates a Category 1 or Category 2 Academy shall employ an individual, who shall: 108.1.be Full Time for each Club which operates a Category 1 Academy and Part Time for each Club which operates a Category 2 Academy; and 108.2. be responsible for the management and delivery of the Personal Development and Life Skills Plan for Academy Players and the Induction and Transition Strategy, in addition to the other aspects of the Club’s Duty of Care, including mental and emotional wellbeing of Academy Players. 109.Each Club which operates a Category 3 or Category 4 Academy may nominate an existing member of Academy Staff to carry out the responsibilities referred to in Rule 108.2 above, in addition to his other duties. Academy Psychologist 110.Each Club which operates a Category 1 Academy shall employ one or more Academy Psychologist(s), who shall: 110.1. be Full Time (however more than one Person may be employed for this purpose to ensure that overall working hours are commensurate with one Full Time employee) for each Club which operates a Category 1 Academy; and 110.2. be accredited by the British Psychological Society and/or the British Association of Sports and Exercise Sciences, or be directly supervised by someone accredited by one or both of those bodies. Interns 107. The Head of Academy Sports Science and Medicine must ensure that the Club records and, if requested, makes available to the League, the following details of every intern working within the Academy: 107.1. name, date of birth and contact details (phone number, address and email address); 107.2. qualifications (both academic and sporting such as coaching qualifications); 107.3. details of the intern’s current course, including the institution at which he is enrolled, the name of the course, and the name and contact details of his tutor; and 107.4. the contact details of a member of Academy Staff who is responsible for supervising the intern whilst he is at the Academy.

Youth Development Rules Coaching Guidance Reference is made in the Rule to sections 6.6 to 6.8 of the Elite Player Performance Plan, which set out further detail about the Coaching Curriculum in each Development Phase. It is recommended that the Coaching Curriculum gives particular consideration to desired outcomes and the coaching strategies needed to achieve them at each Development Phase. See also Rule 55.6 (role of Academy Manager in the Coaching Curriculum) and Rule 63.2 (role of the Head of Academy Coaching). 388 Youth Development Rules Coaching Hours 114.The coaching of age groups Under 15 and older in Category 1 and Category 2 Academies shall take place over 46 weeks of each year, such weeks to be determined by reference to the Games Programme Schedule (including the two periods set out therein during which no matches in the Foundation Phase and Youth Development Phase Games Programmes shall take place). 115.All other coaching in Academies shall take place over 40 weeks of each year. Coaching Curriculum 111. Each Club which operates an Academy shall prepare (and make available to the League and to the ISO on request) a Coaching Curriculum which shall have regard to: 111.1.the Club’s Vision Statement, Coaching Philosophy and Playing Philosophy; 111.2.the Club’s Academy Performance Plan; 111.3.sections 6.6 – 6.8 of the Elite Player Performance Plan (save as regards the reference to minimum hours of coaching, as to which see Rule 116); and 111.4.these Rules. 112. The Club’s Coaching Curriculum shall be drawn up by the Academy Manager (or, in the circumstances set out in Rule 57, the Head of Academy Coaching) who shall consult with all appropriate Club Officials (which may include the Manager, the Chief Executive, coaching staff, the Academy Management Team and the Technical Director if the Club has appointed one). 113.The Club’s Technical Board shall approve the Club’s Coaching Curriculum.

Coaching 389 116. Save as otherwise permitted by the PGB, the minimum hours of coaching to be delivered by Academies each week to each Academy Player (subject to his fitness, welfare and academic status) and the permitted Training Model per Category and per Development Phase are as follows: Foundation Phase Youth Development Phase Professional Development Phase Category 1 Coaching hours per week 4 rising to 8 for older Academy Players 10 rising to 12 for older Academy Players 14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase Permitted Training Model Part Time, Hybrid Part Time, Hybrid, Full Time Full Time, Hybrid Category 2 Coaching hours per week 3 rising to 5 for older Academy Players 6 rising to 12 for older Academy Players 14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase Permitted Training Model Part Time Part Time, Hybrid Full Time Category 3 Coaching hours per week 3 4 rising to 6 for older Academy Players (See Guidance below) 12 Permitted Training Model Part Time Part Time Full Time Category 4 Coaching hours per week N/A N/A 14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase Games Programmes Permitted Training Model N/A N/A Full Time

Coaching Guidance 1. The above hours of coaching are the minimum the Rules require per week, subject to the Academy Player’s fitness. It is acknowledged, however, that Academies can alter these hours as they see fit, provided that the above stated hours are achieved on average over each six or 12 week Multi-disciplinary Review period (as relevant). As regards “subject to fitness”, this includes not only where an Academy Player is recuperating from injury, but also where in the opinion of the coaching staff and/or the medical and sports science staff, his coaching hours need to be reduced for him to receive adequate rest and recovery and/or avoid overuse injuries. Coaching in the above tables refers to on-the-pitch coaching (and for the avoidance of doubt excludes time in matches). It is expected that Clubs will need to spend additional time in other environments off the pitch in order to work with Academy Players to assist them in developing the key technical, tactical, physical and psychological and social skills. Where an Academy falls short of providing its Academy Players with the above hours of coaching, the Academy will need to demonstrate that despite this, its Academy Players are being provided with a proper Coaching Curriculum. This can be demonstrated by the progression of the Academy Player at each stage of the development process. For Category 3 Clubs in the Youth Development Phase, the hours stated above should be applied as follows: 2. U12 and U13: U14: U15 and U16: 4 hours 5 hours 6 hours 3. A Club may be permitted to operate a Training Model in a particular Development Phase other than as set out in the table in Rule 116. This would need to be approved in advance by the League (who may take advice from the Education Advisor). 390 Youth Development Rules 117. The maximum time in which Academy Players in the Foundation Phase can be engaged in a single coaching session is 90 minutes and there will be appropriate rest periods between each such session. 118.Each Club shall ensure that: 118.1. each Academy Player has access to an individual coaching plan tailored to his specific needs; 118.2. each Academy Player is made aware of his individual coaching plan (and any changes thereto) as soon as reasonably practicable in advance of his being coached in accordance with it; and 118.3.all coaching is recorded on the Academy Player’s Performance Clock. 119. Each Club shall ensure that a coach to Academy Players and Trialists ratio of 1:10 is maintained for all coaching sessions (save that the ratio for Category 1 Academies using the Full Time Training Model shall be 1:8). 120. Each Club shall ensure that each Academy Player in age groups Under 9 and older participates at least once a year in a Festival (or other coaching event such as a Training Camp or a Tournament) which lasts for at least two days. 121. Each Club shall ensure that each of its coaches plans each coaching session by setting out the learning objectives which the session is designed to achieve and the coaching which will be given in order to achieve them.

Coaching Guidance The above Rules are based on the existing provisions concerning Development Centres. It is proposed that further consultation is undertaken with Clubs to explore and redefine the future role of Development Centres. 391 Development Centres 122. Each Club which operates a Category 1, Category 2 or Category 3 Academy may operate one or more Development Centres, to be located within one hour’s travelling time of the location of its principal venue for the provision of coaching and education to Academy Players. 123.A Child being coached at a Club’s Development Centre: 123.1.may not be registered for that Club; 123.2.may not play in matches for that Club unless registered as a Trialist; and 123.3.will be free to play for other teams. 124.Clubs which operate Development Centres shall keep an attendance record of all the Children who participate in coaching sessions thereat. 125.Each Development Centre operated by a Club may be inspected from time to time by the League and by the ISO. 126.Without prejudice to the generality of Rule 125, the inspection referred to in that Rule may include: 126.1.inspection of the facilities provided; and 126.2.assessment of whether the coaching provided at the Development Centre is in accordance with the Club’s coaching syllabus. 127. No Club shall cause or permit a Child whose registration is held by another Club (or club) or with whom another Club (or club) has entered into a pre-registration agreement which remains current to attend its Development Centre. 128.No Club shall cause or permit a team representing its Development Centre to play football against a team representing another Club (or a Football League club).

Youth Development Rules Games Programme Guidance With regard to Rule 132.1, the matches which are to be recorded on an Academy Player’s Performance Clock include all Authorised Games in which he plays. The Performance Clock may be used to record other playing information about the Academy Player, e.g. substitutions, cautions, position played in. It forms part of the Performance Management Application. 392 Youth Development Rules 133. In all matches that form part of the Games Programme, each Club is required to ensure that all participating Academy Players wear a shirt bearing a clearly visible number on the back, which corresponds to the number allocated to the relevant Academy Player on any teamsheet submitted in accordance with these Rules or otherwise. Foundation Phase Games Programme 134. The League will organise a games programme for teams in each of the Under 9 to Under 11 age groups of Clubs operating Category 1 and 2 Academies (and for the avoidance of doubt teams from both Categories shall participate together in this games programme). 135.The Football League will organise a games programme for teams in each of the Under 9 to Under 11 age groups of Clubs operating Category 3 Academies. 136.The games programmes referred to in Rules 134 and 135 shall consist of matches which: 136.1. shall be competitive but whose results (except in the case of Tournaments) shall not give any particular competitive significance between Academies (for example, no league table or the like shall be produced); 136.2. subject to Rule 136.3 shall be organised on a local basis so that, as far as reasonably possible, no team has to travel more than one hour to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the games programme); General 129. Save as permitted by the Board, Clubs shall not affiliate to any other youth leagues or enter any cup competitions except The Football Association Youth Challenge Cup. 130. An Academy Player whose registration is held by a Club which operates an Academy shall play football only in a Games Programme or in Authorised Games and in coaching and training games (participation in which is limited to registered Academy Players and Trialists) organised by and played at an Academy. 131.A Club which operates an Academy shall not require, cause or allow an Academy Player whose registration it holds to play football except as permitted by Rule 130. 132.Each Club which operates an Academy shall record in each Academy Player’s Performance Clock: 132.1.each match in which he has played; and 132.2.his playing time in each match.

Games Programme Guidance The League will organise a regional indoor programme during the second half of December, and the entirety of January and February. In particular, a programme of Futsal will be delivered for Category 1 and Category 2 Academies. Clubs will be free to apply to organise Authorised Games outside pursuant to Rule 137.2. The League will organise Tournaments (lasting more than one day) for each of the Under 9, Under 10 and Under 11 age groups in the May or June of each year (and in scheduling them it will be borne in mind that June is often the month when Academy “downtime” occurs). The Tournaments so arranged for the Under 11 age group will include teams from clubs in countries other than England and Wales. In order to deliver the Foundation Phase Games Programme to all Clubs, the target travel time of 1 hour may be exceeded from time to time, in particular in order to accommodate those Clubs whose home “locality” is small. 393 136.3. may be played in Festivals organised on a local, regional or national basis and each Club which operates a Category 1 Academy shall organise and host a minimum of three Festivals per Season; 136.4.shall take place during the Games Programme Schedule; 136.5.may include matches against representative county schoolboy sides (being sides selected by the English Schools’ Football Association); 136.6.shall be played outdoors, save in respect of: 136.6.1 Clubs operating Category 1 or 2 Academies when, during the second half of December and the whole of both January and February, they shall be played indoors; and 136.6.2 Clubs operating Category 3 Academies when, during the second half of December and the whole of both January and February, they may be played indoors; 136.7shall consist of matches played in accordance with the following formats (save that some matches played indoors may be played as Futsal games): the 6v6 and The participating Clubs shall endeavour to agree which of the above formats shall be utilised, but in default of agreement the home Club shall decide. Age group Team size Pitch size (yards) Goal size (feet) Ball size Under 9 4v4, 5v5, 6v6 or 7v7 30x20 to 40x30 (4v4 and 5v5) 50x30 to 60x40 (7v7) 12x6 3 (or 4 at Home Club’s option) Under 10 4v4, 5v5, 7v7 30x20 to 40x30 (4v4 and 5v5) 50x30 to 60x40 (7v7) 12x6 (4v4 and 5v5) 12x6 to 16x7 (7v7) 4 Under 11 7v7 or 9v9 50x30 to 60x40 (7v7) 70x40 to 80x50 (9v9) 12x6 to 16x7 (7v7) 16x7 (9v9) 4

Games Programme Both Leagues will co-operate to create cross-Category Festivals from time to time which shall include all Categories of Academy and be regionally based. A six-week programme of Festivals of Futsal and other small-sided indoor football for each age range in the Foundation Phase will be staged. This programme will run from November to February and be organised on a basis of five regions (North East, North West, Midlands, London and South West, and London and South East). A Futsal tournament involving a regional qualification process culminating in a national finals event will be organised for each of the Under 9, Under 10 and Under 11 age groups. Guidance The Games Programme Schedule will incorporate free weeks (in addition to those referred to in Rule 172) during which no fixtures will be arranged by the Leagues. This will allow Clubs to organise additional fixtures pursuant to Rule 137.2. In addition, Clubs will be able to rearrange fixtures in the Foundation Phase Games Programme in order to attend tournaments and Festivals provided suitable notice is given, the integrity of the Games Programme is maintained, and a suitable date for the rearrangement of the fixture is agreed. Guidance An Academy Player in the Foundation Phase may still play for his school team or school representative county side. When assessing whether Rule 138 has been complied with, each Academy Player’s playing time over the course of the Season will be assessed and an average calculated (i.e. the Academy Player need not play in half the time of every match). In addition, Rule 138 requires that the playing time is spread relatively evenly over the course of the fixture programme. This is to ensure Clubs do not try to backload playing time at the end of the Season simply to ensure the average is met. 394 Youth Development Rules Youth Development Phase Games Programme 139. The League will organise a games programme for teams in each of the Under 12 to Under 14 age groups of Clubs operating Category 1 and 2 Academies (and for the avoidance of doubt teams from both Categories shall participate together in this games programme). The League will also organise a games programme for teams in the Under 15 age group of Clubs operating Category 1 Academies and of those Category 2 Academies wishing to participate. 140.The Football League will organise a games programme for teams in each of the Under 12 to Under 14 age groups of Clubs operating Category 3 Academies. 138. Each Club shall ensure that each of its Academy Players in the Foundation Phase shall, subject to fitness, participate in at least half the playing time in any one Season of matches in the Foundation Phase Games Programme and any other matches organised by the Club pursuant to Rule 137.2 such playing time to be reasonably spread out over the season. 137.Each Club which operates a Category 1, Category 2 or Category 3 Academy: 137.1.must participate fully in the Foundation Phase Games Programme; and 137.2. may organise and participate in additional Authorised Games of the types listed in paragraphs c), d), f) and g) of that definition only (which shall be notified to the League (if the Club operates a Category 1 or Category 2 Academy) no later than 72 hours before they are scheduled to take place).

Games Programme 395 141. The games programme for Category 1 Clubs referred to in Rule 139 shall include the Under 13, Under 14 and Under 15 Premier League National Cups, participation in which shall not be mandatory. 142. Each Club must inform the League by 30 April in each year whether it wishes to compete in the Under 13, Under 14 and Under 15 Premier League National Cups the following season. 143.The games programmes referred to in Rules 139 and 140 shall consist of matches which shall: 143.1.be competitive but whose results (save for matches in the Under 13, Under 14 and Under 15 Premier League National Cups) shall not be given any particular competitive significance between Academies (for example, no league table or the like shall be produced); 143.2. (in the case of the games programme referred to in Rule 139) be organised on a regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match save that longer travel times may be necessary: 143.2.1. in order that each Club can participate meaningfully in the games programme; and 143.2.2. for matches in the Under 13, Under 14 and Under 15 Premier League National Cups; 143.3. (in the case of the games programme referred to in Rule 140) be organised on a local basis so that as far as reasonably possible no team has to travel more than one hour to an away match and/or regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match (save that in both cases longer travel times may be necessary in order that each Club can participate meaningfully in the games programme); 143.4. shall include one or more Festivals or Tournaments for each Club organised on a regional, national or international basis (which may include matches organised pursuant to Rule 148), with the number of such Festivals and Tournaments increasing for the older age groups in the Youth Development Phase; 143.5.take place during the Games Programme Schedule; 143.6.be played outdoors, except for matches for age groups Under 12 to Under 15 during the second half of December and the whole of both January and February involving teams of Category 1 and Category 2 Academies, which shall be played indoors; and 143.7. consist of matches played in accordance with the following formats (save that some matches played indoors may be played as Futsal games):

Games Programme Guidance In order to deliver the Youth Development Phase Games Programme to all Clubs, the target travel time of two hours may be exceeded from time to time, particularly in order to accommodate those Clubs whose home geographical “region” is small. 396 Youth Development Rules 144. The League shall organise a games programme for teams consisting of Academy Players in the Under 16 age group of Clubs operating Category 1 Academies, and another for teams of Academy Players in these age groups of Clubs operating Category 2 Academies. 145.Save for any matches played abroad pursuant to Rule 148, the games programme for Category 1 Clubs referred to in Rule 144 shall: 145.1. be constituted either on a national basis or, if a majority of those Clubs (and Football League clubs) which operate Category 1 Academies so determine by no later than 31 March in the preceding Season, on a regional basis (as that term is defined in Rule 146; and 145.2. be competitive but whose results shall not be given any particular competitive significance between Academies (for example, no league table or the like shall be produced). 146. The games programme for Category 2 Clubs referred to in Rule 144 shall be organised on a regional basis, that is to say so that as far as reasonably possible no team has to travel more than two hours to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the games programme). 147. Matches in the games programmes for Category 1 and Category 2 Clubs referred to in Rule 144 shall, unless the Board otherwise permits, be played on Saturdays and arranged so that as far as possible a Club’s fixtures in it mirror those of its teams in the Professional Development Phase Games Programme. 148. As part of the Youth Development Phase Games Programme, the League shall organise matches (which may be organised as Tournaments) against teams from clubs in membership of a national association other than The Football Association or the Football Association of Wales. Such matches shall be organised regularly for Clubs operating Category 1 Academies and from time to time for Clubs operating Category 2 Academies. Age group Team size Pitch size (yards) Goal size (feet) Ball size Under 12 11v11 (or 9v9 if both Clubs so agree) 90x60 (11v11) 70x40 to 80x50 (9v9) 21x7 (11v11) 16x7 (9v9) 4 Under 13 11v11 90x60 21x7 4 Under 14 11v11 90x60 to 100x60 21x7 to 24x8 5 Under 15 11v11 110x70 24x8 5

Games Programme Guidance The Games Programme Schedule will incorporate free weeks (in addition to those referred to in Rule 172) during which no matches will be arranged by the Leagues. This will allow Clubs to organise additional matches pursuant to Rule 151.2. Guidance An Academy Player in the Youth Development Phase may still play for his school team or school representative county side. When assessing whether Rule 152 has been complied with, each Academy Player’s playing time over the course of the season will be assessed and an average calculated (i.e. the Academy Player need not play in half the time of every match). In addition, Rule 152 requires that the playing time is spread relatively evenly over the course of the fixture programme. This is to ensure clubs do not try to backload playing time at the end of the season simply to ensure the average is met. 397 152. Each Club shall ensure that each of its Academy Players in the Under 12 to Under 14 age groups shall, subject to fitness, participate in half the playing time of matches in the Youth Development Phase Games Programme and any other matches organised by his Club pursuant to Rule 151.2, the Academy Player’s playing time to be reasonably spread over the season. 153. Each Club shall ensure that each of its Academy Players in the Under 15 to Under 16 age groups shall, subject to fitness, participate in at least 20 matches per season (being matches in the Youth Development Phase Games Programme or any other matches organised by his Club pursuant to Rule 151.2). Participation in a match shall for the purposes of this Rule mean playing at least 50% of the game time. 149.The Football League shall organise a games programme for teams consisting of players in the Under 15 and Under 16 age groups of Clubs operating Category 3 Academies, to be played on a regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the games programme). 150.Matches played pursuant to Rules 144 to 149 shall, when played outdoors, be played in accordance with the following format: 151.Each Club which operates a Category 1, Category 2 or Category 3 Academy: 151.1. must participate fully in the Youth Development Phase Games Programme (save that participation in the Under 13 and Under 14 Premier League National Cups is voluntary); and 151.2. may organise and participate in additional Authorised Games of the types listed in paragraphs c), d), f) and g) of that definition only (which shall be notified to the League (in the case of a Club operating a Category 1 or Category 2 Academy) no later than 72 hours before they are scheduled to take place). Team size Pitch size (yards) Goal size (feet) Ball size 11v11 110x70 24x8 5

Games Programme 398 Youth Development Rules Professional Development Phase Games Programme 154.The League will organise two games programmes, one for teams of Clubs operating Category 1 Academies and one for teams of Clubs operating Category 2 Academies. 155. The Football League will organise a games programme for teams of Clubs operating Category 3 and Category 4 Academies, and following such consultation determine with those Clubs in its absolute discretion what games programme(s) should be developed for those Clubs, Rules relating to the games programme and (subject to Rule 156.3) how that games programme should be delivered. 156.The games programmes organised by The League and The Football League pursuant to Rules 154 and 155 will be constituted on the following geographical bases: 156.1.Category 1: 156.1.1. a national league and a regional league (depending on age group) with some matches played on a national basis and some international matches against teams representing clubs in membership of national associations other than The Football Association or the Football Association of Wales (and such matches may be played either in England or abroad); 156.2.Category 2: 156.2.1. in two leagues, each of which shall be constituted on a geographical basis (for example one league of northern based teams and one of southern based teams), the exact constitution of each league to be determined by the Board in its absolute discretion having regard to those Clubs (and Football League clubs) which operate Category 2 Academies; 156.2.2. where practical, international matches against teams representing clubs in membership of a national association other than The Football Association or the Football Association of Wales (and such matches may be played either in England or abroad); and 156.3.Categories 3 and 4: 156.3.1. in two or more leagues, each of which shall be constituted on a geographical basis (for example one league of northern based teams and one of southern based teams), the exact number of leagues and their geographical constitution to be determined by The Football League in its absolute discretion and having regard to those Football League clubs (and Clubs) which operate Category 3 and 4 Academies. 157.Matches in the Professional Development Phase Games Programme organised under Rule 154: 157.1.shall be played in accordance with the Laws of the Game (and for the avoidance of doubt shall be in the 11v11 format); 157.2.shall be for Players in the Under 18 age group (and younger) only, save that a Club may name in its team sheet a goalkeeper in the Under 19 age group;

Games Programme 399 157.3. shall only have five substitutes named on the team sheet (and for the avoidance of doubt up to three substitutes may enter the field of play); 157.4.shall consist of competitive leagues and Tournaments; and 157.5. may include of an optional Futsal programme organised by the League (for Clubs operating Category 1 and Category 2 Academies) in the months of December, January and February. 158.Matches in the Professional Development Phase Games Programme organised under Rule 155: 158.1. shall be played in accordance with the Laws of the Game (and for the avoidance of doubt shall be in the 11 v 11 format); 158.2. shall be for Players in the Under 18 age group (and younger) only, save that up to two Players in the Under 19 age group may be named on the team sheet for a match provided they are: 158.2.1.a goalkeeper; or 158.2.2. registered as a Scholar and are only continuing as a Scholar beyond the age of 18 because of injury or other extenuating circumstances as approved by the League of which the Club is a member in accordance with that League’s relevant procedures; 158.3. shall only have five substitutes named on the team sheet (and for the avoidance of doubt all five substitutes may enter the field of play); 158.4.shall consist of competitive leagues and/or Tournaments; and 158.5. may include an optional Futsal programme organised by the League in the months of December, January and February. 159.Further provisions binding on Clubs competing in the leagues referred to in Rule 157.4 shall be set out in the rules of those leagues. 160.Each Club which operates an Academy: 160.1.must participate fully in the Professional Development Phase Games Programme; and 160.2. may organise and participate in additional Authorised Games (which shall be notified to the relevant League no later than 72 hours before they are scheduled to take place). Premier League 2 and Professional Development League 161.Each Club which operates a Category 1 Academy shall compete in Premier League 2 as part of the Professional Development Phase Games Programme. 162. Each Club which operates a Category 2 Academy shall compete in the Professional Development League as part of the Professional Development Phase Games Programme, unless it is able to demonstrate to the League that its starting 11s in its first team matches during the preceding Season in those competitions set in Rule L.9.1 to Rule L.9.5 included on average at least five Players in the Under 21 age group or younger.

Games Programme 400 Youth Development Rules 163. Each Club which operates a Category 3 or Category 4 Academy may compete in the development league to be organised by The Football League as part of the Professional Development Phase Games Programme. 164.The League will organise Premier League 2, which shall consist of a national league competition played on a competitive basis. 165. The League will organise the Professional Development League, which shall consist of a league or leagues played on a competitive basis organised on a regional basis, the composition of such regional league(s) to be at the absolute discretion of the Board who shall so far as reasonably possible determine the composition of each such league to ensure that each Club has to travel no more than three hours to each match (save that longer travel times may be necessary in order that each Club (or club) can participate meaningfully in the Professional Development League). 166. The Football League will, if required, organise (or procure the organisation of, for example, through the Football Combination or Central League) Professional Development League 3, which shall consist of a league or leagues played on a competitive basis and organised on a regional basis, the composition of such regional league(s) and the minimum number of matches to be played by each Club to be at the absolute discretion of The Football League who shall so far as reasonably possible determine the composition of each such league to ensure that each Club (or club) has to travel no more than three hours to each match (save that longer travel times may be necessary in order that each Club (or club) can participate meaningfully in Professional Development League 3). For the avoidance of doubt teams of Clubs operating Category 3 and Category 4 Academies shall compete together in Professional Development League 3. 167.Further provisions binding on Clubs competing in Premier League 2 and the Professional Development League shall be set out in the rules of those Leagues. 168. The League will in addition organise international matches (which may take place by way of Tournaments) for teams competing in Premier League 2 and the Professional Development League. Games Programme: Postponement etc. of Matches 169. A match in the games programme between Academy teams in age groups Under 9 to Under 16 inclusive shall not be cancelled, postponed or abandoned except with the written consent of the Board or on the instructions of the officiating referee (or if the officiating referee is a minor, the official of the county FA who has accompanied him to the match) who shall be empowered to instruct that such match be cancelled, postponed or abandoned only if he considers that the pitch is unfit for, or if adverse weather conditions preclude, the playing of the match in which event the Club at whose ground the match should have been played shall within seven days give to the Board notice in writing to that effect. 170. Except in the case of an Under 9 to Under 16 games programme match which, without either participating Club being at fault, is cancelled, postponed or abandoned under the provisions of Rule 169, any Club which causes the cancellation, postponement or abandonment of such a match will be in breach of these Rules.

Games Programme 401 171.The Board shall have power to specify the equipment and facilities to be provided by Clubs for the playing of matches between Academies. 172. In consultation with The Football Association, a minimum of four weekends each Season will be identified by the League upon which there will be no fixtures for Academy teams, such weekends being devoted to international development, selected players’ courses and in-service training of coaches and staff.

Youth Development Rules Duty of Care Guidance Should a Club wish one of its Academy Players to engage in an apprenticeship outside the SEP framework, it must first obtain the League’s permission to do so and agree appropriate measures for monitoring and quality assurance. In relation to Rule 174.5 any other programme of education approved in writing by The Football League will be in conjunction with the PFA. 402 Youth Development Rules 175. Each Academy Player’s educational progression under his Education Programme shall be recorded on the League’s Learning Management System and on his Performance Clock. Education 173. Each Club which operates an Academy shall establish an Education Programme which shall set out the activities to be undertaken by the Club to ensure that the education of its Academy Players and Players up to the Under 23 age group who are not regular members of the Club’s first team squad is supported effectively and which: 173.1.is appropriate to the Category of its Academy; 173.2.complies with all applicable requirements set out in this section of the Rules; and 173.3. is evaluated by the Club within each Development Phase to ensure it is meeting its objectives as set out therein. 174. Each Club which operates an Academy shall ensure that each of its Academy Players receives a formal Education Programme which: 174.1.is appropriate to his age and Training Model; 174.2.meets his specific academic needs; 174.3.complies with all legal requirements; 174.4. is structured to ensure that his academic development is not compromised as a result of his being coached by the Club’s Academy; 174.5. in the case of an Academy Player who is entered into a Scholarship Agreement with the Club, consists of the sporting excellence professional apprenticeship ("SEP") and an educational programme approved by the League (which must include an academic or vocational qualification approved by the League and be subject to ongoing quality assurance by the League); and 174.6. shall continue notwithstanding that the Academy Player signs a professional contract and which shall comply with the requirements of the Education and Skills Act 2008 with regard to education and training.

Duty of Care Guidance With regard to Rule 178.2, Rule 35.2 states that Academy Players in the Under 12 to Under 18 age groups shall receive a Multi-disciplinary Review every six weeks. The educational progress report need only be undertaken once every 12 weeks (i.e. not for each Multi-disciplinary Review) but must be undertaken as part of a Multi-disciplinary Review. 403 Delivery of the Education Programme 179.Part Time Training Model Each Club which operates an Academy shall, in respect of each of its Academy Players being trained under the Part Time Training Model: 179.1.inform the Academy Player’s school that he is being so trained; 179.2. if the League so requests obtain from the Academy Player’s school his school reports and, where possible, educational attainment data; 179.3. use the information obtained (if any) to monitor the Academy Player’s academic progression by reference to his school reports and, where possible, educational attainment data, and record it on his Performance Clock; and 179.4. liaise with the school on a regular basis in order to discuss and address any issues concerning the Academy Player’s education which have risen or may arise as a consequence of his being trained at the Club’s Academy. 176.Each Club which operates an Academy shall nominate a member of staff who shall be responsible for: 176.1.liaising with the school at which Academy Players are being educated; 176.2. ensuring that any issues concerning an Academy Player’s education arising from that liaison are addressed to the satisfaction of the school; and 176.3. ensuring that for Academy Players on the Full Time and Hybrid Training Models (and where the League requests, for Academy Players on the Part Time Training Model) each Academy Player’s school performance and educational data are obtained from his school and recorded on his Performance Clock and on the LMS. Reports on Educational Progression 177. Each Club which operates an Academy shall provide progress reports to the Parent of each Academy Player in the Youth Development Phase to whom it provides a Full Time Education Programme. 178.The progress reports shall: 178.1.detail the educational progression of the Academy Player; and 178.2.be provided as and when necessary, but as a minimum at least once every 12 weeks.

Duty of Care Guidance The Part Time Training Model may be used by Category 1, 2 and 3 Academies in the Foundation Phase and Youth Development Phase: see further Rule 116. The Part Time Training Model envisages that coaching will take place outside the Core Coaching Time, but Clubs should nevertheless establish good communication with each Academy Player’s school, obtain his school reports (where requested in accordance with Rule 179.2) and, where possible, educational attainment data, monitor and record his academic progression on his Performance Clock, and address any relevant issues which arise as a result of the Academy Player being coached at the Academy (and in particular any conflict between the demands of his coaching and those of his education). 404 Youth Development Rules 180.Hybrid Training Model Each Club which operates the Hybrid Training Model must appoint a sufficient number of appropriately qualified teaching staff to provide the educational support referred to in Rule 181.2. 181.Each Club which operates an Academy shall, in respect of each of its Academy Players being trained under the Hybrid Training Model: 181.1. undertake all necessary liaison and co-operation with the Academy Player’s school to ensure that the required element of coaching can take place within the Core Coaching Time; 181.2. provide to the Academy Player such additional educational support (to be detailed in the written agreement referred to in Rule 181.5) as shall be necessary to compensate for teaching he has missed, and to ensure that his education is not adversely affected, as a result of being released from school to undertake coaching during the Core Coaching Team; 181.3. obtain from the Academy Player’s school his school reports and, where possible, educational attainment data; 181.4. monitor the Academy Player’s academic progression (including by use of the information obtained from the Academy Player’s school pursuant to Rule 181.3) and record the information obtained pursuant to Rule 181.3 on the LMS and display it on his Performance Clock in a timely fashion and at least every 12 weeks (to coincide with dates of his Multi-disciplinary Reviews); 181.5. enter into a written agreement with the Academy Player’s school and Parent which sets out details of the delivery of the Hybrid Training Model to the Academy Player, including weekly timetables, the likely impact on the Academy Player’s education, and outline the compensatory education which will be provided by the Club; 181.6. ensure that the Academy Player follows a curriculum which reflects the ‘Progress 8’ measurement of educational assessment and attainment (save that where there are educational reasons why an Academy Player requires an amended curriculum to be followed, the League may grant dispensation from this requirement, subject to the approval of an Education Advisor); and 181.7. liaise with the school at least every six weeks in order to discuss and address any issues concerning the Academy Player’s education which may arise or have arisen as a consequence of his being so trained.

Duty of Care Guidance The Hybrid Training Model may be used by Category 1 Academies in the Foundation Phase (Under 9 to Under 11), and by Category 1 and Category 2 Academies in the Youth Development Phase: see further Rule 116. 405 182.Full Time Training Model Each Club which operates an Academy shall, in respect of each of its Academy Players in the Youth Development Phase being trained under the Full Time Training Model, ensure that it provides the Academy Player with coaching and education in accordance with a programme which complies with Rules 183 to 188 and which is approved in advance by the League. 183. The education element of the Full Time Training Model must comply with these Rules and be structured in accordance with one of the four options set out below or in accordance with such other proposals as the League may approve. 184.Each Club which operates the Full Time Training Model must: 184.1. unless otherwise approved by the League, only enable Academy Players in the Under 12 and Under 13 age groups to participate in the Full Time Training Model where they reside within 90 minutes of the Club’s principal training venue; 184.2. enter into an agreement with any school at which its Academy Players are being educated setting out the obligations of the Club and the school in respect of the education of those Academy Players; 184.3. ensure that Academy Players in the Under 12, Under 13 and Under 14 age groups being educated at schools are fully integrated with other pupils of their age, which obligation shall include (without limitation) attending lessons with such other pupils according to the school’s normal timetable (save where the Academy Players are being coached in the Core Coaching Time in accordance with these Rules); 184.4. ensure that there is in place a written agreement between the Club, each Academy Player engaged on the Full Time Training Model, his Parent and his school which sets out full details of his education and Coaching Curriculum; 184.5. ensure that the Education Programme of each such Academy Player provides him with a minimum of 20 hours’ education during each week of the school term; 184.6. ensure that appropriate staff/student ratios are utilised for all educational activity in which the Academy Player is engaged; 184.7.ensure that each Academy Player follows a curriculum which reflects the ‘Progress 8’ measurement of educational assessment and attainment (save where there are educational reasons why an Academy Player requires an amended curriculum to be followed, the League may grant dispensation from this requirement, subject to the approval of an Education Advisor); 184.8. obtain from the Academy Player’s school his school reports and, where possible, educational attainment data; and

Duty of Care Guidance With regard to Rule 184.9 pursuant to Rule 35.1 Academy Players in the Under 12 to Under 18 age groups must receive a Multi-disciplinary Review every six weeks. The requirement in Rule 184.9 must be undertaken at every second such Multi-disciplinary Review. Guidance The League may take advice from its Educational Advisors in connection with the assessment pursuant to Rule 185. In the case of concerns over a Training Model which has been previously approved, it is anticipated that in the first instance an action plan to address any issues would be drafted, and the Club Support Manager or Educational Advisor would work with the Club over a specific period to put the recommendations in place. Accordingly, Rule 186 below would be regarded as a last resort. 406 Youth Development Rules 186.If the League is not satisfied that a Club’s delivery of the Hybrid or Full Time Training Model complies with these Rules: 186.1.it may refuse to an application to register an Academy Player on it; and 186.2.the Board may exercise its powers set out in Rule 273. 187. If a Club wishes to engage an Academy Player on the Full Time Training or Hybrid Model (whether or not the Academy Player is already registered with the Club), it shall complete and submit to the Board either PLYD Form 5A or PLYD Form 5B (as appropriate) signed on behalf of the Club by an Authorised Signatory. 188. If the registration of an Academy Player on the Full Time Training Model is terminated by the Club or by the Board of its own volition, or if he changes to another Training Model, the Club shall, unless his Parent agrees otherwise, continue to provide to him until the end of the academic year in which he reaches the age of 16 education and accommodation in accordance with the arrangements made at the time of he was first engaged on the Full Time Training Model. 185.Without prejudice to the generality of Rule 31, each Club which operates the Hybrid or Full Time Training Model must in respect of each such Training Model: 185.1. not do so unless the League has pre-approved and annually certified its proposed delivery of the Training Model; 185.2. permit the League to monitor and assess its delivery of the Training Model, including in respect of an individual Academy Player, in order to ensure that it complies with these Rules; and 185.3. forthwith implement any changes to its delivery of the Training Model that the League may require. 184.9. monitor the Academy Player’s academic progression (including by use of the information obtained from the Academy Player’s school pursuant to Rule 184.8) and record the information obtained pursuant to Rule 184.8 on the LMS and display it on his Performance Clock in a timely fashion and at least every 12 weeks (to coincide with dates of his Multi-disciplinary Reviews).

Duty of Care Guidance The Full Time Training Model may be used by Category 1 Academies in the Youth Development Phase, and must be used by all Academies in the Professional Development Phase: see further Rule 116. PLYD Form 5A must be used for all Academy Players whom the Club wishes to engage on the Full Time Training Model. If the Academy Player is not already registered with the Club, PLYD Form 5 (Academy Player Registration Application) must also be completed and submitted to the League (see Rule 257). If the Academy Player is already registered with the Club, PLYD Form 5 need not also be submitted. Clubs’ attention is drawn to the undertakings that they must give under PLYD Form 5. The four options referred to in Rule 183 are set out below. This list of options is not exhaustive, and Clubs are free to develop other models which deliver the same results as the options set out in the Elite Player Performance Plan. Each Club’s proposals for how it will deliver the Full Time Training Model must be approved in advance by the League. The League may also check each Club’s delivery of the Full Time Training Model in order to verify that it is in accordance with these Rules and with the pre-approved proposals, and in order to verify that no Academy Player’s education is being prejudiced as a result of his being engaged on the Full Time Training Model. Clubs’ attention is drawn to Rules 272 and 273 in this regard. Option 1 Clubs may enter into contractual relationships with an identified school or schools at which Academy Players receive their education. The relationship will need to be flexed in terms of the amount of time that Academies would require Academy Players to be available for daily coaching. The school day will need to be flexed to accommodate the Coaching Curriculum whilst ensuring that boy’s educational development does not suffer. Specific tutor support for the Education Programme will be required for all Academy Players engaged in the Full Time Training Model over and above the normal curriculum. Additional tutor support will need to be individually tailored to the Academy Players’ needs. Clubs will need to decide how and where Academy Players will be coached. The optimum environment is at the Club’s dedicated training facilities but this will require a school in Education Option 1 to be in close proximity to the Club’s training facility so that the Academy Players can move easily between the school and the Club. With the Full Time Training Model, the school will need to be in close proximity to the training ground or else the training will need to be accommodated at the school. The other major consideration for Clubs which operate Category 1 Academies will be the need to provide dedicated housing, house parents and a secure environment in which to live and work whilst staying with the Club. This will need to apply to all Academy Players who live outside a short commute from their Club’s training ground. Option 2 In this option, Clubs may choose to develop and extend their own educational facilities at the training ground and, in effect, develop an onsite school facility. For Clubs which operate a Category 1 Academy, accommodation would still be required on or near the training ground to house the Academy Players and the associated social and welfare support would need to be factored into the delivery of this approach. Clubs may continue to contract an educational partner/provider but the schooling would take place at the Club. Option 3 Clubs may wish to establish their own schools. These schools may be general in their recruitment with specialist classes or groups of classes catering for the Academy Players’ specialist needs. In this Education Option the same issues regarding the location of the school on or near the training ground remain relevant as does the need to provide appropriate housing and care. 407

Duty of Care Option 4 Where two or three Academies are clustered together, especially in urban areas, it may be possible to identify a single school where each of the Clubs sends their Academy Players. This school would then become the hub for the Academies. The Coaching Curriculum may be split between the training ground and the school premises subject to the location of the school in relation to the Club. Further guidance in respect of education in the Professional Development Phase, where all Clubs must utilise the Full Time Training Model, is set out in paragraph 7.3.3 of the Elite Player Performance Plan. All Clubs in the Professional Development Phase will be required to deliver the Full Time Training Model. Academy Players will have access to training up to four hours a day in two separate sessions. The season will be developed increasingly to mirror the professional game so there will be less opportunity to flex the season for purposes of creating greater coaching contact time during the summer months. Clubs which operate Category 1 and 2 Academies will have the necessary infrastructure at their training grounds to enable them to provide formal education provision for Academy Players in the Under 17 and Under 18 age groups which may be delivered principally at the training ground rather than offsite at a school or college. This approach envisages the delivery of the formal education components at the training ground in purpose built facilities and as part of an integrated flexible weekly programme which compliments and supports the Coaching Curriculum. The delivery of the formal Education Programme may be either through fully qualified in house staff or through an outside provider who is able to meet the needs and demands of the integrated programme. Delivering the Education Programme in this way will provide maximum flexibility allowing coaches to flex and stretch the Coaching Curriculum to suit the particular needs of each Academy Player. Category 3 and 4 Academies will not necessarily be equipped to provide the formal education component at the training ground. Category 3 and 4 Academies may choose to deliver the formal education provision off site at a local education provider. This will require Heads of Education to ensure that as flexible an Education Programme as possible can be created in partnership with a school/college so that coaches can gain access to the required time for coaching. 408 Youth Development Rules 189. Each Club which operates an Academy shall notify the League, in such a manner as the League shall from time to time specify, of the Training Model on which each of its Academy Players is engaged and, if an Academy Player changes to the Hybrid Training Model or Part Time Training Model, forthwith inform the League of the change and provide such evidence as the League may require to show that the Academy Player and his Parent consented to the change. Personal Development and Life Skills Plans 190.Each Club which operates an Academy shall establish a Personal Development and Life Skills Plan to support the holistic development of each of its Academy Players. 191. The programme referred to in Rule 190 shall ensure that each Academy Player trained under the Full Time Training Model and/or in the Professional Development Phase has the opportunity to engage in activities outside the Academy which will encourage him to take an active part in the community and develop an understanding of good citizenship. 192. Each Academy Player shall engage in the activities referred to in Rule 191 unless he has good cause not to do so and each Club shall take all reasonable steps to ensure that each of its Academy Players does so engage.

Duty of Care Guidance The League may conduct surveys and questionnaires from time to time to ascertain the views of Academy Players and their Parents. 409 200. Clubs shall establish, maintain and, when necessary, implement a complaints procedure for Academy Players and Parents, a copy of which shall be submitted to the League. Safeguarding and Mental and Emotional Wellbeing 201. Each Club shall take all reasonable steps to ensure that it protects the welfare of each of its Academy Players and Players up to the Under 23 age group who continue to train with the Academy on a regular basis by offering support for his wellbeing and pastoral care generally. 202. Each Club which operates an Academy shall devise a mental and emotional wellbeing action plan, to include details of support available and a referral process for concerns, in accordance with such guidance issued by the League from time to time. 193. Each Club shall nominate an Official to be responsible for the welfare and supervision of Academy Players engaged on the Part Time Training Model or Hybrid Training Model, while they are present at the Club’s facilities. Inductions and Transitions 194.Each Club shall arrange a pre-season induction event for Academy Players and their Parents and there shall be at least one such induction event per Development Phase. 195. The induction meeting referred to in Rule 194 shall provide such information to the Academy Players and their Parents as is necessary in order for them to understand the coaching and, if relevant, education that the Academy Player will receive from the Club. 196.Each Club which operates an Academy shall permit a representative of the League to attend such induction meetings on request. 197. The Code of Conduct set out in Appendix 12 shall be binding on all Academy Players attending Academies (and, for those Academy Players under the age of 18, their Parents) and on Clubs and Officials and any breach thereof by such Academy Players or by Clubs or Officials shall be treated as a breach of these Rules. 198.Each Club which operates an Academy shall devise and implement an Induction and Transition Strategy. Academy Player and Parent Voice 199.Each Club which operates an Academy shall devise and implement one or more mechanisms to invite and receive feedback from Academy Players and their Parents.

Duty of Care 410 Youth Development Rules 203.The provisions of Section S of the League’s Rules (concerning Safeguarding and Mental Health) apply to Academies and Development Centres. 204.Without prejudice to the generality of Rule 203 each Club shall appoint an Academy safeguarding officer who shall: 204.1.undertake the functions set out in Rule S.5.8 specifically with regard to the Academy; and 204.2.liaise with the Club’s Head of Safeguarding. Health and Safety 205. Clubs and Academy Staff shall observe and comply with any guidance issued by the League in respect of safe event management and any breach thereof shall be treated as a breach of these Rules. 206.Clubs shall ensure that their Academy Players are insured in accordance with advice circulated by the League from time to time. Inclusion, Diversity and Equality 207. Each Club which operates an Academy and is in membership of the Premier League must comply with Premier League Rule J.4. Each other Club bound by these Rules must comply with the EFL Code of Practice regarding equality and diversity. 208.Each Club which operates an Academy shall deliver training for its Academy Players and Academy Staff on equality, diversity and inclusion. Injury and Medical 209. Each Club which operates an Academy shall ensure that each of its Academy Players undergoes the following tests to measure physical and physiological fitness (in accordance with any guidance issued by the League from time to time): 209.1.age-appropriate medical and physical screening; 209.2.anthropometric assessments; 209.3.physiological/fitness testing; 209.4.movement and posture/functional screening; 209.5. predictive testing of size and shape/maturation measurement (save that a Club operating a Category 4 Academy shall not be obliged to conduct such tests); 209.6.psychological profiling (Category 1 Academies only); 209.7.cardiac screening for Academy Players in the Under 15 age group; and 209.8.monitoring of physical exertion (Category 1 Academies only), and shall submit to the League such information as it may from time to time require in order to establish a national database of athletic development.

Duty of Care Guidance For the avoidance off doubt, the Emergency Action Plan should be produced in addition to the Club’s Medical and Safety Action Plan (see Premier League Rule O.16). All members of the Academy’s medical staff should be made aware of the contents of the Club’s Medical and Safety Action Plan. See Rule 99.5: the Academy Doctor shall be responsible for the preparation of his Club’s Emergency Action Plan. The League will assist with the sharing of Emergency Action Plans. 411 215. Each Club which operates an Academy shall ensure that there is available at all games involving Academy teams appropriate first aid or primary care provision and, without prejudice to the generality of the foregoing or to any Rules applicable to an Authorised Game, that: 215.1. a doctor who holds a current Football Association Advanced Resuscitation and Emergency Aid certificate, ATTMiF or an equivalent or higher qualification approved by the Board or paramedic (in the case of a Club which operates a Category 1 or Category 2 Academy) or a physiotherapist who holds the ITMMiF or an equivalent or higher qualification approved by the Board (in the case of a Club which operates a Category 3 or Category 4 Academy) is present at each game in the Professional Development Phase Games Programme; 215.2. a doctor or physiotherapist who holds the ITMMiF or an equivalent or higher qualification approved by the Board is present at each venue at which matches in the Foundation Phase and Youth Development Phase take place; and 215.3. a defibrillator is maintained at each venue at which matches are played and at which coaching takes place. 210. Subject to a Club complying with Rule 209, the Premier League will make available to it (on an anonymised basis) benchmarked data derived from the information provided to it by all Clubs. 211. Each Club which operates an Academy shall ensure that each of its registered Academy Players on the Full Time Training Model is registered with an NHS general practitioner for the provision of general medical services, using the address at which he resides. 212. Each Club which operates an Academy shall ensure that details of all injuries suffered by its Academy Players and of all rehabilitation are recorded and provided to the Premier League and The Football Association in order that a national audit of injury and rehabilitation may be maintained. 213.Subject to a Club complying with Rule 212, the Premier League will make available to it benchmarked data derived from the national audit of injury and rehabilitation. 214. Each Club which operates an Academy shall ensure that it has in place an Emergency Action Plan, and that all relevant Academy Staff are aware of its contents, and that it provides a copy of it in advance of all its home matches in the Games Programmes to its opponents.

Duty of Care Guidance Rule 75 requires each coach to hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board. Thus, all coaches attending matches in all of the Development Phases should hold this qualification. Knowledge of how to use a defibrillator is a requirement of the Basic First Aid for Sport Qualification / EFAiF. Accordingly, the net effect of these Rules is that there must be somebody present at all games who knows how to use a defibrillator. Each Club’s Emergency Action Plan should include details of the members of Academy Staff required by Rules 215.1 and 215.2. 412 Youth Development Rules 216. A physiotherapist qualified as set out in Rule 95.2 or Rule 96 or a coach who holds the Football Association’s Diploma in the Treatment and Management of Injuries or an equivalent or higher qualification or a member of staff who holds a current emergency first aid qualification awarded by The Football Association, the British Red Cross, St John Ambulance (or by another entity provided it is approved by the Health and Safety Executive as an emergency first aid qualification) shall be present at all coaching taking place in Academies (without prejudice to the requirements of Rule 215).

Youth Development Rules Sports Science and Medicine/Performance Support 413 Sports Science and Medicine/Performance Support Programme 217. Each Club which operates an Academy shall establish a Sports Science and Medicine/ Performance Support Programme (in accordance with the criteria set out in these Rules which apply to the Category of its Academy) for the benefit of its Academy Players. 218. Each Club’s Sport Science and Medicine/Performance Support Programme shall be managed by its Head of Academy Sports Science and Medicine (in the case of a Club which operates a Category 1 or Category 2 Academy) or by an appropriately qualified Official (in the case of the Club which operates a Category 3 or Category 4 Academy). 219. The Sports Science and Medicine/Performance Support Programme of each Club should detail the planned provision to each of its Academy Players of at least the following areas: 219.1.physical development; 219.2.medical services (including the prevention and treatment of injury and diet and nutrition); 219.3.Performance Analysis; and 219.4.psychology. 220. The progress and development of each Academy Player under the Sports Science and Medicine/Performance Support Programme (including without limitation the results of the tests set out in Rule 209, and full details of any injuries, the treatment thereof, and the length of any period of rehabilitation) shall be noted in his Multi-disciplinary Review and recorded in his Performance Clock. Performance Analysis 221.Each Club operating a Category 1 or Category 2 Academy shall: 221.1. have such technical facilities as are necessary to undertake the Performance Analysis required of it by Rule 221.2; 221.2. undertake Performance Analysis (including, in the case of a Club which operates a Category 1 Academy, by undertaking GPS evaluation in the Professional Development Phase and in the Youth Development Phase if the Full Time Training Model is utilised) of training activity and matches in the Youth Development Phase Games Programme, the Professional Development Phase Games Programme and the Professional Development League; 221.3. use the results of such Performance Analysis in its monitoring of the coaching and development of Academy Players in the Youth Development Phase and the Professional Development Phase; and make available to the League such Performance Analysis data as it reasonably shall require to undertake the benchmarking of data for that Academy against national trends.

Sports Science and Medicine/Performance Support Guidance The League will produce further detail of the proposed national programme of Performance Analysis for the older Academy age groups. The proposals in this regard will be presented to Clubs in due course. If Clubs approve these proposals, then (subject to Club approval) a requirement will be inserted in the Rules for Clubs to contribute information to this national programme. 414 Youth Development Rules 222.Each Club operating a Category 3 or Category 4 Academy shall comply with Rule 221 but only in respect of players in the Under 17 to Under 18 age groups. 223. Subject to a Club complying with Rule 221 or 222 (as appropriate depending on the Category of its Academy), and to a sufficient number of Clubs (and Football League clubs) likewise complying, the Premier League may make available to it benchmarked data derived from comparing the Performance Analysis data it has submitted to the League with that submitted by other Clubs (on an anonymised basis).

Youth Development Rules Talent Identification and Recruitment Guidance Clubs should take steps to provide opportunities for their registered Scouts to undertake relevant qualifications, such as the FA Talent ID Level 2 badge. 415 225. Each Club shall ensure that, where the relevant Scout’s duties include those referred to in Rule 224, in addition to complying with the Scout registration requirements of Section Q of the Premier League Rules, it provides evidence to the League within five days of employing or engaging the Scout that the Scout holds the qualification required by Rule 224.1, and the League shall register the Scout where it is satisfied that the registration requirements of Section Q have been complied with and the Scout holds the qualification required by Rule 224.1. Scouts: Attendance at Matches 226.Each Club which operates an Academy shall permit the Scouts of other Clubs to attend at matches played in the Games Programmes provided that: 226.1.the Club which has employed or engaged the Scout notifies both Clubs involved in the match of the Scout’s proposed attendance by no later than 12 noon on the last Working Day before the published date of the match; and 226.2.the Scout is able to produce on demand to the home Club the identification card issued to him by his Club in accordance with the Premier League Rules. 227.Each Scout shall inform the home Club of his arrival at a match. 228. Each Club which operates an Academy shall prepare and produce a document setting out the process of how Scouts employed by that Club should approach Academy Players (and other players) and the process thereafter. Such process should comply in full with the Premier League Rules, these Rules and the Code of Conduct for Scouts and should build upon the training that the Scout received while obtaining the relevant scouting qualification referred to in Rule 224.1. Registrations and Provision of Information by the League 229. Upon receiving an application by a Club to register an Academy Player, the League shall immediately provide to the Academy Player’s Parent a copy of these Rules and of the Parent’s Charter. Scouts: Qualifications 224. Each Club which operates an Academy shall ensure that each of its Scouts whose duties include the identification of Academy Players whose registration the Club may wish to secure (in addition to complying with the provisions of Section Q of the Premier League Rules): 224.1.is in possession of such qualification as the League may require from time to time; 224.2.understands and complies in full with the Premier League Rules, these Rules and the Code of Conduct for Scouts; and 224.3.undertakes Continued Professional Development each year.

Talent Identification and Recruitment Guidance Rule 229 The League will where possible send the Rules and Charter to Parents by email with a read-receipt, or by recorded delivery if no email address is provided. Rule 233 The presumption set out in this Rule is rebuttable if the new Club can establish to the satisfaction of the Board that it did not in fact breach Rule 296. 416 Youth Development Rules Time/Distance Rules 234. Subject to Rule 264, each Club which operates an Academy shall be permitted to register Academy Players who reside within the travel times measured from the location of the Club’s principal venue for the provision of coaching and education set out in the following table. 230.Subject to Rule 231, the League will undertake the registration (which shall be backdated to the date of application) of the Academy Player if: 230.1. seven days have elapsed from the date the League receives the application referred to above; and 230.2. during that time, the League has not been contacted by the Academy Player or his Parent to inform the League that he no longer wishes to be registered as an Academy Player for that Club, and in such circumstances, the Academy Player may be coached by and play for the Club during the period of seven days referred to in Rule 230.1. The provisions of Rules 296 to 299 shall apply during the period referred to in Rule 230.1. 231. Without prejudice to its powers of inquiry under Section W of the Premier League Rules, prior to undertaking any registration of an Academy Player, the League may, in its absolute discretion, request: 231.1. any Official of the Club seeking to register the Academy Player, any Official of a Club with which the Academy Player has previously been registered, the Academy Player himself and/or his Parent(s) to appear before it to answer questions; and 231.2.such Persons or any Club (or club) to produce documents, in each case, to ensure that there has been no breach of Rules 296 to 299. 232. Where a request is made by the League in accordance with Rule 231, the League may, in its absolute discretion, stay the registration of the Academy Player until it is satisfied that there has been no breach of Rules 296 to 299 (and, in such circumstances, the Academy Player may not be coached by or play for the Club seeking to register him until the League notifies the Academy Player and the Club that the registration has been undertaken). 233. If the Academy Player directly or indirectly contacts another Club, and such contact results in the Academy Player becoming registered with that other Club without the consent of the Club referred to in Rule 229, the other Club shall be presumed to have breached Rule 296.

Talent Identification and Recruitment 417 Any question or dispute concerning the travelling time requirements in this Rule, and whether permission should be granted to register the relevant Academy Player, shall be determined by the Board. Trials 235. Subject to the conditions set out in Rules 236 and 242, a Trialist may attend an Academy for up to eight consecutive weeks in any one season without being registered provided that: 235.1. at least seven days’ prior written notice to that effect shall be given to any junior club of which such Trialist is a member; and 235.2. before the trial commences his particulars shall be notified forthwith to the League by sending to the Board: (a) PLYD Form 2 duly completed; (b) proof of his home address and date of birth in such form as is required by the Board; and (c) a photographic image of the Trialist in such format as is required by the Board. 236. In the case of the Trialist in one of the age groups Under 9 to Under 16, a Club may apply to the Board for permission to extend the period of eight weeks referred to in Rule 235 for an additional period of four weeks. 237.An application to extend a trial period must be: 237.1.made by the Club at least one week before the Trialist’s trial period is due to expire; 237.2.accompanied by such information and assurances as the League may require; and 237.3.consented to by the Trialist and his Parent. Permitted recruitment time/distance Foundation Phase Youth Development Phase Professional Development Phase Category 1 1 hour No limit for Academy Players engaged in the Full Time Training Model between the Under 14 and Under 16 age groups; 1 ½ hours for all other Academy Players in the Youth Development Phase. no limit Category 2 1 hour 1 ½ no limit Category 3 1 hour 1 ½ no limit Category 4 N/A N/A no limit

Talent Identification and Recruitment 418 Youth Development Rules 238. An application to extend a trial period shall only be granted by the League if it is satisfied as to arrangements put in place by the Club for the welfare and education of the Trialist. 239. A Trialist may not register with another Club (or club) during the first seven weeks of the initial eight week trial period but may at any time terminate an extended trial period to which he is subject. 240.Rule 34 (Performance Clocks) and Rule 35 (Multi-disciplinary Reviews) shall apply with regard to Trialists. 241. Each Club shall give the League all such access to information and Persons as it may require in order to monitor the welfare and progression of Trialists and to determine whether to grant an application to extend a trial period. 242.The conditions referred to in Rule 235 are as follows: 242.1. a trial may be offered or given by a Club to anyone in age groups Under 9 to Under 11 inclusive who has his permanent residence within one hour’s travelling time of the Club’s Academy; 242.2.a trial may be offered or given by any Club to anyone in age groups Under 12 and Under 13 who has his permanent residence within one and a half hours’ travelling time of the Club’s Academy; 242.3. a trial may be offered or given by a Club to anyone in age groups Under 14 to Under 16 inclusive; 242.4. subject to Rule 242.5.2 a trial may be offered or given by one or more Clubs to an Academy Player in age group Under 16 who has been informed by the Club holding his registration that it will not offer to enter into a Scholarship Agreement with him, any such trial or series of trials may not in the aggregate exceed eight weeks; 242.5.a trial may not be offered or given to anyone: 242.5.1.who is on trial at another Academy; or 242.5.2. whose registration is held by another Club (or club) except with the written consent of such Club (or club) or in the case of an Academy Player who is exercising his entitlement under either Rule 268, Rule 269 or Rule 270 to seek registration as an Academy Player at the Academy of another Club (or club). Any question or dispute concerning the travelling time requirements in this Rule shall be determined by the Board in its absolute discretion. 243. If a Trialist attending an Academy is injured so that he cannot be coached or play football or if the period of his trial is interrupted by any other occurrence, application may be made to the Board in writing to extend the period of his trial, giving full reasons therefor, and the Board shall have power to extend such period in such terms as it may think fit. 244. If before the date upon which a Trialist’s trial period is due to end his trial is terminated, notice to that effect shall be given to the League by sending to the Board PLYD Form 3 duly completed.

Talent Identification and Recruitment 419 245.Upon a Trialist commencing a trial, the League may provide to him and his Parent a copy of these Rules and such other information as the League considers relevant. 246. Where a Club makes an application to the League in PLYD Form 5 that an Academy Player who is a Trialist with that Club at the time of the application be registered as an Academy Player with that Club, the relevant trial will be immediately deemed cancelled by the League and the provisions of Rules 229 to 233 shall apply. Pre-Registration Agreements 247. Subject to the provisions of Art. 19 of the FIFA Regulations on the Status and Transfer of Players, on or after 1st January in any season a Club may enter into a pre-registration agreement with a player who does not reside within one and a half hours’ travelling time of its Academy provided that such a player is then: 247.1.in his Under 16, Under 17 or Under 18 year; 247.2.in Full Time Education; and 247.3.not registered with another Club or Football League club. 248. A pre-registration agreement shall be in PLYD Form 4 and shall include an undertaking by the Club to enter into a Scholarship Agreement with the player upon the Club having acquired the player’s registration and 248.1.in the case of a player in his Under 16 year, on or after the last Friday in June in the academic year in which the Academy Player reaches the age of 16; or 248.2.in the case of a player in his Under 17 or Under 18 year, upon his ceasing Full Time Education. Unless authorised in writing by the Board, a breach of such an undertaking will constitute a breach of these Rules. 249.Clubs shall submit to the Board copies of all pre-registration agreements within five days of their being entered into. 250. A written Coaching Curriculum shall be annexed to each pre-registration agreement and the player shall not be coached by or at the Club’s Academy or participate in its matches, tours, Festivals, Training Camps or Tournaments until the programme has been approved in writing by the Board and then only to the extent set out in the programme. Registrations 251. Each Club shall ensure that only Academy Players registered with that Club, Trialists attending Trials in accordance with Rule 235 and players with whom the Club has entered into a pre-registration agreement in accordance with Rule 247 shall be coached by or at that Club’s Academy or participate in matches, tours, Festivals, Training Camps or Tournaments in which the Club operating that Academy is involved.

Talent Identification and Recruitment 420 Youth Development Rules 252. Each Club must ensure that every player who represents it in a match, Festival, Tournament or any other event that forms part of the Games Programme is able to produce at that event, on request by the League, a valid registration card issued by the League. 253. Subject to Rule 254, players in age groups Under 9, Under 10, Under 11, Under 12, Under 14 and Under 16 shall be registered for one year and those in age groups Under 13 and Under 15 for two years. 254.The registration of an Academy Player shall endure until the last Friday in June in the academic year in which he reaches the age of 16 if: 254.1.he is engaged in the Full Time Training Model; or 254.2. the Club has made an application to the Board to this end, having offered to engage the Academy player on the Full Time Training Model and the Academy Player having rejected this offer for sound educational reasons. In such a case the Board shall enquire into the circumstances and satisfy itself as to the bona fides of the application, and if so satisfied shall have the power to determine that the Academy Player’s registration should so endure. 255.The registration of Academy Players will be undertaken by the League and all registrations are subject to the approval of the Board. 256. Registrations of Academy Players undertaken by The Football League which are held by Clubs promoted to the League shall be treated as having been undertaken by the League provided all circumstances surrounding that registration comply with these Rules, failing which the League shall be at liberty to reject that registration unless otherwise determined by the Board. 257. An application for the registration of an Academy Player at an Academy shall be made by completing and submitting to the Board: (a) PLYD Form 5 signed on behalf of the Club by an Authorised Signatory; (b) a copy of the Code of Conduct referred to in Rule 197; (c) proof of both the Academy Player’s home address and date of birth in such form as is required by the Board; and (d) a photographic image of the Academy Player in such format as is required by the Board. The completed PLYD Form 5 must be submitted to the Board by the Club within five days of signature by the Academy Player. 258. A Club shall request each Academy Player (or if he is a minor his Parent) to complete PLYD Form 6 at the same time that he completes PLYD Form 5. If he does so the Club shall submit the completed PLYD Form 6 to the Board at the same time that it submits PLYD Form 5. If the Academy Player or his Parent (as applicable) elects not to complete PLYD Form 6, he should nevertheless submit PLYD Form 5 to the Board forthwith. 259. An application in PLYD Form 5 shall be refused if it is made in respect of a player with whom a Club (or club), other than the applicant Club, has entered into a pre-registration agreement which remains current.

Talent Identification and Recruitment 421 260.Except in the case of a Scholar, a player shall not be registered as an Academy Player unless he is in Full Time Education. 261. The Board may from time to time direct the minimum number of Academy Players to be registered by each Club in each age group, and each Club shall comply with any such direction. 262.The maximum numbers of Academy Players registrable by a Club at any one time are as follows: Age groups Under 9 to Under 14 inclusive:30 in each age group Age groups Under 15 and Under 16 inclusive:20 in each age group Age groups Under 17 and Under 18:30 across both age groups Age groups Under 19 to Under 21 inclusive:15 in each age group 263. No application to register any Academy Player in the Under 9 age group may be signed by the Academy Player before the third Saturday in May immediately preceding his Under 9 year. 264. A player in age groups Under 14 to Under 16 inclusive who resides more than one and a half hours’ travelling time from the nearest Academy may be registered as an Academy Player at the nearest Club which operates an Academy of the appropriate Category subject to the following conditions: 264.1. an application for registration of an Academy Player under the provisions of this Rule shall be accompanied by a written Coaching Curriculum which shall include full particulars of any coaching the Academy Player will receive at or in the locality of his place of residence; 264.2. the Coaching Curriculum shall be designed so as to ensure that it does not cause the Academy Player to be absent from school; 264.3. in the case of an Academy Player registered under the provisions of this Rule at an Academy, the Head of Education shall make enquiries of the Academy Player’s school at least four times each season during the currency of his registration so as to satisfy himself that the Academy Player’s best interests are being served by the Coaching Curriculum and that it is not adversely affecting his education; the result of each enquiry shall be reported in writing to the Academy Manager who in the event of an adverse report shall apply to the Board for the cancellation of the Academy Player’s registration; and 264.4. unless any other travelling arrangements have been submitted to and approved in writing by or on behalf of the Board, on the occasion of each visit by the Academy Player to the Academy at which he is registered he shall be accompanied on both the outward and the return journey by his Parent.

Talent Identification and Recruitment 422 Youth Development Rules 265.An application to register an Academy Player shall be refused if: 265.1.the Academy Player is in age groups Under 10, Under 11 or Under 12; 265.2. the registration of that Academy Player was held by another Club or Football League club (“the former Club”) within the period of 12 months prior to the making of the application; 265.3. the former Club had given notice to that Academy Player under the provisions of Rules 267.1 or 267.2 that it intended to retain his registration; and 265.4. the Club making the application had within the said period of 12 months registered two Academy Players in age groups Under 10, Under 11 or Under 12 whose registrations had been held by the former Club, unless the Club making the application and the former Club agree otherwise. 266. On or before the third Saturday in May in every year each Club shall send to the Board a list in PLYD Form 7 containing the names of each of the Academy Players whose registration it then holds (other than those who have entered into a Scholarship Agreement whose names are included in the list required by Rule U.32), indicating which it retains, which it intends to retain and which it intends to terminate with effect from the first Saturday in June. End of Season Procedure 267.Except in the case of an Academy Player who has been offered and has accepted a Scholarship Agreement in accordance with Rule 277: 267.1. on or before the third Saturday in May in every year in which his registration is held, each Club shall give or send to each of its Academy Players in age groups Under 9 to Under 11 PLYD Form 8 notifying him whether it intends to retain or to terminate his registration with effect from the first Saturday in June; and 267.2. on or before the third Saturday in May, each Club shall give or send to each of its Academy Players in age groups Under 12 and Under 14 PLYD Form 9 notifying him whether it intends to retain his registration for the next two seasons or to terminate it with effect from the first Saturday in June. 268. An Academy Player who receives notification under Rule 267.1 or Rule 267.2 of his Club’s intention to terminate his registration shall be at liberty following receipt of such notification to seek registration as an Academy Player at the Academy of any other Club (or club). 269. An Academy Player who receives notification under Rule 267.1 or Rule 267.2 of his Club’s intention to retain his registration shall likewise be at liberty after the first Saturday in June to seek registration as an Academy Player at the Academy of any other Club (or club) provided that: 269.1.by the first Saturday in June he has given written notice to his Club and the Board terminating his registration; and 269.2.he has received the Board’s written acknowledgement of the same.

Talent Identification and Recruitment Guidance In the circumstances outlined in Rule 270, where a different Club or club signifies its intent to register the Academy Player beyond his Under 16 year, the two Clubs/clubs concerned, the Academy Player (through his Parents) and the League shall enter into discussions, where appropriate, to consider means by which he might begin training with his new Club or club before the end of his Under 16 year, provided always that his education is not negatively affected in any way. 423 Termination of Registration 271. Subject to Rule 272, the registration of an Academy Player who has not entered into a Scholarship Agreement with a Club shall terminate upon the happening of the earliest of the following events: 271.1.the Academy Player completing his Full Time Education; 271.2. the receipt by the Board at any time of a mutual cancellation notification in PLYD Form 10 duly completed and signed by the Academy Player and his Parent and on behalf of the Club holding his registration; 271.3. the receipt by the Board of the Academy Player’s notice duly given in accordance with the provisions of Rule 269.1; 271.4. the first Saturday in June following the receipt by the Board of PLYD Form 7 upon which his Club has indicated its intention to terminate the Academy Player’s registration; or 271.5. the expiry, surrender, suspension or revocation of the Academy licence of the Club holding the registration. 272.The Board shall have power at any time to cancel the registration of an Academy Player: 272.1.upon the written application of either: 272.1.1. the Academy Player or, if the Academy Player is a Child, his Parent on his behalf (and one of the grounds, but not the only ground, on which such an application may be made is that the categorisation of the Club’s Academy has been lowered pursuant to Rule 20.3); or 272.1.2.the Club holding his registration; or 272.2.of its own volition in the circumstances set out in Rule 273. 270. An Academy Player in age group Under 16 who has not received an offer to enter into a Scholarship Agreement by 31 December or who has been notified in writing by his Club that such an offer will not be forthcoming shall thereafter be at liberty to seek registration as an Academy Player at the Academy of any other Club (or club) and, in such circumstances (save where the Academy Player concerned remains in Full Time Education beyond his Under 16 year), the Club that holds his registration shall not be entitled to receive compensation from any Club (or club) that subsequently registers the Academy Player for its training and development of that Academy Player, in accordance with Rule 325.

Talent Identification and Recruitment 424 Youth Development Rules 273. If the Board is not satisfied that a Club is complying with any one or more of the Rules concerning the Hybrid or Full Time Training Model, or if it is of the view that the education of an Academy Player engaged on the Hybrid or Full Time Training Model is being prejudiced as a result of his engagement thereon (regardless of whether the Club is in compliance with these Rules) it may, either of its own volition or on the written application of an Academy Player who is affected thereby (or of his Parent on his behalf if he is a Child): 273.1.cancel the registration of the Academy Player; or 273.2.order that the Academy Player be deemed to be engaged on one of the other Training Models. 274. The Board will not exercise its powers set out in Rule 273 without having first given the Club, the Academy Player and his Parent the opportunity to make representations to it. 275. The Board shall determine such an application in such manner as it shall think fit and, in particular, shall have power to appoint one or more suitably qualified Persons to enquire into all the circumstances of the application (adopting such procedures as are considered appropriate) and to report to the Board, recommending whether the application should be granted or refused. If the application is granted, the Board may impose conditions (e.g. as to compensation) on the cancellation of the registration. For the avoidance of doubt, the ability to determine any application, and any conditions relating thereto, shall continue notwithstanding any expiry of the registration after the date of the original application. 276. Upon an Academy Player’s registration terminating by virtue of the provisions of Rule 271.2, the Board shall provide him with a copy of PLYD Form 10 as evidence thereof. Scholarships 277. On or after 1 January in the year in which he attains the age of 14 years and in any event on or before 31 December in his Under 16 year, a Club may offer to enter into a Scholarship Agreement with an Academy Player whose registration it holds. 278. Failure by a Club to honour any offer of a scholarship notified to the League in accordance with Rule 281, without reasonable cause shall render that Club liable to disciplinary action pursuant to Section W of the Premier League Rules. 279.A Club may likewise offer to enter into a Scholarship Agreement with an Academy Player in age group Under 16 who is seeking registration under the provisions of Rule 270. 280.A club which operates a Category 4 Academy may only offer to enter into a Scholarship Agreement with: 280.1.anyone who is not an Academy Player; or 280.2.an Academy Player in age group Under 16 who is seeking registration under the provisions of Rule 270, but only on or after 1 January in his Under 16 Year.

Talent Identification and Recruitment 425 281. Any offer made under the provisions of Rules 277 or 279 shall be in PLYD Form 11, a copy of which shall be sent to the Board by the Club making the offer within five days of it being made. In addition, any offer of scholarship to a player registered with a club not in membership of the Premier League or Football League shall be sent to the Board by the Club within five days of such offer being made. 282. An Academy Player receiving an offer in PLYD Form 11 shall respond thereto within 28 days by completing and submitting to the Club making the offer PLYD Form 12, a copy of which shall be sent to the Board by the Club within five days of receipt. An Academy Player who does not accept the offer shall be at liberty after the first Saturday in June following his Under 16 year to seek registration at any other Club (or club). 283.An Academy Player who fails to respond as required by Rule 282 shall be deemed to have not accepted the offer. 284.A Club may enter into a Scholarship Agreement with an Academy Player if: 284.1.it holds his registration; or 284.2.his registration is not held by another Club (or club); and 284.3. (except in the case of an Academy Player who has entered into a Scholarship Agreement with another Club (or club) which has been cancelled by mutual agreement) he is under the age of 18 years; and 284.4.the Scholarship Agreement commences no earlier than the last Friday in June in the academic year in which the Academy Player reaches the age of 16. 285.An Academy Player who enters into a Scholarship Agreement with a Club shall be: 285.1. entitled to receive such remuneration as shall be determined by the Board from time to time; and 285.2.required to complete his Education Programme (as defined in PLYD Form 1). 286. The registration of an Academy Player who enters into a Scholarship Agreement with a Club shall be effected by completion of and submission to the Board of Football Association Form G(4), signed on behalf of the Club by an Authorised Signatory, together with copies of the Academy Player’s Scholarship Agreement, the initial duration of which must not exceed two years, and birth certificate. 287. If the parties to a Scholarship Agreement have agreed in writing that they will enter into a contract of employment in Form 16 prior to or immediately upon the termination of the Scholarship Agreement, and provided that the written agreement between them specifies the length of the contract and full details of all the remuneration and benefits payable under it, the Club shall not be obliged to complete and sign a mutual cancellation notification upon the Academy Player’s application for cancellation of his registration pursuant to clause 13.1 of the Scholarship Agreement. If the Club chooses not to cancel the Academy Player’s registration, the Academy Player shall remain registered with the Club and the Scholarship Agreement shall remain in full force and effect.

Talent Identification and Recruitment 426 Youth Development Rules 288.Appeal against Termination An appeal by an Academy Player under the provisions of clause 10.3 or by a Club under the provisions of clause 12.3 of PLYD Form 1 shall be commenced by notice in writing addressed to the other party to the agreement and to the Board. 289.Appeal against Disciplinary Decision An appeal by an Academy Player under the provisions of paragraph 3.3.2 of the Schedule to PLYD Form 1 shall be commenced by notice in writing addressed to the Club and to the Board. 290.Appeals pursuant to Rule 288 or Rule 289 shall be conducted in such manner as the Board may determine. 291.The Board may allow or dismiss any such appeal and make such other order as it thinks fit. 292.Order for Costs The Board shall have power to make an order for costs: 292.1.in determining appeals under Rule 288 or Rule 289; and 292.2.if any such appeal, having been commenced, is withdrawn. 293. The Board shall have power to determine the amount of any such costs which may include, without limitation, those incurred by the League in the conduct of the appeal. 294.Costs ordered to be paid as aforesaid shall be recoverable: 294.1.in the case of a Club, under the provisions of Rule E.27; or 294.2.in the case of an Academy Player, as a civil debt. 295.Further Appeal Within 14 days of a decision of the Board given under the provisions of Rule 291 either party may by notice in writing appeal against such decision to the Premier League Appeals Committee whose decision shall be final. Approaches by and to Clubs and Inducements 296.A Club shall not, either directly or indirectly, make any approach to or communicate with: 296.1.an Academy Player registered with another Club (or club); or 296.2.a player with whom another Club (or club) has entered into a pre-registration agreement which remains current. 297. A public statement made by an Official of or Intermediary for a Club expressing interest in an Academy Player whose registration is held by another Club (or club) or a player with whom another Club (or club) has entered into a pre-registration agreement which remains current shall be deemed for the purpose of Rule 296 to be an indirect approach in breach of that Rule.

Talent Identification and Recruitment 427 298. Except as permitted by Rules 268, 269, 270 and 282, an Academy Player whose registration is held by a Club shall not, either directly or indirectly, make any approach to another Club (or club). 299. Except that a Club may, not earlier than 31 December next following the commencement of his Under 16 year, offer an Academy Player a contract as a Contract Player upon his attaining the age of 17 years and subject to Rules 247 and 277: 299.1. no Club shall induce or attempt to induce a player to become registered as an Academy Player by that Club by offering him, or any Person connected with him, either directly or indirectly, a benefit or payment of any description whether in cash or in kind; 299.2. no Club shall likewise induce or attempt to induce an Academy Player to enter into a Scholarship Agreement and in particular no Club shall pay or offer to pay to an Academy Player upon his entering into a Scholarship Agreement remuneration in excess of the remuneration referred to in Rule 285.1; and 299.3. no Academy Player shall, either directly or indirectly, accept any such inducement.

Youth Development Rules Facilities 428 Youth Development Rules Facilities 300.Each Club which operates an Academy shall ensure that: 300.1.it provides as a minimum the facilities and accommodation set out in Rules 302 to 316; and 300.2. if it operates a Category 1 Academy, such facilities and accommodation are available for the exclusive use of its Academy at all times when it requires access to them in order to comply with these Rules. 301. Save where otherwise indicated, or with the permission of the Board, the facilities and accommodation set out in Rules 302 to 316 shall be provided at the Club’s principal venue for the coaching and education of Academy Players. 302.Grass pitches Category 1 a) A sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching. b) One floodlit grass pitch enclosed with perimeter fencing and with designated areas for spectator attendance (save that if a Club is unable to obtain planning permission for floodlighting then the requirement for floodlighting shall be waived). c) A designated area (on grass) for the coaching of goalkeepers. Category 2 and 3 a) A sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching. b) A designated area for the coaching of goalkeepers. Category 4 a) A sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching. b) A designated area (on grass) for the coaching of goalkeepers.

Facilities Guidance Because of Rule 306, Clubs may need to have a greater number of pitches than the bare minimum necessary to fulfil matches in the Games Programme. 429 307.Artificial Surface Pitch 308.Indoor area for training and the playing of matches Note: ideally a Club’s indoor facility should be located at its principal venue for the coaching of Academy Players and any new facility must be located at the principal venue. It is accepted, however, that a number of Clubs have existing indoor facilities which are located elsewhere, or that it may be impossible for a Club’s indoor facility to be located at its principal venue for planning reasons. In such cases, where the Board is satisfied that the Club’s indoor facility may be located other than at its principal venue, there shall also be a requirement that the Rules relating to the maximum travel time from an Academy Player’s residence to the coaching venue are complied with. Categories 1 and 2 One indoor Artificial Surface pitch measuring a minimum of 60 yards by 40 yards which shall be owned by the Club (or alternatively the Club must have a legally enforceable agreement with the owner of the facility for its use by the Club, expiring not earlier than the end of the current Season) and which shall be for the exclusive use of the Academy at all times. (Note: an indoor pitch which complies with the size requirements set out in Rule K.15 is recommended). Categories 1 and 2 One floodlit outdoor Artificial Surface pitch (save that if a Club is unable to obtain planning permission for floodlighting then the requirement for floodlighting shall be waived). It is recommended and mandatory with effect from 1 July 2016 that this pitch complies with Rule K.15. Categories 3 and 4 Access to one floodlit outdoor Artificial Surface pitch (which need not be at the principal venue). 303. Each Club shall take all reasonable steps to maintain each grass pitch used by its Academy at all times when such pitches are required by the Academy for matches or coaching. 304. The League shall inspect the Academy grass pitches of each Club which operates a Category 1 or Category 2 Academy at least twice a year, and of each Club which operates a Category 3 Academy from time to time. 305.Each Club shall take such steps as the Board may require if the Board is not satisfied that a pitch is being maintained to an adequate standard. 306. Without prejudice to the generality of Rule 303, each Club shall ensure that the quality of its pitches used for matches in the Games Programme is not adversely affected by coaching taking place on them.

Facilities Guidance The Premier League and Football League are consulting on the requirements for Category 3 Clubs’ indoor facilities to have an Artificial Surface. Guidance Sufficient and suitable facilities must be provided at all venues. Thus, if a Category 3 or Category 4 Academy utilises an Artificial Surface pitch or an indoor pitch which is located away from its principal venue, it must ensure that there is substantial compliance with this Rule 309 with regard to changing room and washing facilities. A changing room may not be used as any of the other rooms (e.g. team meeting room) required by these Rules. 430 Youth Development Rules 310.Team meeting room Categories 1 to 4 A dedicated room large enough to hold 20 people and equipped with individual desks (one per Person), audio/visual projection equipment and a large screen, internet access and computers. 309.Changing rooms and washing facilities Categories 1 to 4 a) suitably-sized changing rooms equal in number to the number of teams (including visiting teams) playing at the Academy at any one time so that each such team has exclusive use of a changing room; b) a sufficient number of washing and toilet facilities, of a suitable quality, for the exclusive use of all registered Academy Players; c) a sufficient number of separate washing and toilet facilities, of a suitable quality, for the use of visiting teams; d) a sufficient number of separate changing rooms and washing and toilet facilities, of a suitable quality, for the exclusive use of Match Officials (with separate male and female facilities in the case of Category 1 and Category 2 Academies only, with appropriate arrangements made at Category 3 and Category 4 Academies to facilitate the changing requirements of both male and female Match Officials); and e) (in the case of Category 1 and Category 2 Academies only) a sufficient number of changing rooms and washing and toilet facilities, of a suitable quality, for the exclusive use of therapists and coaches employed at the Academy and other relevant Academy Staff. Categories 3 and 4 Access to one indoor Artificial Surface pitch measuring 60 yards by 40 yards during the months of November to April. Alternatively, the pitch may measure 30 yards by 20 yards but if so the Club shall only be permitted to coach the following maximum numbers of Academy Players at any one time: Age groups Under 9 to Under 14 inclusive: 18 in each age group Age groups Under 15 and Under 16 inclusive: 15 in each age group Age groups Under 17 to Under 21 inclusive: 12 in each age group

Facilities Guidance In Category 3 and 4 Academies, this room: a) b) need not be located at the principal venue; but if it is so located (but not otherwise), may also be used as the guest lounge described in Rule 311. Guidance Each club should carefully consider provision of facilities suitable for the medical practice undertaken at each venue. In general, a medical consulting room should be not less than 16 square metres and should be larger if it includes a separate area for the examination couch. There should be provision for: • • Privacy sufficient to ensure confidentiality of consultation; Desk, examination couch and equipment to facilitate medical examinations to include: • Thermometer; • Sphygmomanometer; • Otoscope and ophthalmoscope; and • Stethoscope; Electronic or paper medical records in secure format; Secure/lockable filing system; Secure/lockable storage for any medicines; Sufficient provisions for all aspects of medical treatment to be undertaken including: • Protocols and equipment for the provision of Basic Life Support and if not provided elsewhere; • Protocols and equipment sufficient for Advanced Trauma and Life Support; • • • • 431 311.Guest lounge 312.Match analysis suite 313.Medical facilities Such medical facilities as the Club requires to deliver its Sports Science and Medicine/Performance Support Programme. Categories 1 and 2 A room large enough to hold 20 people and equipped with such appropriate video and IT technology as is necessary to undertake, and present the results of, Performance Analysis. If the facility is shared with the professional squad, access for the Academy sufficient for its purposes needs to be clearly demonstrated. Category 3 A match analysis suite is recommended but not mandatory. Categories 1 to 4 A guest lounge for the use of Parents at each training session and match that is open to Parents. The guest lounge shall be large enough to hold 50 people and have access to refreshments and toilet facilities. Note: in Category 3 and 4 Academies, this room may also be used as the team meeting room described in Rule 310 provided that it is large enough.

Facilities • Basin with hot and cold water, provision of hand cleansers, clinical taps, hand drying facilities and all necessary provision for effective infection control procedures; Provision of space and seating for person accompanying examinee; Flooring and fittings of materials which can be cleaned to meet infection control standards; and Telephone. • • • Guidance For Category 3 and Category 4 Academies, these can be provided at a place other than the principal venue (e.g. at the Club’s Stadium). Guidance Clubs may provide such accommodation by lodging students with private households (subject to compliance with all applicable legal requirements including as to DBS checks) or by operating their own dedicated facilities (such as hostels). 432 Youth Development Rules 316.Classrooms Category 1 A minimum of three classrooms which shall each: • contain sufficient desks for 20 students; • contain 20 computers with access to the internet; and • conform in all respects with any requirements for classrooms issued by the Department for Education. 315.Academy Player accommodation Categories 1 to 4 Sufficient and adequate accommodation for all registered Academy Players and Trialists under the age of 18 not residing with their Parents. Clubs shall comply with any guidelines about Academy Player accommodation published by the League from time to time and with all applicable legal requirements in relation to the provision of such accommodation. Such accommodation shall be located in as close proximity as is reasonably practicable to the Club’s principal venue for the coaching and education of Academy Players and to the place at which Academy Players undertake their education (if this is not the principal venue). 314.Administration office space Categories 1 to 4 a) Such office space and access to IT, email and the internet as each member of Academy Staff requires in order to perform the responsibilities set out in his job description; b) A private meeting room.

Facilities Guidance In Category 3 and 4 Academies, this may also be used as the team meeting room provided that the timetabling of lessons in the classrooms allows. Flexibility will be accorded to a Club’s provision of classrooms depending on the number of Academy Players that are engaged in each Training Model. Clubs which operate a Category 3 or Category 4 Academy who have in place an artificial pitch which does not meet the requirements of such a pitch as defined in Rule 1.14 may continue to use such a pitch until the end of its natural life. Thereafter however, they must use a pitch which complies with the definition. 433 Category 2 A minimum of two classrooms which shall each: • contain sufficient desks for 20 students; and • contain 20 computers with internet access. At least one of the classrooms must conform in all respects with any requirements for classrooms issued by the Department for Education. Categories 3 and 4 Access for Academy Players and Trialists to a study area large enough to hold 20 people and which contains at least 20 computers with internet access.

Youth Development Rules

Finance and Expenses

Finance

317.                                Each Club which operates an Academy shall by 1 July in each year submit to the League its budgeted Academy Financial Information for its Academy for the following season.

318.                                Each Club which operates an Academy shall by 1 September in each year submit to the League its actual Academy Financial Information for its Academy for the previous season together with the budgeted Academy Financial Information for that season.

319.                                The Academy Financial Information required by Rule 317 shall be submitted in the format required by the League.

320.                                The League may, at its discretion, require (and the Club shall deliver), such further information and explanations as it deems fit in connection with the Academy Financial Information submitted by the Club pursuant to Rules 317 and 319.

321.                                The League shall have the power to obtain an independent audit of a Club’s Academy Financial Information submitted pursuant to these Rules.

322.                                Each Club’s Academy Financial Information shall be assessed by the Board in order to determine whether to award to the Club a grant from the Professional Youth Game Fund.

Guidance

The League will produce benchmarked Club by Club information (on an anonymised basis) with regards to expenditure on youth development on an annual basis.

The League will keep the Academy Financial Information provided to it pursuant to Rules 317 and 319 confidential save that:

1.              the League may disclose the Information if properly required to do so by law or by any regulatory authority;

2.              the League may disclose the Information to the ISO or the PGB (and if it does so, the League shall use all reasonable endeavours to ensure that the ISO or the PGB keeps the Information confidential);

3.              the League may disclose the Information to any Person or entity retained to undertake an audit of a Club’s Academy Financial Information pursuant to Rule 321 (and if it does so, the League shall use all reasonable endeavours to ensure that the Person or entity so retained keeps the Information confidential); and

4.              the League may use the Information to develop and publish benchmarked information on an anonymised basis.

Expenses

323.                                Without prejudice to Rules 296 to 299, each Club that operates an Academy shall be permitted to reimburse Academy Players and their Parents for actual expenses legitimately incurred as a direct result of the Academy Player’s participation in the activities of the Academy, in accordance with such guidance as is issued by the Board to Clubs from time to time.

324.                        Without prejudice to Rules 296 to 299, no payment of any kind may be made by a Club to an Academy Player or his Parent (whether directly or indirectly) outside the terms of the guidance issued by the Board in accordance with Rule 323, without the express prior consent of the Board.

Youth Development Rules

Compensation

Compensation

325.                        The registration of an Academy Player at an Academy shall impose an obligation on the applicant Club or Football League club (“the Applicant Club”) to pay compensation for the training and development of that Academy Player to any Club or Football League club which previously held his registration (“the Training Club”) provided that:

325.1.              the Training Club had indicated in PLYD Form 7 (or, in the case of a Football League club, the equivalent Football League form) its intention to retain the Academy Player’s registration; or

325.2.              the Training Club had offered to enter into a Scholarship Agreement pursuant to Rule 277 with the Academy Player; or

325.3.              the Academy Player sought registration at the Applicant Club because he had moved residence outside the permitted travelling time from his last Training Club; or

325.4.              save where Rule 270 applies, the Training Club and Academy Player mutually agreed to terminate the Academy Player’s registration pursuant to Rule 271.2 and agreed that the Training Club should retain the right to receive compensation should the Academy Player sign for another Club (or club); or

325.5.              the Board has made a determination to that effect pursuant to Rule 275; and

325.6.              in all the above cases, the Training Club held a valid licence to operate an Academy in accordance with these Rules (or to operate a Football Academy or Centre of Excellence in accordance with the Rules pertaining to youth development which these Rules replaced).

326.                        The amount of compensation referred to in Rule 325 shall be:

326.1.              such sum as shall be due pursuant to this section of the Rules; or

326.2.              as regards the compensation payable by the Applicant Club to the most recent Training Club, such sum as shall have been agreed between them.

327.                        Rules 329 to 339 govern the compensation due in respect of an Academy Player who is in, or about to enter, any age group between Under 9 and Under 16 at the time when he is first registered with the Applicant Club save for an Academy Player to whom Rule 328.2 applies.

328.                        In default of agreement between the Applicant Club and the Academy Player’s most recent Training Club, the Professional Football Compensation Committee shall (in accordance with the provisions of Appendix 11) determine the compensation payable to the latter in respect of an Academy Player:

328.1.              who is in any age group between Under 17 and Under 21 when he is registered for the Applicant Club; or

328.2.              to whom the Training Club made an offer of a Scholarship Agreement pursuant to Rule 277.

329.                        The compensation due in respect of an Academy Player to whom Rule 327 applies shall consist of an initial fee payable to the most recent Training Club (and to be paid within seven days of the Academy Player being registered for the Applicant Club) and, if the Academy Player is in age group Under 12 or older, contingent compensation is payable to all qualifying Training Clubs in accordance with these Rules.

330.                        The initial fee referred to in Rule 329 shall be calculated by:

330.1.              multiplying the applicable annual fixed fee (or fees) calculated in accordance with Rule 331 by the applicable number of years; and

330.2.              adding thereto any initial fee (capped at such sum as would have been payable when calculated in accordance with this section of the Rules) paid by the most recent Training Club when it acquired the registration of the Academy Player.

331.                        In Rule 330:

331.1.              the “applicable annual fixed fee” means the fee set out in the table in Rule 332 referable to:

331.1.1.                            the age group of the Academy Player during any year that he was registered with the Training Club; and

331.1.2.                            the Category of the Training Club’s Academy during that year; and

331.2.              the “applicable number of years” means the number of years for which the Academy Player was registered for the Training Club (subject to Rule 338).

Guidance

There may be two “applicable fixed fees”. For example, if an Academy Player was registered with a Category 2 Training Club from the age of Under 9 to Under 16, then the applicable fixed fee is £3,000 for each of his initial three years of development (totalling £9,000) and £25,000 for each of the five subsequent years (totalling £125,000) making a total initial fee of £134,000.

332.                        The applicable annual fixed fees by reference to the age group of the Academy Player and the Category of Academy are as follows:

	Category of the
Age group of the	Academy of the Training
Academy Player	Club at the relevant time	Applicable Annual Fixed Fee
Under 9 to Under 11	All Categories	£3,000
Under 12 to Under 16	Category 1	£40,000
Under 12 to Under 16	Category 2	£25,000
Under 12 to Under 16	Category 3	£12,500

Guidance

In order to give effect to the compensation Rules under the EPPP, Clubs’ previous Football Academies and Centres of Excellence will have a “deemed”, retrospective categorisation to give effect to the provisions for fixed fee compensation in respect of the years up until the coming into force of the Rules. The following applies:

Deemed retrospective Category for the purposes
of calculating compensation (in respect of the
Status	period up until the end of Season 2011/12)
Club operated a licensed Football Academy which is placed into Category 1 under the new Rules (all Category 1 Clubs will be the subject of an ISO audit by no later than 31 May 2012)	Category 1

Club operated a licensed Football Academy which is not placed into Category 1 under the new Rules.	Category 2

Club operated a licensed Centre of Excellence	Category 3

333.                        The contingent compensation referred to in Rule 329 shall consist of:

333.1.              appearance fees calculated by reference to the number of First Team Appearances (up to a maximum of 100) made by the Academy Player for the Applicant Club or any other Club or Football League club for whom the Academy Player subsequently becomes registered (including by way of a Temporary Transfer or other loan) and to the divisional status of the relevant Club as set out in the table in Rule 334;

333.2.              if the Academy Player’s registration is transferred prior to his twenty-third birthday to a club affiliated to a national association other than The Football Association (save for any Welsh club which is a member of the League, The Football League or the National Division of the National League), 20% of any Compensation Fee, Loan Fee and Contingent Sum that the Applicant Club receives which is in excess of:

333.2.1.                            any amounts of training compensation and/or solidarity payment paid to the Applicant Club and the Training Club pursuant to the FIFA Regulations for the Status and Transfer of Players; and

333.2.2.                            the actual sum (if any) paid by the Applicant Club to the Training Club to acquire the Academy Player’s registration;

333.3.              5% of all Compensation Fees (and transfer fees, where applicable), Loan Fees and Contingent Sums paid in respect of:

333.3.1.                            all future transfers of the Academy Player’s registration to Clubs (or clubs) in membership of the League, The Football League or the National Division of the National League; and

333.3.2.                            all future transfers on loan to a club affiliated to a national association other than the Football Association (save for any Welsh club which is a member of the League, The Football League or the National Division of the National League).

Guidance

Clubs will be obliged to pay contingent compensation as it falls due in accordance with Rule V.36 (payment within seven days of the triggering event).

334.                        The appearance fees referred to in Rule 333.1 are as follows:

Number of	Divisional Status of the Club
First Team	Premier	Football League	Football	Football
Appearances	League Club	Championship Club	League 1 Club	League 2 Club
10	£150,000	£25,000	£10,000	£5,000
20	£150,000	£25,000	£10,000	£5,000
30	£150,000	£25,000	£10,000	£5,000
40	£150,000	£25,000	£10,000	£5,000
50	£150,000	£25,000	£10,000	£5,000
60	£150,000	£25,000	£10,000	£5,000
70	£100,000	£25,000	£10,000	£5,000
80	£100,000	£25,000	£10,000	£5,000
90	£100,000	£25,000	£10,000	£5,000
100	£100,000	£25,000	£10,000	£5,000

335.                        In Rule 333:

335.1.              “First Team Appearance” means an appearance either in the starting eleven or as a playing substitute in a first team fixture in the Premier League, the Football League Championship and Football Leagues 1 and 2 (including play-offs), the Football League Cup, the FA Cup, the Football League Trophy, the UEFA Europa League or the UEFA Champions League;

335.2.              in the event that the Academy Player’s registration at a Club (or Football League club) is terminated (whether by effluxion of time, cancellation, transfer or otherwise) prior to his having made sufficient appearances to trigger one of the payments set out in Rule 334, that Club (or Football League club) shall pay a pro rata amount to the relevant Training Club(s) and the obligation to pay future sums pursuant to that Rule shall transfer to any new Club (or Football League club) for whom the Academy Player subsequently becomes registered; and

335.3.              “Compensation Fee”, “Loan Fee” and “Contingent Sum” shall be interpreted to exclude compensation payable pursuant to Rule 325.

336.                        Reference in Rules 333 and 335 to the transfer or termination of an Academy Player’s registration shall be interpreted to include transfers or terminations of his registration after he has ceased to be an Academy Player and Clubs who subsequently sign the Academy Player shall be bound to comply with Rules 333.1 and 333.3 and for the avoidance of doubt the original Applicant Club shall not be liable to the Training Club in respect of:

336.1.              any appearance fees payable pursuant to Rule 333.1 and due in respect of appearances made by the Academy Player after he has ceased to be permanently registered for the Applicant Club; or

336.2.              sums payable pursuant to Rule 333.2 and 333.3 arising from transfers in respect of which the Applicant Club was not the Transferor Club.

337.                        Any agreement between a Club and another Club (or club) as to the compensation payable on the transfer of a registration, whether pursuant to Rule 326.2 or otherwise, may not take effect so as to vary the contingent compensation payable pursuant to this section of the Rules to any other Club (or Football League club).

338.                        If an Academy Player has spent part only of any year at the Training Club, the amount of compensation in respect of that year shall be calculated pro rata (taking into account whether or not the Training Club’s Academy was operational or not during the Close Season or any part of it).

339.                        If the Academy Player has been registered for a Training Club for part only of the period between the start of his Under 12 year to the conclusion of his Under 16 year, the amount of contingent compensation payable to that Training Club calculated in accordance with these Rules shall be paid pro rata to the Training Club.

Guidance

Rule 339 covers the following situations:

1.              where an Academy Player has been registered for only one Training Club but not for the entirety of the period from the start of his Under 12 year to the conclusion of his Under 16 year; and

2.              where the Academy Player has been registered for more than one Training Club during the period.

In either case, the Training Club(s) receive(s) contingent compensation pro rata to the period that it/they held the Academy Player’s registration.

340.                        The compensation set by the Professional Football Compensation Committee in respect of an Academy Player to whom Rule 328 applies shall be determined in accordance with the Committee’s Regulations (set out at Appendix 11).

341.                        The new registration of a Contract Player under Premier League Rule U.17 shall impose an obligation on the Club next holding his registration to pay to the former Club (or club) compensation for the training and development of that Player if the Club (or club):

341.1.              had held that Player’s registration as an Academy Player;

341.2.              had offered to enter into a Scholarship Agreement with him which offer he had not accepted; or

341.3.              had entered into a Scholarship Agreement with him; and either

341.3.1.                            the Scholarship Agreement had been terminated at the Player’s request; or

341.3.2.                            in accordance with the terms thereof the former Club (or club) had offered him a contract as a Contract Player which offer he had not accepted.

342.                        The amount of compensation payable pursuant to Rule 341 shall be:

342.1.              such sum as shall have been agreed between the applicant Club (or club) and the former Club; or

342.2.              such sum as the Professional Football Compensation Committee on the application of either Club (or club) shall determine pursuant to Rule 340.

343.                        Any agreement between Clubs or between a Club and a Football League club as to the amount of compensation payable shall be in writing, and a copy provided to the League within five days of being entered into.

344.                        All compensation (including instalments thereof and contingent sums) payable to a Club or Football League club shall be paid by the Applicant Club into the Compensation Fee Account.

Guidance

The fees set out in Rules 332 and 334 are to be revised annually by the PGB.

The Regulations of the Professional Football Compensation Committee referred to in Rule 340 are in Appendix 11 to Premier League Rules. They remain unchanged as regards the calculation of compensation for:

•                  Academy Players in the Under 18 and older age groups;

•                  an Academy Player with whom the Training Club had agreed to enter into a Scholarship Agreement; and

•                  an Academy Player with whom the Applicant Club enters into a Scholarship Agreement.

Youth Development Rules 442

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Youth Development Forms

Premier League and The Football League	PLYD Form 1

Scholarship Agreement

AN AGREEMENT made the (day)                            day of (month and year)                            Between (club company name)                                                       whose registered office is at (address)                                                                                                                                     (hereinafter called “the Club”) of the one part and (Scholar’s full name)                                                       of (address)                                                       (hereinafter called “the Scholar”) of the other part

WHEREBY it is agreed as follows:

1.                                      Definitions and Interpretation

1.1                               The words and phrases below shall have the following meanings:

“Authorised Games” shall have the meaning set out in the League Rules;

“the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors;

“the Club Rules” shall mean the rules or regulations affecting the Scholar from time to time in force and published by the Club;

“Contract Player” shall mean any player (other than a Academy Player or Scholar or Youth Player) who has entered into a written contract of employment with a Club as defined by the League Rules;

“Education Programme” shall mean the programme of education provided by the Club being either the advanced apprenticeship framework for sporting excellence (AASE) or any other programme of education approved in writing by the League in conjunction with the PFA;

“the FA” shall mean The Football Association Limited;

“the FA Rules” shall mean the rules and regulations from time to time in force of the FA;

“Football Development Programme” shall mean the programme of football training provided by the Club including the Scholar’s participation in Authorised Games;

“Gross Misconduct” shall mean serious or persistent conduct, behaviour, activity or omission by the Scholar involving one or more of the following:

(a)                                 theft or fraud;

(b)                                 deliberate and serious damage to the Club’s property;

(c)                                  use or possession of or trafficking in a Prohibited Substance;

(d)                                 incapacity through alcohol affecting the Scholar’s performance as a player;

(e)                                  breach of or failure to comply with any of the terms of this agreement;

or such other similar or equivalent serious or persistent conduct, behaviour, activity or omission by the Scholar which the Board reasonably considers to amount to gross misconduct;

“the League” shall mean the football league of which the Club is a member from time to time;

“the League Rules” shall mean the rules or regulations from time to time in force of the League;

“National Minimum Wage” means the National Minimum Wage as determined by the Low Pay Commission from time to time;

“Parent” means a person who has parental responsibility for the Scholar;

“PFA” shall mean the Professional Footballers Association;

“Player” shall have the meaning set out in the League Rules;

“Prohibited Substance” shall have the meaning set out in the FA Rules;

“the Rules” shall mean the FA Rules, the League Rules and the Club Rules.

1.2                               For the purpose of this agreement and provided the context so permits, the singular shall include the plural and vice versa and any gender includes any other gender.

2.                                      Purpose

2.1                               The purpose of this agreement is to provide the Scholar with a period of work-based learning in preparation for a possible future career as a professional association football player.

3.                                      Duration

3.1                               Subject as hereinafter provided, this agreement shall remain in force from the date set out in Schedule One for two years.

3.2                               If during the currency of this agreement the Club wishes to offer the Scholar a contract as a Contract Player it may only do so on the condition that the Scholar continues his Education Programme.

4.                                      Extension of Agreement

4.1                               If by reason of illness or injury the Scholar is prevented from participating in the Football Development Programme for a period in excess of five weeks (hereafter “the excess period”):

4.1.1                     the duration of this agreement shall be extended by the length of the excess period or, if earlier, until the Scholar’s nineteenth birthday; and

4.1.2                     within fourteen days of the end of the excess period the Club shall give written notice to the League and to the FA indicating the date to which the duration of the agreement is extended.

4.2                               The Club shall be entitled to extend the duration of this agreement by one year by giving to the Scholar written notice to that effect on or before the third Saturday in May in the second year of the agreement and a copy of any such notice shall be sent to the League and to the FA within fourteen days of the date on which it was given.

5.                                      Obligations of the Scholar

5.1                               The Scholar agrees:

5.1.1                     to participate in the Football Development Programme and the Education Programme;

5.1.2                     when directed by an authorised official of the Club to:

5.1.2.1           attend at any reasonable place for the purposes of and to participate in training and match preparation;

5.1.2.2           play in any Authorised Games in which he is selected to play for the Club;

5.1.2.3           attend other matches in which the Club is engaged;

5.1.3                     to train and play to the best of his skill and ability at all times;

5.1.4                     except to the extent prevented by injury or illness, to maintain a high standard of physical fitness at all times;

5.1.5                     to observe the Laws of the Game when playing football;

5.1.6                     to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this agreement;

5.1.7                     that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this agreement;

5.1.8                     to submit promptly to such medical and dental examinations as the Club may reasonably require and undergo such treatment as may be prescribed by the medical or dental advisers of the Club and/or the Club’s insurers;

5.1.9                     to permit the Club to photograph him individually or as a member of a squad of players and staff of the Club provided that such photographs are for use as the official photographs of the Club;

5.1.10              to comply with and act in accordance with all lawful instructions of any authorised official of the Club; and

5.1.11              to sign the declaration set out at Schedule Three to this Agreement and to procure that his Parent signs the same.

5.2                               Subject to Clause 5.3.4 below, the Scholar may contribute to the media in a responsible manner but whenever circumstances permit the Scholar shall give to the Club reasonable notice of his intention to make any contribution to the public media in order to allow representations to be made to him on behalf of the Club if it so desires.

5.3                               The Scholar shall not:

5.3.1                     reside at any place which the Club reasonably deems unsuitable for the performance of his obligations under this agreement;

5.3.2                     undertake or be engaged in any employment or be engaged or involved in any trade, business or occupation;

5.3.3                     indulge in any activity or practice which might endanger his fitness or inhibit his mental or physical ability to train or play or which might cause to be void or voidable any policy of insurance provided for the Scholar by the Club in compliance with the Rules; or

5.3.4                     knowingly or recklessly do, write or say anything which is likely to bring the Club or the game of football into disrepute.

6.                                      Obligations of the Club

The Club shall:

6.1                               provide the Football Development Programme and the Education Programme;

6.2                               observe the Rules, save that the FA Rules and League Rules shall take precedence over the Club Rules;

6.3                               pay to the Scholar throughout the duration of this agreement (and during agreed holiday periods) the remuneration which by virtue of the League Rules he is entitled to receive as more particularly set out in Schedule One. Such remuneration shall not be less than the National Minimum Wage and shall not exceed any maximum amount specified pursuant to the League Rules;

6.4                               provide the Scholar each year with copies of all the Rules which affect the Scholar and the terms and conditions of the policy of insurance referred to in clause 5.3.3;

6.5                               arrange promptly such medical and dental examinations and treatment as may be prescribed by the medical or dental advisors of the Club in respect of any injury to or illness of the Scholar and shall ensure that any such treatment for any football related injury is undertaken and completed without expense to the Scholar notwithstanding that this agreement expires after such treatment is prescribed;

6.6                               comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; and

6.7                               on or before the third Saturday in May in the final year of this agreement give written notice to the Scholar indicating whether or not upon the expiry of this agreement it intends offering to the Scholar a professional contract as a Contract Player and if so setting out the terms thereof, which offer shall remain open and capable of acceptance by the Scholar for a period of one month from the date upon which the Club gave it to him.

7.                                      Illness and Injury

7.1                               Any injury to or illness of the Scholar shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such illness or injury.

8.                                      Permanent Incapacity

8.1                               In the event that the Scholar shall be permanently incapacitated the Club shall be entitled to serve a notice upon the Scholar terminating this agreement.

8.2                               The minimum length of such notice shall be three months.

8.3                               The notice may be served at any time after:

8.3.1                     the Scholar is declared to suffer from Permanent Total Disablement as defined in the League’s personal accident insurance scheme; or

8.3.2                     an appropriately qualified independent medical consultant (the identity of whom shall be agreed between the Club and the Scholar, each acting reasonably, save that in the event that the parties are unable to agree, such individual as shall be appointed by the President or next available officer of the Royal College of Surgeons) certifies that the Scholar has suffered permanent incapacity.

9.                                      Disciplinary Procedure

9.1                               The Club shall operate the disciplinary procedure set out in Schedule Two hereto in relation to any allegation that there has been a breach of or failure to observe the terms of this agreement or the Rules.

10.                               Termination by the Club

10.1                        The Club shall be entitled to terminate this agreement by fourteen days’ notice in writing to the Scholar if after due investigation and enquiry it is reasonably satisfied that he:

10.1.1              shall be guilty of Gross Misconduct; or

10.1.2              has failed to heed any final written warning given under the provisions of Schedule Two hereto; or

10.1.3              is convicted of any criminal offence where the punishment consists of an immediate custodial sentence of or exceeding three months.

10.2                        There shall be included in any such notice full particulars of the Club’s reasons for terminating the agreement and a copy of it shall be sent to the League, the FA and the PFA.

10.3                        Within seven days of receiving a termination notice the Scholar by written notice served on the Club and the League may appeal against the decision of the Club to the League in accordance with the League Rules and the parties shall seek to ensure that such appeal shall be heard within a further 28 days.

10.4                        If the Scholar exercises his right of appeal the termination of this agreement shall not become effective unless and until it shall have been determined that the Club was entitled to terminate the agreement pursuant to clause 10.1. Pending such determination the Club may suspend the Scholar.

10.5                        Any such termination shall be subject to the rights of the parties provided for in the League Rules.

11.                               Grievance Procedure

11.1                        In the event of any grievance in connection with his education under this agreement and/or its operation the following procedures shall be available to the Scholar in the order set out:

11.1.1              the grievance shall in the first instance be brought informally to the notice of such person as the Club identifies as the person dealing with grievances, failing which to any member of the Club’s youth management;

11.1.2              if the grievance is not settled to the Scholar’s satisfaction within 14 days thereafter formal notice of the grievance may be given in writing to the Secretary of the Club requiring it to be considered by the Board. The matter shall thereupon be dealt with by the Board at its next convenient meeting and in any event within four weeks of receipt of the notice;

11.1.3              if the grievance is not settled by the Club to the Scholar’s satisfaction the Scholar shall have a right of appeal to the League exercisable within seven days of receipt by the Scholar of written notice of the decision of the Board by notice in writing to the Club and the League and such appeal shall be determined in accordance with the League Rules.

12.                               Termination by the Scholar

12.1                        The Scholar shall be entitled to terminate this agreement by fourteen days’ notice in writing to the Club if the Club shall be guilty of serious or persistent breach of the terms and conditions of this agreement.

12.2                        There shall be included in any such notice full particulars of the Scholar’s reasons for terminating the agreement and a copy of it shall be sent to the League, the FA and the PFA.

12.3                        Within seven days of receiving a termination notice the Club by written notice served on the Scholar and the League may appeal against the termination and the appeal shall be determined in accordance with the League Rules and the parties shall seek to ensure that such appeal shall be heard within a further 28 days.

12.4                        If the Club exercises its right of appeal the termination of this agreement shall not become effective unless and until it shall have been determined that the Scholar was entitled to terminate the agreement pursuant to clause 12.1.

12.5                        Any such termination shall be subject to the rights of the parties provided for in the League Rules.

13.                               Cancellation of Registration

13.1                        At any time during the currency of this agreement the Scholar without giving any reason therefore may apply to the Club for cancellation of his registration, whereupon the Club shall complete and sign a mutual cancellation notification in accordance with the League Rules whereupon this agreement shall terminate.

13.2                        In consequence of such a termination, the Scholar shall not be permitted by the League to be registered as a Player until the expiry of two years from its effective date unless either:

13.2.1              the Club gives its written consent; or

13.2.2              the Club has received compensation for the training and development of the Scholar in accordance with the League Rules.

14.                               Holidays

14.1                        The Scholar shall be entitled to five weeks holiday a year, to be taken at a time or times as shall be determined by the Club.

15.                               Entire Agreement

15.1                        This agreement constitutes the entire agreement between the Club and the Scholar and supersedes any and all preceding agreements between the Club and the Scholar.

16.                               Jurisdiction and Law

16.1                        This agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts.

17.                               Privacy Notice

17.1                        For the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Scholar acknowledges that the Club, the League, The FA, the PFA and any relevant training body are collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Scholar including such data in this contract and using it for all relevant administrative and statistical purposes connected with the Scholar’s education and potential future in professional football and any other purpose as set out in their data protection notices and policies. The League’s, the PFA’s and The FA’s Player Privacy Notice will be provided to you directly during the registration process and/or will be available on their respective websites. The Club’s Data Protection Policy can be found in the Club’s employee handbook.

Schedule One	PLYD Form 1

Scholarship Allowance

Supplemental Provisions and Employment Rights Act 1996

1.                                      This Scholarship Agreement commences on                  and terminates on

2.                                      The Scholar’s employment with the Club began on the date set out in paragraph 1 [replace the words in italics with the appropriate date if it began earlier].

3.                                      No employment with a previous employer shall count as part of the Scholar’s continuous period of employment hereunder.

4.                                      The Scholar’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Scholar shall not be entitled to any additional remuneration for work done outside normal working hours.

5.                                      The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Scholar to play and to undertake his duties hereunder at any other place throughout the world.

6.                                      The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Scholar (through the PFA) affecting the Scholar’s employment.

7.                                      No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Scholar’s employment under this contract.

8.                                      There is no entitlement to pensions benefit in relation to the Scholar’s employment. However, the Club shall provide access to a designated stakeholder pension scheme as required by law. For the avoidance of doubt, the Club will not make any contributions to such stakeholder scheme.

9.                                      The wage payable by virtue of Clause 6.3 of this agreement is calculated as follows and shall be paid monthly in arrears:-

£             per month from             to

£             per month from             to

If the agreement is extended pursuant to the exercise by the Club of the option set out in Clause 4.2, the rate of wage will be as follows:

£             per month from             to

Any other provisions:

Schedule Two	PLYD Form 1

Disciplinary Procedure and Penalties

1.                                      Introduction

The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all Scholars to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Scholar’s resulting treatment is no less fair.

2.                                      Records

All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Scholar will be supplied to the Scholar at his request.

3.                                      The Procedure

The following steps will be taken as appropriate in all cases of disciplinary action

3.1                               Investigation

No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Scholar for up to fourteen days while the investigation takes place. If the Scholar is so suspended this agreement will continue together with all the Scholar’s rights under it except that during the period of suspension the Scholar will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Scholar will be notified in writing to the Scholar by the Club.

3.2                               Disciplinary Hearing

3.2.1                     If the Club decides to hold a disciplinary hearing about the matter complained of the Scholar will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Scholar will be given an opportunity to state his case either personally, through his representative or the PFA.

Disciplinary Procedure and Penalties	PLYD Form 1

3.2.2                     Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Scholar the opportunity to state his case.

3.2.3                     A disciplinary hearing may proceed in the Scholar’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof.

3.3                               Appeals

3.3.1                     The Scholar shall have a right of appeal to the Board against any disciplinary decision. The Scholar should inform the Board in writing of his wish to appeal within seven days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Scholar will be given a further opportunity to state his case either personally or through his representative. The decision of the Board will be notified to the Scholar in writing within seven days and subject to paragraph 3.3.2 will be final and binding under this procedure.

3.3.2                     In the event of any sanction being imposed or confirmed in excess of an oral warning the Scholar may by notice in writing served on the Club and the League within seven days of receipt by the Scholar of written notification of the decision of the Board appeal against it to the League and such appeal shall be determined in accordance with the League Rules.

3.3.3                     If the Scholar exercises any right of appeal as aforesaid any sanction imposed by the Club upon the Scholar shall not take effect until the appeal has been determined and the sanction confirmed, varied or revoked as the case may be.

4.                                      Disciplinary Penalties and Termination

4.1                               At a disciplinary hearing or on an appeal to the Board against a disciplinary decision the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may:

4.1.1                     give an oral warning, a formal written warning or after a previous warning or warnings a final written warning to the Scholar;

4.1.2                     impose a fine not exceeding the amount of 50% of his monthly salary;

4.1.3                     order the Scholar not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding two weeks; or

4.1.4                     where the circumstances set out in Clause 10.1 of this agreement apply, terminate this agreement.

4.2                               Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after twelve months.

SIGNED by the Scholar
in the presence of his Parent:

[Signature]

[Address]

[Occupation]

SIGNED by [insert name]
for and on behalf of the Club in the presence of:

[Signature]

[Address]

[Occupation]

Schedule Three	PLYD Form 1

Declaration by Scholar and Parents*

To be signed by the Scholar:

I, (full name)                                             of (address)                                             Post Code                                             and (email address)                                            certify that the Club has not made any approach to me or engaged in any communication with me or any person connected with me, either directly or indirectly, whilst I was registered with another club in membership of the Premier League or EFL (a “League Club”) save as permitted by the League Rules, nor have I approached or engaged in communication with the Club, either directly or indirectly, whilst registered with another League Club, nor has the Club induced or attempted to induce me to enter into the scholarship agreement dated                                            (the “Scholarship Agreement”) by offering me or any person connected with me, either directly or indirectly, a benefit or payment of any description whether in cash or in kind, nor have I accepted any such inducement from anybody in connection with the Scholarship Agreement. I agree to be bound by the League Rules.

Signed

Date

To be signed by the Parents*:

I, (full name)                                             of (address)                                           Post Code                                            and (email address)                                            being a person having parental responsibility for the above-named Academy Player, and

I, (full name)                                            of (address)                                             Post Code                                            and (email address)                                            being each a person having parental responsibility for the above-named Academy Player, and each certify that the above details are correct and that:

(a)         the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by League Rules;

(b)         I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by League Rules;

(c)          the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to persuade or encourage my son to enter into the Scholarship Agreement; or

(d)         so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to enter into the Scholarship Agreement.

I acknowledge that the acceptance of any inducement referred to at points (c) and (d), above, and/or engaging in any approach or communication referred to at points (a) and (b), above, constitutes a breach of the League Rules by my son. I further acknowledge and agree that

(e)          the League may request that I attend a meeting in person to answer questions relating to the Scholarship Agreement and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; and

(f)           should I refuse or fail to comply with any request by the League in accordance with point (e), above, the League may refuse to register my son as a Scholar with the Club or suspend or cancel any such registration already in place and any tribunal appointed to consider an alleged breach of League Rules by my son will be entitled to draw an adverse inference against him in those proceedings.

Signed (1)	Signed (2)

Date

* A declaration in this form must be signed by every Parent (as defined) of the Academy Player

Premier League	PLYD Form 2

Notification of Trialist’s Particulars (Youth Development Rule 235.2)

To:                            The Board

The Premier League

We hereby give notice that the Trialist whose particulars appear below is attending the Academy of                            Football Club: Surname                                 Other name(s)

Address

                                                                                             Post Code

Parents’ email address

Travelling time from this address to the Academy #

Date of birth                      Place of birth                                     Nationality

Countries for which eligible to play (if known)

Date of commencement of trial period

Date trial period is due to end §

Other clubs (if any) at whose Academy the Trialist has attended for a trial during the current Season

Other clubs (if any) at which the Trialist has been registered:

Club                                         From                                         To

Club                                         From                                         To

(Continue separately if more than three such Clubs)

Certificate by Player

I hereby certify that the above particulars are correct and consent to this application, and, where I am over the age of 16, I:

•                  further consent to the conduct of drug testing on me in accordance with The FA’s Memorandum on Drug Testing and to me receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authority present;

•                  acknowledge that for the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data contained within this Form for the purpose of discharging its function as a regulatory, administrative and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy.

I further certify that I have provided to the Club giving this notice full written particulars of any medical condition from which I suffer and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period. Finally, I confirm that I have read and agree to be bound by and comply with the Rules of the Premier League and the Youth Development Rules (copies of which can be found on the Premier League website — www.premierleague.com).

Endorsement by Parent+

I, (full name)                                      of (address)                                    Post Code                         being the Parent (as defined in Premier League Rule A.1.131.) of the above-named Trialist, hereby certify that the above particulars are correct and consent to this application, to the conduct of drug testing on him in accordance with The FA’s Memorandum on Drug Testing and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present. I further acknowledge that for the purposes of the Data Protection Act 2018 and the GDPR the Premier League shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Player including such data contained within this Form for the purpose of discharging its function as a regulatory, administrative and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice. I further certify that I have provided to the above-named Club full written particulars of any medical condition from which the above-named Trialist suffers and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period.

Signed by the Parent	Date

Countersigned by the Trialist	Date

Signed on behalf of the Club

Position

Date

#                 to be completed if the Trialist is in age groups Under 9 to Under 13 inclusive (subject to the exception set out in the Youth Development Rules)

§                 not more than eight consecutive weeks from the date of commencement

+               to be completed if the Trialist is a minor

Premier League	PLYD Form 3

Notice of Ending of Trial Period (Youth Development Rule 244)

To:                             The Board

The Premier League

We hereby give notice that the trial period of [name of Trialist]                                                who has been attending the Academy of                                                Football Club on trial ended on [date]

Signed

Position

Date

Premier League	PLYD Form 4

Pre-Registration Agreement (Youth Development Rule 248)

Date

Parties

(1)                                               Football Club of                                             (“the Club”)

(2)                                              of                                                                       (“the player”)

whose date of birth is

Place of birth                                                                       Nationality

Countries for which eligible to play (if known)

Undertakings by the Club

Pursuant to Rule 248 of the Premier League Youth Development Rules (“the Rules”), the Club hereby undertakes that:

1.                                      upon the player reaching the statutory school leaving age applicable in England/ ceasing Full Time Education* it will apply to register the player as an Academy Player at its Academy and having acquired the registration will enter into a Scholarship Agreement with the player in the form annexed to the Rules; and

2.                                      upon the player’s Coaching Curriculum (of which a copy is annexed hereto) or any variation of it being approved under the provisions of Rule 250 of the Rules, to coach the player in accordance therewith until the said Scholarship Agreement is entered into.

Undertakings by the Player

The player hereby undertakes that:

1.                                      he is not registered with nor during the currency of this agreement will he consent to becoming registered with any Premier League or Football League club other than the Club; and

2.                                      upon his Coaching Curriculum or any variation of it being approved as aforesaid, he will participate in the same to the very best of his ability.

I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Pre-Registration Agreement and in the annexed player’s Coaching Curriculum for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy.

Signed on behalf of the Club

Position
Signed on behalf of the player

Signed by his Parent

*delete as appropriate

Certificate

I certify that the Coaching Curriculum annexed to the Pre-Registration Agreement of which this is a copy has been approved/not approved* by the Board.

Signed
For and behalf of the Board of the Premier League

Date

Premier League	PLYD Form 5

Academy Player Registration Application (Youth Development Rule 257)

Academy Player’s Particulars

Surname                                                        Other name(s)

Address

                                                                                          Post code

Parent’s email address:

Travelling time from the above address to the principal venues§

Date of birth                                  Place of birth

Nationality†

Countries for which eligible to play (if known)

Other clubs (if any) at which the Academy Player has been registered:

Club                                                                From                                                                To

Club                                                                From                                                                To

School

Training Model on which the Academy Player is to be engaged:

                                                                                                                      +

Length of registration:                                   year(s) [complete as appropriate]

Last day of registration:                                   20

[Note : Youth Development Rules 271 to 276 set out the circumstances in which an Academy Player’s registration can be terminated earlier than the date set out above, and the consequences of early termination. Further guideance can be obtained from the Premier League or from the PFA Independent Registration Advisory Service, both of whose contact details are set out in the Charter for Academy Players and Parents which the Premier League will send to the Academy Player’s parent when it receives this form. ]

Academy Player Registration Application	PLYD Form 5

Application to Register

We,                                                                   Football Club (“the Club”), apply for the Academy Player to be registered at our Academy for the period set out above.

We certify that we have not, either directly or indirectly, made an improper approach to him nor have we induced or attempted to induce him to become registered as an Academy Player with the Club by offering him, or any person connected with him, a benefit or payment of any description whether in cash or in kind.

Signed
Authorised Signatory

Date

Endorsement by Academy Player

I consent to the above application and for the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) acknowledge that The Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Application for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy. I certify that the above particulars are correct. I further certify that the Club has not made an approach to me or engaged in any communication with me or any person connected with me, save as permitted by League Rules, nor have I approached or engaged in any communication with the Club, either directly or indirectly, whilst registered with another club in membership of the Premier League or EFL (a “League Club”), nor has the Club induced or attempted to induce me to become registered with it by offering me or any person connected with me, either directly or indirectly, a benefit or payment of any description whether in cash or in kind, nor have I accepted any such inducement from anybody in connection with my registration at the Club. I agree to be bound by the Rules of the Premier League.

Signed

Date

Endorsement by Parents*

I, (full name)                                   of (address)                                   Post Code                                   (and of the above email address)

I, (full name)                                   of (address)                                   Post Code                                   (and of the above email address) being each a person having parental responsibility for the above-named Academy Player, and each certify that the above details are correct and consent to:

(a)                                 this application;

(b)                                 the conduct of drug testing on the Academy Player in accordance with the Football Association’s Anti-Doping Regulations;

(c)                                  his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present;

(d)                                 the Club having access to the Academy Player’s school reports and educational attainment data (including Key Stage 2 and Key Stage 4 outcomes obtained from the Department for Education);

Furthermore, I certify that:

(e)                                  the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules;

(f)                                   I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules;

(g)                                  the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to register my son as an Academy Player with the Club or to encourage or facilitate that registration; or

(h)                                 so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to register with the Club as an Academy Player.

I acknowledge that the acceptance of any inducement referred to at points (g) and (h), above, and/or engaging in any approach or communication referred to at points (e) and (f), above, constitutes a breach of the Youth Development Rules by my son.

I further acknowledge and agree that:

(i)                                     the Premier League may request that I attend a meeting in person to answer questions relating to my son’s proposed registration and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; and

(j)                                    should I refuse or fail to comply with any request by the Premier League in accordance with point (i), above, the Premier League may refuse to register my son as an Academy Player with the Club or (suspend or cancel any such registration already in place) and any Commission appointed to consider an alleged breach of Youth Development Rule 299.3 by my son, in accordance with Section W (Disciplinary) of the Premier League Rules, will be entitled to draw an adverse inference against him in those proceedings.

Signed

Date

§                 to be completed if the Academy Player is in age groups Under 9 to Under 16 inclusive and time restrictions apply to the Club’s registration of Academy Players (see Youth Development Rule 230).

†                 if the Academy Player last played for a club affiliated to a national association other than the Football Association, unless the Academy Player is aged under 10 years, this Form must be accompanied by written confirmation from the Football Association that an international registration transfer certificate has been issued in respect of the Academy Player.

*                 to be completed if the Academy Player is a minor. In such case, a declaration in this form must be signed by every Parent (as defined in the Premier League Rules) of the Academy Player

+               Complete PLYD Form 5A if the Academy Player is to be registered on the Full Time Training Model or PLYD Form 5B if the Academy Player is to be registered on the Hybrid Training Model.

Premier League	PLYD Form 5A

Full Time Training Model (Youth Development Rule 187)

Academy Player’s Particulars

Surname                                                           Other name(s)                                   Address                                                                                                                                      Post Code                                   Date of birth                                                     Place of birth

Application to Register the Academy Player on the Full Time Training Model

1.                                      We,                                                                   Football Club, apply to register the above-named Academy Player on the Full Time Training Model until                            20          , being the last Friday in June in the academic year in which he reaches the age of 16.

2.                                      The residence arrangements for the Academy Player will be as follows (please provide details of his proposed home address and confirm whether this is his home address or whether it is proposed that he resides with a host family, at onsite Club accommodation or at a boarding school):

3.                                      We undertake to:

3.1                               ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Full Time Training Model as set out in the Youth Development Rules;

3.2                               provide the Academy Player with education until the date set out in paragraph 1 (even if the Academy Player’s registration is terminated by us or his training is switched to a different Training Model) as follows (being either one of the four options set out in the guidance to Youth Development Rule 188 or another model which has been approved by the League):

3.3                               ensure that the Academy Player has the opportunity to engage in community and citizenship activities as set out in Youth Development Rule 191; and

3.4                               advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements.

Signed	Date
Authorised Signatory

Consent by Academy Player

I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy.

Signed

Date

Consent by Parent to be completed if the Academy Player is a minor

I, (full name)                                      of (address)                                      Post Code                                      and email address                                      being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application, to the access of Key Stage 2 and Key Stage 4 outcomes obtained from the Department for Education, to the conduct of drug testing on him in accordance with the Football Association’s Anti-Doping Regulations and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present.

Signed

Date

Premier League	PLYD Form 5B

Hybrid Training Model (Youth Development Rule 187)

Academy Player’s Particulars

Surname                                                           Other name(s)

Address.

                                                                                                   Post Code

Date of birth                                                      Place of birth

Application to Register the Academy Player on the Hybrid Training Model

1.                                      We,                                                                     Football Club, apply to register the above-named Academy Player on the Hybrid Training Model until                               20

2.                                      We undertake to:

2.1                               ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Hybrid Training Model as set out in the Youth Development Rules and in accordance with the written agreement with his school and Parent entered into pursuant to Rule 181.5, a copy of which is annexed hereto;

2.2                               ensure that the Academy Player has the opportunity to engage in community and citizenship activities as set out in Youth Development Rule 191; and

2.3                               advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements.

Signed
Authorised Signatory

Date

Consent by Academy Player

I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/player-privacy-policy.

Signed

Date

Consent by Parent to be completed if the Academy Player is a minor

I, (full name)                                      of (address)                                      Post Code                                      and email address                                      (and of the above email address) being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application, to the access of Key Stage 2 and Key Stage 4 outcomes obtained from the Department for Education, to the conduct of drug testing on him in accordance with the Football Association’s Anti-Doping Regulations and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present.

Signed

Date

Premier League	PLYD Form 6

Academy Ethnicity Monitoring Questionnaire

(Youth Development Rule 258)

USE OF INFORMATION

Completion of this questionnaire is voluntary. If you provide the information it will be used as set out below and will not be used for selection or any other purposes.

The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (“Premier League”) (and The Football League Limited should the Player ever compete in the Football League) against the Academy Player’s record and will be used:

•                  to help the Premier League gain insight as to who is playing the game at this level

•                  to help ensure compliance with the Premier League’s Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 2 of the Premier League’s Rules)

•                  to compile aggregate statistics and reports

•                  on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited

•                  on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Equality and Human Rights Commission

What is your ethnic group?

(Choose ONE section from A to E, then tick the appropriate box to indicate your cultural background)

A               White

☐ British

☐ English

☐ Scottish

☐ Welsh

☐ Irish

☐ Gypsy or Irish Traveller

☐ Any other White Background, please write in

B               Mixed

☐ White and Black Caribbean

☐ White and Black African

☐ White and Asian

☐ Any other Mixed Background, please write in

C               Asian or Asian British

☐ Indian

☐ British-Indian

☐ Pakistani

☐ British-Pakistani

☐ Bangladeshi

☐ British-Bangladeshi

☐ Chinese

☐ British-Chinese

☐ Any other Asian background, please write in

D                  Black or Black British

☐ Caribbean

☐ British-Caribbean

☐ African

☐ British-African

☐ Any other Black background, please write in

E               Other Background

☐ Arab

☐ Other

☐ Prefer not to say

F                Undeclared

☐ Prefer not to disclose my ethnic origin

Name of Academy Player

Signed

Date

(Parent / Guardian to sign if Academy Player is a minor)

Premier League	PLYD Form 7

List of Academy Players (Youth Development Rule 266)

To:	The Board The Premier League

The registrations of the following Academy Players (other than those who have signed a Scholarship Agreement) are held by                                                          Football Club as at the third Saturday in May (year)

Full Name	Current Age Group	Category

Signed

Position	Date

[Note : The categories of Academy Players are :

1. Academy Players whose registration has been retained (indicate “1F” if on Full Time Training Model).

2. Academy Players whose registration it is intended to retain (indicate “2F” if on Full Time Training Model).

3. Academy Players whose registration it is intended to terminate.

Premier League	PLYD Form 8

Retention/Termination Notification (Youth Development Rules 267.1)

For Academy Players entering into age groups under 10, under 11 and under 12

To:                    [name and address of Academy Player]

We,                                             Football Club, hereby give you notice that it is our intention to retain/terminate* your registration with effect from the first Saturday in June.

Signed

Position

Date

* delete as appropriate. If the registration is retained, it is for a period of 1 year pursuant to Rule 253 (subject to Rule 254).

Premier League	PLYD Form 9

Retention/Termination Notification (Youth Development Rule 267.2)

For Academy Players entering into age groups under 13 and under 15

To:                    [name and address of Academy Player]

We,                                                   Football Club, hereby give you notice that it is our intention to retain/terminate* your registration with effect from the first Saturday in June. [Your registration will be retained on the Full Time Training Model+.]

Signed

Position

Date

* delete as appropriate. If the registration is retained, it is for a period of two years pursuant to Youth Development Rule 253 (subject to Rule 254).

+ delete if inapplicable

Premier League	PLYD Form 10

Academy Player’s Registration: Mutual Cancellation Notification

(Youth Development Rule 271.2)

To:                    The Board

The Premier League

The registration of [name of Academy Player]                                                         held by                                                  Football Club has today been cancelled by mutual agreement. Unless otherwise set out below the Club will retain rights to compensation in respect of the Academy Player pursuant to the Premier League Youth Development Rules and the FIFA Regulations for the Status and Transfer of Player, which (under the Youth Development Rules) includes a right to receive an initial fee of £  , together with additional contingent fees as set out in Youth Development Rule 333, in the event that the Academy Player subsequently registers with another Premier League or Football League club.

Signed by the Academy Player

Date

Signed by the Parent*

Date

Signed on behalf of the Club

Position

Date

* if the Academy Player is aged under 18 years

Premier League	PLYD Form 11

Scholarship Offer (Youth Development Rule 281)

To :                 [name and address of Academy Player]

Date of birth

Other clubs (if any) at which the Academy Player has been registered:

Club	From	To

Club	From	To

We,                                                                                              Football Club, hereby offer to enter into a Scholarship Agreement with you upon your reaching the statutory school leaving age applicable in England.

The Scholarship Agreement will be in PLYD Form 1.

Signed

Position

Date

Premier League	PLYD Form 12

Response to Scholarship Offer (Youth Development Rule 282)

To:                                                                                                Football Club (“the Club”). I, [name of Academy Player]                                                          hereby accept/refuse* your offer in PLYD Form 11 dated

Signed by the Academy Player

Signed by his Parent

* delete as appropriate

Where the offer in PLYD Form 11 has been accepted by the Academy Player, the following declarations must also be signed:

Endorsement by Academy Player

I certify that the Club has not made an approach to me or engaged in any communication with me or any person connected with me, save as permitted by League Rules, nor have I approached or engaged in any communication with the Club, either directly or indirectly, whilst registered with another club in membership of the Premier League or EFL (a “League Club”), nor has the Club induced or attempted to induce me to accept its offer in PLYD Form 11 by offering me or any person connected with me, either directly or indirectly, a benefit or payment of any description whether in cash or in kind, nor have I accepted any such inducement from anybody in connection with my acceptance of the offer. I agree to be bound by the Rules of the Premier League.

Signed	Date

To be signed by the Parents*:

I, (full name)                                                             of (address)                                                                                       Post Code                     and (email address)                                                                                                                                , and

I, (full name)                                                                        of (address)                                                                             Post Code                    and (email address)                                                                                                         being a person having parental responsibility for the above-named Scholar, certify that:

Response to Scholarship Offer	PLYD Form 12

(a)                 the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules;

(b)                 I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules;

(c)                  the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to persuade or encourage my son to facilitate the acceptance of this PLYD Form 12; or

(d)                 so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to accept that offer.

I acknowledge that the acceptance of any inducement referred to at points (c) and (d), above, and/or engaging in any approach or communication referred to at points (a) and (b), above, constitutes a breach of the League Rules by my son. I further acknowledge and agree that

(e)                  the League may request that I attend a meeting in person to answer questions relating to the Scholarship Agreement and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; and

(f)                   should I refuse or fail to comply with any request by the League in accordance with point (e), above, the League may refuse to register my son as a Scholar with the Club (or suspend or cancel any such registration already in place) and any tribunal appointed to consider an alleged breach of League Rules by my son will be entitled to draw an adverse inference against him in those proceedings.

Signed (1)	Date

Signed (2)	Date

* A declaration in this form must be signed by every Parent (as defined) of the Academy Player

Appendices to the Rules

Appendix 1

Schedule of Offences

(Rule F.1.5.3)

Offence	Contrary to
Dishonestly receiving a programme broadcast from within the UK with intent to avoid payment	Copyright, Designs and Patents Act 1988 s.297

Admitting spectators to watch a football match at unlicensed premises	Football Spectators Act 1989, s.9

Persons subject to a banning order (as defined)	Football Spectators Act 1989 Schedule 1

Ticket touting - football tickets	Criminal Justice and Public Order Act 1994 s.166

Appendix 2

Inclusion and Anti-Discrimination Policy

(Rule J.4)

1.                              The Premier League and Clubs, to achieve their commitment to inclusion and to removing discrimination, whether by reason of age, race, religion or belief, sexual orientation, disability, diversity, gender reassignment or sex, will act as follows:

•                be an equal opportunities employer;

•                encourage and promote similar commitment from every other organisation or individual acting within the game;

•             not tolerate discriminatory behaviour, whether physical or verbal, and take appropriate disciplinary or other action; and

•                support training and awareness raising activities.

2.                              Each Club shall:

•                hold the Preliminary Level of the Equality Standard by 30 June 2016 for Clubs in Membership in Season 2015/16 or 31 December in the Season following its promotion from The Football League for any other club; and

•                hold the Advanced Level of the Equality Standard by the end of 31 December in the Season two years after the obtaining of the Preliminary Level.

“Equality Standard” is the award and relevant criteria and standards agreed by Clubs from time to time and as published by the Board.

Appendix 3

Camera Positions

(Rule K.60)

Each Club shall provide at each League Match played at its Stadium positions for television cameras in accordance with the requirements of this Appendix 3, and each such position shall be Hardwired.

1.                              Pursuant to Rule K.60, and subject to paragraph 2 below, Clubs must provide Hardwired camera positions in the locations shown on:

1.1               Plan A in respect of League Matches to be broadcast live in the United Kingdom; and

1.2               Plan B in respect of all other League Matches.

2.                              In each case, the key to the relevant Plan explains the type of camera required and provides further detail.

3.                              The Stadium lay-out shown in Plans A and B is indicative only. It is not intended to be an exact representation of a Stadium; rather it is intended to show:

3.1               where cameras should be placed in relation to the pitch; and

3.2               the relative height above the pitch of each camera.

4.                              The League will work with each Club to identify and agree the location of each camera illustrated on the Plans at the Club’s Stadium. This will then be recorded on the Club’s agreed Technical Specification.

CAMERA PLANS: KEY

Numbers in brackets refer to the designated Camera Number.

All camera positions must provide a full and clear view of the whole pitch.

All camera positions are manned, with the exception of camera 13 and cameras 16-21, which are remotely operated cameras.

Main Camera (1)

•                Positioned on television gantry exactly on the halfway line facing away from the sun

•                Ideal angle is 12-14 degrees from the gantry to the centre spot and 22-24 degrees from the gantry to the near-side touchline

•                This camera will be used to provide the main wide-shot coverage of the game

Close-Up Camera (2)

•             Positioned on television gantry. Normally located next to the camera 1, it is used to provide closer coverage of the action and player/referee close-ups

•             A large lens must be used

Pitch-Side Halfway Camera (3)

•             A fixed camera on the half-way line at pitch level on the same side as camera 1

•             The position should enable an unobstructed view of the field of play and substitutes’ benches for the fourth Official, and a clear view of the pitch for the Club representatives

•             A large lens must be used

Close-Up Camera (4)

•             Positioned on television gantry. Normally located next to cameras 1 and 2, it is used to provide closer coverage of the action and player/referee close-ups

•             A large lens must be used

Steadicams (5 and 6)

•             Up to two hand held portable “steadicams”, each positioned either side of the half-way line on the same side as main camera may work the length of each half but concentrating on a zone extending between the goal-line and 18 yard line

•             The cameras should not cause any viewing obstructions to the trainers’ benches and sufficient space must be allowed for Players to warm up

•             Host Broadcasters are permitted to use their “steadicams” on the pitch during the pre-match warm up for a short period of time, up until 30 seconds before kick-off and after the final whistle

•      Positions and timings to be agreed with each Club at the start of each season

18 Yard Cameras (7 and 8)

•             Two cameras installed on the same side as camera 1 at the same level or higher than the main camera positions, facing each of the 18 yard lines. Often used to cover play in a wide angle, but also used for close up coverage

•             Large lenses may be used

•             (Cameras 5 & 6 on the UK Non-Live Camera Plan)

High-Behind Goal Camera (9 and 10)

•             Two cameras installed in the stands behind either goal, at a height which permits an unobstructed view of the penalty spot from above the crossbar. Both cameras need to be able to see the far side goal in its entirety and all four corner flags. Large lenses may be used

•             (Camera 8 on the UK Non-Live Camera Plan, and only one of the two shown will be used)

Low-Behind Goal Cameras (11 and 12)

•             Two cameras, one at each end, at pitch level in fixed positions behind each goal-line, on the side closest to camera 1. Ideally aligned where the six yard line meets the goal-line

•             (Camera 7 on the UK Non-Live Camera Plan)

Beauty-Shot Camera (13)

•       A fixed camera mounted high in the stadium to give a panoramic static shot of the pitch

•             This camera is remotely operated

•             (Camera 10 on the UK Non-Live Camera Plan)

Reverse Angle Camera (14 and 15)

•             Two cameras located opposite camera 1 for “reverse-angle” coverage and usually for coverage of the trainers’ benches

•             On or close to the centre line

•             One of these cameras covers close up shots of the Managers, therefore if your gantry is opposite the trainers’ benches, camera 14 should be included as part of the TV gantry requirement

•             Large lenses may be used

•             (Camera 9 on the UK Non-Live Camera Plan)

Pole Cameras (16 and 17)

•             A camera on a pole mount may be used behind goals in front of the advertising boards. They will be rigged at full height, up to the top of the goals. These cameras may be static or mounted on a jib arm. Where a jib style pole cam is in use, Broadcasters will lower the jib arm as low as possible if play is at the opposite end of the pitch

Goal-Line Cameras (18 and 19)

•             Two cameras located on the same side as the main camera, level with the goal-line and with an unobstructed view of the whole goal and the goal-line inside the penalty area

Mini-Cameras (20 and 21)

•             Mini-cameras may be placed directly behind the goal net but cannot be attached to the net or the actual posts and crossbar. It can be as close to the net as desired as long as it does not touch the net. A mini-camera may therefore be attached to the poles which support the net or the cable connecting the back of the net to the vertical stanchions directly behind the goal

Corner Cameras (22, 23, 24 and 25)

•             Options for cameras to be placed in all four corners approximately five metres above the pitch

•             Large lenses may be used

•             (Camera 9 on the UK Non-Live Camera Plan)

Electronic Newsgathering (ENG) Cameras (26, 27, 28 and 29)

•             Four portable ENG cameras at pitch level, behind each goal-line

•             These cameras must be positioned outside (nearer the touchline) the cabled Host Broadcaster cameras and would be required to be fixed during each half

•             There may be a requirement for these cameras to change ends at half-time

Hi Motion or Big Lens Close Up Cameras (30 and 31)

•             Up to four big lens cameras, at pitch level, between the six yard and 18 yard line

ISO and Analysis Cameras (32 and 33)

•             Two cameras positioned on the television gantry. If space is not available on the main gantry then suitable positions must be made available near to, and at a similar level to, the main gantry and not more than 20 metres from the half-way line

•             Large lenses may be used

PlanA UK Liv& Came-ra Plan " • " " ,_,_ '*

Appendix 3 Plan B UK Non-Live Camera Plan 490 Appendices to the Rules

Appendix 4

Medical Examinations and Information to be Conducted / Collected Annually on all Contract Players and Academy Players Registered on Scholarship Agreements

(Rule O.22)

Requirement	Mandatory or Recommended	Comment
Personal details Name Date of birth Details of next of kin or guardian Home address Name and address of GP Faith or religion Languages spoken and understood	Mandatory	Necessary minimum dataset required in emergencies

Medical history
Medical history and examination	Mandatory	To include family history and personal medical history

Allergies	Mandatory

Asthma or other potentially life threatening conditions	Mandatory

Medications and supplements being taken by the Player	Mandatory

Current therapeutic use exemptions held by the Player	Mandatory

Testing
Concussion history and baseline testing: • conduct SCAT and computerised neurocognitive baseline test at recruitment • Repeat at intervals no greater than two years	Mandatory	These examinations should comply with the requirements set out in guidelines published by The FA

Cardiac testing: • a physical examination, cardiac history and standard 12-lead ECG and echocardiography must be performed on all Player on signing their first professional contract;	Mandatory	These examinations to comply with The FA and PFA Complete Standard Operating Procedures for Cardiac Screening Scholarship Programme

•             physical examination, cardiac history and standard 12-lead ECG should be conducted when the Player is aged 18 and again when he is aged 20; and

•             in addition, any further cardiac investigations or follow-up should be performed, as advised by expert opinion.

Blood and urine testing: • annual full blood count, liver and kidney function and a urine dip-test for blood, sugar, and protein; and • a single test, where appropriate, for haemoglobinopathies.	Mandatory	Doctors may see fit to conduct other investigations These stipulated tests are considered the minimum necessary for players on a professional contract

Immunisation

Immunisation history and status

Hepatitis B carrier/immune status to be checked and immunisation offered to all.

Meningitis ACWY immunisation

Other immunisations and medicines necessary for foreign travel

	Mandatory Mandatory Mandatory	See FA guidelines on blood borne viruses Now administered by GPs to scholars To reflect work related travel plans for the age-group

Collection of the above information is considered necessary for the safety of the Player to ensure that medical emergencies can be managed appropriately. For tournaments and foreign trips, it is recommended that the responsible clinician has access to these details in case of emergency.

Beyond this, no further tests are mandated. However, it is recognised that Clubs will collect more personal information and may justify and undertake more tests; in particular, those Clubs competing in UEFA competitions will be subject to additional obligations under UEFA’s rules.

Appendix4A Pocket Conrussion Recognition Tool (Rule 0.20) Pocket CONCUSSION RECOGNITION TOOL™ To help identify concussion in children, youth and adults EI RECOGNIZE & REMOVE Concussion should be suspected if one or more of the following visible clues. si gns,symptoms or errors in memory questions are present. 1. Visi ble clues of suspected concussion Any one or more of the following visual clues can indicate a possible concussion: loss of consciousness or responsiveness lying motionless on ground/Slow to get up Unsteady on feet I Balance problems or f alling over /Incoordination Grabbing/Clutching of head Dazed, blank or vacant look Confused/Not aware of plays or events 2. Signs and symptoms of suspected concussion Presence of any one or more of the following signs & symptoms may suggest a concussion: - oss o·f consciousness - Seizure or convulsion - Balance problems - Nausea or vomiting - Drowsiness - More emotional - Irritability - Sadness - Fati gue or low energy - Nervous or anxious - ··Don't feelright'" - Difficulty remembering e 2013Con<ussion in Sport G roup - Headache - Dizziness - Confusion - Feeling slowed down - '"Pressure in head'" - Blurred vision - Sensitivity to light - Amnesia - Feeling like '"in a fog'" - Neck Pain - Sensitivity to noi se - Difficulty concentrating 493

Appendix 4A 494 Appendices to the Rules

Appendix 5

Code of Conduct for Managers

(Rule P.1)

1.                              A Manager shall strictly observe the terms of his contract with his Club and shall not (either by himself or through any third party) enter into negotiations with another Club (or club) relating to his employment without having first obtained the permission of his Club to do so.

2.                              A Manager shall not, either directly or indirectly (including by making any statement to the media):

2.1               make an approach to a Contract Player with a view to the Manager’s Club negotiating a contract with such Player except as permitted by either Rule T.1 or Rule T.2;

2.2               make an approach to an Academy Player registered at the Academy of another Club (or club) or a player with whom another Club (or club) has entered into a pre-registration agreement which remains current; or

2.3               make an approach to any other employee of another Club (or club) with a view to inducing or attempting to induce such employee to terminate a contract of employment with that Club (or club), whether or not by breach of that contract, except with the written consent of the Club (or club) by which he is employed.

3.                              A Manager shall comply with the Laws of the Game, the Rules and Regulations of The Football Association (including, without limitation, The Football Association Regulations on Working with Intermediaries), the Rules of the Premier League, the rules of any competition in which his Club participates and his Club Rules (collectively “the Rules”) and he shall not encourage or invite any person (including Players and other employees of his Club) to act in breach of the same but shall take all possible steps to ensure that they comply with them.

4.                              A Manager shall use his best endeavours to ensure that there is in force at his Club a fair and effective disciplinary policy applicable to Players and other employees under his control and that it is applied consistently.

5.                              A Manager shall not use racist or other discriminatory language. A Manager’s behaviour should demonstrate to Players and other employees under his control that discrimination in any form is unacceptable. A Manager shall use all possible steps to ensure that others in his control adopt the same standards of behaviour in this regard.

6.                              A Manager shall take all reasonable steps to ensure that Players and other employees under his control accept and observe the authority and decisions of Match Officials and to promote the highest standards on the field of play generally.

7.                              A Manager shall not make public any unfair criticism of any Match Official or any other Manager or any Player, Official or employee of his or another Club.

8.                              A Manager shall ensure that he understands and acts in accordance with his Club’s written transfer policy (see Rule H.4).

9.                              In all discussions, negotiations, transactions and arrangements relating to the employment of Players by his Club (“Player Transactions”) including, without limitation, the renewal or renegotiation of existing contracts or any related contracts or arrangements involving his Club and a Player and/or third party (for example, involving his Club’s or a Player’s intellectual property rights, including the exploitation of name or image), a Manager shall, in addition to his duty to act in accordance with the club’s written transfer policy, act with the utmost good faith and in accordance with his primary duty to act in the best interests of his Club.

10.                       A Manager shall at all times observe the principles of honesty, transparency, accountability and personal impartiality (whether financial or otherwise) in his dealings involving Player Transactions.

11.                       A Manager shall forthwith disclose to his Club the nature and extent of any direct or indirect interest or any conflict or potential conflict of interest he may have in any transaction or arrangement involving his Club (including, without limitation, any Player Transaction), he shall not be involved in the same without the written consent of his Club, and, if such consent is granted, he shall account to his Club for any benefit which either directly or indirectly he derives therefrom.

12.                       If a Manager is in any doubt as to whether there exists any interest or conflict (actual or potential) to be disclosed as required by paragraph 11 above, he may consult with the League Managers Association for guidance and advice.

13.                       Upon becoming aware of any breach of the Rules, including by way of example only, any financial or other benefit or inducement offered in connection with a Player Transaction in breach of the Rules, a Manager shall immediately report such breach in writing to the League.

14.                       A Manager shall conduct himself at all times in an ethical and professional manner and shall observe the highest standards of integrity and fair dealing.

15.                       A Manager shall take all possible steps to promote the reputation of the game of association football and to prevent it being brought into disrepute.

Appendix 6

Code of Conduct for Clubs

(Rule P.2)

1.                              In all discussions, negotiations and transactions relating to the employment of Managers, each Club shall behave towards each other Club with the utmost good faith.

2.                              A Club shall not (either directly or through any third party) enter into negotiations relating to the employment of another Club’s Manager without the prior permission of that Club.

3.                              A Club shall not take any steps (including the making of statements to the media) to induce another Club’s Manager to act in breach of the terms of his contract with his Club.

4.                              A Club shall strictly observe the terms of its contract with its Manager and, in particular, if on the determination of the contract any sum is payable by the Club to the Manager, the Club shall ensure that prompt settlement is made.

Appendix 7

Standard Clauses

for inclusion in Managers’ Contracts of Employment

(Rule P.8.1)

1.                              The Manager shall observe and comply with the rules and regulations for the time being in force of any organisation or body the rules and regulations of which the Club is bound to observe including those of The Football Association and the League and in particular he shall at all times act in accordance with the League’s Code of Conduct for Managers.

2.                              The Manager shall comply with all reasonable instructions and requests

(a)                 given to Club Managers by the League or

(b)                 given to the Manager by the Club

which arise in the first case out of any commercial contract entered into by the League for the benefit of its members or in the second case out of any such contract entered into by the Club for its own benefit and the Manager shall not himself enter into any such contract which conflicts or competes or is reasonably likely to conflict or compete with those entered into by the League or by the Club as aforesaid.

3.                              Any dispute or difference arising between the parties hereto as to the construction of this Agreement or the rights duties or obligations of either party hereunder or any matter arising out of or concerning the same or the Manager’s employment hereunder shall be referred to the Managers’ Arbitration Tribunal in accordance with the Rules of the League for the time being in force. Notwithstanding the foregoing provisions of this clause [3] and without prejudice thereto, the parties shall use and until the conclusion of the arbitration shall continue to use their best endeavours to attempt to reach a settlement of their dispute by mediation.

[Note : The names and addresses of organisations offering an appropriate mediation service are available upon application to the League.]

Appendix 8

Code of Conduct for Scouts

(Rule Q.7)

1.                              The function of a Scout is to identify to his Club players with whom his Club may wish to enter into negotiations with a view to securing their registration. Scouts are not themselves entitled to enter into any such negotiations nor are they able to make promises to or offer inducements to any players whom they approach.

2.                              Scouts are employed by and represent their Clubs and are Officials within the meaning of the Rules of the Premier League (“the Rules”) by which they are bound.

3.                              Scouts must therefore be familiar with the Rules and in particular those relating to Academy Players set out in the Youth Development Rules. They must maintain an awareness of and at all times comply with the Rules setting out the circumstances in which their Club may make an approach to a Player or Academy Player (as defined in the Rules) whose registration is held by another Club. In addition, those Scouts that come into contact with and/or have access to Children as part of their duties must familiarise themselves with (and abide by) their Club’s safeguarding policies and procedures and the League’s ‘Guidance for Safer Working Practice’.

4.                              When acting in the course of his duties a Scout shall at all times carry the formal means of identification issued to him by his Club and/or the League and shall produce the same upon demand.

5.                              Scouts are responsible for the conduct of their contacts and shall be liable for any act or omission by a contact which constitutes a breach of the Rules.

6.                              Scouts shall conduct themselves in a manner befitting their role as Officials of their Clubs and shall take all possible steps to promote the reputation of the game of association football and to prevent it being brought into disrepute.

7.                              A Scout shall forthwith disclose to his Club the nature and extent of any direct or indirect interest he may have in any transaction or arrangement involving his Club and he shall account to his Club for any benefit which either directly or indirectly he derives therefrom.

8.                              A Scout shall conduct himself at all times in an ethical and professional manner and shall observe the highest standards of integrity and fair dealing.

Appendix 9

Standard Clauses

for inclusion in replica Strip manufacturers’ contracts

(Rule R.16)

1.                              [The manufacturer’s name] (“the Company”) will not itself or through any officer of the Company or any person authorised to act on behalf of the Company:-

1.1               include in a contract for sale or agreement relating to the sale of replica football kit a term or condition which purports to establish or provide for the establishment of minimum prices to be charged on the resale of replica football kit in the United Kingdom ;

1.2               require, as a condition of supplying replica football kit to a dealer, the inclusion in a contract or agreement of any such term or condition, or the giving of any undertaking to the like effect ;

1.3               notify to dealers, or otherwise publish on or in relation to replica football kit, a price stated or calculated to be understood as the minimum price which may be charged on the resale of those goods the replica football kit in the United Kingdom ; or

1.4               withhold supplies of replica football kit from a dealer seeking to obtain them for resale in the United Kingdom on the ground that the dealer:

1.4.1              has sold in the United Kingdom at a price below the resale price replica football kit obtained, either directly or indirectly, from the Company, or has supplied such replica football kit, either directly or indirectly, to a third party who had done so ; or

1.4.2              is likely, if the replica football kit is supplied to him, to sell it in the United Kingdom at a price below that price, or supply it, either directly or indirectly, to a third party who would be likely to do so.

In this subclause 1.4, “resale price” in relation to a sale of any description, means any price notified to the dealer or otherwise published by or on behalf of the Company as the price or minimum price which is to be charged on or is recommended as appropriate for a sale of that description, or any price prescribed or purporting to be prescribed for that purpose by a contract or agreement between the dealer and the Company.

2.                              For the avoidance of doubt, nothing shall prevent the Company from recommending resale prices to dealers provided no impression is given that, in doing so, the Company is notifying a minimum price.

3.                              The Company may, notwithstanding any of the foregoing, withhold supplies from a dealer, or cause or procure a supplier to do so, if it has reasonable cause to believe that within the previous 12 months the dealer, or any other dealer to whom the dealer supplies goods, has been using as a loss-leader any replica football kit whether or not obtained from the Club.

Appendix 10

Notice to Manufacturer Licensed to Manufacture and Distribute Club Replica Strip

(Rule R.17)

1.                              You will not:

1.1               include in a contract for sale or agreement relating to the sale of replica football kit a term or condition which purports to establish or provide for the establishment of minimum prices to be charged on the resale of replica football kit in the United Kingdom;

1.2               require, as a condition of supplying replica football kit to a dealer, the inclusion in a contract or agreement of any such term or condition, or the giving of any undertaking to the like effect;

1.3               notify to dealers, or otherwise publish on or in relation to replica football kit, a price stated or calculated to be understood as the minimum price which may be charged on the resale of replica football kit in the United Kingdom; or

1.4               withhold supplies of replica football kit from a dealer seeking to obtain them for resale in the United Kingdom on the ground that the dealer:

1.4.1             has sold in the United Kingdom at a price below the resale price* replica football kit obtained, either directly or indirectly, from you, or has supplied such replica football kit, either directly or indirectly, to a third party who had done so; or

1.4.2             is likely, if the replica football kit is supplied to him, to sell it in the United Kingdom at a price below that price, or supply it, either directly or indirectly, to a third party who would be likely to do so.

2.                              You shall not be prevented from recommending resale prices to dealers provided no impression is given that, in doing so, you are notifying a minimum price.

3.                              You may, notwithstanding any of the foregoing, withhold supplies from a dealer, or cause or procure a supplier to do so, if it has reasonable cause to believe that within the previous 12 months the dealer, or any other dealer to whom the dealer supplies goods has been using as a loss-leader any replica football kit whether or not obtained from the Club.

*In this paragraph 1.4.1 “resale price” in relation to a sale of any description means any price notified to the dealer or otherwise published by you as the price or minimum price which is to be charged on or is recommended as appropriate for a sale of that description, or any price prescribed or purporting to be prescribed for that purpose by a contract or agreement between the dealer and you.

Appendix 11

Regulations of the Professional Football Compensation Committee

Definitions

1.                              In these Regulations:

1.1               “Club” means a football club in membership of the Premier League or the Football League;

1.2               “Compensation Fee” means any sum of money (exclusive of Value Added Tax) payable by a Transferee Club to a Transferor Club upon the transfer of the registration of a Player;

1.3               “the Football League” means The Football League Limited;

1.4               “PFNCC” means the Professional Football Negotiating and Consultative Committee;

1.5               “Player” means a player who is the subject of an application to the Professional Football Compensation Committee (“the Committee”) pursuant to Regulation 2 of these Regulations;

1.6               “the Premier League” means The Football Association Premier League Limited;

1.7               “Secretary” means the person or body appointed by the PFNCC to administer these Regulations;

1.8               “Transferee Club” means a Club to which the registration of a Player has been transferred; and

1.9               “Transferor Club” means a Club from which the registration of a Player has been transferred.

Jurisdiction

2.                              The Committee shall determine applications made pursuant to:

2.1               Premier League Rules T.39, V.27.2 and Youth Development Rules 328 and 342.2;

2.2               Football League Regulations 63.20, 63.21, 63.22, 67.5 and Football League Youth Development Rules 328 and 342.2;

2.3               appeals from a decision of the Board of the Football League made pursuant to Football League Regulation 66.1.

3.                              In making a determination as aforesaid, the Committee shall take into account the costs set out in Regulation 4 and any of the following criteria:

3.1               the status of each of the Transferor Club and the Transferee Club;

3.2               the age of the Player;

3.3               the Training Model(s) (as that term is defined in Youth Development Rule 1.84) on which the Player was engaged with the Transferor Club.

3.4               the amount of any fee paid by the Transferor Club upon acquiring the registration of the Player;

3.5               the length of time during which the Transferor Club held the registration of the Player;

3.6               the terms of the new contract offered to him by both the Transferor Club and the Transferee Club;

3.7               his playing record including any international appearances;

3.8               substantiated interest shown by other clubs in acquiring the registration of the Player.

4.                              The costs to be taken into account under Regulation 3 shall be:

4.1               any cost incurred by either Club in operating an Academy, a Football Academy or Centre of Excellence including (without limitation) the cost of providing for players attending thereat:

4.1.1                     living accommodation

4.1.2                     training and playing facilities;

4.1.3                     scouting, coaching, administrative and other staff;

4.1.4                     education and welfare requirements;

4.1.5                     playing and training strip and other clothing;

4.1.6                     medical and first aid facilities; and

4.1.7                     friendly and competitive matches and overseas tours,

4.2               any other cost incurred by either Club directly or indirectly attributable to the training and development of players including any fee referred to in Regulation 3.3.

Composition of the Committee

5.                      The Committee shall be composed of:

5.1               an independent chairman with an appropriate legal background who, subject to the prior written approval of the Premier League, the Football League and The Professional Footballers’ Association, shall be appointed by the PFNCC in such terms as it thinks fit;

5.2               an appointee of each of the leagues of which the Transferor Club and the Transferee Club are members or, if the Transferor Club and the Transferee Club are both members of the same league, an appointee of that league;

5.3               an appointee of The Professional Footballers’ Association;

5.4               an appointee of The League Managers’ Association.

6.                              If the chairman of the Committee is unable to act or to continue acting as such in the determination of any application, the PFNCC shall appoint in his stead a person with an appropriate legal background.

7.                              If following his appointment any other member of the Committee is unable to act or to continue acting, his appointor may appoint a replacement so that the composition of the Committee is maintained as provided in Regulation 5.

8.                              If the members of the Committee fail to agree, they shall decide by a majority provided that, if the Committee is composed of an even number of members, the chairman shall have a second or casting vote.

Committee Procedures

9.                              The parties to proceedings before the Committee shall be the Transferor Club and the Transferee Club.

10.                       Proceedings shall be commenced by either party making a written application to the Secretary:

10.1        identifying the respondent Club and the Player;

10.2        setting out the facts surrounding the application including the criteria referred to in Regulation 3;

10.3        identifying any documents relied upon, copies of which shall be annexed; and

10.4        in the case of an application made by a Transferor Club, giving full particulars of the costs set out in Regulation 4.

11.               Each Club which is a party in proceedings shall pay an administration fee to the Secretary the amount of which will be determined by the PFNCC from time to time.

12.               Upon receipt of an application the Secretary shall:

12.1        procure that for the purpose of determining the application the Committee is composed in accordance with Regulation 5;

12.2        send a copy of the application and any documents annexed to it to the chairman;

12.3        send a copy of the same by recorded delivery post to the respondent.

13.               Within 14 days of receipt of the copy application the respondent shall send to the Secretary by recorded delivery post a written response to the application, annexing thereto copies of any documents relied upon, and, in the case of a response by a Transferor Club, giving full particulars of the costs set out in Regulation 4.

14.               Upon receipt of the response the Secretary shall send a copy thereof together with a copy of any document annexed to:

14.1        the chairman; and

14.2        the party making the application.

15.               The chairman of the Committee shall give directions as he thinks fit for the future conduct of the proceedings addressed in writing to the parties with which the parties shall comply without delay.

16.               The Committee by its chairman shall have power to summon any person to attend the hearing of the proceedings to give evidence and to produce documents and any person who is bound by these Regulations and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of these Regulations.

17.               Upon the Chairman’s directions having been complied with or time for compliance having passed the Secretary shall make all necessary arrangements for the hearing of the proceedings (including supplying a full copy of all documents necessary for the hearing to each member of the Committee) and shall give written notice of the date, time and place thereof to the parties.

18.               If a party to the proceedings fails to attend the hearing the Committee may either adjourn it or proceed in their absence.

19.               The chairman of the Committee shall have an overriding discretion as to the manner in which the hearing of the proceedings shall be conducted.

20.               The Committee shall not be bound by any enactment or rule of law relating to the admissibility of evidence in proceedings before a court of law.

21.               The hearing shall be conducted in private.

22.               Each party shall be entitled to be represented at the hearing by a solicitor or counsel provided that they shall have given to the other party and to the chairman of the Committee 14 days’ prior written notice to that effect.

23.               The Committee’s decision shall be announced as soon as practicable and if possible at the end of the hearing and shall be confirmed in writing by the Secretary to the parties.

24.                 The Committee shall give reasons for its decision.

25.                 The decision of the Committee shall be final and binding.

Fees and Expenses

26.               The chairman and members of the Committee shall be entitled to receive fees and expenses in such sum or sums as shall be determined by the PFNCC from time to time.

Committee’s Powers

27.               Upon determining an application made in accordance with the provisions of these Regulations, the Committee may make an order with regard to the amount and payment of a Compensation Fee and any other order as it thinks fit.

Amendments

28.               No amendment to these Regulations shall be proposed or made without the prior written approval of the Premier League, the Football League and the Professional Footballers’ Association.

Appendix 12

Code of Conduct for Academy Players of Compulsory School Age

(Youth Development Rule 197)

Prior to signing this Code of Conduct and registering the Academy Player at its Academy, full discussion has taken place and agreement has been reached between the Academy, the Academy Player and the parents as to the educational, technical and match programme to be provided by the Academy to the Academy Player.

(“the Academy Player”) has the potential to become a footballer at the highest level and will be registered as an Academy Player at the                                                             FC (“the Club”).

Both the Academy Player and the Academy Player’s parents understand that the Club is committed to the Academy Player’s well being, future development and realisation of potential, but that the level of achievement ultimately reached cannot be guaranteed.

In registering the Academy Player at its Football Academy, the Club, the parents and the Academy Player agree to the following Code of Conduct.

The Club agrees to provide

•        a safe environment in which the Academy Player can learn and develop without fear of abuse

•        medical screening, monitoring and support for the Academy Player

•        a structured football learning programme, appropriate to the age, ability and growth of the Academy Player

•        participation in football matches arranged or approved by the Premier League

•        trained, screened and qualified coaching and other staff and facilities as determined by the Rules governing Academies

•        guidelines to the Academy Player and parents on the best ways for them to contribute to the Academy Player’s football and personal development

•        educational support (in consultation with the Academy Player’s school) for the continued academic and personal development of the Academy Player

•        regular communication and reports to the Academy Player and parents on the Student’s progress

•        a Code of Conduct and Rules for its Academy

The Academy Player agrees to

•                  attend the Academy regularly and punctually, behave with self-discipline and give notice of and reasons for any absence

•                  practise the techniques and skills taught by the Academy and attempt to apply them in matches

•                  participate in football matches outside normal school hours only as specified by the Academy

•                  attend school regularly and punctually, complete school assignments and behave at school as at the Academy

•                  follow a lifestyle appropriate to development — spending leisure time positively; eating, drinking, relaxing and sleeping sensibly

•                  adhere to the Club’s Code of Conduct and Rules for its Academy

The Parents agree to

•                  encourage and help the Academy Player meet targets, including this Code of Conduct and the Club’s Code of Conduct and Rules for its Academy

•                  support the Academy Player without pressure, praise good work and refrain from criticising lapses

•                  set a good example to the Academy Player

•                  respect the opportunity given to the Academy Player and not approach or permit any other person to approach any other club during the currency of this registration except as allowed under the Rules governing Academies

•                  communicate with the Academy staff, keeping them informed about matters affecting the Academy Player

•                  permit the Academy Player to play only football matches outside normal school hours as specified by the Academy

•                  adhere to the Club’s Code of Conduct and Rules for its Academy

We, the undersigned, agree to the Academy Code of Conduct

Name

Football Club
Signature

Name

Academy Player
Signature

Name
Parents
Signature

Note: This Code of Conduct should be signed in quadruplicate, one copy being provided to the Academy Player, one to his parents, one being submitted to the League in accordance with Youth Development Rule 257 and the fourth being retained by the Club.

Appendix 12 512 Appendices to the Rules

REFEREE

Match Officials

National List of Referees

Season 2019/20

ADCOCK, JAMES Derbyshire
ATKINSON, MARTIN West Riding
ATTWELL, STUART Birmingham
BACKHOUSE, ANTHONY Cumberland
BANKES, PETER Liverpool
BOND, DARREN Lancashire
BOYESON, CARL East Riding
BRAMALL, THOMAS Sheffield and Hallamshire
BREAKSPEAR, CHARLES Surrey
BROOKS, JOHN Leicestershire and Rutland
BUSBY, JOHN Oxfordshire
COGGINS, ANTONY Oxfordshire
COOTE, DAVID Nottinghamshire
COY, MARTIN Durham
DAVIES, ANDY Hampshire
DEAN, MICHAEL Cheshire
DONOHUE, MATTHEW Manchester
DOUGHTY, LEIGH Lancashire
DRYSDALE, DARREN RAF
DUNCAN, SCOTT Northumberland
EDWARDS, MARC Durham
ELTRINGHAM, GEOFF Durham
ENGLAND, DARREN Sheffield and Hallamshire
FINNIE, WILL Bedfordshire
FRIEND, KEVIN Leicestershire and Rutland
GILLETT, JARRED Liverpool
HAINES, ANDY Durham
HAIR, NEIL Huntingdonshire
HANDLEY, DARREN Lancashire
HARRINGTON, TONY Durham
HICKS, CRAIG Surrey
HOOPER, SIMON Wiltshire
HORWOOD, GRAHAM Bedfordshire
HUXTABLE, BRETT Devon
ILDERTON, EDDIE Northumberland
JOHNSON, KEVIN Somerset
JONES, ROBERT Cheshire
JOYCE, ROSS North Riding
KAVANAGH, CHRISTOPHER Manchester
KETTLE, TREVOR RAF
KINSELEY, NICHOLAS Essex
LANGFORD, OLIVER Lancashire
LEWIS, ROBERT Shropshire
LININGTON, JAMES Hampshire
MADLEY, ANDREW West Riding
MARRINER, ANDRE Birmingham
MARSDEN, PAUL Lancashire
MARTIN, STEPHEN Staffordshire
MASON, LEE Lancashire
MOSS, JONATHAN West Riding
NIELD, TOM West Riding
OLDHAM, JAMES Derbyshire
OLDHAM, SCOTT Lancashire
OLIVER, MICHAEL Durham
PAWSON, CRAIG Sheffield and Hallamshire
POLLARD, CHRISTOPHER Suffolk
PROBERT, LEE Wiltshire
PURKISS, SAM London
ROBINSON, TIM Sussex
ROCK, DAVID Hertfordshire
SALISBURY, GRAHAM Lancashire
SALISBURY, MICHAEL Lancashire
SARGINSON, CHRISTOPHER Staffordshire
SCOTT, GRAHAM Berks and Bucks
SIMPSON, JEREMY Lancashire
SMITH, JOSH Bedfordshire
STOCKBRIDGE, SEBASTIAN Durham
STROUD, KEITH Hampshire
SWABEY, LEE Devon
TAYLOR, ANTHONY Cheshire
TIERNEY, PAUL Lancashire
TONER, BEN Lancashire
WARD, GAVIN Surrey
WEBB, DAVID Durham
WHITESTONE, DEAN Northamptonshire
WOOLMER, ANDY Northamptonshire
WRIGHT, PETER Liverpool
YATES, OLLIE Staffordshire
YOUNG, ALAN Bedfordshire

National List of Assistant Referees

Season 2019/20

AMEY, JUSTIN Dorset
AMPHLETT, MARVYN Worcestershire
ASPINALL, NATALIE Lancashire
ATKIN, ROBERT Lincolnshire
AVENT, DAVID North Riding
AYLOTT, ANDREW Bedfordshire
BARNARD, NICHOLAS Cheshire
BARTLETT, RICHARD Cheshire
BECK, SIMON Bedfordshire
BENNETT, SIMON Staffordshire
BENTON, DAVID Sheffield and Hallamshire
BESWICK, GARY Durham
BETTS, LEE Norfolk
BICKLE, OLIVER Derbyshire
BLUNDEN, DARREN Kent
BONNEYWELL, DAN Kent
BRISTOW, MATTHEW Manchester
BROWN, CONOR Lancashire
BROWN, STEPHEN Kent
BURT, STUART Northamptonshire
BUTLER, STUART Kent
BYRNE, GEORGE Suffolk
BYRNE, HELEN Liverpool
CANN, DARREN Norfolk
CHEOSIAUA, RAVEL Worcestershire
CLARK, JOE Staffordshire
CLAYTON, ALAN Cheshire
CLAYTON, SIMON Durham
COOK, DAN Hampshire
COOK, DANIEL Essex
COOPER, IAN Kent
COOPER, NICHOLAS Suffolk
CROPP, BARRY Lancashire
CROWHURST, LEIGH Sussex
CRYSELL, ADAM Northamptonshire
CUNLIFFE, MARK Liverpool
DA COSTA, ANTHONY Cambridgeshire
DABBS, ROBERT Army
DALLISON, ANDREW Nottinghamshire
DAVIES, NEIL London
DENTON, MICHAEL West Riding
DERMOTT, PHILIP Lancashire
DERRIEN, MARK Dorset
DESBOROUGH, MIKE Hampshire
DUDLEY, IAN Nottinghamshire
DUNCAN, MARK Cheshire
DWYER, MARK West Riding
EATON, DEREK Gloucestershire
FARMER, AARON Essex
FARRELL, CONOR London
FINCH, STEPHEN Army
FITCH-JACKSON, CARL Suffolk
FLYNN, JOHN RAF
FOLEY, MATT Hertfordshire
FORD, DECLAN Lincolnshire
FOX, ANDREW Birmingham
FREEMAN, LEE Sheffield and Hallamshire
FYVIE, GRAEME Durham
GANFIELD, RONALD Somerset
GARRATT, ANDREW Staffordshire
GEORGE, MICHAEL Norfolk
GILL, BHUPINDER Berks and Bucks
GOOCH, PETER Lancashire
GORDON, BARRY Durham
GRAHAM, PAUL Manchester
GRATTON, DANNY Staffordshire
GREENHALGH, NICK Lancashire
GRIFFITHS, MARK Birmingham
GRUNNILL, WAYNE East Riding
HANLEY, MICHAEL Liverpool
HARTY, THOMAS Birmingham
HATZIDAKIS, CONSTANTINE Kent
HENDLEY, ANDREW Birmingham
HILTON, GARY Lancashire
HOBDAY, PAUL Birmingham
HODSKINSON, PAUL Lancashire
HOLMES, ADRIAN West Riding
HOPTON, NICK Derbyshire

HOWICK, KEVIN Berks and Bucks
HOWSON, AKIL Leicestershire and Rutland
HUDSON, SHAUN Durham
HUNT, DAVID Nottinghamshire
HUNT, JONATHAN Liverpool
HUSBAND, CHRISTOPHER Worcestershire
HUSSIN, IAN Liverpool
HYDE, ROBERT Essex
ISHERWOOD, CHRIS Lancashire
JACKSON, OLIVER Kent
JONES, MARK Nottinghamshire
JONES, MATTHEW Staffordshire
KANE, GRAHAM Sussex
KARAIVANOV, HRISTO Nottinghamshire
KELLY, PAUL Kent
KENDALL, RICHARD Bedfordshire
KHAN, ABBAS Leicestershire and Rutland
KIDD, CHRISTOPHER Oxfordshire
KIRKUP, PETER Northamptonshire
LAVER, ANDREW Hampshire
LEACH, DANIEL Oxfordshire
LEDGER, SCOTT Sheffield and Hallamshire
LEE, MATTHEW Sussex
LENNARD, HARRY Sussex
LEWIS, SAM Bedfordshire
LIDDLE, GEOFFREY Durham
LISTER, PAUL Surrey
LONG, SIMON Cornwall
LUGG, NIGEL Sussex
MACKEY, OLIVER Leicestershire and Rutland
MAINWARING, JAMES Lancashire
MARKS, LOUIS Hampshire
MASKELL, GARRY Essex
MASSEY-ELLIS, SIAN Birmingham
MATTHEWS, ADAM Gloucestershire
MCDONOUGH, MICHAEL Northumberland
MCGRATH, MATTHEW East Riding
MELLOR, GARETH West Riding
MERCHANT, ROBERT Staffordshire
MEREDITH, STEVEN Nottinghamshire
MOORE, ANTHONY Manchester
MORRIS, KEVIN Herefordshire
MORRIS, RICHARD Gloucestershire
MULRAINE, KEVIN Cumberland
NEWHOUSE, PAUL Durham
NUNN, ADAM Wiltshire
OGLES, SAMUEL Hampshire
PARRY, MATTHEW Liverpool
PASHLEY, ALIX Derbyshire
PERRY, MARC Birmingham
PLANE, STEVEN Worcestershire
PLOWRIGHT, DAVID Nottinghamshire
POTTAGE, MARK Dorset
POWELL, CHRISTOPHER Dorset
RASHID, LISA Birmingham
READ, GREGORY Surrey
REES, PAUL Somerset
ROBATHAN, DANIEL Norfolk
ROSS, ALASDAIR London
RUSHTON, STEVEN Staffordshire
RUSSELL, GEOFFREY Northamptonshire
RUSSELL, MARK Somerset
SCHOLES, MARK Berks and Bucks
SHARP, NEIL Durham
SHAW, SIMON Gloucestershire
SIMPSON, JOE Manchester
SMALLWOOD, BILLY Cheshire
SMART, EDWARD Birmingham
SMEDLEY, IAN Derbyshire
SMITH, MATTHEW Leicestershire and Rutland
SMITH, MICHAEL Essex
SMITH, ROB Hertfordshire
SMITH, WADE Manchester
STOKES, JOSEPH Kent
STREET, DUNCAN West Riding
TAYLOR, CRAIG Staffordshire
TAYLOR, GRANT Birmingham
TRANTER, ADRIAN Dorset

TRELEAVEN, DEAN Hampshire
VALLANCE, JAMES Berks and Bucks
VENAMORE, LEE Kent
VICCARS, GARETH Berks and Bucks
WADE, CHRISTOPHER Hampshire
WADE, STEPHEN East Riding
WARD, CHRISTOPHER Sheffield and Hallamshire
WATERS, ADRIAN Hertfordshire
WEBB, MICHAEL Surrey
WEST, RICHARD East Riding
WHITAKER, RYAN London
WIGGLESWORTH, RICHARD Sheffield and Hallamshire
WILD, RICHARD Lancashire
WILDING, DARREN Worcestershire
WILKES, MATTHEW Birmingham
WILLIAMS, ANDREW Middlesex
WILLIAMS, OLLIE Worcestershire
WILSON, JAMES Manchester
WILSON, MARC Bedfordshire
WOOD, TIMOTHY Gloucestershire
WOODWARD, DANIEL Durham
WOODWARD, RICHARD Cheshire
YATES, PAUL Kent

ciation Memorandum & Articles of Asso

Memorandum of Association

No. 2719699

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED

1.                      The name of the Company is “THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED”.

2.                      The registered office of the Company will be situated in England.

3.                      The objects for which the Company is established are:

(a)                 to organise and manage under the jurisdiction of The Football Association a league of association football clubs to be known as “The Football Association Premier League” or such other name as the Company may from time to time adopt (“the Premier League”);

(b)                 to make, adopt, vary and publish rules, regulations and conditions for the management of the Premier League and matters relating thereto, and to take all such steps as shall be deemed necessary or advisable for enforcing such rules, regulations and conditions;

(c)                  to promote, provide for, regulate and manage all or any details or arrangements or other things as may be considered necessary or desirable for, or ancillary to, the comfort, conduct, convenience or benefit of football players and of the public or of any other persons concerned or engaged in or associated with the Premier League;

(d)                 to enter into television, broadcasting, sponsorship, commercial or other transactions of any kind in connection with the Premier League;

(e)                  to co-operate with The Football Association and the International Football Association Board in all matters relating to international competitions or relating to the laws of the game of association football and generally to adhere to and comply with the applicable rules and regulations of The Football Association;

(f)                   to carry out operations and to produce or deal with goods and to purchase or otherwise acquire, construct, lease, hold or deal with property, rights or privileges;

(g)                  to carry out any other transactions or things as can be advantageously carried on in connection with or ancillary to the Premier League or as may be calculated directly or indirectly to enhance the value of or render profitable any of the property or rights of the Company;

(h)                 to invest and deal with the monies of the Company not immediately required in any manner and hold and deal with any investment so made;

(i)                     to pay or to provide or to make arrangements for providing gratuities, pensions, benefits, loans and other matters and to establish, support, subsidise and subscribe to any institution, association, club, scheme, fund or trust;

(j)                    to raise or borrow money and to give security over the Company’s assets;

(k)                 to lend or advance money and to give credit and to enter (whether gratuitously or otherwise) into guarantees or indemnities of all kinds, whether secured or unsecured, and whether in respect of its own obligations or those of some other person or company;

(l)                     to pay or agree to pay all or any of the promotion, formation and registration expenses of the Company;

(m)             to contribute to or support any charitable, benevolent or useful object relating to association football, or participants therein;

(n)                 to do all other things to further the objects of the Company or as may be deemed incidental or conducive to the attainment of such objects or any of them.

It is hereby declared that (except where the context expressly so requires) none of the several paragraphs of this clause, or the objects therein specified, or the powers thereby conferred shall be limited by, or be deemed merely subsidiary or auxiliary to, any other paragraph of this clause, or the objects in such other paragraph specified, or the powers thereby conferred.

4.                              The liability of the members is limited.

5.                              The share capital of the Company is £100 divided into 99 Ordinary Shares of £1 each and 1 Special Rights Preference Share of £1.

We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number and class of shares taken by each subscriber

Rick N. Parry	22 Ordinary Shares
Chief Executive - F.A. Premier League
14 Dormer Close
Rowton
Chester CH3 7SA

R.H.G. Kelly	1 Special Rights Preference Share
Chief Executive - Football Association
16 Lancaster Gate
London W2 3LW
Dated the 22nd day of May 1992

Witness to the above signatures:
I.L. Hewitt	Graeme E.C. Sloan
Solicitor	Solicitor
65 Fleet Street	65 Fleet Street
London EC4Y 1HS	London EC4Y 1HS

Articles of Association

No. 2719699

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION of

THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED

(As amended by Special Resolution passed on 5 June 2019)

Interpretation

1.                              In these Articles:

“the Act” means the Companies Act 2006 including any statutory modification or reenactment thereof for the time being in force;

“the Articles” means the Articles of Association of the Company and reference to a number following the word “Article” is a reference to an article so numbered in the Articles;

“Association Football” means the game of football as played in accordance with the rules and regulations of, or adopted by, the Football Association;

“Audit and Remuneration Committee” means a committee convened by the Board under Article 51, comprised of three representatives of Clubs and the non- executive Directors in position from time to time;

“the Board” means the board of directors for the time being of the Company;

“Chair” means the person appointed as the Chair pursuant to Article 42 or any acting Chair appointed pursuant to Article 57.1;

“Club” means an Association Football club which is for the time being a Member;

“the Company” means the The Football Association Premier League Limited;

“clear days” in relation to the period of a notice means that period excluding the day for which the notice is given or on which it is to take effect but including the day when the notice is given or deemed to be given;

“Director” means a director of the Company;

“the Football Association” means The Football Association Limited;

“the Football Association Rules” means the rules and regulations for the time being of the Football Association;

“F.A Cup” means the Football Association Challenge Cup competition;

“the Football League” means The Football League Limited;

“Former Companies Acts” has the meaning set out in section 1171 of the Act;

“General Meeting” means any meeting of the Members and shall include for the purpose of the Articles (except where expressly stated) the annual general meeting and a separate class meeting of the holders of Ordinary Shares in the Company;

“the League” means the Association Football league managed by the Company and consisting of Association Football clubs which are from time to time Members;

“League Office” means the registered office for the time being of the Company;

“Member” means an Association Football club the name of which is entered in the register of Members as the holder of an Ordinary Share;

“the Memorandum” means the Memorandum of Association of the Company;

“Ordinary Share” means an ordinary share of £1 in the capital of the Company;

“Representative” means any director or the secretary of a Club or any person who has been authorised to act as the representative of a Club as referred to in Article 36.1;

“Resolution” means a resolution of the Company which has been passed at a General Meeting by a majority of Members as specified in Article 27 or a resolution of the Members passed pursuant to the provisions of Article 33;

“the Rules” means the rules of the League as made, adopted or amended from time to time pursuant to the provisions of Article 16;

“the Seal” means the common seal of the Company;

“Secretary” means the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“Special Share” means the one special rights preference share of £1 referred to in Article 3;

“the Special Shareholder” means the holder of the Special Share;

“Successor” means any manager, receiver, administrative receiver or liquidator appointed in any of the circumstances referred to in Article 10.1;

“the United Kingdom” means Great Britain and Northern Ireland; and

“written” or “in writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

A reference to a person includes a body corporate and an unincorporated body of persons.

Unless the context otherwise requires, words or expressions contained in the Articles bear the same meaning as in the Act but excluding any statutory modification or re-enactment thereof not in force when the Articles or the relevant parts thereof are adopted.

Headings

2.                              The headings in the Articles are for convenience only and shall not affect the interpretation of the Articles.

Share Capital

3.                              The authorised share capital of the Company at the date of adoption of the Articles is £100 divided into 99 Ordinary Shares and one special rights preference share of £1.

4.                              Subject to Article 12, an Ordinary Share shall only be issued, allotted or transferred to an Association Football club entitled, pursuant to the Articles and the Rules, to be a Member and such club shall, on issue, allotment or transfer to it of an Ordinary Share, become a Member.

5.                              No person shall be entitled to be a Member unless that person is:

5.1               a company limited by shares formed and registered in England and Wales under the Act; or

5.2               a company limited by shares formed and registered in England and Wales under any of the Former Companies Acts; or

5.3               any other person which the Board may determine, in its discretion, shall be entitled to be a Member.

6.                              No member shall be entitled to own, or have a beneficial interest in, more than one Ordinary Share.

The Special Share

7.1                       The Special Share may only be issued to and held by the Football Association.

7.2                       Notwithstanding any provision in the Articles or the Rules to the contrary, each of the following matters shall be deemed to be a variation of the rights attaching to the Special Share and shall accordingly be effective only with the consent in writing of the Special Shareholder and without such consent shall not be done or caused to be done:

7.2.1     the amendment, or removal, or the alteration of the effect of (which, for the avoidance of doubt, shall be taken to include the ratification of any breach of) all or any of the following:

(a)         the objects of the Company set out in clause 3 of the Memorandum;

(b)         in Article 1 the definition of “Special Share” or “the Special Shareholder”;

(c)          Article 4 (issue of Ordinary Shares);

(d)         this Article 7 (rights attaching to the Special Share);

(e)          Article 42 (number of Directors);

(f)           Article 44 (appointment and re-appointment of Directors);

(g)          Article 80 (adherence to the Football Association Rules); and

(h)         Articles 81 and 82 (winding-up);

7.2.2     any change of the name of the Company;

7.2.3     the variation of any voting rights attaching to any shares in the Company; and

7.2.4     the making and adoption of or any amendment to, removal of or waiver of any of the provisions of the Rules which relate to:

(a)         the name of the League;

(b)         the number of Members and promotion to and relegation from the League;

(c)          the criteria for membership of the League;

(d)         the arranging of fixtures on or prior to specified international match dates and commitment to support the Football Association in relation to international matches;

(e)          the obligation of each Club to enter the F.A. Cup;

(f)           the ownership of more than one club; or

(g)          any rules common to the League and the Football League.

7.3               The Special Shareholder shall have all the rights of a Member in relation to receiving notice of, and attending and speaking at General Meetings and to receiving minutes of General Meetings. The Special Shareholder shall have no right to vote at General Meetings.

7.4               On any distribution of capital on a winding up of the Company, the Special Shareholder shall be entitled to repayment of the capital paid up or treated for the purposes of the Act or the Insolvency Act 1986 as paid up on the Special Share in priority to any repayment of capital to any Member. The Special Share shall carry no other right to participate in the capital, and no right to participate in the profits, of the Company.

Share Certificates

8.1               Every Club, upon being registered as the holder of an Ordinary Share, shall be entitled without payment to one certificate for the Ordinary Share so held. Every certificate shall be executed in accordance with the Act and shall specify the distinguishing number of the Ordinary Share to which it relates and the amount paid up thereon.

8.2               If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating such evidence as the Board may determine but otherwise free of charge, and (in the case of defacement or wearing-out of the share certificate) subject to delivery up of the old certificate.

Transfer of Shares

9.1               The instrument of transfer of an Ordinary Share may be in any usual form or in any other form which the Board may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

9.2               The Board shall refuse to register the transfer of an Ordinary Share to a person who is not entitled, pursuant to the Articles or the Rules, to be a Member.

9.3               The Board may also refuse to register the transfer of an Ordinary Share unless:

9.3.1                     the instrument of transfer relating thereto is lodged at the League Office or at such other place as the Board may appoint and is accompanied by the certificate for the Ordinary Share to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; and

9.3.2                     it is in respect of only one Ordinary Share.

10.1        If a Member

10.1.1              enters into a Company Voluntary Arrangement pursuant to Part 1 of the Insolvency Act 1986 (“the 1986 Act” which expression shall include any statutory modification or re-enactment thereof for the time being in force) or a compromise or arrangement with its creditors under Part 26 of the Act, or it enters into any compromise agreement with its creditors as a whole; or

10.1.2              lodges, or its shareholders or directors lodge, a Notice of Intention to Appoint an Administrator or a Notice of Appointment of an Administrator at the Court in accordance with paragraphs 26 and 29 of Schedule B1 to the 1986 Act or it or its shareholders or directors make an application to the Court for an Administration Order under paragraph 12 of Schedule B1 to the 1986 Act or where an Administrator is appointed or an Administration Order is made in respect of it (“Administrator” and “Administration Order” having the meanings attributed to them respectively by paragraphs 1 and 10 of Schedule B1 to the 1986 Act); or

10.1.3              has an Administrative Receiver (as defined by section 251 of the 1986 Act) or a Law of Property Act Receiver (appointed under section 109 of the Law of Property Act 1925) or any Receiver appointed by the Court under the Senior Courts Act 1981 or any court appointed Receiver or any other Receiver appointed over any of its assets which, in the opinion of the Board, are material to the Club’s ability to fulfill its obligations as a Member; or

10.1.4              has its shareholders pass a resolution pursuant to section 84(1) of the 1986 Act to voluntarily wind it up; or

10.1.5              has a meeting of its creditors convened pursuant to section 95 or section 98 of the 1986 Act; or

10.1.6              has a winding up order made against it by the Court under section 122 of the 1986 Act or a provisional liquidator is appointed over it under section 135 of the 1986 Act; or

10.1.7              ceases or forms an intention to cease wholly or substantially to carry on its business save for the purpose of reconstruction or amalgamation otherwise in accordance with a scheme of proposals which have previously been submitted to and approved in writing by the Board; or

10.1.8              enters into or is placed into any insolvency regime in any jurisdiction outside England and Wales which is analogous with the insolvency regimes detailed in Articles 10.1.1 to Articles 10.1.6 hereof, then the Board may at any time thereafter by notice in writing call upon the relevant Successor to transfer the Ordinary Share held by such Member to such person as the Board shall direct at a price of £1 and on receipt of such notice the Member shall thereupon cease to be entitled to be a Member of the League.

10.2        If any Member shall cease to be entitled to be a member of the League pursuant to the provisions of the Rules, then that Member, shall, on receiving notice in writing from the Board to that effect, transfer its Ordinary Share to such person as the Board shall direct at a price of £1.

10.3        Any Member ceasing to be entitled to be a member of the League as referred to in Article 10.1 or 10.2 shall, as from the date of receiving the notice therein referred to, have no rights in relation to the Ordinary Share held by it save in relation to Articles 81 and 82.

10.4        If any Member or its Successor (as the case may be) shall fail to transfer such Member’s Ordinary Share in accordance with and within seven days of the notice in writing by the Board calling for the transfer of the same, the Board may authorise any Director to execute a transfer thereof in favour of a person entitled to be a member of the League and a transfer so executed shall be as valid and effective as if the same had been executed by the Member or its Successor (as the case may be) and the transferee shall be entered into the register of Members as the holder of such Ordinary Share accordingly.

10.5        On registration of the transfer of an Ordinary Share held by a Member, executed by such Member, its Successor or any Director (as the case may be) pursuant to the provisions of this Article 10, the Member shall cease to be a Member.

11.1        No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any Ordinary Share.

11.2        If the Board refuses to register a transfer of an Ordinary Share, the Board shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal.

11.3        The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

Excess Shares

12.1          In the event that the maximum number of Association Football clubs entitled to be members of the League in accordance with the Articles or the Rules is less than the number of Ordinary Shares then in issue then, unless the excess of such Ordinary Shares shall be purchased by the Company or otherwise redeemed in accordance with the provisions of the Act, such excess Ordinary Shares shall be transferred to and be registered in the name of the Secretary and, whilst so registered, such Ordinary Shares shall carry no voting, dividend or other rights, including on any winding up of the Company.

12.2          On any change of the Secretary, any Ordinary Shares so registered in the name of the Secretary shall forthwith be transferred into the name of the person holding such office following such change and in the event that such shares shall not be so transferred within fourteen days of the change of the Secretary, the Board may authorise any Director to execute a transfer of such shares in favour of the Secretary for the time being of the Company and a transfer so executed shall be as valid and effective as if the same had been executed by the holder of such shares and the transferee Secretary shall be entered in the register as the holder of such Ordinary Shares accordingly.

Alteration of Share Capital

13.                 The Company may by Resolution cancel Ordinary Shares which, at the date of the passing of the Resolution, have not been issued and allotted or agreed to be issued and allotted to any Association Football club entitled thereto and diminish the amount of its share capital by the amount of the shares so cancelled.

14.                 Subject to the provisions of the Act, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account.

Purchase of Own Shares

15.                 Subject to the provisions of the Act, the Company may purchase its own shares (including any redeemable shares) and make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

Rules

16.1          The Company may by Resolution make and adopt and from time to time amend the Rules for the purpose of regulating all matters affecting the organisation and management of the League to the extent not provided for in, and so far as the same do not conflict with, the provisions of the Articles.

16.2          Unless otherwise stated in the Articles or the Rules, the provisions of the Articles shall prevail in the event of any conflict with any of the provisions of the Rules.

General Meetings

17.1          A General Meeting may be convened by the Board at any time.

17.2          If there are at any time less than two Directors then a continuing Director or the Secretary may convene a General Meeting for the purposes referred to in Article 57.1.

17.3          The Board shall convene each year at approximately quarterly intervals not less than four General Meetings (to include an annual general meeting) to be held at such time and at such place as the Board shall determine.

17.4          The Board (and if there are less than two Directors, a continuing Director or the Secretary) shall on receipt by the Company of the requisition to that effect from two or more Members forthwith proceed to convene a General Meeting (other than an annual general meeting) for a date not later than:

17.4.1              twenty eight clear days after the receipt of such requisition if it is signed by less than two thirds in number of the Members; or

17.4.2              fourteen clear days after the receipt of such requisition if it is signed by two thirds or more in number of the Members; or

17.4.3              twenty one clear days after receipt of such requisition if the meeting is for any of the purposes referred to in Articles 18.1.2, 18.1.3, or 18.1.4.

Notice of General Meetings(1)

18.1         At least twenty one clear days’ notice in writing shall be given for:

18.1.1              any annual general meeting;

18.1.2              any meeting at which it is proposed to pass a special resolution or an elective resolution;

18.1.3              any meeting at which it is proposed to pass a Resolution appointing a person as a Director; and

18.1.4              any meeting at which it is proposed to make, adopt or amend the Rules.

18.2          At least fourteen clear days’ notice in writing shall be given for any other General Meeting.

19.                 The notice of a General Meeting shall specify the time and place of the meeting, the general nature of the business to be transacted and shall include a statement that a Member entitled to attend and vote is entitled to appoint one or two proxies to attend and vote instead of that Member and that a proxy need not also be a Member and, in the case of an annual general meeting, shall specify the meeting as such.

20.                 Notice of any General Meeting shall be given to the Special Shareholder, all the Members, any Successor of a Member and to each Director and the auditors.

21.                 The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any member or person entitled to receive notice shall not invalidate the proceedings at that meeting.

Proceedings at General Meetings

22.                 No business shall be transacted at any General Meeting unless a quorum is present. Save as otherwise provided in these Articles, two thirds in number of the Members shall constitute a quorum for all purposes.

(1)    By elective resolution passed at a General Meeting of Shareholders held on 3rd December 1998 it was resolved that the provisions of Section 369(4) and Section 378(3) of the Companies Act 1985 (as amended by the Companies Act 1989) are to have effect in relation to the Company as if, for the references, in those sections, to 95%, there were substituted references to 90%.

Accordingly any agreement of the members to the calling of a general meeting on short notice (Section 369) or to consider a special resolution at a General Meeting on short notice, requires the agreement of a majority of 90% (rather than 95%) in number, of the members having the right to attend and vote at a meeting.

23.                 If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the notice of the meeting shall be deemed to be, and the meeting shall be, cancelled.

24.                 The Chair, or, in his or her absence, a Director shall preside as chair of the meeting. If none is willing to act as chair, or if not present within fifteen minutes after the time appointed for holding the meeting, the Members present shall elect another Director or one of the Representatives of a Member who is present to be the chair of the meeting.

25.                 Notwithstanding that he is not a Member, a Director shall be entitled to attend and speak at any General Meeting.

26.                 The chair of the meeting may, with the consent of a General Meeting at which a quorum is present (and shall, if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for thirty days or more notice shall be given in accordance with Article 18 specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

27.                 Except where the Act specifies that a particular resolution of the Company requires a greater majority, two-thirds of such Members who are present and who vote by their Representative or by proxy at a General Meeting of which notice has been duly given shall be required for the passing of all resolutions of the Company.

28.                 A resolution put to the vote of a General Meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, a poll is duly demanded. Subject to the provisions of the Act, a poll may be demanded:

28.1                        by the chair of the meeting; or

28.2                        by at least two Members,

and a demand by a person as Representative of or proxy for a Member shall be the same as a demand by the Member.

29.                 Unless a poll is duly demanded, a declaration by the chair of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost, or not carried by a particular majority, and an entry to that effect in the minutes of the General Meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

30.                 The demand for a poll may, before the poll is taken, be withdrawn, but only with the consent of the chair of the meeting and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

31.                 A poll shall be taken as the chair of the meeting directs and he or she may fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

32.1          A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chair of the meeting directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

32.2          No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days’ notice shall be given specifying the time and place at which the poll is to be taken.

33.                 In accordance with the Act, a resolution in writing signed on behalf of two thirds of the Members by a Representative of each of them shall be as valid and effective as if it had been passed at a General Meeting duly convened by notice appropriate thereto and held, except where the Act specifies that a particular resolution of the Company requires a greater majority, in which case a resolution in writing signed on behalf of such greater majority of the Members by a Representative of each of them shall be as valid and effective as if it had been passed at a General Meeting duly convened by notice appropriate thereto and held. Any such resolution may consist of several documents in the like form each signed on behalf of one or more of the Members by a Representative of each of them.

Votes of Members

34.                 Every Member present at a General Meeting by a Representative or proxy shall have one vote whether on a show of hands or on a poll.

35.                 No objection shall be raised to the qualification of any Representative or proxy except at the General Meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chair of the meeting whose decision shall be final and conclusive.

Representatives

36.1          Any director or the secretary of a Club shall be entitled to act as the Representative of the Club at, and for all the purposes of business at, any General Meeting. A Club may separately or additionally, by resolution of its directors, authorise any of its employees as it thinks fit (not being a director or the secretary as aforesaid) to act as the Representative of the Club at any General Meeting. The Board may require reasonable evidence of any such authorisation.

36.2          A Representative shall be entitled to exercise all the powers of a Member for whom he acts as Representative.

36.3          Each Club shall, on becoming a Member, or when so requested by the Secretary, give notice to the Secretary, setting out, in such order or priority as the Club shall determine, details of each of its directors, secretary and any employee who has been authorised by the Club to act as its Representative at General Meetings and shall from time to time send to the Secretary details of any changes in such persons.

36.4          A Representative shall be entitled to attend and where appropriate vote at a General Meeting notwithstanding that the member of which he is the Representative has appointed a proxy to attend the same.

Proxies

37.1          An instrument appointing a proxy shall be in writing, signed on behalf of the Member by one of its directors or its secretary or any of the Member’s employees authorised by the Member to sign the same and shall be in the usual common form or in such form as the Board shall approve.

37.2          Unless otherwise indicated on the instrument appointing the proxy, the proxy may vote or abstain from voting as such proxy shall think fit.

38.                 The instrument appointing a proxy and (where such instrument is not signed by a director or the secretary of a Member) a copy of the authority under which it is signed shall be in writing and shall:

38.1                        be deposited at the League Office or with the Secretary no later than 48 hours prior to the time appointed for the commencement of the General Meeting which the person or persons named in the instrument propose to attend unless otherwise specified in the notice convening such General Meeting; or

38.2                        in the case of a poll taken more than forty eight hours after it is demanded, be deposited as aforesaid after the poll has been demanded and before the time appointed for the taking of the poll; or

38.3                        where the poll is not taken forthwith but is taken not more than forty eight hours after it was demanded, be delivered at the General Meeting at which the poll was demanded to the chair of the meeting or to the Secretary.

39.                 The chair of the meeting may in his or her discretion permit the appointment of a proxy other than as provided herein if the circumstances arise which prevent a Member attending a General Meeting.

Voting

40.1          A maximum of two Representatives or proxies of a Club shall be entitled to attend General Meetings but, in the event that more than one of such Representatives or proxies shall attend then, whilst such Representatives or proxies shall be entitled to speak, only the Representative present who is senior in order of priority in the notice referred to in Article 36.3 or, (if no Representative but more than one proxy is present), only the first named proxy shall be entitled to vote at such General Meeting on behalf of the Club.

40.2          Unless otherwise agreed by the Board or by a majority of the Members present at any General Meeting, no other Representative, proxy or any other person representing a Club shall be entitled to attend General Meetings and in any event such person, shall not be entitled to speak thereat unless invited to do so by the chair of the meeting.

41.                 A vote given or poll demanded by the Representative or proxy of a Member shall be valid notwithstanding the previous termination of the authority of the person voting or demanding a poll unless notice of such termination was received by the Company at the League Office (or at such other place at which the instrument of proxy was duly deposited) before the commencement of the General Meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the General Meeting or adjourned meeting) the time appointed for taking the poll.

Number and Appointment of Directors

42.                 The Board shall consist of not less than two Directors one of whom shall be the Chair and one of whom shall be the chief executive.

43.                 A Director need not hold any shares of the Company to qualify him as a Director but he shall be entitled to attend and speak at all General Meetings.

44.                 No person shall be appointed or re-appointed as Chair or as a Director except pursuant to a Resolution and unless:

44.1                        such person is proposed by the Board and notice of intention to propose such person is included in the notice of the General Meeting at which the Resolution is to be proposed; or

44.2                        where the General Meeting has already been convened, not less than fourteen and, where the General Meeting has not already been convened, not less than twenty two and, in any case not, more than thirty five clear days before the date appointed for a General Meeting, a notice signed by a Member has been given to the Company of the intention to propose that person for appointment or re-appointment; and

44.3                        in each case, appointment or re-appointment has been or is endorsed by the Special Shareholder (such endorsement not to be unreasonably withheld, refused or delayed).

45.                 The terms and conditions relating to the appointment or re-appointment of (including the remuneration and other terms and conditions of service of) the Chair or any other Director, shall be determined by the Audit and Remuneration Committee.

46.                 Subject to the requirements of the Act, and without prejudice to any claim or rights in respect of any breach of contract between the Company and such person, the Members may by Resolution terminate the appointment of the Chair or of any Director (as the case may be).

Powers of the Board

47.                 Subject to the Memorandum and the Articles the affairs of the Company shall be managed by the Board subject always to any directions from time to time given and any policy resolved upon by the Members in General Meeting.

48.                 The Board shall:

48.1                        manage the affairs of the Company including the operation of the League and the operation and implementation of the Rules;

48.2                        exercise all powers of the Company but subject always to such powers of supervision and policy direction as the Members in General Meeting may from time to time exercise or give;

48.3                        take such executive steps as it considers necessary to give effect to any policy resolved upon by the Members in General Meeting;

48.4                        make such recommendations to the Members on such matters of importance to the Company as it considers appropriate; and

48.5                        subject to the provisions of the Articles and the Act, determine any and all matters of procedure to be followed by the Company.

49.                 The Board shall not in relation to any dealings relating to television, broadcasting, sponsorship or like transactions or other matters materially affecting the commercial interests of the Members enter into any contract or agreement or conduct themselves in any way as would bind the Company to any contract or agreement without the prior authority or approval by Resolution of the Members.

50.                 No alteration of the Memorandum or the Articles nor any direction of the Members shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given.

Delegation of the Board’s Powers

51.                 Subject to the Articles, the Directors may delegate any of the powers which are conferred on them under the Articles and which are not specifically reserved to the Directors only:

51.1               to such person or committee;

51.2               by such means (including by power of attorney);

51.3                 to such an extent;

51.4                 in relation to such matters or territories; and

51.5                 on such terms and conditions,

as they think fit.

52.                 If the Directors so specify, any such delegation may authorise further delegation of the Directors’ powers by any person to whom they are delegated. The Directors may revoke any delegation in whole or part, or alter its terms and conditions.

53.                 Committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern decision making by Directors.

54.                 Subject always to Article 53, the Directors may make rules solely in relation to procedure for all or any committees, which prevail over rules of procedure derived from the Articles if they are not consistent with them.

Borrowing Powers

55.                 The Board may with the prior approval or authority of a Resolution exercise all the powers of the Company to borrow or raise money and to mortgage or charge its assets and, subject to Section 80 of the Act, to issue debenture stock and other debt securities as security for any debt, liability or obligation of the Company or of any third party.

Disqualification and Removal of Directors

56.                 The office of a Director shall be vacated upon the happening of any of the following events:

56.1                        if he resigns his office by notice in writing under his hand to the Secretary sent to or left at the League Office;

56.2                        if he becomes bankrupt or makes any arrangement or composition with his creditors generally;

56.3                        if he is, or may be, suffering from mental disorder and either:

56.3.1              he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1984; or

56.3.2              an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs;

56.4                        if he dies;

56.5                        if he ceases for any cause to hold office as Chair or chief executive; or

56.6                        if he ceases to be a Director by virtue of any provision of the Act or becomes prohibited bylaw from being a director.

57.1          In the event of a vacancy occurring on the Board, the continuing Director(s) shall forthwith convene a General Meeting for the purpose of appointing a Director to fill that vacancy and may appoint as a Director a person who is willing to act including as acting Chair. An acting Director so appointed shall hold office until the General Meeting convened as aforesaid shall be held and if not reappointed thereat shall vacate office at the conclusion thereof.

57.2          Pending such General Meeting an acting Chair or other Director (as the case may be) appointed as aforesaid shall be treated as and shall have all the powers and duties of the Chair or Director (as the case may be) for all the purposes of the Articles.

Directors’ Expenses

58.                 A Director and any person appointed by the Board under Article 51 may be paid all reasonable travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the Board or otherwise in connection with the discharge of their duties.

Directors’ Interests

59.                 Subject to the provisions of the Act and provided that he has disclosed to the Members the nature and extent of any material interest which he has, and obtained the consent of the Members by Resolution, a Director notwithstanding his office:

59.1                        may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

59.2                        may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

59.3                        shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

60.                For the purpose of Article 59:

60.1                        a general notice given to the Members that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

60.2                        an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Proceedings of the Board

61.                 Subject to the provisions of the Articles and the Rules, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board. Any question arising at a meeting of the Board on which the Directors are not unanimous shall be referred to the Members at the next General Meeting.

62.                 The quorum for the transaction of the business of the Board shall be whichever number is required for a majority of Directors to be in attendance.

63.                 If the number of Directors is less than two, the continuing Director may act only for the purpose of calling a General Meeting or for the purposes referred to in Article 57.1.

64.                 The Chair shall be the chair of all meetings of the Board or in his or her absence one of the Directors present.

65.                 All acts done by a meeting of the Board, or by a person acting as a Director (as provided by the Articles) shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of the Director or such other person or that any of them was disqualified from holding office, or if a Director, had vacated office, or was not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and, if a Director, had continued to be a Director and had been entitled to vote.

66.                 A resolution in writing signed by the Directors shall be as valid and effective as if it had been passed at a meeting of the Board and may consist of several documents in the like form each signed by one of the Directors.

67.                 Without prejudice to Article 66, a meeting of the Board may consist of a conference between the Directors who are not in one place, but where each is able (directly or by telephonic communication) to speak to the other, and to be heard by the other simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. In relation to any meeting of the Board reference to the word “meeting” in the Articles shall be construed accordingly.

68.                 Unless authorised by a Resolution to do so, a Director shall not vote at any meeting of the Board or on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company but shall nevertheless be counted in the quorum of Directors present at that meeting.

Secretary

69.                 Subject to the provisions of the Act, the Secretary shall be appointed by the Board subject to ratification by the Members in General Meeting for such term, at such remuneration and upon such terms and conditions as the Board thinks fit and any Secretary so appointed may be removed by the Board or by Resolution of the Members.

Minutes

70.                 The Board shall cause minutes to be made in books kept for the purpose of all proceedings at General Meetings, of all Resolutions passed by the Members and of all meetings of the Board, including the names of the Directors present at each of such Board meetings. The Board shall cause all such minutes to be circulated to Members within fourteen days of the date of any such meeting.

Execution of Documents

71.                 The Seal shall only be used pursuant to the authority of the Board. The Board may determine who shall sign any instrument to which the Seal is affixed and unless otherwise so determined it shall be signed by the two Directors or one Director and the Secretary. Any document signed by two Directors or one Director and the Secretary or one Director in the presence of a witness who attests the signature and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the Seal.

Dividends

72.1          No dividend shall be declared or paid in respect of any share except pursuant to a Resolution in General Meeting.

72.2          For the avoidance of doubt, Article 72.1 shall not affect the provisions relating to payments to Members in respect of broadcasting or sponsorship or other income received by the Company which shall be as laid down from time to time in the Rules and which shall be implemented by the Board in accordance with the Rules.

Accounts

73.                 No member or other person has any right to inspect any accounting record or book or document of the Company unless:

73.1                        he is entitled by law;

73.2                        he is authorised to do so by the Board; or

73.3                        he is authorised to do so by a Resolution.

Notices

74.1          A notice calling a meeting of the Board need not be in writing.

74.2          Any other notice to be given to or by any person pursuant to the Articles shall be in writing.

75.                 Any notice or other document may be served or delivered by the Company on or to any Member or any Director either personally, or by sending it by post addressed to the Member or Director at his registered address or by facsimile transmission or electronic mail or other instantaneous means of transmission to the number or other transmission address or identification provided by the Member or the Director for this purpose, or by leaving it at its registered address addressed to the Member or the Director, or by any other means authorised in writing by the Member or Director concerned.

76.                 Any notice or other document, which is sent by post, shall be deemed to have been served or delivered twenty four hours after posting and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document left at a registered address otherwise than by post, or sent by facsimile transmission or electronic mail or other instantaneous means of transmission, shall be deemed to have been served or delivered when it was left or sent.

77.                 Without prejudice to the provisions of Article 76 relating to service or delivery of any notice or document any notice or document not posted or delivered personally shall also be confirmed by sending or delivering a copy thereof by post or personally as provided in Article 75 but so that, in any such case, the accidental omission to so post or serve the same or non receipt of the same shall not invalidate the due service or delivery of the notice or other document in question.

78.                 A Member present, either by Representative or by proxy, at any General Meeting shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

79.                 A notice may be given by the Company to a Successor of a Member in consequence of the insolvency, administration or receivership of a Member, by sending or delivering it, in any manner authorised by the Articles for the giving of notice to a Member, addressed to the Member by name or to the Successor at the address, if any, within the United Kingdom supplied for that purpose by the Successor. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the insolvency, administration or receivership had not occurred.

Rules of The Football Association

80.                 The Company shall adhere to and comply with the Football Association Rules.

Winding Up

81.                 On the winding-up of the Company the surplus assets shall be applied first, in repaying to the Members the amount paid on their shares respectively and, if such assets shall be insufficient to repay the said amount in full, they shall be applied rateably.

82.                 If the surplus assets shall be more than sufficient to pay to the Members the whole amount paid upon their shares, the balance shall be paid over to The Football Association Benevolent Fund or to such other charitable or benevolent object connected with Association Football as shall be determined by Resolution at or before the time of winding-up and approved by The Football Association.

Indemnity

83.                 Subject to the provisions of the Act, but without prejudice to any indemnity to which a Director may otherwise be entitled, every Director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

Miscellaneous

Points Based System

Governing Body Endorsement Requirements for Players

2019/2020 Season

Introduction

The purpose of this document is to explain how football clubs in England and Welsh clubs with membership of the Premier League or English Football League seek to obtain Governing Body Endorsements (where necessary) from The FA for individual players under Tiers 2 (Sportsperson) and 5 (Temporary Worker — Creative and Sporting) of the Home Office Points Based System (“PBS”) for the 2019/2020 season.

Unless otherwise defined, capitalised terms are given the meanings set out in the Glossary.

Consultation

The criteria set out in this document have been agreed by the Home Office following consultation between the Stakeholders.

Duration

The criteria set out in this document will apply for the 2019/2020 season and will be effective from 1 May 2019 through to 30 April 2020. The criteria will be reviewed in early 2020 in order that revised criteria may be issued by 1 May 2020 to operate for season 2020/21.

Glossary

Aggregated FIFA World Rankings means the aggregated rankings list for senior men’s international teams over the Reference Period that are published by The FA on a monthly basis following publication of the FIFA World Rankings. This list is available on www.thefa.com.

Available Minutes means the total number of minutes (excluding any periods(s) of injury or added time) played by the player’s club in its domestic league competition. For the avoidance of doubt, all minutes played by a club in competitions other than its domestic league competition are to be excluded.

Certificate of Sponsorship means a certificate assigned to a non-EU/EEA player by a club following the granting of a GBE for that player by The FA. Such a certificate will quote a unique reference number that links to information held by the Home Office about the individual’s job and personal details.

Competitive International Match means any match played in the following tournaments:

•        FIFA World Cup Finals;

•        FIFA World Cup Qualifying Groups;

•        FIFA Confederations Cup; and

•        Continental Cup Qualifiers and Finals, including but not limited to:

•        UEFA European Championships and Qualifiers;

•        UEFA Nations League;

•        CAF African Cup of Nations and Qualifiers;

•        AFC Asia Nations Cup and Qualifiers;

•        CONCACAF Gold Cup;

•        CONCACAF Copa Caribe;

•        UNCAF Nations Cup;

•        CONMEBOL Copa America; and

•        OFC Nations Cup.

Continental Competition means any of the following tournaments:

•        the UEFA Champions League;

•        the UEFA Europa League; and

•        the Copa Libertadores de América.

Cumulative Total Score means the cumulative total of any points that a player may score under the Part A objective criteria added to the points that a player may score under the Part B objective criteria (as set out in Appendix 1). For the avoidance of doubt, Cumulative Total Score shall not include any points that have been duplicated across Part A and Part B.

FIFA means the Fédération Internationale de Football Association.

FIFA World Rankings means the rankings for senior international men’s teams published on the FIFA website (these rankings can currently be found at http://www.fifa.com/fifa-world-ranking/ranking-table/men/).

Governing Body Endorsement or GBE means an endorsement issued by The FA to a club for a non-EU/EEA elite player who is internationally established at the highest level, whose employment will make a significant contribution to the development of football at the highest level in England.

Home Associations means The Scottish Football Association, the Football Association of Wales and The Irish Football Association.

Home Office means the department of the UK government responsible for immigration, counter-terrorism, police, drugs policy, and related science and research.

National Association means a football association that is a member of and recognised by FIFA.

Qualifying Transfers means all transfers to Premier League clubs in the previous season in respect of players submitted on Premier League squad lists. The Qualifying Transfers value will be provided by The FA directly to The Premier League and The English Football League prior to each season and will remain in force for the duration of that season.

Qualifying Wages means the basic wages paid to the top 30 earners in each Premier League club at the end of the season prior to the date of the application. The value of Qualifying Wages will be provided by The FA directly to The Premier League and The English Football League prior to each season and will remain in force for the duration of that season.

Reference Period means the twenty four (24) month period immediately preceding the date of the application for a Governing Body Endorsement unless the player is twenty one (21) or under at the time of the application for a Governing Body Endorsement when the reference period is reduced to the immediately preceding twelve (12) month period.

Relevant Interested Parties means an appropriate representative of the either The Premier League or The English Football League (depending on the league in which the player plays) and the Professional Footballers’ Association.

Required Percentage means:

•        for National Associations ranked between 1 and 10 of the Aggregated FIFA World Rankings, 30% and above;

•        for National Associations ranked between 11 and 20 of the Aggregated FIFA World Rankings, 45% and above;

•        for National Associations ranked between 21 and 30 of the Aggregated FIFA World Rankings, 60% and above; and

•        for National Associations ranked between 31 and 50 of the Aggregated FIFA World Rankings, 75% and above.

Secondary League means:

•        the 2 European leagues which are not Top Leagues but provide the next most players to the top twenty (20) squads in the Aggregated FIFA World Rankings at the relevant point in time; and

•        the Central and South American league which is not a Top League but which provides the third most players to the top twenty (20) squads in the Aggregated FIFA World Rankings at the relevant point in time.

A list setting out the Secondary Leagues will be published on The FA website prior to each season and this list will remain in place for the duration of the season.

Secondary Percentage means:

•        for National Associations ranked between 1 and 10 of the Aggregated FIFA World Rankings, 25% and above;

•        for National Associations ranked between 11 and 15 of the Aggregated FIFA World Rankings, 30% and above;

•        for National Associations ranked between 16 and 20 of the Aggregated FIFA World Rankings, 40% and above;

•        for National Associations ranked between 21 and 25 of the Aggregated FIFA World Rankings, 45% and above;

•        for National Associations ranked between 26 and 30 of the Aggregated FIFA World Rankings, 55% and above;

•        for National Associations ranked between 31 and 50 of the Aggregated FIFA World Rankings, 60% and above; and

•        for National Associations ranked between 51 and 60 of the Aggregated FIFA World Rankings, 75% and above.

Sponsor means a Premier League or English Football League club which has satisfied the Home Office criteria to assign Certificates of Sponsorship.

Stakeholders means The FA, The Premier League, The English Football League, The Professional Footballers’ Association and the Home Associations.

The English Football League means The English Football League Limited, a company incorporated in England and Wales with registered number 00080612 and whose registered office is at 10 – 12 West Cliff, Preston, PR1 8HU.

The FA means The Football Association Limited, a company incorporated in England and Wales with registered number 00077797 and whose registered office is at Wembley Stadium, Wembley, London HA9 0WS, designated for these purposes as the “recognised governing body” which shall be represented by the Head of Player Status and Competitions or their nominee.

The Premier League means The Football Association Premier League Limited, a company incorporated in England and Wales with registered company number 02719699 and whose registered office is at 30 Gloucester Place, London W1U 8PL.

The Professional Footballers’ Association means The PFA, a company incorporated in England and Wales with registered company number 01088411 and whose registered office is at 20 Oxford Court, Manchester M2 3WQ.

Top League means:

•        the six (6) European leagues which provide the most players to the top 20 squads in the Aggregated FIFA World Rankings at the relevant point in time; and

•        the two (2) Central and South American leagues which provide the most players to the top twenty (20) squads in the Aggregated FIFA World Rankings at the relevant point in time.

A list setting out the Top Leagues will be published on The FA website www.thefa.com prior to each season and this list will remain in place for the duration of the season.

Transfer Fee means the fixed, guaranteed element of a transfer fee (if applicable) and is taken from the transfer fee submitted by the club to The FA. For the avoidance of doubt, free transfers, players for whom the transfer fee consists of only training compensation and swap or multi-player deals are to be disregarded when calculating the transfer fee.

Unavailable for Selection means the player was not available to play due to injury or suspension and written evidence supporting this, setting out the games missed and the reason(s), has been provided by the player’s National Association or club doctor to The FA. For the avoidance of doubt, a player may not be classed as injured (and therefore Unavailable for Selection) if he was listed as a substitute in a match and was not used. Such matches may be counted as non-appearances when calculating the Required Percentage.

Wages means the fixed, guaranteed element of the wages payable to the player and the figure is taken from the contract submitted by the applicant club to The FA. In the case of loan players, only the player’s wages for which the applicant club is liable will be assessed. Any element of the player’s full contractual wage which is to be met by his parent club is to be disregarded.

1.                                      GENERAL CONSIDERATIONS

1.1.                            Eligibility to become a Sponsor

In order to apply for a Governing Body Endorsement from The FA, an applicant club must hold a Sponsor’s licence under Tier 2 and/or Tier 5 of the PBS and thereby be eligible to assign Certificates of Sponsorship.

To be eligible to become a Sponsor and assign Certificates of Sponsorship a club must be a member of The Premier League or The English Football League. A Sponsor’s licence issued under Tier 2 or Tier 5 is valid for a period of 4 years, after which time it may be renewed. Clubs should note that a Sponsor’s licence may be revoked by the Home Office at any time if the Sponsor is seen to be failing in its compliance with its duties. Where a Sponsor’s licence is revoked, a player’s leave may be curtailed. This means that a player must make a change of employment application if he wishes to remain in the UK.

1.2.                            Certificates of Sponsorship

A Certificate of Sponsorship will be assigned to a player by the club once The FA has confirmed that the application on behalf of the player has satisfied the requirements for a GBE. Any Certificate of Sponsorship assigned to a player must be submitted to The FA by the applicant club.

1.3.                            Length of Season

For the purposes of the PBS, the playing season for this sport is from August to May. This may vary slightly from season to season depending on the arrangement of the first and last matches.

1.4.                            Period of Validity

A club can apply for a Governing Body Endorsement at any time during the season and any application will be considered against the criteria set out below. Clubs should take into consideration the fact that a Governing Body Endorsement for a player, once issued, must be presented to the Home Office as part of an application for entry clearance or leave within three months of a Certificate of Sponsorship being assigned to a player. A new Governing Body Endorsement will be required if the previous Governing Body Endorsement has expired.

2.                                      OBTAINING A GOVERNING BODY ENDORSEMENT UNDER THE PBS

2.1.                            Criteria under which a Governing Body Endorsement will automatically be granted

The FA will automatically grant a player a GBE under either Tier 2 or Tier 5 if the applicant club is able to show(1) that that player has participated in the Required Percentage(2) of senior Competitive International Matches(3) played by that player’s National Association during the Reference Period.

Notes:

(1)         The applicant club must provide written confirmation setting out all matches (including Competitive International Matches, friendlies and any other international matches that the player was involved in) in which the player:

•        took part;

•        was Unavailable for Selection; and

•        did not take part but was not Unavailable for Selection.

An applicant club should obtain such confirmation from the player’s National Association. If the relevant National Association is not able to confirm this, this fact should be confirmed by the applicant club to The FA. At which stage, The FA will seek to independently verify this information through its own sources. The responsibility lies with the applicant club to provide this information where it is able to do so. A decision will not be made until this process has been completed and any relevant supporting evidence is submitted.

(2)         In calculating the Required Percentage, any Competitive International Matches for which the player was Unavailable for Selection are to be excluded.

(3)         If less than 30% of a National Association’s matches during the Reference Period are Competitive International Matches, friendly matches will be included in the calculation.

2.2.                            Discretionary criteria under which a Governing Body Endorsement may be granted

If a player does not meet the automatic criteria set out above, an applicant club can request that an Exceptions Panel consider the player’s experience and value in order to determine whether a Governing Body Endorsement should nevertheless be granted.

The applicant club must make the request for an Exceptions Panel to the Player Status Department at The FA which will then appoint an Exceptions Panel in accordance with the below. Clubs should ensure that all evidence that they want to be considered in respect of the player is submitted in writing ahead of the determination by the Exceptions Panel.

2.2.1.                  The Exceptions Panel will be made up of three (3) members who will be appointed by The FA.

2.2.2.                  The three (3) member Exceptions Panel will be constituted as follows:

2.2.2.1.        an independent, legally qualified Chair (“Chair”); and

2.2.2.2.        two (2) additional independent panel members having relevant experience at the top level of the game (“Independent Members”), (who shall together be referred to as the “Panel Members”).

2.2.3.                  No individual who would objectively be considered to have a current association with the applicant club will be appointed to the Exceptions Panel.

2.2.4.                  In the event that a Panel Member(s) considers there to be an actual or perceived conflict of interest (whether or not an objection is raised by the applicant club) on the part of a Panel Member(s) (which for the avoidance of doubt can include themselves) where:

2.2.4.1.        this relates to an Independent Member(s), the Panel Member(s) must declare this to the Chair; and

2.2.4.2.        this relates to the Chair, this must be declared to The FA.

In either case, this must be declared at the earliest opportunity and, in any event, in advance of determination of the case.

2.2.5.                  The applicant club will be informed of the membership of the Exceptions Panel at the earliest opportunity in advance of the Exceptions Panel sitting to decide the case. An applicant club may challenge the appointment of any Panel Member if circumstances exist which give rise to an actual or perceived conflict of interest on the part of that Panel Member. If a club intends to challenge the appointment of a Panel Member, the club must declare this at the earliest opportunity and, in any event, before the Exceptions Panel sits to determine the player’s application.

2.2.6.                  Where the actual or perceived conflict under either 2.2.4 or 2.2.5 above relates to an Independent Member(s), the Chair will determine in his absolute discretion whether the relevant Independent Member(s) should be excluded from participating in the panel hearing and voting on the application. If the Chair decides in his absolute discretion that the Independent Member(s) cannot participate, the Chair will notify The FA of this and The FA will appoint a replacement Independent Member(s) who may also be challenged if there is a perceived or actual conflict of interest.

2.2.7.                  Where the actual or perceived conflict under either 2.2.4 or 2.2.5 above relates to the Chair, The FA will determine whether the Chair is eligible to participate and vote. If The FA determines that the Chair cannot participate, The FA will appoint a replacement Chair.

2.2.8.                  The FA will provide appropriate secretariat support.

2.2.9.                  The Exceptions Panel will consider the case following the procedures and guidance set out in Appendix 1 to this document.

2.2.10.           Written submissions may be made by The FA or the Relevant Interested Parties in advance of the Exceptions Panel’s determination.

2.2.11.           The Exceptions Panel can request any further information from the secretariat or the applicant club that it deems necessary in its absolute discretion in order to make its decision. If an Exceptions Panel meeting has been convened or is in progress when a request for further information is made, the Chair may adjourn the meeting to allow the information to be gathered. Where it is able to do so, the applicant club or the secretariat will supply the further information to the Exceptions Panel within a reasonable timescale.

2.2.12              The Exceptions Panel will make its decision based on the papers submitted to it. An oral hearing may be requested but clubs should be aware that the Exceptions Panel is likely to grant an application for an oral hearing in only the most exceptional circumstances and for those cases in respect of which it is persuaded are complex and which rely on elements falling for consideration at the subjective review stage (Appendix 1, Section 4). Requests for an oral hearing must be made at the same time as a club submits its application on behalf of the player to The FA and be accompanied by evidence which sets out why the club asserts an oral hearing is required.

2.2.13              The Exceptions Panel will make its decision by a simple majority with the Chair having a casting vote. All Exceptions Panel members must vote.

2.2.14              Written reasons for the decision will be supplied by the Exceptions Panel to the applicant club. An anonymised summary of each decision (in the format set out at Appendix 2) will be made available on a confidential basis to all Stakeholders. The Stakeholders may make these summaries available to assist applicant clubs.

If a club has made an application that was unsuccessful following a decision of the Exceptions Panel, a further Exceptions Panel cannot be requested for the same player by the same club within four (4) months of the original Exceptions Panel date.

2.3                               Other requirements of the PBS

Please note that, in order to secure leave to remain under Tiers 2 and 5 of the PBS, in addition to securing a GBE and being assigned with a Certificate of Sponsorship, an individual will also have to meet any other criteria as set by the Home Office. For example, applications under Tier 2 will have to be supported by evidence that the player has met the English language requirement set by the Home Office.

3.                                      CONSIDERATIONS ONCE A GOVERNING BODY ENDORSEMENT HAS BEEN GRANTED

3.1                               Length of issue

Governing Body Endorsements can only be issued for the following periods:

	Tier 2 (Sportsperson)	Tier 5 (Temporary Worker - Creative and Sporting)
Initial Application	The shorter of:	The shorter of:
	• three (3) years; OR	• twelve (12) months; OR
	• the length of the player’s contract.	• the length of the player’s contract

Extension	The shorter of: • three (3) years; OR • the length of the player’s contract.

If the initial application was granted for less than twelve (12) months, an in country extension can be granted to top up the period to twelve (12) months in total. For example, a player granted a six (6) month approval can apply for an extension in country of up to another six (6) months. If a club wishes to employ a player for a period of longer than twelve (12) months, the player has to return overseas to make a new application and obtain entry clearance for a further twelve (12) month period under Tier 5.

3.2                               Extension Applications

If a club wishes to retain the services of a player beyond the period of his GBE, the club must submit a new application before the player’s leave to remain expires. If the player satisfies the automatic criteria for endorsement (as set out at 2.1 above), a GBE will be granted. If the automatic criteria (at 2.1) are not satisfied, the club must submit a summary of the player’s domestic club appearances over the previous 12 months as well as any other information which the club deems to be relevant to its application. The FA will then consult with Relevant Interested Parties by email and in doing so will provide any details put forward by the club in support of the application. When considering the application and deciding whether the application should be granted, The FA and the Relevant Interested Parties shall consider the information put forward by the club as well as any other information which they deem to be relevant in their absolute discretion which indicates whether the player remains of sufficient quality to be awarded a GBE. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted and the club will have no further recourse to an Exceptions Panel under the discretionary criteria (at 2.2 above).

3.3                               Switching from Tier 5 to Tier 2 of the PBS

A player can enter under Tier 5 (if he is unable to meet the English language requirement set by the Home Office) and then apply in country (provided this is within the first 12 months) to switch to Tier 2 once he has passed the English language test. To do this, the club will need to submit a new application for a GBE so that a new Certificate of Sponsorship under Tier 2 can be assigned by the club. The new application will need to be supported by a notification of pass or pass certificate at the agreed level from an accredited English Language Test Centre.

Where a player wishes to switch from Tier 5 to Tier 2 and satisfies the automatic criteria for endorsement (as set out at 2.1 above) at the time at which the application to switch is made, a GBE will be granted. Where the player does not meet the automatic criteria (at 2.1), the club must submit a summary of the player’s domestic club appearances over the previous 12 months as well as any other information which the club deems to be relevant to its application. The FA will then consult with Relevant Interested Parties by email and in doing so will provide any details put forward by the club in support of the application. When considering the application and deciding whether the application should be granted, The FA and the Relevant Interested Parties shall consider the information put forward by the club as well as any other information which they deem to be relevant in their absolute discretion which indicates whether the player remains of sufficient quality to be awarded a GBE. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted and the club will have no further recourse to an Exceptions Panel under the discretionary criteria (at 2.2 above).

3.4                               Change of club

A club wishing to sign a player who has been granted a Governing Body Endorsement through another club must submit a new application for a GBE to The FA. If the player meets the automatic criteria (as set out at 2.1 above), a GBE will be granted. Where the player does not meet the automatic criteria (at 2.1), the club must submit a summary of the player’s domestic club appearances over the previous 12 months as well as any other information which the club deems to be relevant to its application. The FA will at that stage consult with Relevant Interested Parties by email and in doing so will provide any details put forward by the club in support of the application. When considering the application and deciding whether the application should be granted, The FA and the Relevant Interested Parties shall consider the information put forward by the club as well as any other information which they deem to be relevant in their absolute discretion which indicates whether the player remains of sufficient quality to be awarded a GBE. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted and the club will have no further recourse to an Exceptions Panel under the discretionary criteria (at 2.2 above).

3.5                               Temporary transfer of player’s registration (loans)

For the purpose of a Governing Body Endorsement, loans are defined as temporary transfers which do not extend beyond the end of the season in which the registration is temporarily transferred. Loans are only permissible within the player’s current period of approval and should not be used to avoid making extension or change of employment applications.

3.5.1                     Temporary transfer to another club

If a player on a Certificate of Sponsorship is moving to another club either in the UK or abroad on a loan basis, the player’s parent club must notify the Home Office of the temporary transfer and change of location via the Sponsor Management System.

For the duration of the loan period, the loaning club retains overall responsibility for the player as his employer and Sponsor and the player is granted permission to move temporarily under the provisions of his current leave, provided that the Certificate of Sponsorship assigned by the loaning club is valid for the duration of the loan period. This means that where the loan is to another club within England, neither the parent club nor the loanee club has to submit a new application for a GBE to The FA. Where the loan is to a club within another Home Association, the player will have to satisfy that Home Association’s governing body endorsement process.

When the player returns to his parent club after the loan period, the player does not need to be assessed again against the entry criteria and may simply resume his employment with his original club (provided that his Governing Body Endorsement remains valid beyond the date of his return), on the basis that the player has an existing Certificate of Sponsorship and has already met the entry requirements at the beginning of his employment with that club.

3.5.2                     Making a temporary transfers permanent

Where the temporary transfer is to another club within England, if the loan is later made permanent, the new club will, at that time, have to make a fresh application for a GBE on behalf of the player. Clubs should note that the new application for a GBE and Certificate of Sponsorship must be fully completed before the player can play as a permanent employee of the new club.

3.5.3                     Temporary transfer from a club outside England to a club within England

Any player joining an English club on loan from a club outside of England (including the Home Associations) must meet the requirements for either automatic or discretionary endorsement (as set out 2.1 and 2.2 above) and therefore an application must be submitted to The FA.

3.6                               Discrepancies between the evidence submitted in support of a GBE application and the information contained within the contract documentation subsequently submitted to The FA

Where a club obtains a GBE for a player but subsequently submits to The FA as part of the registration process documentation which contains different information (for example different wages and/or transfer fee) from that submitted as part of the GBE application process, The FA reserves the right to refer the case back to an Exceptions Panel and ultimately to inform the Home Office who may curtail the player’s right to work in the UK. For cases that are referred back to an Exceptions Panel, the Exceptions Panel will conduct a fresh determination of the club’s application taking into account the new information. The club will be entitled to submit new evidence to this panel and will be required to pay a further fee.

3.7                               Contract changes or re-negotiation during the period of approval

Where a club wishes to make significant changes to the terms and conditions of the player’s contract, for instance to improve his salary or length of contract part-way through his period of endorsement, the club must notify the Home Office of this via the Sponsor Management System.

If the Home Office confirms that a new application is required and the player satisfies the automatic criteria for endorsement (as set out at 2.1 above), a GBE will be granted. If the automatic criteria (at 2.1) are not satisfied, the club must submit a summary of the player’s domestic club appearances over the previous 12 months as well as any other information which the club deems to be relevant to its application. The FA will at that stage consult with Relevant Interested Parties by email and in doing so will provide any details put forward by the club in support of the application. When considering the application and deciding whether the application should be granted, The FA and the Relevant Interested Parties shall consider the information put forward by the club as well as any other information which they deem to be relevant in their absolute discretion which indicates whether the player remains of sufficient quality to be awarded a GBE. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted and the club will have no further recourse to an Exceptions Panel under the discretionary criteria (at 2.2 above).

3.8                               Ceasing the employment of a player

If a club prematurely ceases to employ a player who has a Certificate of Sponsorship, the club must inform the Home Office.

3.9                               Trial arrangements

Governing Body Endorsements will not be issued to clubs for the purpose of having players to trial with them. Clubs may wish to approach the UK Visas and Immigration (UKVI) contact centre on 0300 123 2241 for further information should they wish to consider taking a non-European Economic Area (EEA) player on trial.

4.                                      FEES

An administration fee of £500 plus VAT will be charged for each application for a GBE. The cost of referring an application to an Exceptions Panel will be £5,000 plus VAT to cover the costs of the Exceptions Panel. Payment of any sums due to The FA in connection with a GBE application must be made no later than 14 days after the date on which a decision is communicated to the club. Each club is to meet its own costs.

5.                                      STATUS OF GUIDANCE

This guidance should be used in conjunction with the relevant advice issued by the Home Office. The FA is not registered to give advice on immigration routes or processes or to advise on an individual’s immigration status. Information on aspects of immigration policy and law can be found on the Home Office website at www.gov.uk/browse/visas-immigration or you may wish to seek advice from an Office of the Immigration Services Commissioner (OISC) registered advisor or someone who is otherwise exempt from such a registration requirement, for example, a qualified solicitor.

Clubs are advised to allow sufficient time for entry clearance or leave to remain to be granted. The time taken may vary depending upon where the player is making his application from. A guide to visa processing times is available on the Home Office website at: www.gov.uk/visa- processing-times. Please note that an individual’s personal and immigration history may be taken into account when their application is being considered.

6.                                      FURTHER INFORMATION

This guidance is available on The FA website at the following link:

http://www. thefa.com/football-rules-governance/more/player-registrations.

7.                                      CONTACTS

For any queries regarding the Governing Body Endorsement criteria or to discuss the application process for football, please contact:

Freddie Carter

Player Status Department

The Football Association

Wembley Stadium

PO Box 1966

London

SW1P 9EQ

Tel: 0844 980 8200 # 4818

Mob: 07777 316 6606

Email: Freddie.Carter@thefa.com

Please note that if your query extends beyond football and into immigration, you will be directed to the Home Office.

8.                                      HOME OFFICE HELP

If you are an employer or Sponsor and have a general query about the Sponsor application process or for specific enquiries regarding individual applications or about the migrant application process, please contact UK Visas and Immigration (UKVI) on 0300 123 2241.

For any technical problems with the Sponsor Management System (SMS), please call the SMS helpline on 0114 207 2900.

Appendix 1:

Exceptions Panel Procedures

1.                                      INTRODUCTION

The Exceptions Panel will review the information submitted in respect of the player by the club to The FA and any other information which it considers to be relevant in its absolute discretion in accordance with the below review criteria. For the avoidance of doubt, the Exceptions Panel is under no obligation (in any circumstances, including cases where the points threshold is exceeded) to recommend that a Governing Body Endorsement be issued. The Exceptions Panel may take into account any circumstances or facts which it determines, in its absolute discretion, are relevant to its decision in respect of whether to recommend that a GBE is granted. The final decision regarding whether to recommend that a GBE be granted rests with the Exceptions Panel.

2.                                      REVIEW PROCESS

In determining whether a GBE should be awarded, the Exceptions Panel will carry out a mixed objective and subjective review in accordance with the below review process.

Other than in exceptional cases, the Exceptions Panel will consider each application on the basis of the papers presented to it. An applicant club is permitted to request that the Exceptions Panel hear oral submissions but the Exceptions Panel is under no obligation to do so. Clubs should be aware that the Exceptions Panel is likely to grant an application for an oral hearing in only the most exceptional circumstances and for those cases in respect of which it is persuaded are complex and which rely on elements falling for consideration at the subjective review stage (Appendix 1, Section 4).

The review process to be undertaken by the Exceptions Panel is as follows:

1.                                      The player is considered against the objective criteria set out at Part A below.

2.                                      If the player scores 4 points or more against the objective Part A criteria, the Exceptions Panel shall immediately move on to conduct a subjective review of the information presented by the club and any other information which it considers to be relevant in its absolute discretion in respect of the player.

3.                                      If the player scores fewer than 4 points against the objective Part A criteria, the Exceptions Panel shall consider the player against the objective criteria set out at Part B below.

4.                                      Once the club’s application has been considered against the objective Part B criteria, the Exceptions Panel shall move on to conduct a subjective review of the information presented by the club and any other information which it considers to be relevant in its absolute discretion in respect of the player.

3.                                      OBJECTIVE CRITERIA

If a player meets any of the criteria set out in the first column, he will be awarded the number of points set out in the second column. Points will only be awarded in the circumstances identified and the Exceptions Panel will not duplicate points across Part A and Part B. For example, a player who scores points in respect of his Transfer Fee at Part A will be not be permitted to also score points in respect of his Transfer Fee at Part B (if necessary).

Part A Objective Criteria

Criteria	Points
The value of the Transfer Fee being paid for the player is above the 75th percentile of Qualifying Transfers(1).	3 points

The value of the Transfer Fee being paid for the player is between the 50th and 75th percentile (inclusive) of Qualifying Transfers(1).	2 points

The Wages being paid to the player by the applicant club are above the 75th percentile of Qualifying Wages.	3 points

The Wages being paid to the player by the applicant club are between the 50th and 75th percentile (inclusive) of Qualifying Wages.	2 points

The player’s current club is in a Top League and the player has played in 30% or more of the Available Minutes.	1 point

The player’s current club has played in the group stages or onwards of a Continental Competition within the last 12 months and the player has played in 30% or more of the Available Minutes.	1 point

Part B Objective Criteria

Criteria	Points
The value of the Transfer Fee being paid for the player is within 20% of the 50th percentile of Qualifying Transfers(1).	1 point

Players(2) for whom no transfer fee is payable who have been ascribed a virtual transfer value (on such basis and in such amount as the Exceptions Panel deems to be appropriate in its absolute discretion) which exceeds the value which is 20% below the 50th percentile of Qualifying Transfers

1 point

The Wages being paid to the player by the applicant club are within 20% of the 50th percentile of Qualifying Wages.	1 point

The player’s current club is in a Secondary League and the player has played in at least 30% of the Available Minutes.	1 point

The player’s current club has played in the final qualification rounds of a Continental Competition within the last 12 months and the player has played in at least 30% of the Available Minutes.	1 point

The applicant club is able to show(3) that the player has participated in the Secondary Percentage(4) of senior Competitive International Matches(5) played by that player’s National Association during the Reference Period.

1 point

OR

The player’s National Association was a semi-finalist in the Asian Cup or African Cup of Nations in the immediately preceding 12 months of the date of the application for a GBE.

If the National Association is ranked outside the top 60 in the FIFA Aggregated World Rankings at the time of the application, the club must be able to show(3) that the player participated in 75% or more(4) of the Competitive International Matches(5) played by the National Association during the Reference Period.

Notes:

(1)         No points will be awarded for players for whom no transfer fee is payable at the time an application for a GBE is made for that player. This includes (but is not limited to) players transferring on a free transfer and players for whom a transfer fee has previously been paid but that player has been sent out on loan and is returning to their parent club.

(2)         Players registering with a club on loan or for whom a transfer has previously been completed (regardless of whether a transfer fee was paid or not) but that player has been sent out on loan and is returning to their parent club cannot be ascribed a virtual transfer fee.

(3)         The applicant club must provide written confirmation setting out all matches (including Competitive International Matches, friendlies and any other international matches that the player was involved in) in which the player:

•        took part;

•        was Unavailable for Selection; and

•        did not take part but was not Unavailable for Selection.

An applicant club should obtain such confirmation from the player’s National Association. If the relevant National Association is not able to confirm this, this fact should be confirmed by the applicant club to The FA. At this stage, The FA will seek to independently verify this information through its own sources. The responsibility lies with the applicant club to provide this information where it is able to do so. A decision will not be made until this process has been completed and any relevant supporting evidence is submitted.

(4)         In calculating the Secondary Percentage (or other relevant percentage), any Competitive International Matches for which the player was Unavailable for Selection are to be excluded.

(5)         If fewer than 30% of a National Association’s matches during the Reference Period are Competitive International Matches, friendly matches will be included in the calculation.

4.                                      SUBJECTIVE REVIEW

Where a player scores 4 points or more by reference to the Part A objective criteria; or following any consideration of a club’s application under the Part B objective criteria (regardless of points scored), the Exceptions Panel will then conduct a subjective review of the information presented by the club and any other information which it considers to be relevant in its absolute discretion in respect of the player in order to determine whether the player is of sufficient quality to justify it recommending that a GBE be awarded. As has been set out above at paragraph 2.2, clubs should ensure that all evidence that they want to be considered in respect of the player is submitted in writing ahead of the determination by the Exceptions Panel.

Examples of matters which the Exceptions Panel may take into account when conducting the subjective review include but are not limited to:

•        If applicable, the fact that the player satisfies or partially satisfies some of the automatic criteria for a Governing Body Endorsement (as set out under 2.1 (Criteria under which a Governing Body Endorsement will automatically be granted)), as well as the extent to which the player exceeds or falls short of these criteria.

•        The reasons why the automatic criteria (as set out under paragraph 2.1 (Criteria under which a Governing Body Endorsement will automatically be granted) above) were not met.

•        Against which objective criteria (whether Part A or Part B objective criteria) points have been scored and how many points have been scored.

•        The extent to which the player exceeds either the Part A or Part B objective criteria that he has met or falls short of either the Part A or Part B objective criteria he does not meet.

5.                                      OUTCOME

If a player scores 4 points or more by reference to the Part A objective criteria or a Cumulative Total Score of 5 points of more under the Part A and Part B objective criteria, the Exceptions Panel may grant a GBE, but is under no obligation to do so. The Panel is entitled to consider, as part of its subjective review, any other circumstances or facts which it deems to be relevant in its absolute discretion in deciding whether to recommend that a GBE is awarded.

If a player scores fewer than 4 points by reference to the Part A objective criteria and a Cumulative Total Score of fewer than 5 points under the Part A and Part B objective criteria, the Exceptions Panel is guided to refuse a GBE unless it is satisfied, following its subjective review, that the player is internationally established at the highest level and that his employment will make a significant contribution to the development of football at the highest level in England . In determining this, the Exceptions Panel may consider any other circumstances or facts which it deems to be relevant in its absolute discretion in deciding whether to recommend that a GBE is awarded.

Appendix 2:

Form in which decision summaries will be provided to Stakeholders

Criteria	Points
League in which the Applicant Club plays

League in which the Player currently plays

Age of the Player

Ranking of the Player’s National Association

Objective Criteria

Subjective Criteria

Any other information which was deemed relevant

Constitution of The Professional Football Negotiating and Consultative Committee (England and Wales)

1.                                      Title

The committee shall be called the Professional Football Negotiating and Consultative Committee (PFNCC).

2.                                      Membership

The PFNCC shall consist of:

a)                                     Four representatives from the Professional Footballers’ Association (the PFA);

b)                                     Two representatives from The Football League Limited (the EFL);

c)                                      Two representatives from The FA Premier League Limited (the PL);

d)                                     One representative from The Football Association Limited (the FA);

e)                                      The Chief Executive Officer (or equivalent) of each of the four bodies listed above, or their respective nominees, (and the PFA, EFL, PL and FA are together the Members and each a Member).

3.                                      Terms of Reference

a)                                     The PFNCC shall be the forum in which the Members consider matters relating to the employment of, and any associated rules and regulations relating to, those professional football players (Players) employed by clubs in membership of EFL and the PL (the Leagues), including (but not limited to):

i)                                         standard terms and conditions for contracts of employment of Players (including contractual obligations, minimum pay, pension provision, treatment of benefits in kind and holidays);

ii)                                      matters relating to health & safety of Players, and appropriate insurance arrangements;

iii)                                   a code of practice for clubs and Players to abide by;

iv)                                  minimum standards for the resolution of disputes between clubs and Players;

v)                                     the effects of any applicable legislation.

b)                                     No major changes in the regulations of the Leagues affecting a Player’s terms and conditions of employment shall take place without full discussion and agreement in the PFNCC.

c)                                      The PFNCC can be used to facilitate consultation on any matter relating to professional football upon which any of the Members considers that the view of the PFNCC would be desirable to help further the best interests of the game.

4.                                      Chair

a)                                     The PFNCC shall appoint an independent chair.

b)                                     In the event of the unavoidable absence of the independent chair, a meeting may be chaired by a Member of the PFNCC by agreement of all four Members.

c)                                      The independent chair shall be appointed for a term of 3 years and no individual may serve more than 2 consecutive terms.

d)                                     The independent chair shall retire at the July meeting next following their 75th birthday.

e)                                      Clauses (c) and (d) shall not apply to the independent chair in post at the date of adoption of this revised constitution (the Current Chair). The Current Chair shall continue to hold office until 30th June 2019, whereupon he shall retire from office.

f)                                       Any independent chair to be appointed after 30th June 2019 shall be permitted to attend meetings of the PFNCC prior to their appointment.

5.                                      Secretary

a)                                     The Chief Executive officer of the EFL and the Chief Executive of the PFA shall act as joint secretaries of the PFNCC.

b)                                     The administration and secretarial services to be provided by the EFL.

6.                                      Executive Officers

A senior executive officer of each of the Members shall meet as and when necessary and in any event shall meet before any meeting of the PFNCC in order to give preliminary consideration to items which are to appear on the agenda for the next PFNCC meeting.

7.                                      Meetings

a)                                     There shall be four ordinary meetings of the PFNCC each Season. They shall ordinarily take place in July, October and April, and in January. An ordinary meeting shall be called on not less than 14 days’ notice.

b)                                     Special meetings may be called (in addition to the ordinary meetings set out in paragraph 7(a)) at the discretion of the Chair at the request of any Member. At least seven days’ notice of such meetings shall be given and the business of the meeting shall be stated in the notice.

c)                                      Other parties may be invited to attend any meeting of the PFNCC at the request of any Member and at the Chair’s discretion. The Chair shall also be empowered to invite third parties to any meeting following consultation with the Members.

d)                                     The EFL and PL shall communicate with those clubs employing any Player nominated by the PFA as a representative in accordance with Clause 2(a), and request that such representatives and deputies are given reasonable facilities to attend meetings of the PFNCC.

8.                                      Minutes

Full minutes of all meetings shall be drafted by the secretary provided by the EFL in accordance with Clause 5(b). The draft minutes shall not be circulated until approved by the Chair. Draft minutes should normally be circulated within 4 weeks of the meeting to which they relate. Minutes will be subject to approval of the PFNCC at the next meeting.

9.                                      Resolution of Differences

a)                                     It shall be the duty of the Members of the PFNCC to take all reasonable steps to ensure the acceptance of agreements reached. Where appropriate, any Member may seek the assistance of the Chair in expounding and explaining agreements reached.

b)                                     Where the Members are unable to reach agreement they may by agreement seek the advice of the Chair on any matters before the PFNCC.

c)                                      If the Members are unable to reach agreement following the processes outlined above they may by agreement seek independent arbitration by the Advisory Conciliation and Arbitration Service or any other agreed independent arbitrator.

10.                               Sub-Committees

a)                                     The PFNCC shall have the power to set up such sub-committees or joint working parties not restricted to Members of the PFNCC as it considers necessary.

b)                                     Each sub-committee or joint working party shall agree terms of reference which shall be subject to the approval of the PFNCC.

c)                                      Full minutes of sub-committee and/or joint working party meetings shall be kept and appended to minutes of meetings of the PFNCC for distribution to Members.

11.                               Finance

a)                                     Each Member shall be responsible for meeting the expenses of its representative(s) for attending meetings.

b)                                     Any fees and/or expenses of the Chair shall be shared equally by the Members.

c)                                      Any other expense shall be shared equally by the Members.

12.                               Amendment of Constitution

Any proposed amendments to the constitution of the PFNCC shall only be considered at a meeting called specifically for that purpose and notice of any proposed amendment shall be given in writing 28 days previous to such meeting. Any amendment to the constitution shall only take effect after approval to it has been given by each of the Members.

13.                               Status of Constitution

The constitution shall be subject to the approval of each of the Members. If approved by each of them it shall be regarded as an agreement binding on each and all of them and shall be appended to the rules of each League and published in their respective handbooks.

Statistics

Premier League Table

Season 2018/19

		Home			Away
Pos	Club	P	W	D	L	F	A	W	D	L	F	A	GD	Pts
1	Manchester City	38	18	0	1	57	12	14	2	3	38	11	72	98
2	Liverpool	38	17	2	0	55	10	13	5	1	34	12	67	97
3	Chelsea	38	12	6	1	39	12	9	3	7	24	27	24	72
4	Tottenham Hotspur	38	12	2	5	34	16	11	0	8	33	23	28	71
5	Arsenal	38	14	3	2	42	16	7	4	8	31	35	22	70
6	Manchester United	38	10	6	3	33	25	9	3	7	32	29	11	66
7	Wolverhampton Wanderers	38	10	4	5	28	21	6	5	8	19	25	1	57
8	Everton	38	10	4	5	30	21	5	5	9	24	25	8	54
9	Leicester City	38	8	3	8	24	20	7	4	8	27	28	3	52
10	West Ham United	38	9	4	6	32	27	6	3	10	20	28	-3	52
11	Watford	38	8	3	8	26	28	6	5	8	26	31	-7	50
12	Crystal Palace	38	5	5	9	19	23	9	2	8	32	30	-2	49
13	Newcastle United	38	8	1	10	24	25	4	8	7	18	23	-6	45
14	AFC Bournemouth	38	8	5	6	30	25	5	1	13	26	45	-14	45
15	Burnley	38	7	2	10	24	32	4	5	10	21	36	-23	40
16	Southampton	38	5	8	6	27	30	4	4	11	18	35	-20	39
17	Brighton & Hove Albion	38	6	5	8	19	28	3	4	12	16	32	-25	36
18	Cardiff City	38	6	2	11	21	38	4	2	13	13	31	-35	34
19	Fulham	38	6	3	10	22	36	1	2	16	12	45	-47	26
20	Huddersfield Town	38	2	3	14	10	31	1	4	14	12	45	-54	16

Premier League Attendances

Season 2018/19

Club	Pld	Average	Aggregate	Utilisation	Max	Opposition
AFC Bournemouth	19	11,096	210,819	97.9%	11,184	v Arsenal
Arsenal	19	59,897	1,138,045	99.4%	60,019	v Watford
Brighton & Hove Albion	19	30,426	578,085	99.2%	30,682	v Liverpool
Burnley	19	20,537	390,198	93.6%	21,741	v Liverpool
Cardiff City	19	31,403	596,648	94.3%	33,082	v Liverpool
Chelsea	19	40,445	768,450	99.0%	40,709	v Manchester United
Crystal Palace	19	25,455	483,644	97.6%	25,789	v Everton
Everton	19	39,362	747,883	99.9%	39,414	v Arsenal
Fulham	19	24,371	463,051	94.8%	25,401	v Arsenal
Huddersfield Town	19	23,672	449,764	97.9%	24,263	v Liverpool
Leicester City	19	31,854	605,225	98.7%	32,184	v Burnley
Liverpool	19	53,053	1,007,999	99.4%	53,331	v Wolverhampton
						Wanderers
Manchester City	19	54,130	1,028,477	98.4%	54,511	v Liverpool
Manchester United	19	74,879	1,422,701	100.0%	74,879	v AFC Bournemouth
Newcastle United	19	52,238	992,527	99.8%	52,305	v Everton
Southampton	19	30,138	572,630	93.1%	31,890	v Tottenham Hotspur
Tottenham Hotspur	19	57,342	1,089,497	69.1%	84,761	v Liverpool
Watford	19	20,008	380,148	97.8%	20,540	v Liverpool
West Ham United	19	58,349	1,108,629	97.2%	60,000	v Southampton
Wolverhampton	19	31,030	589,572	96.8%	31,436	v Arsenal
Wanderers
TOTAL	380	38,484	14,623,992	95.1%

Premier League Results Season 2018/19

	AFC Bournemouth	Arsenal	Brighton & Hove Albion	Burnley	Cardiff City	Chelsea	Crystal Palace	Everton	Fulham	Huddersfield Town	Leicester City	Liverpool	Manchester City	Manchester United	Newcastle United	Southampton	Tottenham Hotspur	Watford	West Ham United	Wolverhampton Wandersers
AFC Bournemouth		1-2	2-0	1-3	2-0	4-0	2-1	2-2	0-1	2-1	4-2	0-4	0-1	1-2	2-2	0-0	1-0	3-3	2-0	1-1
Arsenal	5-1		1-1	3-1	2-1	2-0	2-3	2-0	4-1	1-0	3-1	1-1	0-2	2-0	2-0	2-0	4-2	2-0	3-1	1-1
Brighton & Hove Albion	0-5	1-1		1-3	0-2	1-2	3-1	1-0	2-2	1-0	1-1	0-1	1-4	3-2	1-1	0-1	1-2	0-0	1-0	1-0
Burnley	4-0	1-3	1-0		2-0	0-4	1-3	1-5	2-1	1-1	1-2	1-3	0-1	0-2	1-2	1-1	2-1	1-3	2-0	2-0
Cardiff City	2-0	2-3	2-1	1-2		1-2	2-3	0-3	4-2	0-0	0-1	0-2	0-5	1-5	0-0	1-0	0-3	1-5	2-0	2-1
Chelsea	2-0	3-2	3-0	2-2	4-1		3-1	0-0	2-0	5-0	0-1	1-1	2-0	2-2	2-1	0-0	2-0	3-0	2-0	1-1
Crystal Palace	5-3	2-2	1-2	2-0	0-0	0-1		0-0	2-0	2-0	1-0	0-2	1-3	1-3	0-0	0-2	0-1	1-2	1-1	0-1
Everton	2-0	1-0	3-1	2-0	1-0	2-0	2-0		3-0	1-1	0-1	0-0	0-2	4-0	1-1	2-1	2-6	2-2	1-3	1-3
Fulham	0-3	1-5	4-2	4-2	1-0	1-2	0-2	2-0		1-0	1-1	1-2	0-2	0-3	0-4	3-2	1-2	1-1	0-2	1-1
Huddersfield Town	0-2	1-2	1-2	1-2	0-0	0-3	0-1	0-1	1-0		1-4	0-1	0-3	1-1	0-1	1-3	0-2	1-2	1-1	1-0
Leicester City	2-0	3-0	2-1	0-0	0-1	0-0	1-4	1-2	3-1	3-1		1-2	2-1	0-1	0-1	1-2	0-2	2-0	1-1	2-0
Liverpool	3-0	5-1	1-0	4-2	4-1	2-0	4-3	1-0	2-0	5-0	1-1		0-0	3-1	4-0	3-0	2-1	5-0	4-0	2-0
Manchester City	3-1	3-1	2-0	5-0	2-0	6-0	2-3	3-1	3-0	6-1	1-0	2-1		3-1	2-1	6-1	1-0	3-1	1-0	3-0
Manchester United	4-1	2-2	2-1	2-2	0-2	1-1	0-0	2-1	4-1	3-1	2-1	0-0	0-2		3-2	3-2	0-3	2-1	2-1	1-1
Newcastle United	2-1	1-2	0-1	2-0	3-0	1-2	0-1	3-2	0-0	2-0	0-2	2-3	2-1	0-2		3-1	1-2	1-0	0-3	1-2
Southampton	3-3	3-2	2-2	0-0	1-2	0-3	1-1	2-1	2-0	1-1	1-2	1-3	1-3	2-2	0-0		2-1	1-1	1-2	3-1
Tottenham Hotspur	5-0	1-1	1-0	1-0	1-0	3-1	2-0	2-2	3-1	4-0	3-1	1-2	0-1	0-1	1-0	3-1		2-1	0-1	1-3
Watford	0-4	0-1	2-0	0-0	3-2	1-2	2-1	1-0	4-1	3-0	2-1	0-3	1-2	1-2	1-1	1-1	2-1		1-4	1-2
West Ham United	1-2	1-0	2-2	4-2	3-1	0-0	3-2	0-2	3-1	4-3	2-2	1-1	0-4	3-1	2-0	3-0	0-1	0-2		0-1
Wolverhampton Wanderers	2-0	3-1	0-0	1-0	2-0	2-1	0-2	2-2	1-0	0-2	4-3	0-2	1-1	2-1	1-1	2-0	2-3	0-2	3-0

Premier League Appearances and Goals

Season 2018/19

	Sub Sub
AFC Bournemouth	P	P	NP	GS
Adam Smith	25	0	0	1
Andrew Surman	16	2	12	0
Artur Boruc	12	0	26	0
Asmir Begovic	24	0	12	0
Callum Wilson	29	1	0	14
Charlie Daniels	17	4	4	1
Chris Mepham	10	3	2	0
Dan Gosling	19	6	1	2
David Brooks	29	1	3	7
Diego Rico	5	7	15	0
Dominic Solanke	2	8	1	0
Emerson Hyndman	0	1	3	0
Jack Simpson	4	2	11	0
Jefferson Lerma	29	1	2	2
Jermain Defoe	0	4	16	0
Jordon Ibe	9	10	12	1
Joshua King	34	1	0	12
Junior Stanislas	11	12	0	2
Kyle Taylor	0	0	6	0
Lewis Cook	8	5	2	0
Lys Mousset	1	23	10	1
Marc Pugh	0	0	3	0
Mark Travers	2	0	0	0
Matt Butcher	0	0	1	0
Nathan Aké	38	0	0	4
Nathaniel Clyne	13	1	1	0
Nnamdi Ofoborh	0	0	2	0
Ryan Fraser	35	3	0	7
Sam Surridge	0	2	8	0
Simon Francis	13	4	1	0
Steve Cook	31	0	0	1
Tyrone Mings	2	3	8	0

	Sub Sub
Arsenal	P	P	NP	GS
Aaron Ramsey	14	14	3	4
Ainsley Maitland-Niles	11	5	7	1
Alex Iwobi	22	13	1	3
Alexandre Lacazette	27	8	2	13
Bernd Leno	31	1	6	0
Bukayo Saka	0	1	2	0
Carl Jenkinson	2	1	2	0
Danny Welbeck	1	7	2	1
Denis Suárez	0	4	4	0
Eddie Nketiah	0	5	14	1
Emile Smith Rowe	0	0	3	0
Emiliano Martínez	0	0	2	0
Granit Xhaka	29	0	2	4
Héctor Bellerín	18	1	0	0
Henrikh Mkhitaryan	19	6	3	6
Joe Willock	1	1	4	0
Konstantinos Mavropanos	3	1	3	0
Laurent Koscielny	13	4	2	3
Lucas Torreira	24	10	0	2
Matteo Guendouzi	23	10	4	0
Mesut Özil	20	4	3	5
Mohamed Elneny	5	3	21	0
Nacho Monreal	21	1	4	1
Petr Cech	7	0	29	0
Pierre-Emerick Aubameyang	30	6	0	22
Rob Holding	9	1	4	0
Sead Kolasinac	22	2	5	0
Shkodran Mustafi	31	0	4	2
Sokratis	25	0	3	1
Stephan Lichtsteiner	10	4	13	0
Zech Medley	0	0	1	0

Key: P = Played Sub P = Sub Played Sub NP = Sub Not Played GS = Goals Scored

	Sub Sub
Brighton & Hove Albion	P	P	NP	GS
Alireza Jahanbakhsh	12	7	5	0
Anthony Knockaert	18	12	4	2
Ben White	0	0	1	0
Beram Kayal	9	9	19	1
Bernardo	19	3	12	0
Bruno	14	0	9	0
Dale Stephens	29	1	1	1
Dan Burn	0	0	15	0
David Button	4	0	25	0
Davy Pröpper	30	0	0	1
Florin Andone	8	15	5	3
Gaëtan Bong	19	3	16	0
Glenn Murray	30	8	0	13
Jason Steele	0	0	13	0
Jayson Molumby	0	0	1	0
José Izquierdo	9	6	3	0
Jürgen Locadia	12	14	9	2
Leon Balogun	5	3	17	1
Lewis Dunk	36	0	0	2
Markus Suttner	0	0	1	0
Martín Montoya	24	1	0	0
Mat Ryan	34	0	0	0
Max Sanders	0	0	1	0
Pascal Groß	24	1	0	3
Shane Duffy	35	0	0	5
Solly March	30	5	1	1
Viktor Gyokeres	0	0	3	0
Yves Bissouma	17	11	6	0

	Sub Sub
Burnley	P	P	NP	GS
Aaron Lennon	14	2	0	1
Ali Koiki	0	0	2	0
Anthony Driscoll-Glennon	0	0	1	0
Ashley Barnes	26	11	1	12
Ashley Westwood	31	3	3	2
Ben Gibson	1	0	23	1
Ben Mee	38	0	0	0
Charlie Taylor	35	3	0	0
Chris Wood	29	9	0	10
Dwight McNeil	19	2	4	3
Jack Cork	37	0	0	1
James Tarkowski	35	0	1	3
Jeff Hendrick	25	7	6	3
Joe Hart	19	0	19	0
Johann Gudmundsson	19	10	2	3
Jonathan Walters	0	0	1	0
Josh Benson	0	0	1	0
Kevin Long	5	1	23	0
Matej Vydra	3	10	21	1
Matthew Lowton	19	2	14	0
Peter Crouch	0	6	3	0
Phil Bardsley	19	0	12	0
Robbie Brady	6	10	5	0
Sam Vokes	10	10	4	3
Stephen Ward	3	0	12	0
Steven Defour	6	0	3	0
Tom Heaton	19	0	19	0

	Sub Sub
Cardiff City	P	P	NP	GS
Alex Smithies	0	0	26	0
Aron Gunnarsson	27	1	3	1
Bobby De Cordova-Reid	16	11	11	5
Brian Murphy	0	0	12	0
Bruno Ecuele Manga	37	1	0	0
Callum Paterson	21	6	2	4
Danny Ward	4	10	2	1
David Junior Hoilett	23	9	3	3
Gary Madine	0	5	7	0
Greg Cunningham	7	0	20	0
Harry Arter	24	1	2	0
Jazz Richards	0	4	6	0
Joe Bennett	30	0	7	0
Joe Ralls	22	6	3	0
Josh Murphy	22	7	4	3
Kadeem Harris	3	10	13	1
Kenneth Zohore	7	12	6	1
Leandro Bacuna	4	7	3	0
Lee Peltier	17	3	11	0
Loïc Damour	0	2	2	0
Matthew Connolly	0	0	1	0
Nathaniel Mendez-Laing	11	9	6	4
Neil Etheridge	38	0	0	0
Oumar Niasse	12	1	0	0
Rhys Healey	0	3	5	0
Sean Morrison	34	0	0	1
Sol Bamba	28	0	1	4
Víctor Camarasa	31	1	1	5

	Sub Sub
Chelsea	P	P	NP	GS
Álvaro Morata	11	5	1	5
Andreas Christensen	6	2	22	0
Antonio Rüdiger	33	0	2	1
Callum Hudson-Odoi	4	6	3	0
César Azpilicueta	38	0	0	1
Cesc Fàbregas	1	5	9	0
Daniel Drinkwater	0	0	1	0
David Luiz	36	0	2	3
Davide Zappacosta	1	3	19	0
Eden Hazard	32	5	0	16
Emerson	7	3	6	0
Ethan Ampadu	0	0	4	0
Gary Cahill	0	2	8	0
Gonzalo Higuaín	13	1	1	5
Jorginho	37	0	1	2
Kepa Arrizabalaga	36	0	2	0
Marc Guehi	0	0	1	0
Marcos Alonso	31	0	1	2
Mateo Kovacic	21	11	4	0
N’Golo Kanté	36	0	1	4
Olivier Giroud	7	20	9	2
Pedro	21	10	2	8
Ross Barkley	13	14	9	3
Ruben Loftus-Cheek	6	18	2	6
Victor Moses	0	2	2	0
Willian	26	6	5	3
Willy Caballero	2	0	36	0

	Sub Sub
Crystal Palace	P	P	NP	GS
Aaron Wan-Bissaka	35	0	0	0
Alexander Sørloth	0	12	5	0
Andros Townsend	34	4	0	6
Bakary Sako	0	4	3	0
Cheikhou Kouyaté	21	10	3	0
Christian Benteke	9	7	4	1
Connor Wickham	0	6	4	0
Jairo Riedewald	0	0	17	0
James McArthur	36	2	0	3
James Tomkins	29	0	0	1
Jason Puncheon	0	5	11	0
Jeffrey Schlupp	18	12	4	4
Joe Tupper	0	0	1	0
Joel Ward	6	1	25	1
Jordan Ayew	14	6	16	1
Julian Speroni	1	0	4	0
Luka Milivojevic	38	0	0	12
Luke Dreher	0	1	0	0
Mamadou Sakho	27	0	0	0
Martin Kelly	12	1	21	0
Max Meyer	15	14	6	1
Michy Batshuayi	9	2	3	5
Nikola Tavares	0	0	1	0
Pape Souaré	0	1	0	0
Patrick van Aanholt	36	0	2	3
Sam Woods	0	0	1	0
Scott Dann	7	3	9	0
Sullay Kaikai	0	0	2	0
Vicente Guaita	20	0	17	0
Wayne Hennessey	17	1	15	0
Wilfried Zaha	34	0	0	10

	Sub Sub
Everton	P	P	NP	GS
Ademola Lookman	3	18	9	0
André Gomes	24	3	0	1
Bernard	25	9	1	1
Cenk Tosun	10	15	11	3
Dominic Calvert-Lewin	19	16	2	6
Gylfi Sigurdsson	36	2	0	13
Idrissa Gueye	32	1	0	0
James McCarthy	0	1	6	0
Jonjoe Kenny	8	2	6	0
Jordan Pickford	38	0	0	0
Kieran Dowell	0	0	3	0
Kurt Zouma	29	3	2	2
Leighton Baines	5	1	25	0
Lucas Digne	33	2	1	4
Maarten Stekelenburg	0	0	38	0
Mason Holgate	4	1	3	0
Michael Keane	33	0	2	1
Morgan Schneiderlin	10	4	5	0
Oumar Niasse	0	5	3	0
Phil Jagielka	4	3	6	1
Richarlison	32	3	0	13
Sandro Ramírez	0	0	1	0
Seamus Coleman	29	0	3	2
Theo Walcott	24	13	1	5
Tom Davies	10	6	20	0
Tyias Browning	0	0	1	0
Yerry Mina	10	3	6	1

	Sub Sub
Fulham	P	P	NP	GS
Aboubakar Kamara	5	8	4	3
Aleksandar Mitrovic	37	0	0	11
Alfie Mawson	13	2	4	0
André Schürrle	21	3	4	6
André-Frank Zambo Anguissa	16	6	4	0
Calum Chambers	29	2	2	2
Cyrus Christie	19	9	10	0
Denis Odoi	29	2	3	0
Fabri	2	0	17	0
Floyd Ayité	3	13	11	1
Harvey Elliott	0	2	3	0
Håvard Nordtveit	4	1	1	0
Ibrahima Cissé	1	2	8	0
Jean Michael Seri	27	5	2	1
Joe Bryan	27	1	4	0
Kevin McDonald	10	5	4	0
Lazar Markovic	0	1	1	0
Luca De La Torre	0	0	1	0
Luciano Vietto	10	10	10	1
Marcus Bettinelli	7	0	15	0
Maxime Le Marchand	25	1	8	0
Neeskens Kebano	0	7	14	0
Ryan Babel	15	1	0	5
Ryan Sessegnon	26	9	1	2
Sergio Rico	29	0	6	0
Stefan Johansen	4	8	6	0
Steven Sessegnon	0	0	5	0
Tim Ream	25	1	5	0
Timothy Fosu-Mensah	10	2	4	0
Tom Cairney	24	7	1	1

	Sub Sub
Huddersfield Town	P	P	NP	GS
Aaron Mooy	25	4	0	3
Aaron Rowe	1	1	2	0
Abdelhamid Sabiri	1	1	0	0
Adama Diakhaby	6	6	6	0
Alex Pritchard	26	4	7	2
Ben Hamer	7	0	26	0
Chris Löwe	23	6	4	0
Christopher Schindler	37	0	0	1
Collin Quaner	0	2	2	0
Danny Williams	1	4	5	0
Demeaco Duhaney	1	0	1	0
Elias Kachunga	13	7	10	0
Erik Durm	21	7	2	0
Florent Hadergjonaj	19	5	9	0
Isaac Mbenza	10	12	6	1
Jason Puncheon	5	1	2	0
Joel Coleman	1	0	7	0
Jon Gorenc Stankovic	9	2	16	1
Jonas Lössl	30	1	3	0
Jonathan Hogg	29	0	2	0
Juninho Bacuna	16	5	5	1
Karlan Grant	9	4	1	4
Laurent Depoitre	10	13	4	0
Matty Daly	0	2	6	0
Philip Billing	25	2	1	2
Rajiv van La Parra	5	0	5	0
Ramadan Sobhi	0	4	5	0
Ryan Schofield	0	0	1	0
Steve Mounie	19	12	2	2
Terence Kongolo	32	0	2	1
Tommy Smith	13	2	10	0
Zanka	24	0	7	3

	Sub Sub
Leicester City	P	P	NP	GS
Adrien Silva	1	1	2	0
Ben Chilwell	36	0	0	0
Çaglar Söyüncü	4	2	9	0
Christian Fuchs	2	1	29	0
Daniel Amartey	7	2	1	0
Danny Simpson	3	3	7	0
Danny Ward	0	0	38	0
Demarai Gray	23	11	1	4
Fousseni Diabaté	1	0	2	0
Hamza Choudhury	7	2	4	0
Harry Maguire	31	0	1	3
Harvey Barnes	11	5	1	1
James Maddison	35	1	1	7
Jamie Vardy	30	4	0	18
Jonny Evans	21	3	10	1
Josh Knight	0	0	1	0
Kasper Schmeichel	38	0	0	0
Kelechi Iheanacho	9	21	6	1
Marc Albrighton	18	9	2	2
Nampalys Mendy	23	8	4	0
Rachid Ghezzal	8	11	7	1
Ricardo Pereira	35	0	3	2
Shinji Okazaki	1	20	8	0
Vicente Iborra	3	5	9	0
Wes Morgan	21	1	9	3
Wilfred Ndidi	37	1	0	2
Youri Tielemans	13	0	0	3

	Sub Sub
Liverpool	P	P	NP	GS
Adam Lallana	5	8	11	0
Alberto Moreno	2	0	16	0
Alex Oxlade-Chamberlain	0	2	1	0
Alisson	38	0	0	0
Andrew Robertson	36	0	1	0
Curtis Jones	0	0	1	0
Daniel Sturridge	4	14	17	2
Dejan Lovren	11	2	6	1
Divock Origi	4	8	13	3
Fabinho	21	7	6	1
Georginio Wijnaldum	32	3	0	3
James Milner	19	12	2	5
Joel Matip	17	5	9	1
Jordan Henderson	21	11	1	1
Joseph Gomez	12	4	2	0
Loris Karius	0	0	1	0
Mohamed Salah	37	1	0	22
Naby Keita	16	9	7	2
Nathaniel Clyne	1	3	2	0
Rafael Camacho	0	1	7	0
Roberto Firmino	31	3	0	12
Sadio Mané	35	1	0	22
Simon Mignolet	0	0	37	0
Trent Alexander-Arnold	27	2	4	1
Virgil van Dijk	38	0	0	4
Xherdan Shaqiri	11	13	13	6

	Sub Sub
Manchester City	P	P	NP	GS
Arijanet Muric	0	0	36	0
Aymeric Laporte	34	1	1	3
Benjamin Mendy	10	0	1	0
Bernardo Silva	31	5	1	7
Claudio Bravo	0	0	2	0
Danilo	9	2	15	1
David Silva	28	5	2	6
Ederson	38	0	0	0
Fabian Delph	8	3	6	0
Fernandinho	27	2	0	1
Gabriel Jesus	8	21	7	7
Ilkay Gündogan	23	8	1	6
John Stones	20	4	10	0
Kevin De Bruyne	11	8	1	2
Kyle Walker	30	3	4	1
Leroy Sané	21	10	6	10
Nicolás Otamendi	14	4	17	0
Oleksandr Zinchenko	14	0	7	0
Phil Foden	3	10	16	1
Philippe Sandler	0	0	1	0
Raheem Sterling	31	3	4	17
Riyad Mahrez	14	13	10	7
Sergio Agüero	31	2	1	21
Vincent Kompany	13	4	9	1

	Sub Sub
Manchester United	P	P	NP	GS
Alexis Sánchez	9	11	3	1
Ander Herrera	16	6	3	2
Andreas Pereira	6	9	9	1
Angel Gomes	0	2	1	0
Anthony Martial	18	9	3	10
Antonio Valencia	5	1	3	0
Ashley Young	28	2	6	2
Chris Smalling	24	0	4	1
David de Gea	38	0	0	0
Diogo Dalot	12	4	6	0
Eric Bailly	8	4	9	0
Fred	13	4	15	1
James Garner	0	1	1	0
Jesse Lingard	19	8	2	4
Juan Mata	16	6	11	3
Lee Grant	0	0	9	0
Luke Shaw	29	0	0	1
Marcos Rojo	2	3	6	0
Marcus Rashford	26	7	2	10
Marouane Fellaini	6	8	3	0
Mason Greenwood	1	2	0	0
Matteo Darmian	5	1	10	0
Nemanja Matic	28	0	2	1
Paul Pogba	34	1	2	13
Phil Jones	15	3	4	0
Romelu Lukaku	22	10	1	12
Scott McTominay	9	7	7	2
Sergio Romero	0	0	29	0
Tahith Chong	0	2	1	0
Victor Lindelöf	29	1	2	1

	Sub Sub
Newcastle United	P	P	NP	GS
Antonio Barreca	0	1	2	0
Ayoze Pérez	34	3	1	12
Callum Roberts	0	0	2	0
Christian Atsu	15	13	5	1
Ciaran Clark	9	2	9	3
DeAndre Yedlin	28	1	5	1
Fabian Schär	22	2	7	4
Federico Fernández	17	2	10	0
Florian Lejeune	12	0	1	0
Freddy Woodman	0	0	15	0
Isaac Hayden	21	4	4	1
Jacob Murphy	3	6	7	0
Jamaal Lascelles	32	0	1	0
Jamie Sterry	0	0	4	0
Javier Manquillo	12	6	17	0
Jonjo Shelvey	10	6	7	1
Joselu	5	11	12	2
Karl Darlow	0	0	23	0
Kelland Watts	0	0	1	0
Kenedy	14	11	3	1
Ki Sung-yueng	14	4	6	0
Lewis Cass	0	0	1	0
Martin Dubravka	38	0	0	0
Matt Ritchie	35	1	0	2
Miguel Almirón	9	1	0	0
Mohamed Diamé	24	5	3	0
Paul Dummett	21	5	2	0
Salomón Rondón	30	2	3	11
Sean Longstaff	8	1	6	1
Yoshinori Muto	5	12	10	1

	Sub Sub
Southampton	P	P	NP	GS
Alex McCarthy	25	0	8	0
Alfie Jones	0	0	2	0
Angus Gunn	12	0	26	0
Callum Slattery	1	2	7	0
Cédric Soares	16	2	0	1
Charlie Austin	11	14	10	2
Danny Ings	23	1	2	7
Fraser Forster	1	0	4	0
Jack Stephens	19	5	8	1
James Ward-Prowse	21	5	9	7
Jan Bednarek	24	1	1	0
Jannik Vestergaard	23	0	7	0
Josh Sims	2	5	3	0
Kayne Ramsay	1	0	10	0
Manolo Gabbiadini	4	8	0	1
Mario Lemina	18	3	2	1
Matt Targett	13	3	12	1
Maya Yoshida	17	0	12	0
Michael Obafemi	1	5	0	1
Mohamed Elyounoussi	8	8	8	0
Nathan Redmond	36	2	0	6
Oriol Romeu	25	6	2	1
Pierre-Emile Højbjerg	31	0	2	4
Ryan Bertrand	24	0	1	1
Sam Gallagher	0	4	4	0
Shane Long	12	14	2	5
Steven Davis	1	2	7	0
Stuart Armstrong	16	13	5	3
Tyreke Johnson	0	1	0	0
Wesley Hoedt	13	0	4	0
Yan Valery	20	3	1	2

	Sub Sub
Tottenham Hotspur	P	P	NP	GS
Alfie Whiteman	0	0	2	0
Ben Davies	20	7	7	0
Christian Eriksen	30	5	1	8
Danny Rose	20	6	5	0
Davinson Sánchez	22	1	7	1
Dele Alli	22	3	0	5
Eric Dier	18	2	4	3
Erik Lamela	9	10	3	4
Fernando Llorente	6	14	10	1
George Marsh	0	0	2	0
Georges-Kévin Nkoudou	0	1	2	0
Harry Kane	27	1	0	17
Harry Winks	17	9	2	1
Hugo Lloris	33	0	0	0
Jan Vertonghen	22	0	1	1
Juan Foyth	10	2	11	1
Kazaiah Sterling	0	0	1	0
Kieran Trippier	26	1	4	1
Kyle Walker-Peters	4	2	17	0
Lucas Moura	25	7	4	10
Luke Amos	0	1	1	0
Michel Vorm	2	0	4	0
Mousa Dembélé	7	3	0	0
Moussa Sissoko	27	2	1	0
Oliver Skipp	2	6	13	0
Paulo Gazzaniga	3	0	32	0
Serge Aurier	6	2	11	0
Son Heung-Min	23	8	2	12
Timothy Eyoma	0	0	1	0
Toby Alderweireld	33	1	3	0
Victor Wanyama	4	9	7	1
Vincent Janssen	0	3	2	0

	Sub Sub
Watford	P	P	NP	GS
Abdoulaye Doucouré	34	1	0	5
Adalberto Peñaranda	0	0	2	0
Adam Masina	11	3	24	0
Adrian Mariappa	20	6	10	0
Andre Gray	13	16	1	7
Ben Foster	38	0	0	0
Ben Wilmot	0	2	5	0
Christian Kabasele	19	2	10	0
Craig Cathcart	35	1	1	3
Daryl Janmaat	17	1	4	0
Domingos Quina	3	5	11	1
Etienne Capoue	33	0	0	1
Gerard Deulofeu	26	4	0	10
Heurelho Gomes	0	0	38	0
Isaac Success	9	21	3	1
José Holebas	27	1	3	3
Ken Sema	9	8	14	1
Kiko Femenía	22	7	2	1
Marc Navarro	1	1	5	0
Miguel Britos	2	1	9	0
Nathaniel Chalobah	3	6	11	0
Roberto Pereyra	33	0	0	6
Sebastian Prödl	0	1	3	0
Stefano Okaka	0	2	5	0
Tom Cleverley	4	9	2	1
Troy Deeney	28	4	0	9
Will Hughes	31	1	0	2

	Sub Sub
West Ham United	P	P	NP	GS
Aaron Cresswell	18	2	7	0
Adrián	0	0	38	0
Andriy Yarmolenko	5	4	0	2
Andy Carroll	3	9	4	0
Angelo Ogbonna	20	4	12	1
Arthur Masuaku	19	4	12	0
Ben Johnson	1	0	0	0
Carlos Sánchez	2	5	0	0
Chicharito	14	11	4	7
Conor Coventry	0	0	4	0
Declan Rice	34	0	2	2
Fabián Balbuena	23	0	4	1
Felipe Anderson	36	0	0	9
Grady Diangana	6	11	6	0
Issa Diop	33	0	5	1
Jack Wilshere	4	4	1	0
Joe Powell	0	0	1	0
Lucas Pérez	4	11	9	3
Lukasz Fabianski	38	0	0	0
Manuel Lanzini	8	2	0	1
Mark Noble	29	2	4	5
Marko Arnautovic	24	4	0	10
Michail Antonio	22	11	2	6
Nathan Holland	0	0	1	0
Pablo Zabaleta	23	3	7	0
Pedro Obiang	12	12	10	0
Robert Snodgrass	25	8	3	2
Ryan Fredericks	12	3	8	1
Samir Nasri	3	2	4	0
Xande Silva	0	1	4	0

	Sub Sub
Wolverhampton Wanderers	P	P	NP	GS
Adama Traoré	8	21	8	1
Bright Enobakhare	0	0	1	0
Cameron John	0	0	1	0
Conor Coady	38	0	0	0
Diogo Jota	29	4	0	9
Hélder Costa	16	9	13	1
Ivan Cavaleiro	6	17	9	3
João Moutinho	35	3	0	1
John Ruddy	1	0	36	0
Jonny	32	1	1	1
Kortney Hause	0	0	11	0
Leander Dendoncker	17	2	8	2
Léo Bonatini	0	7	12	0
Matt Doherty	35	3	0	4
Max Kilman	0	1	5	0
Morgan Gibbs-White	5	21	10	0
Raúl Jiménez	36	2	0	13
Romain Saïss	12	7	15	2
Rúben Neves	34	1	2	4
Rúben Vinagre	7	10	19	0
Rui Patrício	37	0	0	0
Ryan Bennett	34	0	2	1
Ryan John Giles	0	0	2	0
Will Norris	0	1	1	0
Willy Boly	36	0	0	4

Premier League Tables

Premier League 1992/93		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	42	24	12	6	67	31	36	84
2	Aston Villa	42	21	11	10	57	40	17	74
3	Norwich City	42	21	9	12	61	65	-4	72
4	Blackburn Rovers	42	20	11	11	68	46	22	71
5	Queens Park Rangers	42	17	12	13	63	55	8	63
6	Liverpool	42	16	11	15	62	55	7	59
7	Sheffield Wednesday	42	15	14	13	55	51	4	59
8	Tottenham Hotspur	42	16	11	15	60	66	-6	59
9	Manchester City	42	15	12	15	56	51	5	57
10	Arsenal	42	15	11	16	40	38	2	56
11	Chelsea	42	14	14	14	51	54	-3	56
12	Wimbledon	42	14	12	16	56	55	1	54
13	Everton	42	15	8	19	53	55	-2	53
14	Sheffield United	42	14	10	18	54	53	1	52
15	Coventry City	42	13	13	16	52	57	-5	52
16	Ipswich Town	42	12	16	14	50	55	-5	52
17	Leeds United	42	12	15	15	57	62	-5	51
18	Southampton	42	13	11	18	54	61	-7	50
19	Oldham Athletic	42	13	10	19	63	74	-11	49
20	Crystal Palace	42	11	16	15	48	61	-13	49
21	Middlesbrough	42	11	11	20	54	75	-21	44
22	Nottingham Forest	42	10	10	22	41	62	-21	40

Premier League 1993/94		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	42	27	11	4	80	38	42	92
2	Blackburn Rovers	42	25	9	8	63	36	27	84
3	Newcastle United	42	23	8	11	82	41	41	77
4	Arsenal	42	18	17	7	53	28	25	71
5	Leeds United	42	18	16	8	65	39	26	70
6	Wimbledon	42	18	11	13	56	53	3	65
7	Sheffield Wednesday	42	16	16	10	76	54	22	64
8	Liverpool	42	17	9	16	59	55	4	60
9	Queens Park Rangers	42	16	12	14	62	61	1	60
10	Aston Villa	42	15	12	15	46	50	-4	57
11	Coventry City	42	14	14	14	43	45	-2	56
12	Norwich City	42	12	17	13	65	61	4	53
13	West Ham United	42	13	13	16	47	58	-11	52
14	Chelsea	42	13	12	17	49	53	-4	51
15	Tottenham Hotspur	42	11	12	19	54	59	-5	45
16	Manchester City	42	9	18	15	38	49	-11	45
17	Everton	42	12	8	22	42	63	-21	44
18	Southampton	42	12	7	23	49	66	-17	43
19	Ipswich Town	42	9	16	17	35	58	-23	43
20	Sheffield United	42	8	18	16	42	60	-18	42
21	Oldham Athletic	42	9	13	20	42	68	-26	40
22	Swindon Town	42	5	15	22	47	100	-53	30

Premier League 1994/95		P	W	D	L	GF	GA	GD	PTS
1	Blackburn Rovers	42	27	8	7	80	39	41	89
2	Manchester United	42	26	10	6	77	28	49	88
3	Nottingham Forest	42	22	11	9	72	43	29	77
4	Liverpool	42	21	11	10	65	37	28	74
5	Leeds United	42	20	13	9	59	38	21	73
6	Newcastle United	42	20	12	10	67	47	20	72
7	Tottenham Hotspur	42	16	14	12	66	58	8	62
8	Queens Park Rangers	42	17	9	16	61	59	2	60
9	Wimbledon	42	15	11	16	48	65	-17	56
10	Southampton	42	12	18	12	61	63	-2	54
11	Chelsea	42	13	15	14	50	55	-5	54
12	Arsenal	42	13	12	17	52	49	3	51
13	Sheffield Wednesday	42	13	12	17	49	57	-8	51
14	West Ham United	42	13	11	18	44	48	-4	50
15	Everton	42	11	17	14	44	51	-7	50
16	Coventry City	42	12	14	16	44	62	-18	50
17	Manchester City	42	12	13	17	53	64	-11	49
18	Aston Villa	42	11	15	16	51	56	-5	48
19	Crystal Palace	42	11	12	19	34	49	-15	45
20	Norwich City	42	10	13	19	37	54	-17	43
21	Leicester City	42	6	11	25	45	80	-35	29
22	Ipswich Town	42	7	6	29	36	93	-57	27

Premier League 1995/96		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	25	7	6	73	35	38	82
2	Newcastle United	38	24	6	8	66	37	29	78
3	Liverpool	38	20	11	7	70	34	36	71
4	Aston Villa	38	18	9	11	52	35	17	63
5	Arsenal	38	17	12	9	49	32	17	63
6	Everton	38	17	10	11	64	44	20	61
7	Blackburn Rovers	38	18	7	13	61	47	14	61
8	Tottenham Hotspur	38	16	13	9	50	38	12	61
9	Nottingham Forest	38	15	13	10	50	54	-4	58
10	West Ham United	38	14	9	15	43	52	-9	51
11	Chelsea	38	12	14	12	46	44	2	50
12	Middlesbrough	38	11	10	17	35	50	-15	43
13	Leeds United	38	12	7	19	40	57	-17	43
14	Wimbledon	38	10	11	17	55	70	-15	41
15	Sheffield Wednesday	38	10	10	18	48	61	-13	40
16	Coventry City	38	8	14	16	42	60	-18	38
17	Southampton	38	9	11	18	34	52	-18	38
18	Manchester City	38	9	11	18	33	58	-25	38
19	Queens Park Rangers	38	9	6	23	38	57	-19	33
20	Bolton Wanderers	38	8	5	25	39	71	-32	29

Premier League 1996/97		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	21	12	5	76	44	32	75
2	Newcastle United	38	19	11	8	73	40	33	68
3	Arsenal	38	19	11	8	62	32	30	68
4	Liverpool	38	19	11	8	62	37	25	68
5	Aston Villa	38	17	10	11	47	34	13	61
6	Chelsea	38	16	11	11	58	55	3	59
7	Sheffield Wednesday	38	14	15	9	50	51	-1	57
8	Wimbledon	38	15	11	12	49	46	3	56
9	Leicester City	38	12	11	15	46	54	-8	47
10	Tottenham Hotspur	38	13	7	18	44	51	-7	46
11	Leeds United	38	11	13	14	28	38	-10	46
12	Derby County	38	11	13	14	45	58	-13	46
13	Blackburn Rovers	38	9	15	14	42	43	-1	42
14	West Ham United	38	10	12	16	39	48	-9	42
15	Everton	38	10	12	16	44	57	-13	42
16	Southampton	38	10	11	17	50	56	-6	41
17	Coventry City	38	9	14	15	38	54	-16	41
18	Sunderland	38	10	10	18	35	53	-18	40
19	Middlesbrough	38	10	12	16	51	60	-9	39	*
20	Nottingham Forest	38	6	16	16	31	59	-28	34

*Middlesbrough deducted 3 points

Premier League 1997/98		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	23	9	6	68	33	35	78
2	Manchester United	38	23	8	7	73	26	47	77
3	Liverpool	38	18	11	9	68	42	26	65
4	Chelsea	38	20	3	15	71	43	28	63
5	Leeds United	38	17	8	13	57	46	11	59
6	Blackburn Rovers	38	16	10	12	57	52	5	58
7	Aston Villa	38	17	6	15	49	48	1	57
8	West Ham United	38	16	8	14	56	57	-1	56
9	Derby County	38	16	7	15	52	49	3	55
10	Leicester City	38	13	14	11	51	41	10	53
11	Coventry City	38	12	16	10	46	44	2	52
12	Southampton	38	14	6	18	50	55	-5	48
13	Newcastle United	38	11	11	16	35	44	-9	44
14	Tottenham Hotspur	38	11	11	16	44	56	-12	44
15	Wimbledon	38	10	14	14	34	46	-12	44
16	Sheffield Wednesday	38	12	8	18	52	67	-15	44
17	Everton	38	9	13	16	41	56	-15	40
18	Bolton Wanderers	38	9	13	16	41	61	-20	40
19	Barnsley	38	10	5	23	37	82	-45	35
20	Crystal Palace	38	8	9	21	37	71	-34	33

Premier League 1998/99		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	22	13	3	80	37	43	79
2	Arsenal	38	22	12	4	59	17	42	78
3	Chelsea	38	20	15	3	57	30	27	75
4	Leeds United	38	18	13	7	62	34	28	67
5	West Ham United	38	16	9	13	46	53	-7	57
6	Aston Villa	38	15	10	13	51	46	5	55
7	Liverpool	38	15	9	14	68	49	19	54
8	Derby County	38	13	13	12	40	45	-5	52
9	Middlesbrough	38	12	15	11	48	54	-6	51
10	Leicester City	38	12	13	13	40	46	-6	49
11	Tottenham Hotspur	38	11	14	13	47	50	-3	47
12	Sheffield Wednesday	38	13	7	18	41	42	-1	46
13	Newcastle United	38	11	13	14	48	54	-6	46
14	Everton	38	11	10	17	42	47	-5	43
15	Coventry City	38	11	9	18	39	51	-12	42
16	Wimbledon	38	10	12	16	40	63	-23	42
17	Southampton	38	11	8	19	37	64	-27	41
18	Charlton Athletic	38	8	12	18	41	56	-15	36
19	Blackburn Rovers	38	7	14	17	38	52	-14	35
20	Nottingham Forest	38	7	9	22	35	69	-34	30

Premier League 1999/00		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	7	3	97	45	52	91
2	Arsenal	38	22	7	9	73	43	30	73
3	Leeds United	38	21	6	11	58	43	15	69
4	Liverpool	38	19	10	9	51	30	21	67
5	Chelsea	38	18	11	9	53	34	19	65
6	Aston Villa	38	15	13	10	46	35	11	58
7	Sunderland	38	16	10	12	57	56	1	58
8	Leicester City	38	16	7	15	55	55	0	55
9	West Ham United	38	15	10	13	52	53	-1	55
10	Tottenham Hotspur	38	15	8	15	57	49	8	53
11	Newcastle United	38	14	10	14	63	54	9	52
12	Middlesbrough	38	14	10	14	46	52	-6	52
13	Everton	38	12	14	12	59	49	10	50
14	Coventry City	38	12	8	18	47	54	-7	44
15	Southampton	38	12	8	18	45	62	-17	44
16	Derby County	38	9	11	18	44	57	-13	38
17	Bradford City	38	9	9	20	38	68	-30	36
18	Wimbledon	38	7	12	19	46	74	-28	33
19	Sheffield Wednesday	38	8	7	23	38	70	-32	31
20	Watford	38	6	6	26	35	77	-42	24

Premier League 2000/01		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	24	8	6	79	31	48	80
2	Arsenal	38	20	10	8	63	38	25	70
3	Liverpool	38	20	9	9	71	39	32	69
4	Leeds United	38	20	8	10	64	43	21	68
5	Ipswich Town	38	20	6	12	57	42	15	66
6	Chelsea	38	17	10	11	68	45	23	61
7	Sunderland	38	15	12	11	46	41	5	57
8	Aston Villa	38	13	15	10	46	43	3	54
9	Charlton Athletic	38	14	10	14	50	57	-7	52
10	Southampton	38	14	10	14	40	48	-8	52
11	Newcastle United	38	14	9	15	44	50	-6	51
12	Tottenham Hotspur	38	13	10	15	47	54	-7	49
13	Leicester City	38	14	6	18	39	51	-12	48
14	Middlesbrough	38	9	15	14	44	44	0	42
15	West Ham United	38	10	12	16	45	50	-5	42
16	Everton	38	11	9	18	45	59	-14	42
17	Derby County	38	10	12	16	37	59	-22	42
18	Manchester City	38	8	10	20	41	65	-24	34
19	Coventry City	38	8	10	20	36	63	-27	34
20	Bradford City	38	5	11	22	30	70	-40	26

Premier League 2001/02		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	26	9	3	79	36	43	87
2	Liverpool	38	24	8	6	67	30	37	80
3	Manchester United	38	24	5	9	87	45	42	77
4	Newcastle United	38	21	8	9	74	52	22	71
5	Leeds United	38	18	12	8	53	37	16	66
6	Chelsea	38	17	13	8	66	38	28	64
7	West Ham United	38	15	8	15	48	57	-9	53
8	Aston Villa	38	12	14	12	46	47	-1	50
9	Tottenham Hotspur	38	14	8	16	49	53	-4	50
10	Blackburn Rovers	38	12	10	16	55	51	4	46
11	Southampton	38	12	9	17	46	54	-8	45
12	Middlesbrough	38	12	9	17	35	47	-12	45
13	Fulham	38	10	14	14	36	44	-8	44
14	Charlton Athletic	38	10	14	14	38	49	-11	44
15	Everton	38	11	10	17	45	57	-12	43
16	Bolton Wanderers	38	9	13	16	44	62	-18	40
17	Sunderland	38	10	10	18	29	51	-22	40
18	Ipswich Town	38	9	9	20	41	64	-23	36
19	Derby County	38	8	6	24	33	63	-30	30
20	Leicester City	38	5	13	20	30	64	-34	28

Premier League 2002/03		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	25	8	5	74	34	40	83
2	Arsenal	38	23	9	6	85	42	43	78
3	Newcastle United	38	21	6	11	63	48	15	69
4	Chelsea	38	19	10	9	68	38	30	67
5	Liverpool	38	18	10	10	61	41	20	64
6	Blackburn Rovers	38	16	12	10	52	43	9	60
7	Everton	38	17	8	13	48	49	-1	59
8	Southampton	38	13	13	12	43	46	-3	52
9	Manchester City	38	15	6	17	47	54	-7	51
10	Tottenham Hotspur	38	14	8	16	51	62	-11	50
11	Middlesbrough	38	13	10	15	48	44	4	49
12	Charlton Athletic	38	14	7	17	45	56	-11	49
13	Birmingham City	38	13	9	16	41	49	-8	48
14	Fulham	38	13	9	16	41	50	-9	48
15	Leeds United	38	14	5	19	58	57	1	47
16	Aston Villa	38	12	9	17	42	47	-5	45
17	Bolton Wanderers	38	10	14	14	41	51	-10	44
18	West Ham United	38	10	12	16	42	59	-17	42
19	West Bromwich Albion	38	6	8	24	29	65	-36	26
20	Sunderland	38	4	7	27	21	65	-44	19

Premier League 2003/04		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	26	12	0	73	26	47	90
2	Chelsea	38	24	7	7	67	30	37	79
3	Manchester United	38	23	6	9	64	35	29	75
4	Liverpool	38	16	12	10	55	37	18	60
5	Newcastle United	38	13	17	8	52	40	12	56
6	Aston Villa	38	15	11	12	48	44	4	56
7	Charlton Athletic	38	14	11	13	51	51	0	53
8	Bolton Wanderers	38	14	11	13	48	56	-8	53
9	Fulham	38	14	10	14	52	46	6	52
10	Birmingham City	38	12	14	12	43	48	-5	50
11	Middlesbrough	38	13	9	16	44	52	-8	48
12	Southampton	38	12	11	15	44	45	-1	47
13	Portsmouth	38	12	9	17	47	54	-7	45
14	Tottenham Hotspur	38	13	6	19	47	57	-10	45
15	Blackburn Rovers	38	12	8	18	51	59	-8	44
16	Manchester City	38	9	14	15	55	54	1	41
17	Everton	38	9	12	17	45	57	-12	39
18	Leicester City	38	6	15	17	48	65	-17	33
19	Leeds United	38	8	9	21	40	79	-39	33
20	Wolverhampton Wanderers	38	7	12	19	38	77	-39	33

Premier League 2004/05		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	29	8	1	72	15	57	95
2	Arsenal	38	25	8	5	87	36	51	83
3	Manchester United	38	22	11	5	58	26	32	77
4	Everton	38	18	7	13	45	46	-1	61
5	Liverpool	38	17	7	14	52	41	11	58
6	Bolton Wanderers	38	16	10	12	49	44	5	58
7	Middlesbrough	38	14	13	11	53	46	7	55
8	Manchester City	38	13	13	12	47	39	8	52
9	Tottenham Hotspur	38	14	10	14	47	41	6	52
10	Aston Villa	38	12	11	15	45	52	-7	47
11	Charlton Athletic	38	12	10	16	42	58	-16	46
12	Birmingham City	38	11	12	15	40	46	-6	45
13	Fulham	38	12	8	18	52	60	-8	44
14	Newcastle United	38	10	14	14	47	57	-10	44
15	Blackburn Rovers	38	9	15	14	32	43	-11	42
16	Portsmouth	38	10	9	19	43	59	-16	39
17	West Bromwich Albion	38	6	16	16	36	61	-25	34
18	Crystal Palace	38	7	12	19	41	62	-21	33
19	Norwich City	38	7	12	19	42	77	-35	33
20	Southampton	38	6	14	18	45	66	-21	32

Premier League 2005/06		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	29	4	5	72	22	50	91
2	Manchester United	38	25	8	5	72	34	38	83
3	Liverpool	38	25	7	6	57	25	32	82
4	Arsenal	38	20	7	11	68	31	37	67
5	Tottenham Hotspur	38	18	11	9	53	38	15	65
6	Blackburn Rovers	38	19	6	13	51	42	9	63
7	Newcastle United	38	17	7	14	47	42	5	58
8	Bolton Wanderers	38	15	11	12	49	41	8	56
9	West Ham United	38	16	7	15	52	55	-3	55
10	Wigan Athletic	38	15	6	17	45	52	-7	51
11	Everton	38	14	8	16	34	49	-15	50
12	Fulham	38	14	6	18	48	58	-10	48
13	Charlton Athletic	38	13	8	17	41	55	-14	47
14	Middlesbrough	38	12	9	17	48	58	-10	45
15	Manchester City	38	13	4	21	43	48	-5	43
16	Aston Villa	38	10	12	16	42	55	-13	42
17	Portsmouth	38	10	8	20	37	62	-25	38
18	Birmingham City	38	8	10	20	28	50	-22	34
19	West Bromwich Albion	38	7	9	22	31	58	-27	30
20	Sunderland	38	3	6	29	26	69	-43	15

Premier League 2006/07		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	5	5	83	27	56	89
2	Chelsea	38	24	11	3	64	24	40	83
3	Liverpool	38	20	8	10	57	27	30	68
4	Arsenal	38	19	11	8	63	35	28	68
5	Tottenham Hotspur	38	17	9	12	57	54	3	60
6	Everton	38	15	13	10	52	36	16	58
7	Bolton Wanderers	38	16	8	14	47	52	-5	56
8	Reading	38	16	7	15	52	47	5	55
9	Portsmouth	38	14	12	12	45	42	3	54
10	Blackburn Rovers	38	15	7	16	52	54	-2	52
11	Aston Villa	38	11	17	10	43	41	2	50
12	Middlesbrough	38	12	10	16	44	49	-5	46
13	Newcastle United	38	11	10	17	38	47	-9	43
14	Manchester City	38	11	9	18	29	44	-15	42
15	West Ham United	38	12	5	21	35	59	-24	41
16	Fulham	38	8	15	15	38	60	-22	39
17	Wigan Athletic	38	10	8	20	37	59	-22	38
18	Sheffield United	38	10	8	20	32	55	-23	38
19	Charlton Athletic	38	8	10	20	34	60	-26	34
20	Watford	38	5	13	20	29	59	-30	28

Premier League 2007/08		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	27	6	5	80	22	58	87
2	Chelsea	38	25	10	3	65	26	39	85
3	Arsenal	38	24	11	3	74	31	43	83
4	Liverpool	38	21	13	4	67	28	39	76
5	Everton	38	19	8	11	55	33	22	65
6	Aston Villa	38	16	12	10	71	51	20	60
7	Blackburn Rovers	38	15	13	10	50	48	2	58
8	Portsmouth	38	16	9	13	48	40	8	57
9	Manchester City	38	15	10	13	45	53	-8	55
10	West Ham United	38	13	10	15	42	50	-8	49
11	Tottenham Hotspur	38	11	13	14	66	61	5	46
12	Newcastle United	38	11	10	17	45	65	-20	43
13	Middlesbrough	38	10	12	16	43	53	-10	42
14	Wigan Athletic	38	10	10	18	34	51	-17	40
15	Sunderland	38	11	6	21	36	59	-23	39
16	Bolton Wanderers	38	9	10	19	36	54	-18	37
17	Fulham	38	8	12	18	38	60	-22	36
18	Reading	38	10	6	22	41	66	-25	36
19	Birmingham City	38	8	11	19	46	62	-16	35
20	Derby County	38	1	8	29	20	89	-69	11

Premier League 2008/09		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	6	4	68	24	44	90
2	Liverpool	38	25	11	2	77	27	50	86
3	Chelsea	38	25	8	5	68	24	44	83
4	Arsenal	38	20	12	6	68	37	31	72
5	Everton	38	17	12	9	55	37	18	63
6	Aston Villa	38	17	11	10	54	48	6	62
7	Fulham	38	14	11	13	39	34	5	53
8	Tottenham Hotspur	38	14	9	15	45	45	0	51
9	West Ham United	38	14	9	15	42	45	-3	51
10	Manchester City	38	15	5	18	58	50	8	50
11	Wigan Athletic	38	12	9	17	34	45	-11	45
12	Stoke City	38	12	9	17	38	55	-17	45
13	Bolton Wanderers	38	11	8	19	41	53	-12	41
14	Portsmouth	38	10	11	17	38	57	-19	41
15	Blackburn Rovers	38	10	11	17	40	60	-20	41
16	Sunderland	38	9	9	20	34	54	-20	36
17	Hull City	38	8	11	19	39	64	-25	35
18	Newcastle United	38	7	13	18	40	59	-19	34
19	Middlesbrough	38	7	11	20	28	57	-29	32
20	West Bromwich Albion	38	8	8	22	36	67	-31	32

Premier League 2009/10		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	27	5	6	103	32	71	86
2	Manchester United	38	27	4	7	86	28	58	85
3	Arsenal	38	23	6	9	83	41	42	75
4	Tottenham Hotspur	38	21	7	10	67	41	26	70
5	Manchester City	38	18	13	7	73	45	28	67
6	Aston Villa	38	17	13	8	52	39	13	64
7	Liverpool	38	18	9	11	61	35	26	63
8	Everton	38	16	13	9	60	49	11	61
9	Birmingham City	38	13	11	14	38	47	-9	50
10	Blackburn Rovers	38	13	11	14	41	55	-14	50
11	Stoke City	38	11	14	13	34	48	-14	47
12	Fulham	38	12	10	16	39	46	-7	46
13	Sunderland	38	11	11	16	48	56	-8	44
14	Bolton Wanderers	38	10	9	19	42	67	-25	39
15	Wolverhampton Wanderers	38	9	11	18	32	56	-24	38
16	Wigan Athletic	38	9	9	20	37	79	-42	36
17	West Ham United	38	8	11	19	47	66	-19	35
18	Burnley	38	8	6	24	42	82	-40	30
19	Hull City	38	6	12	20	34	75	-41	30
20	Portsmouth	38	7	7	24	34	66	-32	19	*

* Portsmouth deducted 9 points

Premier League 2010/11		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	23	11	4	78	37	41	80
2	Chelsea	38	21	8	9	69	33	36	71
3	Manchester City	38	21	8	9	60	33	27	71
4	Arsenal	38	19	11	8	72	43	29	68
5	Tottenham Hotspur	38	16	14	8	55	46	9	62
6	Liverpool	38	17	7	14	59	44	15	58
7	Everton	38	13	15	10	51	45	6	54
8	Fulham	38	11	16	11	49	43	6	49
9	Aston Villa	38	12	12	14	48	59	-11	48
10	Sunderland	38	12	11	15	45	56	-11	47
11	West Bromwich Albion	38	12	11	15	56	71	-15	47
12	Newcastle United	38	11	13	14	56	57	-1	46
13	Stoke City	38	13	7	18	46	48	-2	46
14	Bolton Wanderers	38	12	10	16	52	56	-4	46
15	Blackburn Rovers	38	11	10	17	46	59	-13	43
16	Wigan Athletic	38	9	15	14	40	61	-21	42
17	Wolverhampton Wanderers	38	11	7	20	46	66	-20	40
18	Birmingham City	38	8	15	15	37	58	-21	39
19	Blackpool	38	10	9	19	55	78	-23	39
20	West Ham United	38	7	12	19	43	70	-27	33

Premier League 2011/12		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	28	5	5	93	29	64	89
2	Manchester United	38	28	5	5	89	33	56	89
3	Arsenal	38	21	7	10	74	49	25	70
4	Tottenham Hotspur	38	20	9	9	66	41	25	69
5	Newcastle United	38	19	8	11	56	51	5	65
6	Chelsea	38	18	10	10	65	46	19	64
7	Everton	38	15	11	12	50	40	10	56
8	Liverpool	38	14	10	14	47	40	7	52
9	Fulham	38	14	10	14	48	51	-3	52
10	West Bromwich Albion	38	13	8	17	45	52	-7	47
11	Swansea City	38	12	11	15	44	51	-7	47
12	Norwich City	38	12	11	15	52	66	-14	47
13	Sunderland	38	11	12	15	45	46	-1	45
14	Stoke City	38	11	12	15	36	53	-17	45
15	Wigan Athletic	38	11	10	17	42	62	-20	43
16	Aston Villa	38	7	17	14	37	53	-16	38
17	Queens Park Rangers	38	10	7	21	43	66	-23	37
18	Bolton Wanderers	38	10	6	22	46	77	-31	36
19	Blackburn Rovers	38	8	7	23	48	78	-30	31
20	Wolverhampton Wanderers	38	5	10	23	40	82	-42	25

Premier League 2012/13		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	5	5	86	43	43	89
2	Manchester City	38	23	9	6	66	34	32	78
3	Chelsea	38	22	9	7	75	39	36	75
4	Arsenal	38	21	10	7	72	37	35	73
5	Tottenham Hotspur	38	21	9	8	66	46	20	72
6	Everton	38	16	15	7	55	40	15	63
7	Liverpool	38	16	13	9	71	43	28	61
8	West Bromwich Albion	38	14	7	17	53	57	-4	49
9	Swansea City	38	11	13	14	47	51	-4	46
10	West Ham United	38	12	10	16	45	53	-8	46
11	Norwich City	38	10	14	14	41	58	-17	44
12	Fulham	38	11	10	17	50	60	-10	43
13	Stoke City	38	9	15	14	34	45	-11	42
14	Southampton	38	9	14	15	49	60	-11	41
15	Aston Villa	38	10	11	17	47	69	-22	41
16	Newcastle United	38	11	8	19	45	68	-23	41
17	Sunderland	38	9	12	17	41	54	-13	39
18	Wigan Athletic	38	9	9	20	47	73	-26	36
19	Reading	38	6	10	22	43	73	-30	28
20	Queens Park Rangers	38	4	13	21	30	60	-30	25

Premier League 2013/14		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	27	5	6	102	37	65	86
2	Liverpool	38	26	6	6	101	50	51	84
3	Chelsea	38	25	7	6	71	27	44	82
4	Arsenal	38	24	7	7	68	41	27	79
5	Everton	38	21	9	8	61	39	22	72
6	Tottenham Hotspur	38	21	6	11	55	51	4	69
7	Manchester United	38	19	7	12	64	43	21	64
8	Southampton	38	15	11	12	54	46	8	56
9	Stoke City	38	13	11	14	45	52	-7	50
10	Newcastle United	38	15	4	19	43	59	-16	49
11	Crystal Palace	38	13	6	19	33	48	-15	45
12	Swansea City	38	11	9	18	54	54	0	42
13	West Ham United	38	11	7	20	40	51	-11	40
14	Sunderland	38	10	8	20	41	60	-19	38
15	Aston Villa	38	10	8	20	39	61	-22	38
16	Hull City	38	10	7	21	38	53	-15	37
17	West Bromwich Albion	38	7	15	16	43	59	-16	36
18	Norwich City	38	8	9	21	28	62	-34	33
19	Fulham	38	9	5	24	40	85	-45	32
20	Cardiff City	38	7	9	22	32	74	-42	30

Premier League 2014/15		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	26	9	3	73	32	41	87
2	Manchester City	38	24	7	7	83	38	45	79
3	Arsenal	38	22	9	7	71	36	35	75
4	Manchester United	38	20	10	8	62	37	25	70
5	Tottenham Hotspur	38	19	7	12	58	53	5	64
6	Liverpool	38	18	8	12	52	48	4	62
7	Southampton	38	18	6	14	54	33	21	60
8	Swansea City	38	16	8	14	46	49	-3	56
9	Stoke City	38	15	9	14	48	45	3	54
10	Crystal Palace	38	13	9	16	47	51	-4	48
11	Everton	38	12	11	15	48	50	-2	47
12	West Ham United	38	12	11	15	44	47	-3	47
13	West Bromwich Albion	38	11	11	16	38	51	-13	44
14	Leicester City	38	11	8	19	46	55	-9	41
15	Newcastle United	38	10	9	19	40	63	-23	39
16	Sunderland	38	7	17	14	31	53	-22	38
17	Aston Villa	38	10	8	20	31	57	-26	38
18	Hull City	38	8	11	19	33	51	-18	35
19	Burnley	38	7	12	19	28	53	-25	33
20	Queens Park Rangers	38	8	6	24	42	73	-31	30

Premier League 2015/16		P	W	D	L	GF	GA	GD	PTS
1	Leicester City	38	23	12	3	68	36	32	81
2	Arsenal	38	20	11	7	65	36	29	71
3	Tottenham Hotspur	38	19	13	6	69	35	34	70
4	Manchester City	38	19	9	10	71	41	30	66
5	Manchester United	38	19	9	10	49	35	14	66
6	Southampton	38	18	9	11	59	41	18	63
7	West Ham United	38	16	14	8	65	51	14	62
8	Liverpool	38	16	12	10	63	50	13	60
9	Stoke City	38	14	9	15	41	55	-14	51
10	Chelsea	38	12	14	12	59	53	6	50
11	Everton	38	11	14	13	59	55	4	47
12	Swansea City	38	12	11	15	42	52	-10	47
13	Watford	38	12	9	17	40	50	-10	45
14	West Bromwich Albion	38	10	13	15	34	48	-14	43
15	Crystal Palace	38	11	9	18	39	51	-12	42
16	AFC Bournemouth	38	11	9	18	45	67	-22	42
17	Sunderland	38	9	12	17	48	62	-14	39
18	Newcastle United	38	9	10	19	44	65	-21	37
19	Norwich City	38	9	7	22	39	67	-28	34
20	Aston Villa	38	3	8	27	27	76	-49	17

Premier League 2016/17		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	30	3	5	85	33	52	93
2	Tottenham Hotspur	38	26	8	4	86	26	60	86
3	Manchester City	38	23	9	6	80	39	41	78
4	Liverpool	38	22	10	6	78	42	36	76
5	Arsenal	38	23	6	9	77	44	33	75
6	Manchester United	38	18	15	5	54	29	25	69
7	Everton	38	17	10	11	62	44	18	61
8	Southampton	38	12	10	16	41	48	-7	46
9	AFC Bournemouth	38	12	10	16	55	67	-12	46
10	West Bromwich Albion	38	12	9	17	43	51	-8	45
11	West Ham United	38	12	9	17	47	64	-17	45
12	Leicester City	38	12	8	18	48	63	-15	44
13	Stoke City	38	11	11	16	41	56	-15	44
14	Crystal Palace	38	12	5	21	50	63	-13	41
15	Swansea City	38	12	5	21	45	70	-25	41
16	Burnley	38	11	7	20	39	55	-16	40
17	Watford	38	11	7	20	40	68	-28	40
18	Hull City	38	9	7	22	37	80	-43	34
19	Middlesbrough	38	5	13	20	27	53	-26	28
20	Sunderland	38	6	6	26	29	69	-40	24

Premier League 2017/18		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	32	4	2	106	27	79	100
2	Manchester United	38	25	6	7	68	28	40	81
3	Tottenham Hotspur	38	23	8	7	74	36	38	77
4	Liverpool	38	21	12	5	84	38	46	75
5	Chelsea	38	21	7	10	62	38	24	70
6	Arsenal	38	19	6	13	74	51	23	63
7	Burnley	38	14	12	12	36	39	-3	54
8	Everton	38	13	10	15	44	58	-14	49
9	Leicester City	38	12	11	15	56	60	-4	47
10	Newcastle United	38	12	8	18	39	47	-8	44
11	Crystal Palace	38	11	11	16	45	55	-10	44
12	AFC Bournemouth	38	11	11	16	45	61	-16	44
13	West Ham United	38	10	12	16	48	68	-20	42
14	Watford	38	11	8	19	44	64	-20	41
15	Brighton & Hove Albion	38	9	13	16	34	54	-20	40
16	Huddersfield Town	38	9	10	19	28	58	-30	37
17	Southampton	38	7	15	16	37	56	-19	36
18	Swansea City	38	8	9	21	28	56	-28	33
19	Stoke City	38	7	12	19	35	68	-33	33
20	West Bromwich Albion	38	6	13	19	31	56	-25	31

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